Exhibit 15.1

Excerpt containing the pages and sections of the 2017 registration document that are incorporated by reference into the 2017 annual report on form 20-F(1)

(1)  The following document contains certain pages and sections of the 2017 Registration Document which are being incorporated by reference into the 2017 Annual Report on Form 20-F of Orange. Where information within a subsection has been deleted, such deletion is indicated with a notation that such information has been redacted.

This chapter contains forward-looking statements about Orange, particularly in Sections 1.2 Market and strategy and 1.3 Operating activities. These forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from the results anticipated in the forward-looking statements. The most significant risks are detailed in Section 2.1 Risk factors. Please also consult the information under the heading Forward-looking statements at the start of this document.

1.1  Overview

Orange is one of the world’s leading telecommunications operators with revenues of 41 billion euros and 152,000 employees worldwide (including 93,000 in France) at December 31, 2017. With operations in 28 countries around the world, including 8 countries in Europe and 20 countries in Africa and the Middle East, the Group served 273 million customers at December 31, 2017, of which 211 million mobile customers and 20 million fixed broadband customers. Orange is also a leading provider of telecommunication services to multinational companies, under the brand Orange Business Services. In March 2015, the Group presented its new strategic plan, Essentials2020, which focuses on its customers’ expectations to ensure that they experience the best of the digital world and the power of its very high-speed broadband networks.

Orange SA is the parent company of the Orange group and also carries the bulk of the Group’s activities in France. Orange has been listed since 1997 on Euronext Paris (symbol: ORA) and on the New York Stock Exchange (symbol: ORAN).

1.1.1    History

Orange, formerly France Télécom, is France’s incumbent telecommunications operator. The Group has its origins in the Ministry for Mail, Telegraphs and Telephone, later to become the General Directorate of Telecommunications, which in 1990 was accorded the status of independent public entity and, on January 1, 1991, renamed France Télécom. On December 31, 1996, France Télécom became a société anonyme (limited company). In October 1997, France Télécom shares were listed on the Paris and New York stock exchanges, allowing the French government the disposal of 25% of its shares to the public and Group employees. Subsequently, the public sector gradually reduced its holding to 53%. The law of December 31, 2003 authorized the transfer of the Company to the private sector and between 2004 and 2008 the public sector sold a further 26% of the capital, and then again 4% in 2014 and 2015. At December 31, 2017, the French State retained 22.95% of the share capital, held either directly or jointly with Bpifrance Participations.

France Télécom’s area of activity and its regulatory and competitive environment have undergone significant changes since the 1990s. In a context of increased deregulation and competition, between 1999 and 2002, the Group pursued a strategy of developing new services and accelerated its international growth with a number of strategic investments. These included, in particular, acquiring the mobile operator Orange Plc and the Orange brand, which had been created in 1994, and taking a controlling stake in Poland’s incumbent operator, Telekomunikacja Polska.

In 2002, France Télécom started a large-scale refinancing plan for its debt to reinforce its balance sheet, as well as an operational improvements program, the success of which has allowed the Group to develop a global integrated-operator strategy by anticipating changes in the telecommunications industry.

Since 2005, the Group has expanded strategically in Spain by acquiring the mobile operator Amena, then in 2015 the fixed-line operator Jazztel. Accounting for 13% of consolidated revenues in 2017, Spain is the Group’s second largest country.

In parallel, the Group streamlined its asset portfolio by selling off non-strategic subsidiaries and holdings.

Over the last ten years, the Group has pursued a policy of selective, value-creating acquisitions by concentrating on the markets in which it is already present.

Mainly targeting the emerging markets of Africa and the Middle East where the Group is historically present (in particular Cameroon, Côte d’Ivoire, Guinea, Jordan, Mali and Senegal), this strategy was implemented through the acquisition of Mobinil in Egypt (2010) and of Méditel in Morocco (2015) and more recently by the acquisition of a number of African operators (in Liberia, Burkina Faso, Sierra Leone and the Democratic Republic of the Congo) (2016).

It also resulted in the joint venture with Deutsche Telekom that combined UK activities under the EE brand (2010) followed by the disposal of EE in 2016, as well as the disposal of Orange Suisse (2012), Orange Dominicana (2014), Orange Armenia (2015) and Telkom Kenya (2016).

As part of its strategy, the Group is also developing its mobile financial services activities, in particular payment services, and in 2016 took over the Groupama Banque, now Orange Bank, which launched its new banking offer in November 2017.

In 2006, Orange became the Group’s main brand for Internet, television and mobile telephony services in the majority of countries where it operated, most importantly France and Spain. In 2013, the Company adopted the Orange name, offering the full range of its telephony services in France under the Orange brand. This policy continued with the adoption of the Orange brand by Telekomunikacja Polska in 2013, by Mobinil in Egypt, Mobistar in Belgium and Méditel in Morocco in 2016, and by several of the Group’s subsidiaries in Africa in 2017. Enterprise services in the world are offered under the brand Orange Business Services.

For more information on Orange’s strategy, see Section 1.2.2 The Group strategy.

4[Back to contents]

1.1.2    Group footprint and key figures

5[Back to contents]

The list of the main consolidated entities of the Orange group at December 31, 2017 is provided in Note 18 to the consolidated financial statements (Section 3.3).

Revenues (in euros)                                                              Mobile customers                                     Broadband Internet Customers

1.2  Market and strategy

1.2.1    The world Information and Communication Technologies market

The Telecom services industry is part of the broader Information and Communication Technologies (ICT) market, which includes network equipment, IT services and software, Telecom services, TV and video services, Internet services, and devices. The ICT market is an essential component of economic growth, and represents an important source of value creation through the distribution of new services and new uses.

In 2017, the ICT industry witnessed a global growth rate of +3.8%. ICT revenues reached 4,422 billion euros. This growth was driven by the dynamism of Internet services (+15.3%) and, to a lesser extent, by IT services (+4.5%). In 2017, Telecom services revenue at 1,223 billion euros witnessed moderate growth of +1.6% (source IDATE Digiworld Yearbook 2017).

Market growth by region

In 2017, North America remains the top region of the world in the ICT market with 35% of the global market while the Asia-Pacific region ranks first in Telecom Services with 33% of the global market. Europe remains the least dynamic region in terms of growth and accounts for 25% of the ICT market (22% of the Telecom services market).

The Africa & Middle East region continues to offer the best growth prospects for the ICT market. The potential of this region in which the Orange group is very present remains strong, both in terms of equipment and access infrastructure. Emerging countries as a whole contributed about 40% of the growth by value of the ICT market (source: Idate - Digiworld yearbook 2017).

All regions worldwide were supported by the dynamism of Internet and IT services. In Africa and the Middle East, the growth in Telecom services is mainly driven by the sales of handsets, since Internet services are still relatively less developed.

2016/2017 Growth rate by region

Source: IMF (GDP) and Idate - Digiworld yearbook 2017 (ICT and Telecom services).

Geographical breakdown of global revenues in 2017

ICT Services

Telecom Services

Source: Idate - Digiworld yearbook 2017.

Key trends and changes

The slowdown in the growth of telecommunications services, with three consecutive years at around 1.5% is due to the slowdown in the mobile phone market. The development of very high-speed fixed broadband and mobile and the high penetration of smartphones worldwide, lead to a growing demand for bandwidth. Data traffic should therefore double between 2016 and 2019.

Convergence of services and market consolidation

Convergence, which provides a competitive advantage to operators with both fixed and mobile network infrastructures, continues to grow, particularly in Europe. It led to the development of so-called “quadruplay” offers (voice, Internet, television, mobile), as well as the growing use of WiFi in mobile networks.

In Europe, the consolidation trend, which in 2014-2015 gave rise to mergers between telecoms operators, and addressed the needs for convergence or for the reduction of the number of mobile operators, slowed down. At the end of 2016, Vodafone (Mobile) and Liberty Global (Ziggo’s broadband network) set up a joint-venture in the Netherlands, called VodafoneZiggo, giving birth to a convergent operator in the Dutch market, and Liberty Global announced the sale of UPC Austria to Deutsche Telekom with the same objective.

Following Italy, where it positioned itself in mobile services in 2016 via an agreement signed with Hutchison, in 2017 Iliad acquired the incumbent operator Eir in Ireland. This deal is still subject to approval by the competition authorities.

7[Back to contents]

The convergence of telecommunications and content operators is a feature specific to the North American and UK markets. In the USA, AT&T is still planning to acquire the media group Time Warner, which owns the television chains HBO and CNN, but this transaction is subject to approval by the competition authorities.

Network development and growth in telecommunication uses worldwide

In Africa & the Middle East, Internet access networks are developing mainly via the deployment of mobile networks, whereas in Europe investments in networks are concentrated in very high-speed broadband access, with the development of fixed-line fiber offers and the improvement of 4G mobile networks performance. In parallel, operators are developing their networks to make them more agile and simpler to manage (with “virtualization”) and more open (with API). Usage is exploding under the combined effect of the deployment of new networks, the increase in capacity of existing networks and the growth in the penetration rate of increasingly sophisticated mobile handsets (smartphones). The explosion in usage is mainly driven by video accessible via a multitude of screens (computers, smartphones, tablets, readers, connected TVs, connected watches). Furthermore, the development of long-distance radio network technologies (LPWA) will allow an increase in the number of connected objects.

Consumer and company expectations

Digital technologies continue to permeate all areas of daily life: family, home, well-being, entertainment, work, and money. An increasing number of industries are being affected by connected objects: domotics,the automotive sector, health, energy, well-being, and are likely to be integrated in all industries and services over time.

The big Internet players generate revenue through the monetization of data, collected and analyzed thanks to Big Data techniques. In this context, consumers have strong expectations on the quality and reliability of the communication networks, but also on the protection of their personal data and on having a relationship of trust with their operator. In order to ensure the protection of the citizen’s right to privacy, the European Union adopted the General Data Protection Regulation (GDPR), a new legal framework for protecting personal data in Europe, which will be directly applicable in Member States in May 2018 (see section 1.6 Regulation of telecom activities).

Digitization (IoT, Big Data) allows companies to improve their performance by knowing their customers better and by improving the management of their internal processes. Furthermore, in the face of the increased threats of cyber-attacks, cyber-security needs are increasing. Businesses therefore need to be assisted in this double aspect of their transformation process.

The growth of Artificial Intelligence (AI)

Big Data, advances in algorithms and access to processing power at very low cost, in addition to investments by American and Asian IT giants, have accelerated the performance of artificial intelligence. Major global players such as Amazon and Google are positioning themselves to capture the personal assistant voice market. However, AI raises concerns (privacy, replacement of jobs by machines, malicious use) which may slow down its adoption, and still presents weaknesses that need to be overcome, such as that of the learning bias.

The emergence of AI should substantially change consumer services as well as processes in companies. AI opens up opportunities to create new value-added services such as the development of chatbot solutions (software robot that speaks to a user) in customer relationships. It can substantially improve operational efficiency in almost all major business lines: IT, customer relationships, marketing, support functions, etc.

1.2.2    The Orange group strategy

Launched in 2015, the new strategic plan, Essentials2020, focuses on Orange’s ambition for 2020 to “provide its customers with an incomparable service experience” by being ever-present to “connect every individual to what is essential to them”. This involves providing exemplary basic services, quality and reliable access, customer connections at any time and from anywhere, as well as even more personalized options for services and offers.

Midway through the Essentials2020 plan, Orange’s implementation of its strategy has allowed it to reconnect with growth, revenues and EBITDA.

Orange serves every kind of customer: those who focus above all else on price and those who have a particularly high-level of service expectation, whether private individuals, very small companies or multinationals. The Group can rely on a series of key strengths for the mission that it has set out. With its brand and its 152,000 employees at end-2017, it is present in Europe, Africa and the Middle East on the residential market, and everywhere in the world on the Enterprise market.

Orange’s ambition breaks down into five main drivers:

1.  offering richer connectivity;

2.  reinventing the customer relationship;

3.  building a people-oriented and digital employer model;

4.  accompanying the transformation of business customers;

5.  diversifying by capitalizing on its assets.

Moreover, the strategic plan will be achieved within the framework of a company that is efficient, responsible and digitally proficient.

8[Back to contents]

1. Offering enriched connectivity

The multiplication of screens, the generalization of video on the Internet and customers’ growing need for online services and content has led to an explosion in usage and in mobile data traffic. Moreover, the digital revolution has created new customer expectations and has changed their behavior, making connectivity even more important. Offering an efficient network to all customers is no longer enough; services must now be tailored to each individual consumer and to each moment.

Orange would like to offer richer connectivity to all its customers, whether retail or business. In order to realize this ambition, the Group will make a series of targeted investments in its networks between 2015 and 2018, of approximately 17 billion euros. Clear priority is given to investments in very high-speed broadband, in order to respond to the explosion in traffic and meet customer expectations. These will allow Orange to develop broadband services, whether fixed or mobile, as well as convergence packages in Europe.

Investments will be made in particular in the following areas:

Development of very high-speed fixed broadband and of convergence

Fiber To The Home (FFTH) is a source of value creation for Orange, through the recovery of market share, customer loyalty and the improvement of the average revenue per user (ARPU).

At end-2017, Orange is the leader in Europe in terms of the number of households that can connect to FTTH.

In France, Orange plans to invest 3 billion euros for the rollout of FTTH over the 2015-2018 period. At end-2017, 9.1 million households were connected by Orange to the FTTH network. Orange provided over 70% of fiber optic deployments at end-November 2017 (Source: Arcep). With the acceleration of deployment, the Group can set a target of 20 million households connectable to the FTTH network in high-density areas (HDA) and medium-density areas (MDA) as from 2021 instead of 2022. In Public Initiative Network (PIN) areas, Orange covers a total of 23 counties (départements) and now aims to deploy about 30%, by 2022, of infrastructures already allocated or in the process of being allocated.

In Spain, Orange’s FTTH network reached 12 million connectable households at end-2017 and has set itself the target of reaching 16 million connectable households by end-2020, instead of the 14 million initially targeted in 2018.

Across Europe, the deployment of very high-speed fixed broadband networks provides a competitive advantage over the fixed-mobile convergence where the Group is the leader with 10.3 million customers at end-2017, including 6 million in France, 3.1 million in Spain and 1 million in Poland. Its “Love” convergent offers have been launched everywhere in Europe. Convergence also allows better service to be provided to business customers.

Rollout of very high-speed broadband mobile networks (4G and 4G+)

The Group aims to develop very high-speed mobile broadband in all of the geographic areas where it operates. Orange is the leader in terms of the number of 4G customers in seven of its eight European countries, and in network service quality in six of them. In Africa and the Middle East, 4G has been deployed in 13 of the 20 countries of the region (for more information, see Section 1.3.3 Africa & Middle East) and Orange continues to invest heavily in the geographical coverage of this region.

Continuation of network modernization

In anticipation of the future needs of its customers, the Group is upgrading its networks to make them more agile and automatically adaptable. Orange is thus continuing to drive the transition of its networks towards all-IP, the Cloud and the virtualization of networking functions, with the goal of being able to make them programmable in real time and dynamically, based on the evolution of traffic and needs. The Group is also preparing for the introduction of 5G, adapted to the new uses of mobile Internet and the Internet of Things. These changes will also allow the Group to reduce the cost structure of its networks, as well as their CO2 emissions.

In 2017, Orange also started using its expertise in Artificial Intelligence to improve the operational efficiency of its networks and of its Information System.

In Africa and the Middle East, in addition to its strong presence in the deployment of submarine cables, Orange is the No. 1 telecommunications operator in kilometers of terrestrial transmission networks deployed (national and multi-country) with 20,000 km.

The Group’s ambition for tomorrow is to remain the leader in FTTH and its future developments, to be the leader in 5G (without disrupting the mobile CAPEX/Revenues ratio) based on three different models: broadband mobile 10 times faster than 4G, fixed 5G access, and sectoral applications); moreover to seize new commercial opportunities (such as “on-demand” services) while continuing to optimize the costs of core networks.

For more information, see Section 1.4.1 Orange’s network.

An enriched content experience

The quality of the Group’s networks, particularly in very high-speed broadband, allows it to support the development of uses and respond to customer demands by offering a multi-screen experience. The development of uses is also based on access to quality content. In this area, the Group’s content strategy consists in strengthening its role as a distributor by focusing on content aggregation: choosing, highlighting, packaging and offering attractive content meeting customer expectations in a simple and fluid manner.

In 2017, Orange continued its strategy of creating value through Content with the creation of Orange Content and key partnerships signed with Canal +, Netflix and HBO. For a more intense “customer experience” for its Retail customers, Orange will continue to offer the best content focusing on its role of aggregator and distributor, without fueling the escalation in the cost of rights.

For more information, see Section 1.3.5.2 Content activities.

2. Reinventing the customer relationship

The relationship with the customer is a key success factor, thanks to the direct link with the end-customer, especially when facing competition from OTT platforms. The Group aims therefore to have an impeccable relationship with its customers, thanks in particular to:

- the power of the Orange brand;

- the simplification of the customer journey by limiting the number of steps and intermediaries;

- the improvement of the customer experience.

Brand identity

Orange has a strong brand, ranked 51st in the TOP 100 international brands by Brand Finance “Global 500 2018”. As part of the Essentials2020 strategic plan, the Group is transforming its visual identity to better reflect its desire to be more attentive to its customers. Three new countries adopted the Orange brand in 2017: Burkina Faso, Liberia, and Sierra Leone.

An optimized customer journey

With the development of very high-speed broadband and the rapid growth in smartphones offering customers autonomy, speed and continuous availability, mobile services are becoming essential to the customer relationship. The Group is optimizing the mesh of its physical sales areas and redesigning their role with the use of smartphones,

9[Back to contents]

which have become the key contact point through the customer space “My Orange”. This application allows customers to manage their Internet and mobile contracts, easily contact Orange and solve malfunctions from their smartphone. It is available in all countries where the Group operates, with 16.6 million active users.

Physical stores can then concentrate on more sophisticated tasks such as advising customers on more complex operations. The previous logic of proximity gives way to a logic of excellence of service, provided in larger and more welcoming stores that are organized by theme: home, family, work, well-being, entertainment. The Smart Stores are thus part of a single digital-physical journey. At end-2017, Orange had 327 Smart Stores including the Opéra megastore in Paris.

The Group thus offers an optimized customer journey combining Smart Stores and digital channels through its self-care solutions such as “My Orange” or e-commerce solutions.

The improvement of the customer experience

New customer relations management tools allow services to be better targeted based on customer uses. The purpose of these tools is to reconstruct the history of a customer’s relationship with Orange, regardless of their contact points, in order to better know the customer and propose customized solutions that correspond to his or her needs and expectations.

In 2017, Orange was the leader in terms of customer recommendations (Net Promoter Score or NPS) in 5 European countries out of 8; 45% of interactions are now conducted using online tools at the Group level. According to Les Echos’ e-CAC 40 study published in October 2017, Orange is 3rd in digital maturity among large French companies.

Orange is increasingly using its renowned expertise in Artificial Intelligence. The Group had already incorporated an AI solution (IBM’s Watson) to its mobile banking offer, Orange Bank. In 2017, it launched chatbots in several countries (France, Spain, Jordan), which can be offered to its B2B customers. In 2018, with Djingo, the virtual personal assistant (presented at the Hello Show in April 2017), Orange customers will be able to interact with the contents and services in its ecosystem, by voice or in writing. Djingo is intended to become Orange’s reference technical architecture in terms of services ecosystem.

3. Building a company model that is both digital and caring

Orange wants to be a company to which all its employees, men and women, are proud to belong. In order to measure employee satisfaction, and deliver business performance, Orange has introduced an employee satisfaction plan with a bi-annual survey in France and annually outside of France.

The strong and rapid change in business lines and skills is becoming a major societal challenge. Orange is continuing its internal transformation by tackling several challenges: attracting talents and developing skills, and making the culture more agile by promoting initiatives and being more customer-centric.

The Group is driving a momentum around the three priorities of its promise to be a people-oriented and digital employer: relying on committed employees, developing collective agility and securing the skills needed for tomorrow.

Attracting talents and developing the skills needed for tomorrow

In 2017, Orange confirmed its ambitious employer policy with the announcement of 10,000 recruitments across the Group and the development of skills. The Group develops the training of experts in key business lines such as cybersecurity, with the launch of the Orange Cyberdefense Academy.

Developing collective agility and supporting employees in the digital transformation

The use of digital tools by Orange employees will help develop skills and cross-fertilization between business activities, encourage engagement within the Group and contribute to the quality of the work environment.

With over 9,000 active communities, Plazza, its internal social media network, is the preferred channel for collaboration across business lines. Following the first agreement signed in 2016 on support in the digital transformation, the Group signed another anchor agreement on the recognition of skills and qualifications.

Promoting individual commitment

The granting of more than 5% of Orange’s capital and 8.4% of voting rights to employees helps encourage their commitment and participation in the company’s life. It is Orange’s ambition to continue to develop this employee shareholding with the objective of reaching 10% of the Group’s voting rights.

The Orange Vision 2020 free share award plan, approved on October 25, 2017 by the Board of Directors, has been launched to recognize the contribution of each employee to the success of Essentials2020.

A recognized policy of human resources development

In February 2018, for the third consecutive year, Orange received the Top Employer Global 2018 world certification, which rewards the best human resource policies and practices. In November 2017, Orange also received the GEEIS (Gender Equality for European and International Standard) certification, which values commitment and initiatives in the field of workplace gender equality.

4. Supporting the transformation of business customers

Carrying opportunity, efficiency, and growth, the digital revolution deeply transforms the activities, organization, tools (customer and employee relations) and the processes of businesses. In this context, Orange is positioned as a trusted partner to support companies in their digital transformation. To this end, the Group is attentive to the needs and specifics of each of its customers’ industries, business lines and processes, and security constraints, from SMEs to multinationals. In addition to its traditional role as a supplier of connectivity wherever it is present, the Group will focus on four key areas:

- providing digital work solutions to allow employees to become more mobile, more connected and more collaborative;

- improving business line processes, particularly through applications and connected objects, which provide companies with new possibilities;

- providing multinationals with private and hybrid Cloud solutions;

- security solutions for the protection of all areas of companies’ vital activities, which represent an increasingly important challenge today.

In 2017, Orange Business Services continued its strategy of becoming a global player in digital transformation and accelerated its shift to services, with two acquisitions under way: Business & Decision, an international consulting and systems integration group, and Enovacom, publisher of software for the exchange, sharing and security of health information systems.

For more information, see Section 1.3.4. Enterprise.

10[Back to contents]

5. Diversifying by capitalizing on its assets

Orange is focusing on two areas where it can capitalize on its assets and be legitimate in its customers’ eyes in order to develop new sources of growth: connected objects and mobile financial services.

Connected objects and mobile financial services have fundamentally transformed customers’ daily life, and Orange believes it can provide a real value-added service in these areas. These services require enhanced connectivity and offer numerous synergies with the Group’s main assets: customer relationships, digital expertise, both physical and digital distribution power, capacity for innovation, brand strength (building confidence and trust with clients), networks and international presence.

Connected objects

The Group wants to be present across the entire value chain of connected objects: the distribution of connected objects, the supply of value-added services around those objects, the management of data from these connected objects, in particular using Datavenue, its open intermediation platform.

2017 was marked by two Group initiatives in this area:

- in February 2017, the deployment in Spain and Belgium of LTE-M technology, which connects, in a secure and scalable manner, a large range of connected objects, followed by its extension to the rest of Europe;

- the launch of the new catalog of tested objects on the Orange LoRa® network (IoT Device Catalogue), for corporate customers.

Mobile financial services

The growth prospects for mobile financial services are significant, not only in Europe but also in Africa, where the mobile penetration rate is much higher than the percentage of people with bank accounts in most concerned countries, and where customers want to make an increasing number of payments on the go, in a simple and fluid manner using smartphones.

In financial services, Orange launched a 100% mobile disruptive offer on November 2, 2017 in France: Orange Bank. Following an in-depth testing phase with 4,000 employee testers, the offer was very well received with 55,000 customers having subscribed at December 31.

In 2017, the Group continued its development in financial services with Orange Money in Africa. At end-2017 Orange Money had 37 million customers with a transactions volume of more than one billion euros per month.

A digital, efficient and responsible company

The Group wants to meet its objectives in respect of CSR performance by being an ethical company, respectful of the ecosystem and the environment in which it operates.

Open innovation

To develop its new services, Orange continues to focus on innovation, by complementing its own resources through an Open innovation approach. It is the Group’s ambition to support 500 start-ups by 2020. Over 300 start-ups were or are being accelerated by the network of 14 Orange Fab at end-2017.

The Group also aims to invest over 350 million euros via Orange Digital Investment.

For more information, see Sections 1.5.2 Open innovation and 1.5.3 Capital investment.

Corporate responsibility

In order to respond to the social and environmental challenges related to the increasing number of devices (smartphones, tablets, connected objects), as well as to the multiplication of energy-consuming uses, Orange has committed to two priorities: to reduce its CO2 emissions per customer use by 50% by 2020 (compared to 2006), and to promote the integration of circular economy principles within its organization and its processes. By 2017, CO2 emissions per customer use had been reduced by 48% since 2006.

For more information, see Chapter 5 Corporate social and environmental responsibility.

For the 2017 Shareholders’ Meeting, Orange published its second Integrated Annual Report showing shareholders as well as the public how its corporate project aims at creating sustainable value shared by all.

Operational effectiveness

Orange continues to improve its operational effectiveness through the implementation of its Explore2020 program. Since 2015, Orange has achieved gross savings of 2.6 billion euros, and should exceed the 3 billion euros of gross savings initially forecast for the 2015-2018 period.

Over the 2019-2020 period, Orange will continue its efforts using as main drivers digitization, simplification and sharing to achieve additional gross savings of one billion euros over the period 2019-2020.

From 2018, the Group will also leverage a Lean CAPEX program for the gradual reduction of unit costs, resulting in savings of up to one billion euros by the end of 2020, which will be partly reinvested, in accordance with our objectives.

Ambitions

Orange’s strategy, in its core and new business areas, aims to generate new growth while maintaining a healthy financial position. Concerning operations, the Group tracks several major indicators assessing the implementation of the Essentials2020 plan presented in March 2015:

Two global summary indicators reflect the core ambition of Essentials2020 concerning Orange customers’ digital experience:

- a leadership indicator in terms of customer recommendations (the Net Promoter Score or NPS), which encompasses all of the strategic plan’s drivers. Orange’s ambition is to become number 1 in NPS for three out of four customers by 2018. In 2017, 68% of customers ranked Orange as number 1 in NPS;

- an indicator that measures the power of the Orange brand: the Brand Power Index. Orange is aiming for continuous improvement in this indicator across its markets from now until 2018. In 2017, compared with 2014, the Brand Power Index for fixed broadband and convergence increased in six countries out of ten and the Brand Power Index for mobile increased in 14 countries out of 24.

Furthermore, Orange has one ambition per driver:

- for the first driver on enhanced connectivity, Orange has set an objective of tripling the average data speeds of its customers on its fixed and mobile networks by 2018 compared to 2014. At end-2017, compared with 2014, the average data speed of the fixed network increased 3.2 times and the average data speed of the mobile network increased 2.5 times;

- for the second driver on the customer relationship, Orange is aiming for 50% digitization of interactions with its customers by 2018. In 2017, 45% of Orange’s customer interactions were via digital channels;

11[Back to contents]

- for the third driver on the people-oriented and digital employer model, Orange has chosen an indicator symmetrical to that chosen for its customers, based on recommendation. In 2017, 83% of employees recommended Orange as employer;

- for the fourth driver on the Enterprise market, Orange has chosen to measure the success of the transformation of its Enterprise business model towards IT services. The Group aims to raise the share of IT and integration services in the Orange Business Services revenue mix by 10 points by 2020. In 2017, the IT and integration services revenues accounted for 34% of OBS revenues on a like-for-like basis;

- for the last driver, the selected indicator will measure the success of diversification into new services, with connected objects and mobile finance services. The objective is for these new services to contribute more than one billion euros to the Group’s revenues in 2018. In 2017, revenue and income generated by diversification amount to 615 million euros.

Financial objectives

As regards the financial component, see Sections 3.2.2 Outlook, and 3.5 Dividend distribution policy.

1.3  Operating activities

Orange provides consumers, businesses and other telecommunications operators with a wide range of services including fixed telephony and mobile telecommunications, data transmission and other value-added services, including mobile financial services. The Group’s business is presented below under the following segments: France, Europe, Africa & Middle East, Enterprise, International Carriers & Shared Services, Orange Bank (see Sections 3.3.1 note 1 Segment information and 3.1.3 Analysis by operating segment).

Unless otherwise indicated, the market shares indicated in this chapter correspond to market shares in terms of volume, and the data related to customers does not include SIM cards dedicated to connected objects (Machine to Machine).

1.3.1    France

Orange is France’s incumbent telecommunications operator (see Section 1.1 Overview). The bulk of its business is carried by Orange SA, which is also the parent company of the Orange group.

The France operating segment includes all fixed and mobile communication services to consumers in France (1), as well as carrier services. Activities aimed at corporate customers, content activities and those of Orange Bank are covered respectively in Sections 1.3.4, 1.3.5.2 and 1.3.6 of this document.

In 2017, the France operating segment generated 42.5% of the Group’s consolidated revenues.

1.3.1.1   The Telecom Services Market

Key macroeconomic indicators

	2017	2016	2015
Population (in millions)	64.9	64.6	64.3
GDP growth	+1.6%	+1.2%	+1.1%
GDP per capita (in PPP dollars)	43,551	42,336	41,480

Source: IMF.

	2017	2016	2015
Revenues from telecom services (in billions of euros)	32.4	32.5	33.0
Of which:
Fixed-line telephony	3.1	3.5	3.8
Broadband Internet	11.7	11.3	11.1
Mobile	14.2	14.1	14.2

Source: Arcep (year-on-year cumulative to September 30 of each year).

	2017	2016	2015
Number of customers (in millions)
Fixed-line telephony	38.7	39.0	39.1
Broadband Internet	28.2	27.4	26.6
Mobile	88.5	83.4	81.8

Source: Arcep (as at September 30).

12[Back to contents]

The competitive environment

Orange market share	2017	2016	2015
Broadband Internet	40.4%	40.3%	39.9%
Mobile	35.5%	35.5%	34.5%

Source: Orange estimates (as at September 30).

In 2017, the French economy, driven by a favorable international environment, achieved its best performance since 2011, with growth estimated at 1.6% (source: IMF). French household consumption increased by 1% compared with 2016. The consumer price index witnessed a shift of +1.4% over twelve months (source: Insee).

At September 30, 2017, the revenue of telecommunications operators declined by 0.1% on a year-on-year cumulative basis (source: Arcep, Q3 2017). While fixed-line telephony revenues continued their downward trend as a result of the steady decline in line numbers, fixed broadband revenues continued their growth due to the increasing number of accesses. In spite of intense competition, mobile services revenue reconnected with growth, driven by the continual increase in the number of accesses.

The telephony and fixed Internet market

Telephone contracts continued on their downward trend (-0.8% year-on-year in Q3 2017), with the increase in broadband contract packages (+0.8 million) not sufficient to offset the declining number of switched telephone network contracts (-1.2 million). Fixed lines in voice over IP only (21.1 million at end-September 2017, or +0.1 million year-on-year) have held the lion’s share and have been expanding consistently. In addition, the number of fully unbundled lines (11.5 million lines at end-September 2017) is decreasing (Source: Arcep, Q3 2017).

The number of broadband and very high-speed broadband Internet accesses grew by 2.8% at September 30, 2017, entirely driven by the growth of very high-speed broadband Internet accesses with 6.5 million accesses (source: Arcep, Q3 2017).

The growth in revenue of fixed broadband and very high-speed broadband services (which account for 68% of total revenues of fixed services - Internet and telephony) is no longer sufficient to offset the decline in revenues from narrowband services. Fixed services represented 17.2 billion euros over 12 months in Q3 2017, a decline of 0.3% year-on-year (source: Arcep, Q3 2017).

Convergence offers (combining mobile telephony and fixed-line telephony, Internet access and television), continue to increase. In addition the increased use of the Internet is driven by the growth of social networks, TV, as well as music and video downloads.

The competitive environment

The French broadband Internet market is dominated by four main operators that account for over 99% of broadband customers. With a 40.4% market share (source: Orange estimates), up 0.1 point compared with 2016, Orange is the market leader followed by Free, Altice-SFR and Bouygues Télécom (respectively No. 2, No. 3 and No. 4 in number of customers).

In very high-speed broadband, Orange is the first operator to have invested massively in FTTH, which has positioned it as the market leader. Its expertise allowed it to reach a base of 2.0 million customers at end-2017, or an estimated market share still in excess of 60% (source: Orange estimates), declining by only 6 points, in spite of more intense competition (with a share of new subscriptions estimated at 49%).

Mobile telephony market

The total number of SIM cards reached 88.5 million at September 30, 2017. The 5.0 million rise in cards year-on-year in Q3 2017 remained driven by contracts. Conversely, the number of prepaid cards continued to fall with a decrease of 0.9 million (Source: Arcep, Q3 2017). Excluding Machine to Machine (M2M) cards, the number of SIM cards reached about 74.2 million, or a penetration rate of 114% of the population.

The market of dedicated connected object SIM cards (M2M cards) continued to grow, reaching 14.3 million at September 30, 2017. M2M SIM cards are used to connect remotely to devices (vehicle fleet tracking, remote reading of meters, sensors, alarms, remote interventions).

Outgoing traffic from mobiles reached 39.8 billion minutes in Q3 2017, an increase of 1.2% compared with Q3 2016. Changes in consumption trends continued to boost data services, in which traffic grew by 12% in Q3 2017. Mobile services revenue stood at 14.2 billion euros year-on-year in Q3 2017, marking their return to growth, for the first time since 2010, with an increase of approximately 108 million year-on-year (source: Arcep, Q3 2017).

The number of SMS and MMS sent (46.2 billion) in Q3 2017 declined for the 4th consecutive quarter at a rapidly increasing rate (-12.1% year-on-year), marking 2017 as the first year of decline in the history of SMS and MMS. However, the number of MMS sent continued its annual increase, albeit at a relatively lesser pace (7.8% in Q3 2017).

The competitive environment

The French mobile market is dominated by the same four operators as the fixed market, which account for 88% of mobile customers (excluding M2M). In 2017, Orange was also the leader in this market followed by Altice-SFR, Free Mobile and Bouygues Telecom, (respectively No. 2, No. 3 and No. 4 in number of mobile customers excluding M2M) and all MVNOs.

13[Back to contents]

1.3.1.2   Orange France’s activities

	2017	2016	2015
Fixed-line telephony	✔	✔	✔
Broadband Internet	✔	✔	✔
Mobile	✔	✔	✔
Financial services	✔	✔	✔

Mobile network coverage (in % of the population)	2017	2016	2015
3G (UMTS/HSDPA)	99.9%	99.6%	99.0%
4G (LTE)	95.9%	87.6%	79.6%

Source: Orange estimates.

Fixed network coverage	2017	2016	2015
Number of FTTH-connectible households (in thousands)	9,090	6,879	5,061

Source: Orange estimates.

Orange’s main operating indicators in France are mentioned in Section 3.1 Analysis of the Group’s financial position and earnings.

Fixed-line telephony and Internet activities

At end-2017, Orange had a total of 11.2 million broadband Internet customers, an increase of 3.1% year-on-year. The growth in convergent offers continued in 2017, with the number of Open customers (broadband) exceeding 6.3 million at end-2017 (+9.4% compared with end-2016). IP telephony continued to increase reaching 10.6 million customers at end-2017 (+4.3%). Television by ADSL and satellite grew by 3.8%, with 6.9 million customers at December 31, 2017.

The broadband customer base increased by 3.1%, with a share of approximately 45% of new broadband and very high-speed broadband subscriptions over the year, thanks to the commercial success of fiber and convergence offers. The broadband ARPU on a year-on-year cumulative basis improved by 2.1%, thanks to the increase in the customer base of the weight of fiber offers, which have a higher ARPU than copper offers.

The Livebox 4 and TV decoder launched simultaneously by Orange in May 2016 remain among the best market performers.

Further to the continuous growth in full unbundling, Wholesale Line Rental, and wholesale naked ADSL access to third-party Internet service providers, the traditional telephony service business continued its steady decline in 2017.

Internet portals and advertising management business

The Orange group’s websites are available in multi-screen formats - web, mobile and tablet - with over 27 million unique visitors each month. As the most visited French website on a daily basis, Orange.fr ranks 5th after Google, Facebook, YouTube and Apple, with 8.5 million unique visitors each day.

On mobile screens, Orange attracts 13 million mobile users as well as 4.2 million tablet users each month (source: Médiamétrie and Médiamétrie//NetRatings - Audience Internet Global - October 2017).

Carrier services

Carrier services include interconnection services for competing operators, unbundling and wholesale market services (ADSL and fiber), regulated by Arcep, and very high-speed fiber network production and marketing. All carrier services are on the increase, in particular unbundling services - which enjoyed an increase in the unbundling price regulated by Arcep on January 1, 2017 - and access services to FTTH lines deployed by Orange which is the leading operator in the deployment of the FTTH network.

The growth in the FTTH network production and marketing activities is also based on the deployment of networks managed by Public Initiative Networks (PIN) for which Orange’s expertise has led to significant success.

Mobile telephony activities

The number of Orange mobile customers at end-2017 stood at 21.8 million, up 0.6% due to the significant growth in contracts, while prepaid offers continue to decline. Orange increased its subscriber base to 18.8 million contracts at end-December 2017 (up 4.0% compared with 2016), thanks to its segmentation strategy for the Retail and Pro-SME markets.

Orange’s key offerings have grown but remain divided into four main ranges (Mini offers for customers who have a basic need for Internet connectivity or communications, Zen offers that allow for increased Internet connectivity and more communication possibilities, Play offers suitable for more intense Internet usage, and Jet offers for customers wanting the best smartphones and having very intense Internet usage in France and abroad).

Orange is present in all market segments, including the entry-level market, offering four types of contracts under the Sosh brand at attractive prices, available only on the Internet, with no commitment and no handset. At end-December 2017, the number of Sosh customers reached 3.6 million, up 10.8% year-on-year.

2017 was marked by the continued rollout of the 4G very high-speed mobile broadband and the growth in the number of Orange 4G subscribers, which reached 13.4 million at end-December 2016 (up 2.1 million year-on-year). Since 2015, Orange only markets 4G offers, including so-called entry-level packages (Sosh Mini, Zen).

Orange pressed ahead with its family-based strategy through its flagship Open offer and the development of multi-line contracts. The Open mobile offers are available in the same ranges as traditional mobile offers (Mini, Zen, Play and Jet) and include the same levels of service.

14[Back to contents]

At the same time, the MVNO customer base hosted on the Orange network reconnected with growth (+34% year-on-year after -7% in 2016) due to the enhanced attractiveness of international support offers.

Average monthly Revenues Per User (ARPU) were up 0.1% year-on-year at end-2017 compared with end-2016, thanks to increased access revenues, the premium mix and the contract/prepaid mix in the customer base, although the market is still unstable due to regular and aggressive promotion campaigns and a decline in revenues from European Roaming in particular.

Against the backdrop of fierce competition and market restructuring, Orange has retained its leadership in the traditional business areas of access and continued to innovate by launching the Apple Watch, the first smartwatch that can operate as a standalone device with a SIM card on the mobile network, or through the continuous development of financial services with Orange Cash (500,000 users in France) and Orange Bank (see Section 1.3.6 Orange Bank).

Distribution

Orange is pressing ahead with its digital development strategy with a 100% digital customer experience in Orange online stores (available on Orange.fr) and Sosh (via Sosh.fr), with Sosh offers available only on the digital channel. In 2017, the latter accounted for 21% of sales actions, up 5 points year-on-year. Digital technologies can address the growing needs of customers for autonomy and immediacy. “My Orange”, the mobile application for managing Orange contracts, attracted 5.3 million unique visitors in December 2017, an increase of almost 20% year-on-year.

The dedicated customer centers based on the type of services marketed accounted for 20% of sales actions, a decline of 2 points year-on-year. The development of the digital channel thus relieves the pressure on call centers and reduces the use of outsourcing.

The network of retail stores spread across France continues to roll out the Smart Store concept launched in 2015. At end-2017, this network consisted of 433 stores owned by Orange (including 16 Megastores and 123 Smart Stores), 204 exclusive partner stores (including 24 Générale de Téléphone Smart Stores), and accounted for 53% of sales actions, down 1 point year-on-year.

Lastly, the other channels, which include direct marketing, door-to-door and the multi-operator network, accounted for 5% of sales actions, a decline of 1 point year-on-year.

The Network

Orange’s commercial leadership is partly based on its leadership in fixed and mobile networks.

In the fixed network, Orange further stepped up its very high-speed broadband program in 2017 with the installation of 2.2 million of FTTH connections in one year, a record in France. At end-2017, Orange had 9.1 million FTTH-connections.

Actions to improve the fixed network speed with a view to significantly improving the Internet experience of households and professional customers in rural areas continued, with fiber deployment in town centers (subscriber connection node opticalization, fiber to sub-distribution frames), and participation in FTTH Public Initiative Networks (PIN) in local and regional authorities.

As regards the mobile network, 2017 saw the continued deployment of 4G reaching a coverage rate of 96% of the French population (up 8 points compared with end-2016), which is the best 4G coverage rate in France.

This deployment includes extension of the coverage to tourist areas, stadiums, trains (LGV Lyon-Marseilles, Paris-Bordeaux, Paris Rennes and Paris-Lille-Calais, TER Lyon-Vienne and Nice-Cannes) and metros (Toulouse), and to the motorway network (eight new motorways).

For the 7th consecutive year, the Orange mobile network was ranked No. 1 by Arcep in 2017.

As regards the Cluster, Transmission, and Transport Network, Orange carried on with the simplification of Fixed-line broadband access engineering (vDSL and FTTH) to accommodate the high growth in traffic, and works aimed at the transition from traditional telephony services to IP telephony.

1.3.2    Europe

Outside France, the Group is present in seven countries in Europe, where it is implementing its convergence strategy through the roll out of very high-speed fixed and mobile broadband, and the launch of new offers. Following Spain at the end of 2016, Orange launched its “Love” convergence offers in all European countries in 2017. In each country, Orange develops its convergence strategy taking into account the local context and leveraging the strengths of its subsidiaries:

- in Spain, where the Group carried out two major acquisitions (Amena in mobile in 2005 and Jazztel in fixed in 2015), making it number two in the fixed and mobile Telecom market;

- in Poland where the Group is the incumbent operator, leader in fixed and number two in mobile;

- in Belgium and Luxembourg, where the Group launched its convergence offers via the cable regulation and partnerships;

- and in other countries in Central Europe (Romania, Slovakia and Moldova) where the Group, leader in mobile, is a convergent player via the deployment of fiber optic, the use of 4G for the development of fixed via LTE, and its partnerships.

1.3.2.1   Spain

The Group has been present in Spain since the liberalization of the Telecom market in 1998. Initially present in the fixed-line telephony market, it acquired the mobile telephony operator Amena in 2005, and then adopted the Orange brand in 2006. In 2015, Orange acquired the fixed-line telephony operator Jazztel to consolidate its position in convergence via Jazztel’s fiber coverage. In 2017, the Group generated 13% of its consolidated revenues in Spain. Spain is the second most important country for the Group.

15[Back to contents]

The Telecom Services Market

Key macroeconomic indicators

	2017	2016	2015
Population (in millions)	46.3	46.4	46.4
GDP growth	+3.1%	+3.2%	+3.2%
GDP per capita (in PPP dollars)	38,171	36,347	34,756

Source: IMF.

	2017	2016	2015
Revenues from telecom services (in billions of euros)	21.3	20.5	20.7
Of which:
Fixed-line telephony	2.4	2.6	3.0
Broadband Internet	4.5	4.2	3.8
Mobile	9.9	9.1	9.2
Other Services	4.5	4.6	4.7

Source: CNMC excluding audiovisual services.

Number of customers (in millions)	2017	2016	2015
Fixed-line telephony	19.6	19.4	19.2
Broadband Internet	14.5	13.9	13.4
Mobile	58.2	57.6	56.2

Source: CNMC.

Spain pressed ahead with its economic recovery in 2017 at a pace similar to that witnessed in 2016. The unemployment rate remained high, at 17.1%, which is however the lowest rate since 2008, up 2.5 points compared with end-2016.

The Spanish Telecom market is characterized by the rapid development of networks and very high-speed fixed and mobile broadband services (Telefónica and Orange in particular) and by rapid consumer adoption. Convergence has become a new market paradigm, with over 80% of households adopting this model.

The competitive environment

Orange market share	2017	2016	2015
Broadband Internet	28.2%	28.3%	28.1%
Mobile	28.3%	27.5%	27.0%

Source: CNMC.

Since the market consolidation initiated in 2014, competition in Spain has focused on four convergent operators: Telefónica (the incumbent operator operating under the Movistar brand, which acquired D+ in 2014), Orange (which acquired Jazztel), Vodafone (which acquired ONO in 2014) and the listed Spanish group MásMóvil Ibercom, initially a Mobile Virtual Network Operator (MVNO), which entered the market as a network operator in 2016, following the acquisition of Yoigo, and then signed a commercial agreement for access to Orange’s fixed and mobile networks (source: Gartner). The four convergent operators together control over 90% of the market, with Telefónica ranked first, followed by Orange and Vodafone.

In addition to competing on the B2B and the B2C segments through their main brands, all the operators also compete via different brands on the low-cost segment: Orange with Jazztel, Amena and Simyo, Telefónica with Tuenti, Vodafone with lowi and MásMóvil/Yoigo with Pepephone.

Orange’s activities in Spain

	2017	2016	2015
Fixed-line telephony	✔	✔	✔
Broadband Internet	✔	✔	✔
Mobile	✔	✔	✔
Financial services	✔	✔	-
16[Back to contents]

Mobile network coverage (in % of the population)	2017	2016	2015
3G (UMTS/HSDPA)	99.4%	98.9%	97.6%
4G (LTE)	95.7%	90.3%	84.6%

Source: Orange estimates.

Fixed network coverage	2017	2016	2015
Number of FTTH-connectible households (in thousands)	11,956	9,610	6,800

Source: Orange estimates.

Orange’s main operating indicators in Spain are mentioned in Section 3.1 Analysis of the Group’s financial position and earnings.

In Spain, Orange is following an operating strategy combining the potential of its 4G and FTTH networks. In 2017, this strategy was boosted by the high number of TV customers and the growing trend towards convergence in the customer base.

In Spain, Orange markets a wide range of 4G offers, for both convergent and mobile-only customers. Its 4G customer base, reaching 9.3 million in December 2017, increased by 18% in comparison with 2016.

Orange’s strategy focuses on providing value-for-money, high-quality services, including low-cost offers, to meet the needs of all customer segments. In 2017, Orange launched Jazztel Wow, a new portfolio of customizable and flexible offers, and introduced new offers to address the growing customer demand for data.

The convergent customer base reached 3.1 million, driven by an increase of 650,000 in FTTH customers, and now accounts for 83% of the fixed-line broadband customer base. Orange’s FTTH customer base increased by 40%, to reach 2,260,000 subscribers.

In 2017, Orange also enhanced its TV offers with the broadcasting of football matches and additional content. Its TV customer base reached 626,000 subscribers, up 23% compared with 2016.

In Spain, Orange is also a key player in the low-cost market with two offers available only online, Amena and Simyo.

Orange registered an increase of 7.1% in its revenues on a year-on-year basis in 2017, supported by the improvement of services, growth of its customer base, increased FTTH and TV penetration, and a wholesale agreement with MásMóvil.

In the B2B market, Orange is also leveraging its FTTH network and was the first company to offer symmetrical services of 1 Gbps to all B2B segments in Spain.

The Network

Orange continued to deploy its FTTH network, with 2.3 million new connectable households in 2017. At end-2017, Orange was able to offer very high-speed broadband connections to 12 million households through its own fiber optic network and the network sharing agreement signed with Vodafone and MásMóvil.

In January 2017, Orange launched WiFi calls and 4G calls (VoLTE) on Apple and Android phones. In September 2017, in collaboration with Ericsson, Orange carried out a pioneering experiment on the advantages of 5G mobile connectivity, reaching speeds of 15 Gbps and transmitting 4K videos in real time, while moving and in an urban environment.

1.3.2.2   Poland

The Group has been present in Poland since 2000, the year it acquired an interest in the incumbent operator, Telekomunikacja Polska (renamed Orange Polska). In 2006, Orange became the single brand for mobile activities in accordance with the Group’s brand policy. In 2012, it also became the single brand for all fixed-line telephony services offered by the Group in Poland. Orange owns 50.67% of the shares of Orange Polska, which is listed on the Warsaw Stock Exchange. In 2017, the Group generated 6.4% of its consolidated revenues in Poland.

The Telecom Services Market

Key macroeconomic indicators

	2017	2016	2015
Population (in millions)	38	38	38
GDP growth	+3.8%	+2.6%	+3.9%
GDP per capita (in PPP dollars)	29,251	27,690	26,613

Source: IMF.

17[Back to contents]

	2017	2016	2015
Revenues from telecom services (in billions of zlotys)	34.3	34.6	35.2
Of which:
Fixed-line telephony	6.1	6.5	7.0
Broadband Internet	4.3	4.2	4.1
Mobile	23.9	23.9	24.1
Number of customers (in millions)
Fixed-line telephony	7.3	7.7	8.0
Broadband Internet	8.6	8.1	7.6
Mobile	52.0	53.9	55.9

Source: GUS/CSO, Orange estimates.

In 2017, the Polish economy continued to grow and at a faster pace than in 2016. Following two years of deflation, consumer goods prices increased by about 2% year-on-year in 2017, with the unemployment rate declining to 4.78%. Household income increased at an estimated rate of 4.8%.

While the number of fixed telephony lines continued to decrease in 2017, covering 19% of the population at end-2017, compared with 20% at end-2016, the total number of fixed broadband lines increased in 2017, including a growing number of fixed connections via LTE, in particular in rural or less-urban areas which are rarely covered by fiber optic or cable.

The number of mobile telephony customers (SIM cards) declined by 3.5% in 2017, mainly due to the implementation by carriers of the compulsory registration of all prepaid SIM cards, effective since July 2016, and the cancellation of certain inactive prepaid SIM cards.

At end-December 2017, the mobile penetration rate stood at 135.4% of the population.

As in the case of fixed-line telephony, affected by a strong shift to mobile services for several years now, the growing success of mobile broadband has impacted the development of fixed broadband. This trend gathered momentum as all mobile operators launched 4G services and attractive mobile broadband offers (in terms of prices or high or even unlimited data traffic) marketed as a substitute to fixed-line broadband, as well as improved 4G geographical coverage.

The competitive environment

Orange market share	2017	2016	2015
Broadband Internet	28.5%	27.4%	28.5%
Mobile	27.9%	29.4%	28.5%

Source: Orange estimates.

Poland has four main mobile telephony operators: Orange, T-Mobile (owned by Deutsche Telekom), Polkomtel (operating under the Plus brand, owned by the Cyfrowy Polsat Pay-TV by satellite group) and P4 (operating under the Play brand, controlled by Tollerton Investments Ltd and Novator Telecom Poland SARL). At end-2017, these four mobile telephony operators accounted for 98% of the total number of SIM cards in Poland, with Orange ranked second behind Play.

In the fixed Telecom market, Orange is the leader. Its main competitors are cable TV operators (CATV) (mainly UPC Polska, Vectra and Multimedia Polska), and Netia, a traditional telecommunications operator.

2017 saw the consolidation of the Telecom market with the announcement in December by the Cyfrowy Polsat group of the acquisition of 32% of the capital of Netia and its intention to take over the operator. In addition, UPC Polska is still awaiting the authorization of competition authorities regarding the acquisition of Multimedia Polska announced in October 2016. See Section 1.6 Regulation of telecom activities. These developments confirm Orange’s convergent strategy in Poland, but might intensify competition.

Orange’s activities in Poland

	2017	2016	2015
Fixed-line telephony	✔	✔	✔
Broadband Internet	✔	✔	✔
Mobile	✔	✔	✔
Financial services	✔	✔	✔

Mobile network coverage (in % of the population)	2017	2016	2015
3G (UMTS/HSDPA)	99.6%	99.6%	99.6%
4G (LTE)	99.8%	99.1%	83.7%

Source: Orange estimates.

18[Back to contents]

Fixed-line network coverage	2017	2016	2015
Number of FTTH-connectible households (in thousands)	2,473	1,471	716

Source: Orange estimates.

Orange’s main operating indicators in Poland are mentioned in Section 3.1 Analysis of the Group’s financial position and earnings.

Orange’s main strategic objective in Poland is to be the leader in convergence, by marketing packaged offers of fixed and mobile broadband access with financial incentives. In February 2017, Orange enhanced its convergent offer by launching “Love”, in which the basic package includes broadband access, TV, contracts for mobile voice telephony services, as well as a home fixed-line. This package can be extended to include more extensive TV offers, contracts for additional or value added mobile services. The offer has exceeded 0.6 million subscriptions, contributing significantly to the increase in the total number of convergence services sold to residential customers, which reached 1.0 million at end-December 2017.

The emphasis Orange places on convergence offers, the solid performance of the Enterprise segment and the good net addition in M2M in 2017 resulted in an increase of 0.5 million in its contract customer base, while the compulsory registration of SIM cards led to a drop of 1.8 million in the number of prepaid customers. However, most of the decrease was in single-use and low-income revenue, and thus had no significant impact on revenues.

At end-December 2017, Orange had a total of 2.4 million broadband Internet customers in Poland (up 0.2 million), with the decline in historical technologies (ADSL and CDMA) starting to be offset by the increase in vDSL and in FTTH and fixed networks via LTE.

Orange’s convergent strategy in Poland is also a key factor in ensuring the success of its fiber broadband offer, given the major competitive advantage that it provides compared with cable operators, which do not offer mobile services (or very limited mobile services). Orange focuses on a differentiated approach in large cities and medium and small towns, as well as rural areas, by taking into account the local competitive environment, the potential in relation to population density, and customer needs. In large cities, Orange focuses on developing the FTTH coverage and improving its fixed broadband market share, by leveraging its excellent positioning in the mobile market via the cross-selling of fixed and mobile telephony services. Mobile technologies in rural areas remain the best solution for broadband access.

The number of fixed voice lines continued to decrease, with a net loss of voice customers (traditional PSTN or VoIP) due to structural demographic factors, as well as the growing appeal of mobile telephony services offering unlimited calls across all networks.

In September 2017, Orange Polska announced a new strategic plan aimed at long-term value creation, Orange.one, which sets forth the company’s strategic vision to 2020.

In December 2017, Orange and T-Mobile announced their proposed partnership aimed at giving T-Mobile customers in non-regulated areas access to Orange’s fiber network. The terms and conditions of this partnership, which will maximize the use of Orange’s fiber network, are expected to be formalized in the first half of 2018.

The Network

In 2017, Orange pressed ahead with the deployment of its FTTH network in Poland, extending it to almost 2.5 million connectable households in 75 cities. The vDSL coverage stood at 5.1 millions households and has not changed significantly compared with 2016 due to the priority given to the fiber network.

LTE services are offered by Orange via 10,200 base stations. In 2017, in addition to the gradual expansion of its network coverage and capacity, Orange focused on increasing the number of sites that allow spectrum aggregation.

1.3.2.3   Belgium and Luxembourg

In Belgium and Luxembourg, Orange operates via Orange Belgium (previously Mobistar) and its subsidiary Orange Communications Luxembourg. Orange Belgium is listed on the Brussels Stock Exchange. The Orange group holds 52.9% of the capital. Historically present in the mobile segment in Belgium, in 2016 Orange launched convergent offers across the entire country, based on the regulation of wholesale access to cable, and then adopted the Orange brand the same year. In 2017, Orange Belgium generated 3% of the Group’s consolidated revenues.

Belgium

The Telecom Services Market

Key macroeconomic indicators

	2017	2016	2015
Population (in millions)	11.4	11.3	11.2
GDP growth	+1.6%	+1.2%	+1.5%
GDP per capita (in PPP dollars)	46,300	45,003	44,201

Source: IMF.

19[Back to contents]

	2017	2016	2015
Revenues from telecom services (in billions of euros)	N/A	8.4	8.3
Of which:
Fixed-line telephony and Internet	N/A	3.5	3.5
Mobile	N/A	3.7	3.7
TV	N/A	1.2	1.1
Number of customers (in millions)
Fixed-line telephony	N/A	3.0	3.0
Broadband Internet	N/A	4.3	4.1
Mobile (1)	N/A	14.6	14.4

(1) Including M2M.

Source: IBPT. N/A: Not Available.

The Belgian economy continued to grow at a slightly faster pace in 2017 compared with 2016, backed by stronger household consumption. Inflation was higher than the average in the euro zone due to salary indexation. The unemployment rate continued to decline in 2017.

The fixed-line market in Belgium was substantially impacted in 2017 by Orange’s entry into the market. Since the launch of Orange’s “Love” offer (Internet + digital TV) at the beginning of 2017, the market has witnessed increased promotional activity. The market’s overall demand for digital TV and fixed-line broadband telephony services remained high.

The broadband access and television broadcasting market is under review by regulators (see Section 1.6 Regulation of telecom activities)

The mobile telephony market continued to be characterized by strong demand for mobile data, with most mobile telephony operators launching new offers on the market in order to meet this demand and improve access to intermediate and higher pricing plans. The migration from prepaid to contracts continued. This trend is supported by the success of contract convergence solutions, compulsory prepaid registration and the success of bundled offers combining services and handsets.

The competitive environment

	2017	2016	2015
Orange mobile market share	26.9%	27.7%	27.3%

Source: Orange estimates

The competitive structure of the fixed-line telephony market remained relatively stable in 2017, with the predominance of the incumbent operator Proximus and the regional cable operators Telenet and VOO. Telenet acquired SFR Belux in 2017.

On the mobile telephony market, Orange’s competitors are two major mobile telephony operators: Proximus (the incumbent operator, 53.5% owned by the Belgian State) and Telenet (56% owned by the Liberty Global group), which acquired Base in 2016. Though ranked third in market share by volume, Orange remains number two by value, behind Proximus.

In line with 2016, operators increasingly focused on promoting convergent solutions, which have become the most important tool to expand their customer base and retain customers.

Orange’s activities in Belgium

	2017	2016	2015
Fixed-line telephony	✔	✔	✔
Broadband Internet	✔	✔	-
Mobile	✔	✔	✔
Financial services	-	-	-

Mobile network coverage (in % of the population)	2017	2016	2015
3G (UMTS)/HSDPA	99%	99%	99%
4G (LTE)	99%	99%	99%
4G+	63%	54%	21%

Source: Orange estimates.

Orange’s main operating indicators in Belgium and Luxembourg are mentioned in Section 3.1 Analysis of the Group’s financial position and earnings.

In 2017, Orange continued its convergence strategy by launching its “Love” offers, a packaged offer, which also doubled the volume of data for mobile SIM included in the package. At the end of the year, Orange reached 103,000 Love customers.

At end-December 2017, Orange’s customer base (excluding M2M) stood at 2.9 million, including 2.32 million contract customers, up 3%, and 0.59 million prepaid customers, down 18.5%.

With its Internet and TV offer, Orange became the first operator in Belgium to offer a nation-wide cable network, which led to strong growth in its customer base.

20[Back to contents]

At end-December 2017, 4G traffic accounted for over 88% of total traffic, compared with 80% in 2016. Customers opting for 4G show a higher level of satisfaction and consume more mobile data than other customers, which translates into a greater average income per subscriber, and an increase of +5.9% in the mixed ARPU compared with the last quarter of 2016.

Investment in mobile networks remained high with the steady deployment of 4G, mainly to expand coverage within homes, and to invest in the core transmission network, as well as the steady deployment of 4G+, which provides customers with a download speed up to three times faster than 4G. In addition, Orange increased its investments in equipment installed on customer premises, such as decoders, modems and TV remote controls, as well as in the corresponding activation and the installation costs of the Internet + TV offer.

Luxembourg

Orange started its operations in Luxembourg in 2007 via the acquisition of Voxmobile. The company adopted the Orange brand in 2009.

In 2017, the Luxembourg market remained strongly geared to convergence.

The number of fiber optic connections in private homes and in commercial premises increased by 22,200 units, to reach a total of 165,600 connections, (or 57% of the total). In terms of the competitive environment, the market share of alternative operators continued to grow.

With a mobile market share of 15%, Orange Communications Luxembourg is ranked third behind the market leader Post Luxembourg, subsidiary of the incumbent operator, and Tango, subsidiary of the Belgian operator Proximus. Post Luxembourg also has the largest market share in the fixed-line and Internet market.

Orange’s activities in Luxembourg

At end-2017, Orange had 183,000 SIM cards, compared with 159,300 at end-2016, or an increase of approximately +15.1%. Contract customers, supported by Orange’s convergent position, increased to reach 107,700, up 10.7%. Broadband fixed Internet and TV customers stood at 11,700 at end-2017, up 2,100. This increase is due to the successful launch of new offers in 2017: a broadband fiber offer (La Fibre 100% Fibre), a simple broadband offer (Internet @ Home), and its “Love” convergent offers, to meet customers’ expectations in terms of convergence.

1.3.2.4   Central European countries

Orange’s main operating indicators in Central European countries are mentioned in Section 3.1 Analysis of the Group’s financial position and earnings.

Romania

Orange Romania was founded in 1997 and adopted the Orange brand in 2002. Historically present on the mobile segment, Orange launched its satellite TV offers in 2013, then its fiber offer in 2016, following a wholesale agreement with Telekom. In 2017, the Group generated 2.6% of its consolidated revenues in Romania.

The Telecom Services Market

Key macroeconomic indicators

	2017	2016	2015
Population (in millions)	19.8	19.8	19.9
GDP growth	+5.5%	+4.8%	+3.9%
GDP per capita (in PPP dollars)	23,991	22,349	20,936

Source: IMF.

	2017	2016	2015
Revenues from telecom services (in millions of euros)	3,753	3,489	3,427
Of which:
Fixed-line telephony and Internet	1,306	1,236	1,251
Mobile	2,447	2,253	2,176
Number of customers (in millions)
Fixed-line telephony	4.0	4.2	4.3
Broadband Internet	4.7	4.4	4.3
Mobile	27.4	27.5	27.1

Source: Orange estimates.

In 2017, the Romanian economy registered the highest growth rate in Europe, driven by the high level of consumer, industry and agricultural expenditure. The increase in consumer expenditure was boosted by the increase in public sector wages, an increase in the minimum wage and certain budgetary measures. Overall, the average net wage increased by 15% year-on-year (source: Romanian National Institute of Statistics).

The mobile market declined in volume, while it increased in value, driven by consumers’ growing appetite for mobile data and subsidized smartphones. Average monthly data consumption per connection doubled compared with 2016. The migration from prepaid to contracts continued, the latter’s market share reaching 51% of the total, overtaking prepaid customers for the first time.

21[Back to contents]

In a context of roaming regulation in Europe and intense competition, all operators have restructured their portfolios, offering unlimited voice and data at the national level and increasing the volume of international calls included. Subsidized devices remain a major market differentiation factor.

While Romania remains well below the average for EU countries with a household penetration rate of only 55%, fixed-line broadband telephony was the most dynamic market segment in 2017 and continued to grow in volume, boosted by intense deployments of fiber and very competitive offers. Very high-speed broadband, with minimum speeds of 100 Mbps, now covers 64% of fixed Internet connections (source: Ancom). The average monthly consumption per fixed connection crossed the 100 GB mark. The pay channels market is characterized by a high household penetration rate of 98%, driven by offers rich in content and multi-screens.

Customer demand for convergent offers continues to increase, with some 19% of households having subscribed to fixed and mobile Internet services from the same provider.

The competitive environment

Orange market share	2017	2016	2015
Broadband Internet	3.8%	2.4%	N/A
Mobile	34.8%	35.5%	37.0%

Source: Orange estimates.

N/A: Not Available.

The Romanian Telecom market is dominated by four operators: Orange, Vodafone, Telekom (the incumbent fixed telephony operator, also present on the mobile segment, jointly owned by the Romanian government and OTE, which is itself jointly controlled by Deutsche Telekom and the Greek government) and RCS&RDS (operating under the Digi brand, owned by Digi Communications). Orange has successfully enhanced its leadership in telecommunications by positioning itself as the number one operator in terms of value since 2016, thanks to its high market share in terms of value in the mobile segment and the launch of its convergent offers in 2016; it is ahead of Telekom, Vodafone and Digi.

In the mobile telephony market, in spite of a decline in market share, Orange is still ranked first, followed by Vodafone, Telekom and Digi.

Following its recent launch of fixed offers, Orange’s market share is on the increase but remains limited, in a market dominated by the incumbent operator Telekom, followed by Digi and UPC.

Orange’s activities in Romania

	2017	2016	2015
Fixed-line telephony	✔	✔	✔
Broadband Internet	✔	✔	-
Mobile	✔	✔	✔
Financial services	✔	✔	-

Mobile network coverage (in % of the population)	2017	2016	2015
3G (UMTS)/HSDPA	99.60%	99.96%	99.30%
4G (LTE)	93.24%	80.23%	71.60%

Source: Orange estimates.

Fixed network coverage	2017	2016	2015
Number of FTTx-connectable households (in thousands)	2,342	2,010	1,347

Source: Orange estimates.

Orange continued to increase its 4G presence, the largest in Romania, with 4G population coverage that has now reached 93% overall, and 100% in urban areas. The Group continued to integrate more data in its offers, enabling rapid adoption of smartphones and significant growth in traffic and in revenue from data services. Orange has thus reinforced its leadership in 4G, with 3.2 million 4G customers and faster migration from prepaid to contracts, with contract customers now accounting for 52% of its customer base.

In September 2017, Orange launched its “Love” offers, stepping up its convergence strategy with a simple portfolio coupled with a strong differentiation factor (“Free TV !”), available to customers both in urban areas thanks to fiber, as well as in rural areas thanks to fixed-line via LTE and satellite TV. Orange’s TV service reached 398,000 subscribers at the end of the year.

Orange remains the leader in terms of innovation thanks, in particular, to 5G tests carried out by Huawei in Bucharest in December 2017, the finalization of the first phase of the smart city pilot project in Alba Iulia in October 2017, the launch of Orange Fab (start-up accelerator program) in June 2017, and the launch of WiFi calls in January 2017.

22[Back to contents]

Slovakia

Orange Slovensko started operating in 1996 and adopted the Orange brand in 2002. Historically present on the mobile segment, Orange reinforced its position in the area of convergence thanks to a new fiber deployment program in 2016 and the launch of fixed-line solutions via LTE in 2017. In 2017, the Group generated 1.3% of its consolidated revenues in Slovakia.

The Telecom Services Market

Key macroeconomic indicators

	2017	2016	2015
Population (in millions)	5.4	5.4	5.4
GDP growth	+3.3%	+3.3%	+3.8%
GDP per capita (in PPP dollars)	32,895	31,330	29,979

Source: IMF.

	2017	2016	2015
Revenues from telecom services (in millions of euros)	1,395	1,379	1,383
Number of customers (in millions)
Fixed-line telephony	0.9	0.9	1.0
Broadband Internet	1.4	1.3	1.3
Mobile	6.9	6.8	6.7

Source: Orange estimates.

With its industry strongly geared to exports to Europe, the Slovakian economy continued to grow in 2017. This growth is also supported by renewed domestic consumption and a decrease in the unemployment rate.

In 2017, the Telecom market grew by 1.1%. The decline in traditional voice services (mobile and fixed) was partly offset by increased data and television services. The Internet services and television services markets grew by 2.2% and 8.5% respectively.

The competitive environment

Orange market share	2017	2016	2015
Broadband Internet	12.6%	12%	12%
Mobile	40.9%	42.1%	43.3%

Source: Orange estimates.

The fixed broadband market in Slovakia is dominated by the incumbent operator Slovak Telekom, whose infrastructure covers the whole country. Orange, which rolled out its own fiber optic network in Slovakia and markets DSL Internet services via a commercial agreement with Slovak Telekom, is ranked second in this market.

In the mobile telephony market, Orange competes with three other operators: O2 (owned by the O2 Czech Republic group), Slovak Telekom (owned by Deutsche Telekom) and Swan (national operator). The Slovak post and Swan started to offer mobile services in October 2015, only in prepaid formulas, available in all post offices. Although its market share declined by 1.2 point year-on-year, Orange remains the market leader. Slovak Telecom is ranked second closely followed by O2. The mobile market penetration rate is close to 128%.

Orange’s activities in Slovakia

	2017	2016	2015
Fixed-line telephony	-	-	-
Broadband Internet	✔	✔	✔
Mobile	✔	✔	✔
Financial services	-	-	-

Mobile network coverage (in % of the population)	2017	2016	2015
3G (UMTS)/HSDPA	95.0%	93.4%	93.0%
4G (LTE)	90.0%	80.0%	64.7%

Source: Orange estimates.

23[Back to contents]

Fixed network coverage	2017	2016	2015
Number of FTTH-connectible households (in thousands)	372	349	342

Source: Orange estimates.

In 2017, Orange pressed ahead with the implementation of its long-term strategy by focusing on reinforcing its position in the convergent market, supported in this by its strong market share in mobile telephony.

Orange also focused on extending fixed broadband coverage to households, by increasing FTTH coverage and launching, in 2017, the fixed network via LTE, which uses its enhanced 4G/LTE coverage.

Orange has launched several innovative offers, in particular its new “Love” offer, which introduced a unique packaged convergent offer onto the market. In parallel with the Love offer, Orange has simplified its portfolios of mobile and fixed telephony contracts, and launched a new prepaid contract “Prima Kids”, which provides parents with more flexibility and security for their children.

There are changes in voice services too with the launch of WiFi and 4G calls (VoLTE) in 2017.

Moldova

Orange Moldova started operating in 1998 and adopted the Orange brand in 2007. Historically present on the mobile segment, Orange launched its fixed and convergent telephony offers in 2017, following the acquisition in 2016 of SUN Communications, Moldova’s main cable operator. In 2017, the Group generated 0.3% of its consolidated revenues in Moldova.

The Moldovan Telecom market is estimated at 6.6 billion Moldovan lei in 2017 (315 million euros), a decline of 2.7% year-on-year. The mobile telephony market contracted by 1.6% overall due to the decline in revenues from voice services partly offset by the growth in revenues from mobile data. The fixed telephony market followed the same trend, with a decline of 4.5%, mainly due to a fall in revenues from fixed telephony and TV offers (including broadcasting), partly offset by the increase in fixed broadband.

The total volume of the fixed and mobile market is estimated at 6.9 million customers at end-2017 (+1.8% year-on-year). The mobile telephony market increased slightly, and so did the fixed telephony market, thanks to TV and fixed Internet, which offset the decrease in the number of fixed telephony customers.

The main telecommunications operators active in Moldova are Moldtelecom (the fixed telephony incumbent operator, also present in the mobile segment under the Unite brand), Orange and Moldcell. En 2017, Orange maintained its position as the number one in the mobile telephony market, followed by Moldcell and Unite.

The mobile telephony penetration rate nationwide (mobile voice and mobile broadband) is estimated at 135.3% at end-2017, up 2 percentage points year-on-year.

Orange’s activities in Moldova

In the mobile telephony segment, Orange’s efforts in 2017 focused on accelerating the growth of the basic mobile business, including migration from prepaid to contracts, improvement in the value mix of contracts and the revamp of prepaid offers. The adoption of 4G also continued to be a high priority for Orange with a 4G-only offer and increased sales of 4G smartphones/routers, faster adoption of contracts with data and recurrent offers of data options for prepaid.

At the same time, the other major challenge was to position Orange as a convergent brand on the market, thanks to the successful launch of convergent offers in October 2017 and the integration of the activities of SUN Communications.

1.3.3    Africa & Middle East

The Orange group has a presence in 20 countries in Africa & Middle East, of which 17 where it has controlling interests and 3 where it has minority interests. Part of the activities of the operating segment in Africa is structured into sub-groups (Sonatel and Côte d’Ivoire). In 2017, Africa & Middle East accounted for close to 11.6% of the Group’s consolidated revenues.

Orange’s main operating indicators in Africa & Middle East are mentioned in Section 3.1 Analysis of the Group’s financial position and earnings.

1.3.3.1   Sonatel Sub-group

The Sonatel sub-group, in which the Orange group has been present since 1997, operates under the Orange brand in five countries. Senegal and Mali account for 77% of its business and Guinea, Guinea-Bissau and Sierra Leone for the rest. The Sonatel sub-group was created gradually through the launch of operations in Mali in 2003 and in Guinea in 2007, followed by the acquisition of Airtel Sierra Leone in 2016. In 2017, it generated 3.5% of the Group’s revenues.

24[Back to contents]

The Telecom Services Market

Key macroeconomic indicators

	2017	2016	2015
Population (in millions)
Senegal	16.1	15.6	15.1
Mali	18.9	18.3	17.7
Guinea	13.0	12.7	12.3
Guinea-Bissau	1.7	1.7	1.6
Sierra Leone	6.6	6.4	6.3
GDP growth
Senegal	+6.8%	+6.7%	+6.5%
Mali	+5.3%	+5.8%	+6.0%
Guinea	+6.7%	+6.6%	+3.5%
Guinea-Bissau	+5.0%	+5.1%	+5.1%
Sierra Leone	+6.0%	+6.1%	-20.5%
GDP per capita (in PPP dollars)
Senegal	2,677	2,540	2,423
Mali	2,168	2,091	2,016
Guinea	2,039	1,926	1,828
Guinea-Bissau	1,805	1,727	1,659
Sierra Leone	1,791	1,692	1,605

Source: IMF.

	2017	2016	2015
Number of fixed-line telephony customers (in thousands)
Senegal (1)	288 (2)	286	300
Number of fixed Internet customers (ADSL) (in thousands)
Senegal (1)	108 (2)	98	101
Number of mobile customers (3) (in millions)
Senegal (1)	15.6 (2)	15.2	15.0
Mali (1)	N/A	20.2	22.7
Guinea (1)	11.2 (2)	10.7	10.8
Guinea-Bissau (4)	1.5	1.3	1.2
Sierra Leone (4)	5.6	5.4	4.8

(1) Source: local regulator.

(2) Data at September 30, 2017.

(3) Including fixed via LTE.

(4) Source: GSMA.

N/A: data Not Available.

Countries that form the Sonatel sub-group witnessed a sharp economic recovery in 2017, in spite of the difficult security situation in the north of Mali and currency pressures in Guinea and Sierra Leone.

The mobile markets in which the Sonatel sub-group operates are mainly prepaid markets, largely driven by the rapid development of Voice and Data usage. These countries are currently going through major regulatory changes, in particular with the launch of the project for harmonization of roaming charges in the Economic Community of West African States (ECOWAS), the introduction of asymmetric call termination rates in Senegal and reduced interconnection taxes in Guinea. At the same time, the different regulators are imposing increasingly strict requirements as to quality of service and compliance with environmental standards. The development of markets in the Sonatel sub-group is still impacted by the high tax level.

The fixed-line market of the Sonatel sub-group is mainly concentrated in Senegal, where it was marked in 2017 by the continued growth of broadband and the launch of fiber.

25[Back to contents]

The competitive environment

Orange market share	2017	2016	2015
Fixed Internet (ADSL)
Senegal (1)	100.0% (2)	100.0%	100.0%
Mobile (3)
Senegal (1)	53.0% (2)	52.3%	56.3%
Mali (1)	N/A	64.8%	56.8%
Guinea (1)	59.0% (2)	56.0%	49.0%
Guinea-Bissau (4)	44.6%	46.7%	45.0%
Sierra Leone (4)	25.4%	28.0%	26.5%

(1) Source: local regulator.

(2) Data at September 30, 2017.

(3) Including fixed via LTE.

(4) Source: GSMA.

N/A: data Not Available

The Sonatel sub-group is the leader in the markets in which it operates, except for Guinea-Bissau and Sierra Leone, where Orange is the second operator in terms of mobile market share (Source: GSMA). Depending on the country, it has two or three competitors: Tigo and Expresso (Sudatel group) in Senegal; Sotelma/Malitel (Maroc Telecom group) and Alpha Telecom (Planor-Monaco Telecom International consortium) in Mali; MTN, Cellcom and Intercell in Guinea; MTN in Guinea-Bissau; Sierratel (the incumbent operator) and Africell in Sierra Leone.

The activities of the Sonatel sub-group in 2017

	Senegal	Mali	Guinea	Guinea-Bissau	Sierra Leone
Fixed-line telephony	✔	-	-	-	-
Broadband Internet	✔	-	-	-	-
Mobile	✔	✔	✔	✔	✔
Financial services	✔	✔	✔	✔	✔

In 2017, the Sonatel sub-group pressed ahead with its strategy of value enhancement with four focus areas:

- increased voice abundance offers in particular with the launch of Illimix offers in Senegal, Séwa in Mali and Kola in Sierra Leone;

- development of mobile data offers, in particular the 3G and 4G Internet Pass marketed in Senegal;

- opening of new corridors aimed at supporting international voice traffic, in particular between Mali and France;

- extension of services eligible for Orange Money (such as the payment of bills or the opening of corridors for international transfers) and the launch of financial services in Guinea-Bissau.

The networks

The only operator to have a 4G network in Senegal, Mali and Guinea-Bissau, the Sonatel sub-group pressed ahead with its investment strategy in 2017, aimed at extending and reinforcing the coverage of its networks to support the growth in usage, in particular of mobile data services. It thus completed the modernization of the mobile access network in the north and west of Senegal and in Mali’s capital. In Senegal, it extended its radio coverage by reallocating 3G frequencies in order to support the development of voice abundance offers. In Sierra Leone, it renewed the entire radio part of the mobile network.

At the same time, in 2017, the Sonatel sub-group undertook the targeted deployment of FTTH in Senegal, principally in the locality of Dakar.

1.3.3.2   Côte d’Ivoire sub-group

The Côte d’Ivoire sub-group, in which the Orange group has been present through Orange Côte d’Ivoire since 1996, operates under the Orange brand in three countries. Côte d’Ivoire accounts for 73% of its business and the remainder is split between Burkina Faso and Liberia. The Côte d’Ivoire sub-group, which recently expanded with the acquisition of Cellcom Liberia in April 2016 and Airtel Burkina Faso in June 2016, operates in a geographical area covering over 48 million inhabitants. In 2017, it generated 2.5% of the Group’s revenues.

26[Back to contents]

The Telecom Services Market

Key macroeconomic indicators

	2017	2016	2015
Population (in millions)
Côte d’Ivoire	25.0	24.3	23.7
Burkina Faso	18.9	18.4	18.1
Liberia	4.5	4.4	4.3
GDP growth
Côte d’Ivoire	+7.6%	+7.7%	+8.9%
Burkina Faso	+6.4%	+5.9%	+4.0%
Liberia	+2.6%	-1.6%	0.0%
GDP per capita (in PPP dollars)
Côte d’Ivoire	3,857	3,613	3,398
Burkina Faso	1,884	1,789	1,698
Liberia	867	850	874

Source: IMF.

	2017	2016	2015
Number of fixed-line telephony customers (in thousands)
Côte d’Ivoire (1)	288 (2)	289	277
Number of fixed Internet customers (ADSL and FTTH) (in thousands)
Côte d’Ivoire (1)	119 (2)	137	110
Number of mobile customers (3) (in millions)
Côte d’Ivoire (1)	32.3 (2)	27.5	25.4
Burkina Faso (1)	16.8 (4)	15.4	14.4
Liberia (5)	3.6	3.3	2.9

(1) Source: local regulator.

(2) Data at September 30, 2017.

(3) Including fixed via LTE.

(4) Data at June 30, 2017.

(5) Source: GSMA.

N/A: data Not Available.

In 2017, the markets in which the Côte d’Ivoire sub-group operates witnessed mixed developments against the backdrop of the launch of the project for harmonization of mobile roaming charges in ECOWAS Member States.

In Côte d’Ivoire, 2017 was marked in particular by the stricter requirements as to the conditions of identification of mobile customers, the reconsideration of price differentiation between on-net and off-net calls and the regulator’s heightened vigilance regarding quality of service and coverage level. In Liberia, the significant event of 2017 was the 20% increase (+5 points) in VAT on calling services.

The mobile financial services market continued to grow in 2017, particularly in Burkina Faso, where the Côte d’Ivoire sub-group is now an approved Electronic Money Issuer.

The competitive environment

Orange market share	2017	2016	2015
Fixed Internet (ADSL and FTTH)
Côte d’Ivoire (1)	65% (2)	56.3%	52.4%
Mobile (3)
Côte d’Ivoire (1)	42% (2)	45.2%	42.5%
Burkina Faso (1)	41% (4)	N/A	N/A
Liberia (5)	47.1%	45.4%	45.1%

(1) Source: local regulator.

(2) Data at September 30, 2017.

(3) Including fixed via LTE.

(4) Data at June 30, 2017.

(5) Source: GSMA.

N/A: data Not Available

The Côte d’Ivoire sub-group is the leader in the mobile markets in which it operates except for Burkina Faso, where it is the second operator. In each of these regions, it has two competitors: MTN and Moov in Côte d’Ivoire; Onatel (the incumbent operator) and Telecel in Burkina Faso; MTN and Novafone in Liberia.

In Côte d’Ivoire, the sub-group is also the leader in the fixed telecommunications market and in mobile financial services.

27[Back to contents]

The activities of the Côte d’Ivoire sub-group in 2017

	Côte d’Ivoire	Burkina Faso	Liberia
Fixed-line telephony	✔	-	-
Broadband Internet	✔	-	-
Mobile	✔	✔	✔
Financial services	✔	✔	✔

In 2017, the Côte d’Ivoire sub-group continued its development strategy based on five focus areas:

- acceleration of mobile data through innovation in the structure of offers, by supporting the sale of smartphones in its own distribution network and by launching voice and data offers, either integrated or in the form of a Data Pass;

- promotion of fixed Internet using all existing technologies (fixed and mobile), by implementing its FTTH strategy with over 2,000 active customers for 20,000 available connections, and by developing content offers at the same time, mainly in Côte d’Ivoire;

- launch of Orange Money in Burkina Faso and Liberia and extension of services eligible for Orange Money in Côte d’Ivoire (payment of bills, international transfers, etc.);

- development of the B2B business, in particular through a differentiated and integrated approach to offers targeting small and medium-size enterprises;

- implementation of voice corridors at attractive prices, mainly for West Africa.

Networks

The strategy of investing in mobile networks resulted, notably in Côte d’Ivoire, in the modernization of the access network outside Abidjan, and in Burkina Faso, in the complete renewal of the network. At the same time, network coverage was extended in Côte d’Ivoire, as well as in Burkina Faso, where the country’s 130 main localities were covered by 3G, and in Liberia, with some ten new localities outside Monrovia now covered by 4G.

The networks of the Côte d’Ivoire sub-group also enjoyed reinforced international connectivity, in particular with the implementation of a fiber optic connection between Ouagadougou and Accra and the launch of works to connect the capital of Burkina Faso to the Côte d’Ivoire border. At the same time, work started on cost optimization of the technical environment. This includes for example energy consumption by the sites in Liberia.

In parallel, the sub-group accelerated the deployment of very high-speed fixed broadband in Côte d’Ivoire and launched FTTH offers; it is the first operator to propose Triple Play offers (including TV on IP) to its customers.

1.3.3.3   Countries of North Africa and the Middle East

Egypt

The Orange group entered the Egyptian Telecom market in 1998 through a partnership with Orascom and Motorola in the operator MobiNil. It gradually increased its stake following the withdrawal of Motorola in 2000 and Orascom in 2015. Since 2016, all services are marketed under the Orange brand. In 2017, the Group generated 1.5% of its consolidated revenues in Egypt.

The Telecom Services Market

Key macroeconomic indicators

	2017	2016	2015
Population (in millions)	92.3	90.2	89.0
GDP growth	+4.1%	+4.3%	+4.4%
GDP per capita (in PPP dollars)	12,994	12,550	12,042

Source: IMF.

	2017	2016	2015
Number of mobile customers (1) (in millions)	103.8	98.1	94.4

(1) Including fixed via LTE.

Source: GSMA.

In 2017, the Telecom market continued to develop in spite of a penetration rate of 101% (source: GSMA). This rate is stable compared with 2016. The buoyancy of the market was in particular driven by the start of 4G services by all operators in Q4 2017 and the corresponding increase of 30% in the price of prepaid recharges following the regulator’s decision. At the same time, Telecom Egypt, the incumbent operator until then present only in the fixed-line market, launched a new mobile operator under the brand WE, operating under a roaming agreement with Etisalat.

28[Back to contents]

The competitive environment

	2017	2016	2015
Orange mobile market share (1)	32.1%	34.9%	35.3%

(1) Including fixed via LTE.

Source: GSMA.

In 2017, Orange, which had a base of 33.4 million mobile subscribers at end-December 2017, saw its mobile market share decrease by 2.8 points compared with 2016 (source: GSMA). Orange remains the number two on the market, behind Vodafone and ahead of Etisalat.

Orange’s activities in Egypt

	2017	2016	2015
Fixed-line telephony	-	-	-
Broadband Internet	✔	✔	✔
Mobile	✔	✔	✔
Financial services	✔	✔	✔

Among the highlights for 2017, Orange notably:

- revamped its prepaid and contract offers, between spring and summer 2017, with segmented offers based on the model of “Animal” offers, which were very successful in many Orange countries. The new portfolio of offers, which is simplified and clearer for customers, is characterized by voice or data abundance, depending on the plan chosen. This revamping of offers improved the sales mix, with a very clear increase in sales of higher value added pricing plans (hybrid plans and contracts);

- launched a new portfolio, “Home DSL”, offering segmentation by speed and a “Flybox” offer allowing access to residential Internet through 4G (fixed LTE);

- started its 4G service in September 2017. At year-end, Orange had a population coverage of about 40% with priority on Greater Cairo, Alexandria and the Nile Delta region;

- digitization of the customer relationship, through the “My Orange” app and strengthening of its partnership with Jumia to market mobiles and 4G offers online.

The Network

In 2017, Orange pressed ahead with the modernization program for its radio access network in Egypt, in particular in connection with the launch of its 4G service. It thus replaced its former Alcatel Lucent equipment to increase the capacity and improve the quality of its network and support the growth of data usage.

Morocco

The Orange group entered the Moroccan Telecom market in 2010 through a partnership with Médi Telecom. The company, which was operating under the Méditel brand, became a consolidated subsidiary of the Group in July 2015 after Orange increased its interest to 49% of the capital. Since end-2016, all services are marketed under the Orange brand. In 2017, the Group generated 1.2% of its consolidated revenues in Morocco.

The Telecom Services Market

Key macroeconomic indicators

	2017	2016	2015
Population (in millions)	34.9	34.5	34.1
GDP growth	+4.8%	+1.2%	+4.6%
GDP per capita (in PPP dollars)	8,611	8,160	8,044

Source: IMF.

	2017	2016	2015
Number of mobile customers (1) (in millions)	44.3 (2)	41.5	43.1

(1) Including fixed via LTE.

(2) Data at September 30, 2017.

Source: ANRT.

The number of mobile subscribers in Morocco increased by 2.1% compared with 2016, with a stable penetration rate at around 127%. The Moroccan market is mainly a prepaid market (41 million customers at end-Q3 2017) but the contract segment is increasing steadily (+10.4% at end-Q3 2017 compared with 2016) and now represents 3.2 million subscribers (source: ANRT).

Internet is the main growth engine of the Telecom industry in Morocco with a penetration rate close to 65% and an increase of 33% in the number of subscribers compared with 2016.

29[Back to contents]

The competitive environment

	2017	2016	2015
Orange mobile market share (1)	34.8% (2)	32.8%	31.9%

(1) Including fixed via LTE.

(2) Data at September 30, 2017.

Source: ANRT.

Orange is the country’s second mobile operator with market share of 34.8% at end-Q3 2017, up 2 points compared with 2016. Orange thus confirms its position as the number two in the market behind the incumbent operator Maroc Telecom and ahead of Wana Telecom.

Orange is also in second position, behind Maroc Telecom and ahead of Wana Telecom, in the mobile Internet segment, with market share of 30.8% in Q3 2017, up 6 points compared with 2016.

Orange’s activities in Morocco

	2017	2016	2015
Fixed-line telephony	✔	✔	✔
Broadband Internet	✔	✔	✔
Mobile	✔	✔	✔
Financial services	-	-	-

In 2017, Orange witnessed acceleration in the commercial momentum due in particular to:

- the revamping of its portfolio of residential and B2B offers aimed at fulfilling, in an innovative manner, the promise of the Orange brand, launched in the country at end-2016;

- the launch of very high-speed broadband Fiber for retail and B2B customers, thanks to partnerships with promoters of new construction projects across the country;

- the marketing of a Home (Dar Box) offer to support the increase in Internet penetration;

- the marketing, for the first time in the country, of a contactless payment solution (NFC);

- the reinforcement of its distribution channel thanks to the digitization of its customer journey with the launch of the “My Orange” app, which has close to 683,000 active users.

The Network

The first operator to launch 4G services in Morocco, in April 2015, Orange continued the densification of its network and the deployment of 4G in 2017. Network development, aimed in particular at supporting the increase in data traffic, also led to the reinforcement of the capacity of the Core Data network and the extension of the national and international terrestrial transmission network. Lastly, the FTTH program was initiated in 2017 with the connection of over 3,000 households in addition to the deployment of the TDD-LTE network.

Jordan

The Orange group entered the Jordanian Telecom market in 2000 through a partnership with the incumbent operator Jordan Telecom. The company became a consolidated subsidiary of the Group in 2006 after Orange increased its interest to 51% of the capital. Since end-2007, all services are marketed under the Orange brand. In 2017, the Group generated 1% of its consolidated revenues in Jordan.

The Telecom Services Market

In 2017, the development of the Telecom market in Jordan was characterized by the continued increase in mobile usage, in particular as regards data services. In addition to the high penetration rate of smartphones, one of the drivers of this growth is the development of data abundance by the different market players.

At the same time, the tax and regulatory framework has changed, with an increase in taxes on mobile telephony services and the introduction of fixed fees on new SIM cards issued. The impact of this latter measure was to promote the recharging of existing lines at the expense of the opening of new lines, in a context where the number of lines per subscriber is restricted.

The competitive environment

Orange is the country’s 2nd mobile operator, behind Zain and ahead of Umniah. In Q3 2016 (date of the last publication by the Jordanian regulator), its market share of the mobile segment was 32.4%.

Orange is the country’s no. 1 convergent operator and also the leader in the fixed-line market through its ADSL Internet offers as well as FTTH, launched in 2016. In this segment, its competitors are Zain and Umniah, which use Wimax and TDD-LTE technologies, as well as fiber in the case of Zain.

Orange’s activities in Jordan

In 2017, Orange continued its development strategy, focusing on the following four areas:

- revamping its portfolio of mobile offers through innovation and differentiation, thanks in particular to music streaming partnerships (Anghami offer);

- development of very high-speed broadband Internet, 4G mobile or fixed offers with the launch of fiber in certain targeted regions;

- reinforcement of international outgoing traffic with an increase in the number of corridor offers, in particular for Egypt;

- support to B2B key accounts with, in particular, the renewal of the strategic partnership with the Jordanian army and support to operators in the tourist and banking industries in their digital transformation.

The Network

In 2017, Orange acquired additional spectrum in the 2,600 MHz band in order to support the 4G+ launch. This acquisition is part of the broader strategy of continuous improvement of service quality and customer experience. Initiated in 2015, the comprehensive renovation of the radio network was completed in 2017.

At the same time, in addition to its ADSL coverage, Orange initiated a fiber plan to extend the service coverage to several parts of the capital Amman and certain governorates.

30[Back to contents]

Tunisia

Orange Tunisie, in which the Orange group is present as a partner with 49% of the capital, was launched in May 2010 following the acquisition of its license in July 2009.

The Telecom market in Tunisia is mainly a prepaid market, with 14.5 million prepaid subscribers, or 91% of users of telephony services. The penetration rate, which stood at 125% at end 2017, was stable compared with 2016. This market is also characterized by a high penetration rate of mobile data (65.1% of mobile subscribers) and is growing steadily (+2.3 points compared with 2016).

At end 2017, Orange’s share of the mobile market was 26%, stable compared with 2016, positioning Orange 3rd, just behind Tunisie Telecom in a market led by Ooredoo. Orange also confirms its leadership in the 3G and 4G key segment with market share of 45.6% at end 2017 (source: INT).

In 2017, Orange continued to develop its portfolio of retail offers with innovative and differentiated plans, in particular by leveraging the Flybox 4G data box offers.

In the Enterprise market, business in 2017 was marked by the reinforcement of the segmentation of B2B offers and the development of mobile broadband connectivity with the increasing substitution of Wimax technology by LTE-TDD technology.

The main achievements in 2017 regarding the network relate to the extension and densification of 4G coverage, in particular in high density urban areas.

Iraq

Since 2011, the Orange group has been the minority partner of the Iraqi operator Korek Telecom, with a 20% interest. Korek is the holder of 2G and 3G mobile telephony national licenses. The economic situation in Iraq changed drastically in June 2014 when war broke out in the north and west of the country, leading to security issues that impacted Iraqis’ expenditure and consumption, as well as the operations of Korek Telecom.

At end-2017, Iraq had 38.8 million inhabitants (source: IMF) and the number of mobile customers reached 36.8 million, or a mobile penetration rate of 94.7% (source: GSMA). At end-December 2017, Korek had 7.1 million active customers (source: GSMA).

1.3.3.4   Countries of Western and Central Africa

Democratic Republic of the Congo

The Orange group entered the Congolese Telecom market in 2011 through the acquisition of Congo Chine Telecom. In 2016, Orange also acquired Oasis, the Congolese subsidiary of the Millicom group, which operated under the Tigo brand. In 2017, Orange RDC generated 0.6% of the Group’s consolidated revenues.

The Telecom Services Market

The Telecom market in Congo (DRC) is mainly a mobile telephony market, given the lack of fixed-line infrastructure. The mobile market, with 36.7 million subscribers (source: GSMA), is characterized by a low penetration rate, estimated at 44% at end-2017 (source: GSMA). The growth in the number of mobile users was significantly impacted by stricter identification requirements that resulted in a contraction in the number of mobile subscribers by more than 20% between end-2015 and end-2016.

The development of the market was also impacted by the deterioration of the country’s macroeconomic situation, which resulted in the steady depreciation of the Congolese franc, leading to a sharp increase in the average price of mobile recharges, which is indexed on the US dollar.

At the regulatory level, the country witnessed a sharp decline in local mobile termination rates (-21%) at the beginning of 2017.

Orange is the country’s 3rd mobile operator, behind Vodacom and Airtel and ahead of Africell. At end 2017, it had 8.9 million mobile customers and its mobile market share was 24% (source: GSMA). All operators hold and operate 3G licenses.

Orange’s activities in the DRC

At the operational level, 2017 was marked by a strong commercial momentum leading to an increase in the mobile customer base from 7.3 to 8.9 million customers. This momentum results from sustained commercial activity, together with the shift from Tigo to the Orange brand, the revamp of the portfolio of residential and B2B offers (with the launch of offers combining voice and data), and the transformation of the distribution network. Orange also confirmed its leadership in mobile financial services with the acquisition of Tigo Cash, now renamed Orange Money.

In networks, the bulk of the achievements in 2017 relate to the continued integration of Tigo’s mobile network into that of Orange, the commissioning of 3G at 80% of sites and the launch of very high-speed fixed broadband Internet for businesses in the country’s three main cities (Kinshasa, Lubumbashi and Goma).

Cameroon

The Group has been present in Cameroon since the liberalization of the Telecom sector in 1999. All services, initially launched under the Mobilis brand, have been marketed under the Orange brand since 2002. In 2017, the Group generated 0.6% of its consolidated revenues in Cameroon.

In 2017, the mobile Telecom market in Cameroon, with 21.5 million subscribers, or a penetration rate of 87% (source: GSMA), saw continued momentum in usage, both for voice and for data, in particular with the launch of abundance offers in a context of stable national call termination rates. In 2017, the market momentum was also boosted by the application of new identification rules for mobile customers.

Orange is the country’s second mobile operator, behind MTN and ahead of Nexttel. At end-2017, it had 7.5 million mobile subscribers and its market share was 34.7%, up 3.4 points compared with 2016 (source: GSMA).

In 2017, Orange pressed ahead with its development strategy with the following focus areas:

- development of mobile data services: launch of the 4G service in April 2017, and launch of content offers (mobile TV, Orange Game, Orange radio, VOD Iroko+ Offer, Music Trace);

- launch of regionalized marketing offers in the north and west of the country;

- development of B2B offers specifically targeting small and medium-size enterprises;

- promotion of the Orange Money offer both to end-customers and distributors (electronic recharge).

The main achievements in 2017 on the Orange in Cameroon network relate to the continued extension and densification of the network in connection with the 4G launch. The Makepe Data center also entered service to meet the operational needs in Central Africa.

31[Back to contents]

Niger

The Orange group has been present in Niger since 2008 as the fourth entrant. In 2017, the Group generated 0.2% of its consolidated revenues in Niger.

In spite of the country’s economic recovery (growth of +4.2% in 2017 according to the IMF), the Telecom market, with 7.7 million subscribers, or a penetration rate of 43% at end-2017 (source: GSMA), is still significantly impacted by the decline in incoming international traffic and the current tax level.

With market share of 19% (source: GSMA), Orange is the country’s 3rd mobile operator, behind Airtel and ahead of Moov and Niger Telecom. In 2017, Orange launched innovative offers (such as the Albarka offer) that enabled the development of abundance on the prepaid segment, and launched mobile money transfers to new destinations such as Côte d’Ivoire, Senegal and Mali. Orange also pressed ahead with its strategy of deployment and reinforcement of its mobile network, in particular for the 3G service available since 2011.

Botswana

The Orange group has been present in Botswana since 1998 and since 2003 under the Orange brand. In 2017, the Group generated 0.2% of its consolidated revenues in Botswana.

The Telecom market in Botswana is characterized by a mobile penetration rate of 134% (source: GSMA), or 3.2 million mobile subscribers at end-2017, and strong momentum of the mobile Internet segment, which accounts for over 50% of mobile users (source: GSMA). In 2017, it was marked by significant rate changes driven by the regulator, in particular the reduction of -25% in national call termination rates and the narrowing of the difference in rates between on-net and off-net calls. The development of the market was also impacted by new requirements imposed by the regulatory authority for the identification of mobile customers.

Orange is the country’s second mobile operator with market share of 28.8% (source: GSMA), behind Mascom and ahead of Be Mobile.

In 2017, Orange launched voice and data abundance offers, developed its B2B base through partnerships with professional organizations and consolidated its position as the leader in the mobile financial services market through the Orange Money offer and its related Visa card.

Orange was the first operator to launch 4G in 2015, and in 2017 it pressed ahead with its strategy of deploying the broadband mobile network in the country’s main cities, modernization of the radio access network and densification of broadband access.

Madagascar

The Orange group has been present in Madagascar since 1998 and since 2003 under the Orange brand. In 2017, the Group generated 0.2% of its consolidated revenues in Madagascar.

The Telecom market in Madagascar had 9 million mobile subscribers at end-2017 (source: GSMA) and is characterized by a low mobile penetration rate (34.8% according to GSMA). This rate is stable compared with 2016. The regulatory environment remained unchanged in 2017, except for new requirements regarding the identification of mobile customers.

Orange is the 3rd mobile operator with market share of 21% (source: GSMA), behind the incumbent operator Telma and Airtel and ahead of MVNO Blueline. All operators have launched their 4G service and offer mobile financial services. In 2017, Orange was the market leader in the mobile data segment.

In 2017, Orange’s business in Madagascar was marked by the launch of the 4G service, the identification of the customer base in accordance with the newly determined criteria laid down by the regulator, and the winning of key customers in B2B, in particular the country’s main mining operator.

In 2017, Orange continued its strategy of deployment of the mobile broadband network, which now covers the country’s 10 main cities with 4G services. At the same time, national and international capacities have been boosted, thanks to the reinforcement of the core network and the acquisition of additional capacities, to support the development of data services.

Central African Republic

The Orange group entered the Telecom market in the Central African Republic in 2007 as the fourth entrant. In 2017, the Group generated 0.1% of its consolidated revenues in the Central African Republic.

The Telecom market in the Central African Republic, with 2 million mobile subscribers in 2017 (source: GSMA), is characterized by a mobile penetration rate of less than 42% (source: GSMA). Its development is still strongly impacted by the difficult security situation in the country and infrastructures still under development.

Orange is the country’s 3rd mobile operator, with market share of 22.2%, behind Telecel and Azur and ahead of Moov (source: GSMA). The main operational achievements in 2017 relate to the revamp of residential and B2B offers and the densification of the Orange Money distribution network. Orange also continued with the extension of radio coverage across the entire country, the increase in international capacities and the modernization of the national VSAT network to support changes in customer usage, and of the Wimax network to meet the growing needs of B2B customers.

Mauritius

The Orange group has been present in Mauritius since 2000 through a partnership with the incumbent operator Mauritius Telecom, in which it holds 40% of the capital.

Mauritius Telecom is the leader in fixed-line and Internet Telecom services in Mauritius, ahead of DCL, and in mobile services ahead of Emtel and MTML (source: GSMA).

The operator offers a comprehensive range of fixed and mobile data and voice services. It also offers convergence packages (voice, IP and TV) though its MyT service. The first operator to have launched a 4G network and mobile payment service in 2012, Mauritius Telecom launched its fiber optic network (FTTH) with a speed of 10 to 100 Mbits/s in 2013 and now covers practically all households on the main island.

The growth drivers for Mauritius Telecom lie in content, in particular with a strategy of investing in premium content, enabling Mauritius Telecom to strengthen its position as the market leader.

The company also offers international connectivity via fiber optic submarine cables. With the quality of this international connectivity being one of the main priorities of Mauritius Telecom, the company signed agreements in 2017 for Mauritius’s future connections via the IOX and MARS cables.

32[Back to contents]

1.3.4    Enterprise

Orange is a leading provider of Telecom services to companies, under the brand Orange Business Services (OBS). OBS offers a range of services to key accounts, local authorities and SMEs in France, as well as to multinational companies around the world, supporting their digital transformation and the implementation of their communication projects, by offering them a full range of services. Historically present in services to companies in France, Orange acquired Equant in 2001, thereby acquiring a strong international dimension and consolidating its leadership on this market. In 2017, the Enterprise segment generated 16.7% of the Group’s consolidated revenues.

1.3.4.1   The market

The communications and IT services market for companies is part of the broader Information and Communication Technologies (ICT) sector, which groups together technologies used to process and send information (see Section 1.2.1 The world information and communication technologies market). Worldwide, this market represented nearly 1,300 billion euros in 2017, stable compared with 2016.

Breakdown of the global market by value (%)

By type of service	2017	2016	2015
Consulting and Integration	26%	26%	24%
Fixed data	11%	11%	11%
Mobile data	11%	10%	10%
Outsourcing	32%	32%	30%
Product support	6%	6%	9%
Fixed voice	6%	7%	7%
Mobile voice	8%	8%	9%

Source: Gartner.

By geographical area	2017	2016	2015
Africa & Middle East	4%	4%	4%
North America	42%	41%	42%
South America	5%	5%	6%
Asia-Pacific	25%	25%	23%
Eastern Europe	2%	2%	2%
Western Europe	22%	23%	23%

Source: Gartner.

In 2017, at the global level, the business communications and IT services market witnessed a growth rate in excess of 2.6%, at constant exchange rates. The connectivity market remained relatively stable, with the growth in the mobile data services market offsetting the decline in the fixed and mobile voice services markets while the fixed data services market remained stable; the IT services market grew by almost 4.3%, with the various services - consulting, integration, outsourcing, product support - all contributing to this growth.

In France, the fixed data and voice services market continued to decline, by about 4% in 2017. The fixed-line voice market continued to contract, due to the lower number of accesses, price erosion, technological migration (SIP) and substitution by other methods of communication (mobile telephony, unified communications, email, OTT services, etc.). The fixed data market continued to fall, since growth in the broadband and very high-speed broadband markets did not offset the sharp downward trend in the legacy services market, along with the decline in the MPLS networks market. The mobile data and voice services market remained stable in 2017, with the sharp decline in the traditional voice services market offset by the growth in the mobile data services market. Lastly, the IT services market saw a growth rate of over 3% in 2017. This growth is confirmed year on year and reflects the robust health of the consulting, integration, and outsourcing market, while the product support market, much smaller, witnessed a slight decline.

The competitive environment

The Telecom services market for companies is shared among many players, telecommunications operators, network integrators and providers of managed IT services, and OTT.

The main telecommunications operators competing with Orange on this market are:

- SFR Business, the Altice entity responsible for the Enterprise business;

- in France, Internet Service Providers (ISP) or other operators offering very high-speed broadband connectivity services relying on Public Initiative Networks (PIN);

- alternative local loop operators such as COLT Telecom or Interoute;

- national telecommunications operators expanding internationally, such as the American Zayo;

- global telecom services operators, such as BT Global Services, AT&T Business Services, Verizon Business, Telefónica Business Solutions and T-Systems, which offer distributed services to multinational companies worldwide;

- international carriers from the Asia-Pacific region such as Telstra, Tata Communications and NTT Communications, which are expanding their capacity in Europe, including Chinese Cloud service providers such as AliCloud.

33[Back to contents]

The main network integrators and managed IT service providers competing with Orange on this market are:

- those working with Orange under “coopetition” (a combination of cooperation and competition), in particular those developing a multi-provider approach, such as Spie ICS and Dimension Data;

- players specializing in IT transformation projects, such as IBM Global Services, Atos, Capgemini, and Sopra-Steria;

- and finally software suppliers that offer their applications online as services on demand (under Software as a Service modes), such as Microsoft, Salesforce, Oracle, and SAP.

Lastly, Orange competes with are Internet companies (OTT) specializing in niche markets operating globally and offering:

- SD-WAN (software-defined WAN) connectivity services, such as Cisco/Viptela, VMWare/VeloCloud, Versa Networks and Nuage Networks and the American specialist in network virtualization, Masergy;

- VoIP (Voice over IP) services and Cloud unified communications services, such as Microsoft/Skype for Business/Teams, RingCentral, 8x8, Cisco/Broadsoft, Google G-Suite;

- Cloud infrastructure services such as Amazon Web Services, Google, as well as the Chinese AliCloud or Tencent, and the French hosting service provider OVH.

Given the large number of players, there is no reliable, relevant information available on market shares.

1.3.4.2   Orange Business Services activities

The main operating indicators of Orange Business Services are mentioned in Section 3.1 Analysis of the Group’s financial position and earnings.

Orange Business Services offers a wide range of products and services, including those that are packaged or tailor-made and using different methods such as integrated, managed or Cloud, aimed at accompanying businesses in their digital transformation, structured around their main challenges (connectivity, mobility, streamlining of processes, fluidity of exchanges with customers and support for their projects).

Orange Business Services has structured its portfolio of offers around four main types of products and services:

- fixed telephony (traditional and IP) and audio conference services;

- enterprise mobile telephony offers;

- network offers, including certain service guarantee levels (mobile and fixed-line connectivity, data transfer, hybrid networks, fixed-line and mobile convergence offers);

- IT service offers and integration solutions, including:

-  unified communication and collaboration services (interoperability between telephony, messaging and video conference solutions, in triple play or quadruple play),

-  IT/Cloud solutions (virtualization, systems integration, business applications, API, building blocks for connected objects, Big Data and analytics),

-  managed and integrated or Cloud cyber-defense solutions covering infrastructures and users (safe work environments and infrastructure, cyber-defense, management and governance), supervised from a Cybersoc (security operations center),

-  consulting and customer services (analysis of needs, solutions architecture, deployment and installation support, user training, administration of services and solutions) in various areas: switching to “all-IP”, adopting Machine to Machine and the Internet of Things, supervising and managing quality of service, switching to Cloud infrastructure solutions, digital transformation of businesses.

These offers are also used to develop cross-sector business solutions (finance, transport, energy, government and public sector, geolocation and fleet management, etc.).

Orange Business Services relies on international partners to supplement its offer and geographical coverage in areas where its customers operate and where its presence does not offer a comprehensive solution. Orange Business Services is working to build this type of partnership in the most developed markets, preferably with the leading operator or its direct competitor, like NTT Communications in Japan or AT&T in the United States.

The Customer Service & Operations Division (CSO) is responsible for the production and maintenance of solutions worldwide. Backed by its geographical reach, CSO supports customers in managing the rollout of their network and IT projects and in the daily operation of their services, including on-site call-outs. In some countries, CSO uses local partners for local rollouts and to supply equipment. CSO structures its operations using standardized processes and tools in order to monitor and support its customers around the clock: two Customer Service Units (CSU) for French customers, and five Major Service Centers (MSC) located in India, Egypt, Brazil, Mauritius and France, serving international customers. This system, together with network redundancy, ensures service continuity for customers, especially in the case of exceptional events (natural disasters, political events, or a cut of submarine cables).

Orange Business Services works in close cooperation and bilaterally with major technology players, such as Cisco, Microsoft, Huawei, Alcatel-Lucent, EMC, Avaya, Juniper, Polycom, Netapp, VMWare and Genesys, and with members of the mobile industry, such as Samsung and Apple. Orange Business Services also forms partnerships with service companies, such as Akamai or GFI, to develop a joint sales approach and offer innovative solutions to its customers.

In 2017, Orange Business Services pursued its strategy of becoming a global player in digital transformation and accelerated its shift to services, with several acquisitions under way:

- Business & Decision, an international consulting and systems integration group with 2,500 employees, with the objective of reinforcing OBS’s leadership as an operator and data services integrator in France and internationally;

- and Enovacom, publisher of software for the exchange, sharing and security of health information systems.

34[Back to contents]

1.3.5    International Carriers & Shared Services

The operating activities of the International Carriers & Shared Services segment include mainly:

- international carriers’ activities (roll-out of the international and long-distance network, sales of international telephony and services to international carriers and installation and maintenance of submarine cables);

- and the activities of OCS and Orange Studio in content.

The segment also includes other cross-cutting activities of the Group, in particular research and innovation (see Section 1.5), or real-estate (see Section 1.4.2); as well as support and shared activities including headquarters corporate functions.

The operating activities of the segment accounted for 2.6% of the Group’s consolidated revenues in 2017.

1.3.5.1   International Carriers’ activities

The market

The global international voice market was estimated at 546 billion minutes in 2016. This market has been on the decline since 2015, due to the increase in “on-net” traffic of OTTs. However, this decline remains moderate thanks to the development of mobile telephony (particularly in Africa) and of Voice over IP.

The wholesale of voice and data traffic, as well as the provision of transmission means, accounted for approximately 68% of the total international voice market and was estimated at 375 billion minutes in 2015 (source: Telegeography 2017).

There were over 1,400 operators in the mobile market in 237 countries, including 580 commercially operating 4G/LTE networks in 188 countries in 2016 (source: GSMA January 2017).

The competitive environment

Wholesale operators can be divided into three types - global wholesalers, multinational retail operators and regional or specialist players:

- global wholesalers have the critical mass needed to obtain the most competitive rates and to pass them on to their customers: Tata, Bics and iBasis are the main global wholesalers;

- multinational retail operators aim to optimize their end-customers’ traffic and generate revenues and earnings in addition to those from their retail traffic. Orange, Vodafone, Telefónica, Deutsche Telekom and Telia Sonera are among the main ones;

- lastly, regional and specialist players focus on a particular geographical area or on certain voice or data services for which they generally offer competitive rates. These primarily include Interoute, Citic, and Calltrade.

The wholesale market’s customer base comprises voice market specialists (call-shop, prepaid cards), domestic retail carriers (including MVNOs), and Internet service providers. International carriers also sell wholesale traffic to each other.

Orange’s International Carriers’ activity

Orange’s International Carriers’ activity is based on a major long-distance network infrastructure and offers a broad range of solutions on the international market.

Its presence in both the retail and wholesale markets means it can develop solutions that are particularly well adapted to the needs of the retail operators. Orange has more than 1,000 customers, which include fixed-line and mobile operators and Internet service, content and OTT providers.

The Orange group is unique in that it is very involved in the design, construction and operation of submarine cables. With its ownership or co-ownership of several submarine cable systems, the Group ranks among the world’s largest owners of submarine lines. This has enabled it to satisfy the increase in transatlantic traffic.

The Group’s wholesale activity is based on:

- a seamless global network and an IPX protocol network supporting voice and data with points of presence around the world;

- a global network of dedicated IP routes with end users in more than 220 countries, connections to more than 200 Internet service providers, and connectivity in over 100 countries in a single IP network hop (Autonomous System);

- 99.99% network availability, 24/7 centralized network supervision.

In 2017, the volume of voice traffic in the International Carriers business decreased by -3.8% by volume, while data traffic increased by about 30% (source: Orange estimates).

Offers

Voice Services

Orange’s voice network has switched or all-IP routes to 340 operators, coverage in more than 1,600 destinations, and 24/7 technical support.

Services to Mobile Operators

Orange supports over 200 mobile operators worldwide by providing interconnection, roaming, SS7 signaling and Diameter services, together with value-added services and GRX/IPX transport. Orange also supplies Roaming Hub, 3G/4G voice and SMS Hub solutions and operates voice/data roaming.

Orange’s International Carriers Division provides 4G roaming connectivity, on IPX, to a growing number of operators and continues to expand its coverage. This offer allows mobile operators to provide their customers with a 4G roaming service. Since the entry into force of free roaming in Europe in June 2017, international traffic via Orange France increased by about 40%.

Orange is involved in the setting up of GSMA standards and has expanded its LTE and IPX connectivity directly and via peering agreements. The International Carriers Division provides secure solutions for mobile value added services, such as OTA (Over The Air) and messaging services (SMS), as well as Big Data services.

Internet and Transmission Services

Orange’s adjustable solutions meet the specific needs of Internet service providers and content providers. The offer includes a wide range of connection options in Europe, Africa, America and Asia. Commissioning of the SMW5 (between Singapore and marseille) and ACE (along Africa’s Eastern coast) submarine cables contributed to strengthening this offer.

Orange has extended its Internet coverage in Africa & Middle East thanks to the recent roll out of new points of presence in Abidjan, Amman, Johannesburg and Cape Town, providing these regions with better Internet connectivity, faster connection speeds and enhanced security.

35[Back to contents]

Convergence Services

Orange provides IPX solutions through its Multiservice IP eXchange offer. This service gives operators access to voice and mobile data services over a single connection. It can also optimize quality of service and network costs.

Security and anti-fraud services

The @first (anti fraud interconnect roaming & security of transactions) offer is a comprehensive anti-fraud system, which protects traffic and interconnection revenues. The offer includes by-pass anti-fraud services, revenue assurance services and quality of service improvements as well as securing financial transactions. It also offers a Big Data type profiling solution and a bypass anti-fraud shield to bypass fraudsters’ countermeasures. @first is designed not only to combat voice fraud, but also SMS fraud, in addition to the SMS Control solution. With Orange’s SMS Control platform, all international SMS of customers are analyzed and protected in real time against all types of fraudulent SMS and bypass.

To ensure more effectiveness in the fight against cybercrime, Orange’s Transit Internet solution offers optional protection against denial of service attacks (OTI DDOS protection).

Orange Marine

Orange Marine is a major player in submarine cables, from the early research and engineering stage through to the setting up of intercontinental connections and the maintenance of existing cables. Orange Marine has installed a total of more than 190,000 kilometers of submarine cables, including 160,000 in fiber optic, across all oceans. Its vessels carried out close to 550 repairs on defective cables, some of which were performed 5,500 meters deep. The Orange Marine cable-laying fleet comprises six vessels, and represents 15% of the worldwide fleet. It is one of the world’s most experienced fleets.

1.3.5.2   Content activities

Content distribution activities are a key component of the strategy of Orange, which, at end-2017, had over nine million households connected to its TV universe using its decoders. They help to promote very high-speed broadband, fiber and 4G offers. In 2017, the Group created a cross-cutting entity, Orange Content, for managing its content strategy and supporting all Group countries in these activities.

Orange’s content strategy is primarily based on developing partnerships with rights holders and service publishers. Orange is focused on its role of aggregator and distributor by referencing the best entertainment services available in order to offer them to its customers through its broadband networks. In 2017, Orange reinforced its partnership with Canal+ in France by signing a distribution agreement for CANAL offers to Orange’s TV customers, including a new method for marketing the Canal+ “Essentiels” offer for Orange’s fiber customers. Orange has also extended its partnership with Netflix to all countries where the Group is present. Accessible with Orange decoders in France since 2014, Netflix has been distributed by Orange in Poland since November 2017.

Orange is also developing an ambitious policy for the production, co-production and publishing of films and series through its Orange Studio subsidiary and its premium service OCS (ex. Orange Cinéma Séries). OCS, whose new and exclusive programs are all available in linear broadcasting form and on demand across all screens, is offered by most distributors in France and has been available in direct distribution on the Internet since November 2016. End-2017, OCS had over 2.8 million subscribers.

In 2017, OCS thus renewed the multi-annual agreement with HBO for which it has become the sole program broadcaster in France with an extension of the rights acquired. Orange has also extended its partnership with UGC by signing a new agreement whereby OCS subscribers will enjoy exclusive first releases of popular films produced by UGC Images. At the same time, this agreement reinforces the partnership between Orange Studio and UGC, which has entrusted it with the international marketing of its films as from 2018.

Orange Studio also created a sensation with major releases such as the film Valérian, which was a big success in France with over 4 million tickets. Orange’s commitment to cinema was also evidenced in 2017 by the renewal of partnerships with major festivals in France.

In Europe, the Group is pursuing its rollout strategy for content services, including around TV, a key element of convergence offers. In Spain, Orange is thus marketing TV channel selections, including football offers, the distribution rights for which have been renewed since the 2016/2017 season. This TV strategy is also being developed in other European subsidiaries of the Group.

In Africa, Orange launched the IPTV in Côte d’Ivoire and, as the successful bidder, secured a paying TNT license via a joint venture with its partner Canal+ Overseas.

In the video on-demand (VOD) segment, Orange offers the programs of the main rental and permanent download catalogs.

For music, Orange continued to innovate in the music streaming segment, in partnership with Deezer since 2010 and through the rollout of its Orange Radio service, notably in the MEA region. 2017 was marked by the increase in France in the number of Orange’s paying customers using the Deezer service, the renewal of the Deezer agreement in Spain and in Romania and the deployment of Orange Radio in 14 new Orange countries. Deezer and Orange services are also available on Orange TV.

In the innovative gaming sector, the streaming game offer on Orange TV continued its rapid development in 2017 with over 200 games available on an unlimited basis in the Pass Jeux Famille in France. On mobile, the success of the unlimited contract and Freemium games continued to grow and with a highly sustained momentum in African countries, where Orange has close to one million mobile games customers. Moreover, for the sixth year running, Orange presented major innovations in gaming at the Paris Games Week in November 2017. Orange’s action in service virtualization, Virtual Reality (launch of the Orange VR2 headset for the general public) and eSport was also presented during this event. There is real hype around eSport in Africa, with Orange’s sponsorship of the first Africa Games Show in November 2017, during which the final of a competition open to 12 Orange countries in Africa was held.

36[Back to contents]

1.3.6    Orange Bank

Business diversification is one of the pillars of the Orange group’s Essentials2020 strategy. The acquisition of a majority interest of 65% in Groupama Banque in 2016 illustrates this ambition for diversification into mobile financial services, which offer interesting growth prospects, supported in particular by Orange’s excellent knowledge of customer habits and expectations. The launch of the Orange Bank offer in 2017 also leverages the expertise already acquired by the Group in financial services with Orange Money (see Section 1.3.3 Africa & Middle East) and Orange Cash (see Section 1.3.1 France).

1.3.6.1   The banking market

The French banking market is undergoing major changes due to digital transformation. This is reflected in changing customer needs and the rapid development of mobile financial and banking practices, in particular as regards payments and money transfers. In 2016, 75% of those under the age of 35 connected to their mobile banking platform several times a week (source: CCM Benchmark 2016). The development of new technologies - blockchain, artificial intelligence, biometry, etc. - is also transforming the industry, compelling it to adapt and leverage these technological advances.

In this context, the market is seeing new entrants challenging traditional banking networks in all or part of their areas of operation and offering new solutions, by leveraging changing practices and technologies.

The competitive environment

The French banking market can be broken down into six main categories of players:

- the major traditional banking networks (which are gradually adapting their offers to the new situation);

- online banks, some of which are offshoots of the traditional large banking networks, which mainly developed in the 2000’s (Boursorama Banque, BforBank, Hello bank!, Fortuneo, Monabanq, ING Direct);

- néo banques, set up in the 2010’s, which are based on a mobile application and simplified customer experience. Not all of them have a banking license (N26, Atom, Monzo, Tandem, Revolut, Soon, Compte Nickel);

- Fintechs made up of three sub-groups: financing platforms, means of payment and account aggregators;

- GAFAM and certain technological giants (Google, Apple, Facebook and Samsung), which offer mobile payment solutions: Apple Pay, the payment function of Facebook Messenger, Samsung Pay and Android Pays. Through banking licenses, they can now offer financial services directly;

- lastly, large retailers (Carrefour, Leclerc, Fnac Darty, etc.), which aim to take a share of the mobile financial services value chain. Some of these brands already have banking subsidiaries and offer a range of services from bank accounts to consumer credit. Others offer means of payment to generate customer loyalty, better know customers and avoid “disintermediation” by losing payment-related data.

Orange Bank’s positioning is at the border of these universes. Its model aims at combining the features of all the players into a single offer: a native digital and primarily mobile offer, a distribution network where humans meet digital (via mobile or web) and the desire to offer the best innovations by tying up with renowned partners in the Fintech and digital world (Moneythor, QuickSign, Wirecard, IBM’s Watson).

1.3.6.2   Orange Bank activities

Orange Bank offers a banking model designed around the mobile uses of customers. Its offer contains all basic banking services (bank account, credit card, check book, authorized overdraft, savings account and choice of insurance). Orange Bank enables customers to subscribe to and carry out all transactions from a mobile terminal but also uses, for bank account subscriptions, a network of 140 approved Orange stores and, as from the 1st half of 2018, the network of Groupama branches.

Following the announcement in May 2017 of the launch of the Orange Bank offer in preview to 4,000 employees of Orange and Groupama, Orange Bank started, in November 2017, to market its new offer in France on mobiles and in authorized Orange stores in metropolitan France.

The innovations offered by Orange Bank, since its launch, include in particular a free bank account and the related card (subject to certain terms and conditions of use) without income requirement, instant access to the bank account balance, contactless payment via the bank card or mobile terminal, temporary blocking and unblocking of the card, money transfer by SMS, and a virtual adviser available round the clock.

At end-2017, 55,000 customers have taken up the Orange Bank offer.

37[Back to contents]

1.4  Networks and real-estate

1.4.1    Orange’s networks

At end-2017, Orange operated networks in almost 30 countries to serve its customers in the consumer market and in nearly 200 countries or territories to serve its Business customers. In line with its Essentials2020 strategy (see Section 1.2.2 The Orange group strategy), Orange continues to modernize its networks in order to provide its customers with ever greater and enhanced connectivity wherever it operates.

Its investments are designed to improve its networks in a number of respects:

- the development of very high-speed broadband (FTTH and 4G), increased data transfer volumes and reduced connection latency;

- implementation of the program to switch all services over to the IP infrastructure (“all-IP” program);

- preparation of the gradual virtualization of network control functions (“programmability”) and automation of network operation.

The network architecture is broken down into (i) access networks (fixed or mobile), (ii) transmission and IP transport networks and (iii) service control networks.

Its access networks connect each customer, whether an individual or a business customer, and provide a first level of customer data aggregation. Transmission and IP transport networks connect the access networks between them and with the service and data servers, which may be located in other parts of the world. Service control networks, which drive access, transmission and IP transport networks, provide the connection between people and manage the services (voice, TV, Internet access, data).

1.4.1.1   Access networks

Fixed access networks

Analog access and ADSL/vDSL broadband access

Copper access is made up of a pair of copper wires that connect each customer to a concentration point and give the latter access, via the distribution and transport network, to a local switch. It is used to deliver analog voice services and broadband access services.

Orange is a copper access network operator in France, Poland and various countries in Africa & Middle East (Côte d’Ivoire, Jordan and Senegal). Analog voice access services are provided to more than 11 million customers in these countries.

Fixed broadband ADSL/vDSL access (for voice applications, Internet access and television) is available:

- in France and in Poland, with cover approaching 100% on the incumbent local loop;

- in the Africa & Middle East countries, where Orange is the operator of the copper local loop;

- in other countries (including Egypt, Spain and Slovakia), where Orange uses the local loop of the incumbent operators, either unbundled or via bitstream-type offers;

- in Belgium, where broadband offers are marketed using the cable network of third-party operators;

- in Moldova where, following the acquisition of Sun Communications, Orange operates a cable network.

Very high-speed broadband access

FTTH (Fiber To The Home) network access can extend the available broadband ADSL/vDSL service offer to include upstream and downstream very high-speed broadband (of 100 Mbits/s and more), with improved performance, in particular response time.

In France, Orange has been deploying FTTH access for several years, using GPON technology, which can pool several very high-speed broadband accesses on a single fiber without affecting each access point’s capacity for increasing speed. The deployment of the FTTH network started in 2007 in a few major French cities and was then expanded to all large cities. During the years 2011 and 2012, Orange entered into sharing arrangements with other telecoms operators to speed fiber optic rollout. At end-2017, Orange was the leader in fiber in France, with over 9 million households eligible for Orange Fiber in all counties (départements) and over 1,200 municipalities.

In Spain, Orange is also deploying fiber and its FTTH network reached 12 million connectable households at end-2017. A FTTH network was also deployed in Poland, with connectivity offered to some 2.5 million households, as well as in Slovakia, with close to 400,000 connectable households. The deployment of FTTH networks has also started in Jordan, Côte d’Ivoire, Morocco and Senegal.

Fixed Radio Access

In a number of different countries, fixed services are available through 3G/UMTS, or Wimax (Romania and Africa). These services are gradually migrating to 4G/LTE technology.

Mobile access networks

The GSM (2G), UMTS (3G) and LTE (4G) access networks support data and voice communication services of up to several dozen Mbits/s that can be used to send and receive large files (audio, photo and video). The group operates a mobile network (2G/3G/4G) in each of the countries where it offers retail consumer telecommunications services.

2017 was marked by:

- continued growth of uses and traffic, across the Group’s networks. To anticipate this growth, which will continue over the coming years, the group invested in its networks to increase their capabilities and performance;

- continued rollout of 4G/4G+ networks in Europe to increase the coverage of the population and speeds. In France, Orange provides 4G coverage of close to 96% of the population. In Belgium and Poland, Orange has the highest coverage rates of the Group, with 4G coverage of close to 100% of the population;

- continued 4G deployments in the MEA region, with 13 of the 20 countries in the region commercially covered at end-2017;

- for the Internet of Things, the continued deployment of the radio network using LoRa (Long Range) technology in France, and the start of deployment of the LTE-M technology on the 4G network, in particular in Belgium.

38[Back to contents]

1.4.1.2   Transmission and IP transport networks

National networks

In each country where there are retail customers, Orange has a national IP transport network relying on a transmission network. This infrastructure is primarily made up of fiber optics, but it also contains microwave links, especially for alternative or purely mobile networks in MEA countries. These networks support voice and data traffic, for fixed, mobile, enterprise and wholesale services.

In France, a dedicated Enterprise IP network is also in service. The main purpose of this network is to connect a company’s French sites for internal data exchange on a Virtual Private Network (VPN) and to provide it with Internet connectivity. It also provides Voice over IP transport for companies. It is made up of a core infrastructure of around 60 transit routers that are interconnected by multiple 10 Gbits/s links, or 100 Gbits/s links.

Optical links offer a bandwidth of up to 100 Gbits/s per wavelength, and Dense Wavelength Division Multiplexing technology (DWDM) makes it possible to have 80 wavelengths per fiber. Orange is one of the world leaders in the use of advanced optical functions in order to have a more flexible transmission network. For example, in a first of its kind worldwide, Orange deployed a 400 Gbits/s per wavelength optical link between Paris and Lyon in 2013.

Furthermore, Orange offers direct connections by fiber optic to business customers, providing them with very high-speed broadband services.

In the MEA region, Orange is the No. 1 telecommunications operator in kilometers of terrestrial transmission networks deployed (national and multi-country) with 20,000 km.

International network

This international network relies on three networks:

- the European WELDON (WidE Long distance Domestic Optical Network) network, a long-distance network in France, whose deployment started in April 2012, and which was extended to serve Frankfurt, London, Barcelona, Madrid, and submarine cable stations. It is expected to be extended to other areas neighboring France as needed in the future;

- the North-American backbone served by the two arms of the TAT-14 transatlantic cable system;

- and the Asian backbone in Singapore served by the SEA-ME-WE3 and SEA-ME-WE4 submarine cables.

Satellites

Satellite communications are used by Orange to support global network connections for the French overseas territories, IP or voice connectivity with other carriers, and VSAT (Very Small Aperture Terminal) services for Orange Business Services’ terrestrial or maritime customers. To provide those services, Orange purchases space segment from satellite operators (such as Eutelsat, Intelsat, SES and Arabsat).

Submarine cables

In order to accommodate the increase in international telecommunications traffic, Orange has invested in a number of submarine cables, either through participation in a consortium to build a cable that Orange will co-own, or through the purchase of usage rights or leasing transmission capacity on other cables.

Orange is part of some 50 consortiums covering various routes: North Atlantic, Caribbean, Europe-Asia, Europe-Africa. In 2017, in addition to the increase in speed, Orange announced the deployment of two new fiber optic cables of 400 kilometers, FLY-LION3 (Lower Indian Ocean Network) in the Indian Ocean, and 1,900 kilometers between French Guyana, Martinique and Guadeloupe, to be commissioned in 2018.

1.4.1.3   Service control networks

National networks

Control network

In all countries where it has access and transmission/IP transport networks, Orange operates a control network (also called signaling network). This network manages calls or data connection, updates of location data for mobiles, roaming and SMS. These networks are upgrading to new standards, for example to manage 4G roaming.

Fixed-line voice network

In the countries in which it has fixed-line operations, Orange operates a switched telephone network (STN) to deliver analog voice and ISDN digital services. These networks are continually being optimized because of declining usage.

Orange also rolled out fixed-line VoIP networks using IMS technology (IP Multimedia Subsystem) in many countries for residential and business uses.

Mobile voice network

Until 2015, all mobile voice traffic was managed in switch mode by the mobile network in each country. In 2015, Orange rolled out mobile IMS infrastructure in Europe to offer VoLTE services (VoIP over LTE) and VoWifi (mobile Voice over WiFi). The first commercial application of this technology was in Romania, with the launch of VoLTE in September 2015. Other VoLTE and VoWifi commercial launches followed in 2016 and 2017.

International networks

Voice network

Orange has international switching nodes in France (CTI 4G) to manage voice traffic to and from France in the fixed-line and mobile markets for consumers, businesses and operators, and to centralize the transfer of international traffic for its subsidiaries. These exchanges, initially in circuit technology (TDM), have developed into hybrid NGN nodes to carry Voice over IP (VoIP) traffic.

Orange also operates a network for the supply of voice services for international businesses. Based on the international MPLS IP network, this business voice network has approximately 70 points of presence in some 40 countries, and is connected to some 60 operators worldwide.

Signaling network

Orange operates an international signaling network to manage the signaling associated with voice traffic, roaming and SMS of 2G and 3G mobile operators. This network is developing to handle, in addition to SS7 standards, new standards such as IP SIGTRAN and DIAMETER.

Several centralized platforms have been rolled out on the international transit points to provide value-added services to mobile operators.

39[Back to contents]

1.4.2    Real-estate

The properties of the Orange group are made up of office buildings, technical buildings and points of sale. At December 31, 2017, the real estate assets recorded in Orange’s balance sheet had a net carrying value of 2.5 billion euros, compared with 2.7 billion euros in 2016.

At end-2017, Orange occupied in France 25,276 sites (including 212 with a surface area greater than 5,000 sq.m.), covering a total area of 5.6 million sq.m. including 2.1 million sq.m. of leased space and 3.5 million sq.m. of fully-owned space. A number of subsidiaries abroad also have significant real estate portfolios, in particular Poland with 12.4 million sq.m. of land, including 1.7 million sq.m. of developed land.

In France, about 85% of the technical buildings are fully-owned, while close to 60% of service buildings are rented.

The buildings are very varied in terms of sizes and purposes. Some service campuses, such as Orange Gardens in Châtillon (near Paris), and by 2020, the Lyon 2020 project, as well as the Group’s future headquarters at Issy les Moulineaux, have surface areas of more than 50,000 sq.m. for thousands of employees.

The technical buildings, some of which are unoccupied, are being continuously streamlined: some buildings have been sold, while there are new constructions to cater to new needs. It is in this context that the construction of two new Data centers in Val de Reuil and Chartres was decided in 2017.

In 2017, the Group pressed ahead with the transformation of its points of sale in line with the Smart Store concept, while also taking into account the launch of Orange Bank and the need to install ATMs in some stores.

In accordance with the momentum of the Essentials2020 plan, Orange addresses the need for environmental transition by reinforcing the environmental quality of its real estate portfolio and implementing a pro-active energy saving policy (see Section 5.3.2 Fighting climate change).

At the international level, a number of major projects are underway, including Orange Côte d’Ivoire’s headquarters and its operational headquarters in Cameroon, or under consideration, such as the headquarters of Orange Guinée (Guinea) or Orange Niger.

1.5  Innovation at Orange

In the information and communication technology (ICT) sector, which is undergoing major change in its value chain with the increase in the number of players and the creation of new economic models, innovation is a major growth engine for the Orange group. It is supported by a community of 7,700 persons, including 630 researchers. In 2017, Orange continued its efforts in research and innovation and devoted 700 million euros (or 1.7% of its revenues) to it, against 705 million euros in 2016 and 726 million euros in 2015. These amounts include employee costs, operating costs and capital expenditure for research and innovation in new products and services.

1.5.1    Research and innovation

In order to achieve its goals in research and innovation, Orange has established a network of expertise spanning four continents.

The Orange Labs, which conduct the Group’s technical research, design and technical deployment activities, are located in eight countries around the world: France, China, Japan, Poland, Romania, Tunisia, India and Egypt. Each Orange Lab is immersed in a specific environment that enables it to anticipate and take advantage of technological breakthroughs and changes in user patterns worldwide and to facilitate partnerships, thereby accelerating the Group’s capacity for innovation.

The Orange Labs network is supplemented by so-called Technocentres, located in France, the United Kingdom, Jordan and Côte d’Ivoire. Their objective is to design and market new products and services that meet customer requirements as far as possible in all the countries where the Group is present. They are also tasked with ensuring consistent user interfaces for the Group’s various products and services (design strategy).

In response to new waves of technology and helping to create the applications of the future, Orange group’s research covers nine areas:

- digital personal life: the information, know-how and resources used in every day life will continue to be dematerialized and will represent digital assets. This is why Orange is designing the personal and interpersonal services of tomorrow, to produce, manage, store and exchange enriched digital content, while continuing to explore the way in which artificial intelligence and the user experience can facilitate daily digital activities;

- digital society: the large-scale roll out of digital technologies has changed several aspects of society: health, transportation, industry, citizenship, etc. The Orange group combines these aspects to test and analyze the impacts of technology on society;

- emerging digital countries: the distribution of digital and mobile technologies is witnessing exceptional growth in emerging markets. Orange promotes the emergence of digital ecosystems by getting local stakeholders involved in developing infrastructures and new services adapted to local situations;

- digital enterprise: to enable enterprises to make the most of the digital transformation, Orange’s research teams are conducting in-depth research into new digital tools and methods of work to lay the foundations of the digital and human employer model of tomorrow;

- ambient connectivity: Orange is developing connectivity technologies for human and objects and designing the networks and related business models. Its research teams are working, for instance, on 5G and its applications for all actors in society;

- software infrastructure: given that network equipment and functions will be software and the Cloud will be increasingly distributed, Orange is focusing on mastering IT and Telecom convergence and its impacts on networks, Clouds and IS. Its teams are designing network functions and developing a unified implementation and operation environment for 5G;

40[Back to contents]

- Internet of Things: the Internet of Things is currently a very fragmented universe. Orange is contributing to the emergence of the web of things: a distributed platform enabling the interaction on very large scale between humans, physical objects and digital services (cyber-physical systems), for multiple applications (home, city, enterprise, industry, car, transportation, agriculture, etc.);

- data and knowledge: the spectacular advances in artificial intelligence, in particular due to the availability of constantly growing volumes of data, is a remarkable driver of innovation and operational efficiency. To make the most of its potential, this field of research designs technological building blocks and reliable platforms by leveraging artificial intelligence and Big Data;

- trust and security: given that innovation must inspire trust and guarantee respect for privacy, Orange’s teams are developing systems that will ensure peace of mind: smooth user experiences, security and trust in its services and infrastructures, cyber-security, data protection, etc.

The results of the Group’s research and innovation work are presented every year at the Hello Show and the Salon de la Recherche, which have become key events in the French digital landscape and demonstrate Orange’s power in innovation. For example, the virtual assistant Djingo, an artificial intelligence tool that allows interaction with all content and services on Orange’s ecosystem, and the virtualization of the box were presented at the Hello Show in April 2017.

1.5.2    Open innovation

More than ever, open innovation is a crucial strategy for research and innovation in order to capture trends and benefit from partners’ skills, while relying on ecosystems that enable sustainable development. This strategy can be seen in:

- supporting start-ups and SMEs. Orange developed a network of 14 start-ups accelerators known as Orange Fab, present in 15 countries across four continents at end-2017. Created in Silicon Valley in March 2013, the Orange Fab program was rolled out internationally in France in the same year, then in other countries from 2014. In 2017, it was extended to Belgium, Luxembourg and Romania. Orange helps selected start-ups grow their businesses, and in certain countries provides financial and logistical support. Over 300 start-ups were or are being accelerated by Orange Fab as at end-2017. In September 2015, Orange also created an alliance with Deutsche Telecom, Singtel and Telefónica, whereby selected start-ups can access the resources and markets of these four partners, thus promoting the emergence of new European, and indeed global, leaders. Named Go Ignite, it selected five start-ups in the fields of artificial intelligence applied to the customer experience, the connected home, cybersecurity and the Internet of Things (IoT). Lastly, Orange is very active in various global networks and events, in particular the French Tech network and Viva Technology, in which, in 2017, Orange presented close to 100 start-ups;

- the Orange Developer program, through which the Group opens its service platforms to application developers to provide more innovative services to its customers. At end-2017, Orange had a catalog of 48 Application Programming Interfaces (APIs) in self-service mode, in the areas of (i) identification, payment, communication and the Cloud, (ii) the Internet of Things and proximity, and (iii) dedicated services in Africa & Middle East;

- a strong involvement in the research and innovation ecosystems. Orange is a major player in research programs developed with partners, and contributes to more than 70 collaborative projects, both in France and in Europe. In connection with the French government’s Future Investments Program (Investissements d’Avenir), the Group chairs the Technology Research Institute (IRT) B-com, which is working on 5G networks, IoT, security and immersive multimedia, and contributes to the SystemX Institute, which is looking at the area of digital systems engineering. Orange is also involved in eight competitiveness centers and two common laboratories (CREMANT, laboratory on antennas with the CNRS and the University of Nice-Sophia-Antipolis, and OLab with Inria, which is working on networks and the Cloud). Lastly, Orange contributes to solutions developed as part of the La nouvelle France industrielle (New Industrial France) program unveiled by the French government in May 2015 to accelerate research and innovation;

- a policy of strategic partnerships with universities and public laboratories. Orange is involved in over 30 contracts with leading-edge Research centers in France and around the world (Institut Mines Télécom, INRIA, CNRS, Polytechnique, Centrale Supélec, Fraunhofer Munich, University of Bern, University of York, Ben Gourion University in Israel). The Orange group also finances 12 Chairs and 5 Foundations.

Lastly, Orange has an active policy of forming strategic partnerships with leading industrial players worldwide, which allows it to enhance its portfolio of products and services and open itself to new ecosystems.

1.5.3    Capital investment

The Orange group plays a key role in financing innovation in the IT industry, drawing on various investment vectors, which are now grouped under Orange Digital Investment:

- mono-corporate ventures (fully-owned investment companies) such as, in particular:

-  Orange Digital Ventures, which is the Group’s investment vehicle for young start-ups. It complements Orange’s open innovation range particularly in the following areas: new connectivity, digital enterprise services (SaaS, Big Data, Security, process digitization), mobile banking & mobile payment (FinTech), Internet of Things, and digital services for Africa & Middle East,

-  French holding company Orange Technologies Investissements (OTI), initially established to monetize Orange’s intellectual property in exchange for stakes in high-tech start-ups;

- multi-corporate ventures (joint investment companies), in which Orange generally invested with other partners-investors, generally industrial companies, but occasionally also involving financial firms. These multi-corporate ventures include:

-  three Orange Publicis Ventures funds (Growth, Global, and Early-stage) set up through a partnership with Publicis and managed by Iris Capital Management, and in which the Group purchased a 24.5% stake,

-  the IrisNext fund, created in 2017, also managed by Iris Capital Management, in which Orange and Publicis are investors alongside a series of other industrial, financial and individual investors,

-  the Partech Africa fund, and the Paris Saclay Seed Fund, both managed by Partech Ventures,

41[Back to contents]

-  the Écomobilité Ventures funds, created in collaboration with SNCF, Total, Air Liquide and Michelin, and managed by Idinvest,

-  the Technocom 2 fund, financed jointly with Alcatel-Lucent, the SEB group, Soitec, and France’s National Seed Money Fund (Fonds national d’amorçage) and managed by Innovacom Gestion,

-  the Robolution Capital fund, financed jointly by Bpifrance, the European Investment Fund, EDF and Thales, and managed by the 360 Capital Partners management company;

- more traditional private equity funds attracting a wide range of investors (financial and non-financial companies as well as private investors) and managed by independent asset management firms in Europe, the United States and Canada;

- and lastly, financing of more mature or late stage start-ups, which can be carried out through direct strategic investments made by the Group, such as Deezer and Jumia.

In total, the Group aims to invest over 350 million euros via Orange Digital Investment, of which 170 million euros have already been invested at end-2017 and 100 million euros are firmly committed.

1.5.4    Patents

At December 31, 2017, the Orange group had a portfolio of 6,498 patents or patent applications in France and abroad protecting its innovations. In order to maximize their value, some of these patents are licensed through patent pools for patents corresponding to industry standards (e.g. NFC, MPEG Audio, WiFi, HEVC). Value maximization also concerns software such as engineering tools for the mobile network.

In 2017, 209 new inventions were protected by patents, including major technical contributions to standardization (5G, coding, video, etc.). These inventions stem mainly from the Orange Labs network in France. In 2017, Orange was once again in the Top 10 French patent applicants.

42[Back to contents]

1.6  Regulation of telecom activities

In most of the countries where it operates, the Orange group must comply with various regulatory obligations governing the provision of its products and services, primarily relating to obtaining and renewing telecommunication licenses, as well as to oversight by authorities seeking to maintain effective competition in electronic communications markets. Orange also faces specific regulatory constraints in some countries as a result of its historically dominant position in the fixed telecommunications market. The risks linked to the regulation of the electronic communications sector are described in Section 2.1.2 Legal risks.

1.6.1    European Union

The European Union has laid down a common legal framework aimed at harmonizing the regulation of electronic communications. It is binding on the member states and must be implemented by the National Regulatory Authorities. There are, however, significant differences in the transposition of European directives into national law in the various countries.

1.6.1.1   Legal and regulatory framework

The general EU legal framework consists of five main directives deriving from the 2002 Telecoms Package:

- Framework Directive 2002/21/EC of March 7, 2002, on a common regulatory framework for electronic communications networks and services;

- Authorization Directive 2002/20/EC of March 7, 2002, on the authorization of electronic communications networks and services;

- Access Directive 2002/19/EC of March 7, 2002, on access to, and interconnection of, electronic communications networks and associated facilities;

- Universal Service Directive 2002/22/EC of March 7, 2002, on universal service and users’ rights relating to electronic communications networks and services;

- Directive on Privacy and electronic communications 2002/58/EC of July 12, 2002, concerning the processing of personal data and the protection of privacy in the electronic communications sector.

All five directives were reviewed in 2009 (1), with changes fully implemented by EU member states, and were subsequently placed under the oversight of the Body of European Regulators for Electronic Communications (BEREC) (2).

On October 9, 2014, the European Commission adopted a new recommendation (2014/710/EC) identifying four relevant product and service markets for which National Regulatory Authorities are required to carry out market analyses potentially resulting in the implementation of ex-ante regulation, as opposed to seven in its previous recommendation of 2007:

- M 1: wholesale call termination on individual public telephone networks provided at a fixed location;

- M 2: wholesale voice call termination on individual mobile networks;

- M 3/a: wholesale local access provided at a fixed location;

- M 3/b: wholesale central access provided at a fixed location for mass-market products;

- M 4: wholesale high-quality access provided at a fixed location.

On September 14, 2016, the Commission presented its draft review of the European regulatory framework, in the form of a European Electronic Communications Code, along with new connectivity policy objectives for Europe up to 2025, a draft regulation for WiFi access in public places and a 5G action plan. Following the legislative process, which the Commission expects to complete in 2018, the code will have to be transposed into national law by each member state before coming into force by 2020.

The new regulatory framework has been fleshed out by a number of additional texts:

Roaming

Regulation No. 2015/2120 of November 25, 2015 (also known as the Telecoms Single Market package), which aims in part to eliminate surcharges for international roaming within the European Union from June 15, 2017, and Regulation No. 2017/920 of May 17, 2017, which lays down the rules for wholesale roaming markets (see Section 1.6.1.2), amend Regulation No. 531/2012 of June 13, 2012 on roaming on public mobile communications networks within the European Union (known as Roaming III). They are rounded out by an implementing regulation on reasonable usage rules for intra-European roaming adopted on December 15, 2016. These texts:

- impose, in the context of fair usage, the alignment of international roaming retail prices with national prices for intra-European communications (voice, SMS and data) from June 15, 2017;

- introduce into the retail market a structural solution allowing the domestic service to be dissociated from the international roaming service;

- expands, for customers using their cell phones outside the EU, pricing transparency requirements and bill shock prevention measures for European operators;

43[Back to contents]

- grant a regulated right of access to European roaming services for MVNOs and resellers, and sets new caps on wholesale markets:

-  voice: €0.032 excluding tax per minute starting on June 15, 2017;

-  SMS: €0.01 excluding tax per SMS from June 15, 2017;

-  data (price excluding tax):

04/30/16	06/15/17	01/01/18	01/01/19	01/01/20	01/01/21	01/01/22
€0.05/MB	€7.7/GB	€6.0/GB	€4.5/GB	€3.5/GB	€3.0/GB	€2.5/GB

A review of the regulation of wholesale roaming prices is scheduled for 2019.

Call termination rates

On May 7, 2009, the European Commission adopted a recommendation (2009/396/EC) regulating fixed and mobile voice call termination rates in the EU. The Commission recommends that national authorities should apply the following principles:

- symmetry in each country, first between the various operators’ fixed-line voice call termination rates and second between their mobile call termination rates, with the option of allowing a four-year transitional asymmetry on fixed or mobile call termination rates for any new entrants;

- call termination rates geared towards the avoidable cost of this service for an efficient operator (i.e. about 1 euro cent per minute for voice MTRs and a lower rate for voice FTRs).

Change in Orange’s mobile voice call termination rates in Europe (in euro cents per minute)

Source: Cullen International - December 2017.

Currency exchange rates at 12/31/2017 for the whole period.

Change in fixed voice call termination rates (in euro cents per minute) (1)

Source: Cullen International - December 2017.

Figures are December tariffs at local level. Currency exchange rate at 12/31/2017 for the whole period.

As part of the future Electronic Communications Code, the European Commission proposed, with the support of the Parliament and of the Council, to set a cap of 0.14 euro cents per minute for fixed call terminations and 1.23 euro cents per minute for mobile call terminations, applicable to all member states. The final Code is expected to retain the principle of European caps, but to defer the setting of their amount to a separate act.

44[Back to contents]

Access to fixed-line infrastructure

Recommendation “on non-discrimination obligations and consistent costing methodologies to promote competition and enhance the broadband investment environment”

The recommendation adopted by the European Commission on September 11, 2013, seeks to:

- strengthen rules on non-discrimination to provide equivalent access on new networks, publication of performance indicators and the application of technical replicability tests;

- to establish a stable access price to the copper network in the European Union (in the range of 8 to 10 euros); and

- allow greater flexibility in determining very high-speed broadband wholesale prices insofar as National Regulatory Authorities are allowed not to impose a cost-orientation obligation when strengthened non-discrimination rules are in place and competition between platforms (copper, cable, mobile) is effective.

Full unbundling - European benchmark data (recurrent monthly charge excluding commissioning costs)

Source: Cullen International - December 2017.

(1) Figures are December tariffs - France, tariff of €9.31 as of 01/01/2018.

Currency exchange rate at 12/31/2017 for the whole period.

1.6.1.2   Significant events in 2017 and the start of 2018

Roaming
May 2017	Regulation of wholesale markets
June 2017	Start of the alignment of international roaming retail prices with domestic prices for intra-European communications
European Electronic Communications Code
October 2017	Votes of the European Parliament and of the Council on amendments to Commission proposals
Protecting Personal Data
January 2017	Draft regulation to replace the directive on Privacy and electronic communications
Other subjects
May 2017	Release of the 700 MHz band for very high-speed mobile broadband
June 2017	Portability of content
December 2017	First BEREC report on the implementation of net neutrality provisions
February 2018	Draft of revised Significant Market Power Guidelines
45[Back to contents]

Amendment of the Roaming III regulation

Regulation No. 2015/2120 Telecoms Single Market of the European Parliament and of the Council of November 25, 2015 amended the Roaming III Regulation with, as a policy objective, the end of surcharges applicable on roaming for intra-European calls. It provided for a transitional period from April 30, 2016 to June 14, 2017 allowing intra-European roaming calls to be charged at the domestic price plus a maximum surcharge corresponding to the regulated maximum wholesale rate applicable at the appropriate date.

The regulation on wholesale roaming rates adopted on May 17, 2017 set maximum wholesale price ceilings applicable from June 15, 2017: 3.2 euro cents per minute of voice, 1 euro cent for SMS and a glide path of 7.7 euros in June 2017 to 2.5 euros in January 2022 for a GB of data. It also offers operators the possibility of providing alternative offers and offers without roaming.

Revision of the framework - European Electronic Communications Code

In September 2016, the European Commission presented its proposals for a new regulatory framework, merging four directives from the Telecom Package into one European Electronic Communications Code (EECC) in the form of a single directive. The code reorients the framework’s objectives towards investment, and sets “very high capacity” connectivity as an explicit objective of the regulation.

The Commission has set three connectivity strategic objectives for 2025, complementary to the objectives already defined for 2020:

- all the main socioeconomic drivers, such as schools, universities, research centers and transport centers, all the public service providers such as hospitals and government ministries, and companies which rely on digital technologies, should have access to very high-speed broadband connectivity enabling users to download 1 gigabyte of data per second (upload and download speeds);

- all European households, rural or urban, should have access to connectivity offering a download speed of at least 100 Mbps, upgradeable to 1 Gbps;

- all urban areas as well as motorways and railways should have continuous 5G coverage. As an intermediate objective, 5G should be commercially available in at least one major city in each member state of the EU by 2020.

The draft code therefore aims to facilitate the operational and economic conditions to encourage market players to invest in very high-speed broadband, in particular through a deregulation of the FTTH networks open to co-investment, and regulations adapted to local competitive conditions. It proposes a minimum duration of mobile licenses and their allocation based on procedures secured by national regulator project approval mechanisms overseen by BEREC and the European Commission. It seeks identical regulation for all interpersonal communications services interconnected to the telephone network, regardless of the provider.

The European Parliament and the Council adopted positions on the Commission proposal on October 2 and 11, 2017 respectively. The reconciliation of these positions under the aegis of the Commission is underway, with the Commission expecting adoption in 2018. The code will then have to be transposed into national law in the member states before coming into force in 2020.

Protecting Personal Data

Regulation No. 2016/679 of the European Parliament and of the Council of April 27, 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (which repealed Directive 95/46/EC) strengthened and harmonized the rights of individuals and the control of personal data in the EU. In January 2018, the Commission published guidelines to facilitate its application from May 2018.

Directive 2002/58/EC on Privacy and electronic communications specific to the electronic communications sector also needs to be updated to remain consistent with the inter-sector directive. A draft regulation was published in January 2017; it extends the scope of privacy standards, including Over-The-Top (OTT) Internet communication providers, and establishes consent as the essential legal basis for the processing of data, metadata and the content of electronic communications. Work is still ongoing, and the regulation has not yet been adopted.

Following the European Court of Justice’s invalidation of Decision 2000/520/EC, known as Safe Harbour, the European Commission and the US authorities published a new framework agreement for transatlantic data exchange. Thus, on July 12, 2016, the European Commission issued an adequacy decision aimed at recognizing in the EU-US Privacy Shield, a level of protection essentially equivalent to European requirements. This agreement is intended to ensure that the personal data of European citizens enjoy the same protections as in Europe when they are processed in the United States. The first annual report on the Privacy Shield published by the Commission on October 18, 2017 shows that it is functioning satisfactorily. The report makes recommendations designed to improve the transparency and mediation mechanism as part of annual reviews planned for this purpose.

Use of the 700 MHz band

The principle of releasing the 700 MHz band for mobile broadband by June 30, 2020 was published in the OJEU on May 25, 2017. Member states will have to justify their request to delay for a maximum period of two years.

Portability of content

Regulation No. 2017/1128/EU, published in the OJEU on June 30, 2017, adapts the existing legal framework by introducing a common EU approach to cross-border portability of online content services. In this respect, subscribers to portable online content services legally provided in their member state of residence may have access to such services and use them when they are temporarily present in another member state without the broadcaster having to acquire additional rights. The regulation is applicable from March 20, 2018.

Net neutrality

The European regulation on the Single market for telecommunications of November 25, 2015 established the rules applicable since April 30, 2016 throughout Europe to preserve the Open Internet. BEREC published the guidelines in August 2016. Its first implementation report published on December 7, 2017 concludes that the provisions in question have been interpreted consistently.

The text authorizes reasonable technical management and some pricing flexibility for Internet access traffic, the offer by operators of optimized services at the same time as Internet access, and strengthened transparency to users.

Revision of the Significant Market Power Guidelines

On February 14, 2018, the European Commission published a draft revision of the guidelines on the identification of significant market power by National Regulatory Authorities (NRA) in their market analyses. This proposal confirms the alignment of the concept of significant market power in the regulation of electronic communications with that of dominance in competition law, sets out the relevant case law in competition law concerning the identification of single or joint dominance in a market, and guides NRAs in the implementation of case law for the purposes of regulating electronic communications. Once BEREC has issued its opinion, the new guidelines are expected to be adopted in the second quarter of 2018.

46[Back to contents]

1.6.2    France

1.6.2.1   Legal and regulatory framework

Legal framework

The electronic communications sector is primarily governed by the French Postal and Electronic Communications Code (CPCE) as well as legal provisions relating to e-commerce, the information society, consumer protection and personal data protection.

The French government transposed the European Telecoms Package, as amended in 2009, via the Ministerial Order of August 24, 2011 and the Decree of March 12, 2012 for the implementing regulations.

The audiovisual communication services produced or distributed by the Orange group come under the specific regulations governing this sector and are governed by the amended law of September 30, 1986.

Regulatory Authorities

The Postal and Electronic Communications Regulatory Authority (Arcep) is an independent administrative body created by the law of July 26, 1996 and acts as the French regulator for these sectors nationwide. The Arcep’s main missions in electronic communications are to set regulations (general or specific obligations) for operators within its jurisdiction. It has powers to sanction non-compliant operators and can rule on disputes between operators over technical and pricing conditions for network access and interconnection. The Arcep also allocates spectrum and numbering resources. Finally, it determines the size of contributions to fund the universal service obligation and oversees the mechanisms for delivering this funding.

The French Competition Authority is an independent government authority responsible for ensuring open market competition and compliance with public economic policy. It has jurisdiction over all business segments, including the electronic communications sector. It has sanction powers for anti-competitive practices, as well as consultative powers. It is also responsible for overseeing mergers and acquisitions.

The ANFr (Agence nationale des fréquences - French national agency for frequencies) is responsible for planning, managing and controlling the usage of radio frequencies and for coordinating the establishment of certain radio transmission facilities. The frequency spectrum is covered by 11 controlling authorities: government departments, Arcep and the French Broadcasting Authority (CSA). The Arcep and the CSA are in turn responsible for allotting to users the frequencies they control.

The CSA (Conseil Supérieur de l’Audiovisuel) is an independent administrative body created by the law of January 17, 1989. It is tasked with protecting the freedom of audiovisual communication in accordance with the law of September 30, 1986.

47[Back to contents]

1.6.2.2   Regulation of mobile telephony

Main blocks assigned in the mobile services spectrum in mainland France (700 MHz, 800 MHz, 900 MHz, 1,800 MHz, 2.1 GHz and 2.6 GHz)

700 MHz	- Authorizations were given to Orange and Free in December 2015 for 10 MHz duplex each, and to Bouygues Telecom and SFR for 5 MHz duplex each for a period of 20 years.
800 MHz

- Authorizations were given to Bouygues Telecom, Orange and SFR in January 2012 for 10 MHz duplex each for a period of 20 years.

- Free Mobile has roaming access rights on the SFR network in the “priority development zone” (ZDP), covering the least populous areas of the country (18% of the population and just under two thirds of mainland France).

900 MHz

- Renewal in March 2006 of 2G licenses issued to Orange and SFR, and in December 2009 to Bouygues Telecom, each for a period of 15 years. 2G operators were authorized, at their request, to reuse the 900 MHz band for 3G from February 2008 subject to reselling frequencies to the fourth operator.

- 3G authorization issued to Free Mobile in January 2010 for 5 MHz duplex in the 900 MHz band for a period of 20 years. The 5 MHz duplex spectrum was therefore sold back to Free Mobile in the proportion of 2.5 MHz each by Orange and SFR in very dense areas on January 1, 2013 and 5 MHz by Bouygues Telecom for the remaining parts of the country in July 2011.

- The current allocations are 10 MHz duplex for Orange and SFR, 9.8 MHz duplex for Bouygues Telecom and 5 MHz duplex for Free Mobile.

1,800 MHz

- The authorizations currently in force for Orange and SFR are for 20 MHz duplex each until March 2021, and for 20 MHz also for Bouygues Telecom until December 2024. These authorizations have been technologically neutral (they give the possibility of operating 4G in the relevant band) since October 2013 for Bouygues Telecom and since May 2016 for Orange and SFR.

- Authorization given to Free Mobile for its very high-speed mobile broadband network in December 2014 for 5 MHz duplex, and for an additional 10 MHz duplex from May 2016, i.e. for a total of 15 MHz duplex until October 2031.

2.1 GHz

- 3G authorizations given to Orange and SFR in July 2001, and to Bouygues Telecom in December 2002 for 14.8 MHz duplex, each for a period of 20 years.

- 3G authorization given to Free Mobile for 5 MHz duplex in January 2010 and to Orange and SFR for 5 MHz duplex each in June 2010, each for a period of 20 years.

- Introduction of technological neutrality issued in June 2017 for SFR and Bouygues Telecom and in September 2017 for Orange.

2.6 GHz	- Authorizations given in October 2011 for 4G services to Orange and Free Mobile for 20 MHz duplex each, and to Bouygues Telecom and SFR for 15 MHz duplex each, for a period of 20 years.

Summary of frequencies allocated and year of expiry of licenses

Operator	700 MHz	800 MHz	900 MHz	1,800 MHz	2.1 GHz	2.6 GHz
Orange	2x10 (2035)	2x10 (2032)	2x10 (2021)	2x20 (2021)	2x14.8 + 5 (2021) 2x4.8 (2030)	2x20 (2031)
SFR	2x5 (2035)	2x10 (2032)	2x10 (2021)	2x20 (2021)	2x14.8 + 5 (2021) 2x5 (2030)	2x15 (2031)
Bouygues Telecom	2x5 (2035)	2x10 (2032)	2x9.8 (2024)	2x20 (2024)	2x14.8 + 5 (2022)	2x15 (2031)
Free Mobile (Iliad)	2x10 (2035)	-	2x5 (2030)	2x15 (2031)	2x5 (2030)	2x20 (2031)

Source: Cullen International.

Deployment obligations of 3G operators in Metropolitan France

To date, Arcep considers that operators have respected their 3G deployment obligations in Metropolitan France regarding the schedules specified in their authorizations.

At end-December 2017, Orange’s 3G coverage was 99.9% of the population and 97.7% of the country.

Deployment obligations of 4G operators in Metropolitan France

(as a % of the population)	01/17/2017	10/11/2019	01/17/2022	10/11/2023	01/17/2024	01/17/2027	End-2030
Regional rail network (coverage in each region)						60% (700 MHz)	80% (700 MHz)
Regional rail network (nationwide coverage)			60% (700 MHz)			80% (700 MHz)	90% (700 MHz)
Priority highways							100% (700 MHz)
Town centers in the “white area” program (1% of the population and 3,300 town centers)						100% (700 MHz)
In the priority deployment area (18% of population and 63% of the country)	40% (800 MHz)		90% (800 MHz) 50% (700 MHz)			92% (700 MHz)	97.7% (700 MHz)
In each county (département)					90% (800 MHz)	95% (800 MHz) 90% (700 MHz)	95% (700 MHz)
Throughout the metropolitan territory		60% (2.6 GHz)		75% (2.6 GHz)	98% (800 MHz)	99.6% (800 MHz) 98% (700 MHz)	99.6% (700 MHz)

Source: Arcep.

Arcep, in its observatory of mobile deployment in low-density areas, published on May 19, 2017, confirmed that Orange has respected its obligations in the priority deployment area in the 800 MHz band.

At end-December 2017, Orange’s 4G coverage was 95.9% of the population and 77.3% of the country.

Infrastructure sharing

Pursuant to the law for economic growth, activity and equal opportunities, published on August 7, 2015, Arcep published its guidelines relating to mobile network sharing in May 2016. The report emphasized that roaming, so long as it is transitory or limited in scope, can have beneficial effects and can be justified in terms of regulatory objectives. It further states that network sharing can be relevant in the least dense part of France, and that it is acceptable on the condition that negative impacts, particularly on competition, are offset by positive impacts, namely an improvement of mobile service coverage and quality. Arcep found that the roaming contract between Orange and Free and the network-sharing contract between SFR and Bouygues met its guidelines. On December 15, 2017, the Council of State rejected all petitions submitted by Bouygues Telecom and Free Mobile in the summer of 2016 against these guidelines.

48[Back to contents]

Analysis of the wholesale mobile call termination markets

Mobile voice call termination (TR)

As part of its fourth round of analysis of wholesale markets for mobile and fixed voice termination charges for the 2014-2017 period, in its decision No. 2014-1485 of December 9, 2014, Arcep set maximum symmetrical mobile voice call termination rates for all operators, including full MVNOs:

(euro cent/minute)	Jan.-Dec. 2014	Jan.-Dec. 2015	Jan.-Dec. 2016	Jan.-Dec. 2017
Operators, full MVNOs	0.80	0.78	0.76	0.74

On December 12, 2017, as part of its fifth round of market analysis for the 2018-2020 period, Arcep abolished these caps (decision No. 2017-1453).

SMS TR

On January 29, 2015, Arcep placed the SMS call termination market, previously regulated, under surveillance.

Significant events in 2017 and the start of 2018

Spectrum
September 2017	Arcep decision No. 2017 1039 providing for technological neutrality in the 2,100 MHz band for Orange
December 2017	Start of allocation of fixed local loop frequencies in the 3,410-3,460 MHz band, depending on requests
January 2018	Agreement on the renewal of the authorizations for the use of 900, 1,800 and 2,100 MHz frequencies
Mobile coverage
January 2017	4G priority area rollout obligation in the 800 MHz band
May 2017	Extension of the coverage program in low-density areas
September 2017	Publication of enhanced coverage maps
Other
December 2017	Arcep decision No. 2017-1453 determining the relevant voice call termination markets on fixed and mobile networks in France

Spectrum

2,100 MHz Band

On September 14, 2017, Arcep issued decision No. 2017-1039 allowing Orange to implement technological neutrality in the 2.1 GHz FDD band, which it had already done for Bouygues and SFR in June 2017.

3,410-3,460 MHz band

Since December 11, 2017, Arcep has allocated frequencies in the 3,410-3,460 MHz band on demand for use as a very high-speed Internet access service in fixed position. These local radio loops must serve to achieve the objectives of the France THD plan (obligation to cover all homes not covered by FTTH by 2022). Frequencies allocated are for the 2018-2026 period, and will be required to meet quality of service criteria of at least 30 Mbps 95% of the time in downstream mode and at least 5 Mbps 95% of the time in upstream mode, with latency of less than 100 ms. Coverage obligations are 90% of homes 18 months after the grant of the license and 100% by January 1, 2022.

Renewal of authorizations to use spectrum

At the national regional development conference held in December 2017, the French government reiterated its ambition of “generalizing 4G coverage in inhabited areas”, introducing this technology in the 10,000 municipalities where it is still lacking. The government’s plan also provides for an increase in the coverage of transport routes, and action to meet the coverage requirements of priority areas identified by local authorities. A new network quality requirement has also been established to effectively meet all uses.

Under the aegis of Arcep, an agreement was reached between the government and mobile operators on January 14, 2018: extension until 2031 of authorizations to use the 900 MHz, 1,800 MHz and 2,100 MHz frequencies expiring in 2021 without an increase in fees or financial auctions, in exchange for increased coverage obligations for operators.

These obligations relate to:

- improving reception quality throughout the country, particularly in rural areas, with good coverage (1);

- targeted programs to improve coverage now going beyond the “white areas”, up to 5,000 sites per operator by 2029;

- the generalization of 4G reception;

- the acceleration of the coverage of the transport routes, ensuring that the main road and rail routes have 4G coverage;

- the widespread use of telephone coverage inside buildings, notably by using voice over WiFi.

Mobile coverage

4G priority area rollout obligation in the 800 MHz band

Orange fulfilled its regulatory obligation to cover 40% of the priority area population in the 800 MHz frequency band as of January 1, 2017, with a coverage rate of 54%.

Extension of the coverage program in low-density areas

As part of a program to improve mobile phone coverage, the 2G “white areas” program was finalized at the end of 2016; it was extended by the order of February 8, 2016 to cover 268 additional

49[Back to contents]

town centers, for which 3G can be used, then by the order of May 5, 2017 to cover 273 additional town centers.

Furthermore, the existing 3G shared network program (3G RAN sharing) in these same areas was finalized on June 30, 2017, based on an agreement between the four operators and approved by Arcep in February 2016.

Other than town centers, areas that are not covered or are poorly covered may be the subject of a request to the National Digital Agency. Such requests may not exceed 5,000 sites per operator by 2029, as specified in the agreement reached in January 2018 between the government and mobile operators.

Beyond the 4G coverage obligations set by the licenses, in June 2016 Orange launched Orange Territoires Connectés to accelerate fixed and mobile broadband and very high-speed broadband coverage in rural areas of France. Orange has notably undertaken to ensure that 5 million additional people benefit from 4G in rural areas by June 2017, bringing its total 4G coverage to 68% of the population in these areas by mid-2017. This program enables Orange to fulfill its obligations in terms of covering the priority deployment area as specified under the 4G license, three years earlier than expected.

Publication of enhanced coverage maps

In its decision No. 2016-1678 dated December 6, 2016, approved by the order of January 11, 2017, Arcep requires operators to publish more detailed mobile coverage maps. Arcep published the first open data maps on September 18, 2017, covering mainland France. Initially, these maps target voice/SMS services, with further work to be done to produce data services maps. Orange stands out as the operator with the best performance, reflected in “very good coverage”.

Fifth round of mobile call termination market analysis

On December 12, 2017, Arcep published decision No. 2017-1453 on fixed and mobile call termination market analysis for the 2017-2020 period (fifth round of market analysis), in which it stipulates that:

- operators must limit physical interconnection points to the number necessary and sufficient to carry and secure call termination traffic in a given area;

- operators with a fixed network and a mobile network must agree to receive traffic intended for their fixed and mobile network customers on shared connection sites.

Mobile termination rates should reflect the incremental costs of an efficient generic operator model; Arcep has set a cap of 0.74 euro cents/minute until December 31, 2017 (cap defined by Arcep decision No. 2014-1485 on wholesale voice call termination markets on fixed and mobile networks for the 2014-2017 period); Arcep no longer sets a cap for the 2018-2020 period.

The price obligations imposed by Arcep are symmetrical between regulated operators; they apply to mobile operators in mainland France and overseas departments.

For call termination rates for calls from non-EEA countries, Arcep considers that French operators must be able to apply higher levels than those prescribed by the cost-orientation obligation, within the limits of the prices applied in return.

1.6.2.3   Regulation of fixed-line telephony, broadband
and very high-speed broadband Internet

Since July 2008, ex-ante asymmetrical regulation of Orange’s fixed services has related solely to retail offers under the universal service and wholesale offers that are regulated to ensure effective competition in the retail markets (call origination and termination, wholesale line rental, unbundling, access to civil engineering infrastructure, bitstream, passive access to final segments of the FTTH network and capacity services). All other regulatory obligations imposed on Orange have been lifted.

Orange’s obligations regarding cost accounting and accounting separation in the fixed-line business

The Arcep’s decision No. 06-1007 of December 7, 2006 sets forth Orange’s obligations as to cost accounting and accounting separation in the wholesale and retail businesses. When retail activities make use of wholesale network services that are subject to accounting separation, these resources are recognized in regulatory accounts at the wholesale offers price. These obligations were first implemented in 2007 in respect of FY2006. They were deemed compliant by the Arcep and have been renewed every year since then.

Analysis of the relevant markets for broadband and very high-speed fixed broadband, fixed-line telephony and fixed-line voice call termination (fourth and fifth rounds)

Fixed broadband and very high-speed fixed broadband market analysis

On June 26, 2014, the Arcep issued three analysis decisions on the fixed broadband and very high-speed fixed broadband markets for mid-2014 to mid-2017:

- decision No. 2014-0733 concerning analysis of the relevant wholesale local access market at a fixed location (market 4);

- decision No. 2014-0734 concerning analysis of the relevant wholesale central access market for mass-market products (market 5);

- decision No. 2014-0735 concerning analysis of the relevant wholesale high-quality access market at a fixed location (market 6).

In the Enterprise segment, Arcep decision No. 2014-0735 provided for the lifting of the pricing obligations on Orange (copper and fiber) in some competitive geographical areas from January 1, 2015.

Similarly, in its fifth round of high and very high-speed market analysis, Arcep adopted the following three decisions for the 2018-2020 period on December 14, 2017:

- decision No. 2017-1347 on the definition of the relevant wholesale market for local access provided at fixed location (market 3a);

- decision No. 2017-1348 on the definition of the relevant wholesale market for central access provided at a fixed location for mass market products(market 3b);

- decision No. 2017-1349 on the definition of relevant wholesale market for high-quality access provided at a fixed location (market 4).

By these decisions, Arcep maintained the absence of asymmetric regulation on residential FTTH, as well as the main existing remedies for copper, civil engineering and Enterprise fiber (with the enlargement of the competition area). It reinforces enterprise market remedies by introducing an enhanced quality of service option on FTTH infrastructure, a passive FTTH offer obligation to enable the sustainable operation of the activated wholesale market, and a resale offer of retail offers on this market (FTTH Pro range).

50[Back to contents]

Analysis of relevant fixed-line telephony markets

On September 30, 2014, Arcep adopted decision No. 2014-1102 analyzing the relevant fixed telephony markets for the 2014-2017 period, in which it maintains the obligation imposed on Orange to provide an offer of wholesale telephone service access (VGAST) at rates reflecting the underlying costs.

The decision ushers in a gradual reduction of the pricing obligations imposed on Orange on the straight carrier selection offers, and lifts the asymmetrical regulation imposed on Orange in the call origination market for calls to value-added service (VAS) numbers, in favor of the symmetrical framework established by Arcep decision No. 2007-0213.

As part of its fifth round of analysis of the relevant fixed-line markets for non-residential customers for the 2018-2020 period, on December 21, 2017, Arcep adopted decision No. 2017-1568, which restricts the obligation to formalize a wholesale offer of access to the telephone service only to the non-residential market.

Wholesale fixed voice call termination market analysis

Arcep decision No. 2014-1485 covering the 2014-2017 period caps prices for the following fixed call terminations:

Caps (in euro cents/min)	Call termination rates	Variation
January 1, 2016	0.078	(1.26)%
January 1, 2017	0.077	(1.28)%

On December 12, 2017, Arcep abolished these caps (decision No. 2017-1453) for the 2018-2020 period.

Regulation of fixed-line electronic communications service offers

Rate changes for wholesale offers subject to cost orientation
(unbundling, analog and digital Wholesale Line Rental, and call origination)

Following Arcep’s decisions dated February 16, 2016 concerning 2016 and 2017 (1) and its decision No. 2017-1570 of December 21, 2017 on the pricing framework for access to the local copper loop in the 2018-2020 period, the following rates apply:

		2016 rates	2017 rates	2018 rates	2019 rates	2020 rates
Unbundling	Total	€9.10	€9.45	€9.31	€9.41	€9.51
	Partial	€1.77	€1.77	€1.77	€1.77	€1.77
Wholesale line rental (1)	Analog WLR	€12.32	€12.32	N/A (2)	N/A (2)	N/A (2)
	Digital WLR	€18.57	€18.57	N/A (2)	N/A (2)	N/A (2)
Bitstream	DSL access	€4.79	€4.79	€4.79	€4.79	€4.79
	Naked DSL access	€12.63	€12.93	€13.19	€13.30	€13.41

(1) Wholesale line rental.

(2)  Not Available: at the date of this document, Arcep had not yet issued its decision on the supervision of wholesale line rentals.

Regulation of fiber optic networks

Regulatory framework governing very high-speed broadband wholesale offers:

- asymmetric regulation of access to civil engineering infrastructure which allows alternative operators to deploy their horizontal networks on Orange’s infrastructure: non-discriminatory access at a rate that reflects costs;

- principle that the terminating segments of FTTH networks are mutualized between operators;

- symmetric regulation for access to the terminating segments of FTTH networks: the same obligations to offer passive access to the terminating segment of FTTH networks on reasonable and non-discriminatory terms apply to all operators cabling buildings anywhere in France. This access must be made available from a sharing point in a reasonable location (Arcep decision No. 2009-1106 of December 22, 2009, completed by decisions No. 2010-1312 of December 14, 2010 and No. 2015-0776 of July 2, 2015). Charges must be reasonable and compatible with the principles of efficiency, relevance, objectivity and non-discrimination.

National Digital Agency

On February 4, 2015, a decree was published in the Official Journal concerning the creation of a service with nationwide powers, namely the National Digital Agency, which has three purposes: steering and implementation of the “France Very High-Speed Broadband Program”, coordinating and leading the various “French Tech” initiatives, and overseeing the distribution of digital tools and the development of their use. It has to coordinate with several other institutions, including the Caisse des dépôts, BPI France, the National Digital Council, the Arcep and other state services involved in digital development.

The France Very High-Speed Broadband Program aims to have 100% of the French population eligible for very high speed broadband by 2022, with an interim target of covering half the population and companies by 2017. FTTH is seen as the main way of achieving this, although other technologies are also expected to contribute (transitory upgrades of the copper network, satellite, LTE). The European Commission assessed the France Very High-Speed Broadband Program and decided in November 2016 to raise no objections. This plan, estimated at a total of 20 billion euros of private and public investment to meet the 2022 target, is therefore compliant with EU State aid rules. On top of investments by private operators, which plan to use their own funds to lay down fiber (FTTH) for 57% of French households by 2022, the plan provides for connections for the remaining 43% of French households, which represent two-thirds of the cost, to be funded by local authorities and operators in the form of public-initiative networks.

At the December 2017 national regional development conference, the government set out the measures taken to ensure “good broadband” for all by 2020 (downstream speed of at least 8 Mbps), and “very high speed” for all from 2022 (downstream speed of at least 30 Mbps) - see below.

51[Back to contents]

Significant events in 2017 and the start of 2018

Deployment of fiber optic networks
July 2017	Arcep decision No. 2017-0972 on the terms and conditions of attribution of the “fiber zone” status
December 2017	National regional development conference
Arcep decision No. 2017-1488 on the pricing of civil engineering work
Analysis of the broadband and very high-speed broadband markets
December 2017	Arcep decision No. 2017-1347 on the definition of the relevant wholesale market for local access provided at a fixed location (market 3a)

Arcep decision No. 2017-1570 of December 21, 2017 setting a pricing framework for access to the local copper loop for the 2018-2020 period

Arcep decision No. 2017-1348 on the definition of the relevant wholesale market for central access provided at a fixed location for mass market products(market 3b)

Arcep decision No. 2017-1349 on the definition of relevant wholesale markets for high-quality access provided at a fixed location (market 4)

Other
November 2017	Designation of Orange as the operator in charge of the fixed-line telephony user system
December 2017	Arcep decision No. 2017-1568 concerning the definition of the relevant markets for access to telephone service for non-residential customers and call origination in a fixed position

Arcep decision No. 2017-1453 determining the relevant voice call termination markets on fixed and mobile networks in France

Deployment of fiber optic networks

As part of thinking on the transition from copper to fiber optic, and to extend the work of the 2015 “Champsaur report” aimed at clarifying the conditions and timing of the extinction of the copper network, Arcep published consultation paper No. 2017-0972 in July 2017, with the aim of triggering accompanying measures and accelerating the migration from copper to fiber. In particular, Orange’s five-year notice period for the closure of an subscriber connection node or sub-distributor could be reduced if the presence of a fiber optic network fully rolled out to the subscriber is demonstrated by the designation as “fiber zone” and where the network includes wholesale offers with enhanced quality of service at least equivalent to those that Orange is required to provide within the framework of the market analysis.

National regional development conference

At the second national regional development conference, held on December 14, 2017, the government set out the measures taken to “ensure universal access to broadband and widespread quality mobile coverage” by 2020, and to “endow all areas with advanced digital infrastructure” by 2022:

- for fixed infrastructure, fiber must be available in all dense areas and so-called “AMII” areas (1);

- in low-density areas eligible for public-initiative networks, the government will commit the 3.3 billion euro budget appropriated in the France High-Speed Broadband Plan. This funding will come on top of an equivalent amount provided by local authorities. This will cover 60% of areas located in these areas;

- for the remaining 40% of the areas, the government’s plan initially identifies areas that have become viable for operators, in which they will be called on to roll out their networks within the framework of a call for expressions of intentions for local undertakings procedure launched by local authorities in their districts. Furthermore, some of these areas will see speeds increased. In a second step, the combined rollouts of public and private initiatives will reduce the share of the population of these areas without fixed-location access to Internet at good speeds from 15% at the end of 2017 to 6% in 2020. For the households concerned, the government has set up a “digital cohesion” counter with a budget of 100 million euros to fund the necessary equipment for users (reception by satellite or terrestrial radio networks).

To mark this conference and within the framework of law No. 2016-1321 of October 6, 2016 for a digital Republic, Orange proposed to undertake to make all housing and professional premises in its “AMII” area (subject to the refusal of third parties) connectable or connectable on demand (2) to FTTH by 2020, and make them connectable by 2022.

For more information on the Group’s FTTH rollout objectives, see Section 3.1.1.3 Significant events.

Fifth round of analysis of the broadband and very high-speed broadband markets

Arcep has published the following high and very high-speed fixed broadband market analysis decisions:

- decision No. 2017-1347 of December 14, 2017 for market 3a (wholesale local access provided at a fixed location): unbundling on the copper local loop, access to civil engineering infrastructure, passive access to the FTTH local loop or bitstream with delivery to the optical connection node, passive FTTH offer with quality of service;

- decision No. 2017-1348 of December 14, 2017 for market 3b (market for wholesale central access provided at a fixed location for mass-market products): regional copper bitstream or FTTH;

- decision No. 2017-1349 of December 14, 2017 for market 4 (high-quality wholesale access provided at a fixed location): LPT, SDSL bitstream, FTTO, FTTE, and FTTH wholesale offers.

These decisions extend virtually all of the obligations previously imposed on Orange, which remains the only dominant player in the various markets.

52[Back to contents]

In the general market, Arcep only preserved the symmetrical framework for FTTH, and does not impose an obligation of equivalence of inputs on Orange. However, Orange undertook to improve certain processes; Arcep is due to issue a report on these improvements by September 2018.

In the Enterprise market, Orange’s obligations in the wholesale market were increased through the introduction of new remedies:

- the obligation to provide an enhanced quality of service option on its FTTH infrastructure;

- the obligation to provide a passive wholesale offer by January 1, 2018 at the latest, adapted to new infrastructure players dedicated to the intermediate market for activated access offers for businesses;

- the obligation to provide a resale offer for its retail enterprise offers (FTTH Pro).

By contrast, the free pricing zone is extended to municipalities where company density is above 20 businesses with more than 10 employees per square kilometer, i.e. a total of about 80 cities.

On December 14, 2017, Arcep also published decision No. 2017-1488 relating to the update of the pricing of Orange’s civil engineering access offer as of March 1, 2018, subject to technical feasibility.

Universal telephony service

The order published in the Official Journal on November 27, 2017 designates Orange as the provider of the universal service fixed telephony component for the “connection” and “telephone service” services for a period of three years, during which the end of new PSTN accesses will be effective. This designation incorporates new quality of service monitoring indicators.

Moreover, by its decision No. 2017-1346 of December 21, 2017, Arcep sets the rules used for the calculation of the final cost of the universal service for 2016.

1.6.3    Spain

1.6.3.1   Legal and regulatory regime

Legal framework

The 2009 Telecom Package was implemented into Spanish law by Royal Decree No. 726/2011 on universal service provision in May 2011 and Royal Decree No. 13/2012 of March 31, 2012.

The telecommunications sector is also covered by law No. 15/2007 of July 3, 2007 relating to the implementation of competition rules.

Law No. 34/2002 of July 11, 2002 relating to the information society and electronic commerce specifies the obligations and limits of responsibility applicable to service providers in the information society.

The regulatory framework applicable to data protection in Spain is based around law No. 15/1999 of December 13, 1999, relating to personal data protection and order No. 999/1999 relating to security measures. In the field of intellectual property rights protection, law No. 23/2006 of July 7, 2006 amends law No. 1/1996 of April 12, 1996 and transposes European directive 2001/29/EC relating to the harmonization of certain aspects of copyright and related rights in the information society.

Regulatory Authorities

The National Commission for Markets and Competition (CNMC), established by law No. 3/2013 of June 4, 2013, brings together regulatory authorities from different economic sectors, including telecommunications, and the antitrust authority.

Since November 4, 2016, a new ministry of energy, tourism and the Digital Agenda (MINETAD) was created, taking over the responsibilities of the former industry ministry. MINETAD is responsible for managing authorizations, spectrum allocations, telephone numbering, universal service cost approvals, quality of service, and disputes between consumers and non-dominant operators.

1.6.3.2   Regulation of mobile telephony

Mobile voice call termination rates

The CMT (the regulatory authority for the telecom sector prior to the CNMC) adopted decision ES/2012/1291 resulting in price symmetry in July 2013. As part of its fourth round of mobile termination market analysis (Market 2/2014), the CNMC adopted decision No. 002/17/M2-2014 on January 18, 2018, which gradually reduces mobile call termination rates from €1.09/minute to €0.64/minute in January 2020. These prices apply only to traffic coming from the European Economic Area.

The caps for traffic from the European Economic Area are as follows:

(in euro cents/minute)	From July 2013 until January 30, 2018	From 01/31/2018 to 12/31/2018	From 01/01/2019 to 12/31/2019	From 01/01/2020
MNO, Full MVNO	1.09	0.70	0.67	0.64

Spectrum

In May 2011, the Spanish authorities allocated a 5 MHz duplex block in the 900 MHz spectrum to Orange. The license, granted under the principle of technological neutrality, is valid until December 2030.

In July 2011, the Spanish authorities auctioned the 800 MHz, 900 MHz and 2.6 GHz frequency bands. In July 2013, Orange’s license for the 900 MHz band was extended from 2025 to 2030 and its 1,800 MHz license from 2023 to 2030.

In March 2016, through auctions, Orange obtained a block of 2x10 MHz (regional) in the 2.6 GHz band and a block of 20 MHz in the 3.5 GHz band.

53[Back to contents]

Following these allocations, the Spanish spectrum is distributed as follows (national licenses):

Summary of frequencies allocated nationally and year of expiry of licenses

Operator	800 MHz	900 MHz	1,800 MHz	2.1 GHz	2.6 GHz	3.5 GHz (2)
Movistar (Telefónica)	10 MHz duplex (2030)	15 MHz duplex (2030)	20 MHz duplex (2030)	15 MHz duplex + 5 MHz (2020)	20 MHz duplex (2030)	20 MHz duplex (2030)
Vodafone	10 MHz duplex (2030) (1)	10 MHz duplex (2028)	20 MHz duplex (2030)	15 MHz duplex + 5 MHz (2020)	20 MHz duplex + 20 MHz (2030)	-
Orange	10 MHz duplex (2030)	10 MHz duplex (2030)	20 MHz duplex (2030)	15 MHz duplex + 5 MHz (2020)	20 MHz duplex (2030)	20 MHz duplex (2030)
Xfera Móviles	-	-	15 MHz duplex (2030)	15 MHz duplex + 5 MHz	-	20 MHz duplex (2030)
Aire Networks (1)	-	-	-	-	10 MHz (2030)	-

Source: Cullen International.

(1) Wholesale offers.

(2)  Wimax licenses excluded.

Significant events in 2017 and the start of 2018

October 2017	Deregulation of the 15/2003 call origination market
January 2018	Decision No. 002/17/M2-2014 relating to the fourth round of mobile call termination market analysis
February 2018	Launch of the 5G frequency allocation process in the 3.4-3.8 GHz band

Call origination market (market 15/2003)

The CNMC considers that the call origination market is now fully competitive and consequently deregulated the 15/2003 market by decision ANME/DTSA/002/16/MERCADO 15 dated April 4, 2017, which came into force in October 2017.

Fourth round of market analysis of the mobile call termination market (market 2/2014)

The CNMC completed its fourth round of analysis of this market and, by its decision 002/17/M2s-2014 dated January 18, 2018, set the ceilings for traffic from the European Economic Area corresponding to its long-run incremental cost model of an efficient generic operator in line with the European recommendation (see caps above); it has also introduced new rules on transparency: the notification to the CNMC of all interconnection agreements concluded between operators, including for companies within the same group, as well as the notification of mobile termination agreements outside the European Economic Area when rates differ from those applied in Spain.

5G plan

The Ministry of Energy, Tourism and the Digital Agenda launched the 5G frequency allocation process on February 22, 2018 by submitting for consultation its draft call for tenders for the allocation of frequencies in the 3.4-3.8 GHz band. According to the terms of the plan, each operator may acquire a maximum of 120 MHz. It also launched a consultation in November 2017 to release the 700 MHz band for electronic communications. Orange has also acquired spectrum (national license) in the 3.5 GHz band (valid until 2030) for 5G for 20 million euros.

1.6.3.3   Regulation of fixed-line telephony, broadband and very high-speed broadband Internet

Wholesale broadband access market: third round of 3a and 3b/2014 and 4/2014 market analysis

The CNMC adopted its third round of the analysis of markets 3a and 3b/2014 and 4/2014 on February 25, 2016, in which it decided:

- for market 3a:

-  to retain the copper network unbundling obligations introduced in the previous 2009 market analysis and to retain access to Telefónica civil engineering infrastructure,

-  to not impose ex ante asymmetrical obligations on Telefónica for the fiber network in 66 cities considered effectively competitive, representing 35% of the Spanish population, given that a Virtual Unbundled Local Access (VULA) offer must be made available for the rest of Spain;

- for market 3b:

-  to progressively lift the ex ante regulatory obligations in that part of Spain deemed competitive, and covering 58% of the existing broadband lines; and in the rest of Spain deemed non-competitive, to maintain an access obligation to Telefónica’s network, with the NEBA-copper offer, without limitation on bandwidth, and charged on a cost basis,

-  in the area declared competitive for new-generation NGA networks, corresponding to 66 municipalities (approximately one-third of the population), to lift the obligation to provide a fiber bitstream offer (known as the NEBA offer) from September 2016,

54[Back to contents]

-  in the zone declared non-competitive for NGAs, but deemed competitive for copper (approximately one-third of the population), to impose a NEBA Fiber offer at rates satisfying the economic replicability test until March 2018,

-  in the remaining area declared non-competitive, including for copper, to impose a NEBA Fiber offer at rates that satisfy the economic replicability test with no time limit;

- and for market 4:

-  to retain, throughout Spain, the NEBA-business offer obligation, charged based on cost for copper and meeting the economic replicability test for fiber.

Wholesale broadband markets (markets 3a, 3b and 4/2014)

By its decisions of July 18, 2013, revising the rates for access to Telefónica’s local loop, of January 30, 2014, revising the rates of the wholesale services GigADSL, ADSL IP and NEBA, of January 18, 2017, revising the rates for the capacity component of the NEBA offer and December 21, 2017, revising the methodology and the rates for the capacity component of the NEBA offer, the CNMC confirmed the following rates:

Unbundling offer	2017 rates	2018 rates
Full unbundling	€8.60	€8.60
Partial unbundling	€1.30	€1.30
NEBA local FTTH (VULA)	-	€16.38 (1)
Bitstream offers
Neba FTTH (access)	€19.93	€16.38 (1)
Neba DSL	€6.48	€6.48
Naked DSL premium	€8.60	€8.60
Aggregation offer (per Mbit/s)	€4.79	€5.14
GigADSL and IP-ADSL (regional offer) at 10 Mbits/s	€10.20	€10.20
IP-ADSL (national offer) at 10 Mbits/s	€13.60	€13.60

(1)  Rates defined in accordance with the replicability test.

Since April 2014, the GigADSL and ADSL IP offers, replaced by NEBA, ceased to be regulated in areas of Spain where NEBA is available.

Continuing the decommissioning of the copper network

The CNMC approved Telefónica’s first requests to decommission two distribution frames in its copper network in October 2014. Under the terms of the regulator’s decision on the analysis of the wholesale network infrastructure, market 4/2007, issued in 2009 and supplemented by the CNMC’s decision of October 2014, Telefónica is obliged to continue offering the option of unbundling for five years after filing a request to decommission an exchange with the CNMC. This period falls to just one year if there are no unbundled operators in the distribution frame concerned. The CNMC has published the number of distribution frames closed by Telefónica, i.e. 49 as of December 21, 2017.

Significant events in 2017 and the start of 2018

January 2017	Adoption of wholesale rates for NEBA offers (see table above)
April 2017	Decision No. OFMIN/DTSA/004/16 on the economic replicability model for the residential market
June 2017	Decision No. OFMIN/DTSA/004/17 on the economic replicability model for the Enterprise market
October 2017	Decision on Orange’s contribution for universal service
January 2018	Approval of bitstream rates resulting from replicability tests

Revision of the NEBA reference offer

On January 18, 2017, the CNMC approved the new fiber optic wholesale offer (OFE/DTSA/005/16) - NEBA - which contains technical access conditions to Telefónica’s fiber optic network except in 66 Spanish municipalities deemed competitive. The CNMC also approved a significant reduction in wholesale transfer prices from 7.98 euros to 4.79 euros for 2017 and 5.14 euros from 2018.

NEBA LOCAL (VULA) reference offer

Telefónica’s “local NEBA” reference offer (substitute for physical fiber access, outside the 66 municipalities declared to be competitive) is based on the economic replicability test methodology, as defined in decision No. OFMIN/DTSA/004/16 on the economic replicability model for the residential market, and decision No. OFMIN/DTSA/004/17 on the economic replicability model for the enterprise market.

The access offer is available at the cap rate of €19.93 per month and per access from January 19, 2018, pending the decision on the rate resulting from the economic replicability test. The draft decision sets the access rate satisfying the economic replicability test for Telefónica at €16.38 per month (plus €1.30 connection/disconnection cost per month).

Universal service

By its decision SU/DTSA/001/17/FNSU 2014 dated October 3, 2017, the CNMC reallocated the 2014 universal service cost to all electronic communications operators generating annual revenue greater than 100 million euros, i.e. 14 operators, instead of only Telefónica, Telefónica Móviles, Vodafone and Orange. As a result, Orange’s contribution to universal service costs for 2014 was reduced to 2.8 million euros (out of a total unchanged at 18.77 million euros).

55[Back to contents]

1.6.4    Poland

1.6.4.1   Legal and regulatory regime

Legal framework

Orange’s businesses are governed by the law of July 16, 2004 on telecommunications, transposing the 2002 European Telecom Package concerning electronic communications into Polish law, and by the law of February 16, 2007 concerning competition and consumer protection. The law of December 2012, transposing EU directives issued in 2009, came into force on January 21, 2013. The legislative process is underway to modify the law of July 16, 2004, by introducing new consumer protection measures (limiting costs related to value-added services, dematerialization of contracts, etc.). The law of May 7, 2010, on developing telecommunication networks and services, provides access to telecommunications and other technical infrastructures funded by public funds.

As regards e-commerce, the law of July 18, 2002 that governs provision of electronic services transposes European Directive 2000/31/EC concerning electronic commerce into national law and defines electronic service supplier obligations.

The applicable framework concerning personal data protection is defined by the law of August 29, 1997 concerning personal data protection, as amended in 2002. The 2004 Telecommunications Act also defines certain rules applicable to personal data protection and storage.

Regulatory Authorities

The Ministry of Digitization, created in November 2015, is responsible for telecommunications.

The Office of Electronic Communications (UKE) is responsible, in particular, for telecommunications regulation and frequency management, as well as certain functions related to broadcasting services.

The Office of Competition and Consumer Protection (UOKiK) is responsible for the application of competition law, merger control and consumer protection.

Digital Poland

The government’s action plan to meet the targets of its digital strategy in Poland was passed in January 2014. The plan is budgeted at 2.7 billion euros and aims to ensure that all households have at least 30 Mbps Internet access by 2020. Nearly half of the funds are allocated to broadband network construction projects, and the rest to the development of digital services, particularly in government ministries. A specific program, launched in August 2017 aims to connect all schools with a rate of at least 100 Mbps. The Polish government will contribute 409.4 million euros.

1.6.4.2   Regulation of mobile telephony

Mobile call termination rates

UKE published seven decisions on December 14, 2012, ruling that Orange Polska, T-Mobile, Polkomtel, P4, CenterNet, Mobyland and Aero2 each had a dominant position in the mobile call termination market for the mobile numbers open to interconnection on their network (third round of market analysis).

UKE also set symmetric mobile voice call termination rates for all operators starting on January 1, 2013, based on pure long-run incremental costs as of July 1, 2013 (0.0429 zloty/minute, or 1.03 euro cents on the basis of the exchange rate at December 31, 2017 (1 euro = 4.18 zlotys)).

Spectrum

In 2011, the UKE issued three decisions that introduce technological neutrality in the 900 MHz, 1,800 MHz and 2,100 MHz frequency bands.

Summary of frequencies allocated and year of expiry

Operator	800 MHz	900 MHz	1,800 MHz	2.1 GHz	2.6 GHz
Orange	10 MHz duplex (2030)	7 MHz duplex (2029)	10 MHz duplex (2027)	15 MHz duplex + 5 MHz (2022)	15 MHz duplex (2030)
T-Mobile Polska	10 MHz duplex (2030)	9 MHz duplex (2026)	10 MHz duplex (2027) 10 MHz duplex (2029)	15 MHz duplex + 5 MHz (2022)	15 MHz duplex (2030)
Spartan Holding (Polkomtel, Aero2, Sferia)	5 MHz duplex (2018)	9 MHz duplex (2026) 5 MHz duplex (2023)	20 MHz duplex (2022) 10 MHz duplex (2029)	15 MHz duplex + 5 MHz (2022)	20 MHz duplex (2030) + 50 MHz (2024)

Play (P4)	5 MHz duplex (2030)	5 MHz duplex (2023)	15 MHz duplex (2027)	15 MHz duplex + 5 MHz (2022)	20 MHz duplex (2030)

The licenses in the 800 MHz band include coverage obligations in “white areas” at the town level, leading to coverage of 62% of the Polish population in four years.

In 2016, Polkomtel acquired 100% of the Midas Group, aggregator of operators Aero2, Mobyland, and Centernet and holder of a controlling interest in Sferia. Polkomtel is itself held by the satellite pay TV company Cyfrowy Polsat. Consequently, Polkomtel controls directly or indirectly nearly a third of the mobile spectrum below 1 GHz and nearly 2/5 of the entire spectrum.

Following the political agreement between the Council and the European Parliament reached in the presence of the Commission on December 14, 2016, the 700 MHz spectrum band should be dedicated to mobile networks in all member states from 2020. UKE has initiated a coordination process with neighboring countries.

56[Back to contents]

Significant events in 2017 and the start of 2018

January 2017	Decision on the deregulation of SMS call termination rates
March 2017	Waiver by Orange of the extension of its license in the 450 MHz band
January 2018	UKE consultation for the allocation of 5 MHz duplex in the 450 MHz band

Deregulation of SMS call termination rates

In its second round of market analysis of SMS call termination rates, UKE brought to light no evidence of any market power among operators or MVNOs, and consequently deregulated the market by its decisions of January 31, 2017.

Renewal of Orange’s license in the 450 MHz band

By its decision published on January 13, 2017, UKE extended Orange’s existing license for 15 years in the 450 MHz band for 115.5 million zlotys (28 million euros). Orange challenged the decision to extend its license in the 450 MHz band because of the high price charged, and ultimately waived the extension. Orange has migrated users from its 5 MHz CDMA block to LTE technology where possible.

In January 2018, UKE launched a consultation on its draft decision setting out the tender conditions for a 5 MHz duplex block in the 450 MHz band, expiring on May 31, 2033, for a minimum price of 56.35 million zlotys (13.5 million euros).

Network sharing

In 2017, the UOKiK Competition Authority and the European Commission continued their impact study on infrastructure and spectrum sharing agreements in Poland. On January 15, 2016, UOKiK finalized its preliminary analysis of the cooperation framework between operators, including the wholesale access offers, joint usage and spectrum and infrastructure sharing, and shared it with the European Commission, whose analysis is still in progress.

In December 2016, Orange and T-Mobile Polska announced their network-sharing agreement, dating from 2011, within the “NetWorkS!” joint venture had been extended to LTE, without sharing spectrum.

Application of Roaming Like at Home regulation

Since call prices are significantly below the European average in Poland, UKE has, as allowed by the European regulation, authorized Polkomtel and Premium Mobile (MVNO based on the Polkomtel network) as well as P4, Virgin Mobile, Mobile Vikings and NC+, Netia, Internetia, Telefonia Dialog and Mobile Group to apply roaming surcharges. UKE is studying the request made by Orange.

5G

As part of the “5G for Poland” project, the Ministry of Digitalization, UKE and mobile operators have concluded a multilateral agreement to assess the availability of spectrum in the main frequency bands (700 MHz, 3.4-3.8 GHz and 2.6 GHz).

Parliament adopted amendments to the Telecommunications Act allowing operators to use these frequency bands free of charge for the testing of new technologies or for the reallocation of frequencies.

1.6.4.3   Regulation of fixed-line telephony, broadband
and very high-speed broadband Internet

All of Orange’s regulatory obligations concerning retail fixed-line telephony (access and communication) in the consumer and business markets have been lifted in Poland. Thus, ex-ante regulation of Orange’s fixed services, for the areas defined as non-competitive, relates solely to wholesale offers that are regulated to ensure effective competition in the retail markets (call origination and termination, Wholesale Line Rental, unbundling and bitstream).

Orange’s obligations regarding cost accounting and accounting separation in the fixed-line business

UKE decision No. DHRT-WORK-609.3.2016.52 of March 30, 2017 describes the obligations imposed on Orange in Poland regarding cost-accounting and accounting separation in wholesale and retail business. When retail activities make use of wholesale network services that are subject to accounting separation, these resources are recognized in regulatory accounts at the wholesale offers price.

Analysis of the wholesale broadband access market (market 5/2007)

On October 7, 2014, the UKE adopted its decision on the market for wholesale broadband access (market analysis - third round). The decision excludes 76 Polish municipalities, covering 24% of the population, from ex ante regulation and removes all of Orange’s regulatory obligations in respect of this market in these municipalities. In these deregulated areas, Orange offers its wholesale services in this market on a commercial basis. Everywhere else, Orange’s obligations are maintained (on access, non-discrimination, transparency, accounting separation and cost-based pricing).

Analysis of the wholesale fixed broadband access market (market 4/2007)

In its June 2, 2014 decisions on market 4, as part of the second round of market analysis bearing on copper and fiber, UKE retained Orange’s obligations in Poland (on access, non-discrimination, transparency, accounting separation and cost-based pricing).

The 3rd round of analysis of market 3a/2014 is ongoing (see significant events).

Reference offer for fixed-line markets

The reference offer applies to all wholesale fixed services: call origination and termination, wholesale line rental, partial and full unbundling and bitstream access.

On July 3, 2014 the UKE authorized a new version of the integrated reference offer, where the monthly price of full unbundling is left at 22 zlotys.

57[Back to contents]

Fixed-line call termination rates

Since UKE’s decision of September 22, 2009, following its second round of market analysis, call termination rates must be based on cost, with no further details given. The UKE reserves the right, however, to control rates by benchmarking or a retail minus formula and has indicated it intends to move towards symmetry in 2014. UKE thus systematically imposes a fixed-line call termination rate of 0.0273 zlotys on alternative operators, corresponding to Orange’s call termination rate in this market.

For an efficient generic operator on a New Generation Network (NGN), the European Commission recommendation of May 7, 2009 requires National Regulatory Authorities to set the fixed-line call termination rates based on pure long-run incremental costs. The UKE is preparing a draft decision applying this recommendation.

Universal service

Following the end of Orange’s universal service obligations in May 2011, UKE did not initiate proceedings for the designation of a new universal service provider before issuing a report on May 5, 2014 terminating all universal service obligations in Poland.

For the whole period when it was responsible for universal service (November 2006 to May 2011), Orange estimates that it incurred costs totaling 1.1 billion zlotys, whereas the compensation granted by the UKE amounted to just 137 million zlotys. Orange has therefore appealed UKE’s decisions in order to obtain their review (see Significant events).

Significant events in 2017 and the start of 2018

June 2017	Simplification of the reference offer for Enterprise wholesale access
September 2017	Revision of the net cost of the universal service for 2006 and 2007
February 2018	Challenge of the 2014 decision on partial deregulation on market 5/2003 by the Court of Appeal of the Administrative Tribunal

Third round of analysis of market 3a

After consultation, UKE submitted its draft analysis of market 3a/2014 to the European Commission in August 2016, before withdrawing it on September 21, 2016. A new draft is pending; it is expected to cover markets 3a and 3b at the same time.

However, the new market analysis must take into account the current restructuring of the competitive landscape: the two main cable TV operators (UPC Polska and Multimedia Polska) notified the authorities on October 18, 2016 of their plan to merge; they have not yet received approval. On January 11, 2017, UOKiK started the second phase of the administrative procedure, submitting a statement of objections in December 2017. In addition, on December 4, 2017, mobile operator Cyfrowy Polsat acquired 32% of Netia and announced its intention to take control of the company with a view to rolling out a convergence strategy.

The review of the relevant markets will begin in 2018.

Wholesale line rental

Following a dispute settlement procedure initiated by operator Novum and the Polish association of alternative operators, UKE has imposed a reduction in wholesale line rental prices.

Market 4 - Simplification of the reference offer for rented lines with a capacity of 2 Mbps or less

On June 23, 2017, UKE approved the reference offer for quality of service wholesale access with capacity up to 2 Mbps, setting a price independent of distance or throughput.

The 13/2007 market for wholesale access with enhanced quality of service with capacity greater than 2 Mbps and the 14/2007 market are no longer regulated.

Universal service cost

In a decision dated September 11, 2017, UKE terminated a procedure contesting the cost of universal service by setting the contribution to the net cost of universal service for 2006 and 2007 at 92.60 million zlotys (22 million euros), and not 2 million zlotys as previously. Allocation between operators will be the subject of a subsequent decision.

Challenge of the 2014 decision on partial deregulation on market 5/2003 by the Court of Appeal of the Administrative Tribunal

On February 14, 2018, the Warsaw Court of Appeal overturned UKE’s DART-SMP-6040-2/14 order issued in 2014 for want of form. This order abolished the regulatory obligations imposed on Orange in the 5/2003 market (bitstream access) in 76 Polish municipalities because the degree of competition is deemed sufficient. A new decision on the merits is pending.

1.6.5    Other EU countries where the Orange group operates

1.6.5.1   Belgium

Mobile voice call terminations

By its decision dated May 26, 2017, the Belgian Institute for Postal Services and Telecommunications (BIPT) set, as part of its third round of analysis of the 2/2014 market, the level of mobile call termination rates in Belgium at 0.99 euro cents/minute. Until July 1, 2017, the mobile call termination rate was 1.18 euro cents/minute.

58[Back to contents]

Spectrum allocation

Summary of frequencies allocated and year of expiry

Operator	800 MHz	900 MHz	1,800 MHz	2 GHz	2.6 GHz
Proximus	10 MHz duplex (2033)	12 MHz duplex (2021)	25 MHz duplex (2021)	15 MHz duplex + 5 MHz (2021)	20 MHz duplex (2027)
Voyacom	-	-	-	-	45 MHz (2027)
Base	10 MHz duplex (2033)	10 MHz duplex (2021)	25 MHz duplex (2021)	15 MHz duplex + 5 MHz (2021)	15 MHz duplex (2027)
Orange	10 MHz duplex (2033)	12 MHz duplex (2021)	25 MHz duplex (2021)	15 MHz duplex + 5 MHz (2021)	20 MHz duplex (2027)

Source: Cullen International.

The regulator launched several consultations in May 2017 to define the terms of the allocation of the 700 MHz band, the terms for the use and allocation of the 3.5 GHz band and the reallocation of the 900, 1,800 and 2,100 MHz bands when they expire in March 2021, followed in August by additional consultation on the 1,400 MHz band (L band) for 4G and LTE.

Cable wholesale broadband markets

The regulatory framework for access to the cable operators’ networks is governed by two decisions of the conference of electronic communications sector regulators (CRC) of July 1, 2011 and December 11, 2013. Under this framework, cable operators have to provide wholesale access offers to their network priced on a “retail minus” model.

On February 19, 2016, the CRC published the decision revising cable network access prices downwards, and separating the rates of the wholesale offers applicable i) during and ii) after the launch phase of commercial offers by the alternative operator.

The Brussels Court of Appeal annulled these two decisions on October 25, 2017. However, their effects are maintained for a period of six months pending decisions by the BIPT following the new round of analysis of the wholesale broadband and TV distribution market. In their draft market analysis issued for consultation on July 7, 2017, the regulators confirm their objective of achieving infrastructure competition in the broadband access and television broadcasting market, recommending the imposition of wholesale access at a reasonable cost-oriented rate on fiber and cable networks. The consultation was completed in September 2017, and the regulators’ decision is expected in mid-2018.

1.6.5.2   Romania

Mobile voice call terminations

On February 1, 2014, the Romanian regulatory authority (Ancom) issued a decision on call termination rates charged by mobile operators. Ancom has introduced a new calculation method that cuts mobile call termination rates from 3.07 euro cents/minute to 0.96 euro cents/minute. These rates came into force on April 1, 2014. Following a consultation closed in July 2017, Ancom decided to maintain the 2014 rates. However, following a thorough investigation (phase 2) by the European Commission, Ancom submitted for consultation a new draft decision setting call termination rates at 0.84 euro cents/minute from May 1, 2018.

Spectrum allocation

Summary of frequencies allocated and year of expiry

Operator	800 MHz	900 MHz	1,800 MHz	2.1 GHz	2.6 GHz	3.4-3.8 GHz
Vodafone Romania	10 MHz duplex (2029)	10 MHz duplex (2029)	30 MHz duplex (2029)	15 MHz duplex + 5 MHz (2020)	15 MHz (2029)	20 MHz duplex (2025)
Orange	10 MHz duplex (2029)	10 MHz duplex (2029)	20 MHz duplex (2029)	15 MHz duplex + 5 MHz (2020)	20 MHz duplex (2029)	25 MHz duplex + 45 MHz (2025)
Telekom Romania	5 MHz duplex (2029)	10 MHz duplex (2029)	25 MHz duplex (2029)	15 MHz duplex + 5 MHz (2022)	10 MHz duplex (2029)	-
RCS&RDS	-	5 MHz duplex (2029)	-	15 MHz duplex + 5 MHz (2022)	30 MHz (2029)	50 MHz (2025)
National Radiocommunications Company	-	-	-	-	-	50 MHz (2025)
2K Telecom	-	-	-	-	-	10 MHz duplex (2025)

Source: Cullen International.

59[Back to contents]

Wholesale broadband markets

In the context of its second round of analysis of the 3a and 3b markets, completed in November 2015, Ancom considered the retail broadband market to be effectively competitive and that, as a consequence, no obligation should be imposed on the two wholesale markets. The final decision was published in the Romanian Official Journal of December 29, 2015. RomTelecom’s obligations as part of the wholesale market for infrastructure access were lifted a year after the publication of the decision.

1.6.5.3   Slovakia

Mobile voice call terminations

On July 29, 2013, regulatory authority TUSR issued a decision on the call termination rates of the three mobile operators, and capped them at 1.226 euro cents/minute. The fourth-largest mobile operator, Swan also applies this termination rate since it began operating in October 2015.

As part of its fourth round of market analysis, the TUSR submitted its draft decision setting mobile termination rates at 0.749 euro cents/minute for all operators to the European Commission on November 18, 2016. On December 15, 2016, the European Commission had not commented on the market analysis.

In a revision of its cost model, the TUSR submitted a new draft decision to the European Commission on September 30, 2017. The draft decision introduced an asymmetry, previously unenforceable, of terminations in favor of the fourth operator, Swan. It sets rates applicable from January 1, 2018 for mobile terminations at 0.825 euro cents/minute for operators, except for Swan, whose tariff would be 0.608 euro cents/minute. The regulator also proposed an unprecedented increase in the formula for calculating termination rates related to the size of the business. Following an in-depth investigation (phase 2) by the European Commission, backed up by an unfavorable opinion issued by BEREC on the tariff asymmetry potentially benefiting Swan, the Slovakian regulator had to amend its draft decision.

Spectrum allocation

Summary of frequencies allocated and year of expiry

Operator	800 MHz	900 MHz	1,800 MHz	2.1 GHz	2.6 GHz	3.4-3.8 GHz
Slovak Telekom (Deutsche Telekom)	10 MHz duplex (2028)	10 MHz duplex (2021)	15 MHz duplex (2021)	20 MHz duplex + 5 MHz (2026)	40 MHz duplex + 50 MHz (2028)	-
Orange	10 MHz duplex (2028)	10 MHz duplex (2021)	15 MHz duplex (2021) + 5 MHz duplex (2026)	20 MHz duplex + 5 MHz (2026)	30 MHz duplex (2028)	-
O2	10 MHz duplex (2028)	10 MHz duplex (2026)	16 MHz duplex (2026)	20 MHz duplex + 5 MHz (2026)	-	+ 40 MHz (2024)
Swan	-	-	15 MHz duplex (2026)	-		20 MHz (2025) 40 MHz (2024)
Slovanet	-	-	-	-		35 MHz duplex (2025)
Benestra	-	-	-	-		40 MHz (2024)

Source: Cullen International.

Wholesale broadband and very high-speed fixed broadband markets

The Slovakian regulator completed its third round of analysis of markets 3a, 3b and 4/2014 markets and published its decisions on markets 3a and 3b on January 19, 2018, and on market 4 on November 7, 2016. The regulator eased regulation:

- in market 3a, by excluding unbundling of the sub-local loop, while maintaining unbundling in the copper loop, and by limiting the regulatory obligations of NGA offers to the economic replicability test and to a technical equivalence of inputs;

- in market 3b, by imposing a replicability test of 2P offers and multicast IPTV wholesale access offers, instead of regulated prices;

- in market 4, by eliminating the sector-based regulatory obligations, because of the competitive nature of the market.

60[Back to contents]

1.6.6    Other non-EU countries where the Orange group operates

Because the Orange group’s retail market operations outside the EU primarily involve those of mobile operators, the main regulatory issues it faces in these countries are mobile voice call termination rates and spectrum access.

The following table gives the national mobile call termination rate for each country concerned.

Mobile voice call termination in the MEA zone (euro cents/minute as of December 31, 2017)

Botswana	1.862
Burkina Faso	2.286
Cameroon	3.861
Côte d’Ivoire	2.896
Egypt	0.515
Guinea-Bissau	5.963
Guinea	1.860
Jordan	1.524
Liberia	1.918
Madagascar	3.175
Mali	2.408
Morocco - Orange & Inwi	1.248
Morocco - Maroc Telecom	1.043
Mauritius	1.485
Niger - Orange & Airtel	1.905
Niger - other operators	2.515
Democratic Republic of the Congo	2.251
Central African Republic	5.334
Senegal - Sonatel	1.372
Senegal - other operators	1.676
Sierra Leone	5.837
Tunisia	0.504

Source: Orange, based on data from national regulators. Exchange rate as at 12/31/2017.

The following table gives the license renewal date as well as the type of license for each country concerned:

Renewal of licenses in the MEA region

	Expiration date of the current license	License Type
Botswana	April 2022	2G-3G
Botswana	August 2025	4G
Burkina Faso	April 2020	2G
Burkina Faso	September 2022	3G
Cameroon	January 2030	2G-3G-4G
Côte d’Ivoire	April 2032	Global (1)
Egypt	October 2031	2G-3G-4G & fixed virtual license
Guinea-Bissau	April 2025	2G-3G-4G
Guinea	January 2022	2G-3G
Iraq	August 2022	2G-3G
Jordan	May 2019	2G-3G
Jordan	September 2030	4G
Jordan	May 2024	Fixed
Liberia	July 2030	Global (2G-3G-4G)
Madagascar	April 2025	2G-3G-4G
Mali	July 2032	Global (2G-3G-4G)
Morocco	August 2024	2G
Morocco	December 2031	3G
Morocco	April 2035	4G
Morocco	April 2036	Fixed
Mauritius	November 2018	2G-3G-4G
Mauritius	November 2025	Fixed
Niger	December 2022	2G-3G
Central African Republic	May 2027	Global (1) (2G-3G)
Democratic Republic of the Congo	October 2031	2G-3G
Senegal	August 2034	Global (1) (2G-3G-4G and fixed)
Sierra Leone	July 2031	2G-3G
Tunisia	July 2024	Global (1) (excluding 4G)

Source: Orange, based on data from national regulators.

(1)  Global: refers to the type of license that allows an operator to offer both fixed-line and mobile services through all of the available technologies (depending on the country, the Global license does not include 4G technology).

61[Back to contents]

2.1  Risk factors

In addition to the information contained in the present Registration Document, investors should carefully consider the risks outlined below before deciding whether to invest. The Company’s view at the date of this Registration Document is that these risks could have a material negative impact on the business, financial position or profits of Orange and/or its subsidiaries. In addition, other risks and uncertainties, as yet unidentified or, as of the date of this Registration Document, not currently considered to be material by Orange, could have similar negative impacts. Investors could lose all or part of their investment if these risks materialize.

The risks described in this chapter concern:

- operational risks relating to Orange’s business activities (see Section 2.1.1);

- risks of a legal nature (see Section 2.1.2);

- financial risks (see Section 2.1.3).

In each section, risk factors are presented in diminishing order of importance, as determined by the Company at the date of filing the current Registration Document. Orange may change its view of their relative importance at any time, particularly if new external or internal facts come to light.

Several other sections of this Registration Document also discuss risks in some detail:

- for risks related to Orange’s general strategy, see Section 1.2.2 The Group’s strategy;

- for risks relating to regulations and regulatory pressure, see Section 1.6 Regulation of Telecom activities and Note 16 Litigation to the consolidated financial statements (Section 3.3);

- for risks relating to litigation involving the Group, see also Note 9 Taxes and Note 16 Litigation to the consolidated financial statements, as well as Section 3.2 Recent events and outlook, where applicable;

- for risks relating to the Group’s corporate, social and environmental responsibility, see Chapter 5;

- for financial risks, see:

-  Notes 7, 8 and 10 to the consolidated financial statements for asset impairments,

-  Note 11.8 to the consolidated financial statements for derivatives,

-  Note 12 for the management of interest rate risk, currency risk, liquidity risk, covenants, credit risk and counterparty risk, and equity market risk. The policies for managing interest rate, foreign exchange and liquidity risks are set by the Treasury and Financing Committee. See Section 4.2.3.3 Executive Committee and Group governance committees;

- for the insurance plan, see Section 2.2.7 Insurance;

- more generally, risk management policies throughout the Orange group are discussed in Section 2.2 Activity and risk management framework, which is an integral part of the Management Report.

2.1.1    Operational risks

Operational risks mainly include risks related to the telecommunications sector, risks related to Orange’s strategy and business and risks relating to human aspects such as health, safety and human resources.

Orange may face risks linked to the disclosure or inappropriate modification of personal data, in particular customer data, which have been heightened by virtue of its diversification into mobile financial services.

Orange’s activities may trigger the loss, disclosure, unauthorized communication to third parties or inappropriate modification of the data of its customers or the general public, particularly their banking details, which are stored on its infrastructure or carried by its networks, and moreover form the basis for its mobile financial services business.

These risks may materialize (i) from the implementation of new services or new applications, for example those relating to billing and customer relationship management, (ii) from the development of new activities in the field of connected objects, (iii) from malicious acts (such as cyber-attacks) particularly aimed at personal data, or (iv) possible negligence or errors within Orange or the Group’s outsourcing partners.

Orange may be held liable in various countries under laws that are being increasingly tightened (such as EU Regulation 2016/679 of April 27, 2016 on the protection of natural persons with regard to the processing of personal data) and that strengthen individual rights and obligations on data processors such as operators and providers of financial services.

Moreover, Orange may in some countries be obliged to disclose personal data to third parties under legislation that might fail to offer the same protection as France, which could damage the Company’s reputation and brand.

If they materialized, these risks could have a considerable impact on the Group’s reputation and a high impact on its liability, including criminal liability, and hence have an adverse impact on the Group’s future results.

The development of mobile financial services exposes Orange to new risks inherent to this sector and to the increased impact of certain existing risks.

Orange included in its Essentials2020 plan the development of mobile financial services, which came to fruition in 2016 with approvals obtained for electronic money institutions in Africa and the equity investment in Groupama Banque, then in the second half of 2017, with the launch of Orange Bank. This development exposes Orange to new risks, inherent to this sector, such as money laundering, terrorist financing and non-compliance with economic sanction programs. In addition, the risks of fraud, cyber-attack, loss, unauthorized disclosure or communication of customer data and interruption to services (see below) are particularly acute in the field of financial services.

Furthermore, entities of the Group having the status of regulated financial institutions could face a risk of non-compliance with regulations in the financial sector, in particular if the strengthened internal control system currently in place was to be found insufficient.

These risks are even higher since the Group’s regulated financial institutions in the banking sector are currently experiencing an important transformation in how they operate on the back of the development of their offers and activities, the expansion of their customer base and the adjustment of the organization and of the processes across the various Group entities involved.

64[Back to contents]

If these risks materialized, they could have a material effect on the Group’s financial position, completion of its strategy and image.

Orange’s large geographic footprint increases its exposure to geopolitical, macroeconomic, regulatory and corruption risks.

Orange’s growth partly depends on its activities in geographical areas undergoing rapid economic development. Political instability or changes in the economic, regulatory or social landscape in these areas may call into question the outlook on profitability expected when investment decisions were made and affect the Group’s financial position and results. International economic sanctions imposed on certain countries could also have an impact on the value of these investments.

In addition, difficulties or specific risks related to internal controls or non-compliance with applicable laws and regulations, such as anti-corruption rules, may arise. Despite Orange’s drive to strengthen its anti-corruption policy, corruption cases could occur including at third parties with which it has a contractual relationship, which could have an adverse impact, particularly on the Group’s image.

The rapid growth in uses and the development of networks and technologies allow global players in the Internet sector to establish a direct link with Orange’s customers, thereby potentially depriving it of part of its revenues and margins.

The growth in network usage for value-added services has resulted in the emergence of powerful players, Over-The-Top (OTT) service providers and Internet giants. Competition with these players for control of the customer relationship remains intense and extends to individual access services offered by the multiplicity of connected objects in customer homes. This development could potentially marginalize the position of operators such as Orange, for which the direct relationship with customers adds value. Losing part or all of this direct relationship to other players could affect their revenues, margins, financial position and outlook.

Orange’s strategy of diversification to find new sources of growth may fail to bring the expected returns and Orange may be undermined by a business model or a breakthrough innovation to which it is unable to adapt.

Orange’s strategy is to diversify its business with a particular focus on mobile financial services (including mobile banking), connected objects and cybersecurity. Although building on the Group’s strengths (digital strength, distribution power, capacity for innovation and power of the brand), the development of these new businesses requires substantial resources, without any guarantee that the corresponding services will gain sufficient traction to generate a return on these investments.

In addition, the development of innovations and of divergent business models to which Orange may fail to adapt sufficiently quickly could cause it to lose market share and undermine its profitability and future results.

Orange is exposed to the risk of an interruption to its networks and services following cyber-attacks, human errors or network saturation.

Damage or interruptions to the service provided to customers may occur following cyber attacks (on networks and IT systems), outages (hardware or software), human errors or sabotage of critical hardware or software, failure of a critical supplier, or insufficient network capacity to meet the growing usage needs, or during the implementation of new applications or software.

Among these risks of interruption, telecommunications operators are particularly exposed to malicious actions and cyber-attacks because of the vital nature of telecommunications in the functioning of the economy. Despite the steps taken by Orange to protect its network, the high frequency of such attacks increases the risk of an interruption to its services.

As a result of the rationalization of the network based on the implementation of all-IP technologies, the increase in the size of the service platforms and the relocation of equipment into fewer buildings, such service interruptions may in the future affect a greater number of customers and more than one country simultaneously.

Although difficult to quantify, the impact of such events could seriously damage Orange’s reputation, trigger its liability and result in a reduction of traffic and its revenues, affecting its profits and outlook. If they were to occur on a nationwide or multinational scale, they might also create a crisis potentially affecting the security of the countries concerned.

The scope of Orange’s activities and the interconnection of the networks mean that Orange is exposed to numerous frauds, which could reduce its revenues and margins and damage its image.

Orange is subject to various types of fraud which can impact the Company or its customers. Moreover, with technologies and networks becoming increasingly complex and the acceleration of implementation of new services or new applications relating, for example, to the implementation of financial services or billing and customer relationship management, new types of fraud that are more difficult to detect or control could also develop. In all these cases, Orange’s revenues, margins, quality of service and reputation could be affected.

High concentration among Orange’s critical suppliers creates a risk for the Group’s business.

Orange’s critical suppliers, in particular in the network infrastructure, IT systems and mobile handset sectors, operate in highly concentrated markets. This concentration creates a risk for the Group’s business because, were one of these suppliers to default on its commitments or change its business practices, this would limit Orange’s options; its results, financial position and image could be seriously affected as a result.

Orange’s technical infrastructure is vulnerable to damage caused by natural disasters or intentional damage.

A natural disaster, intentional damage in the course of wars, terrorist acts, malicious acts or other events such as fires may cause significant damage to Orange’s installations, generating high repair costs. The damage caused by major disasters may have more long-term consequences resulting in a significant cost for Orange after insurance has been paid out and impacting its financial position and outlook. In addition, weather phenomena associated with climate change may grow in frequency and increase the severity of disasters and of the damage caused.

The brand policy combined with a strategy of geographic expansion and diversification into new businesses represents an image risk for the Orange brand.

Orange has chosen growth drivers that are not necessarily in its core business, such as mobile banking, or even carrying out its business as a telecommunications operator in emerging countries where the political and economic context may be volatile. Although the Group pays close attention to preserving the value of the Orange brand, which constitutes a major asset, operational implementation risks could adversely affect the Company’s image, in particular in the mature mobile telephony sector.

Orange may in the future find it difficult to obtain the skills needed for its business due to numerous employee retirements and changes in its businesses.

The high number of employee retirements or early retirements in recent years, which will increase until 2020 due to Orange’s demographics in France, as well as the need for new skills in the Group’s growth areas, which are in high demand in the job market, could affect Orange’s ability to renew its skills base by attracting and training the

65[Back to contents]

necessary qualified personnel, and to carry out its projects and development strategy. In these circumstances, Orange’s results and outlook could be affected.

Orange may be affected by possible adverse health effects from exposure to electromagnetic fields from telecommunications equipment.

Following concerns raised in many countries regarding the possible health risks linked to exposure to electromagnetic fields from telecommunications equipment, public authorities have in general approved binding regulations and health authorities have issued various usage precautions.

The perception of a risk by the public could lead to a decrease in the number of customers and in their usage, lower consumption per customer, an increase in lawsuits, particularly against the presence of mobile antennas, and a hardening of regulations, with, as a consequence, a reduction in coverage areas, deterioration of service quality and an increase in network roll-out costs.

Although a consensus exists among health experts and health authorities including the World Health Organization (WHO) that so far no health risks from exposure to electromagnetic fields below the limits recommended by the specialist international commission (ICNIRP) have been established, Orange cannot predict the conclusions of future scientific research or studies by international organizations and scientific committees called upon to examine these issues. If an adverse health effect should one day be scientifically established, this would have a significant impact on Orange’s business, its brand image and the income and financial position of the Group.

For further information, see Section 5.1.6 Health and safety of customers.

Orange faces various internal and external human risk factors which could have a material impact on the Group’s image, operations, and results.

Orange’s promise to be a people-oriented and digital employer, inscribed in the Essentials2020 strategic plan, could be affected by various human factors related to psycho-social risks, personal safety, or to increased tensions in certain countries or areas. If they materialized, these risks could slow the roll-out of the Group’s strategy and have a material impact on the Group’s image, operations and results.

2.1.2    Legal risks

Orange operates in highly regulated markets and its business activities and results could be materially affected by legislative, regulatory or government policy changes.

In most countries in which it operates, Orange has little flexibility to manage its business activities as it must comply with various regulatory obligations governing the provision of its products and services, primarily relating to obtaining and renewing telecommunication licenses, as well as to oversight by authorities seeking to maintain effective competition in the electronic communications markets. Furthermore, Orange faces regulatory constraints in some countries as a result of its historically dominant position in the fixed telecommunications market.

Orange’s business activities and operating income may be materially adversely affected by legislative, regulatory or government policy changes, and in particular by decisions taken by regulatory or competition authorities in connection with:

- amendment or renewal on unfavorable conditions, or even withdrawal, of fixed-line or mobile operator licenses;

- conditions governing network access (primarily those in connection with roaming or infrastructure sharing);

- service rates;

- the introduction of new taxes or increases to existing taxes for telecommunications companies;

- consumerism legislation;

- merger policy;

- regulations affecting operators of competing sectors, such as cable;

- regulations governing data security;

- regulation of banking and financial activities and any similar regulations requiring compliance such as laws and rules on economic sanctions.

Such decisions could materially affect the Group’s revenues and results.

For further information on risks related to regulations, see Section 1.6 Regulation of Telecom activities.

Orange is continually involved in disputes, in particular with regulatory authorities, competitors or government agencies, the outcome of which could have a material adverse effect on its results or financial position.

Orange believes that, on a general basis and in all countries in which it is present, it complies with all the specific regulations in force, as well the conditions governing its operator licenses. However, the Company is not able to predict the decisions of oversight and legal authorities who are regularly asked to rule on such issues. Should Orange be ordered by the relevant authorities in a country in which it operates, to pay damages or a fine or suspend certain of its activities, due to non-compliance with an applicable regulation, the Group’s financial position and results could be adversely affected.

In addition, Orange - particularly in France and Poland - is frequently involved in legal proceedings with its competitors and with the regulatory authorities due to its dominant position in certain markets and the complaints filed against Orange may be very substantial. In the past, fines of several tens of millions of euros and even several hundreds of millions of euros were imposed on the Group for concerted practices or for abuse of a dominant position, such as the 350 million euro fine imposed on December 17, 2015, by the French Competition Authority for illicitly stifling competition in the enterprise market since the 2000s. Finally, the Group may be the object of substantial commercial lawsuits with potentially very significant penalties. The outcome of lawsuits is inherently unpredictable.

In the case of proceedings involving European Competition Authorities, the maximum fine provided for by law is 10% of the consolidated revenues of the company at fault (or the group to which it belongs, as the case may be).

The main proceedings involving Orange are detailed in Note 9 Taxes and Note 16 Litigation to the consolidated financial statements. Developments in or the results of some or all of the ongoing proceedings could have a material adverse effect on Orange’s results or financial position.

66[Back to contents]

2.1.3    Financial risks

Liquidity risk

Orange’s results and outlook could be affected if the terms of access to capital markets become difficult.

The tightening of prudential rules for the financial sector resulting from the “Basel III” and “Solvency II” regulations which seek to strengthen the banks and insurance companies’ equity, will compel companies to increase the share of their financing from the bond markets.

Orange finances itself mainly through the bond markets. A cessation of the Quantitative Easing policy of the European Central Bank in 2018 or an unfavorable development in the macroeconomic situation could restrict or make significantly more expensive Orange’s access to its usual sources of financing through an increase in market rates and/or the margins applied to its borrowings.

Any inability to access the financial markets and/or obtain financing on reasonable terms could have a material adverse effect on Orange. The Group could, in particular, be required to allocate a significant portion of its available cash to service or pay off debt, to the detriment of investment or shareholders’ remuneration. In all cases, Orange’s results, cash flows and, more generally, financial position and flexibility may be adversely affected.

See Note 12.3 Liquidity risk management to the consolidated financial statements, which sets out, in particular, different financing sources available to Orange, the maturity of its debt and changes to its credit rating, as well as Note 12.4 Management of covenants, which contains information on the limited commitments of the Orange group in relation to financial ratios and in the event of default or material adverse change.

Interest rate risk

Orange’s business activities could be affected by interest rate fluctuations.

In the normal course of its business, Orange obtains most of its funding from capital markets (particularly the bond market) and a small part from bank loans.

Since most of its current debt is at a fixed rate, Orange has limited exposure to increases in market interest rates. The Group remains exposed to a sustained ongoing increase in interest rates for future financing.

To limit exposure to interest rate fluctuations, Orange from time to time makes use of financial instruments (derivatives) but cannot guarantee that these transactions will completely limit its exposure or that suitable financial instruments will be available at reasonable prices. In the event that Orange cannot use financial instruments or if its financial instrument strategy proves ineffective, cash flows and earnings may be adversely affected.

In addition, the costs of hedging against interest rate fluctuations could, generally, increase in line with market liquidity, banks’ positions, and, more broadly, the macroeconomic situation (or how it is perceived by investors).

The management of interest rate risk and an analysis of the sensitivity of the Group’s position to changes in interest rates are set out in Note 12.1 Interest rate risk management to the consolidated financial statements.

Credit-rating risks

A change in the outlook for Orange’s credit rating could increase its borrowing costs and in certain circumstances Orange’s access to the capital it needs could be limited.

Orange’s credit rating from rating agencies is partly based on factors over which it has no control, namely conditions affecting the telecommunications industry in general or conditions affecting certain countries or regions in which it operates. It may be changed at any time by the rating agencies, in particular as a result of changing economic conditions, a downturn in the Group’s results or performance or changes to its investor base. A prolonged multi-notch downgrade in Orange’s rating would have a material adverse effect on its results and financial position.

Risk of asset impairment

Changes affecting the economic, political or regulatory environment may result in asset impairment, particularly of goodwill.

At December 31, 2017, the gross value of goodwill recognized by Orange following completed acquisitions and disposals was 32.7 billion euros, not including the goodwill of associates and joint ventures.

The book values of long-term assets, including goodwill and fixed assets, are sensitive to any change in the business environment that is different from the assumptions used. Orange recognizes assets as impaired if events or circumstances occur that involve material adverse changes of a permanent nature affecting the economic environment or the assumptions and targets used at the time of the acquisition.

Over the past five years, Orange recognized significant impairment losses in respect of its interests in Poland, Egypt, Belgium and Congo (DRC). At December 31, 2017, the cumulative amount of goodwill impairment was 5.6 billion euros, not including the goodwill impairment of associates and joint ventures.

New events or adverse circumstances could conduct Orange to review the present value of its assets and to recognize further substantial impairment that could have an adverse effect on its results.

In addition, in the case of disposals or listings on a stock exchange, the value of certain subsidiaries could be affected by changes in the stock and debt markets.

For further information on goodwill and recoverable amounts (particularly key assumptions and sensitivity), see Note 7 Goodwill and Note 8.2 Impairment of fixed assets to the consolidated financial statements and Section 3.1.2.2 From Group adjusted EBITDA to operating income.

Credit risk and/or counterparty risk on financial transactions

The insolvency or deterioration in the financial position of a bank or other institution with which Orange has a financial agreement may have a material adverse effect on Orange’s financial position.

In the normal course of its business, Orange uses derivatives to manage exchange rate and interest rate risks, with financial institutions as counterparties. cash collateral is lodged with all bank counterparties with which the derivatives are contracted. Nevertheless, a residual credit risk may remain if one or more of these counterparties default on their commitments.

67[Back to contents]

Moreover, Orange may in future have difficulties using its 6 billion euro undrawn syndicated credit facility, whose main maturity date is 2022, if several of the banks with which the Company has agreements were to face liquidity problems or could no longer meet their obligations.

Finally, the investment of its available cash exposes Orange to counterparty risk if the financial institutions where it has invested should go bankrupt. See Note 12.5 Credit risk and counterparty risk management to the consolidated financial statements.

The international banking system is such that financial institutions are interdependent. As a result, the collapse of a single institution (or even rumors regarding the financial position of one of them) may increase the risk for the other institutions, which would increase exposure to counterparty risk for Orange.

For customer-related credit and counterparty risk, see Note 4.3 Trade receivables and Note 12.5 Credit risk and counterparty risk management to the consolidated financial statements.

Foreign exchange risk

Orange’s results and cash position are exposed to exchange rate fluctuations.

In general, currency markets remained highly volatile during 2017, increasing uncertainty over exchange rate trends.

The main currencies in which Orange is exposed to a major foreign exchange risk are the Polish zloty, the Egyptian pound, the US dollar and the British pound sterling. Intra-period variations in the average exchange rate of a particular currency could significantly affect the revenues and expenses denominated in that currency, which would significantly affect Orange’s results, as happened, for example, with the near 50% devaluation of the Egyptian pound in November 2016. In addition to the main currencies, Orange operates in other monetary zones, in particular in Africa & Middle East. Depreciation of the currencies in this region would have an adverse effect on the Group’s consolidated revenues and earnings. Based on 2017 data, the theoretical impact of a 10% rise against the euro in the main currencies in which the Group’s subsidiaries operate would reduce consolidated revenues by 850 million euros (-2.07%) and reported EBITDA by 198 million euros (-1.65%).

When preparing the Group’s consolidated financial statements, the assets and liabilities of foreign subsidiaries are translated into euros at the fiscal year closing rate. This translation could have a negative impact on the consolidated balance sheet, assets and liabilities and equity, for potentially significant amounts, as well as on net income in the event of disposal of these subsidiaries.

The management of foreign exchange risk and an analysis of the sensitivity of the Group’s position to changes in foreign exchange rates are set out in Note 12.2 Foreign exchange risk management to the consolidated financial statements.

Orange manages the foreign exchange risk on commercial transactions (stemming from operations) and financial transactions (stemming from financial debt) in the manner set out in Note 12.2 Foreign exchange risk management to the consolidated financial statements.

Notably, Orange makes use of derivatives to hedge its exposure to foreign exchange risk but cannot guarantee that suitable hedging instruments will be available at reasonable prices.

To the extent that Orange has not used hedging instruments to hedge part of this risk, its cash flows and results could be affected.

See Note 11.8 Derivatives (excluding Orange Bank) to the consolidated financial statements.

68[Back to contents]

2.2  Activity and risk management framework

A permanent improvement process is in place in order to continually improve internal control and risk management within Orange.

The risk management and internal control system consists of an organization, procedures and controls implemented by General Management and all employees under the responsibility of the Board of Directors, and is intended to provide reasonable assurance that operating targets are met, that current laws and regulations are complied with, and that the financial information is reliable. It is notably implemented in compliance with the US Sarbanes-Oxley Act, the French Financial Security Law of July 17, 2003, the Government Order of December 8, 2008 transposing the 8th European Directive, and the Order of March 17, 2016 transposing Directive 2014/56/EU.

Policies and programs related to insurance, ethics, compliance, security, and personal data protection also contribute to this system.

In addition, the Group’s Inspectorate General, reporting directly to the Chairman, may conduct, exclusively on the Chairman’s request, reviews or surveys that could cover any Group entity. It is informed about the work of General Control and Internal Audit and may request their input. The Group Inspector General sits on the Risks Committee, the Ethics Committee and the Investment Committee.

In accordance with the provisions of the 8th European Directive and Directive 2014/56/EU, the Audit Committee of the Board of Directors is, among its other duties, in charge of monitoring the effectiveness of the internal control and risk management systems.

2.2.1    Group Audit, Control and Risk Management

The Group Audit, Control and Risk Management Department (DACRG) reports to the CEO Delegate in charge of Group Finance and Strategy. It gathers within a single body the following functions: Internal Audit, Risk Management, General Control, Credit Management, Internal Control, Fraud, and Revenue Assurance.

Its role is to coordinate and assess the Group’s activity and risk management system on behalf of management with a view to providing integrated assurance that offers the best balance between risks and opportunities, which truly addresses operational needs and concerns, by building on a team of experts and co-designing innovative approaches, in cooperation with the other teams responsible for Group risk management, while preserving audit independence.

At the core of the Group’s issues and strategy, this department provides this integrated assurance by guiding significant changes, protecting revenue and collections, proposing solutions for improving risk management, and preventing, detecting, and tackling fraud; as well as providing its support to the Group Compliance Department and creating value by proposing improvement projects.

Internal control’s continuous improvement process can, for example, be seen in:

- updates of the fraud prevention processes for which updated modules are distributed on a regular basis;

- risk management training for Directors and Chief Executive Officers of subsidiaries;

- the focusing of audit work on the Group’s main risks;

- and the implementation of a self-assessment approach encompassing the main activities, the Orange IC Book (see the Internal Control section below), which enables entities to benchmark themselves compared with the level of practice expected by the Group.

The DACRG coordinates internal control reviews involving Executive Committee members, with the internal control functions of the organization’s divisions. They are primarily designed to provide assurance that the internal control system is effective, namely that the main risks have been properly identified and the appropriate steps taken to limit their potential impact. These reviews are part of the integrated assurance between operational functions and functions in charge of risk management.

The ACR (Audit, Control, and Risk) community, which includes all persons involved in these functions within the Group, has a charter signed by the Chairman and CEO defining the framework of the missions steered by the DACRG. The integrated assurance process (synergies among the Audit, Control, and Risk functions, and between local functions and central functions) is thus strengthened to meet the Company’s targets. Within the context of the Essentials2020 strategy, the ACR community and DACRG have grown stronger so as to guide international growth as well as development in mobile financial services.

The DACRG’s activities are in line with best practices promoted by the Institut français des auditeurs et contrôleurs internes (IFACI) and the Association pour le Management des Risques et des Assurances de l’Entreprise (AMRAE).

ISO 9001 Quality Certification for DACRG

In 2017, DACRG’s ISO 9001 version 2015 certification was confirmed by AFAQ/AFNOR. This quality approach helps to improve and simplify all processes in order to adopt the best practices to meet our stakeholders’ demands; it serves the DACRG’s ambition to be a “Trusted partner of business” by providing integrated assurance. DACRG’s management sets quality targets and assesses its results against these targets.

Group Internal Audit

Group Internal Audit has around 70 qualified auditors working as a shared service for all Group entities. They are for the most part located in France. Group Internal Audit comprises teams dedicated to the IT system, the networks and financial services. It cooperates with the local audit teams, in accordance with their governance rules: sharing of audit plans, follow-up of recommendations, joint audits, methodological exchanges. This mainly involves operator subsidiaries that are not 100% controlled (in Europe in particular Orange Polska and Orange Belgium, and in Africa in particular the Sonatel Group).

Group Internal Audit and Orange Polska’s Internal Audit are certified on an annual basis by IFACI Certification, based on the professional guidelines for internal audits (RPAI in French).

Issues may be referred directly to Group Internal Audit by the Chairman of the Audit Committee or by the Chairman and CEO. The Director of Group Audit is authorized to directly inform the Executive Committee and the Audit Committee.

Each year, the audit plan is endorsed by the Risk Committee and approved by the Audit Committee. An annual report, with the main results and findings, is also presented to the Risk Committee and then the Audit Committee.

69[Back to contents]

The joint operation with Deutsche Telekom (Buyin) is subject to audits conducted jointly by the Orange group’s and Deutsche Telekom’s Internal Audit Departments.

By means of its audit assignments, Internal Audit helps the Group to maintain an appropriate management control system by assessing its effectiveness and efficiency and by formulating remarks and recommendations for its ongoing improvement. The recommendations arising from internal audit assignments are systematically monitored and lead in particular to action plans that are drawn up and implemented by the Group’s divisions and subsidiaries. These assignments include, among others, checks performed at the request of the Group’s Internal Control Department as part of the systematic assessment of internal financial control, particularly tests of the operating effectiveness of the internal control system and cyclical audits performed on the internal control system of smaller subsidiaries. Internal Audit also contributes to the approach of risk identification, assessment and processing through the results of its audit assignments and its recommendations.

Risk Management

The Group’s Risk Management department defines the Group’s risk management strategy and deploys its approach in this field, as part of the integrated approach promoted by the ACR charter. To this end, it oversees the risk management process, identifies risks on behalf of the Risks Committee and follows up on the corresponding action plans, drawing on the network of risk managers in Group entities and subsidiaries.

Risk Management anticipates the risks of the strategic plan, particularly in connection with the new growth activities, in cooperation with the Group Strategy Department. By steering the methodological framework, it provides its support to the entities to deploy the culture and integrated risk-based approach as uniformly as possible within the group.

At least once per year, each of the Group’s Operational Departments (France, Europe, MEA, Enterprise) and functions identifies the risks in its area. Risk identification is completed, where relevant, by a description of action plans designed to mitigate these risks through strengthening internal control, as well as by an inventory of serious incidents. The list of serious incidents, the changes to the map of risks and the monitoring of action plans are scrutinized during internal control reviews of each Department.

In addition, once a year, each member of the Executive Committee is asked to outline their individual view of the risks that the Group faces.

Based on the combined view of both executive management and entities, the Group’s risk map forms the cornerstone on which the control systems are built.

Finally, a self-assessment questionnaire on the main risk management provisions is included in the Orange IC Book. It is submitted annually to over a hundred subsidiaries and organizational entities.

The results of risk management are reviewed at least annually by the Group Risks Committee, and presented at a joint meeting of the three committees of the Board of Directors, at which major risk issues are discussed in the presence of the relevant managers. This approach includes a review of the risks described under Section 2.1 Risk factors in this document.

General Control

General Control involves, at the request of Executive Committee members or their respective management committees, or following a report from the ethics whistleblowing mechanism, investigations on matters involving employees that may run counter to the Group’s interests. These matters may involve instances of fraud, conflicts of interest, damage to Group assets, behavioral problems and in general any acts by employees that conflict with Group rules. In this respect, General Control works in a complementary manner to the various departments within the DACRG as well as to Group General Inspection. General Control is represented in France by investigation units and at Group level for international cases by general controllers. Various countries including Poland, Spain, Romania and Senegal have established dedicated internal units that work closely with General Control.

Credit Management

The Group’s Credit Management Department is charged with minimizing the financial risks associated with the credit granted to our customers. Its purpose is to have a consolidated vision of the credit risks with our clients and partners and to implement tools that allow these risks to be managed. In order to do this, it depends on local teams or contacts and on the processes in place in each operational entity.

It disseminates the culture of credit management within the Group and facilitates the sharing and circulation of information.

Internal control

Group Internal Control draws up and implements the Internal Control strategy within the Group. To this end, it defines a methodology, a process and the necessary tools for its application. It rolls them out annually, particularly as regards:

- the updating and distribution of a set of policies and practices defined by the Group with the relevant Group functions and domains, Orange IC Book;

- the internal control self-assessment program, on the bases of the Orange IC Book among others; the aim is to identify the main improvements required to the internal control system and to implement corrective actions. Where necessary, internal audits allow to make sure of the self-assessment findings and the relevance of the action plans;

- Sarbanes-Oxley certification for financial internal control.

Group Internal Control coordinates the local internal control functions and the persons in charge of the control environment domains, giving them support and advice to ensure the quality and the control of their system. The role of the local internal control functions is to assist the operating managers of their entities, in order to help them structure and maintain an efficient internal control system, which meets both their own and the Group’s requirements. Within their own entity, they apply the risk and activity management directives issued by the Group, and ensure the smooth running of the system at their own level.

Group Internal Control agrees to an annual action and evaluation program for each of these scopes (areas, divisions, and entities).

Among its recurring actions, it provides monitoring for governance committee heads (see Section 4.2.3.3 Group Executive Committee and governance committees) and coordinates the organization of internal control reviews involving Executive Committee members, with the support of the DACRG, the Group Security Department, and Group Compliance.

70[Back to contents]

Given the development in mobile financial services, Group Internal Control has ensured, in relation with the internal control services of the divisions and entities, Internal Audit, and the Compliance Department, the relevance of the IC system for managing activities and covering our regulatory requirements (anti-money laundering and terrorist financing, and banking requirements).

The internal control evaluation is presented to the Group Risks Committee and then to the Audit Committee.

Fraud and Revenue Assurance

Revenue recognition in the telecommunications industry is based on data capture, involving various components of network access - managing and collecting uses -, recovery via the IT systems - supporting the customer bases and recovery of individual items -, and recording via the accounting and financial systems - supporting the production of financial statements. The complexity of this technical sales architecture has forced Orange, via the Fraud and Revenue Assurance Department, to develop a revenue assurance strategy underpinned by a methodology designed, by means of an end-to-end view of processes that factors in risks, to ensure the proper measurement, substance, comprehensiveness and recovery of the individual items underpinning the production of our customer billing.

Group Fraud and Revenue Assurance (GFRA) also defines the Group’s strategy and approach to fraud prevention and detection, as well as to the assurance of revenues. To support the deployment of this strategy, GFRA works very closely with their Internal Control and Risk Management colleagues, along with other corporate and local entity teams.

Orange has adopted an approach based on anticipation and risk analysis to manage fraud. GFRA constantly monitors existing and new fraud risks as well as any new fraud related legislation. This enables Orange to take into account changes in the fraud risk environment and to adapt its anti-fraud strategy accordingly. GFRA maintains the Group’s fraud risk map, which covers all anticipated risks in this domain (including, for example, fraud in the financial statements, technical (cyber) fraud, identity theft and social engineering fraud, missing trader VAT carousels, terrorist financing, and money laundering).

Orange has preventative controls in place to reduce the probability of frauds which may constitute a major risk. Since prevention cannot be 100% effective, the Group has also defined a control framework designed to detect instances of fraud. Any cases or suspicions identified through these controls are investigated and are processed in compliance with the law and our ethical standards.

Orange believes that in order to manage fraud risk and to assure revenues, the cost of fraud and revenue leakage must be managed at a local level and consolidated at Group level, allowing major incidents to be analyzed and treated, and any emerging trends identified. With regard to the production of Group financial information, the approach defined by GFRA includes such applicable risks as frauds committed by management or fraud within the financial statements.

Detecting fraud is the responsibility of management, which is assisted by GFRA and local fraud detection specialists in the Group entities.

A Group whistleblowing mechanism is in place as stipulated under the Sarbanes-Oxley Law and, now, the Sapin II Law of December 9, 2016 on transparency, the fight against corruption, and modernization of the economy. This system allows any employee to use a dedicated email address to report any acts that may constitute an offense or fraud, or that may reveal instances of corruption, particularly in the areas of finance, and more specifically, accounting and payments. The defined procedure ensures that the alerts are treated confidentially and independently, outside the chain of command, if necessary. It safeguards the protection of staff members as well as the rights of the individuals concerned by such reports.

When internal fraud is strongly suspected, investigations are generally entrusted to specialized services, in particular to General Control. Investigation services are responsible for establishing the existence of facts. In the event of internal fraud, Company management determines the penalties. For all cases detected (internal or external fraud), the civil, criminal, or legal consequences are considered after the recommendations of the Company’s Legal Department.

Fraud cases are analyzed by GFRA in order to assess control measures and therefore better prevent and detect similar fraud cases.

A summary report on fraud prevention and detection is reviewed at least once a year by the Group Risks Committee and presented at a joint meeting to the Audit Committee, the GCRSE, and the Innovation and Technology Committee.

2.2.2    Specific internal control procedures pertaining to the preparation and processing of accounting and financial information

The Group Accounting Department and Group Controlling Department, which also report to the CEO Delegate in charge of Group Finance and Strategy, have a decisive role in the internal control system.

The Group Accounting and Group Controlling Departments have the following key duties:

- producing the Group’s consolidated financial statements and the statutory financial statements for Orange SA and certain French subsidiaries within time frames that meet financial market requirements and legal obligations while guaranteeing that the statements provide a true and fair view of the Company in compliance with the accounting policies adopted by the Group;

- preparing the management reports on the statutory and consolidated financial statements and producing the necessary documentation for financial communication of results and the summary of management reporting for the Executive Committee;

- managing the monthly and quarterly reporting cycle allowing management to measure the Group’s performance on a regular basis;

- designing and implementing Group methods, procedures and standards frames for Accounting and Management Controlling;

- identifying and carrying out the necessary changes to the Group’s accounting and financial information systems.

Within these divisions, the internal control of accounting and financial information is organized around the following elements:

- the Disclosure Committee (see Section 4.2.3.3);

- the Group Accounting and Controlling function;

- unified accounting and management reporting; and

- Group-wide accounting standards and methods.

71[Back to contents]

Unified accounting and management reporting

All of the Group’s entities participate in the Group’s management and monitoring cycle, which is composed of three basic components:

- the forecasting process (plan, budget, and periodic internal provisions);

- the process for producing statutory accounts and the Group’s consolidated financial statements; and

- the management reporting process.

The forecasting process (plan, budget, and periodic internal provisions)

The Group budgeting process requires regular updates of internal projections and management’s involvement. It is worked out by country and division, business unit, and Group subsidiary.

The budget must reflect the Group’s ambitions at each level of the organization. It includes a yearly goal based on year one of the multi-year plan and forecasts that are updated in May, including an updated second-half goal, and in October-November to better evaluate target figures for year-end.

The budget dossier is composed of:

- packages of financial data (including cash flow statements), along with comments summarizing, in particular, major actions;

- capital expenditure by project;

- and an analysis of risks and opportunities.

As part of the budget process, the divisions establish and analyze the performance indicators. The budget and updated projections are established on a monthly basis to be used as a reference for the Group’s monthly reporting.

Moreover, the Group draws up a multi-year plan with the main Group entities, setting out the medium-term financial trajectories for the Group and its main entities.

Process of preparing the companies’ statutory financial statements and the Group’s consolidated financial statements

The financial statements of Orange are prepared in accordance with the following principles:

- performing a pre-closing of accounts at the end of May and the end of November;

- anticipating the use of estimates and the treatment of complex accounting operations; and

- and formalizing closing processes and schedules.

As such, documenting the processes leading to the production of financial information up to the filling of consolidation packages constitutes a common framework for all contributors, thus strengthening internal control within the accounting and management controlling function.

Instructions from the Controlling and Accounting Divisions specifying the process and agreed timeline for each closing are circulated within the Group, and then broken down by subsidiary.

Consolidation packages are created monthly by Group entities according to IFRS accounting policies and entered in the Group’s consolidation and reporting tool.

The Group’s principles, when they are compatible with the local rules applicable to the statutory financial statements, prevail, in order to limit subsequent restatements. However, in the event that principles inconsistent with those of the Group are applied in an entity’s statutory financial statements and have a significant impact on measuring earnings and assets, the entity restates those items for consistency.

Identification, regular measurement, and reconciliation of accounting methods between statutory financial statements and Group standards are the responsibility of each entity and communicated to the teams responsible for the Group’s financial management.

The identification and assessment of unrecognized contractual commitments are covered by a specific report drawn up annually by the Legal and Finance Departments, working in close collaboration. The main contractual commitments made by the Group and likely to have a material impact on its financial position are considered by the Claims and Commitments Committee (see Section 4.2.3.3 Executive Committee and Group governance committees).

Management reporting process

The reporting process is a major element in the control and financial information process. It is a major tool for monitoring, controlling, and for the Group’s General Management. The reconciliation of accounting and forecast data, along with the monthly review at each level of the Group contributes to the quality and accuracy of the information produced. This method, established by the Controlling and Accounting Departments, is repeated in all entities of the Group and at each level of the organization (business unit, division and Group).

The definition of Group report contents and media that are used to track the achievement of Group objectives is established on a regular and consistent basis. The financial data in reporting come primarily from the Group consolidation and reporting tool, and the reporting formats are standardized. The reports are validated by the country financial controllers.

This reporting allows to track the Group’s management and performance indicators, and is articulated around the following:

- a monthly performance chart aiming to provide the Chairman and CEO and the Executive Committee with the key operating indicators for the Group and the major events and alerts for the month;

- monthly reports broken down by published segment, line of business, and country; these include financial and operating indicators.

Business reviews at the Executive Committee level are organized by country under the authority of the CEO Delegate in charge of Finance and Strategy. Their purpose is to pilot the activity and review the updated end-of-year forecast. These monthly reviews are attended by the Group Finance Department with the country’s Manager and finance function. The Chairman and CEO participates in the quarterly reviews. These reviews are based on a formalized report structure. Gathering of information for these reports is organized for each country according to the Group’s reporting instructions.

Group-wide accounting standards and methods

In order to draw up projected and actual consolidated statements, the Group has opted for the unification principle which implies:

- homogeneity of the reference system, the accounting methods and consolidation rules;

- the standardization of reporting formats;

- and the use of a common consolidation and reporting application within the Group.

Within the Group’s Accounting Department, the Department of Accounting Principles is responsible for defining and disseminating the Group’s accounting policies under IFRS standards. It also keeps an eye on norms evolution and formalizes on a systematic and structured basis the IFRS Group accounting policies through the Group’s accounting manual, closing instructions, and information or training meetings.

72[Back to contents]

This system is completed by the existence of accounting principles correspondents in the countries and divisions. It identifies accounting problems encountered locally, disseminates the Group’s accounting policies in divisions, countries, entities and accounts departments and ensures that the training needs of personnel with responsibility for the efficient application of the Group’s accounting policies are met.

ISO 9001 Quality Certification for the Accounting Department

Since 2001, Orange SA has obtained the ISO 9001 v2000 standard certification in the area of Quality Management for accounting services in France, issued by AFAQ/AFNOR. Since 2007, all of the departments in the Group Accounting Department based in France have received ISO 9001 v2000 certification. It has been decided that, starting from 2010, the process for the ISO 9001 v2008 standard awarded by AFNOR will be renewed for new three-year certification cycles.

This approach allows for each accounting process, to look for ways of improving, simplifying, and adopting best practices, so that the financial statements can be produced in a timely manner and so that they meet satisfactorily the regulatory quality standards.

The management of the accounting function annually clarifies quality targets, namely: improving the performance and services provided, building its partners’ trust, and increasing the professional standards of all involved.

2.2.3    Summary of works on Internal Control implemented under Section 404 of the Sarbanes-Oxley Act

Because it is listed on the New York Stock Exchange, Orange is subject to the US Sarbanes-Oxley Act. In accordance with the provisions of Article 404 of the Act, the Chairman and CEO and the CEO Delegate in charge of Group Finance and Strategy, must prepare a report in which they make a statement about the effectiveness of internal controls in the production of the Group’s financial statements, prepared in accordance with IFRS standards and presented in the Annual Report (Form 20-F) that is filed with the Securities and Exchange Commission (SEC) in the United States. The Statutory Auditors make their own internal control evaluation. The Management and Statutory Auditors Reports appear annually in the Annual Report on Form 20-F.

To better meet the requirements of Article 404 of the Act, Orange, under the Group’s Internal Control Department, implements a permanent program to reinforce the internal control culture across the entire Group.

By applying standards issued by the SEC, Orange has targeted its internal financial control system on significant risk areas, which has enabled it to be more relevant and more effective and to limit the Group’s assessments to the controls covering these risk areas.

Where the reliability of its financial information is concerned, Orange relies on an internal control organization based on the internationally recognized framework of the 2013 Committee of Sponsoring Organizations (COSO) of the Treadway Commission. Orange classifies the five component parts of the COSO under two headings:

- control environment (governance committees, overall policies and procedures); and

- operational control (flows and processes).

The annual work program, which covers the control environment and the operational control, is made up of the following main actions, based on the risks that have been identified:

- identification of consolidation scope: Group Governance Committees, as well as areas relevant to the control environment and consolidated entities whose scope is in line with the audit of the financial statements;

- scoping: identification by entity of the areas relevant to the control environment as well as flows and information systems supporting these flows;

- documentation on the internal control system implemented and the assessment of its effectiveness.

Financial internal control’s assessment work takes into account the internal audit work and risk management analyses, as well as work on fraud (prevention, detection, and investigations).

Furthermore, the Statutory Auditors carry out an independent evaluation of the financial internal control system.

The evaluation for the 2017 fiscal year did not reveal any material weakness. The Chairman and CEO and the CEO Delegate in charge of Group Finance and Strategy concluded that the internal control system that applies to the production of financial statements was operationally effective.

2.2.4    Compliance

As a responsible operator, Orange has committed to conduct its operations in a sound and upright manner, in accordance with its Code of Ethics (which can be found on orange.com, under the heading Group/Governance/Documentation). Due to the international nature of its business, the Group must also incorporate a certain number of local and international regulatory and legislative constraints, which have an extraterritorial scope, and in particular the “Sapin II” legislation promulgated in France in December 2016. Following the roll-out of ethics practices throughout the Group in the early 2000s, a compliance organization and program were introduced in 2012 and continually strengthened since then in order to better meet these challenges.

The Group compliance team was set up in 2012 and strengthened since then. It reports to the Group Chief Compliance Officer, who reports in turn to the CEO Delegate for Finance and Strategy. This team is in charge of designing, rolling out, coordinating and controlling Group-wide compliance programs. It is backed by a network of Compliance Officers and legal counterparts across the main divisions and subsidiaries.

Issues may be referred directly between the Chairman and CEO and the Chief Compliance Officer of the Group. The latter also co-chairs the Ethics Committee (see Section 5.1.1 Ethics: an integral part of the Group’s governance).

Keeping non-compliance risks under control hinges on a relevant and well-suited approach shaped around a six-fold process. The main components of this approach, actively supported by Stéphane Richard and the entire Group Executive Committee, aim to identify and analyze the risks, roll out action plans to limit their impact on operations, make available a set of pertinent and effective controls, and inform, train, and share best practices.

Non-compliance risks relate to a number of fields, particularly those of prevention of corruption and adherence to international economic sanctions.

73[Back to contents]

Anti-corruption policy

The Group’s approach to preventing corruption is defined in an anti-corruption policy updated in 2017 and approved by the Group Ethics Committee: it is available on the Group’s website www.orange.com, under the heading Group/Governance. Group employees can also access it on the Orange Intranet.

The promulgation of the “Sapin II” Law in December 2016 provided an opportunity to conduct an in-depth review of our ethics and anti-corruption program in order to ensure compliance.

Orange thereby strengthened its anti-corruption efforts, incorporating new obligations stemming from the Sapin II Law, updating the “Orange Group Anti-Corruption Policy” that serves as the “Code of Conduct” for the purposes of Article 17 of this Law. This was presented to the employee representative bodies of Orange SA and of its subsidiaries in France. This new version of the anti-corruption policy is gradually being incorporated into the various Internal Guidelines following feedback from the relevant representative bodies, thereby making it binding on employees and allowing any potential breaches to be sanctioned.

It was communicated internally and externally at the Group’s 5th Ethics & Compliance day held on November 14, 2017.

The Group-wide prevention program implemented covers various aspects:

- corruption risks are analyzed in order to better identify the actions that need to be implemented. A document to help the corruption risk analysis was developed in 2017 in order to help significant countries and entities to better identify their risks and to carry out action plans to control them;

- a “fraud and compliance” due diligence methodology for customers, partners and intermediaries was developed and is being progressively rolled out across the Group;

- a “compliance clause” dealing with adherence to anti-corruption legislation and international embargos is being progressively added to all contracts with suppliers and partners;

- thresholds were set on gifts and invitations, given or received, so that any overages must be reported and approved by management. Dedicated apps are being phased in to ensure tracing of reports and of approvals of overages;

- the anti-corruption training program and associated material (e-learning and classroom) were reviewed;

- a Group whistleblowing mechanism has been in place since the early 2000s. It provides for the protection of whistleblower employees against any sanction or discriminatory measure as well as the confidentiality of the information transmitted, including the identity of the whistleblower;

- the control system of the Group’s anti-corruption program comprises an annual self-assessment questionnaire, compliance reviews allowing to endorse the entities’ self-assessments, accounting controls and a program of audits.

Adherence to economic sanction programs

Being a global group in a constantly changing environment requires keeping up to date with economic sanction programs and numerous and changing embargoes.

It is essential that Orange understand and analyze the potential impact of economic sanction programs on its activities. Therefore, since 2013, the Group has strengthened its knowledge and its risk management in this field and has issued a Group policy and a legal and compliance guide on international economic sanctions and implemented a due diligence procedure involving its customers, partners and intermediaries in order to safeguard its business and international development as much as possible.

2.2.5    Personal data protection

The Orange group’s activities involve a plethora of data processing, including personal data. Thus Orange is subject to the various regulations governing personal data.

On May 25, 2018, the EU General Data Protection Regulation will enter into force (1). It will bring changes to the implementation and monitoring of processing of data. Companies will therefore need to have the adequate resources to demonstrate to the data protection authorities, their compliance with the new European regulation on the processing of personal data.

European law has made the office of Data Protection Officer key in this new internal organization, basing it on existing practices such as the Correspondant Informatique et Libertés in France.

Orange, which has had a Data Protection Officer in France since 2006, decided to appoint a Group Data Protection Officer in 2016 in anticipation of this new organization, so as to provide guidance through the significant changes in the new European regulation. Since the new regulation was published in April 2016, the Officer has coordinated impact studies on the new regulation and the action plans required for the compliance expected as of May 2018. For a little over a year, the Group, under the guidance of the Group Data Protection Officer, has had a program to apply the new European regulatory requirements. The program has been rolled out in the entities to which the new regulations apply, with the support of a network of Data Protection Officers.

74[Back to contents]

2.2.6    Security

The Group Security Division (DSEC), reporting to the Group General Secretariat, leads and coordinates actions to continuously improve security throughout the Group.

The Orange group has drawn up a Global Security Policy to structure the general framework (technical and organizational principles) to be applied and to define the organization, as well as the roles and responsibilities of all involved. The policy aims at improving security in the Company based on risk assessment and management and in particular the mitigation of the impact of incidents and crises. The policy is updated on a regular basis, according to developments in the environment and threat levels. The Group also has a personal data protection policy whose deployment is subject to regular monitoring.

The Global Security Policy applies throughout the Orange group. It is designed to support operating activities by early identification and management of risk. In addition, the policy meets the legal and regulatory requirements in all countries in which the Group has a presence.

The concept of “Global security” comprises four dimensions:

- information security (the security of our products and services and of our immaterial assets);

- security of physical assets;

- health and safety of people (customers, employees and other stakeholders);

- environmental security.

Security risk mapping, specifying the Group’s priorities and related action plans, is presented annually to the Group’s Executive Committee.

Group security policy is monitored and rolled out in all business lines and entities, and security measures are coordinated throughout the scope of the Group.

2.2.7    Insurance

Orange’s insurance policy implements a risk prevention and risk management strategy that identifies any vulnerabilities in connection with the Group’s growth and environment. In concrete terms, it organizes regular visits to Orange’s main sites in France and abroad, in partnership with the engineering of our insurers and brokers.

In addition, an ongoing dialogue keeps our insurers and service providers informed about any changes to the type or scope of our activities. Regular monitoring is also essential to anticipate and evaluate the impact of certain regulatory projects that may require changes to the Group’s risk hedging.

This work is meant to facilitate the treatment and financing of the Group’s primary risks. Thus an insurance plan was taken out on the insurance and reinsurance market that covers different programs that are regularly renegotiated through tender offers for selecting brokers and risk-bearing insurers.

This insurance plan is designed to optimize the terms of transfer, based on the quality of coverage offered and its cost. The insurance policies issued under this plan reflect the nature of the Group’s risks and are adapted to the capacity currently available on the market for international companies of comparable size and activity. Regular benchmarking reinforces the suitability of current policies to the Group’s needs.

Furthermore, special attention is paid to the quality and solvency of insurers and reinsurers insuring our policies; their retention is conditional on the rating required of them in contractual commitments.

In addition, the Group Insurance Division works with the relevant Group entities, providing expertise and support for contractual loss prevention techniques written into agreements with customers and suppliers.

This policy has also made it possible to expand the scope of insurance coverage to nearly the whole of the Group’s revenues. Subsidiaries have been gradually integrated into the insurance umbrella taking into account the regulatory changes affecting the regional locations of our assets and activities.

However, the risk of damage to the telephone poles and open-wire lines of the overhead fixed-line network due to natural disasters remain self-insured. The resulting financial expenses are monitored in consultation with our in-house experts and the broker. Regarding these expenses, the Group does not consider the case has been made for an alternative financial structuring of these risks, and the traditional markets (insurance and reinsurance) do not offer an adequate transfer solution.

The main insurance policies that make up the current plan are designed to protect against the following risks:

- risks of damage to property and the consequential financial losses;

- third-party and customer civil liability risks incurred during the management of the Company and the performance of its activities;

- risks associated with the Company’s vehicle fleets.

Specific policies are negotiated and set up, including:

- assistance for employees on business trips or who are expatriated;

- work site insurance (real-estate or construction projects);

- new activities (financial activities, banking).

The total cost of insurance cover provided by the Orange group program in 2016 amounted to approximately 0.04% of revenues for the fiscal year.

Moreover, through its captive insurance brokerage firm, the Group contributes to the design of programs to enrich the products and services offered to customers.

The Group Insurance Division’s management process, which involves various outside parties (consultants and brokers) at different stages, encompasses internal controls including the control environment, governance and ethics. Some of these areas have been assessed by the Group’s internal and external auditors to verify their compliance with internal control procedures.

75[Back to contents]

3.1  Analysis of the Group’s financial position and earnings

3.1.1	Overview	79
3.1.1.1	Financial data and workforce information	79
3.1.1.2	Summary of 2017 results	80
3.1.1.3	Significant events	81
3.1.2	Analysis of the Group’s results and capital expenditures	84
3.1.2.1	From Group revenues to adjusted EBITDA	84
3.1.2.1.1	Revenue	84
3.1.2.1.2	Adjusted EBITDA	86
3.1.2.2	From Group adjusted EBITDA to operating income	88
3.1.2.2.1	Reported EBITDA	88
3.1.2.2.2	Operating income	89
3.1.2.3	From Group operating income to net income	90
3.1.2.4	From Group net income to comprehensive net income	91
3.1.2.5	Group capital expenditures	91
3.1.2.5.1	Capital expenditure	91
3.1.2.5.2	Investment commitments	92
3.1.2.5.3	Investment projects	92
3.1.3	Analysis by operating segment	93
3.1.3.1	France	96
3.1.3.1.1	Revenue - France	96
3.1.3.1.2	Adjusted EBITDA - France	97
3.1.3.1.3	Operating income - France	98
3.1.3.1.4	CAPEX - France	98
3.1.3.1.5	Acquisitions of telecommunication licenses - France	98
3.1.3.1.6	Additional information - France	99
3.1.3.2	Europe	99
3.1.3.2.1	Spain	100
3.1.3.2.2	Poland	102
3.1.3.2.3	Belgium & Luxembourg	105
3.1.3.2.4	Central European countries	107
3.1.3.3	Africa & Middle-East	109
3.1.3.3.1	Revenues - Africa & Middle-East	109
3.1.3.3.2	Adjusted EBITDA - Africa & Middle-East	110
3.1.3.3.3	Operating income - Africa & Middle-East	110
3.1.3.3.4	CAPEX - Africa & Middle-East	111
3.1.3.3.5	Acquisitions of telecommunication licenses - Africa & Middle-East	111
3.1.3.3.6	Additional information - Africa & Middle-East	112
3.1.3.4	Enterprise	112
3.1.3.4.1	Revenues - Enterprise	112
3.1.3.4.2	Adjusted EBITDA - Enterprise	113
3.1.3.4.3	Operating income - Enterprise	113
3.1.3.4.4	CAPEX - Enterprise	114
3.1.3.4.5	Additional information - Enterprise	114
3.1.3.5	International Carriers & Shared Services	115
3.1.3.5.1	Revenues - International Carriers & Shared Services	115
3.1.3.5.2	Adjusted EBITDA - International Carriers & Shared Services	115
3.1.3.5.3	Operating income - International Carriers & Shared Services	116
3.1.3.5.4	CAPEX - International Carriers & Shared Services	116
3.1.3.5.5	Additional information - International Carriers & Shared Services	116
3.1.3.6	Orange Bank	117
3.1.3.6.1	Operating activities	117
3.1.3.6.2	Assets, liabilities and cash flows	117
3.1.4	Cash flow, equity and financial debt	117
3.1.4.1	Liquidity and cash flows of telecom activities	118
3.1.4.1.1	Net cash provided by operating activities (telecom activities)	118
3.1.4.1.2	Net cash used in investing activities (telecom activities)	119
3.1.4.1.3	Net cash used in financing activities (telecoms activities)	121
3.1.4.2	Financial debt and liquidity position of telecom activities	121
3.1.4.2.1	Net financial debt	121
3.1.4.2.2	Management of financial debt and liquidity position	123
3.1.4.2.3	Exposure to market risks and financial Instruments	123
3.1.4.2.4	Changes in Orange’s credit rating	123
3.1.4.3	Shareholders’ equity	123
3.1.5	Financial indicators not defined by IFRS	124
3.1.5.1	Data on a comparable basis	124
3.1.5.1.1	Data on a comparable basis for 2016	124
3.1.5.1.2	Data on a comparable basis for 2015	126
3.1.5.2	Adjusted EBITDA and reported EBITDA	128
3.1.5.3	CAPEX	129
3.1.5.4	Adjusted EBITDA - CAPEX	129
3.1.5.5	Net financial debt	129
3.1.5.6	Ratio of net financial debt to adjusted EBITDA of telecoms activities	130
3.1.6	Additional information	130
78[Back to contents]

This section contains forward-looking statements about Orange. These forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from the results anticipated in the forward-looking statements. The most significant risks are detailed in Section 2.1 Risk factors. See also the section on Forward-looking statements at the beginning of the Registration Document.

The following comments are based on the consolidated financial statements prepared in accordance with IFRS (International Financial Reporting Standards, see Note 2 to the consolidated financial statements). Adjusted EBITDA, reported EBITDA, CAPEX, the “Adjusted EBITDA - CAPEX” indicator, [REDACTED SECTION: CERTAIN TEXT THAT FOLLOWS HAS BEEN REDACTED.] and data on a comparable basis are financial indicators not defined by IFRS. For further information on the calculation of these indicators and the reasons why the Orange group uses them and considers them useful for readers, see Section 3.1.5 Financial indicators not defined by IFRS and Section 8.2 Financial glossary.

Data on a historical basis are data for past periods as published in the consolidated financial statements for the 2017 fiscal year. The transition from data on a historical basis to data on a comparable basis for the 2016 and 2015 fiscal years is set out in Section 3.1.5.1 Data on a comparable basis.

Unless otherwise specified, segment information presented in the following sections is understood to be prior to elimination of inter-segment transactions. The presentation of the France and Enterprise operating segments was changed in the first quarter of 2017 so as better to reflect the management of the French Enterprise market (see the start of Section 3.1.3 Analysis by operating segment and Note 1.7 to the consolidated financial statements). Historical data, data on a comparable basis, and customer bases for the 2016 and 2015 fiscal years take these changes into account.

The changes presented in the following sections are calculated based on data in thousands of euros, although displayed in millions of euros.

3.1.1    Overview

3.1.1.1   Financial data and workforce information

Operating data

(at December 31, in millions of euros)	2017	2016	2016	% change	% change	2015
		data on a comparable basis (1)	data on a historical basis	data on a comparable basis (1)	data on a historical basis	data on a historical basis
Revenues (2)	41,096	40,593	40,918	1.2%	0.4%	40,236
Adjusted EBITDA (1)	12,819	12,538	12,682	2.2%	1.1%	12,418
Telecoms activities	12,880	12,573	12,694	2.4%	1.5%	12,418
Adjusted EBITDA/Revenues of telecoms activities	31.3%	31.0%	31.0%			30.9%
Orange Bank activities	(62)	(35)	(12)	(74.5)%	(427.4)%	-
Reported EBITDA (1)	12,002	11,518	11,719	4.2%	2.4%	11,277
Telecoms activities	12,063	11,553	11,731	4.4%	2.8%	11,277
Orange Bank activities	(62)	(35)	(12)	(74.5)%	(427.4)%	-
Operating income	4,917		4,077		20.6%	4,742
Telecoms activities	5,009		3,992		25.5%	4,742
Orange Bank activities	(93)		85		na	-
CAPEX (1)	7,209	6,974	6,971	3.4%	3.4%	6,486
Telecoms activities	7,148	6,959	6,956	2.7%	2.8%	6,486
CAPEX/Revenues of telecoms activities	17.4%	17.1%	17.0%			16.1%
Orange Bank activities	61	15	15	322.1%	322.1%	-
Adjusted EBITDA - CAPEX (1)	5,610	5,564	5,711	0.8%	(1.8)%	5,932
Telecoms activities	5,732	5,614	5,738	2.1%	(0.1)%	5,932
Orange Bank activities	(123)	(50)	(27)	(145.4)%	(369.7)%	-
Telecommunications licenses	318	1,483	1,521	(78.6)%	(79.1)%	1,285
Investments financed through finance leases	43	89	91	(51.1)%	(52.0)%	43
Average number of employees (full-time equivalents) (3)	138,038	141,832	141,257	(2.7)%	(2.3)%	144,499
Number of employees (active employees at end of period) (3)	151,556	155,202	155,202	(2.3)%	(2.3)%	156,191

(1) See Section 3.1.5 Financial indicators not defined by IFRS and Section 8.2 Financial glossary.

(2) Revenues of telecoms activities. The Net Banking Income (NBI) of Orange Bank is recognized in other operating income (see Note 4.2 to the consolidated financial statements).

(3)  See Section 8.2 Financial glossary.

79[Back to contents]

Net income

(at December 31, in millions of euros)	2017	2016	2015
		data on a historical basis	data on a historical basis
Operating income	4,917	4,077	4,742
Finance costs, net	(1,715)	(2,097)	(1,583)
Income tax	(1,088)	(970)	(649)
Net income of continuing operations	2,114	1,010	2,510
Consolidated net income of discontinued operations (EE)	29	2,253	448
Consolidated net income	2,143	3,263	2,958
Net income attributable to owners of the parent company	1,906	2,935	2,652
Non-controlling interests	237	328	306

Net financial debt

(at December 31, in millions of euros)	2017	2016	2015
		data on a historical basis	data on a historical basis
Net financial debt (1)	23,843	24,444	26,552

(1)  See Section 3.1.5 Financial indicators not defined by IFRS, Section 8.2 Financial glossary, and Note 11.3 to the consolidated financial statements. Net financial debt as defined and used by Orange does not incorporate the Orange Bank activities for which this concept is not relevant.

For further information on the risks relating to the Orange group’s financial debt, see Section 2.1.3 Financial risks.

3.1.1.2   Summary of 2017 results

In 2017, Group revenues and adjusted EBITDA grew for the second consecutive year. On a comparable basis, Group “Adjusted EBITDA - CAPEX” grew in 2017 for the first time since 2009.

Commercial activities remained dynamic in 2017, with 272.8 million customers for the Group at December 31, 2017. The number of mobile customers was 211.4 million at December 31, 2017, a 5.0% year-on-year increase, on a comparable basis. The number of mobile service customers with contracts (74.6 million customers at December 31, 2017) was up 7.2% year-on-year on a comparable basis, and 4G had a total of 46.2 million customers. The number of fixed broadband service customers (19.5 million customers at December 31, 2017) was up 4.7% year-on-year on a comparable basis, and the number of customers with very high-speed fixed broadband access (4.7 million customers at December 31, 2017) rose 43% year-on-year. At December 31, 2017, 10.3 million retail customers had taken out consumer convergent offers in France and the Europe region, an increase of 11% year-on-year, and IPTV and satellite TV offers had a total of 9.1 million customers, up 6.9% year-on-year. Finally, 55,000 customers had subscribed to the Orange Bank offer at December 31, 2017.

Revenues totaled 41,096 million euros in 2017, up 0.4% on a historical basis and 1.2% on a comparable basis compared with 2016. On a comparable basis, the growth achieved in 2017 (1.2% or 503 million euros) is twice that of 2016 (0.6% or 249 million euros), driven mainly by Spain, Africa & Middle-East countries, and France. With a gain of 0.6%, revenues in France were up for the first time since 2009, on a comparable basis.

In 2017, adjusted EBITDA amounted to 12,819 million euros, up 1.1% on a historical basis and 2.2% on a comparable basis, compared with 2016, despite the negative effect of the end of additional roaming charges in the countries of the European Union. (see Section 3.1.1.3 Significant events). On a comparable basis, this increase is due primarily to good performance by Spain, France, and Africa & Middle-East countries. The ratio of adjusted EBITDA of telecom activities to revenues was 31.3% in 2017, up 0.3 percentage points on a historical basis and 0.4 percentage points on a comparable basis compared with 2016.

Reported EBITDA amounted to 12,002 million euros in 2017, up 2.4% (283 million euros) on 2016 on a historical basis, primarily due to (i) the decrease in restructuring and integration costs, and, to a lesser extent, specific labor expenses, and (ii) growth in adjusted EBITDA, (iii) partially offset by the increase in net expenses for significant litigation.

Operating income amounted to 4,917 million euros in 2017, up 20.6% (840 million euros) on 2016 on a historical basis. This increase was mainly due to (i) the counter-effect of the recognition, in 2016, of impairment of goodwill for 772 million euros and, to a lesser extent, (ii) the increase in reported EBITDA, (iii) partially offset by the effects of the takeover of Groupama Banque (now Orange Bank) and the increase in depreciation and amortization.

Net income of continuing operations stood at 2,114 million euros in 2017, up by 1,104 million euros on 2016, due to the increase in operating income and, to a lesser extent, the improvement in net finance costs, partially offset by the increased corporate income tax burden.

Consolidated net income amounted to 2,143 million euros in 2017, down by 1,120 million euros compared to 2016. The counter-effect of the recognition in 2016 of positive income of 2,253 million euros representing the net income of discontinued operations, namely EE (corresponding mainly to the gain on the disposal of EE), is partially offset by the 1,104 million euro increase in net income from continuing operations between the two periods.

CAPEX totaled 7,209 million euros in 2017, up 3.4% on 2016 on both a historical and comparable basis. The ratio of CAPEX to revenues of telecom activities was 17.4% in 2017, up 0.4 percentage points on a historical basis and 0.3 percentage points on a comparable basis compared with 2016. This level of investment enables the Group to pursue its strategy of differentiation by the quality of its networks and its customer experience. At the end of 2017, 26.6 million households were connected to very high-speed broadband (FTTx), and three new countries were covered by 4G, for a total of 21 countries for the Group.

Net financial debt amounted to 23,843 million euros at December 31, 2017, a decrease of 601 million euros compared to December 31, 2016. [REDACTED SECTION: CERTAIN TEXT THAT FOLLOWS HAS BEEN REDACTED.]

80[Back to contents]

3.1.1.3   Significant events

In recent years, worldwide growth in telecommunications services has slowed, due to the slowdown in the mobile telephony market. At the same time, the development of very high-speed fixed broadband and mobile access, specifically in Europe, and the high penetration of smartphones are leading to an explosion in usage and an ever-growing demand for bandwidth. The convergence of networks and offers, which is reflected in the development of convergent offers (fixed, Internet, television, mobile) continues to grow, in particular in Europe. More precisely, in retail services in Europe, competition is increasingly taking the form of targeted and repeated promotions (particularly entry-level offers and convergent offers) or enrichment of offers at constant prices, while SIM-only offers (mobile offers without a handset) continue to see growth. In addition, the rise in the amounts payable to access content is leading European operators to get organized and take action to make convergence a success and offer their customers audiovisual content.

With this in mind, and midway through the implementation of Essentials2020, its strategic plan to 2020, Orange reaffirmed its strategy in December 2017. The strategy is based on enhanced connectivity, designed to make the Company stand out for (i) the quality of its networks (specifically very high-speed broadband) thanks to targeted investment, and (ii) the customer experience, through its convergent offers, content, and enhanced services. Orange is also accelerating its diversification into new services, specifically mobile financial services (with the launch of the Orange Bank offer in France) and connected objects. At the same time, Orange Business Services supports businesses in their digital transformation, and Orange continues to deploy its brand around the world, as well as modernize its customer relationships. In addition, the Group continues to implement its operational efficiency and cost-control programs (with Explore2020) and investment programs (with Lean CAPEX).

For more information on how the telecoms market is changing and how the Group’s strategy is responding, see Section 1.2.1 The global information and communications technology market, and Section 1.2.2 The Orange group strategy.

Investment in networks

The rollout of networks providing broadband and very high-speed broadband Internet access is one of the five levers of the Essentials2020 strategic plan. Accordingly, Orange plans to invest approximately 17 billion euros on its networks between 2015 and 2018, nearly half of which is in France.

Orange ranked No. 1 mobile network in France

For the seventh consecutive time, Orange confirmed its ranking as the number one mobile network in France according to the results of the annual survey of the quality of service of mobile operators in mainland France published by Arcep (Autorité de Régulation des Communications Electroniques et des Postes) in June 2017. Overall, “Orange shows the best results over the survey as a whole,” reaching first place or tying for first place on 176 of the 193 criteria measured.

This survey also demonstrates the Group’s efforts on mobile coverage of rural areas in France, by ranking Orange #1 this year or tied for #1 in rural areas for Voice/SMS, not including communities with more than 10,000 residents. This is a testament to Orange’s interest in the digital development of rural areas, especially for towns with fewer than 5,000 residents, where the Group is very active, notably through its “Orange Territoires Connectés” program launched in June 2016.

Additionally, in January 2018, Orange and the other French mobile operators signed an agreement with the French government on high-speed access for people throughout France (see Section 1.6 Regulation).

At December 31, 2017, Orange offered 3G+ coverage to 99% of the population.

Rollout of very high-speed broadband mobile networks (4G and 4G+)

Orange is investing heavily to deploy its 4G/4G+ networks. At December 31, 2017, 4G coverage rates reached 95.9% of the population in France, 95.7% in Spain, 99.8% in Poland, 99.7% in Belgium, 96.1% in Luxembourg, 93.2% in Romania, 90% in Slovakia, and 98% in Moldova. In France and Spain, investments in the 4G network are focused on improving service quality in public spaces (especially indoor coverage), vacation spots, and transit networks, and reducing dead zones. In Poland and the Central European countries, investment is aimed at increasing 4G coverage. At the same time, the rollout of 4G+ (LTE Advanced) technology continues in France and the other European countries.

With these investments, Orange has 35.0 million 4G customers in France and the Europe region at December 31, 2017 (an increase of 25% year-on-year), of which 13.6 million in France, 9.3 million in Spain, and 5.7 million in Poland. Orange is the leader in number of 4G customers in seven of the eight European countries where the Group operates (source: GSMA, June 2017) and in network service quality in six of them (source: Arcep, Systemics).

In Africa & Middle-East, 4G network rollouts have accelerated, notably in Egypt. The 4G network had been rolled out in 11 countries (excluding associates and joint ventures) at the end of December 2017, and 4G service is growing fast, with 11 million customers (excluding associates and joint ventures) at December 31, 2017.

Deployment of very high-speed fixed broadband networks (FTTH)

The Group is stepping up the deployment of its very high-speed broadband fixed networks. At December 31, 2017, Orange had 26.6 million very high-speed broadband (FTTx) connectable households around the world (up 31% year-on-year), of which 9.1 million were in France, 12.0 million in Spain, 2.5 million in Poland, and 2.3 million in Romania (in partnership with Telekom Romania). As for fiber optic (FTTH), Orange is the leader in number of connectable households in Europe (Q3 2017 data). In France, Orange provided 70% of fiber optic deployments at the end of November 2017 (source: Arcep).

In France, many regions have trusted Orange with building and operating their Public Initiative Networks (PIN). At the end of 2017, 23% of connectable FTTH outlets were attributed to Orange. Overall, Orange has been delegated the construction of a fiber optic network for 13 Public Initiative Networks (PIN), as well as 4 départements that will be deployed using its own funds, thereby covering a total of 23 départements (see Note 14.1 to the consolidated financial statements). Orange’s objective is to reach 20 million households with the ability to connect (or connect on request) to fiber optic in 2021 (not 2022 as previously stated) in very densely and moderately densely populated areas (provided there are no technical difficulties or third-party rejections, 85% of which deployed by Orange). In Public Initiative Network (PIN) areas, Orange now aims to operate about 30% of infrastructures allocated or in the process of being allocated. As part of its Essentials2020 strategic plan, Orange plans to invest 3 billion euros for the rollout of fiber optic in France over the 2015-2018 period. In Spain, Orange has set itself the new target (through several channels, including its own installations) of reaching 16 million very high-speed broadband connectable households by end-2020, instead of the 14 million initially targeted, which will be achieved in 2018. In Poland, Orange’s objective is to connect 3.5 million households to fiber optic by end-2018, and have more than 5 million connectable households by end-2020, to support its convergence strategy.

At December 31, 2017, the brisk pace of FTTx network deployment gave the Group 4.7 million customers with fixed very high-speed broadband access around the world (up 43% year-on-year), of which 2.0 million were in France and 2.3 million in Spain.

81[Back to contents]

Convergent offers and content

Convergence, a fundamental trend in the European market, places television and content at the heart of operators’ strategies. For Orange, the development of convergent offers and content holds out the prospect of enhanced customer connectivity, in line with the Essentials2020 strategic plan.

Convergent offers

After Spain in December 2016, Orange launched its new “Love” convergent offers in all other countries in the Europe region during the 2017 year.

Convergence is a growth driver for Orange in Europe, first through customer acquisition and retention, and second as means of subsequently adding to the services taken up by the household (television, content, financial services, connected objects, security, health, etc.). Orange’s long-established strategy of convergence around the home, connectivity and customer experience is paying off. At December 31, 2017, 10.3 million retail customers had taken out consumer convergent offers in France and the Europe region, an increase of 11% year-on-year, mainly in France (6.0 million customers), Spain (3.1 million customers), and Poland (1.0 million customers).

Content

A major player in content for several years, Orange announced the creation of Orange Content in July 2017. Orange Content is the new entity dedicated to content, designed to strengthen the Group’s presence and investments, to drive the strategy and to support all of the Group’s host countries in this field. Since September 1, 2017, Orange Content has housed a large part of the former Content Management team as well as the subsidiaries Orange Studio (co-production and distribution of films and, soon, series), OCS (Orange’s TV channel for films and series), and Orange Prestations TV (audiovisual technical services). The strategy that will be implemented, particularly in the Europe region, will be in line with that developed in recent years: give priority to the broadest possible distribution of the best content offerings on the market, and invest in films and series via Orange Studio and OCS. Orange has confirmed its commitment to series production by announcing an investment of 100 million euros over five years through Orange Studio and OCS. As such, in January 2018 Orange Studio announced its first investment in the mini-series “The Name of the Rose”.

Orange’s ambition in content is confirmed by new agreements in 2017 and early 2018:

- in March 2017, OCS and HBO announced the extension and expansion of their multi-year agreement initiated when OCS was established in 2008. This contract, renewed early and extended, will ultimately make OCS (2.8 million subscribers at end-2017) the sole broadcaster of HBO programs in France;

- in line with the commitment made by OCS in late 2013 and with the agreement signed at end-December 2016 between Orange Studio and UGC Images on theatrical distribution of films, Orange and UGC extended their partnership in July 2017 via (i) a new agreement with OCS on the next films produced by UCG Images, and (ii) the international promotion of all UGC Images films by Orange Studio starting in 2018;

- in September 2017, when the 2014 agreement for Netflix distribution on Orange TV in France was renewed, Orange announced the renewal as well as the extension of its partnership with Netflix to all countries in which the Orange group does business;

- in line with the “Famille by Canal” offer launched in 2016, Orange and Canal+ also enhanced distribution of Canal+ offers for Orange TV customers, and in October 2017 they rolled out a new “Canal+ Essentiel” model for customers accessing fiber optic through Orange;

- in another area, Orange and Fnac have signed an exclusive agreement to propose digital reading offers (comics, books) to Orange customers. The “izneo by fnac” offer was launched in early October 2017 via a joint introductory offer with “ePresse” digital media services (“ePresse” and “izneo by fnac” services are included for a very large share of Orange’s Internet and mobile customers at no additional cost);

- finally, Orange and the M6 Group signed a new comprehensive distribution agreement in January 2018. This agreement is for the distribution of all M6 Group channels as well as non-linear services associated with these channels. Furthermore, it will supply all of Orange TV’s customers with enhanced services and features for the M6 Group’s programming.

At December 31, 2017, Orange had 9.1 million IPTV and satellite TV customers (of which 6.9 million customers in France), a 6.9% increase year-on-year.

Mobile financial services and connected objects

Mobile financial services and connected objects are a major point of diversification for the Group and one of the five levers of its Essentials2020 strategic plan.

Launch of Orange Bank in France

In November 2017, Orange launched the new Orange Bank 100% mobile banking solution focused on its customers’ usage. Orange Bank offers both free services (starting at 3 payments or withdrawals per month, by Orange Bank mobile pay or card), immediacy, mobile payments, innovative usage, and a virtual advisor. Orange Bank also offers all the traditional banking features: a bank account, a bank card, overdraft authorization (subject to approval), optional free supplemental insurance, and an interest-bearing savings account. More services will gradually be added, including personal and real estate loans.

The launch of Orange Bank’s offer illustrates Orange’s goal to diversify its services, especially in mobile financial services, a significant growth area. Orange boasts a combination of assets essential for success, with an unmatched knowledge of its customers’ usage and expectations in terms of immediacy, simplicity, and fluidity; a strong brand; a robust distribution network of 140 authorized shops in France; 890 specially-trained employees; and the confidence of 30 million mobile customers. The Group also has recognized financial services expertise, with Orange Money (37 million customers in Africa & Middle-East) and Orange Cash (more than 500,000 users in France).

At December 31, 2017, 55,000 customers had subscribed to the Orange Bank offer. The goal is to have more than 2 million customers in France within ten years.

Deployment of dedicated Internet of Things networks in Europe

In addition to its mobile networks, Orange has chosen to invest in LPWA (Low Power Wide Area) networks that enable exchanges between small connected objects not connected to the power grid, consuming minimal power and offering low costs, with a range of complementary solutions to cover the needs of its customers in Europe in the field of the Internet of Things (IoT).

In February 2017, Orange announced its plan to prioritize and gradually deploy LTE-M (Long-Term Evolution for Machines) technology across its 4G networks in Europe, starting with Belgium and Spain in 2017, then in the other European countries. Orange believes that this versatile and cost-effective technology can be used for many purposes. This network joins “Datavenue,” the IoT and Data Analytics solution from Orange Business Services. It enhances connectivity solutions to link objects securely, in addition to LoRa® technology (Long Range, suitable for very low-power and low-speed objects), 2G/3G/4G networks, and Wi-Fi.

82[Back to contents]

All tests are being conducted with a view to launching the LTE-M networks in 2018.

Orange, a people-oriented and digital employer model

Building a people-oriented and digital employer model by securing the skills needed for tomorrow, developing collective agility, and fostering individual commitment is one of the priorities of the Essentials2020 strategic plan. In December 2017, to bring its employees on board, Orange reiterated its employee shareholding target of 10% of voting rights in the Group. To this end, in October 2017 Orange decided to implement a free share award plan reserved for employees, known as “Orange Vision 2020” (see Note 6.3 to the consolidated financial statements).

In addition, to meet the need for skilled practitioners of new technology and respond to the impact of organic departures caused by the Group’s changing demographics, in October 2017 Orange announced that it was hiring 500 more people than its previous forecasts, bringing the total number to 7,500 new hires over the 2016-2018 period.

Digital transformation of business customers

As part of the Essentials2020 strategic plan, Orange is positioning itself as a partner of companies in their digital transformation, in particular by structuring its cybersecurity activities, upgrading its Cloud solution, and adding to its activities in data, digital, steering, and company transformation.

In January 2017, Orange Cyberdefense, an entity dedicated to corporate security, introduced a new Security Division in the Nord département in France and announced the nationwide creation of the Orange Cyberdefense Academy for training future talent. Orange Cyberdefense, which currently has 1,200 employees, plans to hire 1,000 experts by 2020. In October 2017, the entity also opened its new registered office in the La Défense business district near Paris.

In June 2017, Orange Business Services announced the launch of its new public Cloud, known as Flexible Engine, in France, together with its new application management and expertise services offer. Its infrastructure has already been deployed in France, Asia, North America, and Northern Europe; it will be deployed in Africa in 2018.

In October 2017, Orange signed an agreement to acquire a first controlling interest in Business & Decision, a company specializing in data and digital technology, operating in business intelligence (structured analysis of business data) and customer relationship management (CRM). This deal will be finalized once the contract’s conditions precedent are removed. If the transaction is approved, Orange will launch a takeover bid to acquire the entire share capital of Business & Decision. The acquisition of 100% of the capital is assessed at some 63 million euros (see Note 3.2 to the consolidated financial statements).

In February 2018, Orange also signed an agreement for the acquisition of Enovacom, a key player in e-health.

Orange brand and customer relationships

In line with the Essentials2020 strategic plan, Orange is developing its customer relationships: simplifying the customer experience, personalizing offers and services that match expectations more closely, digitizing the customer relationship, and developing the brand and its points of sale.

After Egypt, Belgium, and Morocco in 2016, the Group’s entities in Burkina Faso, Liberia, and Sierra Leone (7.5 million, 1.7 million, and 1.4 million mobile customers at December 31, 2017) adopted the Orange brand in 2017.

As for customer relationships, the Group now has 327 modernized, digitized “Smart Store” concept shops worldwide as of end-2017, making it easier to integrate mobile financial services including Orange Bank and Orange Money. In addition, Orange has begun modernizing its customer relationships by testing new ways of interacting based on emailing, chatbots, and artificial intelligence.

Improving operational efficiency, with the Explore2020 and Lean CAPEX programs

In line with the Essentials2020 strategic plan, Orange is pushing forward with its operational efficiency program, Explore2020. The aim of this program is to identify all areas in which the Group can improve its operational efficiency and optimize its practices, with a view to sharing best practices across countries and controlling expenditures throughout the Group. In December 2017, the Group announced the acceleration of this program. The objective is now to surpass the 3 billion euros of gross savings initially projected for 2015-2018, thereby contributing to controlling the projected increase in operating expenses. Over the 2019-2020 period, Orange will pursue its efforts:

- on costs, by using as main drivers digitization, simplification, and pooling to achieve additional gross savings of one billion euros over the 2019-2020 period;

- and on investments. Orange will rely on Lean CAPEX, a new program with the goal of gradually reducing unit costs by 15%, resulting in one billion euros in gross savings in 2020 (which will be partially reinvested in line with the Group’s objectives).

In 2017, Explore2020 generated gross savings of 934 million euros. This amount related to both operating expenses included in the calculation of adjusted EBITDA, of 751 million euros, and CAPEX, of 183 million euros.

On an aggregate basis over 2015, 2016 and 2017, the 3 billion euro target was 88% achieved, representing a total of 2.6 billion euros (breaking down into 953 million euros in 2015, 758 million euros in 2016 and 934 million euros in 2017).

End of additional roaming charges in Europe

The entry into force of the European “Roam Like At Home” regulation on June 15, 2017 marks the end of additional roaming charges in the countries of the European Union. In several countries, Orange has adapted its offerings accordingly, notably by anticipating or going geographically beyond the applicable regulations.

Reduction of the stake in BT Group and refinancing at a negative interest rate

At December 31, 2016, Orange held a 4% interest in BT Group, following the sale of its stake in EE in January 2016. In June 2017, Orange chose to reduce its exposure to BT shares, while retaining the possibility of a potential future increase in the share price through its residual interest, simultaneously (i) selling 133 million BT shares on the market, representing 1.33% of the share capital of BT, for 433 million euros net of costs, on June 22, 2017, and (ii) issuing bonds exchangeable for BT shares in the nominal amount of 517 million pounds sterling (585 million euros). These 4-year bonds were issued on the basis of a reference price of 2.88 pounds sterling per BT share and at an exchange premium of 35%, corresponding to an exchange price of 3.89 pounds sterling per BT share. They bear interest at 0.375% per year, with a negative rate of interest after conversion into euros (see Notes 11.2, 11.5, and 11.7 to the consolidated financial statements).

At December 31, 2017, Orange held a 2.67% interest in BT Group, i.e. 266 million BT shares. The effects of the interest held in BT Group on net finance costs are discussed in Note 11.7 to the consolidated financial statements.

83[Back to contents]

3.1.2    Analysis of the Group’s results and capital expenditures

3.1.2.1   From Group revenues to adjusted EBITDA

This section presents the transition from Group revenues to adjusted EBITDA, by type of expense, after presentation adjustments, as presented in Section 3.1.5.2 Adjusted EBITDA and reported EBITDA and in Note 1 to the consolidated financial statements.

(at December 31, in millions of euros)	2017	2016	2016	% change	% change	2015
		data on a comparable basis (1)	data on a historical basis	data on a comparable basis (1)	data on a historical basis	data on a historical basis
Revenues	41,096	40,593	40,918	1.2%	0.4%	40,236
External purchases (2)	(18,475)	(18,176)	(18,281)	1.6%	1.1%	(17,697)
Other operating income and expenses (2) (3)	247	335	278	(26.3)%	(11.0)%	148
Labor expenses (2) (3)	(8,198)	(8,340)	(8,340)	(1.7)%	(1.7)%	(8,486)
Operating taxes and levies (2) (3)	(1,851)	(1,874)	(1,893)	(1.2)%	(2.2)%	(1,783)
Adjusted EBITDA	12,819	12,538	12,682	2.2%	1.1%	12,418

(1) See Section 3.1.5.1 Data on a comparable basis.

(2) See Section 8.2 Financial glossary.

(3)  Adjusted data (see Section 3.1.5 Financial indicators not defined by IFRS and Note 1 to the consolidated financial statements).

3.1.2.1.1   Revenue

3.1.2.1.1.1  Change in revenues

Revenues (2) (at December 31, in millions of euros)	2017	2016	2016	% change	% change	2015
		data on a comparable basis (1)	data on a historical basis	data on a comparable basis (1)	data on a historical basis	data on a historical basis
France	18,052	17,945	17,945	0.6%	0.6%	18,104
Europe	11,026	10,614	10,541	3.9%	4.6%	9,963
Spain	5,371	5,014	5,014	7.1%	7.1%	4,253
Poland	2,674	2,711	2,644	(1.4)%	1.1%	2,831
Belgium & Luxembourg	1,251	1,242	1,242	0.8%	0.8%	1,235
Central European countries	1,749	1,654	1,648	5.7%	6.2%	1,648
Intra-Europe eliminations	(19)	(7)	(7)			(4)
Africa & Middle-East	5,030	4,881	5,245	3.0%	(4.1)%	4,899
Enterprise	7,252	7,323	7,353	(1.0)%	(1.4)%	7,379
International Carriers & Shared Services	1,651	1,806	1,812	(8.6)%	(8.9)%	1,915
Intra-group eliminations	(1,915)	(1,976)	(1,978)			(2,024)
Group total	41,096	40,593	40,918	1.2%	0.4%	40,236

(1) See Section 3.1.5.1 Data on a comparable basis.

(2)  Revenues of telecom activities (see Notes 1.1 and 4.1 to the consolidated financial statements). The Net Banking Income (NBI) of Orange Bank is recognized in other operating income (see Note 4.2 to the consolidated financial statements).

84[Back to contents]

2017 vs. 2016

In 2017, the revenues of the Orange group totaled 41,096 million euros, an increase of 0.4% on a historical basis and of 1.2% on a comparable basis compared with 2016.

On a historical basis, the 0.4% increase in Group revenues between 2016 and 2017, an increase of 178 million euros, includes:

- the negative impact of foreign exchange fluctuations, in the amount of 484 million euros, chiefly attributable to the change in the value of the Egyptian pound against the euro, resulting in an adverse impact of 517 million euros;

- which is more than offset:

-  by the favorable impact of changes in the scope of consolidation and other changes, which stood at 159 million euros and essentially included the effects of the acquisition of entities in Africa in 2016 (Airtel in Burkina Faso and Sierra Leone, Oasis (Tigo) in the Congo (DRC), and Cellcom Telecommunications in Liberia), for 186 million euros,

-  and by the organic change on a comparable basis, representing a 503 million euro increase in revenues.

On a comparable basis, the 1.2% or 503 million euro increase in Group revenues between 2016 and 2017 was attributable primarily to:

- the 357 million euro increase in revenues in Spain (up 7.1%). This trend primarily reflects (i) growth in mobile services revenues, as a result of regular product enhancements and growth in mobile services supplied to other carriers (nationwide roaming, network sharing, and visitor roaming), (ii) the increase in fixed broadband service revenues, driven by both the development of fiber optic and the sharp increase in content offers, driven by convergence, and, (iii) to a lesser extent, stronger mobile equipment sales;

- the 149 million euro increase in revenues in Africa & Middle-East countries (a 3.0% increase), driven by strong performances by the Sonatel subgroup (mainly in Mali and Guinea) and the Ivory Coast subgroup (mainly in Burkina Faso and the Ivory Coast; see Note 1.7 to the consolidated financial statements), as well as in Morocco;

- the 107 million euro increase in revenues in France (an increase of 0.6%). This was chiefly attributable to (i) growth in fixed broadband service revenues (driven by growth in the fixed broadband customer base and the development of fiber optic offers), higher revenues from fixed services to operators, the favorable impact due to the inclusion of digital reading offers since October 2017 (see Section 3.1.1.3 Significant events), and higher sales of mobile equipment, (ii) partially offset by a decline in conventional telephony revenues and lower revenues from mobile services (due notably to the planned reduction in nationwide roaming revenues);

- and the 95 million euro increase in revenues in Central European countries (up 5.7%), driven mainly by the business’s strong performance in Romania.

These positive items were partially offset by:

- the 155 million euro or 8.6% decline in revenues from services to International Carriers & Shared Services, primarily due to more muted international carrier business;

- the 71 million euro or 1.0% decline in Enterprise service revenues, due essentially to a reduction in voice service and data service revenues, which was only partially offset by improved revenues from integration services and information technology;
- and, to a lesser extent, the 37 million euro or 1.4% decline in revenues in Poland. The decline in mobile services (stemming from growth in offers with spread payment and the increasing proportion of SIM-only offers and convergent offers) and the downward trend in conventional telephony services were largely offset by higher mobile equipment sales (linked to the increase in offers with spread payment) and an increase in other revenues.

2016 vs. 2015

In 2016, the revenues of the Orange group totaled 40,918 million euros, an increase of 1.7% on a historical basis and of 0.6% on a comparable basis compared with 2015.

On a historical basis, the 1.7% or 682 million euro increase in Group revenues between 2015 and 2016 reflected:

- on one hand:

-  the favorable impact of changes in the scope of consolidation and other changes totaling 878 million euros, which mainly included the effects of (i) the Jazztel acquisition, following its takeover on July 1, 2015, for 478 million euros, (ii) the full consolidation of Médi Telecom on July 1, 2015, following its takeover, for 241 million euros, (iii) the acquisition of entities in Africa in 2016 (Airtel in Burkina Faso and in Sierra Leone, Oasis (Tigo) in the Congo (DRC), and Cellcom Telecommunications in Liberia) for 261 million euros,

-  partially offset by the negative effect of foreign exchange fluctuations totaling 445 million euros, primarily due to the performance of the Egyptian pound and the Polish zloty against the euro;

- and, on the other hand, organic change on a comparable basis, representing a 249 million euro increase in revenues.

On a comparable basis, the 0.6% or 249 million euro increase in Group revenues between 2015 and 2016 was attributable primarily to:

- the 283 million euro increase in revenues in Spain (up 6.0%). This change primarily reflected (i) the upturn in revenues from mobile services as a result, on one hand, of enhanced offers launched at end-2015 and the rollout of 4G and, on the other hand, of the growth in the mobile customer base, and (ii) the growth in revenues from fixed broadband services, linked to the increased number of fixed broadband service customers and the development of fiber optic and content offers (with in particular the broadcasting of football championships);

- the 135 million euro increase in revenues in Africa & Middle-East countries (a 2.6% increase), driven mainly by strong performances from the Sonatel subgroup (mainly in Mali and Guinea) and the Ivory Coast subgroup (mainly in the Ivory Coast and Burkina Faso), as well as in Egypt;

- and the 32 million euro increase in revenues in Central European countries (up 1.9%), driven by the business’s strong performance in Romania;

- and the 28 million euro or 0.4% increase in Enterprise service revenues, due essentially to (i) growth in integration and information technology service revenues, (ii) partially offset by the decline in voice and mobile service revenues.

These positive items were partially offset by:

- the 172 million euro decline in revenues in France (a loss of 0.9%) that was mainly due to (i) the downward trend in traditional telephony revenues, (ii) the further reduction in revenues from national roaming and roaming by visitors, (iii) the lowering of roaming tariffs in Europe, and (iv) the rapid expansion of SIM-only mobile offers and the increase in the share of convergence offers (attractive due to their discount rate) in what remains a competitive environment, (v) partially offset by higher revenues from fixed broadband services and wholesale fixed services and, to a lesser extent, the increase in mobile equipment sales;

85[Back to contents]

- the 66 million euro fall in revenues in Poland (down 2.4%), mainly due to (i) the downward trend in traditional telephony services and, to a lesser extent, (ii) the decline in other revenues, related to the completion of infrastructure projects and lower revenues from IT and communications technologies, and (iii) the decline in mobiles services, as a result of the growth in SIM-only mobile offers and convergence offers, (iv) partially offset by the sharp growth in mobile equipment sales, driven by the sale of handsets on installment plans;

- and the 41 million euro decline in revenues from International Carriers & Shared Services (down 2.2%), primarily due to the fall-off in the international carriers business.

3.1.2.1.1.2  Change in the number of customers

Customers (2) (3) (at December 31, in millions)	2017	2016	2016	% change	% change	2015
		data on a comparable basis (1)	data on a historical basis	data on a comparable basis (1)	data on a historical basis	data on a historical basis
Number of mobile services customers (3)	211.4	201.3	201.7	5.0%	4.8%	201.2
Number of contract customers	74.6	69.6	69.9	7.2%	6.6%	72.2
Number of prepaid customers	136.8	131.8	131.8	3.8%	3.8%	129.0
Number of fixed telephony customers	41.9	43.0	42.8	(2.6)%	(2.2)%	43.5
Number of customers of Internet access services	19.5	18.7	18.3	4.6%	6.8%	18.2
o/w Number of fixed broadband service customers	19.5	18.7	18.3	4.7%	6.9%	18.1
Group total (3)	272.8	263.0	262.8	3.7%	3.8%	262.9

(1) See Section 3.1.5.1 Data on a comparable basis.

(2) The number of Orange group customers is calculated (i) in its entirety in the case of fully consolidated entities and (ii) in proportion to the Group’s interest in the case of entities accounted for under the equity method (see Note 10 to the consolidated financial statements).

(3)  Excluding customers of Mobile Virtual Network Operators (MVNOs).

3.1.2.1.2   Adjusted EBITDA

(at December 31, in millions of euros)	2017	2016	2016	% change	% change	2015
		data on a comparable basis (1)	data on a historical basis	data on a comparable basis (1)	data on a historical basis	data on a historical basis
Adjusted EBITDA	12,819	12,538	12,682	2.2%	1.1%	12,418
Telecoms activities	12,880	12,573	12,694	2.4%	1.5%	12,418
Adjusted EBITDA/Revenues of telecoms activities	31.3%	31.0%	31.0%			30.9%
Orange Bank activities	(62)	(35)	(12)	(74.5)%	(427.4)%	-

(1)  See Section 3.1.5.1 Data on a comparable basis.

2017 vs. 2016

In 2017, Orange Group adjusted EBITDA amounted to 12,819 million euros (breaking down into 12,880 million euros for the telecom activities and a loss of 62 million euros for the Orange Bank activities), up 1.1% on a historical basis and 2.2% on a comparable basis compared with 2016. The ratio of adjusted EBITDA of telecom activities to revenues was 31.3% in 2017, up 0.3 percentage points on a historical basis and 0.4 percentage points on a comparable basis compared with 2016.

On a historical basis, the 1.1% or 137 million euro rise in Group adjusted EBITDA between 2016 and 2017 reflected:

- the negative impact of foreign exchange fluctuations, which stood at 155 million euros, chiefly attributable to the change in the value of the Egyptian pound against the euro, resulting in an adverse impact of 165 million euros;

- which was more than offset by (i) the favorable impact of changes in the scope of consolidation and other changes, for 11 million euros, and (ii) organic growth on a comparable basis, for an increase of 281 million euros in adjusted EBITDA.

On a comparable basis, the 2.2% or 281 million euro rise in Group adjusted EBITDA between 2016 and 2017 reflected:

- the 1.2% or 503 million euro increase in revenues;

- the 1.7% or 142 million euro decline in adjusted labor expenses (see Section 8.2 Financial glossary), resulting primarily from (i) the 2.7% reduction in the average number of employees (full-time equivalents, see Section 8.2 Financial glossary), representing a reduction of 3,794 full-time equivalent employees, mainly in France and Poland, and (ii) the counter-effect of the recognition in 2016 of the Orange Ambition 2016 employee shareholding plan;

- and the 2.5% or 132 million euro reduction in service fees and inter-operator costs (see Section 8.2, Financial glossary), with the negative effect of the end of additional roaming charges in the countries of the European Union (see Section 3.1.1.3 Significant events) more than offset by (i) the decline in traffic on international carrier services (related to the downturn in activity) and enterprise services (essentially due to the slowdown in satellite broadcasting services), and (ii) the drop in interconnection fees in the Africa & Middle-East countries (connected with the change in call termination rates and voice usage).

86[Back to contents]

These positive items were partially offset by:

- the 5.0% or 336 million euro increase in commercial expenses and content costs (see Section 8.2 Financial glossary), primarily due to (i) new agreements, extensions and renewals of partnerships in the area of content (see Section 3.1.1.3 Significant events), allowing offer enhancement, particularly in France, (ii) the gain in football rights in Spain, in connection with sales momentum, and (iii) the increase in commercial expenses, chiefly in Africa & Middle-East countries (stemming from business growth for Orange Money and data services), and for enterprise services (due to a major mobile equipment sales contract in the second half of 2017);

- the 26.3% or 88 million euro reduction in adjusted other operating income and expenses (see Section 8.2 Financial glossary), due to the decline in adjusted other operating income, mainly caused by the reduction in the proceeds from sale of fixed assets, tax credits and subsidies, and late-payment fees on trade receivables;

- and the growth of 1.7% or 51 million euros in other network expenses and IT expenses (see Section 8.2 Financial glossary), mainly in countries in Africa & Middle-East (notably due to the extension of the mobile network, particularly the deployment of 4G sites) and for enterprise services (in line with growth in integration and information technology services).

2016 vs. 2015

In 2016, Orange Group adjusted EBITDA amounted to 12,682 million euros (breaking down into 12,694 million euros for the telecom activities and a loss of 12 million euros for the Orange Bank activities), up 2.1% on a historical basis and 1.3% on a comparable basis compared with 2015. The ratio of adjusted EBITDA of telecom activities to revenues was 31.0% in 2016, up 0.1 percentage points on a historical basis and 0.2 percentage points on a comparable basis compared with 2015.

On a historical basis, the 2.1% or 264 million euro rise in Group adjusted EBITDA between 2015 and 2016 reflected:

- (i) the favorable impact of changes in the scope of consolidation and other changes amounting to 217 million euros and primarily including the effects of the Jazztel acquisition, following its takeover on July 1, 2015, for 122 million euros, and the full consolidation of Médi Télécom on July 1, 2015, following its takeover, for 88 million euros, (ii) partially offset by the negative effect of foreign exchange fluctuations amounting to 111 million euros, due mainly to changes in the Polish zloty and the Egyptian pound against the euro;

- and organic change on a comparable basis, representing a 158 million euro increase in adjusted EBITDA.

On a comparable basis, the 1.3% or 158 million euro rise in Group adjusted EBITDA between 2015 and 2016 reflected:

- the 0.6% or 249 million euro increase in revenues;

- the 1.5% or 124 million euro fall in adjusted labor expenses, primarily due to the 3.4% fall in the average number of employees (full-time equivalents), representing a 5,011 reduction in full-time equivalent employees, mainly in France and Poland, partially offset by the recognition, in 2016, of the Orange Ambition 2016 employee shareholding plan designed to increase the Group’s employee shareholding;

- the 116.7% or 150 million euro increase in adjusted other operating income and expenses, mainly due to (i) the increase in gains (losses) on the disposal of fixed assets, mainly in connection with the property portfolio optimization plan, (ii) lower provisions and losses on trade receivables in Europe, (iii) partially offset by lower brand royalties and management fees, particularly in the wake of the disposal of EE;

- and the 1.4% or 41 million euro reduction in other external purchases (see Section 8.2 Financial glossary).

These positive items were partially offset by:

- the 2.7% or 178 million euro increase in commercial expenses and content costs, primarily due to (i) the recognition, in 2016, of the gain in football rights in Spain, in connection with sales momentum, (ii) sponsorship of the 2016 European Football Championship (euro 2016), (iii) rebranding costs in Belgium, Egypt and Morocco in 2016, and (iv) offer enhancement, particularly in France, (iv) partially offset by lower retail fees and commission in France following the restructuring of indirect distribution channels;

- the 2.8% or 83 million euro increase in other network expenses and IT expenses, primarily (i) in France, due in particular to the bad weather in the first half of 2016, and (ii) in Africa & Middle-East, connected with the expansion and densification of the network;

- the 4.6% or 83 million euro rise in adjusted operating taxes and levies (see Section 8.2 Financial glossary), mainly relating to (i) the increase in the tax on services supplied by electronic communications operators in France (audiovisual tax rising from 0.9% to 1.3% of taxable revenues), (ii) the counter-effect of the time limit on risks and the end of disagreements with certain tax authorities in 2015, and (iii) the increasing tax burden in the second half of 2015 in Africa & Middle-East;

- and the 1.1% or 62 million euro increase in service fees and inter-operator costs, primarily in France and Africa & Middle-East.

87[Back to contents]

3.1.2.2 From Group adjusted EBITDA to operating income

This section presents the transition from Group adjusted EBITDA to operating income, by type of expense (see Section 3.1.5.2 Adjusted EBITDA and reported EBITDA and Note 1 to the consolidated financial statements).

(at December 31, in millions of euros)	2017	2016	2016	% change	% change	2015
		data on a comparable basis (1)	data on a historical basis	data on a comparable basis (1)	data on a historical basis	data on a historical basis
Adjusted EBITDA	12,819	12,538	12,682	2.2%	1.1%	12,418
Significant litigations	(271)	10	10			(450)
Specific labor expenses	(374)	(525)	(525)			(572)
Review of the investments and business portfolio	(5)	-	59			53
Restructuring and integration costs	(167)	(497)	(499)			(172)
Other specific items	-	(8)	(8)			-
Reported EBITDA	12,002	11,518	11,719	4.2%	2.4%	11,277
Depreciation and amortization	(6,846)		(6,728)			(6,465)
Effects resulting from business combinations	(27)		97			6
Reclassification of cumulative translation adjustment from liquidated entities	(8)		14			-
Impairment of goodwill	(20)		(772)			-
Impairment of fixed assets	(190)		(207)			(38)
Share of profits (losses) of associates and joint ventures	6		(46)			(38)
Operating income	4,917		4,077		20.6%	4,742

(1)  See Section 3.1.5.1 Data on a comparable basis.

3.1.2.2.1   Reported EBITDA

In 2017, Orange group EBITDA amounted to 12,002 million euros, up 2.4% or 283 million euros compared with 2016 on a historical basis. In 2016, Orange group EBITDA amounted to 11,719 million euros, up 3.9% or 442 million euros compared with 2015 on a historical basis.

On a historical basis, the transition from adjusted EBITDA to reported EBITDA for the Group resulted from:

- in 2017, in the total negative amount of 817 million euros:

-  a net expense of 271 million euros on significant litigation, corresponding to the reassessment of risk on various disputes,

-  374 million euros in specific labor expenses, largely breaking down into 310 million euros for the French “Part-Time for Seniors” plans (TPS, relating to agreements on the employment of senior workers in France) (see Notes 1.7 and 6 to the consolidated financial statements) and 85 million euros in related premiums,

-  a net expense of 5 million euros relating to the review of the investments and business portfolio,

-  and 167 million euros in restructuring and integration costs (see Note 5.3 to the consolidated financial statements) relating primarily to employee departure plans (essentially in Poland) and the streamlining of the real estate portfolio;

- in 2016, in the total negative amount of 963 million euros on a historical basis:

-  net income on significant litigations of 10 million euros,

-  525 million euros in specific labor expenses, breaking down into 432 million euros for the French “Part-Time for Seniors” plans (TPS, relating to the agreements on the employment of senior workers in France) (see Notes 1.7 and 6 to the consolidated financial statements) and 93 million euros in related premiums,

-  net income of 59 million euros relating to the review of the investments and business portfolio, mainly comprising a 49 million euro gain on the disposal of Fime (Enterprise services, see Note 1.7 to the consolidated financial statements),

-  restructuring and integration costs of 499 million euros (see Note 5.3 to the consolidated financial statements), primarily relating to (i) the distribution networks, mainly in France, with the end of M6 Mobile and the cost of terminating agreements with certain indirect distributors, (ii) employee redundancy plans, primarily in Spain, (iii) the optimization of real estate, and (iv) the cost of integrating Jazztel’s business activities in Spain,

-  and 8 million euros in transaction costs relating to the unsuccessful negotiations with Bouygues Telecom;

- and in 2015, for a total negative amount of 1,141 million euros on a historical basis:

-  a net expense for significant litigations totaling 450 million euros, primarily including (i) a 350 million euro fine from the French Competition Authority for anti-competitive practices in the Enterprise market (see Notes 1.7, 5.2, 5.7 and 16.1 to the consolidated financial statements) and (ii) the payment by Orange of 90 million euros to Partner Communications following the agreement signed in June 2015 regarding the use of the Orange brand in Israel,

-  572 million euros in specific labor expenses, largely breaking down into 455 million euros for the French “Part-Time for Seniors” plans (TPS, relating to agreements on the employment of senior workers in France) (see Notes 1.7 and 6 to the consolidated financial statements) and 92 million euros in related premiums,

-  net income of 53 million euros relating to the review of the investments and business portfolio, largely comprising (i) a 170 million euro gain on the disposal of 90% of Dailymotion (see Notes 1.7 and 3 to the consolidated financial statements), and (ii) the negative effect of restructuring the asset portfolio,

-  and 172 million euros in restructuring and integration costs (see Note 5.3 to the consolidated financial statements), primarily relating to the streamlining of the distribution networks in France, employee redundancy plans (mainly in Poland) and the cost of integrating Jazztel in Spain.

88[Back to contents]

3.1.2.2.2   Operating income

(at December 31, in millions of euros)	2017	2016	2015
		data on a historical basis	data on a historical basis
Operating income	4,917	4,077	4,742
Telecoms activities	5,009	3,992	4,742
Orange Bank activities	(93)	85	-

2017 vs. 2016

Orange group operating income stood at 4,917 million euros in 2017, compared with 4,077 million euros in 2016 on a historical basis, a drop of 20.6% or 840 million euros. On a historical basis, the increase was largely attributable to:

- a reduction of 769 million euros in impairment losses on goodwill and fixed assets (see Notes 7 and 8.2 to the consolidated financial statements), primarily relating to the recognition of:

-  210 million euros in impairment in 2017, primarily for the Congo (DRC) for 120 million euros, Niger for 52 million euros, and Luxembourg for 19 million euros. In the Congo (DRC), the impairment reflects a still uncertain political and economic context; a clear decline in purchasing power, with its effects on consumption of telecommunications products and services; and steady regulatory pressure. In Niger, the impairment speaks of an uncertain political and economic context and the effects of strong tax and regulatory pressure. In Luxembourg, the impairment primarily shows strong competitive pressure,

-  979 million euros in impairment in 2016, chiefly attributable to Poland for 507 million euros, Egypt for 232 million euros, the Congo (DRC) for 109 million euros, Cameroon for 90 million euros, and Niger for 26 million euros (see 2016 vs. 2015 below);

- the 283 million euro increase in reported EBITDA;

- and the 52 million euro improvement in the share of profits (losses) of associates and joint ventures (see Note 10 to the consolidated financial statements), which represents a 6 million euro gain in 2017 compared with a 46 million euro loss in 2016;

- partially offset by:

-  the effects of the Groupama Banque takeover (now Orange Bank), with the recognition of a loss of 27 million euros in 2017 compared to a profit of 97 million euros in 2016 (see Note 3.2 to the consolidated financial statements),

-  and the 118 million euro increase in depreciation and amortization (see Note 8.1 to the consolidated financial statements). This increase was largely attributable to (i) increased investment in recent years, particularly in respect of very high-speed broadband network rollout (4G and FTTH) in Europe, particularly in France and Spain, (ii) the increase in the accelerated depreciation of certain fixed assets in France, and (iii) the increased depreciation of leased handsets, Livebox, and equipment installed on customer premises, particularly in France and Spain, (iv) partially offset by the positive effect on depreciation and amortization of the devaluation of the Egyptian pound against the euro at the end of 2016.

2016 vs. 2015

Orange group operating income stood at 4,077 million euros in 2016, compared with 4,742 million euros in 2015 on a historical basis, a drop of 14.0% or 665 million euros. This drop on a historical basis was largely attributable to:

- the recognition, in 2016, of 772 million euros in impairment loss of goodwill (see Note 7 to the consolidated financial statements) and 207 million euros in impairment loss of fixed assets (see Note 8.2 to the consolidated financial statements) primarily relating to:

-  Poland for 507 million euros. This impairment loss mainly reflects a decline in competitiveness in the ADSL market, a deterioration in revenue assumptions in the mobile market and an increase in the post-tax discount rate due to the downgrading of the country’s sovereign rating by the rating agencies,

-  Egypt for 232 million euros. This impairment loss reflects the financial terms of the 4G license awarded in 2016, the sharp depreciation of the Egyptian pound and increased political and economic uncertainty,

-  in the Congo (DRC), for 109 million euros. This impairment loss reflects political and economic uncertainty, a decline in purchasing power with a knock-on effect on the consumption of telecommunications products and services and an increased regulatory burden (particularly connected with the implementation of customer identification),

-  Cameroon for 90 million euros. This impairment loss reflects a decline in voice revenues following the surge in messaging services and in VoIP of Over-The-Top (OTT) providers and heightened competition in the mobile market,

-  and Niger for 26 million euros;

- and the 263 million euro increase in depreciation and amortization (see Note 8.1 to the consolidated financial statements), primarily due to (i) the Jazztel acquisition, following its takeover on July 1, 2015, for 124 million euros, (ii) the full consolidation of Médi Télécom on July 1, 2015, following its takeover, for 65 million euros, (iii) the acquisition of entities in Africa in 2016, (iv) growing investments over recent years, in particular in network deployment of very high-speed broadband networks (4G and FTTH), and (v) the amortization of new telecommunication licenses, mainly 4G, (vi) partially offset by the positive effect of the extension of the useful life of certain fixed assets in Poland and foreign exchange fluctuations in Egypt and Poland;

- partially offset by (i) the 442 million euro increase in reported EBITDA, and (ii) to a lesser extent, the recognition of a 97 million euro gain connected with the takeover of Groupama Banque (now Orange Bank, see Note 3.2 to the consolidated financial statements).

89[Back to contents]

3.1.2.3   From Group operating income to net income

(at December 31, in millions of euros)	2017	2016	2015
		data on a historical basis	data on a historical basis
Operating income	4,917	4,077	4,742
Cost of gross financial debt	(1,274)	(1,407)	(1,597)
Gains (losses) on assets contributing to net financial debt	11	23	39
Foreign exchange gains (losses)	(63)	(149)	1
Other net financial expenses	(17)	(31)	(26)
Effects resulting from BT stake	(372)	(533)	-
Finance costs, net	(1,715)	(2,097)	(1,583)
Income tax	(1,088)	(970)	(649)
Net income of continuing operations	2,114	1,010	2,510
Consolidated net income of discontinued operations (EE)	29	2,253	448
Consolidated net income	2,143	3,263	2,958
Net income attributable to owners of the parent company	1,906	2,935	2,652
Non-controlling interests	237	328	306

2017 vs. 2016

The consolidated net income of the Orange group totaled 2,143 million euros in 2017, compared with 3,263 million euros in 2016, a decrease of 1,120 million euros. This decline was chiefly attributable to:

- the counter-effect of the recognition in 2016 of a positive result of 2,253 million euros representing the net income of discontinued operations, namely EE, (see Note 11.2 to the consolidated financial statements), corresponding to (i) the gain on disposal of 2,080 million euros on EE, and (ii) dividends received from EE in January 2016 (prior to disposal) in the amount of 173 million euros;

- and the 118 million euro increase in corporate income tax (see Note 9.2 to the consolidated financial statements), which was mainly due to the counter-effect of the recognition, in 2016, of a 256 million euro deferred tax charge relating to Spain. This charge reflected the reduction in deferred tax assets on the balance sheet due to an adverse change to the rules governing the use of tax loss carryforwards in Spain in 2016;

- partially offset by:

-  the 840 million euro rise in operating income,

-  and by the 382 million euro improvement in net finance costs (see Note 11.2 to the consolidated financial statements), which is chiefly attributable to (i) effects relating to the investment in BT Group (see Section 3.1.13 Significant events), with the recognition of a 372 million euro expense in 2017, compared to 533 million euros in 2016 (impairment of shares partially offset by the effect of the hedging of foreign exchange risk and dividends, see Note 11.7 to the consolidated financial statements), (ii) improvement in the cost of gross financial debt, due mainly to the reduction in interest on bond debts after hedging effects, and (iii) improved financial foreign exchange income.

Non-controlling interests amounted to 237 million euros in 2017, compared with 328 million euros in 2016 (see Note 13.6 to the consolidated financial statements). After taking into account non-controlling interests, net income attributable to owners of the parent company totaled 1,906 million euros in 2017, compared with 2,935 million euros in 2016, for a drop of 1,029 million euros.

2016 vs. 2015

The consolidated net income of the Orange group totaled 3,263 million euros in 2016, compared with 2,958 million euros in 2015, an increase of 305 million euros. This rise was due to:

- a 1,805 million euro increase in net income of discontinued operations, relating to EE (see Note 3.2 to the consolidated financial statement). Consolidated net income of discontinued operations was plus 2,253 million euros in 2016, comprising (i) a 2,080 million euro gain on the disposal of EE, and (ii) 173 million euros in dividends received from EE in January 2016 (prior to its disposal), compared with income of 448 million euros in 2015, mainly consisting of 446 million euros in dividends received from EE;

- partially offset by:

-  the 665 million euro decline in operating income,

-  the 514 million euro reduction in net finance costs (see Note 11.2 to the consolidated financial statements), due to the recognition, in 2016, of a 533 million euro expense relating to the 4% investment in BT Group at December 31, 2016 (impairment of shares net of the effect of the hedging of foreign exchange risk and dividends, see Note 11.7 to the consolidated financial statements). Excluding this item, net finance costs were broadly stable: the fall in the cost of gross financial debt, mainly due to the lack of exceptional prepayment costs in 2016 (compared with 150 million euros in premiums for debt repurchases in 2015) was offset by the effect on net finance costs, in 2016, of derivatives (cross currency swaps) put in place by the Group to hedge its economic exposure to subordinated notes issued in pounds sterling, the remeasurement of which in relation to foreign exchange risk was not recognized,

-  and the 321 million euro increase in corporate income tax (see Note 9.2 to the consolidated financial statements), which was mainly due to the recognition, in 2016, of a 256 million euro deferred tax charge relating to Spain. This charge reflects the reduction in deferred tax assets on the balance sheet due to an adverse change to the rules governing the use of tax loss carryforwards in Spain in 2016.

Non-controlling interests amounted to 328 million euros in 2016, compared with 306 million euros in 2015 (see Note 13.6 to the consolidated financial statements). After taking into account non-controlling interests, the net income attributable to owners of the parent company totaled 2,935 million euros in 2016, compared with 2,652 million euros in 2015, constituting a rise of 283 million euros.

90[Back to contents]

3.1.2.4   From Group net income to comprehensive net income

The transition from consolidated net income to consolidated comprehensive income is described in the consolidated statement of comprehensive income in the consolidated financial statements.

3.1.2.5   Group capital expenditures

Investments in property, plant and equipment and intangible assets (2) (at December 31, in millions of euros)	2017	2016	2016	% change	% change	2015
		data on a comparable basis (1)	data on a historical basis	data on a comparable basis (1)	data on a historical basis	data on a historical basis
CAPEX	7,209	6,974	6,971	3.4%	3.4%	6,486
Telecommunications licenses	318	1,483	1,521	(78.6)%	(79.1)%	1,285
Investments financed through finance leases	43	89	91	(51.1)%	(52.0)%	43
Group total	7,570	8,546	8,583	(11.5)%	(11.8)%	7,814

(1) See Section 3.1.5.1 Data on a comparable basis.

(2)  See Notes 1.3 and 8 to the consolidated financial statements.

Between 2016 and 2017, the decline in the Group’s investments in property, plant and equipment and intangible assets was largely attributable to the counter-effect of major telecommunication license acquisitions (mainly 4G) recorded in 2016.

Financial investments (see Section 8.2 Financial glossary) are described in Section 3.1.4 Cash flow, equity and financial debt.

3.1.2.5.1   Capital expenditure

3.1.2.5.1.1  CAPEX

(at December 31, in millions of euros)	2017	2016	2016	% change	% change	2015
		data on a comparable basis (1)	data on a historical basis	data on a comparable basis (1)	data on a historical basis	data on a historical basis
CAPEX	7,209	6,974	6,971	3.4%	3.4%	6,486
Telecoms activities	7,148	6,959	6,956	2.7%	2.8%	6,486
CAPEX/Revenues of telecoms activities	17.4%	17.1%	17.0%			16.1%
Orange Bank activities	61	15	15	322.1%	322.1%	-

(1)  See Section 3.1.5.1 Data on a comparable basis.

2017 vs. 2016

Consolidated CAPEX for the Orange group totaled 7,209 million euros in 2017, up 3.4% on both a historical and comparable basis compared with 2016. The ratio of CAPEX to revenues of telecom activities was 17.4% in 2017, up 0.4 percentage points on a historical basis and 0.3 percentage points on a comparable basis compared with 2016.

On a historical basis, the 3.4% or 238 million euro rise in Group CAPEX between 2016 and 2017 reflected:

- (i) the positive impact of changes in the scope of consolidation and other changes, which totaled 23 million euros and mainly included the effect of the acquisition of Airtel in Burkina Faso for 14 million euros on June 22, 2016, (ii) partially offset by the negative impact of foreign exchange fluctuations in the amount of 20 million euros, chiefly attributable to changes in the value of the Egyptian pound against the euro, resulting in an adverse impact of 27 million euros;

- and organic change on a comparable basis, representing a 235 million euro increase in CAPEX.

On a comparable basis, the 3.4% or 235 million euro increase in Group CAPEX between 2016 and 2017 was attributable mainly to:

- increased investment in very high-speed broadband mobile networks (4G, see Section 3.1.1.3 Significant events), mainly in the countries of Africa & Middle-East (accelerated rollouts, 4G coverage in 11 countries at the end of December 2017) as well as France and Spain (network quality improvement in public spaces, vacation spots, and transit networks);

- growing investment in very high-speed fixed broadband networks (vDSL and FTTH, see Section 3.1.1.3 Significant events), principally in France, Poland, Belgium, and countries in Africa & Middle-East;

- and, to a lesser extent, by Orange Bank’s investments in IT, in conjunction with the commercial launch of the Orange Bank offer at the end of 2017 (see Section 3.1.1.3 Significant events);

- partially offset by lower investment in network real estate, stores, and sundry other.

2016 vs. 2015

Consolidated CAPEX totaled 6,971 million euros in 2016, up 7.5% on a historical basis and 3.0% on a comparable basis compared with 2015. The ratio of CAPEX to revenues of telecom activities was 17.0% in 2016, up 0.9 percentage points on a historical basis and 0.4 percentage points on a comparable basis compared with 2015.

On a historical basis, the 7.5% or 485 million euro rise in Group CAPEX between 2015 and 2016 reflected:

- (i) the positive impact of changes in the scope of consolidation and other changes amounting to 335 million euros and primarily including the acquisition of Jazztel following its takeover on July 1, 2015, for 236 million euros, and the full consolidation of Médi Télécom on July 1, 2015, following its takeover for 65 million euros, (ii) partially offset by the negative effect of foreign exchange fluctuations amounting to 52 million euros;

- and the organic change on a comparable basis, representing a 202 million euro increase in CAPEX.

91[Back to contents]

On a comparable basis, the 3.0% or 202 million euro increase in Group CAPEX between 2015 and 2016 was attributable mainly to:

- growing investment in very high-speed fixed broadband networks (vDSL and FTTx), principally in France and Poland;

- increased investment in the field of information technology and, to a lesser extent, further investment on customer service platforms, to upgrade the information systems (investment in Data centers and IT developments related to the network in France, integration of Jazztel in Spain, ongoing projects to improve the customer experience);

- and the increase in CAPEX relating to leased terminals, Liveboxes and equipment installed on customer premises, especially in France (with the launch of the new Livebox which has been on sale since May 2016), related to the dynamic commercial environment due to the expansion of fiber optic;

- partially offset by:

-  the decline in CAPEX on mobile access networks, (i) primarily in Africa & Middle-East, after significant expenditure in this area in recent years, and (ii) coupled with the completion of the 4G network in certain countries such as Belgium,

-  and lower investment on network property, stores and sundry property, with in particular the completion of Orange Gardens in France (facility dedicated to research and innovation).

3.1.2.5.1.2  Telecommunications licenses

In 2017, acquisitions of telecommunication licenses (see Note 8.3 to the consolidated financial statements) amounted to 318 million euros and mainly involved (i) Mali for 152 million euros (acquisition of a universal license renewing existing licenses and including a 4G license), (ii) Senegal for 76 million euros (second tranche of the acquisition of a universal license renewing existing licenses and including a 4G license), and (iii) Jordan for 49 million euros (additional 3G frequency blocks).

In 2016, acquisitions of telecommunication licenses amounted to 1,521 million euros on a historical basis and mainly involved (i) Poland for 719 million euros (acquisition of two 5 MHz frequency blocks in the 800 MHz band and three 5 MHz frequency blocks in the 2,600 MHz band), (ii) Egypt for 377 million euros (acquisition of two 10 MHz frequency blocks in the 1,800 MHz and 2,100 MHz bands, and one fixed virtual network operator license), (iii) Ivory Coast for 146 million euros (primarily the renewal of licenses with a universal license including 4G), (iv) Jordan for 142 million euros (renewal of 2G/3G frequency blocks), and (v) Senegal for 76 million euros (first tranche of the acquisition of a universal license renewing existing licenses and including a 4G license).

In 2015, telecommunication licenses were acquired for 1,285 million euros on a historical basis, mainly consisting of (i) the acquisition of 4G licenses, including 954 million euros in France (two technology neutral 5 MHz frequency blocks in the 700 MHz band), 91 million euros in Jordan, and 25 million euros in Spain (for the tax on the commencement of the 4G license in the 800 MHz spectrum), (ii) the acquisition of a universal license in Cameroon for 114 million euros, and (iii) the renewal of 2G licenses in Belgium for 76 million euros.

3.1.2.5.2   Investment commitments

Investment commitments are set out in Note 14 to the consolidated financial statements.

3.1.2.5.3   Investment projects

Midway through implementation of Essentials2020, its strategic plan to 2020, the Group reaffirmed its strategy of differentiation by the quality of its networks and the quality of the customer experience. This strategy is based on targeted investments that reinforce the superiority of its networks and provide enhanced services. In terms of technology transformation, Orange is the leader in migration to all-IP (Internet Protocol) and network virtualization. The Group’s ambitions are to remain the leader in fiber optic (FTTH) and its future upgrades, to be a leader in 5G according to three separate models (mobile broadband, 10 times faster than 4G, fixed access via 5G, and sector applications), and to seize new sales opportunities (such as on-demand services) while continuing to optimize cost in the core networks. Group-wide, investments will peak in 2018, and then decline in 2019 and 2020.

Investment will accelerate in Europe on FTTx fixed networks (fiber optic and other very high-speed technology) that provide very high-speed broadband Internet access. At end-2017, Orange had over 26.5 million very high-speed broadband connectable households thanks to all the Group’s investment in Europe (see Section 3.1.1.3 Significant events). In 2018, a significant increase is planned in investment in France, Spain and Poland, to enable the Group to remain the leader in very high-speed broadband networks in the main countries in which it operates. In France, Orange’s objective is to reach 20 million households with the ability to connect (or connect on request) to fiber optic in 2021 (not 2022 as previously stated) in very densely and moderately densely populated areas (provided there are no technical difficulties or third-party rejections). In Spain, Orange will continue to roll out the fiber optic network in the country through its own installations and co-financing with third-party operators. Orange has set itself the target of connecting nearly 16 million households with very high-speed broadband services by end-2020 (covering almost 60% of Spanish households), instead of the 14 million initially targeted and which will be achieved in 2018. In Poland, Orange is continuing an ambitious investment plan to support its convergence strategy. Orange plans to significantly expand its coverage, primarily by signing partnerships to use third-party networks, and to intensify fiber optic connections with a target of more than 5 million connectable households by end-2020, an increase of more than 3 million households in three years. Through the cross-network sharing (fixed-mobile) agreement signed with Telekom Romania in 2016, Orange has already rolled out its convergence strategy in Romania, reaching more than 2.3 million connectable households. In Slovakia, rollout of the fiber optic network will intensify in 2018. In Belgium, the convergence strategy will continue to be progressively rolled out through TV and Internet offers developed on the cable network.

When it comes to 4G mobile networks (or LTE, Long Term Evolution, 4th generation mobile network), coverage reached or exceeded 90% of the population at end-2017, across all countries in which Orange operates in Europe (see Section 3.1.1.3 Significant events). Investment in 4G mobile networks will continue in 2018 to exceed 93% population coverage in all these countries, and to ultimately achieve full coverage. Rollout of 4G+ mobile networks will also accelerate. In France, Orange’s goal is to continue providing the best coverage in all areas (dense areas, intermediate areas, and rural areas) through its Orange Territoires Connectés program. Orange will in particular continue rolling out the 4G networks with the goal of achieving 99% population coverage in 2018, while the rollout of 4G+ networks will be intensified in the bulk of large French towns. A program to improve the customer experience is also underway, designed to enhance coverage on motorways, high-speed trains and subways. In Spain, Orange will continue its 4G network rollout, but investments will gradually focus on improvement of the customer experience. In Poland, outside coverage is already very high, with 99.8% of the population covered by 4G at end-2017: thus investments in 2018 and beyond will be focused on improving indoor coverage. In Belgium and the Central European countries (Romania, Moldova, and Slovakia), the Group will continue to invest to increase the population’s coverage rate and roll out 4G+ technology (in Romania, Orange is the leader in 4G coverage and has already achieved 100% coverage of the urban population). In the Africa & Middle-East countries, programs to roll out the 4G network are ongoing in a number of countries, including Egypt, Cameroon, Ivory Coast, Morocco, Mali, Senegal, Jordan, Botswana, and Burkina Faso.

Finally, as part of Orange’s goal to reinvent the customer relationship, 327 Smart Stores had been opened at end-2017, in 15 countries around the world. The Group’s ambition is that 20% of stores in France and Europe adoptent le concept “Smart Store” en 2018.

92[Back to contents]

3.1.3    Analysis by operating segment

Changes to the presentation of segment information

Changes to the France and Enterprise operating segments

The presentation of the France and Enterprise operating segments was changed in the first quarter of 2017 so as better to reflect the management of the French Enterprise market. The revenues and operating expenses of mobile services and sales of mobile equipment companies employing more than 50 employees, previously included in the France operating segment, have been housed with the Enterprise operating segment. This change has no impact on the Group’s consolidated earnings. The only modification was the presentation of the revenues and operating expenses of the France and Enterprise operating segments, with an adjustment for intra-Group eliminations. There is no effect on CAPEX or the workforce in the two operating segments (see Note 1.7 to the consolidated financial statements). Data on a historical basis, data on a comparable basis, and customer bases for the 2016 and 2015 fiscal years take these changes into account.

For France, the impact of this transfer is negative on (i) revenues, by 1,024 million euros in 2016 and 1,037 million euros in 2015, and (ii) operating income, by 328 million euros in 2016 and 337 million euros in 2015, in historical data.

For Enterprise services, this transfer has a positive effect on (i) revenues, by 955 million euros in 2016 and 974 million euros in 2015, and (ii) operating income, by 328 million euros in 2016 and 337 million euros in 2015, in historical data.

Changes to the Africa & Middle-East operating segment

Since 2017, decisions regarding the allocation of resources and the assessment of the performance of the various components of Orange have been taken by the Chairman and Chief Executive Officer (the chief operating decision-maker) at the following levels in Africa & Middle-East: the Sonatel subgroup (comprising the entities in Senegal, Mali, Guinea, Guinea-Bissau, and Sierra Leone), the Ivory Coast subgroup (combining the entities in the Ivory Coast, Burkina Faso and Liberia), and each of the other countries in Africa & Middle-East, which are now therefore operating segments in their own right. The segment information presented in the consolidated financial statements is unchanged (see Note 1.7 to the consolidated financial statements).

Presentation of operating segments

Decisions regarding the allocation of resources and the assessment of the performance of the various components of Orange are taken by the Chairman and Chief Executive Officer (the chief operating decision-maker) at operating segment level, which are primarily organized on a geographic basis. The operating segments are thus:

- France (excluding Enterprise);

- Spain, Poland, Belgium, Luxembourg, and each of the Central European countries (Moldova, Romania, Slovakia and Armenia to September 3, 2015, the date of disposal of Orange Armenia), with a sub-total encompassing the countries in this region;

- the Sonatel subgroup (comprising the entities in Senegal, Mali, Guinea, Guinea-Bissau, and Sierra Leone), the Ivory Coast subgroup (combining the entities in the Ivory Coast, Burkina Faso, and Liberia), and each of the other countries in Africa & Middle-East (mainly Botswana, Cameroon, the Central African Republic (CAR), the Democratic Republic of the Congo (DRC), Egypt, Jordan, Madagascar, Morocco, and Niger), with a sub-total combining the countries in that zone;

- Enterprise services, which covers communication solutions and services for businesses in France and worldwide;

- International Carriers & Shared Services (called “IC & SS”), which encompasses (i) the rollout of the international and long-distance network, installation and maintenance of submarine cables, and sales and services to international carriers, and (ii) shared services including support and cross-divisional functions spanning the entire Group, Sofrecom and its subsidiaries, Content and Audience operations and the Orange brand. For the most part, shared services are rebilled to other operating segments through brand royalties, Group services fees and special case-by-case rebilling;

- and Orange Bank.

Each of the segments defined by the Group has its own resources, although they may also share certain resources, primarily in the areas of networks, information systems, research and development, other shared competencies and the Orange brand. The use of shared resources, mainly provided by International Carriers & Shared Services (IC & SS), is factored into segment results based either on the terms of contractual agreements between legal entities, external benchmarks, or reallocated costs. The provision of shared resources is recognized in other income of the service provider, and the use of said resources is included in the expenses used to calculate the service user’s reported EBITDA. The cost of shared resources may be affected by changes in contractual relations or organization, and may therefore impact the segment results reported from one year to another.

For more details, see Note 1 to the consolidated financial statements.

93[Back to contents]

Operating data by segment

The table below shows the key operating data (financial data and workforce) for the Orange group by segment for (i) FY 2017, (ii) FY 2016 on a comparable basis (compared with 2017) and on a historical basis, and (iii) 2015 on a comparable basis (compared with 2016) and on a historical basis.

For the year ended December 31 (in millions of euros)	France (3)						Europe (2)
		Spain	Poland	Belgium & Luxem- bourg	Central European countries	Europe Elimina- tions	Total Europe
2017
Revenues	18,052	5,371	2,674	1,251	1,749	(19)	11,026
Adjusted EBITDA	6,901	1,582	707	302	547	-	3,138
Reported EBITDA	6,468	1,578	659	311	547	-	3,095
Operating income	3,392	569	52	62	226	-	909
CAPEX	3,451	1,115	443	188	266	-	2,012
Telecommunications licenses	11	10	-	-	-	-	10
Average number of employees	59,622	6,565	15,433	1,635	5,568	-	29,201
2016 - Data on a comparable basis (1)
Revenues	17,945	5,014	2,711	1,242	1,654	(7)	10,614
Adjusted EBITDA	6,808	1,351	743	316	557	-	2,967
Reported EBITDA	6,206	1,224	743	317	539	-	2,823
CAPEX	3,431	1,086	466	168	252	-	1,972
Telecommunications licenses	-	51	738	-	9	-	798
Average number of employees	63,094	6,399	16,424	1,616	5,215	-	29,654
2016 - Data on a historical basis
Revenues	17,945	5,014	2,644	1,242	1,648	(7)	10,541
Adjusted EBITDA	6,806	1,349	725	316	554	-	2,944
Reported EBITDA	6,205	1,222	725	317	537	-	2,801
Operating income	3,381	276	(405)	113	202	-	186
CAPEX	3,421	1,086	455	168	251	-	1,960
Telecommunications licenses	-	51	719	-	9	-	779
Average number of employees	63,094	6,401	16,424	1,616	5,215	-	29,656
2015 - Data on a comparable basis (1)
Revenues	18,117	4,731	2,710	1,235	1,616	(4)	10,288
Adjusted EBITDA	6,760	1,190	807	276	551	-	2,824
Reported EBITDA	6,167	1,156	785	321	551	-	2,813
CAPEX	3,097	1,100	444	193	258	-	1,995
Telecommunications licenses	954	25	-	76	12	-	113
Average number of employees	66,765	6,474	17,584	1,564	4,969	-	30,591
2015 - Data on a historical basis
Revenues	18,104	4,253	2,831	1,235	1,648	(4)	9,963
Adjusted EBITDA	6,738	1,068	842	276	554	-	2,740
Reported EBITDA	6,145	1,046	820	321	546	-	2,733
Operating income	3,428	275	136	119	188	-	718
CAPEX	3,097	864	463	193	263	-	1,783
Telecommunications licenses	954	25	-	76	13	-	114
Average number of employees	66,765	5,144	17,703	1,564	5,246	-	29,657

(1) See Section 3.1.5.1 Data on a comparable basis.

(2) The Europe region comprises the Spain, Poland, Belgium & Luxembourg operating segments, and those of the Central European countries.

(3)  The data reflect changes to the presentation of the France and Enterprise operating segments (see start of Section 3.1.3 Analysis by operating segment).

94[Back to contents]

Africa & Middle-East	Enterprises (3)	International Carriers & Shared Services	Telecom activities eliminations(3)	Telecom activities total	Orange Bank	Group eliminations	Group total

5,030	7,252	1,651	(1,914)	41,097	-	(1)	41,096
1,612	1,307	(78)	-	12,880	(62)	1	12,819
1,591	1,259	(350)	-	12,063	(62)	1	12,002
522	890	(704)	-	5,009	(93)	1	4,917
1,021	382	282	-	7,148	61	-	7,209
297	-	-	-	318	-	-	318
15,210	20,807	12,535	-	137,375	663	-	138,038

4,881	7,323	1,806	(1,976)	40,593	-	-	40,593
1,506	1,337	(45)	-	12,573	(35)	-	12,538
1,471	1,245	(192)	-	11,553	(35)	-	11,518
954	335	267	-	6,959	15	-	6,974
685	-	-	-	1,483	-	-	1,483
15,783	20,125	12,670	-	141,326	506	-	141,832

5,245	7,353	1,812	(1,978)	40,918	-	-	40,918
1,658	1,342	(56)	-	12,694	(12)	-	12,682
(1,638)	1,298	(211)	-	11,731	(12)	-	11,719
68	922	(565)	-	3,992	85	-	4,077
962	336	277	-	6,956	15	-	6,971
742	-	-	-	1,521	-	-	1,521
15,368	20,316	12,680	-	141,114	143	-	141,257

5,110	7,325	1,853	(2,024)	40,669	-	-	40,669
1,674	1,276	(4)	-	12,530	(6)	-	12,524
1,660	1,220	(535)	-	11,325	(6)	-	11,319
1,005	320	352	-	6,769	-	-	6,769
264	-	-	-	1,331	-	-	1,331
15,603	20,144	13,027	-	146,130	138	-	146,268

4,899	7,379	1,915	(2,024)	40,236	-	-	40,236
1,667	1,269	4	-	12,418	-	-	12,418
1,529	1,235	(365)	-	11,277	-	-	11,277
463	871	(738)	-	4,742	-	-	4,742
922	325	359	-	6,486	-	-	6,486
217	-	-	-	1,285	-	-	1,285
14,356	20,415	13,306	-	144,499	-	-	144,499
95[Back to contents]

3.1.3.1   France

The presentation of the France and Enterprise operating segments was changed in the first quarter of 2017 to better reflect the management of the French Enterprise market (see the start of Section 3.1.3 Analysis by operating segment).

France (2) (at December 31, in millions of euros)	2017	2016	2016	% change	% change	2015
		data on a comparable basis (1)	data on a historical basis	data on a comparable basis (1)	data on a historical basis	data on a historical basis
Revenues	18,052	17,945	17,945	0.6%	0.6%	18,104
Adjusted EBITDA	6,901	6,808	6,806	1.4%	1.4%	6,738
Adjusted EBITDA/Revenues	38.2%	37.9%	37.9%			37.2%
Reported EBITDA	6,468	6,206	6,205	4.2%	4.2%	6,145
Operating income	3,392		3,381		0.3%	3,428
CAPEX	3,451	3,431	3,421	0.6%	0.9%	3,097
CAPEX/Revenues	19.1%	19.1%	19.1%			17.1%
Telecommunications licenses	11	-	-	N/A	N/A	954
Average number of employees	59,622	63,094	63,094	(5.5)%	(5.5)%	66,765

(1) See Section 3.1.5.1 Data on a comparable basis.

(2)  The data reflect changes to the presentation of the France and Enterprise operating segments (see start of Section 3.1.3 Analysis by operating segment).

3.1.3.1.1   Revenue - France

2017 vs. 2016

In France, revenues totaled 18,052 million euros in 2017, up 0.6% compared with 2016 on both a historical and a comparable basis.

On both a historical and a comparable basis, the 107 million euro increase in revenues in France between the two periods is attributable chiefly to (i) growth in revenues from fixed broadband services and fixed services to operators, the favorable impact due to the inclusion of digital reading offers since the beginning of October 2017 (see Section 3.1.1.3 Significant events), and to higher mobile equipment sales (see Section 8.2 Financial glossary), (ii) partially offset by the downward trend in conventional telephony revenues, and the continued decline in national roaming revenues.

Mobile services

Revenues from Mobile services (see Section 8.2 Financial glossary) were 6,450 million euros in 2017, a 0.9% decline compared with 2016, on both a historical and a comparable basis.

On both a historical and a comparable basis, the 56 million euro drop in revenues from Mobile Services is chiefly attributable to (i) the programmed reduction in revenues from national roaming contracts, and, to a lesser extent, the negative effect of the end of additional roaming charges in the countries of the European Union (see Section 3.1.1.3 Significant events), (ii) partially offset by the increase in revenues from visitor roaming, and the favorable impact due to the inclusion of digital reading offers since early October 2017 (see Section 3.1.1.3 Significant events).

Mobile services also had a 0.1% increase in mobile ARPU over 12 months (see Section 8.2 Financial glossary), between the two periods.

The mobile customer base stood at 21.8 million customers at December 31, 2017, up by 0.6% year-on-year. Contract offers grew by 4.0% year-on-year, driven by convergent offers and Sosh digital offers. The contract customer base totaled 18.8 million customers at December 31, 2017, i.e. 86% of the mobile customer base at December 31, 2017, compared to 84% one year earlier. This growth reflects (i) the growth in premium offers, with Open convergent offers (which reached 8.7 million customers at December 31, 2017), and (ii) the growth in entry-level offers, with the development of SIM-only offers, including Sosh (which totaled 3.6 million customers at December 31, 2017). In parallel, prepaid offers (3.0 million customers as of December 31, 2017) posted a decrease of 16.7% year-on year.

The number of 4G customers reached 13.6 million at December 31, 2017, an increase of 18.8% year-on-year.

Fixed services

Revenues from fixed services (see Section 8.2 Financial glossary) were 10,315 million euros in 2017, a 1.3% increase representing 137 million euros compared with 2016, on both a historical basis and a comparable basis.

Retail fixed services

Revenues from Retail fixed services amounted to 6,287 million euros in 2017, up 0.4% compared with 2016, on both a historical basis and a comparable basis.

On both a historical and a comparable basis, this growth of 23 million euros between the two periods is due to (i) the 220 million euro downward trend in revenues from narrowband fixed telephony, down by 11.0%, (ii) more than offset by the gain of 243 million euros in fixed broadband services, up by 5.7%.

Growth in revenues for fixed broadband services is chiefly attributable to:

- 3.1% year-on-year growth in the fixed broadband customer base, representing 339,000 new customers. The fixed broadband customer base totaled 11.2 million customers at December 31, 2017. This growth was driven essentially by the development of (i) fiber optic offers, which increased by nearly 38% (i.e. 546,000 new customers), for a total of 2.0 million customers, and (ii) convergent offers, which counted 6.0 million customers at December 31, 2017, now representing 59% of the retail fixed broadband customer base;

- and the 2.1% increase in fixed broadband ARPU over 12 months (see Section 8.2 Financial glossary). The 12-month increase in fixed broadband ARPU was supported by (i) the growing share of fiber optic offers, with higher added value, and (ii) to a lesser extent, the favorable impact due to the inclusion of digital reading offers since early October 2017 (see 3.1.1.3 Significant events).

The development of digital television is accompanied by increased demand for content. At December 31, 2017, 6.9 million customers subscribed to IPTV and satellite TV offers.

Wholesale fixed services and other fixed services

Revenues from Wholesale fixed services and other fixed services totaled 4,028 million euros in 2017, up 2.9% compared with 2016, on both a historical basis and a comparable basis.

On both a historical and a comparable basis, this growth of 114 million euros between the two periods is chiefly attributable to (i) the increase in revenues related to the sale of wholesale ADSL access, supported by the increase in unbundling tariffs, and (ii) higher revenues from fiber optic infrastructure building and higher revenues from sharing these networks. The number of copper lines sold to other carriers totaled 13.7 million at December 31, 2017, a decline of 1.9% year-on-year. This decline was partially offset by the growth in the number of FTTH outlets sold to other operators.

96[Back to contents]

2016 vs. 2015

In France, revenues totaled 17,945 million euros in 2016, down 0.9% compared with 2015 on both a historical and a comparable basis.

On a historical basis, the decrease of 159 million euros in revenues in France between 2015 and 2016 reflected (i) the favorable impact of changes in the scope of consolidation and other changes which represents 13 million euros, more than offset (ii) by organic change on a comparable basis, i.e. a 172 million euro decrease in revenues.

On a comparable basis, the 172 million euro decline in revenues in France between the two periods was mainly due to (i) the downward trend in traditional telephony revenues, (ii) the further reduction in revenues from national roaming and roaming by visitors, (iii) the lowering of roaming tariffs in Europe, and (iv) the rapid expansion of SIM-only mobile offers and the increase in the share of attractively-priced convergence offers in what remains a competitive environment, (v) partially offset by higher revenues from fixed broadband services and wholesale fixed services and, to a lesser extent, the increase in mobile equipment sales.

Mobile services

Revenues from mobile services totaled 6,506 million euros in 2016, down 4.2%, or 286 million euros, compared with 2015, on both a historical basis and a comparable basis.

On a comparable basis, the deterioration in mobile services revenues is essentially due to the decrease in revenues under the national roaming and visitor roaming contract, and the effect of the lowering of roaming prices in Europe.

The growing mobile customer base partially offset the fall in prices caused by the penetration of SIM-only and convergent offers. In this respect, mobile ARPU declined 0.7% year-on-year between December 31, 2015 and December 31, 2016.

The mobile customer base stood at 21.7 million customers at December 31, 2016, down by 1.4% year-on-year. Offers with contracts totaled 18.1 million customers as of December 31, 2016, up 2.4% year-on-year, now representing 83.6% of the mobile customer base, versus 80.5% one year earlier.

Bipolarization of the mobile telephony market between entry-level offers and premium offers continued, with development of SIM-only offers such as Sosh (which totaled 3.3 million customers at December 31, 2016) and Open convergence offers (which reached 7.8 million customers as of the same date). In parallel, prepaid offers (3.5 million customers as of December 31, 2016) posted a decrease of 17.2% year-on year.

Fixed services

Revenues from Fixed services totaled 10,178 million euros in 2016, up 0.8% or 76 million euros compared with 2015, on both a historical and a comparable basis.

Retail fixed services

Revenues from Retail fixed services amounted to 6,264 million euros in 2016, down 0.8% (49 million euros) compared with 2015, on both a historical basis and a comparable basis.

On a comparable basis, revenues from Fixed narrowband services fell 11.1% (251 million euros), due to the downward trend in revenues from fixed-line telephony.

At the same time, revenues from Fixed broadband services rose 5.0% (201 million euros).

Revenues from Fixed broadband services reflected, on one hand, growth in fiber optic offers, with a nearly 51.0% increase, i.e. 492,000 new customers, thus totaling 1.5 million customers and, on the other hand, the expansion of content offers.

The fixed broadband customer base grew 4.0% year-on-year to 420,000 new customers, totaling 10.9 million customers at December 31, 2016, and fixed broadband ARPU rose 0.9% year-on-year.

Convergence offers, which had 5.8 million customers at December 31, 2016, now represent 53.2% of the retail fixed broadband customer base.

Meanwhile, the development of digital television (6.6 million IPTV or satellite TV offer customers at December 31, 2016) is being accompanied by increased demand for content.

Wholesale fixed services and other fixed services

Revenues from Wholesale fixed services and other fixed services totaled 3,914 million euros in 2016, up 3.3% (125 million euros) compared with 2015, on both a historical basis and a comparable basis.

On a comparable basis, this growth was mainly due to higher revenues from infrastructure services, ADSL (access and traffic aggregation) and the rollout of fiber optic networks. The number of copper lines sold to other carriers totaled 14.0 million at December 31, 2016, a modest 0.2% year-on-year increase.

3.1.3.1.2   Adjusted EBITDA - France

2017 vs. 2016

Adjusted EBITDA in France was 6,901 million euros in 2017, up 1.4% on both a historical and a comparable basis compared with 2016.

On a historical basis, the 95 million euro increase in adjusted EBITDA in France between the two periods was attributable to (i) the 2 million euro favorable impact of changes in the scope of consolidation and other changes, and (ii) organic change on a comparable basis, i.e. a 93 million euro increase in adjusted EBITDA.

On a comparable basis, the 93 million euro increase in adjusted EBITDA in France between the two periods was mainly attributable to:

- lower labor expenses, resulting primarily from (i) the lower average number of employees (full-time equivalents) permitted by the acceleration of transformation plans, with a decline in interactions in stores and in customer relations, and growth in digital actions, and (ii) to a lesser extent, the counter-effect of the recognition of the Orange Ambition 2016 Employee shareholding plan in 2016;

- and the 107 million euro growth in revenues;

- partially offset by (i) the increased cost of content, due primarily to new agreements, partnership extensions and renewals in the area of content (see 3.1.1.3 Significant events), allowing offer enhancement, and (ii) the reduction in other operating income and expenses.

2016 vs. 2015

Adjusted EBITDA in France was 6,806 million euros in 2016, up 1.0% on a historical basis and 0.7% on a comparable basis compared with 2015.

On a historical basis, the 68 million euro increase in adjusted EBITDA in France between the two periods was attributable to (i) the 22 million euro favorable impact of changes in the scope of consolidation and other changes, and (ii) organic change on a comparable basis, i.e. a 46 million euro increase in adjusted EBITDA.

On a comparable basis, the 46 million euro increase in adjusted EBITDA in France between the two periods was attributable to the 218 million euro reduction in operating expenses included in the calculation of adjusted EBITDA, partially offset by the 172 million euro decline in revenues. Between the two periods, the decrease in the operating expenses included in the calculation of adjusted EBITDA was mainly attributable to:

- lower labor expenses, due mainly to the fall in the average number of employees (full-time equivalents);

97[Back to contents]

- and the reduction in commercial expenses, related to savings from (i) the transformation of the distribution model: streamlining of distribution channels (internalization, promotion of digital channels) and reduction in commissions (renegotiation of distribution agreements and lowering of retail commissions per unit), and (ii) the development of the unsubsidized market.

3.1.3.1.3   Operating income - France

2017 vs. 2016

Operating income in France amounted to 3,392 million euros in 2017, up 0.3% (11 million euros) compared with 2016 on a historical basis.

On a historical basis, the 11 million euro increase in operating income in France between the two periods was largely attributable to:

- (i) the counter-effect of the recognition in 2016 of 166 million euros in restructuring and integration costs, chiefly for streamlining the distribution networks (see Section 3.1.2.2.1 Reported EBITDA), (ii) the 128 million euro reduction in specific labor expenses, mainly for French “Part-Time for Seniors” plans (TPS) and related bonuses, and (iii) the 95 million euro increase in adjusted EBITDA;

- partially offset by:

-  the 250 million euro increase in depreciation and amortization, largely attributable to (i) increased investment in recent years for the rollout of very high-speed fixed and mobile broadband networks (4G and FTTH), (ii) accelerated depreciation of certain fixed assets, and (iii) the depreciation of leased handsets, Livebox, and equipment installed at customer premises,

-  and by the recognition of a 115 million euro expense for significant litigation.

2016 vs. 2015

Operating income in France amounted to 3,381 million euros in 2016, down 1.4% (47 million euros) compared with 2015 on a historical basis.

On a historical basis, the 47 million euro decrease in operating income in France between 2015 and 2016 was largely attributable to:

- the 118 million euro increase in depreciation and amortization, largely attributable to the increased investment made in recent years, primarily on the fiber optic networks and related equipment;

- and the 67 million euro increase in restructuring and integration costs, mainly due to the streamlining of the distribution networks (see Section 3.1.2.2.1 Reported EBITDA);

- partially offset by (i) the 68 million euro increase in adjusted EBITDA, (ii) the 37 million euro reduction in specific labor expenses, primarily for the TPS (French “Part-Time for Seniors”) plan and related bonuses, and (iii) the counter-effect of the recognition, in 2015, of a 23 million euro expense for significant litigation.

3.1.3.1.4   CAPEX - France

2017 vs. 2016

In France, CAPEX totaled 3,451 million euros in 2017, up 0.9% from 2016 on a historical basis and 0.6% on a comparable basis.

On a historical basis, the 30 million euro increase in CAPEX in France between the two periods was attributable to (i) the positive effect of changes in the scope of consolidation and other changes, for 10 million euros, and (ii) organic change on a comparable basis, i.e. a 20 million euro increase in CAPEX.

On a comparable basis, the 20 million euro increase in CAPEX in France between the two periods was attributable to increased investments in very high-speed broadband fixed and mobile networks (4G and fiber optic see Section 3.1.1.3 Significant events and Section 3.1.2.5.3 Investment projects).

2016 vs. 2015

In France, CAPEX totaled 3,421 million euros in 2016, up 10.5% compared with 2015 on both a historical basis and a comparable basis.

On both a historical and a comparable basis, the 324 million euro increase in CAPEX in France between 2015 and 2016 was mainly attributable to (i) the sharp increase in investment on very high-speed fixed broadband networks (fiber optic), and (ii) increased investment in leased terminals, Liveboxes, and equipment installed on customer premises, with the launch of the new Livebox, released in May 2016, and the sales momentum generated by the expansion of fiber optic.

3.1.3.1.5   Acquisitions of telecommunication licenses - France

In 2017, acquisitions of telecommunication licenses amounted to 11 million euros.

In 2016, no telecommunication license acquisition was recognized in France.

In 2015, acquisitions of telecommunication licenses in France totaled 954 million euros and consisted of the acquisition of two 5 MHz technology neutral frequency blocks in the 700 MHz band, which will be used to increase the capacity and speed of the very high-speed mobile broadband network and prepare for the introduction of 5G once this technology is available.

98[Back to contents]

3.1.3.1.6   Additional information - France

France (7) (as at December 31)	2017	2016	2016	% change	% change	2015
		data on a comparable basis (1)	data on a historical basis	data on a comparable basis (1)	data on a historical basis	data on a historical basis
Revenues (2) (3)	18,052	17,945	17,945	0.6%	0.6%	18,104
Mobile services	6,450	6,506	6,506	(0.9)%	(0.9)%	6,792
Mobile equipment sales	727	684	684	6.3%	6.3%	641
Fixed services	10,315	10,178	10,178	1.3%	1.3%	10,102
Retail fixed services	6,287	6,264	6,264	0.4%	0.4%	6,313
Wholesale fixed services and other fixed services	4,028	3,914	3,914	2.9%	2.9%	3,789
Other revenues	560	577	577	(3.0)%	(3.0)%	569
Mobile services
Number of mobile customers (4) (5)	21,803	21,677	21,677	0.6%	0.6%	21,988
Number of contract customers	18,847	18,130	18,130	4.0%	4.0%	17,705
Number of prepaid customers	2,956	3,547	3,547	(16.7)%	(16.7)%	4,283
Mobile ARPU (in euros) (3)	22.0	21.9	21.9	0.1%	0.1%	22.1
Fixed services
Retail fixed services
Number of Retail fixed telephone lines (4) (6)	15,804	16,038	16,038	(1.5)%	(1.5)%	16,280
o/w Number of conventional fixed telephone lines (PSTN)	6,345	7,173	7,173	(11.5)%	(11.5)%	8,134
Number of fixed broadband service customers (4)	11,228	10,889	10,889	3.1%	3.1%	10,469
o/w Number of fiber optic accesses (FTTH)	1,999	1,452	1,452	37.6%	37.6%	960
Fixed broadband ARPU (in euros) (3)	34.1	33.3	33.3	2.2%	2.2%	33.0
Wholesale fixed services and other fixed services
Number of Wholesale fixed telephone lines (4)	13,736	14,008	14,008	(1.9)%	(1.9)%	13,978
o/w Number of fully unbundled lines	11,393	11,594	11,594	(1.7)%	(1.7)%	11,730

(1) See Section 3.1.5.1 Data on a comparable basis.

(2) In millions of euros. Breakdown of revenues in external data (see Section 8.2 Financial glossary).

(3) See Section 8.2 Financial glossary.

(4) In thousands. At end of period.

(5) Excluding customers of Mobile Virtual Network Operators (MVNOs).

(6) This figure includes (i) standard analog lines (excluding fully unbundled lines) and Numeris (ISDN) channels, each Numeris channel being recognized as a line, (ii) lines without narrowband (naked ADSL) telephone contracts sold directly by Orange to its retail customers, and (iii) fiber optic (FTTH), satellite and other accesses.

(7)  The data reflect changes to the presentation of the France and Enterprise operating segments (see start of Section 3.1.3 Analysis by operating segment).

3.1.3.2   Europe

Europe (at December 31, in millions of euros)	2017	2016	2016	% change	% change	2015
		data on a comparable basis (1)	data on a historical basis	data on a comparable basis (1)	data on a historical basis	data on a historical basis
Revenues	11,026	10,614	10,541	3.9%	4.6%	9,963
Adjusted EBITDA	3,138	2,967	2,944	5.8%	6.6%	2,740
Adjusted EBITDA/Revenues	28.5%	27.9%	27.9%			27.5%
Reported EBITDA	3,095	2,823	2,801	9.6%	10.5%	2,733
Operating income	909		186		390.3%	718
CAPEX	2,012	1,972	1,960	2.1%	2.8%	1,783
CAPEX/Revenues	18.3%	18.6%	18.6%			17.9%
Telecommunications licenses	10	798	779	(98.8)%	(98.8)%	114
Average number of employees	29,201	29,654	29,656	(1.5)%	(1.5)%	29,657

(1)  See Section 3.1.5.1 Data on a comparable basis.

The Europe region comprises the Spain, Poland, Belgium & Luxembourg operating segments, and those of the Central European countries.

99[Back to contents]

Europe (as at December 31)	2017	2016	2016	% change	% change	2015
		data on a comparable basis (1)	data on a historical basis	data on a comparable basis (1)	data on a historical basis	data on a historical basis
Revenues (2) (3)	11,026	10,614	10,541	3.9%	4.6%	9,963
Mobile services	6,311	6,184	6,211	2.0%	1.6%	6,078
Mobile equipment sales	1,126	999	1,001	12.7%	12.4%	867
Fixed services	3,351	3,237	3,146	3.5%	6.5%	2,799
Other revenues	238	194	183	24.0%	32.2%	219
Mobile services
Number of mobile customers (4) (5)	49,103	50,628	51,011	(3.0)%	(3.7)%	50,400
Number of contract customers	34,571	33,211	33,593	4.1%	2.9%	31,438
Number of prepaid customers	14,532	17,418	17,418	(16.6)%	(16.6)%	18,961
Fixed services
Number of fixed telephone lines (4)	8,594	8,985	8,794	(4.3)%	(2.3)%	9,105
Number of fixed broadband service customers (4)	7,104	6,609	6,227	7.5%	14.1%	6,047

(1) See Section 3.1.5.1 Data on a comparable basis. Including the effect of reclassification, in Spain and Poland, of the 4G fixed offers (which use the 4G mobile network to provide fixed broadband services) from mobile services to fixed broadband services.

(2) In millions of euros. Breakdown of revenues in external data (see Section 8.2 Financial glossary).

(3) See Section 8.2 Financial glossary.

(4) In thousands. At end of period.

(5)  Excluding customers of Mobile Virtual Network Operators (MVNOs).

3.1.3.2.1   Spain

Spain (at December 31, in millions of euros)	2017	2016	2016	% change	% change	2015
		data on a comparable basis (1)	data on a historical basis	data on a comparable basis (1)	data on a historical basis	data on a historical basis
Revenues	5,371	5,014	5,014	7.1%	7.1%	4,253
Adjusted EBITDA	1,582	1,351	1,349	17.0%	17.2%	1,068
Adjusted EBITDA/Revenues	29.4%	26.9%	26.9%			25.1%
Reported EBITDA	1,578	1,224	1,222	28.9%	29.1%	1,046
Operating income	569		276		106.2%	275
CAPEX	1,115	1,086	1,086	2.7%	2.7%	864
CAPEX/Revenues	20.8%	21.7%	21.7%			20.3%
Telecommunications licenses	10	51	51	(81.1)%	(81.1)%	25
Average number of employees	6,565	6,399	6,401	2.6%	2.6%	5,144

(1)  See Section 3.1.5.1 Data on a comparable basis.

3.1.3.2.1.1  Revenues - Spain

2017 vs. 2016

Revenues in Spain totaled 5,371 million euros in 2017, up 7.1% on both a historical basis and a comparable basis compared with 2016.

On both a historical and a comparable basis, the 357 million euro increase in revenues in Spain between the two periods can mainly be attributed to (i) the growth in revenues for mobile services, boosted by ongoing enhancement of offers and by growth in mobile services supplied to other carriers (national roaming, network sharing, and visitor roaming), (ii) the growth in revenues for fixed broadband services, linked to the development of fiber optic offers and the boom in content offers, driven by convergence, and (iii) to a lesser extent, growth in mobile equipment sales.

Mobile services

Revenues from Mobile services amounted to 2,769 million euros in 2017, up 5.3% on a historical basis and 7.3% on a comparable basis compared with 2016.

On a comparable basis, the 189 million euro revenue growth for Mobile services between the two periods resulted mainly from the ongoing enrichment of the offers and the deployment of 4G, contributing to the improvement in mobile ARPU of 5.3% year-on-year.

At December 31, 2017, the mobile customer base stood at 15.9 million customers, up 1.1% compared with December 31, 2016, on a comparable basis. Offers with contracts totaled 13.1 million customers at December 31, 2017, up 4.3% year-on-year, whereas prepaid offers (amounting to 2.8 million customers at December 31, 2017) recorded a 11.7% decline over the same period.

The number of 4G customers reached 9.3 million at December 31, 2017, an increase of 18.2% year-on-year.

Fixed services

Revenues from fixed services totaled 2,041 million euros in 2017, up 9.0% on a historical basis and 6.2% on a comparable basis compared with 2016.

On a comparable basis, the 119 million euro increase in revenues from Fixed services was largely due to growth in revenues from fixed broadband services, which rose 7.6% between the two periods to 1,610 million euros in 2017, driven by the 3.8% year-on-year jump in fixed broadband ARPU.

The fixed broadband customer base stood at 4.2 million customers at December 31, 2017, up by 0.5% year-on-year, on a comparable basis. Convergence offers now represent 83.1% of the retail fixed broadband customer base at December 31, 2017. The fixed very-high speed broadband customer base stood at 2.3 million customers at December 31, 2017, up 8.4% from 2016. At December 31, 2017, digital television offers also saw growth of 23.4% year-on-year, driven by content offers that included soccer championship rebroadcasts.

100[Back to contents]

2016 vs. 2015

Revenues in Spain totaled 5,014 million euros in 2016, up 17.9% on a historical basis and 6.0% on a comparable basis compared with 2015.

On a historical basis, the 761 million euro increase in revenues in Spain between 2015 and 2016 stemmed from (i) the favorable impact of changes in the scope of consolidation and other changes amounting to 478 million euros corresponding to the acquisition of Jazztel, following its takeover on July 1, 2015, and (ii) organic change on a comparable basis representing a 283 million euro increase.

On a comparable basis, the 283 million euro increase in revenues in Spain between 2015 and 2016 was largely attributable to (i) the increase in mobile service revenues, due mainly to the impact of price and commercial repositioning (development of convergence offers and the end of migration to SIM-only offers) and the expansion of the mobile customer base, and (ii) growth in revenues from fixed services, largely driven by the development of fiber optic offers and content offers.

Mobile services

Revenues from Mobile services amounted to 2,630 million euros in 2016, up 9.5% on a historical basis and 7.7% on a comparable basis compared with 2015.

On a comparable basis, the 188 million euro increase in revenues from Mobile services between the two periods was attributable mainly to new improved contract offers launched at the end of 2015, related to the deployment of 4G, which contributed to improving mobile ARPU over 12 months, and the ongoing growth in the mobile customer base.

At December 31, 2016, the mobile customer base stood at 15.9 million customers, up 4.4% compared with December 31, 2015, on a comparable basis. Offers with contracts totaled 12.7 million customers at December 31, 2016, up 5.8% year-on-year, whereas prepaid offers (amounting to 3.2 million customers at December 31, 2016) recorded a 0.9% decline over the same period.

Fixed services

Revenues from fixed services totaled 1,872 million euros in 2016, up 36.2% on a historical basis and 5.0% on a comparable basis compared with 2015.

On a comparable basis, the 89 million euro increase in revenues from fixed services was driven by growth in revenues from fixed broadband services, which rose 9.2% between the two periods. The fixed broadband customer base stood at 3.9 million customers at December 31, 2016, up by 5.0% year-on-year, on a comparable basis. Convergence offers now represent 84% of the retail fixed broadband customer base at December 31, 2016. Digital TV offers have also seen rapid growth with 507,000 IPTV and satellite TV customers at December 31, 2016, driven by content offers, such as soccer championship broadcasts.

3.1.3.2.1.2  Adjusted EBITDA - Spain

2017 vs. 2016

In Spain, adjusted EBITDA totaled 1,582 million euros in 2017, up 17.2% on a historical basis and 17.0% on a comparable basis compared with 2016.

On a historical basis, the 233 million euro increase in adjusted EBITDA in Spain between the two periods can be attributed to (i) the positive impact of changes in the scope of consolidation and other changes of 2 million euros, and (ii) organic growth on a comparable basis amounting to an increase of 231 million euros in adjusted EBITDA.

On a comparable basis, the 231 million euro increase in adjusted EBITDA in Spain between the two periods is mainly due to growth in revenues of 357 million euros, partially offset by (i) the increase in commercial expenses and content costs, primarily as a result of the increase in soccer-related rights, and (ii) the increase in network expenses related to business development.

2016 vs. 2015

In Spain, adjusted EBITDA totaled 1,349 million euros in 2016, up 26.4% on a historical basis and 13.4% on a comparable basis compared with 2015.

On a historical basis, the 281 million euro increase in adjusted EBITDA in Spain between 2015 and 2016 was attributable to (i) the favorable impact of changes in the scope of consolidation and other changes amounting to 122 million euros corresponding to the acquisition of Jazztel, following its takeover on July 1, 2015, and (ii) organic change on a comparable basis representing a 159 million euro increase.

On a comparable basis, the 159 million euro increase in adjusted EBITDA in Spain between 2015 and 2016 was due to the 283 million euro increase in revenues, partially offset by the increase in commercial expenses and content costs, primarily as a result of the recognition, in 2016, of football-related rights, and offer enhancement.

3.1.3.2.1.3  Operating income - Spain

2017 vs. 2016

Operating income amounted to 569 million euros in 2017, up 293 million euros from 2016 on a historical basis.

On a historical basis, the increase in operating income in Spain between the two periods was primarily due to (i) the 233 million euro increase in adjusted EBITDA, and (ii) the counter-effect of the recognition in 2016 of 127 million euros in restructuring and integration costs, largely due to employee departure plans and the cost of integrating Jazztel (see Section 3.1.2.2.1 Reported EBITDA), (iii) partially offset by the 63 million euro increase in depreciation and amortization, chiefly attributable to increased investment in recent years for the very high-speed fixed and mobile broadband networks (FTTH and 4G).

2016 vs. 2015

Operating income in Spain was 276 million euros in 2016, a modest 0.2% (1 million euros) up on 2015 on a historical basis.

On a historical basis, the stability in operating income in Spain between 2015 and 2016 was due to the fact that the 281 million euro increase in adjusted EBITDA was offset by:

- the 175 million euro increase in depreciation and amortization, primarily due to (i) the Jazztel acquisition, following its takeover on July 1, 2015, and (ii) recent investment on the rollout of very high-speed fixed and mobile broadband (FTTH and 4G) networks;

- and the 105 million euro increase in restructuring and integration costs (see Section 3.1.2.2.1 Reported EBITDA), primarily relating to employee departure plans and the cost of integrating Jazztel.

101[Back to contents]

3.1.3.2.1.4  CAPEX - Spain

2017 vs. 2016

In Spain, CAPEX totaled 1,115 million euros in 2017, up 2.7% on both a historical and a comparable basis compared with 2016.

On a historical and a comparable basis, this 29 million euro increase was caused mainly by increased investments in very high-speed broadband mobile networks (4G, see Section 3.1.1.3 Significant events and Section 3.1.2.5.3 Investment projects).

2016 vs. 2015

In Spain, CAPEX totaled 1,086 million euros in 2016, up 25.7% on a historical basis and down 1.3% on a comparable basis compared with 2015.

On a historical basis, the 222 million increase in CAPEX in Spain between 2015 and 2016 was attributable to (i) the favorable impact of changes in the scope of consolidation and other changes amounting to 236 million euros connected with the acquisition of Jazztel, following its takeover on July 1, 2015, and (ii) organic change on a comparable basis representing a 14 million euro decrease.

On a comparable basis, Spain’s CAPEX fell 14 million euros between the two periods.

3.1.3.2.1.5  Acquisitions of telecommunication licenses - Spain

In 2017, acquisitions of telecommunications licenses in Spain amounted to 10 million euros.

Acquisitions of telecommunication licenses in Spain amounted (i) in 2016, to 51 million euros for the acquisition of 4G frequency blocks in the 2,600 MHz and 3,500 MHz bands, (ii) in 2015, to 25 million euros for the tax on the commencement of the 4G license in the 800 MHz frequency band.

3.1.3.2.1.6  Additional information - Spain

Spain (as at December 31)	2017	2016	2016	% change	% change	2015
		data on a comparable basis (1)	data on a historical basis	data on a comparable basis (1)	data on a historical basis	data on a historical basis
Revenues (2) (3)	5,371	5,014	5,014	7.1%	7.1%	4,253
Mobile services	2,769	2,580	2,630	7.3%	5.3%	2,403
Mobile equipment sales	559	508	508	10.1%	10.1%	470
Fixed services	2,041	1,922	1,872	6.2%	9.0%	1,375
Other revenues	2	4	4	(17.0)%	(17.0)%	5
Mobile services
Number of mobile customers (4) (5)	15,893	15,727	15,918	1.1%	(0.2)%	15,248
Number of contract customers	13,069	12,531	12,723	4.3%	2.7%	12,023
Number of prepaid customers	2,823	3,196	3,196	(11.7)%	(11.7)%	3,225
Mobile ARPU (in euros) (3)	14.3	13.6	13.7	5.3%	4.3%	13.7
Fixed services
Number of fixed broadband service customers (4)	4,152	4,132	3,940	0.5%	5.4%	3,753
Fixed broadband ARPU (in euros) (3)	32.2	31.0	31.4	3.8%	2.6%	29.2

(1) See Section 3.1.5.1 Data on a comparable basis. Including the effect of reclassification, of the 4G fixe offer (which uses the 4G network to provide fixed broadband services) from mobile services to fixed broadband services.

(2) In millions of euros. Breakdown of revenues in external data (see Section 8.2 Financial glossary).

(3) See Section 8.2 Financial glossary.

(4) In thousands. At end of period.

(5)  Excluding customers of Mobile Virtual Network Operators (MVNOs).

3.1.3.2.2   Poland

Poland (at December 31, in millions of euros)	2017	2016	2016	% change	% change	2015
		data on a comparable basis (1)	data on a historical basis	data on a comparable basis (1)	data on a historical basis	data on a historical basis
Revenues	2,674	2,711	2,644	(1.4)%	1.1%	2,831
Adjusted EBITDA	707	743	725	(4.8)%	(2.4)%	842
Adjusted EBITDA/Revenues	26.4%	27.4%	27.4%			29.7%
Reported EBITDA	659	743	725	(11.2)%	(9.0)%	820
Operating income	52		(405)		na	136
CAPEX	443	466	455	(4.9)%	(2.5)%	463
CAPEX/Revenues	16.6%	17.2%	17.2%			16.4%
Telecommunications licenses	-	738	719	N/A	N/A	-
Average number of employees	15,433	16,424	16,424	(6.0)%	(6.0)%	17,703

(1)  See Section 3.1.5.1 Data on a comparable basis.

102[Back to contents]

3.1.3.2.2.1  Revenues - Poland

2017 vs. 2016

Revenues in Poland totaled 2,674 million euros in 2017, up 1.1% on a historical basis and down 1.4% on a comparable basis compared with 2016.

On a historical basis, the 30 million euro increase in revenues in Poland between the two periods can be attributed to (i) the positive effect of foreign exchange fluctuations for 67 million euros, taking into account the fluctuation of the Polish zloty against the euro, (ii) partially offset by organic growth on a comparable basis for a decrease of 37 million euros in revenues.

On a comparable basis, the 37 million euro decrease in revenues in Poland between the two periods was mainly due to (i) the contraction of mobile services, (linked to growth in SIM-only mobile offers and convergent offers) and the declining trend in conventional telephony services, (ii) partially offset by the increase in other revenues (see Section 8.2 Financial glossary, mainly related to the increase in sales of fixed equipment, including 4G fixed, as well as a rise in information and communications technologies), and growth in mobile equipment sales (driven by sales of mobile handsets on installment plans).

Mobile services

Revenues from mobile services totaled 1,160 million euros in 2017, down 5.1% on a historical basis and 6.4% on a comparable basis compared with 2016.

On a comparable basis, the 80 million euro decline in revenues from Mobile services was largely attributable to growth in convergent offers, the expansion in SIM-only mobile offers, and the increase in installment plan offers. At the same time, the prepaid customer base declined by 28.1% year-on-year, reflecting customer migration to contract offers and the registration of customer identities, which became mandatory as of July 2016.

The mobile customer base stood at 14.4 million customers at December 31, 2017, down by 8.7% year-on-year. The mobile customer base with contracts totaled 9.7 million customers on the same date, up 5.0% year-on-year.

The number of 4G customers reached 5.7 million at December 31, 2017, an increase of 33.8% year-on-year.

Fixed services

Revenues from fixed services totaled 1,074 million euros in 2017, up 0.5% on a historical basis and 3.1% on a comparable basis compared with 2016.

On a comparable basis, the 35 million euro decrease in revenues from Fixed services reflects the downward trend in revenues from fixed narrowband services, down by 13.1% from 2016, a decline of 47 million euros. The total number of fixed lines fell by 8.3% year-on-year.

The fixed broadband customer base recorded an increase of 10.5% year-on-year for a total of 2.4 million customers at December 31, 2017, essentially linked to the growth in fiber optic and 4G fixed offers. Convergence offers have grown and now represent 50% of the Retail fixed broadband customer base at December 31, 2017. In addition, the number of VoIP service customers recorded 24.5% growth over the year to 827,000 customers at December 31, 2017.

2016 vs. 2015

Revenues in Poland totaled 2,644 million euros in 2016, down 6.6% on a historical basis and 2.4% on a comparable basis compared with 2015.

On a historical basis, the 187 million euro decline in revenues in Poland between 2015 and 2016 was attributable to (i) the negative impact of foreign exchange fluctuations for 117 million euros, in view of the movement of the Polish zloty against the euro, (ii) the adverse impact of changes in the scope of consolidation and other changes amounting to 4 million euros, and (iii) organic change on a comparable basis representing a 66 million euro decline in revenues.

On a comparable basis, the 66 million euro decline in revenues in Poland between 2015 and 2016 was mainly attributable to (i) the downward trend in traditional telephony services and, to a lesser extent, (ii) the drop in other revenues, linked to the completion of infrastructure projects and the decline in revenues from information and communications technologies, and (iii) the contraction in mobile services, due to the growth of SIM-only mobile offers and convergence offers, (iv) partially offset by the sharp increase in mobile equipment sales, driven by the sale of mobile handsets on installment plans.

Mobile services

Revenues from Mobile services totaled 1,222 million euros in 2016, down 7.0% on a historical basis and 2.6% on a comparable basis compared with 2015.

On a comparable basis, the 33 million euro decline in revenues from Mobile services was largely attributable to growth in attractively-priced convergence offers, increased installment plan offers, and the expansion in SIM-only mobile offers.

The mobile customer base stood at 16.0 million customers at December 31, 2016, up by 0.5% year-on-year.

Fixed services

Revenues from fixed services totaled 1,068 million euros in 2016, down 12.1% on a historical basis and 8.4% on a comparable basis compared with 2015.

On a comparable basis, the 99 million euro drop in revenues from Fixed services reflects the downward trend in revenues from fixed narrowband services, a decline of 12.6% from 2015.

The fixed broadband customer base recorded a 4.3% decrease over the year, totaling 2.0 million customers at December 31, 2016. Convergence offers have grown and now represent 32% of the Retail fixed broadband customer base at December 31, 2016. In addition, the number of VoIP service customers recorded 7.8% growth over the year to 664,000 customers at December 31, 2016.

3.1.3.2.2.2  Adjusted EBITDA - Poland

2017 vs. 2016

Adjusted EBITDA in Poland was 707 million euros in 2017, down 2.4% on a historical basis and 4.8% on a comparable basis compared with 2016.

On a historical basis, the 18 million euro decrease in adjusted EBITDA in Poland between the two periods includes (i) the favorable impact of foreign exchange fluctuations for 18 million euros, (ii) more than offset by organic change on a comparable basis representing a 36 million euro decline in adjusted EBITDA.

103[Back to contents]

On a comparable basis, the 36 million euro drop in the adjusted EBITDA in Poland between the two periods is chiefly attributable to (i) the 37 million euro decline in revenues and (ii) the increase in interconnection expenses, linked to the negative effect of the end of additional roaming charges in the countries of the European Union (see Section 3.1.1.3 Significant events), (iii) partially offset by the decrease in commercial expenses (reduced subsidies on mobile handsets and optimization of distribution channels).

2016 vs. 2015

Adjusted EBITDA in Poland was 725 million euros in 2016, down 13.9% on a historical basis and 10.2% on a comparable basis compared with 2015.

On a historical basis, the 117 million euro decrease in adjusted EBITDA in Poland between 2015 and 2016 can be attributed to (i) the adverse impact of foreign exchange fluctuations for 35 million euros, and (ii) organic change on a comparable basis representing an 82 million euro decline in adjusted EBITDA.

On a comparable basis, the 82 million euro decline in adjusted EBITDA in Poland between 2015 and 2016 was mainly attributable to (i) the 66 million euro decline in revenues, and (ii) the increase in service fees and inter-operator costs, (iii) partially offset by lower labor expenses.

3.1.3.2.2.3  Operating income - Poland

2017 vs. 2016

Operating income in Poland amounted to 52 million euros in 2017, an improvement of 457 million euros compared to 2016, on a historical basis.

On a historical basis, the 457 million euro increase in operating income in Poland between the two periods was largely attributable to:

- the counter-effect of the recognition, in 2016, of 507 million euros in goodwill impairment losses (see 2016 vs. 2015 below and Note 7 to the consolidated financial statements);

- partially offset by the recognition of 49 million euros in restructuring and integration costs, chiefly attributable to employee departure plans (see Section 3.1.2.2.1 Reported EBITDA).

2016 vs. 2015

Operating income in Poland was a negative 405 million euros in 2016, down 541 million euros compared with 2015 on a historical basis.

On a historical basis, the 541 million euro decrease in operating income in Poland between 2015 and 2016 was largely attributable to:

- the recognition, in 2016, of 507 million euros in impairment of goodwill. This impairment loss mainly reflects a decline in competitiveness in the ADSL market, a downgrading of revenue assumptions in the mobile market and an increase in the post-tax discount rate due to the downgrading of the country’s sovereign rating by the rating agencies (see Note 7 to the consolidated financial statements);

- and the 117 million euro decrease in adjusted EBITDA, partially offset by the 64 million euro reduction in depreciation and amortization.

3.1.3.2.2.4  CAPEX - Poland

2017 vs. 2016

In Poland, CAPEX totaled 443 million euros in 2017, down 2.5% on a historical basis and 4.9% on a comparable basis compared with 2016.

On a historical basis, the 12 million euro decline in CAPEX in Poland between the two periods includes (i) the favorable impact of foreign exchange fluctuations in the amount of 11 million euros, (ii) more than offset by organic change on a comparable basis, representing a decrease of 23 million euros in CAPEX.

On a comparable basis, the 23 million euro erosion in CAPEX in Poland between the two periods was attributable to decreased investments in mobile networks, following significant rollouts in 2016, partially offset by higher investments in very high-speed broadband networks (FTTH, see Section 3.1.1.3 Significant events).

2016 vs. 2015

In Poland, CAPEX totaled 455 million euros in 2016, down 1.9% on a historical basis and up 2.4% on a comparable basis compared with 2015.

On a historical basis, the 8 million euro decline in CAPEX in Poland between 2015 and 2016 reflected (i) the adverse impact of foreign exchange fluctuations for 19 million euros, (ii) more than offset by organic change on a comparable basis, i.e. an 11 million euro increase.

On a comparable basis, the 11 million euro increase in CAPEX in Poland between 2015 and 2016 was mainly attributable to the increased investment in very high-speed fixed and mobile broadband networks (FTTH and 4G).

3.1.3.2.2.5  Acquisitions of telecommunication licenses - Poland

In 2017 and in 2015, no telecommunications license acquisition was recognized in Poland.

In 2016, acquisitions of telecommunication licenses in Poland amounted to 719 million euros and consisted of the acquisition of two 5 MHz frequency blocks in the 800 MHz band and three 5 MHz frequency blocks in the 2,600 MHz band, allocated to the very high-speed mobile broadband (4G) network.

104[Back to contents]

3.1.3.2.2.6  Additional information - Poland

Poland (as at December 31)	2017	2016	2016	% change	% change	2015
		data on a comparable basis (1)	data on a historical basis	data on a comparable basis (1)	data on a historical basis	data on a historical basis
Revenues (2) (3)	2,674	2,711	2,644	(1.4)%	1.1%	2,831
Mobile services	1,160	1,240	1,222	(6.4)%	(5.1)%	1,314
Mobile equipment sales	283	246	249	14.8%	13.5%	154
Fixed services	1,074	1,109	1,068	(3.1)%	0.5%	1,215
Other revenues	157	116	105	35.2%	50.6%	148
Mobile services
Number of mobile customers (4) (5)	14,424	15,799	15,990	(8.7)%	(9.8)%	15,906
Number of contract customers	9,726	9,262	9,453	5.0%	2.9%	8,361
Number of prepaid customers	4,698	6,537	6,537	(28.1)%	(28.1)%	7,545
Mobile ARPU (in zlotys) (3)	29.7	28.3	28.4	5.1%	4.6%	30.3
Fixed services
Number of fixed telephone lines (4)	4,306	4,695	4,695	(8.3)%	(8.3)%	5,156
Number of fixed broadband service customers (4)	2,438	2,206	2,015	10.5%	21.0%	2,105
Fixed broadband ARPU (in zlotys) (3)	58.1	60.1	60.2	(3.3)%	(3.6)%	61.2

(1) See Section 3.1.5.1 Data on a comparable basis. Including the effect of reclassification, of the 4G fixe offer (which uses the 4G network to provide fixed broadband services) from mobile services to fixed broadband services.

(2) In millions of euros. Breakdown of revenues in external data (see Section 8.2 Financial glossary).

(3) See Section 8.2 Financial glossary.

(4) In thousands. At end of period.

(5)  Excluding customers of Mobile Virtual Network Operators (MVNOs).

3.1.3.2.3   Belgium & Luxembourg

Belgium & Luxembourg (at December 31, in millions of euros)	2017	2016	2016	% change	% change	2015
		data on a comparable basis (1)	data on a historical basis	data on a comparable basis (1)	data on a historical basis	data on a historical basis
Revenues	1,251	1,242	1,242	0.8%	0.8%	1,235
Adjusted EBITDA	302	316	316	(4.3)%	(4.3)%	276
Adjusted EBITDA/Revenues	24.2%	25.4%	25.4%			22.3%
Reported EBITDA	311	317	317	(2.0)%	(2.0)%	321
Operating income	62		113		(44.8)%	119
CAPEX	188	168	168	12.4%	12.4%	193
CAPEX/Revenues	15.1%	13.5%	13.5%			15.6%
Telecommunications licenses	-	-	-	-	-	76
Average number of employees	1,635	1,616	1,616	1.2%	1.2%	1,564

(1)  See Section 3.1.5.1 Data on a comparable basis.

3.1.3.2.3.1  Revenues - Belgium & Luxembourg

2017 vs. 2016

Revenues in Belgium & Luxembourg totaled 1,251 million euros in 2017, up 0.8% on 2016 on both a historical basis and a comparable basis.

Mobile services

Revenues from Mobile services totaled 1,021 million euros in 2017, up 0.1% on both a historical and a comparable basis compared with 2016.

On both a historical and a comparable basis, revenues for mobile services between the two periods remained stable. The expansion of the contract customer base and the rise of mobile ARPU in Belgium year-on-year offset (i) the negative effect of the end of additional roaming charges in the countries of the European Union (see Section 3.1.1.3 Significant events), and (ii) the decline in revenues from mobile virtual network operators (MVNO), with the non-renewal of the Telenet and Lycamobile contracts.

Contract offers in Belgium and Luxembourg totaled 3.4 million customers at December 31, 2017, up 6.6%, due especially to growth in convergent offers. The prepaid customer base declined, in particular in response to the obligation to identify these customers.

Growth in 4G services continued, due to the increase in the 4G customer base in Belgium, which stood at 1.7 million customers at December 31, 2017, a one-year increase of 19.3%. This momentum resulted in 4.1% year-on-year rise in mobile ARPU in Belgium.

In Belgium and Luxembourg, 4G offers had 1.8 million customers at December 31, 2017, up 19.4% year-on-year.

Fixed services

Revenues from Fixed services in Belgium and Luxembourg totaled 89 million euros in 2017, up 21.8% from 2016, on both a historical and a comparable basis.

On both a historical and a comparable basis, the 16 million euro increase in revenues from Fixed services reflects the growth in the new Love convergent offers.

The retail convergent customer base totaled 97,000 customers at December 31, 2017.

105[Back to contents]

2016 vs. 2015

Revenues in Belgium & Luxembourg totaled 1,242 million euros in 2016, up 0.5% on 2015 on both a historical basis and a comparable basis.

Mobile services

Revenues from mobile services totaled 1,021 million euros in 2016, up 1.4% on 2015 on both a historical basis and a comparable basis, despite the impact of the lowering of international roaming tariffs in Europe.

On both a historical and a comparable basis, the 15 million euro increase in revenues from mobile services between the two periods was mainly attributable to the sharp growth in mobile data traffic, driven by the rapid uptake of 4G technology. There were 1.5 million 4G customers at December 31, 2016, representing 45.8% of contract offers. Mobile ARPU in Belgium showed 2.7% year-on-year growth, as customers migrated to high-end contracts on account of their demand for data traffic.

Fixed services

Revenues from Fixed services totaled 73 million euros in 2016, down 8.6% on 2015 on both a historical basis and a comparable basis.

On both a historical and a comparable basis, the 7 million euro decline in revenues from fixed services reflects the downward trend in revenues from fixed narrowband services (down 23.5%) between the two periods.

There were 60,000 fixed broadband customers at December 31, 2016, up 86.7% year-on-year, driven by the increase in the number of IPTV and satellite TV customers and the commercial launch of the convergence offers through the cable offering.

3.1.3.2.3.2  Adjusted EBITDA - Belgium & Luxembourg

2017 vs. 2016

Adjusted EBITDA in Belgium & Luxembourg totaled 302 million euros in 2017, down 4.3% on 2016 on both a historical basis and a comparable basis.

On both a historical and a comparable basis, the 14 million euro decline in adjusted EBITDA in Belgium & Luxembourg between the two periods was mainly due to:

- (i) the counter-effect of the recognition in 2016 of the 16 million euro positive impact from the agreement with the Walloon region on signal towers, (ii) the negative effect of the end of additional roaming charges in the countries of the European Union (see Section 3.1.1.3 Significant events), and (iii) the increase in network expenses related to the development of cable offers;

- partially offset by the reduction in commercial expenses and the increase in revenues.

2016 vs. 2015

Adjusted EBITDA in Belgium & Luxembourg totaled 316 million euros in 2016, up 14.4% on 2015 on both a historical basis and a comparable basis.

On both a historical and a comparable basis, the 40 million euro increase in adjusted EBITDA in Belgium & Luxembourg between 2015 and 2016 was mainly attributable to the effects of the Walloon tax on signal towers (provisions in 2015, reversals of provisions and agreement with the Walloon region in 2016) for 36 million euros between the two periods and, to a lesser extent, the increase in revenues.

3.1.3.2.3.3  Operating income - Belgium & Luxembourg

2017 vs. 2016

Operating income of Belgium & Luxembourg totaled 62 million euros in 2017, down 44.8% (51 million euros) on a historical basis compared with 2016.

On a historical basis, the 51 million euro decrease in operating income in Belgium & Luxembourg was mainly attributable to (i) the 20 million euro increase in depreciation and amortization, (ii) the recognition, in 2017, of 19 million euros in impairment of goodwill on Luxembourg, mainly reflecting strong competitive pressure (see Note 7 to the consolidated financial statements), and (iii) the counter-effect of the recognition in 2016 of 17 million euros in proceeds from the review of the investments and business portfolio.

2016 vs. 2015

Operating income of Belgium & Luxembourg totaled 113 million euros in 2016, down 4.7% (6 million euros), compared with 2015 on a historical basis.

On a historical basis, the 6 million euro reduction in operating income in Belgium & Luxembourg was primarily attributable to (i) the counter-effect of the recognition, in 2015, of the 54 million euro compensation received from Proximus following the settlement of a certain number of disputes, (ii) partially offset by the 40 million euro increase in adjusted EBITDA.

3.1.3.2.3.4  CAPEX - Belgium & Luxembourg

2017 vs. 2016

In Belgium & Luxembourg, CAPEX totaled 188 million euros in 2017, up 12.4% compared with 2016 on both a historical and a comparable basis.

On both a historical and a comparable basis, the 20 million euro increase in CAPEX in Belgium & Luxembourg between the two periods was mostly attributable to (i) a faster pace of investment related to the growth in convergent cable offers (customer equipment and IT), (ii) partially offset by declining investment in mobile networks, specifically following substantial investment spending in recent years on the 4G network.

2016 vs. 2015

In Belgium & Luxembourg, CAPEX totaled 168 million euros in 2016, down 13.2% compared with 2015 on both a historical basis and a comparable basis.

On both a historical and a comparable basis, the 25 million euro decline in CAPEX in Belgium & Luxembourg between the two periods was mainly due to lower investment in mobile networks, following the major investments made in 2015.

3.1.3.2.3.5  Acquisitions of telecommunication licenses - Belgium & Luxembourg

No telecommunication licenses were acquired in Belgium & Luxembourg in 2017 and 2016.

In 2015, acquisitions of telecommunication licenses in Belgium & Luxembourg amounted to 76 million euros and involved the renewal of 2G licenses.

106[Back to contents]

3.1.3.2.3.6  Additional information - Belgium & Luxembourg

Belgium & Luxembourg (as at December 31)	2017	2016	2016	% change	% change	2015
		data on a comparable basis (1)	data on a historical basis	data on a comparable basis (1)	data on a historical basis	data on a historical basis
Revenues (2) (3)	1,251	1,242	1,242	0.8%	0.8%	1,235
Mobile services	1,021	1,021	1,021	0.1%	0.1%	1,006
Mobile equipment sales	117	122	122	(3.6)%	(3.6)%	128
Fixed services	89	73	73	21.8%	21.8%	80
Other revenues	24	26	26	(10.8)%	(10.8)%	21
Mobile services
Number of mobile customers (4) (5)	4,038	3,956	3,956	2.1%	2.1%	4,033
Number of contract customers	3,438	3,225	3,225	6.6%	6.6%	3,194
Number of prepaid customers	600	731	731	(17.9)%	(17.9)%	839
Mobile ARPU - Belgium (in euros) (3)	25.5	24.5	24.5	4.1%	4.1%	23.9
Fixed services
Number of fixed telephone lines (4)	136	159	159	(14.3)%	(14.3)%	195
Number of fixed broadband service customers (4)	120	60	60	100.9%	100.9%	32

(1) See Section 3.1.5.1 Data on a comparable basis.

(2) In millions of euros. Breakdown of revenues in external data (see Section 8.2 Financial glossary).

(3) See Section 8.2 Financial glossary.

(4) In thousands. At end of period.

(5)  Excluding customers of Mobile Virtual Network Operators (MVNOs).

3.1.3.2.4   Central European countries

Central European countries (at December 31, in millions of euros)	2017	2016	2016	% change	% change	2015
		data on a comparable basis (1)	data on a historical basis	data on a comparable basis (1)	data on a historical basis	data on a historical basis
Revenues	1,749	1,654	1,648	5.7%	6.2%	1,648
Adjusted EBITDA	547	557	554	(1.7)%	(1.2)%	554
Adjusted EBITDA/Revenues	31.3%	33.6%	33.6%			33.6%
Reported EBITDA	547	539	537	1.4%	1.9%	546
Operating income	226		202		11.9%	188
CAPEX	266	252	251	5.6%	6.0%	263
CAPEX/Revenues	15.2%	15.2%	15.2%			16.0%
Telecommunications licenses	-	9	9	(99.7)%	(99.7)%	13
Average number of employees	5,568	5,215	5,215	6.8%	6.8%	5,246

(1)  See Section 3.1.5.1 Data on a comparable basis.

3.1.3.2.4.1  Revenues - Central European countries

2017 vs. 2016

Revenues in the Central European countries totaled 1,749 million euros in 2017, up 6.2% on a historical basis and 5.7% on a comparable basis, compared with 2016.

On a historical basis, the 101 million euro growth in revenues for Central European countries between the two periods can be explained by (i) the positive effect of foreign exchange fluctuations, amounting to 6 million euros, and (ii) organic growth on a comparable basis for an increase of 95 million euros in revenues.

On a comparable basis, the 95 million euro increase in revenues for Central European countries between the two periods is mainly due to (i) growth of 83 million euros in revenues for Romania, essentially attributable to mobile services (year-on-year increase in mobile ARPU in connection with growing usage) and mobile equipment sales, and (ii) to a lesser extent, the 5 million euro increase in revenues for Moldova and the 3 million euro gain in revenues for Slovakia.

The mobile customer base in the Central European countries was 14.7 million at December 31, 2017, a 2.6% year-on-year decline, on a comparable basis. The number of contract customers (8.3 million customers at December 31, 2017) grew by 1.8% on a comparable basis and accounted for 56.5% of the mobile customer base at December 31, 2017 as compared to 54.1% a year earlier. The prepaid customer base showed a decrease of 7.8% year-on-year, in all countries.

The fixed broadband customer base was 394,000 customers at December 31, 2017, up significantly year-on-year on a comparable basis, buoyed by the launch of convergent offers in Romania, as well as the growth in cable offers in Moldova following the acquisition of Sun Communications at the end of 2016.

The number of 4G customers in Central European countries reached 4.6 million at December 31, 2017, an increase of 44.3% year-on-year.

2016 vs. 2015

Revenues in the Central European countries totaled 1,648 million euros in 2016, unchanged on a historical basis and up 1.9% on a comparable basis compared with 2015.

On a historical basis, the stability of revenues in the Central European countries between 2015 and 2016 was due to (i) the adverse impact of changes in the scope of consolidation and other changes amounting to 26 million euros and corresponding to the disposal of Orange Armenia on September 3, 2015, (ii) the negative effect of foreign exchange fluctuations, totaling 6 million euros, (iii) offset by organic change on a comparable basis, representing revenue growth of 32 million euros.

107[Back to contents]

On a comparable basis, the 32 million euro increase in revenues in the Central European countries between 2015 and 2016 was mainly attributable to (i) the 39 million euro growth in revenues in Romania, mainly due to the year-on-year increase in the mobile customer base and mobile ARPU, (ii) partially offset by the decline in revenues in Slovakia and Moldova.

The mobile customer base in the Central European countries was 15.1 million at December 31, 2016, a 0.4% year-on-year decline, on a comparable basis. The number of contract customers (8.2 million customers at December 31, 2016) grew by 4.2% on a comparable basis and accounted for 54.1% of the mobile customer base at December 31, 2016 as compared to 51.7% a year earlier.

The fixed broadband customer base stood at 212,000 customers at December 31, 2016, up 35.7% over the year, and mainly reflects the strong performance in Slovakia.

3.1.3.2.4.2  Adjusted EBITDA - Central European countries

2017 vs. 2016

Adjusted EBITDA in the Central European countries totaled 547 million euros in 2017, down 1.2% on a historical basis and 1.7% on a comparable basis compared with 2016.

On a historical basis, the 7 million euro decrease in adjusted EBITDA for Central European countries between the two periods includes (i) the positive effect of foreign exchange fluctuations of 3 million euros, and (ii) organic growth on a comparable basis, for a decrease of 10 million euros in adjusted EBITDA.

On a comparable basis, the 10 million euro drop in the adjusted EBITDA in Central European countries between the two periods is chiefly attributable to (i) the increase in commercial expenses, mainly in Romania, and (ii) the negative effect of the end of additional roaming charges in the countries of the European Union (which generated a very strong increase in customer traffic volumes to the other European countries, see Section 3.1.13 Significant events, partially offset by the effect of the favorable settlement of a dispute in Slovakia.

2016 vs. 2015

The adjusted EBITDA in the Central European countries totaled 554 million euros in 2016, unchanged on a historical basis and up 0.6% on a comparable basis compared with 2015.

On a historical basis, the stability of the adjusted EBITDA in the Central European countries between 2015 and 2016 was attributable to (i) the negative effect of foreign exchange fluctuations for 2 million euros, (ii) the adverse impact of changes in the scope of consolidation and other changes amounting to 1 million euros, (ii) offset by organic change on a comparable basis, representing a 3 million euro increase in adjusted EBITDA.

On a comparable basis, the 3 million euro increase in adjusted EBITDA in the Central European countries between 2015 and 2016 was mainly due to the higher revenues, partially offset by the increase in external purchases, largely attributable to the growth in service fees and inter-operator costs and the higher commercial expenses, primarily in Romania.

3.1.3.2.4.3  Operating income - Central European countries

2017 vs. 2016

Operating income in the Central European countries was 226 million euros in 2017, up 11.9% (24 million euros) on 2016 on a historical basis.

On a historical basis, the 24 million euro increase in operating income for Central European countries between the two periods is mainly attributable to (i) the counter-effect of the recognition of 17 million euros for the review of the investments and business portfolio in 2016, and (ii) the 14 million euro decrease in depreciation and amortization, (iii) partially offset by the 7 million euro decrease in adjusted EBITDA.

2016 vs. 2015

Operating income in the Central European countries was 202 million euros in 2016, up 7.2% (14 million euros) on 2015 on a historical basis.

On a historical basis, the 14 million euro increase in operating income in the Central European countries between 2015 and 2016 was mainly attributable to (i) the counter-effect of the recognition, in 2015, of 27 million euros in impairment loss of fixed assets for Armenia (see Note 8.2 to the consolidated financial statements), (ii) partially offset by the 9 million euro increase in the expense connected with the review of the investments and business portfolio.

3.1.3.2.4.4  CAPEX - Central European countries

2017 vs. 2016

CAPEX in the Central European countries totaled 266 million euros in 2017, up 6.0% on a historical basis and 5.6% on a comparable basis compared with 2016.

On a historical basis, the 15 million euro increase in CAPEX in the Central European countries between 2016 and 2017 was attributable to (i) the positive impact of fluctuations in exchange rates amounting to 1 million euros, and (ii) organic change on a comparable basis, representing a 14 million euro increase in CAPEX.

On a comparable basis, the 14 million euro increase in CAPEX for the Central European countries between the two periods was mainly due to increased investment in Slovakia, with the acceleration of the fiber optic rollout in that country.

2016 vs. 2015

CAPEX in the Central European countries totaled 251 million euros in 2016, down 4.6% on a historical basis and 2.7% on a comparable basis compared with 2015.

On a historical basis, the 12 million euro reduction in CAPEX in Central European countries between 2015 and 2016 was attributable to (i) the adverse impact of changes in the scope of consolidation and other changes amounting to 4 million euros and related to the disposal of Orange Armenia on September 3, 2015, (ii) the negative effect of foreign exchange fluctuations, totaling 1 million euros, and (iii) organic change on a comparable basis, representing a 7 million euro decline in CAPEX.

On a comparable basis, CAPEX in the Central European countries fell 7 million euros between 2015 and 2016, primarily in Romania.

3.1.3.2.4.5  Acquisitions of telecommunication licenses - Central European countries

In 2017, no acquisition of telecommunication licenses was recognized in the Central European countries.

On a historical basis, acquisitions of telecommunication licenses in the Central European countries involved (i) Romania in 2016 for 9 million euros and (ii) Moldova in 2015 for 13 million euros.

108[Back to contents]

3.1.3.2.4.6  Additional information - Central European countries

Central European countries (as at December 31)	2017	2016	2016	% change	% change	2015
		data on a comparable basis (1)	data on a historical basis	data on a comparable basis (1)	data on a historical basis	data on a historical basis
Revenues (2) (3)	1,749	1,654	1,648	5.7%	6.2%	1,648
Mobile services	1,376	1,350	1,344	1.9%	2.4%	1,358
Mobile equipment sales	166	123	122	35.2%	36.1%	115
Fixed services	150	134	134	12.2%	12.3%	130
Other revenues	57	47	48	18.7%	18.8%	45
Mobile services
Number of mobile customers (4) (3)	14,749	15,146	15,146	(2.6)%	(2.6)%	15,212
Number of contract customers	8,338	8,193	8,193	1.8%	1.8%	7,860
Number of prepaid customers	6,411	6,954	6,954	(7.8)%	(7.8)%	7,352
Fixed services
Number of fixed broadband service customers (4)	394	212	212	85.8%	85.8%	156

(1) See Section 3.1.5.1 Data on a comparable basis.

(2) In millions of euros. Breakdown of revenues in external data (see Section 8.2 Financial glossary).

(3) See Section 8.2 Financial glossary.

(4) In thousands. At end of period.

(5)  Excluding customers of Mobile Virtual Network Operators (MVNOs).

3.1.3.3   Africa & Middle-East

Africa & Middle-East (at December 31, in millions of euros)	2017	2016	2016	% change	% change	2015
		data on a comparable basis (1)	data on a historical basis	data on a comparable basis (1)	data on a historical basis	data on a historical basis
Revenues	5,030	4,881	5,245	3.0%	(4.1)%	4,899
Adjusted EBITDA	1,612	1,506	1,658	7.0%	(2.8)%	1,667
Adjusted EBITDA/Revenues	32.1%	30.9%	31.6%			34.0%
Reported EBITDA	1,591	1,471	1,638	8.2%	(2.9)%	1,529
Operating income	522		68		ns	463
CAPEX	1,021	954	962	7.0%	6.1%	922
CAPEX/Revenues	20.3%	19.5%	18.3%			18.8%
Telecommunications licenses	297	685	742	(56.7)%	(59.9)%	217
Average number of employees	15,210	15,783	15,368	(3.6)%	(1.0)%	14,356

(1)  See Section 3.1.5.1 Data on a comparable basis.

Africa & Middle-East continue to suffer political or economic instability and sometimes tax or regulatory pressures that could affect the business and results of Group subsidiaries and holdings, and may continue to affect them in the future. In some cases, these situations have led the Group to book impairments on its assets (see Notes 7, 8.2 and 10 to the consolidated financial statements). For further information on these risks factors, see Section 2.1 Risk factors.

3.1.3.3.1   Revenues - Africa & Middle-East

2017 vs. 2016

Revenues in Africa & Middle-East totaled 5,030 million euros in 2017, down 4.1% on a historical basis and up 3.0% on a comparable basis compared with 2016.

On a historical basis, the 215 million euro decrease in revenues in Africa & Middle-East between the two periods was attributable to:

- the negative effect of foreign exchange fluctuations in the amount of 550 million euros, primarily due to the performance of the Egyptian pound against the euro;

- partially offset by (i) the positive effect of changes in the scope of consolidation and other changes, which accounted for 186 million euros related to the impact of entities acquired in Africa in 2016 (Airtel in Burkina Faso and Sierra Leone, Oasis (Tigo) in the Democratic Republic of the Congo, and Cellcom Telecommunication in Liberia), and (ii) organic growth on a comparable basis for an increase of 149 million euros in revenues.

On a comparable basis, the 149 million euro increase in revenues in Africa & Middle-East between the two periods was mainly a result of (i) the 91 million euro growth in revenues from the Sonatel subgroup (driven mainly by Mali and Guinea), (ii) the 44 million euro increase in revenues from the Ivory Coast subgroup (driven by Burkina Faso and Ivory Coast), and (iii) the 31 million euro gain in revenues in Morocco, (iv) partially offset by the 18 million euro decline in revenues in the Congo (DRC) in light notably of the country’s worsening economic environment. Growth was driven by momentum in data services and Orange Money.

The mobile customer base in Africa & Middle-East stood at 130.5 million customers at December 31, 2017, up 8.2% from December 31, 2016 on a comparable basis. This increase was the result of more vigorous sales and the counter-effect of the 2016 fiscal year, which had brought stricter customer identity check requirements for prepaid offers in a number of countries.

4G services, available in 11 countries (excluding associates and joint ventures), counted 11.1 million customers at December 31, 2017.

109[Back to contents]

2016 vs. 2015

Revenues in Africa & Middle-East totaled 5,245 million euros in 2016, up 7.1% on a historical basis and 2.6% on a comparable basis compared with 2015.

On a historical basis, the 346 million euro increase in revenues in Africa & Middle-East between 2015 and 2016 was attributable to:

- on one hand:

-  the favorable impact of changes in the scope of consolidation and other changes totaling 509 million euros and mainly including (i) the full consolidation of Médi Telecom on July 1, 2015, following its takeover, for 249 million euros, and (ii) the acquisition of entities in Africa in 2016 (Airtel in Burkina Faso and Sierra Leone, Oasis (Tigo) in the Democratic Republic of the Congo, and Cellcom Telecommunication in Liberia) for 261 million euros,

-  partially offset by the negative effect of foreign exchange fluctuations in the amount of 298 million euros, primarily due to the performance of the Egyptian pound against the euro;

- and, on the other hand, organic change on a comparable basis, representing a 135 million euro increase in revenues.

On a comparable basis, the 135 million euro increase in revenues in Africa & Middle-East between 2015 and 2016 was primarily attributable to (i) revenue growth of 72 million euros for the Sonatel subgroup (mainly driven by Mali and Guinea), 52 million euros for the Ivory Coast subgroup, and 38 million euros for Egypt (with sharp growth in data traffic), (ii) partially offset by the 25 million euro decline in revenues in the Democratic Republic of the Congo.

The mobile customer base in Africa & Middle-East stood at 120.7 million customers at December 31, 2016, down 0.3% on 2015 on a comparable basis. It was affected in 2016 by stricter customer identity check requirements for prepaid offers in a number of countries.

3.1.3.3.2   Adjusted EBITDA - Africa & Middle-East

2017 vs. 2016

Adjusted EBITDA in Africa & Middle-East totaled 1,612 million euros in 2017, down 2.8% on a historical basis and up 7.0% on a comparable basis compared with 2016.

On a historical basis, the 46 million euro decline in adjusted EBITDA in Africa & Middle-East between the two periods was attributable to:

- the negative effect of foreign exchange fluctuations in the amount of 187 million euros, primarily due to the performance of the Egyptian pound against the euro;

- partially offset by (i) the favorable impact of changes in the scope of consolidation and other changes for 35 million euros, corresponding to the impact of entities acquired in Africa in 2016 (Airtel in Burkina Faso and Sierra Leone, Oasis (Tigo) in the Democratic Republic of the Congo, and Cellcom Telecommunication in Liberia), and (ii) organic growth on a comparable basis for an increase of 106 million euros in adjusted EBITDA.

On a comparable basis, the 106 million euro increase in adjusted EBITDA in Africa & Middle-East between the two periods was largely attributable to:

- (i) 149 million euros in revenue growth, (ii) the drop in service fees and inter-operator costs (in connection with changes in call termination rates and voice usage), and (iii) the reduction in other operating expenses benefiting from the counter-effect of the 2016 recognition of the negative operational exchange rate effect of the Egyptian pound’s depreciation;

- partially offset by (i) growth in commercial expenses (mainly related to business growth, specifically of Orange Money and data services), (ii) the increase in operating taxes and levies, and (iii) the increase in other network expenses and IT expenses (mostly linked to expanding the mobile network, particularly the rollout of 4G sites).

2016 vs. 2015

Adjusted EBITDA in Africa & Middle-East totaled 1,658 million euros in 2016, down 0.5% on a historical basis and 1.0% on a comparable basis compared with 2015.

On a historical basis, the 9 million euro decline in adjusted EBITDA in Africa & Middle-East between 2015 and 2016 was attributable to:

- (i) the negative effect of foreign exchange fluctuations totaling 103 million euros, primarily due to the performance of the Egyptian pound against the euro, (ii) more than offset by the favorable impact of changes in the scope of consolidation and other changes totaling 110 million euros and mainly attributable to the full consolidation of Médi Telecom on July 1, 2015, following its takeover, for 88 million euros, and the acquisition of entities in Africa in 2016 (Airtel in Burkina Faso and in Sierra Leone, Oasis (Tigo) in the Democratic Republic of the Congo, and Cellcom Telecommunications in Liberia) for 23 million euros;

- and organic change on a comparable basis, representing a 16 million euro decline in adjusted EBITDA.

On a comparable basis, the 16 million euro decline in adjusted EBITDA in Africa & Middle-East between 2015 and 2016 was largely attributable to:

- the 116 million euro increase in external purchases, mainly attributable to the (i) increase in service fees and inter-operator costs, and (ii) the increase in outsourcing expenses relating to technical operation and maintenance, in line with the growth in revenues, traffic growth and network expansion, and (iii) to a lesser extent, to the increase in real estate expenses;

- and the 40 million euro negative operational exchange rate effect due to the depreciation of the Egyptian pound between the two periods;

- largely offset by the 135 million euro growth in revenues.

3.1.3.3.3   Operating income - Africa & Middle-East

2017 vs. 2016

Operating income in Africa & Middle-East totaled 522 million euros in 2017, up by 454 million euros on 2016 on a historical basis.

On a historical basis, the 454 million euro increase in operating income in Africa & Middle-East between the two periods was largely attributable to:

- a reduction of 288 million euros in impairment losses on goodwill and fixed assets (see Notes 7 and 8.2 to the consolidated financial statements), relating to the recognition of:

-  181 million euros in impairment in 2017, primarily for the Democratic Republic of the Congo for 120 million euros and Niger for 52 million euros. In the Democratic Republic of the Congo (DRC), the impairment reflects a still uncertain political and economic context; a clear decline in purchasing power, with its effects on consumption of telecommunications products and services; and steady regulatory pressure. In Niger, the impairment speaks of an uncertain political and economic context and the effects of strong tax and regulatory pressure,

-  469 million euros in impairment in 2016, chiefly attributable to Egypt for 232 million euros, the Democratic Republic of the Congo for 109 million euros, Cameroon for 90 million euros, and Niger for 26 million euros (see 2016 vs. 2015 below);

110[Back to contents]

- the 154 million euro decrease in depreciation and amortization, mainly due to the positive effect of the devaluation of the Egyptian pound against the euro at end-2016;

- and the 59 million euro improvement in the share of profits (losses) of associates and joint ventures, partially offset by the 46 million euro decline in adjusted EBITDA.

2016 vs. 2015

Operating income in Africa & Middle-East totaled 68 million euros in 2016, down 85.3% (395 million euros) on 2015 on a historical basis.

On a historical basis, the 395 million euro decline in operating income in Africa & Middle-East between 2015 and 2016 was largely attributable to:

- the recognition, in 2016, of 265 million euros in impairment loss of goodwill (see Note 7 to the consolidated financial statements) and 204 million euros in impairment loss of fixed assets (see Note 8.2 to the consolidated financial statements) primarily relating to:

-  Egypt for 232 million euros. This impairment loss reflects the financial terms of the 4G license awarded in 2016, the sharp depreciation of the Egyptian pound and increased political and economic uncertainty,

-  in the Democratic Republic of the Congo for 109 million euros. This impairment loss reflects political and economic uncertainty, a decline in purchasing power with a knock-on effect on the consumption of telecommunications products and services and an increased regulatory burden (particularly connected with the implementation of customer identification),

-  Cameroon for 90 million euros. This impairment loss reflects a decline in voice revenues following the surge in messaging services and in VoIP of Over-The-Top (OTT) providers and heightened competition in the mobile market,

-  and Niger for 26 million euros;

- and, to a lesser extent, (i) the 22 million euro increase in depreciation and amortization, due to the full consolidation of Médi Télécom on July 1, 2015, following its takeover, and (ii) the 21 million euro increase in restructuring and integration costs;

- partially offset by the counter-effect of the recognition, in 2015, of a 123 million euro expense related to the review of the investments and business portfolio.

3.1.3.3.4   CAPEX - Africa & Middle-East

2017 vs. 2016

CAPEX in Africa & Middle-East totaled 1,021 million euros in 2017, up 6.1% on a historical basis and 7.0% on a comparable basis compared with 2016.

On a historical basis, the 59 million euro increase in CAPEX in Africa & Middle-East between the two periods was attributable to:

- the favorable impact of changes in the scope of consolidation and other changes, which represented 25 million euros and essentially corresponded to the impact of entities acquired in Africa in 2016 (Airtel in Burkina Faso and Sierra Leone, Oasis (Tigo) in the Democratic Republic of the Congo, and Cellcom Telecommunication in Liberia), which was more than offset by the negative effect of foreign exchange fluctuations for 33 million euros;

- and organic change on a comparable basis, representing a 67 million euro increase in CAPEX.

On a comparable basis, the 67 million euro increase in CAPEX for Africa & Middle-East between the two periods was mainly due to (i) growth in investments in very high-speed broadband mobile networks (4G), with 4G rolled out in 11 countries (excluding associates and joint ventures) at December 31, 2017 (see Section 3.1.1.3 Significant events), and (ii) to a lesser extent, the rollout of fiber optic and network modernization in the entities acquired in 2016.

2016 vs. 2015

CAPEX in Africa & Middle-East totaled 962 million euros in 2016, up 4.3% on a historical basis and down 4.2% on a comparable basis compared with 2015.

On a historical basis, the 40 million euro increase in CAPEX in Africa & Middle-East between 2015 and 2016 was attributable to:

- the favorable impact of changes in the scope of consolidation and other changes totaling 113 million euros and including (i) the full consolidation of Médi Telecom on July 1, 2015, following its takeover, for 65 million euros, and (ii) the acquisition of entities in Africa in 2016 (Airtel in Burkina Faso and Sierra Leone, Oasis (Tigo) in the Democratic Republic of the Congo, and Cellcom Telecommunication in Liberia) for 48 million euros;

- partially offset by (i) the negative effect of foreign exchange fluctuations for 30 million euros, and (ii) the organic change on a comparable basis, representing a 43 million euro decrease in CAPEX.

On a comparable basis, the 43 million euro decline in CAPEX in Africa & Middle-East between 2015 and 2016 was mainly attributable to lower investment on mobile access networks, following major investment in this area in recent years, particularly in Morocco, Cameroon and Niger.

3.1.3.3.5   Acquisitions of telecommunication licenses - Africa & Middle-East

In 2017, acquisitions of telecommunication licenses in Africa & Middle-East amounted to 297 million euros and mainly involved (i) Mali for 152 million euros (acquisition of a universal license ensuring the renewal of existing licenses and including a 4G license), (ii) Senegal for 76 million euros (second tranche of the acquisition of a universal license ensuring the renewal of existing licenses and including a 4G license), and (iii) Jordan for 49 million euros (additional 3G frequency blocks).

In 2016, acquisitions of telecommunication licenses in Africa & Middle-East totaled 742 million euros, and mainly included (i) Egypt for 377 million euros (acquisition of two 10 MHz frequency blocks in the 1,800 MHz and 2,100 MHz bands and a fixed virtual network operator license), (ii) Ivory Coast for 146 million euros (mainly the renewal of licenses with a universal license including 4G), (iii) Jordan for 142 million euros (renewal of 2G/3G frequency blocks), and (iv) Senegal for 76 million euros (first tranche of the acquisition of a universal license ensuring the renewal of existing licenses and including a 4G license).

In 2015, acquisitions of telecommunication licenses in Africa & Middle-East amounted to 217 million euros, and mainly concerned (i) the acquisition of a universal license in Cameroon for 114 million euros, and (ii) the acquisition of a 4G license in Jordan for 91 million euros.

111[Back to contents]

3.1.3.3.6   Additional information - Africa & Middle-East

Africa & Middle-East (as at December 31)	2017	2016	2016	% change	% change	2015
		data on a comparable basis (1)	data on a historical basis	data on a comparable basis (1)	data on a historical basis	data on a historical basis
Revenues (2) (3)	5,030	4,881	5,245	3.0%	(4.1)%	4,899
Mobile services	4,207	4,020	4,331	4.7%	(2.9)%	3,953
Mobile equipment sales	79	64	79	23.7%	0.7%	78
Fixed services	672	735	754	(8.6)%	(10.9)%	770
Other revenues	72	62	81	14.5%	(12.3)%	98
Mobile services
Number of mobile customers (4) (5)	130,539	120,688	120,688	8.2%	8.2%	110,243
Number of contract customers	11,190	9,859	9,859	13.5%	13.5%	8,930
Number of prepaid customers	119,349	110,829	110,829	7.7%	7.7%	101,313
Fixed services
Number of fixed telephone lines (4)	1,104	1,108	1,108	(0.4)%	(0.4)%	1,151
Number of fixed broadband service customers (4)	945	898	898	5.2%	5.2%	869

(1) See Section 3.1.5.1 Data on a comparable basis.

(2) In millions of euros. Breakdown of revenues in external data (see Section 8.2 Financial glossary).

(3) See Section 8.2 Financial glossary.

(4) In thousands. At end of period.

(5)  Excluding customers of Mobile Virtual Network Operators (MVNOs).

3.1.3.4   Enterprise

The presentation of the France and Enterprise operating segments was changed in the first quarter of 2017 to better reflect the management of the French Enterprise market (see the start of Section 3.1.3 Analysis by operating segment).

Enterprise (2) (at December 31, in millions of euros)	2017	2016	2016	% change	% change	2015
		data on a comparable basis (1)	data on a historical basis	data on a comparable basis (1)	data on a historical basis	data on a historical basis
Revenues	7,252	7,323	7,353	(1.0)%	(1.4)%	7,379
Adjusted EBITDA	1,307	1,337	1,342	(2.3)%	(2.7)%	1,269
Adjusted EBITDA/Revenues	18.0%	18.3%	18.3%			17.2%
Reported EBITDA	1,259	1,245	1,298	1.1%	(3.0)%	1,235
Operating income	890		922		(3.5)%	871
CAPEX	382	335	336	13.9%	13.5%	325
CAPEX/Revenues	5.3%	4.6%	4.6%			4.4%
Average number of employees	20,807	20,125	20,316	3.4%	2.4%	20,415

(1) See Section 3.1.5.1 Data on a comparable basis.

(2)  The data reflect changes to the presentation of the France and Enterprise operating segments (see start of Section 3.1.3 Analysis by operating segment).

3.1.3.4.1   Revenues - Enterprise

2017 vs. 2016

Enterprise revenues totaled 7,252 million euros in 2017, down by 1.4% on a historical basis and up 1.0% on a comparable basis from 2016.

On a historical basis, the 101 million euro decline in Enterprise revenues between the two periods was attributable to (i) the adverse effect of changes in the scope of consolidation and other changes totaling 25 million euros, (ii) the negative effect of foreign exchange fluctuations, totaling 5 million euros, and (iii) organic change on a comparable basis, representing a 71 million euro decrease in revenues.

On a comparable basis, the 71 million euro decrease in Enterprise revenues between the two periods was made up of (i) an 85 million euro fall in data services, (ii) a 65 million euro decrease in voice services revenues, (iii) partially offset by a 54 million euro improvement in IT & integration services revenues and by the 25 million euro growth in services and mobile equipment.

Voice services

Revenues from voice services (see Section 8.2 Financial glossary) were 1,452 million euros in 2017, a 4.2% decline on a historical basis, and a 4.3% decline on a comparable basis, from 2016.

On a comparable basis, this 65 million euro decline between the two periods reflects (i) primarily, the downward trend in conventional fixed telephony, and (i) to a lesser extent, the decline in audio conference services and incoming traffic for call centers, (iii) partially offset by growth in VoIP services.

Data services

Revenues from Data services (see Section 8.2 Financial glossary) were 2,700 million euros in 2017, a 3.2% decline on a historical basis, and a 3.0% decline on a comparable basis, from 2016.

On a comparable basis, the 85 million euro decline between the two periods is largely a result of the slowdown in satellite broadcasting services, and the natural decline in conventional services.

IT & integration services

Revenues from IT & integration services (see Section 8.2 Financial glossary) stood at 2,092 million euros in 2017, up by 1.2% on a historical basis and 2.6% on a comparable basis compared with 2016.

On a comparable basis, this 54 million euro increase between the two periods is mainly driven by growth in revenues from Cloud services (up 21% year-on-year) and cybersecurity services (up 19% year-on-year).

112[Back to contents]

Services and mobile equipment

Revenues from Services and mobile equipment (see Section 8.2 Financial glossary) were 1,008 million euros in 2017, a 2.6% decline on a historical basis and a comparable basis from 2016.

On a comparable basis, this growth of 26 million euros between the two periods reflects the rise in mobile equipment sales, due to a major contract in the second half of 2017, partially offset by the negative effect of the end of additional roaming charges in the countries of the European Union (see Section 3.1.1.3 Significant events).

2016 vs. 2015

Enterprise revenues totaled 7,353 million euros in 2016, down a modest 0.4% on a historical basis and up 0.4% on a comparable basis compared with 2015.

On a historical basis, the 26 million euro decline in Enterprise revenues between 2015 and 2016 was attributable to (i) the adverse effect of changes in the scope of consolidation and other changes totaling 39 million euros and (ii) the negative effect of foreign exchange fluctuations, totaling 15 million euros, (iii) partially offset by organic change on a comparable basis, representing a 28 million euro increase in revenues.

On a comparable basis, the 28 million euro increase in Enterprise revenues between 2015 and 2016 marked a return to growth driven by (i) the 84 million euro improvement in IT & integration services revenues, (ii) partially offset by the 29 million euro drop in revenues from voice services, the 18 million euro decline in revenues from mobile equipment and services, and the 9 million euro drop in data services.

Voice services

Revenues generated by Voice services totaled 1,515 million euros in 2016, a 1.9% fall on 2015 on a comparable basis. This decline reflects the downward trend in traditional fixed-line telephony. However, this downturn is less pronounced than in the 2015 fiscal year on a comparable basis, due to the slower decline in the number of telephone lines and lower pressure on prices. Furthermore, customer relationship services, VoIP and audio conference services show sustained growth.

Data services

Revenues generated by Data services totaled 2,789 million euros in 2016, down 0.3% on 2015, on a comparable basis. The trend is towards a stabilization of the business, with growth of 1.3% in data services in international markets, primarily in the USA and Asia, partially offset by the 0.4% decline in data services in France.

IT & integration services

Revenues from IT & integration services stood at 2,067 million euros in 2016, representing growth of 4.2% compared with 2015 on a comparable basis. This increase was largely driven by revenue growth in security and Cloud services (up 17.0%).

Services and mobile equipment

Revenues from Services and mobile equipment totaled 982 million euros in 2016, down 1.8% from 2015 on a comparable basis, chiefly attributable to the 2.3% drop in mobile services related to the 10.0% decline in roaming revenues (voice, SMS and data).

3.1.3.4.2   Adjusted EBITDA - Enterprise

2017 vs. 2016

Adjusted EBITDA for Enterprise totaled 1,307 million euros in 2017, down 2.7% on a historical basis and 2.3% on a comparable basis compared with 2016.

On a historical basis, the 35 million euro decrease in adjusted EBITDA for Enterprise between the two periods reflects (i) the negative effect of foreign exchange fluctuations for 2 million euros, (ii) the adverse impact of changes in the scope of consolidation and other changes amounting to 3 million euros, and organic change on a comparable basis, being a decrease of 30 million euros in adjusted EBITDA.

On a comparable basis, the 30 million euro decrease in adjusted EBITDA for Enterprise between the two periods was mainly attributable to:

- (i) the 71 million euro decline in revenues, (ii) the increase in commercial expenses (handset purchases and other products sold), due to a major mobile equipment sales contract in the second half of 2017, and (iii) higher IT expenses, in connection with the expansion of IT & integration services;

- partially offset by (i) the decline in service fees and inter-operator costs, mostly because of the slowdown in satellite broadcasting services, and (ii) the decrease in other operating expenses.

2016 vs. 2015

Adjusted EBITDA for Enterprise totaled 1,342 million euros in 2016, up 5.7% on a historical basis and 5.2% on a comparable basis compared with 2015.

On a historical basis, the 73 million euro increase in adjusted EBITDA for Enterprise between 2015 and 2016 can be attributed to:

- (i) the positive effect of foreign exchange fluctuations for 24 million euros, (ii) partially offset by the adverse impact of changes in the scope of consolidation and other changes amounting to 17 million euros;

- organic change on a comparable basis, representing a 66 million euro increase in adjusted EBITDA.

On a comparable basis, the 66 million euro increase in adjusted EBITDA for Enterprise between 2015 and 2016 was largely attributable to the 28 million euro increase in revenues, the reduction in other operating income and expenses and the lower external purchases, connection with the slowdown in legacy networks in France and the measures taken to improve international profitability.

3.1.3.4.3   Operating income - Enterprise

2017 vs. 2016

Operating income for Enterprise amounted to 890 million euros in 2017, down 3.5% (32 million euros) compared with 2016 on a historical basis.

On a historical basis, the 32 million euro decrease in operating income for Enterprise between the two periods is mainly attributable to (i) the counter-effect of recording net income of 47 million euros for the review of the investments and business portfolio in 2016, mainly related to the disposal of Fime for 49 million euros, and (ii) the 35 million euro decrease in adjusted EBITDA, (iii) partially offset by the 41 million euro decrease in restructuring and integration costs.

2016 vs. 2015

Operating income for Enterprise was 922 million euros in 2016, up 5.8% (51 million euros) on 2015 on a historical basis.

On a historical basis, the 51 million euro increase in operating income for Enterprise between the two periods was mainly attributable to (i) the 73 million euro growth in adjusted EBITDA, (ii) the 25 million euro improvement in net income from the review of the investments and business portfolio, (iii) partially offset by the 47 million euro increase in restructuring and integration costs.

113[Back to contents]

3.1.3.4.4   CAPEX - Enterprise

2017 vs. 2016

Enterprise CAPEX amounted to 382 million euros in 2017, up 13.5% on a historical basis and 13.9% on a comparable basis compared with 2016.

On a historical basis, the 46 million euro increase in Enterprise CAPEX between the two periods reflected (i) the positive effect of foreign exchange fluctuations, representing 1 million euros, more than offset by the adverse impact of changes in the scope of consolidation and other changes, totaling 2 million euros, and (ii) organic change on a comparable basis, representing a 47 million euro increase in CAPEX.

On a comparable basis, the 47 million euro increase in Enterprise CAPEX between the two periods was mainly attributable to the accelerated transformation of the IT system, and network virtualization.

2016 vs. 2015

Enterprise CAPEX amounted to 336 million euros in 2016, up 3.5% on a historical basis and 5.1% on a comparable basis compared with 2015.

On a historical basis, the 11 million euro increase in Enterprise CAPEX between 2015 and 2016 reflected (i) the adverse impact of changes in the scope of consolidation and other changes representing 4 million euros, (ii) the negative effect of foreign exchange fluctuations totaling 1 million euros, and (iii) organic change on a comparable basis, representing a 16 million euro increase in CAPEX.

On a comparable basis, the 16 million euro increase in Enterprise CAPEX between 2015 and 2016 was mainly attributable to increased investment on IT and customer service platforms, mainly designed to add value to the installed equipment or connected with the development of new products and network virtualization.

3.1.3.4.5   Additional information - Enterprise

Enterprise (7) (as at December 31)	2017	2016	2016	% change	% change	2015
		data on a comparable basis (1)	data on a historical basis	data on a comparable basis (1)	data on a historical basis	data on a historical basis
Revenues (2)	7,252	7,323	7,353	(1.0)%	(1.4)%	7,379
Voice services	1,452	1,517	1,515	(4.3)%	(4.2)%	1,547
Data services	2,700	2,785	2,789	(3.0)%	(3.2)%	2,817
IT & integration services	2,092	2,038	2,067	2.6%	1.2%	2,015
Services and mobile equipment	1,008	983	982	2.6%	2.6%	1,000
Mobile services	857	887	887	(3.4)%	(3.4)%	908
Mobile equipment sales	151	96	95	59.1%	59.1%	92
Mobile services
Number of mobile services customers (3) (4) in France (3)	9,974	8,357	8,357	19.4%	19.4%	6,437
Fixed services
Number of Enterprise fixed telephone lines in France (3) (5)	2,576	2,793	2,793	(7.8)%	(7.8)%	2,931
Number of IP-VPN accesses worldwide (3) (6)	352	351	351	0.3%	0.3%	348
o/w Number of IP-VPN accesses in France (3) (6)	295	295	295	(0.0)%	(0.0)%	293

(1) See Section 3.1.5.1 Data on a comparable basis.

(2) In millions of euros. Breakdown of revenues in external data (see Section 8.2 Financial glossary).

(3) In thousands. At end of period.

(4) Contract customers. Excluding customers of Mobile Virtual Network Operators (MVNOs).

(5) This figure includes standard analog lines (excluding fully unbundled lines) and Numeris (ISDN) channels, each Numeris channel being booked as a line.

(6) Access of customers outside the Orange group, not including operators market.

(7)  The data reflect changes to the presentation of the France and Enterprise operating segments (see start of Section 3.1.3 Analysis by operating segment).

114[Back to contents]

3.1.3.5   International Carriers & Shared Services

International Carriers & Shared Services (at December 31, in millions of euros)	2017	2016	2016	% change	% change	2015
		data on a comparable basis (1)	data on a historical basis	data on a comparable basis (1)	data on a historical basis	data on a historical basis
Revenues	1,651	1,806	1,812	(8.6)%	(8.9)%	1,915
Adjusted EBITDA	(78)	(45)	(56)	(81.8)%	(39.5)%	4
Adjusted EBITDA/Revenues	(4.8)%	(2.4)%	(3.1)%			0.2%
Reported EBITDA	(350)	(192)	(211)	(81.6)%	(66.2)%	(365)
Operating income	(704)		(565)		(24.8)%	(738)
CAPEX	282	267	277	5.1%	1.5%	359
CAPEX/Revenues	17.1%	14.8%	15.3%			18.7%
Average number of employees	12,535	12,670	12,680	(1.1)%	(1.1)%	13,306

(1)  See Section 3.1.5.1 Data on a comparable basis.

3.1.3.5.1   Revenues - International Carriers & Shared Services

2017 vs. 2016

Revenues from International Carriers & Shared Services were 1,651 million euros in 2017 (including 1,083 million euros generated outside the Group), for a decrease of 8.9% on a historical basis and 8.6% on a comparable basis compared with 2016.

On a historical basis, the 161 million euro decrease in International Carriers & Shared Services revenues between the two periods can be attributed to (i) the adverse effect of foreign exchange fluctuations for 4 million euros, (ii) the negative impact of changes in the scope of consolidation and other changes representing 2 million euros, and (iii) organic change on a comparable basis, namely an 155 million euro decrease in revenues.

On a comparable basis, the 155 million euro decline in revenues from International Carriers & Shared Services between the two periods was largely attributable to the 152 million euro decline in the International Carriers business.

2016 vs. 2015

Revenues from International Carriers & Shared Services stood at 1,812 million euros in 2016, of which 1,200 million euros generated outside the Group, down 5.4% on a historical basis and 2.2% on a comparable basis compared with 2015.

On a historical basis, the 103 million euro reduction in revenues from International Carriers & Shared Services between 2015 and 2016 was attributable to (i) the adverse impact of changes in the scope of consolidation and other changes totaling 48 million euros, and mainly including the deconsolidation of Dailymotion on June 30, 2015, following the disposal of a majority interest, for 35 million euros, (ii) the negative effect of foreign exchange fluctuations, representing 14 million euros, and (iii) organic change on a comparable basis, representing a 41 million euro decline in revenues.

On a comparable basis the 41 million euro decline in revenues from International Carriers & Shared Services between 2015 and 2016 was largely attributable to the 40 million euro decline in the International Carriers business (excluding Orange Marine).

3.1.3.5.2   Adjusted EBITDA - International Carriers & Shared Services

2017 vs. 2016

Adjusted EBITDA for International Carriers & Shared Services was a negative 78 million euros in 2017, down by 22 million euros on a historical basis and 33 million euros on a comparable basis compared with 2016.

On a historical basis, the 22 million euro decrease in adjusted EBITDA for International Carriers & Shared Services between the two periods includes (i) the positive effect of foreign exchange fluctuations for 12 million euros, (ii) more than offset by the negative impact of changes in the scope of consolidation for 1 million euros and the adverse impact of organic growth on a comparable basis, for a decrease of 33 million euros in adjusted EBITDA.

On a comparable basis, the 33 million euro decline in adjusted EBITDA for International Carriers & Shared Services between the two periods was mainly attributable to (i) the 155 million euro decline in revenues, (ii) lower brand development costs (mainly with the counter-effect of the recognition in 2016 of the costs of rebranding in Belgium, Egypt, and Morocco, and the costs of sponsoring the 2016 European Football Championship - euro 2016), and (iii) the decline in other operating income and expenses, in particular due to lower revenues from disposals of fixed assets, (iv) partially offset by the decline in service fees and inter-operator costs, resulting from the decline in services to international carriers.

2016 vs. 2015

Adjusted EBITDA for International Carriers & Shared Services was a negative 56 million euros in 2016, down 60 million euros on a historical basis and 52 million euros on a comparable basis compared with 2015.

On a historical basis, the 60 million euro decline in adjusted EBITDA for International Carriers & Shared Services between 2015 and 2016 reflects:

- the adverse impact of changes in the scope of consolidation and other changes for 13 million euros, partially offset by the positive effect of foreign exchange fluctuations for 5 million euros;

- and the adverse impact of organic change on a comparable basis, representing a 52 million euro decline in adjusted EBITDA.

On a comparable basis, the 52 million euro decrease in adjusted EBITDA for International Carriers & Shared Services between 2015 and 2016 was attributable mainly to:

- (i) rebranding costs in Belgium, Egypt, and Morocco in 2016 and the costs of sponsoring the 2016 European Football Championship (euro 2016), (ii) the decline in brand royalties and management fees, notably after the disposal of EE, and (ii) lower revenues;

- partially offset by (i) lower service fees and inter-operator costs stemming from the decline in the services to international carriers business, and (ii) the increase in gains (losses) on disposal of fixed assets connected with the real estate optimization plan.

115[Back to contents]

3.1.3.5.3   Operating income - International Carriers & Shared Services

2017 vs. 2016

International Carriers & Shared Services operating income was minus 704 million euros in 2017, down by 139 million euros on a historical basis compared with 2016.

On a historical basis, the 139 million euro deterioration in International Carriers & Shared Services operating income between the two periods was mainly attributable to:

- (i) the recognition, in 2015, of 156 million euros in expenses for significant litigation, and (ii) the 22 million euro drop in adjusted EBITDA;

- partially offset by (i) the 21 million euro reduction in restructuring and integration cots, chiefly for restructuring the real estate portfolio, and (ii) the 20 million euro cut in specific labor expenses, mainly for TPS (French Part-Time for Seniors) plans and related bonuses.

2016 vs. 2015

International Carriers & Shared Services operating income was minus 565 million euros in 2016, up 173 million euros on a historical basis compared with 2015.

On a historical basis, the 173 million euro improvement in International Carriers & Shared Services operating income between 2015 and 2016 was mainly attributable to:

- the positive impact of the change in significant litigations between the two periods, with income of 10 million euros in 2016, compared with an expense of 481 million euros in 2015. In 2015, significant litigations primarily included a 350 million euro fine from the French Competition Authority for anti-competitive practices in the Enterprise market (see Notes 5.2, 5.7 and 16 to the consolidated financial statements);

- partially offset by (i) the counter-effect of the recognition, in 2015, of a 170 million euro gain on the disposal of 90% of Dailymotion (see Notes 1.7 and 3 to the consolidated financial statements), as part of the review of the investments and business portfolio, (ii) the 111 million euro increase in restructuring and integration costs from the restructuring of real estate holdings, and (iii) the 60 million euro decline in adjusted EBITDA.

3.1.3.5.4   CAPEX - International Carriers & Shared Services

2017 vs. 2016

International Carriers & Shared Services CAPEX amounted to 282 million euros in 2017, up 1.5% on a historical basis and 5.1% on a comparable basis compared with 2016.

On a historical basis, the 5 million euro increase in International Carriers & Shared Services CAPEX between the two periods includes (i) the adverse impact of changes in the scope of consolidation and other changes representing 10 million euros, and (ii) organic change on a comparable basis, i.e. a 15 million euro increase in CAPEX.

On a comparable basis, the 15 million euro improvement in the CAPEX of International Carriers & Shared Services between the two periods was primarily due to increased investment in submarine cables, particularly the Kanawa cable that will link Guyana, Martinique, and Guadeloupe.

2016 vs. 2015

International Carriers & Shared Services CAPEX amounted to 277 million euros in 2016, down 22.7% on a historical basis and 21.3% on a comparable basis compared with 2015.

On a historical basis, the 82 million euro decrease in International Carriers & Shared Services CAPEX between the two periods can be attributed to (i) the adverse impact of changes in the scope of consolidation and other changes representing 6 million euros, and (ii) organic change in CAPEX on a comparable basis, down 75 million euros.

On a comparable basis, the 75 million euro reduction in International Carriers & Shared Services CAPEX between the two periods was mainly attributable to reduced investment on network property, stores and sundry property with the completion of Orange Gardens in France (facility dedicated to research and innovation).

3.1.3.5.5   Additional information - International Carriers & Shared Services

International Carriers & Shared Services (at December 31, in millions of euros)	2017	2016	2016	% change	% change	2015
		data on a comparable basis (1)	data on a historical basis	data on a comparable basis (1)	data on a historical basis	data on a historical basis
Revenues (2)	1,651	1,806	1,812	(8.6)%	(8.9)%	1,915
International Carriers	1,374	1,526	1,527	(10.0)%	(10.0)%	1,555
Shared Services	277	280	285	(1.0)%	(2.8)%	360

(1) See Section 3.1.5.1 Data on a comparable basis.

(2)  Breakdown of revenues in external data (see Section 8.2 Financial glossary).

116[Back to contents]

3.1.3.6   Orange Bank

In October 2016, Orange acquired a 65% interest in Groupama Banque (see Note 3.2 to the consolidated financial statements), renamed Orange Bank at the start of 2017. On November 2, 2017, Orange launched the new banking and digital solution, Orange Bank. At December 31, 2017, 55,000 clients had subscribed to the Orange Bank offer (see Section 3.1.1.3 Significant events).

Orange Bank (at December 31, in millions of euros)	2017	2016	2016	% change	% change	2015
		data on a comparable basis (1)	data on a historical basis	data on a comparable basis (1)	data on a historical basis	data on a historical basis
Net banking income (NBI) (2)	73	73	21	0.4%	257.2%	-
Cost of bank credit risk (3)	(6)	(10)	(2)	(41.4)%	203.5%	-
Operating income	(93)		85		na	-
CAPEX	61	15	15	322.1%	322.1%	-
Average number of employees	663	506	143	31.1%	365.6%	-

(1) See Section 3.1.5.1 Data on a comparable basis.

(2) Net Banking Income (NBI) recognized as other operating income (see Note 4.2 to the consolidated financial statements).

(3)  Cost of bank credit risk recognized in other operating expenses (see Note 5.2 to the consolidated financial statements).

3.1.3.6.1   Operating activities

Segment information for Orange Bank (transition from revenues to operating income, investments in property, plant and equipment and intangible assets) is presented in Notes 1.2 and 1.3 to the consolidated financial statements.

2017 vs. 2016

Fiscal year 2017 featured the preparation of the new banking and digital solution, Orange Bank, which was launched in metropolitan France on November 2, 2017.

On a historical basis, the operating income of Orange Bank was negative 93 million euros in 2017, compared to a positive 85 million euros in 2016, chiefly attributable to (i) integration of banking activities over twelve months in 2017 compared to three months in 2016, (ii) costs incurred (essentially external purchases and labor expenses) in preparing the launch of the Orange Bank offer, and (iii) effects of the takeover of Groupama Banque (since renamed Orange Bank), with the recognition of a loss of 27 million euros in 2017, compared to a profit of 97 million euros in 2016 (see Note 3.2 to the consolidated financial statements).

On both a historical and a comparable basis, the 46 million euro increase in Orange Bank’s CAPEX between 2016 and 2017 was primarily due to increased investment in IT, in connection with the launch of the Orange Bank offer in the second half of 2017.

2016 vs. 2015

In 2016, Orange Bank’s operating income was a positive 85 million euros as a result of the recognition of a 97 million euro profit connected with the takeover of Groupama Banque (since renamed Orange Bank, see Note 3.2 to the consolidated financial statements). Net banking income (NBI) stood at 21 million euros, and the cost of bank credit risk was 2 million euros in 2016 (see Notes 4.2 and 5.2 to the consolidated financial statements).

In 2016, CAPEX amounted to 15 million euros.

3.1.3.6.2   Assets, liabilities and cash flows

The segment information pertaining to Orange Bank (transition from revenues to operating income, investments in property, plant and equipment and intangible assets, assets, liabilities and cash flows) are presented in Note 1 to the consolidated financial statements, and the Orange Bank activities (financial assets and liabilities, management of market risks connected with the activities, and unrecognized contractual commitments) are described in Note 15 to the consolidated financial statements.

Outstanding loans and advances to customers at December 31, 2017 came to 2.1 billion euros, virtually stable year-on-year. Retail loans made up 82.0% of that total. 46.4% were consumer loans (see Note 15.1.1 to the consolidated financial statements).

Outstanding payables to customers (deposits and savings) at December 31, 2017 came to 3.7 billion euros, down 5.7% year-on-year. This was composed mainly of retail deposits, which were down primarily in response to the end of sales of Elancio financial products. Institutional investors’ deposits made up less than half of the total (see Note 15.1.3 to the consolidated financial statements).

Information on the management of market risks connected with the Orange Bank activities are described in Note 15.2 to the consolidated financial statements.

For further information on the risks relating to the Orange Bank activities, see Section 2.1.3 Financial risks.

3.1.4    Cash flow, equity and financial debt

To ensure the transparency of the financial statements and separate out the performances of the telecoms activities and the Orange Bank activities, the analysis and financial commentary are split to reflect these two scopes of operation. Accordingly, Sections 3.1.4.1 Liquidity and cash flows of telecom activities and 3.1.4.2. Financial debt and liquidity position of telecom activities deal with the Telecom activities, and Section 3.1.3.6 Orange Bank covers the Orange Bank activities.

117[Back to contents]

3.1.4.1   Liquidity and cash flows of telecom activities

The simplified statement of cash flows of telecom activities is presented in Note 1.6 to the consolidated financial statements.

Simplified statement of cash flows of telecom activities (1) (at December 31, in millions of euros)	2017	2016	2015
		data on a historical basis	data on a historical basis
Net cash provided by operating activities	9,902	8,961	9,527
Net cash used in investing activities	(7,962)	(5,057)	(9,406)
o/w Purchases and proceeds from sale of property, plant and equipment and intangible assets (2)	(7,311)	(8,306)	(6,441)
o/w proceeds from the disposal of EE securities (3)	50	4,481	-
Net cash used in financing activities	(2,834)	(2,004)	(3,924)
Cash change in cash and cash equivalents	(894)	1,900	(3,803)
Cash and cash equivalents - opening balance	6,267	4,469	6,758
Cash change in cash and cash equivalents	(894)	1,900	(3,803)
Non-cash change in cash and cash equivalents (4)	(40)	(102)	1,514
Cash and cash equivalents - closing balance	5,333	6,267	4,469

(1) See Consolidated statement of cash flows and Note 1.6 to the consolidated financial statements.

(2) Net of change in the fixed asset payables.

(3) In 2016, this was the cash portion (Proceeds of the transaction, less costs, see Note 3.2 to the consolidated financial statements).

(4)  O/w in 2015, the effect of the removal of the pledge of monetary financial securities in connection with the offer relating to Jazztel, for 1,501 million euros (see Note 3.2 to the consolidated financial statements).

3.1.4.1.1   Net cash provided by operating activities (telecom activities)

Net cash provided by telecom activities was 9,902 million euros in 2017, versus 8,961 million euros in 2016 and 9,527 million euros in 2015.

In 2017, Orange pursued its policy of actively managing its working capital requirement. The effects on the change in working capital requirement (i) of the sale of receivables in Spain, and (ii) the extended payment terms on certain suppliers of goods and services and fixed assets, are described in Notes 4.3 and 5.6, respectively, to the consolidated financial statements.

2017 vs. 2016

Change in net cash provided by telecom activities - 2017 vs. 2016

(at December 31, in millions of euros)

Net cash provided by operating activities in 2016	8,961
Increase (decrease) in reported EBITDA	332
Change in working capital requirement (1)	364
Fine from the French Competition Authority in the Enterprise market (2)	350
Other	14
Decrease (increase) in operating taxes and levies paid	(35)
Decrease (increase) in interest paid and interest rate effects on derivatives, net (net of dividends received)	(164)
Decrease (increase) in income tax paid	322
Other (3)	122
Net cash provided by operating activities in 2017	9,902

(1) See Section 8.2 Financial glossary.

(2) See Notes 1.7, 5.2, 5.7 and 16.1 to the consolidated financial statements. A 350 million euro deterioration in the working capital requirement in 2016, due to payment of the fine.

(3)  Of which the change in the elimination of non-monetary effects included in the calculation of reported EBITDA.

Between 2016 and 2017, cash flow generated by telecom activities increased by 941 million euros, chiefly attributable to:

- the change in working capital requirement for 364 million euro, resulting in large part from the counter-effect in 2016 of payment of the 350 million euro fine from the French Competition Authority for anti-competitive practices in the Enterprise market (see Notes 1.7, 5.2, 5.7 and 16.1 to the consolidated financial statements);

- the 332 million euro increase in reported EBITDA;

- and the 322 million euro cut in corporate income tax paid, mainly due to the refund of 304 million euros by the French tax authorities in 2017 for the dispute over the 3% tax on dividends (see Note 9 to the consolidated financial statements);

- partially offset by the 164 million euro increase in net interest paid and interest rate effects on derivatives, net (net of dividends received), primarily due to the counter-effect of the receipt of 173 million euros in dividends paid by EE in 2016 (see Consolidated statement of cash flows).

118[Back to contents]

2016 vs. 2015

Change in net cash provided by telecom activities - 2016 vs. 2015

(at December 31, in millions of euros)

Net cash provided by operating activities in 2015	9,527
Increase (decrease) in reported EBITDA	454
Change in working capital requirement	(703)
Fine from the French Competition Authority in the Enterprise market (1)	(700)
Other	(3)
Decrease (increase) in operating taxes and levies paid	(147)
Decrease (increase) in interest paid and interest rate effects on derivatives, net (net of dividends received)	42
Decrease (increase) in income tax paid	(179)
Other (2)	(33)
Net cash provided by operating activities in 2016	8,961

(1) See Notes 1.7, 5.2, 5.7 and 16.1 to the consolidated financial statements. 350 million euro deterioration in the working capital requirement in 2016, caused by the payment of the fine, following a 350 million euro improvement in the working capital requirement in 2015 due to the recognition of the fine under current liabilities.

(2)  Of which the change in the elimination of non-monetary effects included in the calculation of reported EBITDA.

Between 2015 and 2016, the net cash provided by telecom activities fell 566 million euros, mainly due to the 703 million euro change in working capital requirement, largely resulting from:

- the payment, in 2016, of the 350 million euro fine from the French Competition Authority for anti-competitive practices in the Enterprise market (see Notes 1.7, 5.2, 5.7 and 16.1 to the consolidated financial statements);

- and the counter-effect, in 2015, of the recognition of this 350 million euro fine as a current liability.

Net cash provided by telecom activities included the receipt of dividends paid by EE, prior to its disposal on January 29, 2016 (see Note 3.2 to the consolidated financial statements), i.e. 173 million euros in 2016 and 446 million euros in 2015 (see Consolidated statement of cash flows).

3.1.4.1.2   Net cash used in investing activities (telecom activities)

The net cash used in investing activities of telecom activities amounted to a negative 7,962 million euros in 2017 as against a negative 5,057 million euros in 2016, and a negative 9,406 million euros in 2015.

2017 vs. 2016

Between 2016 and 2017, the 2,905 million euro increase in net cash used in investing activities of telecom activities was largely attributable to:

- (i) the counter-effect of the recognition in 2016 of the cash portion of the proceeds from the disposal of EE securities for 4,481 million euros (proceeds from the transaction less costs), and (ii) the change in equity investments and other financial assets (with an increase of 1,082 million euros in 2017 compared to an increase of 65 million euros in 2016);

- partially offset by;

-  the counter-effect of acquisitions of investment securities (net of cash acquired) made in Africa in 2016, for a total of 1,120 million euros (Airtel in Burkina Faso and in Sierra Leone, Oasis (Tigo) in the Democratic Republic of the Congo, and Cellcom Telecommunications in Liberia, see Note 3.2 to the consolidated financial statements),

-  the 995 million euro decrease in acquisitions and proceeds from disposal of property, plant and equipment and intangible assets (net of changes in the fixed asset payables), mainly relating to the acquisitions of new telecommunication licenses, which were down significantly in 2017 compared to 2016 (see 2016 vs. 2015 below and Section 3.1.2.5 Group capital expenditures),

-  and the proceeds from the disposal of BT securities sold in 2017 for 433 million euros net of fees (see Section 3.1.1.3 Significant events).

2016 vs. 2015

Between 2015 and 2016, the 4,349 million euro decrease in net cash used in investing activities of telecom activities was largely attributable to:

- (i) the recognition, in 2016, of the cash portion of the proceeds from the disposal of EE securities for 4,481 million euros (proceeds of the transaction, less costs, see Note 3.2 to the consolidated financial statements), and (ii) the counter-effect of the Jazztel acquisition in 2015 for 3,306 million euros;

- partially offset by;

-  the 1,865 million euro increase in acquisitions and proceeds from disposal of property, plant and equipment and intangible assets (net of the change in fixed asset payables), connected with (i) the acquisition of new telecommunication licenses (primarily 4G licenses in Poland and in Egypt in 2016, and the partial payment due on the 700 MHz license acquired in France in 2015, payment for which is staggered from 2016 to 2018), and (ii) the increase in CAPEX between the two periods (see Section 3.1.2.5 Group capital expenditures),

-  and the acquisitions of investment securities (net of cash acquired) made in Africa in 2016, for a total of 1,120 million euros (Airtel in Burkina Faso and in Sierra Leone, Oasis (Tigo) in the Democratic Republic of the Congo, and Cellcom Telecommunications in Liberia, see Note 3.2 to the consolidated financial statements).

119[Back to contents]

3.1.4.1.2.1  Acquisitions and proceeds from disposal of property, plant and equipment and intangible assets

Acquisitions and proceeds from disposal of property, plant and equipment and intangible assets (net of the change in fixed asset payables at December 31, in millions of euros)	2017	2016	2015
		data on a historical basis	data on a historical basis
Purchases of property, plant and equipment and intangible assets (1)	(7,466)	(8,477)	(7,771)
CAPEX	(7,148)	(6,956)	(6,486)
Telecommunications licenses	(318)	(1,521)	(1,285)
Increase (decrease) in fixed asset payables (2)	(63)	26	1,239
Investing donations received in advance	71	-	-
Proceeds from sales of property, plant and equipment and intangible assets	147	145	91
Telecom activities total	(7,311)	(8,306)	(6,441)

(1) Investments financed through finance leases have no effect on cash flows when acquired (see Section 3.1.2.5 Group capital expenditures and Notes 1.3 and 8.4 to the consolidated financial statements).

(2)  Of which, in 2015, mainly the recognition of the debt relating to the acquisition in France of two technology neutral frequency blocks in the 700 MHz band for 954 million euros, payment for which is staggered from 2016 to 2018 (see Notes 8.3 and 8.5 to the consolidated financial statements).

3.1.4.1.2.2  Acquisitions and proceeds from sales of investment securities

Acquisitions and proceeds from sales of investment securities (1) (net of cash acquired or transferred at December 31, in millions of euros)	2017	2016	2015
		data on a historical basis	data on a historical basis
Acquisitions of investment securities (net of cash acquired)	(84)	(1,274)	(3,465)
Acquisition of 100% of Airtel in Burkina Faso	(10)	(515)	-
Acquisition of 100% of Airtel in Sierra Leone	-	(305)	-
Acquisition of 100% of Oasis (Tigo) in the Democratic Republic of the Congo (DRC)	-	(178)	-
Acquisition of 100% of Cellcom Telecommunication in Liberia	-	(122)	-
Acquisition of 100% of Jazztel	-	-	(3,306)
Acquisition of 9.0% of Médi Télécom (takeover)	-	-	(80)
Other acquisitions	(74)	(154)	(79)
Proceeds from sales of investment securities (net of cash transferred)	515	4,588	297
Proceeds from the disposal of BT securities (2)	433	-	-
Proceeds from the disposal of EE securities (3)	50	4,481	-
Proceeds from the sale of Dailymotion (10% in 2017 and 90% in 2015)	26	-	238
Proceeds from the sale of 100% of Orange Armenia	-	-	43
Other proceeds from sales	6	107	16
Telecom activities total	431	3,314	(3,168)

(1) See Note 3.2 to the consolidated financial statements.

(2) See Section 3.1.1.3 Significant events and Note 11.7 to the consolidated financial statements.

(3)  In 2015, this was the cash portion (Proceeds of the transaction, less costs, see Note 3.2 to the consolidated financial statements).

3.1.4.1.2.3  Other changes in securities and other financial assets

Decrease (increase) in securities and other financial assets (at December 31, in millions of euros)	2017	2016	2015
		data on a historical basis	data on a historical basis
Investments at fair value, excluding cash equivalents	(1,074)	(345)	389
Other	(8)	280	(186)
Telecom activities total	(1,082)	(65)	203
120[Back to contents]

3.1.4.1.3   Net cash used in financing activities (telecoms activities)

The net cash used in financing activities of telecom activities was a negative 2,834 million euros in 2017, versus a negative 2,004 million euros in 2016 and a negative 3,924 million euros in 2015.

Net cash used in financing activities (at December 31, in millions of euros)	2017	2016	2015
		data on a historical basis	data on a historical basis
Variation in medium- and long-term debt (1)	(278)	744	(3,595)
Issuances of medium- and long-term debt	2,450	3,411	817
Repayment of medium- and long-term debt	(2,728)	(2,667)	(4,412)
Increase (decrease) of bank overdrafts and short-term borrowings (1)	964	90	(101)
Net change in cash collateral deposits (1)	(1,138)	(888)	1,809
Exchange rate effects on derivatives, net	(66)	201	320
Coupon on subordinated notes (2) (3)	(282)	(291)	(272)
Proceeds (purchases) from treasury shares (2)	(4)	2	32
Employee shareholding plans	-	-	32
Other disposals (purchases)	(4)	2	-
Changes in ownership interests with no gain or loss of control in subsidiaries	1	(16)	(222)
Acquisition of 5.0% of ECMS in Egypt (4)	-	-	(210)
Other changes	1	(16)	(12)
Capital increase (decrease) (2)	(66)	9	-
Capital increase (decrease) of owners of the parent company (5)	-	113	-
Capital increase (decrease) of non-controlling interests	(66)	(104)	-
Dividends paid (2)	(1,965)	(1,855)	(1,895)
Dividends paid to owners of the parent company (3)	(1,729)	(1,596)	(1,589)
Dividends paid to non-controlling interests	(236)	(259)	(306)
Telecom activities total	(2,834)	(2,004)	(3,924)

(1) See Note 11 to the consolidated financial statements.

(2) See Note 13 to the consolidated financial statements.

(3) See Section 3.1.4.3 Equity.

(4) See Note 3.2 to the consolidated financial statements.

(5)  Capital increase in 2015 for the Employee shareholding plan Orange Ambition 2016.

2017 vs. 2016

Between 2016 and 2017, the 830 million euro increase in net cash related to the financing of telecom activities was largely attributable to:

- (i) the 961 million euro decline in additions to medium- and long-term debt (see Notes 11.5 and 11.6 to the consolidated financial statements), and (ii) to a lesser extent, the change in the exchange rate effects on derivatives, net and the net change in cash collateral deposits (see Note 12.5 to the consolidated financial statements);

- partially offset by the 874 million euro increase in bank overdrafts and short-term borrowings.

2016 vs. 2015

Between 2015 and 2016, the 1,920 million euro decrease in net cash used in financing of telecom activities was largely attributable to:

- (i) the 2,594 million euro increase in additions to medium- and long-term debt, and (ii) the 1,745 million euro decrease in repayment of medium- and long-term debt;

- partially offset by the net change in cash collateral deposits (with a decrease of 888 million euros in 2016, compared with an increase of 1,809 million euros in 2015) reflecting, for 2016, the deterioration in the fair value of derivatives, primarily to hedge bonds denominated in the Group’s currencies.

3.1.4.2   Financial debt and liquidity position of telecom activities

For further information on the risks relating to the Orange group’s financial debt, see Section 2.1.3 Financial risks.

3.1.4.2.1   Net financial debt

Net financial debt (see Note 11.3 to the consolidated financial statements) [REDACTED SECTION: CERTAIN TEXT THAT FOLLOWS HAS BEEN REDACTED.] are financial indicators not defined by IFRS. For further information on the calculation of these indicators and the reasons why the Orange group uses them, see Section 3.1.5 Financial indicators not defined by IFRS and Section 8.2 Financial glossary. Net financial debt as defined and used by Orange does not incorporate the Orange Bank activities for which this concept is not relevant.

(as at December 31)	2017	2016	2015
		data on a historical basis	data on a historical basis
Net financial debt (1) (2)	23,843	24,444	26,552
[REDACTED SECTION: CERTAIN TEXT THAT FOLLOWS HAS BEEN REDACTED.]

(1) See Section 3.1.5 Financial indicators not defined by IFRS.

(2)  In millions of euros.

121[Back to contents]

2017 vs. 2016

Between December 31, 2016 and December 31, 2017, net financial debt fell 601 million euros.

Change in net financial debt - 2017 vs. 2016

(at December 31, in millions of euros)

Net financial debt at December 31, 2016	24,444
Adjusted EBITDA of telecoms activities	(12,880)
CAPEX of telecoms activities	7,148
Telecommunication licenses paid	617
Decrease (increase) of CAPEX suppliers (1)	(307)
Increase (decrease) in working capital requirement	64
Interest paid and interest rate effects on derivatives, net (net of dividends received)	1,273
Income tax paid	584
Other operating items (2)	910
Acquisitions and proceeds from sales of investment securities (net of cash acquired or transferred) and changes in ownership interests with no gain or loss of control in subsidiaries	(432)
Proceeds from the disposal of BT securities (3)	(433)
Other	1
Coupon on subordinated notes (4)	282
Dividends paid to owners of the parent company (4)	1,729
Dividends paid to non-controlling interests	236
Other financial items (5)	175
Net financial debt at December 31, 2017	23,843

(1) Including investing donations received in advance.

(2) Primarily (i) the disbursements relating to restructuring and integration costs, and (ii) elimination of non-monetary effects included in adjusted EBITDA.

(3) Net of fees (see Section 3.1.1.3 Significant events).

(4) See Section 3.1.4.3 Equity and Note 13 to the consolidated financial statements.

(5)  Primarily the impact of economic hedges of the Group’s exposure to sterling.

2016 vs. 2015

Between December 31, 2015 and December 31, 2016, net financial debt fell 2,108 million euros.

Change in net financial debt - 2016 vs. 2015

(at December 31, in millions of euros)

Net financial debt at December 31, 2015	26,552
Adjusted EBITDA of telecoms activities	(12,694)
CAPEX of telecoms activities	6,956
Telecommunication licenses paid	1,800
Decrease (increase) of CAPEX suppliers	(305)
Increase (decrease) in working capital requirement	428
Fine from the French Competition Authority in the Enterprise market (1)	350
Other	78
Interest paid and interest rate effects on derivatives, net (net of dividends received)	1,109
Income tax paid	906
Other operating items (2)	1,146
Acquisitions and proceeds from sales of investment securities (net of cash acquired or transferred) and changes in ownership interests with no gain or loss of control in subsidiaries	(3,298)
Proceeds from the disposal of EE securities (3)	(4,481)
Others (4)	1,183
Coupon on subordinated notes (5)	291
Dividends paid to owners of the parent company (5)	1,596
Dividends paid to non-controlling interests	259
Other financial items	(302)
Decrease (increase) in capital of owners of the parent company (6)	(113)
Net effect of the acquisition of 65% of Groupama Banque (renamed Orange Bank) (7)	189
Other (8)	(378)
Net financial debt at December 31, 2016	24,444

(1) See Notes 1.7, 5.2, 5.7 and 16.1 to the consolidated financial statements.

(2) Primarily (i) the disbursements relating to restructuring and integration costs, and (ii) elimination of non-monetary effects included in adjusted EBITDA.

(3) Cash portion (Proceeds of the transaction, less costs, see Note 3.2 to the consolidated financial statements).

(4) Mainly the acquisition of Airtel in Burkina Faso and Sierra Leone, of Oasis (Tigo) in the Democratic Republic of the Congo, and of Cellcom Telecommunications in Liberia (see Section 3.1.4.1 Liquidity and cash flows of telecom activities and Note 3.2 to the consolidated financial statements).

(5) See Section 3.1.4.3 Equity and Note 13 to the consolidated financial statements.

(6) Capital increase for the Employee shareholding plan Orange Ambition 2016.

(7) See Note 3.2 to the consolidated financial statements.

(8)  Primarily the impact of economic hedges of the Group’s exposure to sterling and the exchange rate effect relating to the net financial debt denominated in Egyptian pounds.

122[Back to contents]

3.1.4.2.2   Management of financial debt and liquidity position

The assets, liabilities and net finance costs excluding the Orange Bank activities along with the information on market risks and the fair value of financial assets and liabilities excluding the Orange Bank activities are respectively described in Notes 11 and 12 to the consolidated financial statements.

At December 31, 2017, the cash and cash equivalents of telecom activities stood at 5,333 million euros, and the liquidity position of telecom activities was 14,065 million euros. At December 31, 2017, the liquidity position of telecom activities exceeded the repayment obligations of its gross financial debt in 2018 (see Note 12.3 to the consolidated financial statements).

3.1.4.2.3   Exposure to market risks and financial Instruments

In the course of its manufacturing and commercial activities, Orange is exposed to market risks arising from the management of its interest costs, operating expenses in foreign currencies, and the value of certain asset items denominated in foreign currencies, such as investment securities in foreign companies. Based on an analysis of its general exposure to risks, mainly linked to interest rate fluctuations and foreign exchange prices, Orange uses various financial instruments within the limits set by the Treasury and Financing Committee. It is the policy of the Orange group not to use derivatives for speculative purposes.

The management of interest rate risk, foreign exchange risk, liquidity risk, credit risk and counterparty risk, equity market risk as well as financial covenants, is described in Note 12 to the consolidated financial statements.

For further information on risks relating to financial markets, see Section 2.1.3 Financial risks.

3.1.4.2.4   Changes in Orange’s credit rating

Orange’s credit rating is an additional performance indicator used to assess the Group’s financial policy and risk management policy and, in particular, its solvency and liquidity risk, and is not a substitute for an analysis carried out by investors. Rating agencies revise the ratings they assign on a regular basis. Any change in the rating could produce an impact on the cost of future financing or restrict access to liquidity.

In addition, a change in Orange’s credit rating will, for certain outstanding financings, trigger step-up[1] clauses affecting the interest paid to investors (Note 12.3 to the consolidated financial statements).

With respect to changes to Orange’s credit rating in 2017, Japan Credit Rating revised its outlook on Orange’s long-term debt from Stable to Positive, and thereby confirmed its long-term debt rating at A-.

Orange’s credit rating at December 31, 2017 is as follows:

Orange’s credit rating at December 31, 2017

	Standard & Poor’s	Moody’s	Fitch Ratings	Japan Credit Rating
Non-current debt	BBB+	Baa1	BBB+	A-
Outlook	Stable	Stable	Stable	Positive
Current debt	A2	P2	F2	Not applicable

For further information on risks related to the financial markets and a history of the Company’s credit ratings, see Section 2.1.3 Financial risks.

3.1.4.3   Shareholders’ equity

At December 31, 2017, the French State held 22.95% of the capital of Orange SA, directly or jointly with Bpifrance Participations (see Note 13 to the consolidated financial statements).

The payment of dividends by Orange took place as follows (see Note 13.3 to the consolidated financial statements):

- in 2017, payment of (i) the balance of the dividend of 0.40 euros per share in respect of the 2016 fiscal year, and (ii) the interim dividend of 0.25 euros per share in respect of the 2017 fiscal year;

- in 2016, payment of (i) the balance of the dividend of 0.40 euros per share in respect of the 2015 fiscal year, and (ii) the interim dividend of 0.20 euros per share in respect of the 2016 fiscal year;

- and in 2015, payment of (i) the balance of the dividend of 0.40 euros per share in respect of the 2014 fiscal year, and (ii) the interim dividend of 0.20 euros per share in respect of the 2015 fiscal year.

Additionally, Orange has not exercised its right to defer the coupon related to the deeply subordinated notes since their issuance and, accordingly, it paid the noteholders (i) in 2017, 282 million euros, (ii) in 2016, 291 million euros, and (iii) in 2015, 272 million euros (see Note 13.4 to the consolidated financial statements).

Capital management is described in Note 12.7 to the consolidated financial statements. Changes in equity are described in the Consolidated statement of changes in shareholders’ equity in the consolidated financial statements, as well as in Note 13 to the consolidated financial statements.

123[Back to contents]

3.1.5    Financial indicators not defined by IFRS

In this document, other than the financial indicators reported in accordance with the IFRS (International Financial Reporting Standards), Orange publishes financial indicators that are not defined by IFRS. As described below, these figures are presented as additional information and are not meant to be substitutes for or to be confused with financial indicators as defined by IFRS.

3.1.5.1   Data on a comparable basis

In order to allow investors to track the annual changes in the Group’s operations, data on a comparable basis are presented for the previous period. The transition from data on a historical basis to data on a comparable basis consists of keeping the results for the year ended and restating the previous year in order to present financial data with comparable methods, scope of consolidation and exchange rates over comparable periods. Orange provides the details of the impact of changes in method, scope of consolidation and exchange rates on its key operating indicators in order to isolate the intrinsic business impact. The method used is to apply to the data of the corresponding period of the preceding year the methods and the scope of consolidation for the period ended, as well as the average exchange rates used for the consolidated income statement for the period ended.

Orange’s management believes that the presentation of these indicators on a comparable basis is pertinent, as these are indicators used internally by the Group for monitoring its operating activities. Changes in data on a comparable basis better reflect organic business changes.

Data on a comparable basis are not financial indicators defined by IFRS and may not be comparable to similarly titled indicators used by other companies. It is provided as additional information only and should not be considered as a substitute for an analysis of the Group’s historical data for the past year or previous periods.

3.1.5.1.1   Data on a comparable basis for 2016

The data on a comparable basis for 2016 is comparable in terms of method, scope and exchange rates to the data on a historical basis for 2017.

3.1.5.1.1.1  2016 fiscal year - Group

The following table presents, for the Orange group, the transition from data on a historical basis to data on a comparable basis for the 2016 fiscal year for the key operating data.

2016 fiscal year - Group (at December 31, 2016 in millions of euros)	Revenues	Adjusted EBITDA	Reported EBITDA	CAPEX	Average number of employees
Data on a historical basis	40,918	12,682	11,719	6,971	141,257
Foreign exchange fluctuations (1)	(484)	(155)	(153)	(20)	-
Egyptian pound (EGP)	(517)	(165)	(164)	(27)	-
Polish zloty (PLN)	66	17	17	11	-
US dollar (USD)	(16)	(3)	(3)	(2)	-
Other	(17)	(4)	(3)	(2)	-
Changes in the scope of consolidation and other changes	159	11	(48)	23	575
Acquisition of Airtel in Burkina Faso	94	26	26	14	131
Acquisition of Oasis (Tigo) in the Democratic Republic of the Congo (DRC)	45	(6)	(6)	2	43
Acquisition of Airtel in Sierra Leone	32	9	9	5	156
Acquisition of Cellcom Telecommunications in Liberia	15	6	6	4	85
Disposal of Fime	(19)	(3)	(52)	(1)	(166)
Acquisition of Groupama Banque (renamed Orange Bank)	-	(23)	(23)	-	363
Other	(8)	2	(8)	(1)	(37)
Data on a comparable basis	40,593	12,538	11,518	6,974	141,832

(1)  Foreign exchange fluctuations between the average exchange rates for the 2016 fiscal year and average rates for the 2017 fiscal year.

The changes included in the transition from data on a historical basis to data on a comparable basis for the 2016 fiscal year primarily include:

- the changes in the scope of consolidation (see Note 3.2 to the consolidated financial statements), with mainly:

-  the acquisition of Oasis (Tigo) in the Democratic Republic of the Congo (DRC, Africa & Middle-East) on April 20, 2016, taking effect from January 1, 2016, in data on a comparable basis,

-  the acquisition of Airtel in Burkina Faso (Africa & Middle-East) on June 22, 2016, taking effect from January 1, 2016, on a comparable basis,

-  the acquisition of Cellcom Telecommunications in Liberia (Africa & Middle-East) on April 5, 2016, taking effect from January 1, 2016, on a comparable basis,

-  the acquisition of Airtel in Sierra Leone (Africa & Middle-East) on July 19, 2016, taking effect from January 1, 2016, on a comparable basis,

-  the disposal of Fime (Enterprise) on May 31, 2016, taking effect from January 1, 2016, on a comparable basis,

-  and the acquisition of Groupama Banque (renamed Orange Bank) on October 4, 2016, taking effect from January 1, 2016, on a comparable basis;

- and the foreign exchange fluctuations between the average exchange rates for the 2016 fiscal year and for the 2017 fiscal year.

124[Back to contents]

3.1.5.1.1.2  2016 fiscal year - Segments

The following table presents, for each segment of the Orange group, the transition from data on a historical basis to data on a comparable basis for the 2016 fiscal year for the key operating data.

2016 fiscal year - Segments (at December 31, 2016 in millions of euros)	Revenues	Adjusted EBITDA	Reported EBITDA	CAPEX	Average number of employees
France
Data on a historical basis	17,945	6,806	6,205	3,421	63,094
Foreign exchange fluctuations (1)	-	-	-	-	-
Changes in the scope of consolidation and other changes (2)	-	2	1	10	-
Data on a comparable basis	17,945	6,808	6,206	3,431	63,094
Spain
Data on a historical basis	5,014	1,349	1,222	1,086	6,401
Foreign exchange fluctuations (1)	-	-	-	-	-
Changes in the scope of consolidation and other changes (2)	-	2	2	-	(2)
Data on a comparable basis	5,014	1,351	1,224	1,086	6,399
Poland
Data on a historical basis	2,644	725	725	455	16,424
Foreign exchange fluctuations (1)	67	18	18	11	-
Changes in the scope of consolidation and other changes (2)	-	-	-	-	-
Data on a comparable basis	2,711	743	743	466	16,424
Belgium & Luxembourg
Data on a historical basis	1,242	316	317	168	1,616
Foreign exchange fluctuations (1)	-	-	-	-	-
Changes in the scope of consolidation and other changes (2)	-	-	-	-	-
Data on a comparable basis	1,242	316	317	168	1,616
Central European countries
Data on a historical basis	1,648	554	537	251	5,215
Foreign exchange fluctuations (1)	6	3	2	1	-
Changes in the scope of consolidation and other changes (2)	-	-	-	-	-
Data on a comparable basis	1,654	557	539	252	5,215
Africa & Middle-East
Data on a historical basis	5,245	1,658	1,638	962	15,368
Foreign exchange fluctuations (1)	(550)	(187)	(186)	(33)	-
Changes in the scope of consolidation and other changes	186	35	19	25	415
Acquisition of Airtel in Burkina Faso	94	26	26	14	131
Acquisition of Oasis (Tigo) in the Democratic Republic of the Congo (DRC)	45	(6)	(6)	2	43
Acquisition of Airtel in Sierra Leone	32	9	9	5	156
Acquisition of Cellcom Telecommunications in Liberia	15	6	6	4	85
Other changes (2)	-	-	(16)	-	-
Data on a comparable basis	4,881	1,506	1,471	954	15,783
Enterprise
Data on a historical basis	7,353	1,342	1,298	336	20,316
Foreign exchange fluctuations (1)	(5)	(2)	(2)	1	-
Changes in the scope of consolidation and other changes	(25)	(3)	(51)	(2)	(191)
Disposal of Fime	(19)	(3)	(52)	(1)	(166)
Other changes (2)	(6)	-	1	(1)	(25)
Data on a comparable basis	7,323	1,337	1,245	335	20,125
International Carriers & Shared Services
Data on a historical basis	1,812	(56)	(211)	277	12,680
Foreign exchange fluctuations (1)	(4)	12	12	-	-
Changes in the scope of consolidation and other changes (2)	(2)	(1)	7	(10)	(10)
Data on a comparable basis	1,806	(45)	(192)	267	12,670
Orange Bank
Data on a historical basis	-	(12)	(12)	15	143
Foreign exchange fluctuations (1)	-	-	-	-	-
Changes in the scope of consolidation and other changes	-	(23)	(23)	-	363
Acquisition of Groupama Banque (renamed Orange Bank)	-	(23)	(23)	-	363
Other changes (2)	-	-	-	-	-
Data on a comparable basis	-	(35)	(35)	15	506

(1) Foreign exchange fluctuations between the average exchange rates for the 2016 fiscal year and average rates for the 2017 fiscal year.

(2)  Including the effect of internal reorganizations between segments which have no effect at Group level.

125[Back to contents]

3.1.5.1.2   Data on a comparable basis for 2015

The data on a comparable basis for 2015 is comparable in terms of method, scope and exchange rates to the data on a historical basis for 2016.

3.1.5.1.2.1  2015 fiscal year - Group

The following table presents, for the Orange group, the transition from data on a historical basis to data on a comparable basis for the 2015 fiscal year for the key operating data.

2015 fiscal year - Group (at December 31, 2015 in millions of euros)	Revenues	Adjusted EBITDA	Reported EBITDA	CAPEX	Average number of employees
Data on a historical basis	40,236	12,418	11,277	6,486	144,499
Foreign exchange fluctuations (1)	(445)	(111)	(109)	(52)	-
Egyptian pound (EGP)	(242)	(73)	(72)	(15)	-
Polish zloty (PLN)	(116)	(33)	(32)	(19)	-
Guinean franc (GNF)	(30)	(16)	(16)	(8)	-
Leone (SLL)	(14)	(2)	(2)	(6)	-
Argentine Peso (ARS)	(13)	-	-	-	-
Other	(30)	13	13	(4)	-
Changes in the scope of consolidation and other changes	878	217	151	335	1,769
Acquisition of Jazztel	478	122	110	236	1,330
Full consolidation of Médi Télécom	241	88	88	65	517
Acquisition of Oasis (Tigo) in the Democratic Republic of the Congo (DRC)	91	(26)	(26)	15	98
Acquisition of Airtel in Burkina Faso	89	27	27	8	130
Acquisition of Cellcom Telecommunications in Liberia	45	16	16	10	275
Acquisition of Airtel in Sierra Leone	36	6	6	15	123
Deconsolidation of Dailymotion	(34)	4	(166)	(6)	(107)
Disposal of Fime	(28)	(7)	(7)	(3)	(221)
Disposal of Orange Armenia	(24)	(1)	7	(4)	(277)
Other	(16)	(12)	96	(1)	(99)
Data on a comparable basis	40,669	12,524	11,319	6,769	146,268

(1)  Foreign exchange fluctuations between the average exchange rates for the 2015 fiscal year and average rates for the 2016 fiscal year.

The changes included in the transition from data on a historical basis to data on a comparable basis for the 2015 fiscal year primarily include:

- the changes in the scope of consolidation (see Note 3.2 to the consolidated financial statements), with mainly:

-  the acquisition of Jazztel (Spain), following its takeover on July 1, 2015, taking effect from January 1, 2015 in the data on a comparable basis,

-  the full consolidation of Médi Télécom (Africa & Middle-East) on July 1, 2015, following its takeover, taking effect from January 1, 2015 in the data on a comparable basis. Orange’s investment in Médi Télécom was previously accounted for under the equity method,

-  the acquisition of Oasis (Tigo) in the Democratic Republic of the Congo (DRC, Africa & Middle-East) on April 20, 2016, taking effect from May 1, 2015, on a comparable basis,

-  acquisition of Airtel in Burkina Faso (Africa & Middle-East) on June 22, 2016, taking effect from July 1, 2015 in the data on a comparable basis,

-  acquisition of Cellcom Telecommunications in Liberia (Africa & Middle-East) on April 5, 2016, taking effect from April 1, 2015 in the data on a comparable basis,

-  acquisition of Airtel in Sierra Leone (Africa & Middle-East) on July 19, 2016, taking effect from August 1, 2015 in the data on a comparable basis,

-  the deconsolidation of Dailymotion (International Carriers & Shared Services) on June 30, 2015, following the disposal of the majority of the capital (80% on June 30, 2015 and 10% on July 30, 2015), taking effect from January 1, 2015 in the data on a comparable basis,

-  the disposal of Fime (Enterprise) on May 31, 2016, taking effect from June 1, 2015 in the data on a comparable basis,

-  the disposal of Orange Armenia (Central Europe) on September 3, 2015, taking effect from January 1, 2015 in the data on a comparable basis,

-  and the acquisition of Groupama Banque (renamed Orange Bank) on October 4, 2016, taking effect from October 1, 2015, on a comparable basis;

- and the foreign exchange fluctuations between the average exchange rates for the 2015 fiscal year and for the 2016 fiscal year.

126[Back to contents]

3.1.5.1.2.2  2015 fiscal year - Segments

The following table presents, for each segment of the Orange group, the transition from data on a historical basis to data on a comparable basis for the 2015 fiscal year for the key operating data.

2015 fiscal year - Segments (at December 31, 2015, in millions of euros)	Revenues	Adjusted EBITDA	Reported EBITDA	CAPEX	Average number of employees
France
Data on a historical basis	18,104	6,738	6,145	3,097	66,765
Foreign exchange fluctuations (1)	-	-	-	-	-
Changes in the scope of consolidation and other changes (2)	13	22	22	-	-
Data on a comparable basis	18,117	6,760	6,167	3,097	66,765
Spain
Data on a historical basis	4,253	1,068	1,046	864	5,144
Foreign exchange fluctuations (1)	-	-	-	-	-
Changes in the scope of consolidation and other changes	478	122	110	236	1,330
Acquisition of Jazztel	478	122	110	236	1,330
Other changes (2)	-	-	-	-	-
Data on a comparable basis	4,731	1,190	1,156	1,100	6,474
Poland
Data on a historical basis	2,831	842	820	463	17,703
Foreign exchange fluctuations (1)	(117)	(35)	(34)	(19)	-
Changes in the scope of consolidation and other changes (2)	(4)	-	(1)	-	(119)
Data on a comparable basis	2,710	807	785	444	17,584
Belgium & Luxembourg
Data on a historical basis	1,235	276	321	193	1,564
Foreign exchange fluctuations (1)	-	-	-	-	-
Changes in the scope of consolidation and other changes (2)	-	-	-	-	-
Data on a comparable basis	1,235	276	321	193	1,564
Central European countries
Data on a historical basis	1,648	554	546	263	5,246
Foreign exchange fluctuations (1)	(6)	(2)	(2)	(1)	-
Changes in the scope of consolidation and other changes	(26)	(1)	7	(4)	(277)
Disposal of Orange Armenia	(26)	(1)	7	(4)	(277)
Other changes (2)	-	-	-	-	-
Data on a comparable basis	1,616	551	551	258	4,969
Africa & Middle-East
Data on a historical basis	4,899	1,667	1,529	922	14,356
Foreign exchange fluctuations (1)	(298)	(103)	(102)	(30)	-
Changes in the scope of consolidation and other changes	509	110	233	113	1,247
Full consolidation of Médi Télécom	249	88	88	65	517
Acquisition of Oasis (Tigo) in the Democratic Republic of the Congo (DRC)	91	(26)	(26)	15	98
Acquisition of Airtel in Burkina Faso	89	27	27	8	130
Acquisition of Cellcom Telecommunications in Liberia	45	16	16	10	275
Acquisition of Airtel in Sierra Leone	36	6	6	15	123
Other changes (2)	(1)	(1)	122	-	104
Data on a comparable basis	5,110	1,674	1,660	1,005	15,603
Enterprise
Data on a historical basis	7,379	1,269	1,235	325	20,415
Foreign exchange fluctuations (1)	(15)	24	24	(1)	-
Changes in the scope of consolidation and other changes	(39)	(17)	(39)	(4)	(271)
Disposal of Fime	(29)	(7)	(7)	(3)	(221)
Other changes (2)	(10)	(10)	(32)	(1)	(50)
Data on a comparable basis	7,325	1,276	1,220	320	20,144
International Carriers & Shared Services
Data on a historical basis	1,915	4	(365)	359	13,306
Foreign exchange fluctuations (1)	(14)	5	6	-	-
Changes in the scope of consolidation and other changes	(48)	(13)	(176)	(7)	(279)
Deconsolidation of Dailymotion	(35)	4	(166)	(6)	(107)
Other changes (2)	(13)	(17)	(10)	(1)	(172)
Data on a comparable basis	1,853	(4)	(535)	352	13,027
Orange Bank
Data on a historical basis	-	-	-	-	-
Foreign exchange fluctuations (1)	-	-	-	-	-
Changes in the scope of consolidation and other changes	-	(6)	(6)	-	138
Acquisition of Groupama Banque (renamed Orange Bank)	-	(6)	(6)	-	138
Other changes (2)	-	-	-	-	-
Data on a comparable basis	-	(6)	(6)	-	138

(1) Foreign exchange fluctuations between the average exchange rates for the 2015 fiscal year and average rates for the 2016 fiscal year.

(2)  Including the effect of internal reorganizations between segments which have no effect at Group level.

127[Back to contents]

3.1.5.2   Adjusted EBITDA and reported EBITDA

Reported EBITDA is operating income before depreciation and amortization, before effects resulting from business combinations, before reclassification of translation adjustment from liquidated entities, before impairment of goodwill and fixed assets and before share of profits (losses) of associates and joint ventures.

Adjusted EBITDA is reported EBITDA adjusted for the effects of significant litigations, specific labor expenses, review of the investments and business portfolio, restructuring and integration costs and, where appropriate, other specific items that are systematically specified (see Note 1 to the consolidated financial statements).

The reconciliation between adjusted EBITDA, reported EBITDA and consolidated net income is shown below.

(at December 31, in millions of euros)	2017			2016			2015
	Adjusted data	Presen- tation adjustments	Consolidated income statement	Adjusted data	Presen- tation adjustments	data on a historical basis	Adjusted data	Presen- tation adjustments	data on a historical basis
						Consolidated income statement			Consolidated income statement
Revenues	41,096	-	41,096	40,918	-	40,918	40,236	-	40,236
External purchases	(18,475)	-	(18,475)	(18,281)	-	(18,281)	(17,697)	-	(17,697)
Other operating income	687	14	701	732	7	739	588	54	642
Other operating expenses	(440)	(290)	(730)	(454)	(89)	(543)	(440)	(629)	(1,069)
Labor expenses	(8,198)	(374)	(8,572)	(8,340)	(526)	(8,866)	(8,486)	(572)	(9,058)
Operating taxes and levies	(1,851)	5	(1,846)	(1,893)	85	(1,808)	(1,783)	-	(1,783)
Gains (losses) on disposal of securities and businesses	-	(5)	(5)	-	59	59	-	178	178
Restructuring and integration costs	-	(167)	(167)	-	(499)	(499)	-	(172)	(172)
Adjusted EBITDA	12,819	(817)	-	12,682	(963)	-	12,418	(1,141)	-
Significant litigations	(271)	271	-	10	(10)	-	(450)	450	-
Specific labor expenses	(374)	374	-	(525)	525	-	(572)	572	-
Review of the investments and business portfolio	(5)	5	-	59	(59)	-	53	(53)	-
Restructuring and integration costs	(167)	167	-	(499)	499	-	(172)	172	-
Other specific items	-	-	-	(8)	8	-	-	-	-
Reported EBITDA	12,002	-	12,002	11,719	-	11,719	11,277	-	11,277
Depreciation and amortization	-	-	(6,846)	-	-	(6,728)	-	-	(6,465)
Effects resulting from business combinations	-	-	(27)	-	-	97	-	-	6
Reclassification of cumulative translation adjustment from liquidated entities	-	-	(8)	-	-	14	-	-	-
Impairment of goodwill	-	-	(20)	-	-	(772)	-	-	-
Impairment of fixed assets	-	-	(190)	-	-	(207)	-	-	(38)
Share of profits (losses) of associates and joint ventures	-	-	6	-	-	(46)	-	-	(38)
Operating income	-	-	4,917	-	-	4,077	-	-	4,742
Finance costs, net	-	-	(1,715)	-	-	(2,097)	-	-	(1,583)
Income tax	-	-	(1,088)	-	-	(970)	-	-	(649)
Net income of continuing operations	-	-	2,114	-	-	1,010	-	-	2,510
Consolidated net income of discontinued operations	-	-	29	-	-	2,253	-	-	448
Consolidated net income	-	-	2,143	-	-	3,263	-	-	2,958
Net income attributable to owners of the parent company	-	-	1,906	-	-	2,935	-	-	2,652
Non-controlling interests	-	-	237	-	-	328	-	-	306
128[Back to contents]

Orange’s management considers that the presentation of adjusted EBITDA and reported EBITDA is pertinent because they are operating performance indicators used internally by the Group (i) to manage and assess its operating results and segment results, and (ii) to implement its investments and resource allocation strategy. Adjusted EBITDA and reported EBITDA, or similar management indicators used by Orange’s competitors, are indicators that are often disclosed and widely used by analysts, investors and other players in the telecommunications industry.

Adjusted EBITDA and reported EBITDA are not financial indicators defined by IFRS and may not be comparable to similarly titled indicators used by other companies. They are provided as additional information only and should not be considered as a substitute for operating income or cash provided by operating activities.

3.1.5.3   CAPEX

Investments in property, plant and equipment and intangible assets excluding telecommunication licenses and investments financed through finance leases (hereinafter referred to as “CAPEX”) represent the acquisitions of property, plant and equipment and intangible assets excluding telecommunication licenses and changes in fixed asset payables, as presented in the Consolidated statement of cash flows (investments financed through finance leases do not affect cash flows upon acquisition). The calculation below shows the transition from CAPEX to (i) acquisitions of property, plant and equipment and intangible assets, excluding changes in the fixed asset payables, as presented in the Consolidated statement of cash flows, and (ii) investments in property, plant and equipment and intangible assets as presented in Note 1.3 to the consolidated financial statements.

(at December 31, in millions of euros)	2017	2016	2015
		data on a historical basis	data on a historical basis
CAPEX	(7,209)	(6,971)	(6,486)
Telecommunications licenses	(318)	(1,521)	(1,285)
Purchases of property, plant and equipment and intangible assets (1)	(7,527)	(8,492)	(7,771)
Investments financed through finance leases	(43)	(91)	(43)
Investments in property, plant and equipment and intangible assets	(7,570)	(8,583)	(7,814)

(1)  Excluding change in the fixed asset payables.

CAPEX does not include investments financed through finance leases (no effect on cash flow upon acquisition) and investments in telecommunication licenses, the acquisition of these licenses not being part of the daily monitoring of operating investments.

Orange’s management considers that presenting CAPEX is relevant because it is the indicator used internally by the Group in allocating resources, so as to measure the operating efficiency of the use of investments in each of its operating segments.

CAPEX is not a financial indicator defined by IFRS and may not be comparable to similarly-titled indicators used by other companies. It is provided as additional information only and should not be considered as a substitute for purchases of or investments in property, plant and equipment and intangible assets.

3.1.5.4   Adjusted EBITDA - CAPEX

“Adjusted EBITDA - CAPEX” corresponds to adjusted EBITDA (see Section 3.1.5.2 Adjusted EBITDA and reported EBITDA) less CAPEX (see Section 3.1.5.3 CAPEX).

Orange’s management considers that the presentation of “Adjusted EBITDA - CAPEX” is pertinent because it is the operating performance indicator used internally by the Group to (i) manage and assess its operating results and segment results, and (ii) implement its investments and resource allocation strategy.

“Adjusted EBITDA - CAPEX” is not a financial indicator defined by IFRS and may not be comparable to similarly-titled indicators used by other companies. It is provided as additional information only and should not be considered as a substitute for analysis of net cash provided by operating activities and net cash allocated to the Group’s investing activities.

3.1.5.5   Net financial debt

Net financial debt as defined and used by Orange does not incorporate the Orange Bank activities for which this concept is not relevant. It consists of (a) financial liabilities excluding receivables from operations (translated at the closing rates) including derivatives (assets and liabilities), less (b): cash collateral paid, cash and cash equivalents and investments at fair value. In addition, financial instruments qualifying as cash flow hedges and net investment hedges are included in net financial debt but some of the items they hedge are not (future cash flows, net investment in a foreign currency operation). Effects on the hedge of these items are carried in other comprehensive income. As a consequence, these “components related to unmatured hedging instruments” are added to gross financial debt to offset this temporary difference.

The breakdown of net financial debt is shown in Note 11.3 to the consolidated financial statements.

Net financial debt is an indicator of financial position used by the Group. Net financial debt is a frequently disclosed indicator. It is widely used by analysts, investors, rating agencies and most groups in all business sectors in Europe.

Net financial debt is not a financial indicator defined by IFRS and may not be comparable to similarly-titled indicators used by other companies. It is provided as additional information only and should not be considered as a substitute for an analysis of all the group’s assets and liabilities.

129[Back to contents]

[REDACTED SECTION: CERTAIN TEXT THAT FOLLOWS HAS BEEN REDACTED.]

3.1.6    Additional information

Unrecognized contractual commitments

Unrecognized contractual commitments are described in Notes 14 and 15.3 to the consolidated financial statements.

Application of IFRS 15 at January 1, 2018

The Group has decided to apply IFRS 15 “Revenue from Contracts with Customers” retroactively as from January 1, 2018, restating the published comparative periods of 2016 and 2017. The effect of the first-time application of IFRS 15 to equity at January 1, 2016 amounts to approximately 0.8 billion euros (see Note 2.3 to the consolidated financial statements). Based on the Group’s estimates, the impacts of restatements linked to the reallocation of the subsidy for mobile telephony and the spreading of commissions should be the following:

- about -100 million euros on total annual revenues, in a normal business situation, and with a downward trend in the subsidies policy;

- and about -130 million euros on annual adjusted EBITDA and reported EBITDA, in a normal business situation and with a downward trend in the subsidies and commissions policy.

These impacts do not include the effect of other restatements, including exchanges referred to as “non-monetary” exchanges, which are related to certain specific contracts that are based on a service agreement and shared asset use, and which would be recorded on a net basis in IFRS 15.

130[Back to contents]

3.2  Recent events and Outlook

3.2.1    Recent events

Significant events that occurred between the closing date and February 20, 2018, the date that the Board of Directors approved the financial statements for the 2017 fiscal year, are described in Note 17 to the consolidated financial statements.

Furthermore:

- on March 5, 2018, Orange announced that it was renewing its Executive Committee to accelerate its multi-services operator strategy (see Section 4.1.3 Executive Committee);

- on March 9, 2018, Orange and the TF1 Group announced the signature of a new comprehensive distribution agreement renewing Orange’s distribution of all of the TF1 Group’s channels, as well as the non-linear services associated with these channels;

- on March 13, 2018, Orange announced that it had agreed to sell EUR 1 billion of notes due March 2028 with a coupon of 1.375%.

 [REDACTED SECTION: CERTAIN TEXT THAT FOLLOWS HAS BEEN REDACTED.]

3.3  Consolidated financial statements

133[Back to contents]

This document is a free translation into English of the yearly financial report prepared in French and is provided solely for the convenience of English speaking readers.

3.3.1    Consolidated financial statements

Year ended December 31, 2017

Consolidated income statement

(in millions of euros, except for per share data)	Note	2017	2016	2015
Revenues	4.1	41,096	40,918	40,236
External purchases	5.1	(18,475)	(18,281)	(17,697)
Other operating income	4.2	701	739	642
Other operating expense	5.2	(730)	(543)	(1,069)
Labor expenses	6.1	(8,572)	(8,866)	(9,058)
Operating taxes and levies	9.1.1	(1,846)	(1,808)	(1,783)
Gains (losses) on disposal of investments and activities	3.1	(5)	59	178
Restructuring and integration costs	5.3	(167)	(499)	(172)
Depreciation and amortization	8.1	(6,846)	(6,728)	(6,465)
Effects resulting from business combinations	3.2	(27)	97	6
Reclassification of translation adjustment from liquidated entities		(8)	14	-
Impairment of goodwill	7.1	(20)	(772)	-
Impairment of fixed assets	8.2	(190)	(207)	(38)
Share of profits (losses) of associates and joint ventures	10	6	(46)	(38)
Operating income		4,917	4,077	4,742
Cost of gross financial debt	11.2	(1,274)	(1,407)	(1,597)
Gains (losses) on assets contributing to net financial debt	11.2	11	23	39
Foreign exchange gains (losses)	11.2	(63)	(149)	1
Other net financial expenses	11.2	(17)	(31)	(26)
Effects resulting from BT stake	11.7	(372)	(533)	-
Finance costs, net		(1,715)	(2,097)	(1,583)
Income tax	9.2.1	(1,088)	(970)	(649)
Consolidated net income of continuing operations		2,114	1,010	2,510
Consolidated net income of discontinued operations (EE)	3.2	29	2,253	448
Consolidated net income		2,143	3,263	2,958
Net income attributable to owners of the parent company		1,906	2,935	2,652
Non-controlling interests	13.6	237	328	306
Earnings per share (in euros) attributable to parent company	13.7
Net income of continuing operations
- basic		0.61	0.15	0.72
- diluted		0.61	0.15	0.72
Net income of discontinued operations
- basic		0.01	0.85	0.17
- diluted		0.01	0.85	0.17
Net income
- basic		0.62	1.00	0.89
- diluted		0.62	1.00	0.89
134[Back to contents]

Consolidated statement of comprehensive income

(in millions of euros)	Note	2017	2016	2015
Consolidated net income		2,143	3,263	2,958
Remeasurements of the net defined benefit liability	6.2	16	(80)	53
Income tax relating to items that will not be reclassified	9.2.2	(23)	20	(15)
Share of other comprehensive income in associates and joint ventures that will not be reclassified	10	(9)	-	(2)
Items that will not be reclassified to profit or loss (a)		(16)	(60)	36
Assets available for sale	11.7-15.1	23	(4)	15
Cash flow hedges	11.8.2	49	(364)	538
Translation adjustment gains and losses	13.5	(180)	(227)	77
Income tax relating to items that are or may be reclassified	9.2.2	6	123	(187)
Items that are or may be reclassified subsequently to profit or loss (b)		(102)	(472)	443
Other comprehensive income from continuing operations (a) + (b)		(118)	(532)	479
Remeasurements of the net defined benefit liability in associates and joint ventures		-	52	-
Income tax relating to items that are not reclassified in associates and joint ventures		-	(4)	-
Items that are not reclassified to profit or loss (c)		-	48	-
Translation adjustment gains and losses	13.5	-	(836)	-
Net Investment hedges	11.8	-	65	-
Cash flow hedges in associates and joint ventures		-	(5)	-
Income tax relating to items that are reclassified	9.2.2	-	(22)	-
Items that are reclassified to profit or loss (d)		-	(798)	-
Other comprehensive income of discontinued operations (EE) (c) + (d)	3.2	-	(750)	-
Other consolidated comprehensive income (a) + (b) + (c) + (d)		(118)	(1,282)	479
Consolidated comprehensive income		2,025	1,981	3,437
Comprehensive income attributable to the owners of the parent company		1,835	1,669	3,104
Comprehensive income attributable to non-controlling interests		190	312	333
135[Back to contents]

Consolidated statement of financial position

(in millions of euros)	Note	December 31, 2017	December 31, 2016	December 31, 2015
Assets
Goodwill	7.2	27,095	27,156	27,071
Other Intangible assets	8.3	14,339	14,602	14,327
Property, plant and equipment	8.4	26,665	25,912	25,123
Interests in associates and joint ventures	10	77	130	162
Non-current financial assets	11.1	3,711	3,882	835
Non-current derivatives assets	11.1	213	915	1,297
Other non-current assets	4.5	110	106	85
Deferred tax assets	9.2.3	1,825	2,116	2,430
Total non-current assets		74,035	74,819	71,330
Inventories	5.4	827	819	763
Trade receivables	4.3	5,175	4,964	4,876
Loans and receivables of Orange Bank (1)	15.1	3,096	3,091	-
Current financial assets	11.1	2,865	1,862	1,283
Current derivatives assets	11.1	34	57	387
Other current assets	4.5	1,101	1,073	983
Operating taxes and levies receivables	9.1.2	1,045	918	893
Current tax assets	9.2.3	132	170	163
Prepaid expenses	5.5	594	540	495
Cash and cash equivalents	11.1	5,810	6,355	4,469
Total current assets		20,679	19,849	14,312
Assets held for sale (2)		-	-	5,788
Total assets		94,714	94,668	91,430
Equity and liabilities
Share capital		10,640	10,640	10,596
Share premiums and statutory reserve		16,859	16,859	16,790
Subordinated notes		5,803	5,803	5,803
Retained earnings		(2,814)	(2,614)	(2,282)
Equity attributable to the owners of the parent company		30,488	30,688	30,907
Non-controlling interests		2,454	2,486	2,360
Total equity	13	32,942	33,174	33,267
Non-current financial liabilities	11.1	26,293	28,909	29,528
Non-current derivatives liabilities	11.1	1,002	578	252
Non-current fixed assets payables	8.5	610	907	1,004
Non-current employee benefits	6.2	2,674	3,029	3,142
Non-current provision for dismantling	8.6	774	716	715
Non-current restructuring provision	5.3	251	185	225
Other non-current liabilities	5.7	521	608	792
Deferred tax liabilities	9.2.3	611	658	879
Total non-current liabilities		32,736	35,590	36,537
Current financial liabilities	11.1	6,311	4,759	4,536
Current derivatives liabilities	11.1	34	50	131
Current fixed assets payables	8.5	3,046	2,800	2,728
Trade payables	5.6	6,522	6,211	6,227
Debts related to Orange Bank activities (1)	15.1	4,660	4,364	-
Current employee benefits	6.2	2,448	2,266	2,214
Current provision for dismantling	8.6	15	21	18
Current restructuring provision	5.3	126	190	189
Other current liabilities	5.7	1,935	1,530	1,695
Operating taxes and levies payables	9.1.2	1,262	1,241	1,318
Current tax payables	9.2.3	596	338	434
Deferred income	4.4	2,081	2,134	2,136
Total current liabilities		29,036	25,904	21,626
Liabilities related to assets held for sale (2)		-	-	-
Total equity and liabilities		94,714	94,668	91,430

(1) Financial assets and liabilities, related to loans and debts to customers and credit institutions, classified as non-current as at December 31, 2016, have been fully reclassified as current in 2017.

(2)  Telkom Kenya and EE in 2015. (See Note 3.2).

136[Back to contents]

Consolidated statements of changes in shareholders’ equity

(in millions of euros)	Note	Attributable to owners of the parent company							Attributable to non-controlling interests			Total equity
		Number of issued shares	Share capital	Share premiums and statutory reserve	Subor- dinated notes	Reserves	Other compre- hensive income	Total	Reserves	Other compre- hensive income	Total
Balance at January 1, 2015		2,648,885,383	10,596	16,790	5,803	(4,040)	410	29,559	1,894	248	2,142	31,701
Consolidated comprehensive income		-	-	-	-	2,652	452	3,104	306	27	333	3,437
Share-based compensation	6.3	-	-	-	-	4	-	4	6	-	6	10
Purchase of treasury shares	13.2	-	-	-	-	0	-	0	-	-	-	0
Dividends	13.3	-	-	-	-	(1,589)	-	(1,589)	(304)	-	(304)	(1,893)
Subordinated notes remuneration	13.4	-	-	-	-	(272)	-	(272)	-	-	-	(272)
Changes in ownership interests with no gain/loss of control	3.2	-	-	-	-	24	-	24	4	-	4	28
Changes in ownership interests with gain/loss of control	3.2	-	-	-	-	-	-	-	185	-	185	185
Other movements		-	-	-	-	77	-	77	(6)	-	(6)	71
Balance at December 31, 2015		2,648,885,383	10,596	16,790	5,803	(3,144)	862	30,907	2,085	275	2,360	33,267
Consolidated comprehensive income		-	-	-	-	2,935	(1,266)	1,669	328	(16)	312	1,981
Capital increase	13.1	11,171,216	44	69	-	-	-	113	-	-	-	113
Share-based compensation	6.3	-	-	-	-	52	-	52	6	-	6	58
Purchase of treasury shares	13.2	-	-	-	-	1	-	1	-	-	-	1
Dividends	13.3	-	-	-	-	(1,596)	-	(1,596)	(259)	-	(259)	(1,855)
Subordinated notes remuneration	13.4	-	-	-	-	(291)	-	(291)	-	-	-	(291)
Changes in ownership interests with no gain/loss of control	3.2	-	-	-	-	(94)	-	(94)	72	-	72	(22)
Changes in ownership interests with gain/loss of control	3.2	-	-	-	-	70	-	70	(13)	-	(13)	57
Other movements		-	-	-	-	(143)	-	(143)	8	-	8	(135)
Balance at December 31, 2016		2,660,056,599	10,640	16,859	5,803	(2,210)	(404)	30,688	2,227	259	2,486	33,174
Consolidated comprehensive income		-	-	-	-	1,906	(71)	1,835	237	(47)	190	2,025
Share-based compensation	6.3	-	-	-	-	8	-	8	(3)	-	(3)	5
Purchase of treasury shares	13.2	-	-	-	-	(5)	-	(5)	-	-	-	(5)
Dividends	13.3	-	-	-	-	(1,729)	-	(1,729)	(234)	-	(234)	(1,963)
Subordinated notes remuneration	13.4	-	-	-	-	(282)	-	(282)	-	-	-	(282)
Changes in ownership interests with no gain/loss of control	3.2	-	-	-	-	(2)	-	(2)	2	-	2	-
Other movements		-	-	-	-	(25)	-	(25)	13	-	13	(12)
Balance at December 31, 2017		2,660,056,599	10,640	16,859	5,803	(2,339)	(475)	30,488	2,242	212	2,454	32,942

Analysis of changes in shareholders’ equity related to components of the other comprehensive income

(in millions of euros)	Attributable to owners of the parent company							Attributable to non-controlling interests						Total other compre- hensive income
	Assets avai- lable for sale	Hedging instru- ments	Transla- tion adjust- ment	Actua- rial gains and losses	Deferred tax	Other compre- hensive income of asso- ciates and joint ven- tures (1)	Total	Assets avai- lable for sale	Hedging instru- ments	Transla- tion adjust- ment	Actua- rial gains and losses	Deferred tax	Total
Balance at January 1, 2015	21	(487)	1,152	(516)	312	(72)	410	-	(1)	272	(30)	7	248	658
Variation	15	539	60	36	(196)	(2)	452	-	(1)	17	17	(6)	27	479
Balance at December 31, 2015	36	52	1,212	(480)	116	(74)	862	-	(2)	289	(13)	1	275	1,137
Variation	(2)	(301)	(1,049)	(77)	120	43	(1,266)	(2)	2	(14)	(3)	1	(16)	(1,282)
Balance at December 31, 2016	34	(249)	163	(557)	236	(31)	(404)	(2)	-	275	(16)	2	259	(145)
Variation	22	53	(135)	16	(18)	(9)	(71)	1	(4)	(45)	-	1	(47)	(118)
Balance at December 31, 2017	56	(196)	28	(541)	218	(40)	(475)	(1)	(4)	230	(16)	3	212	(263)

(1)  Amounts excluding translation adjustment.

137[Back to contents]

Consolidated statement of cash flows

(in millions of euros)	Note	2017	2016	2015
Operating activities
Consolidated net income		2,143	3,263	2,958
Non-monetary items and reclassified items for presentation
Operating taxes and levies	9.1	1,846	1,808	1,783
Gains (losses) on disposal of investments and activities	3.1	5	(59)	(178)
Others gains (losses) (1)		(102)	(132)	(57)
Depreciation and amortization	8.1	6,846	6,728	6,465
Change in provisions	4-5-6-8	(73)	(159)	28
Remeasurement to fair value of previously held equity interests	3.2	27	(97)	(6)
Reclassification of cumulative translation adjustment from liquidated entities		8	(14)	-
Impairment of goodwill	7.1	20	772	-
Impairment of non-current assets	8.2	190	207	38
Share of profits (losses) of associates and joint ventures	10	(6)	46	38
Net income after tax of discontinued operations (EE)	3.2	(29)	(2,253)	(448)
Operational net foreign exchange and derivatives		2	44	17
Finance costs, net	11.2	1,715	2,097	1,583
Income tax	9.2	1,088	970	649
Share-based compensation		5	61	9
Changes in working capital
Decrease (increase) in inventories, gross		(14)	(62)	(48)
Decrease (increase) in trade receivables, gross		(262)	113	52
Increase (decrease) in trade payables		409	85	86
Changes in other assets and liabilities (2)		132	(767)	185
Other net cash out
Operating taxes and levies paid	9.1	(1,934)	(1,897)	(1,749)
Dividends received other than from EE		55	63	23
Dividends received from EE	3.2	-	173	446
Interest paid and interest rates effects on derivatives, net		(1,314)	(1,334)	(1,620)
Income tax paid	9.2.3	(583)	(906)	(727)
Net cash provided by operating activities (a)		10,174	8,750	9,527
o/w discontinued operations (EE)	3.2	-	208	535
Investing activities
Purchases (sales) of property, plant and equipment and intangible assets
Purchases of property, plant and equipment and intangible assets (3)	8.3-8.4	(7,527)	(8,492)	(7,771)
Increase (decrease) in fixed assets payables		(69)	32	1,239
Investing donations received in advance		71	-	-
Proceeds from sales of property, plant and equipment and intangible assets		147	145	91
Cash paid for investment securities, net of cash acquired
Liberia	3.2	-	(122)	-
Democratic Republic of the Congo	3.2	-	(178)	-
Burkina Faso	3.2	(10)	(515)	-
Sierra Leone	3.2	-	(305)	-
Jazztel	3.2	-	-	(3,306)
Médi Telecom	3.2	-	-	(80)
Others		(24)	(69)	(69)
Investments in associates and joint ventures		-	(17)	-
Others purchases of assets available for sale		(43)	(12)	-
Purchases of equity securities measured at fair value		(7)	(1)	(10)
Proceeds from sales of EE	3.2	50	4,481	-
Proceeds from sales of BT	11.7	433	-	-
Proceeds from sales of investment securities, net of cash transferred
Dailymotion	3.2	26	-	238
Other securities		6	107	59
Decrease (increase) in securities and other financial assets
Investments at fair value, excluding cash equivalents		(1,013)	(501)	389
Others		19	568	(186)
Net cash used in investing activities (b)		(7,941)	(4,879)	(9,406)
o/w discontinued operations (EE)		-	4,481	-
138[Back to contents]

(in millions of euros)	Note	2017	2016	2015
Financing activities
Medium and long-term debt issuances	11.5-11.6	2,450	3,411	817
Medium and long-term debt redemptions and repayments	11.5-11.6	(2,728)	(2,694)	(4,412)
Increase (decrease) of bank overdrafts and short-term borrowings		949	134	(101)
Decrease (increase) of cash collateral deposits		(1,127)	(884)	1,809
Exchange rates effects on derivatives, net		(66)	201	320
Coupon on subordinated notes	13.4	(282)	(291)	(272)
Proceeds (purchases) from treasury shares	13.2	(4)	2	(0)
Employees shareholding plans	6.3	-	-	32
Capital increase (decrease) - owners of the parent company	13.1	-	113	-
Capital increase (decrease) - non-controlling interests		34	(4)	-
Changes in ownership interests with no gain/loss of control
Egypt	3.2	-	-	(210)
Others		1	(16)	(12)
Dividends paid to owners of the parent company	13.3	(1,729)	(1,596)	(1,589)
Dividends paid to non-controlling interests	13.6	(236)	(259)	(306)
Net cash used in financing activities (c)		(2,738)	(1,883)	(3,924)
o/w discontinued operations (EE)	3.2	-	(220)	(16)
Net change in cash and cash equivalents (a) + (b) + (c)		(505)	1,988	(3,803)
Net change in cash and cash equivalents
Cash and cash equivalents in the opening balance		6,355	4,469	6,758
o/w continuing operations		6,355	4,469	6,758
o/w discontinued operations		-	-	-
Cash change in cash and cash equivalents		(505)	1,988	(3,803)
Non-cash change in cash and cash equivalents		(40)	(102)	1,514
Monetary financial securities in connection with the offer on Jazztel	3.2	-	-	1,501
Effect of exchange rates changes on cash and cash equivalents and other non-monetary effects		(40)	(102)	13
Cash and cash equivalents in the closing balance		5,810	6,355	4,469

(1) Corresponds to disposals on fixed assets and interests related to Orange Bank NBI (interests on banking investments).

(2) Of which flows from operating activities related to Orange Bank and excluding operating tax receivables and payables. In 2016, the variance is mainly due to the payment of the amend for the Enterprise Market litigation for (350) million euros.

(3)  Investments in property, plant, equipment and intangible assets financed through finance leases amounting to 43 million euros (91 million euros at December 31, 2016 and 43 million euros at December 31, 2015) have no impact on the statement of cash flows at the time of acquisition.

139[Back to contents]

Note 1   Segment information

1.1 Segment revenues

(in millions of euros)	France	Europe
		Spain	Poland	Belgium & Luxembourg	Central European countries	Eliminations Europe	Total
2017
Revenues (1)	18,052	5,371	2,674	1,251	1,749	(19)	11,026
Mobile services	6,450	2,769	1,160	1,021	1,376	(15)	6,311
Mobile equipment sales	727	559	283	117	166	1	1,126
Fixed services	10,315	2,041	1,074	89	150	(3)	3,351
Other revenues	560	2	157	24	57	(2)	238
Voice services	-	-	-	-	-	-	-
Data services	-	-	-	-	-	-	-
IT & integration services	-	-	-	-	-	-	-
International Carriers	-	-	-	-	-	-	-
Shared services	-	-	-	-	-	-	-
External	17,470	5,318	2,638	1,222	1,725	-	10,903
Inter-operating segments	582	53	36	29	24	(19)	123
2016
Revenues (1)	17,945	5,014	2,644	1,242	1,648	(7)	10,541
Mobile services	6,506	2,630	1,222	1,021	1,344	(6)	6,211
Mobile equipment sales	684	508	249	122	122	-	1,001
Fixed services	10,178	1,872	1,068	73	134	(1)	3,146
Other revenues	577	4	105	26	48	-	183
Voice services	-	-	-	-	-	-	-
Data services	-	-	-	-	-	-	-
IT & integration services	-	-	-	-	-	-	-
International Carriers	-	-	-	-	-	-	-
Shared services	-	-	-	-	-	-	-
External	17,371	4,978	2,611	1,225	1,629	-	10,443
Inter-operating segments	574	36	33	17	19	(7)	98
2015
Revenues (1)	18,104	4,253	2,831	1,235	1,648	(4)	9,963
Mobile services	6,792	2,403	1,314	1,006	1,358	(3)	6,078
Mobile equipment sales	641	470	154	128	115	-	867
Fixed services	10,102	1,375	1,215	80	130	(1)	2,799
Other revenues	569	5	148	21	45	-	219
Voice services	-	-	-	-	-	-	-
Data services	-	-	-	-	-	-	-
IT & integration services	-	-	-	-	-	-	-
International Carriers	-	-	-	-	-	-	-
Shared services	-	-	-	-	-	-	-
External	17,501	4,215	2,800	1,220	1,626	-	9,861
Inter-operating segments	603	38	31	15	22	(4)	102

(1) Description of product lines presented in Note 4.1.

(2) Including, in 2017, revenues of 5,235 million euros in France, 34 million euros in Spain, 21 million euros in Poland, 634 million euros in other European countries and 1,328 million euros in other countries.

      Including, in 2016, revenues of 5,203 million euros in France, 27 million euros in Spain, 17 million euros in Poland, 596 million euros in other European countries and 1,510 million euros in other countries.

      Including, in 2015, revenues of 5,206 million euros in France, 26 million euros in Spain, 16 million euros in Poland, 592 million euros in other European countries and 1,539 million euros in other countries.

(3) Including revenues of 1,530 million euros in France in 2017.

      Including revenues of 1,711 million euros in France in 2016.

       Including revenues of 1,812 million euros in France in 2015.

140[Back to contents]

Africa & Middle-East	Enterprise (2)	International Carriers & Shared Services (3)	Eliminations	Total telecom activities	Orange Bank	Eliminations telecom activities/ bank	Orange consolidated financial statements

5,030	7,252	1,651	(1,914)	41,097	-	(1)	41,096
4,207	857	-	-	-	-	-	-
79	151	-	-	-	-	-	-
672	-	-	-	-	-	-	-
72	-	-	-	-	-	-	-
-	1,452	-	-	-	-	-	-
-	2,700	-	-	-	-	-	-
-	2,092	-	-	-	-	-	-
-	-	1,374	-	-	-	-	-
-	-	277	-	-	-	-	-
4,779	6,861	1,083	-	41,096	-	-	41,096
251	391	568	(1,914)	1	-	(1)	-

5,245	7,353	1,812	(1,978)	40,918	-	-	40,918
4,331	887	-	-	-	-	-	-
79	95	-	-	-	-	-	-
754	-	-	-	-	-	-	-
81	-	-	-	-	-	-	-
-	1,515	-	-	-	-	-	-
-	2,789	-	-	-	-	-	-
-	2,067	-	-	-	-	-	-
-	-	1,527	-	-	-	-	-
-	-	285	-	-	-	-	-
4,971	6,933	1,200	-	40,918	-	-	40,918
274	420	612	(1,978)	-	-	-	-

4,899	7,379	1,915	(2,024)	40,236			40,236
3,953	908	-	-	-			-
78	92	-	-	-			-
770	-	-	-	-			-
98	-	-	-	-			-
-	1,547	-	-	-			-
-	2,817	-	-	-			-
-	2,015	-	-	-			-
-	-	1,555	-	-			-
-	-	360	-	-			-
4,601	6,956	1,317	-	40,236			40,236
298	423	598	(2,024)	-			-
141[Back to contents]

1.2 Segment revenues to segment reported EBITDA

(in millions of euros)	France	Europe
		Spain	Poland	Belgium & Luxem- bourg	Central European countries	Elimina- tions Europe	Total
2017
Revenues	18,052	5,371	2,674	1,251	1,749	(19)	11,026
External purchases	(7,110)	(3,282)	(1,509)	(820)	(1,034)	25	(6,620)
Other operating income	1,460	110	71	26	80	(6)	281
Other operating expenses	(548)	(202)	(59)	(16)	(81)	-	(358)
Labor expenses	(3,988)	(255)	(398)	(131)	(159)	-	(943)
Operating taxes and levies	(965)	(160)	(72)	(8)	(8)	-	(248)
Gains (losses) on disposal	-	-	-	-	-	-	-
Restructuring and integration costs	-	-	-	-	-	-	-
Adjusted EBITDA (1)	6,901	1,582	707	302	547	-	3,138
Significant litigations	(115)	-	-	-	-	-	-
Specific labour expenses	(307)	-	1	-	-	-	1
Investments and businesses portfolio review	-	-	-	(1)	-	-	(1)
Restructuring and integration costs	(11)	(4)	(49)	10	-	-	(43)
Reported EBITDA (1)	6,468	1,578	659	311	547	-	3,095
2016
Revenues	17,945	5,014	2,644	1,242	1,648	(7)	10,541
External purchases	(7,003)	(3,156)	(1,475)	(805)	(937)	15	(6,358)
Other operating income	1,501	127	61	33	58	(8)	271
Other operating expenses	(517)	(203)	(60)	(6)	(58)	-	(327)
Labor expenses	(4,149)	(249)	(375)	(130)	(148)	-	(902)
Operating taxes and levies	(971)	(184)	(70)	(18)	(9)	-	(281)
Gains (losses) on disposal	-	-	-	-	-	-	-
Restructuring and integration costs	-	-	-	-	-	-	-
Adjusted EBITDA (1)	6,806	1,349	725	316	554	-	2,944
Significant litigations	-	-	-	-	-	-	-
Specific labour expenses	(435)	-	-	-	-	-	-
Investments and businesses portfolio review	-	-	-	17	(17)	-	-
Restructuring and integration costs	(166)	(127)	-	(16)	-	-	(143)
Other special items	-	-	-	-	-	-	-
Reported EBITDA (1)	6,205	1,222	725	317	537	-	2,801
2015
Revenues	18,104	4,253	2,831	1,235	1,648	(4)	9,963
External purchases	(7,063)	(2,736)	(1,501)	(793)	(925)	12	(5,943)
Other operating income	1,491	107	75	7	44	(8)	225
Other operating expenses	(591)	(163)	(72)	-	(60)	-	(295)
Labor expenses	(4,274)	(235)	(419)	(134)	(139)	-	(927)
Operating taxes and levies	(929)	(158)	(72)	(39)	(14)	-	(283)
Gains (losses) on disposal	-	-	-	-	-	-	-
Restructuring and integration costs	-	-	-	-	-	-	-
Adjusted EBITDA (1)	6,738	1,068	842	276	554	-	2,740
Significant litigations	(23)	-	-	54	-	-	54
Specific labour expenses	(472)	-	10	-	-	-	10
Investments and businesses portfolio review	1	-	(1)	-	(8)	-	(9)
Restructuring and integration costs	(99)	(22)	(31)	(9)	-	-	(62)
Reported EBITDA (1)	6,145	1,046	820	321	546	-	2,733

(1) Report to Note 1.7 for EBITDA adjustments.

(2) Orange Bank’s net banking income is recognized in other operating income and amounts to 73 million euros as at December 31, 2017 (21 million euros as of December 31, 2016). The cost of risk is included in other operating expenses and amounts to (6) million euros as at December 31, 2017 ((2) million euros as of December 31, 2016).

(3)  Presentation adjustments allow the reallocation of the lines of specific items identified in the segment information to the operating revenue and expense lines presented in the consolidated income statement.

142[Back to contents]

Africa & Middle- East	Enter- prise	Inter- national Carriers & Shared Services	Elimi- nations telecom activities	Total telecom activities	Orange Bank (2)	Elimi- nations telecom activities/ bank	Total	Presen- tation adjust- ments (3)	Orange consoli- dated financial state- ments

5,030	7,252	1,651	(1,914)	41,097	-	(1)	41,096	-	41,096
(2,444)	(3,735)	(2,771)	4,266	(18,414)	(63)	2	(18,475)	-	(18,475)
79	169	2,366	(3,739)	616	78	(7)	687	14	701
(209)	(652)	(53)	1,387	(433)	(14)	7	(440)	(290)	(730)
(426)	(1,588)	(1,191)	-	(8,136)	(62)	-	(8,198)	(374)	(8,572)
(418)	(139)	(80)	-	(1,850)	(1)	-	(1,851)	5	(1,846)
-	-	-	-	-	-	-	-	(5)	(5)
-	-	-	-	-	-	-	-	(167)	(167)
1,612	1,307	(78)	-	12,880	(62)	1	12,819	(817)
-	-	(156)	-	(271)	-	-	(271)	271	-
-	(15)	(53)	-	(374)	-	-	(374)	374	-
-	-	(4)	-	(5)	-	-	(5)	5	-
(21)	(33)	(59)	-	(167)	-	-	(167)	167	-
1,591	1,259	(350)	-	12,063	(62)	1	12,002	-	12,002

5,245	7,353	1,812	(1,978)	40,918	-	-	40,918	-	40,918
(2,575)	(3,748)	(2,943)	4,362	(18,265)	(16)	-	(18,281)	-	(18,281)
124	173	2,445	(3,802)	712	20	-	732	7	739
(270)	(688)	(68)	1,418	(452)	(2)	-	(454)	(89)	(543)
(460)	(1,608)	(1,207)	-	(8,326)	(14)	-	(8,340)	(526)	(8,866)
(406)	(140)	(95)	-	(1,893)	-	-	(1,893)	85	(1,808)
-	-	-	-	-	-	-	-	59	59
-	-	-	-	-	-	-	-	(499)	(499)
1,658	1,342	(56)	-	12,694	(12)	-	12,682	(963)
-	-	10	-	10	-	-	10	(10)	-
-	(17)	(73)	-	(525)	-	-	(525)	525	-
16	47	(4)	-	59	-	-	59	(59)	-
(36)	(74)	(80)	-	(499)	-	-	(499)	499	-
-	-	(8)	-	(8)	-	-	(8)	8	-
1,638	1,298	(211)	-	11,731	(12)	-	11,719	-	11,719

4,899	7,379	1,915	(2,024)	40,236			40,236	-	40,236
(2,335)	(4,089)	(3,022)	4,755	(17,697)			(17,697)	-	(17,697)
58	164	2,466	(3,816)	588			588	54	642
(179)	(424)	(36)	1,085	(440)			(440)	(629)	(1,069)
(418)	(1,614)	(1,253)	-	(8,486)			(8,486)	(572)	(9,058)
(358)	(147)	(66)	-	(1,783)			(1,783)	-	(1,783)
-	-	-	-	-			-	178	178
-	-	-	-	-			-	(172)	(172)
1,667	1,269	4	-	12,418			12,418	(1,141)
-	-	(481)	-	(450)			(450)	450	-
-	(29)	(81)	-	(572)			(572)	572	-
(123)	22	162	-	53			53	(53)	-
(15)	(27)	31	-	(172)			(172)	172	-
1,529	1,235	(365)	-	11,277			11,277	-	11,277
143[Back to contents]

1.3 Segment reported EBITDA to segment operating income and segment investments

(in millions of euros)	France	Europe
		Spain	Poland	Belgium & Luxem- bourg	Central European countries	Elimina- tions Europe	Total
2017
Reported EBITDA	6,468	1,578	659	311	547	-	3,095
Depreciation and amortization	(3,073)	(1,009)	(606)	(230)	(321)	-	(2,166)
Effects resulting from business combinations	-	-	-	-	-	-	-
Reclassification of cumulative translation adjustment from liquidated entities	-	-	-	-	-	-	-
Impairment of goodwill	-	-	-	(19)	-	-	(19)
Impairment of fixed assets	(3)	-	(1)	-	-	-	(1)
Share of profits (losses) of associates and joint ventures	-	-	-	-	-	-	-
Operating income	3,392	569	52	62	226	-	909
2016
Reported EBITDA	6,205	1,222	725	317	537	-	2,801
Depreciation and amortization	(2,823)	(946)	(623)	(210)	(335)	-	(2,114)
Effects resulting from business combinations	-	-	-	-	-	-	-
Reclassification of cumulative translation adjustment from liquidated entities	-	-	-	-	-	-	-
Impairment of goodwill	-	-	(507)	-	-	-	(507)
Impairment of fixed assets	(1)	-	-	-	-	-	-
Share of profits (losses) of associates and joint ventures	-	-	-	6	-	-	6
Operating income	3,381	276	(405)	113	202	-	186
2015
Reported EBITDA	6,145	1,046	820	321	546	-	2,733
Depreciation and amortization	(2,705)	(771)	(687)	(201)	(331)	-	(1,990)
Effects resulting from business combinations	-	-	-	-	-	-	-
Impairment of goodwill	-	-	-	-	-	-	-
Impairment of fixed assets	(12)	-	3	-	(27)	-	(24)
Share of profits (losses) of associates and joint ventures	-	-	-	(1)	-	-	(1)
Operating income	3,428	275	136	119	188	-	718
2017
Investments in property, plant and equipment and intangible assets
CAPEX (3)	3,451	1,115	443	188	266	-	2,012
Telecommunications licenses	11	10	-	-	-	-	10
Finance leases	1	4	11	-	-	-	15
Total investments (4)	3,463	1,129	454	188	266	-	2,037
2016
Investments in property, plant and equipment and intangible assets
CAPEX (3)	3,421	1,086	455	168	251	-	1,960
Telecommunications licenses	-	51	719	-	9	-	779
Finance leases	-	4	4	-	-	-	8
Total investments (5)	3,421	1,141	1,178	168	260	-	2,747
2015
Investments in property, plant and equipment and intangible assets
CAPEX (3)	3,097	864	463	193	263	-	1,783
Telecommunications licenses	954	25	-	76	13	-	114
Finance leases	-	5	13	-	-	-	18
Total investments (6)	4,051	894	476	269	276	-	1,915

(1) Including investments in tangible and intangible assets of 285 million euros in France in 2017.

      Including investments in tangible and intangible assets of 248 million euros in France in 2016.

      Including investments in tangible and intangible assets of 236 million euros in France in 2015.

(2) Including investments in tangible and intangible assets of 280 million euros in France in 2017.

      Including investments in tangible and intangible assets of 329 million euros in France in 2016.

       Including investments in tangible and intangible assets of 353 million euros in France in 2015.

144[Back to contents]

Africa & Middle-East	Enterprise (1)	International Carriers & Shared Services (2)	Eliminations telecom activities	Total telecom activities	Orange Bank	Eliminations telecom activities/ bank	Orange consolidated financial statements

1,591	1,259	(350)	-	12,063	(62)	1	12,002
(902)	(370)	(331)	-	(6,842)	(4)	-	(6,846)
-	-	-	-	-	(27)	-	(27)

-	-	(8)	-	(8)	-	-	(8)
(1)	-	-	-	(20)	-	-	(20)
(180)	1	(7)	-	(190)	-	-	(190)
14	-	(8)	-	6	-	-	6
522	890	(704)	-	5,009	(93)	1	4,917

1,638	1,298	(211)	-	11,731	(12)	-	11,719
(1,056)	(376)	(359)	-	(6,728)	-	-	(6,728)
-	-	-	-	-	97	-	97

-	1	13	-	14	-	-	14
(265)	-	-	-	(772)	-	-	(772)
(204)	(1)	(1)	-	(207)	-	-	(207)
(45)	-	(7)	-	(46)	-	-	(46)
68	922	(565)	-	3,992	85	-	4,077

1,529	1,235	(365)	-	11,277			11,277
(1,034)	(367)	(369)	-	(6,465)			(6,465)
-	6	-	-	6			6
-	-	-	-	-			-
-	-	(2)	-	(38)			(38)
(32)	(3)	(2)	-	(38)			(38)
463	871	(738)	-	4,742			4,742

1,021	382	282	-	7,148	61	-	7,209
297	-	-	-	318	-	-	318
1	24	2	-	43	-	-	43
1,319	406	284	-	7,509	61	-	7,570

962	336	277	-	6,956	15	-	6,971
742	-	-	-	1,521	-	-	1,521
4	24	55	-	91	-	-	91
1,708	360	332	-	8,568	15	-	8,583

922	325	359	-	6,486			6,486
217	-	-	-	1,285			1,285
-	23	2	-	43			43
1,139	348	361	-	7,814			7,814

(3) CAPEX relate to tangible and intangible investments except telecommunication licenses and financial leases and they are used internally to allocate resources. CAPEX are not a financial aggregate defined by IFRS and may not be comparable to similarly titled indicators used by other companies.

(4) Including 1,893 million euros for other intangible assets and 5,677 million euros for tangible assets.

(5) Including 3,007 million euros for other intangible assets and 5,576 million euros for tangible assets.

(6)  Including 2,771 million euros for other intangible assets and 5,043 million euros for tangible assets.

145[Back to contents]

1.4 Segment assets

(in millions of euros)	France
		Spain	Poland	Belgium & Luxembourg	Central European countries
December 31, 2017
Goodwill	14,364	6,818	245	348	2,180
Other intangible assets	4,099	1,742	1,260	304	640
Property, plant and equipment	13,637	3,542	2,551	810	875
Interests in associates and joint ventures	-	1	-	4	-
Non-current assets included in the calculation of net financial debt	-	-	-	-	-
Other	4	17	13	-	3
Total non-current assets	32,104	12,120	4,069	1,466	3,698
Inventories	402	79	52	25	72
Trade receivables	1,590	686	670	185	289
Prepaid expenses	76	152	16	11	10
Current assets included in the calculation of net financial debt	-	-	-	-	-
Other	828	64	21	4	27
Total current assets	2,896	981	759	225	398
Total assets	35,000	13,101	4,828	1,691	4,096
December 31, 2016
Goodwill	14,364	6,818	232	362	2,160
Other intangible assets	4,269	1,861	1,299	320	713
Property, plant and equipment	13,054	3,313	2,420	830	874
Interests in associates and joint ventures	-	1	-	6	-
Non-current assets included in the calculation of net financial debt	-	-	-	-	-
Other	4	16	13	1	1
Total non-current assets	31,691	12,009	3,964	1,519	3,748
Inventories	433	73	37	31	64
Trade receivables	1,515	729	512	176	223
Prepaid expenses	70	92	18	12	11
Current assets included in the calculation of net financial debt	-	-	-	-	-
Other	766	12	9	1	11
Total current assets	2,784	906	576	220	309
Total assets	34,475	12,915	4,540	1,739	4,057
December 31, 2015
Goodwill	14,364	6,818	769	362	2,159
Other intangible assets	4,378	2,222	707	347	743
Property, plant and equipment	12,294	2,768	2,583	840	897
Interests in associates and joint ventures	1	1	-	-	-
Non-current assets included in the calculation of net financial debt	-	-	-	-	-
Other	5	15	12	1	2
Total non-current assets	31,042	11,824	4,071	1,550	3,801
Inventories	370	67	57	21	63
Trade receivables	1,614	903	422	194	177
Prepaid expenses	67	43	20	17	12
Current assets included in the calculation of net financial debt	-	-	-	-	-
Other	824	30	27	2	13
Total current assets	2,875	1,043	526	234	265
Assets held for sale	-	-	-	-	-
Total assets	33,917	12,867	4,597	1,784	4,066

(1) Including in 2017 tangible and intangible assets of 565 million euros in France, 541 million euros in 2016, and 577 million euros in 2015.

(2)  Including in 2017 tangible and intangible assets of 2,144 million euros in France, 2,203 million euros in 2016, and 2,251 million euros in 2015. Intangible assets also include the Orange brand for 3,133 million euros.

146[Back to contents]

Europe		Africa & Middle- East	Enter- prise (1)	Inter- national Carriers & Shared Services (2)	Elimi- nations telecom activities and un- allocated items	Total telecom activities	Orange Bank	Elimi- nations telecom activities/ bank	Orange consoli- dated financial state- ments
Eliminations Europe	Total

-	9,591	1,629	1,493	18	-	27,095	-	-	27,095
-	3,946	2,160	342	3,720	1	14,268	71	-	14,339
-	7,778	3,193	479	1,575	-	26,662	3	-	26,665
-	5	70	1	1	-	77	-	-	77
-	-	-	-	-	888	888	-	-	888
-	33	13	22	18	3,412 (3)	3,502	1,496 (4)	(27)	4,971
-	21,353	7,065	2,337	5,332	4,301	72,492	1,570	(27)	74,035
-	228	78	45	74	-	827	-	-	827
4	1,834	690	807	881	(618)	5,184	-	(9)	5,175
-	189	67	187	93	(19)	593	1	-	594

-	-	-	-	-	8,014	8,014	-	-	8,014
(1)	115	757	165	268	147	2,280	3,941 (5)	(152)	6,069
3	2,366	1,592	1,204	1,316	7,524	16,898	3,942	(161)	20,679
3	23,719	8,657	3,541	6,648	11,825	89,390	5,512	(188)	94,714

-	9,572	1,709	1,496	15	-	27,156	-	-	27,156
-	4,193	2,103	327	3,694	-	14,586	16	-	14,602
-	7,437	3,270	487	1,662	-	25,910	2	-	25,912
-	7	111	1	11	-	130	-	-	130
-	-	-	-	-	980	980	-	-	980
-	31	13	21	18	4,427 (3)	4,514	1,552 (4)	(27)	6,039
-	21,240	7,206	2,332	5,400	5,407	73,276	1,570	(27)	74,819
-	205	84	50	49	(2)	819	-	-	819
9	1,649	701	784	864	(549)	4,964	-	-	4,964
-	133	66	189	95	(14)	539	1	-	540

-	-	-	-	-	7,899	7,899	-	-	7,899
(1)	32	638	150	385	204	2,175	3,452 (5)	-	5,627
8	2,019	1,489	1,173	1,393	7,538	16,396	3,453	-	19,849
8	23,259	8,695	3,505	6,793	12,945	89,672	5,023	(27)	94,668

-	10,108	1,117	1,467	15	-	27,071			27,071
-	4,019	1,936	322	3,672	-	14,327			14,327
-	7,088	3,504	505	1,732	-	25,123			25,123
-	1	155	1	4	-	162			162

-	-	-	-	-	1,392	1,392			1,392
-	30	13	22	18	3,167	3,255			3,255
-	21,246	6,725	2,317	5,441	4,559	71,330			71,330
-	208	71	59	55	-	763			763
4	1,700	728	703	759	(628)	4,876			4,876
-	92	71	179	94	(8)	495			495

-	-	-	-	-	6,086	6,086			6,086
-	72	360	140	504	192	2,092			2,092
4	2,072	1,230	1,081	1,412	5,642	14,312			14,312
-	-	-	-	5,788	-	5,788			5,788
4	23,318	7,955	3,398	12,641	10,201	91,430			91,430

(3) Including in 2017, 814 million euros of BT shares, and 1,709 million euros in 2016. (See Note 11.7).

(4) Including in 2017, 1,464 million euros of non-current financial asset, and 1,523 million euros in 2016. (See Note 15.1.2).

(5)  Including in 2017, 3,096 million euros of loans and receivables of Orange Bank, and 3,091 million euros in 2016. (See Note 15.1.1).

147[Back to contents]

1.5 Segment equity and liabilities

(in millions of euros)	France
		Spain	Poland	Belgium & Luxembourg	Central European countries
December 31, 2017
Equity	-	-	-	-	-
Non-current fixed assets payables	75	-	132	-	195
Non-current employee benefits	1,601	5	30	-	3
Non-current liabilities included in the calculation of net financial debt	-	-	-	-	-
Other	663	134	135	69	59
Total non-current liabilities	2,339	139	297	69	257
Current fixed assets payables	1,438	532	209	56	127
Trade payables	2,487	985	371	213	254
Current employee benefits	1,451	38	57	30	22
Deferred income	1,142	78	134	62	71
Current liabilities included in the calculation of net financial debt	-	-	-	-	-
Other	681	126	319	109	39
Total current liabilities	7,199	1,759	1,090	470	513
Total equity and liabilities	9,538	1,898	1,387	539	770
December 31, 2016
Equity	-	-	-	-	-
Non-current fixed assets payables	322	-	155	-	208
Non-current employee benefits	1,895	-	31	1	2
Non-current liabilities included in the calculation of net financial debt	-	-	-	-	-
Other	695	151	66	69	59
Total non-current liabilities	2,912	151	252	70	269
Current fixed assets payables	1,293	539	226	69	98
Trade payables	2,355	886	327	168	223
Current employee benefits	1,369	36	44	32	22
Deferred income	1,171	76	127	59	71
Current liabilities included in the calculation of net financial debt	-	-	-	-	-
Other	663	103	221	138	23
Total current liabilities	6,851	1,640	945	466	437
Total equity and liabilities	9,763	1,791	1,197	536	706
December 31, 2015
Equity	-	-	-	-	-
Non-current fixed assets payables	584	-	180	-	205
Non-current employee benefits	2,017	-	55	-	3
Non-current liabilities included in the calculation of net financial debt	-	-	-	-	-
Other	750	168	84	73	60
Total non-current liabilities	3,351	168	319	73	268
Current fixed assets payables	1,252	470	233	129	111
Trade payables	2,491	847	271	170	215
Current employee benefits	1,292	47	48	36	21
Deferred income	1,220	89	127	70	67
Current liabilities included in the calculation of net financial debt	-	-	-	-	-
Other	748	65	232	126	16
Total current liabilities	7,003	1,518	911	531	430
Total equity and liabilities	10,354	1,686	1,230	604	698

(1) Including in 2017, 100 million euros of non-current financials liabilities, and 95 million euros in 2016.

(2) Including in 2017, 4,660 million euros of liabilities related to operations of Orange Bank, and 281 million euros of current financial liabilities. (See Note 15.1).

       Including in 2016, 4,364 million euros of liabilities related to operations of Orange Bank, and 143 million euros of current financial liabilities.

148[Back to contents]

Europe		Africa & Middle- East	Enter- prise	Inter- national Carriers & Shared Services	Elimi- nations telecom activities and un- allocated items	Total telecom activities	Orange Bank	Elimi- nations telecom activities/ bank	Orange consoli- dated financial state- ments
Eliminations Europe	Total
-	-	-	-	-	32,715	32,715	227	-	32,942
-	327	208	-	-	-	610	-	-	610
-	38	77	259	693	-	2,668	6	-	2,674
-	-	-	-	-	27,221	27,221	-	-	27,221
-	397	50	31	218	792	2,151	107 (1)	(27)	2,231
-	762	335	290	911	28,013	32,650	113	(27)	32,736
-	924	530	52	102	(1)	3,045	1	-	3,046
4	1,827	1,072	694	977	(618)	6,439	92	(9)	6,522
-	147	69	348	426	-	2,441	7	-	2,448
-	345	217	271	125	(19)	2,081	-	-	2,081
-	-	-	-	-	6,216	6,216	-	-	6,216
(1)	592	905	252	938	435	3,803	5,072 (2)	(152)	8,723
3	3,835	2,793	1,617	2,568	6,013	24,025	5,172	(161)	29,036
3	4,597	3,128	1,907	3,479	66,741	89,390	5,512	(188)	94,714

-	-	-	-	-	32,889	32,889	285	-	33,174
-	363	221	-	-	1	907	-	-	907
-	34	70	312	713	(1)	3,023	6	-	3,029
-	-	-	-	-	29,420	29,420	-	-	29,420
-	345	56	33	177	853	2,159	102 (1)	(27)	2,234
-	742	347	345	890	30,273	35,509	108	(27)	35,590
-	932	418	46	104	1	2,794	6	-	2,800
9	1,613	1,073	665	1,008	(549)	6,165	46	-	6,211
-	134	68	348	342	-	2,261	5	-	2,266
-	333	235	293	116	(14)	2,134	-	-	2,134
-	-	-	-	-	4,666	4,666	-	-	4,666
(1)	484	828	234	792	253	3,254	4,573 (2)	-	7,827
8	3,496	2,622	1,586	2,362	4,357	21,274	4,630	-	25,904
8	4,238	2,969	1,931	3,252	67,519	89,672	5,023	(27)	94,668

-	-	-	-	-	33,267	33,267			33,267
-	385	35	-	-	-	1,004			1,004
-	58	60	290	717	-	3,142			3,142
-	-	-	-	-	29,780	29,780			29,780
-	385	148	34	183	1,111	2,611			2,611
-	828	243	324	900	30,891	36,537			36,537
-	943	399	40	95	(1)	2,728			2,728
4	1,507	1,086	638	1,133	(628)	6,227			6,227
-	152	69	347	354	-	2,214			2,214
-	353	208	270	94	(9)	2,136			2,136
-	-	-	-	-	4,667	4,667			4,667
-	439	515	201	1,350	401	3,654			3,654
4	3,394	2,277	1,496	3,026	4,430	21,626			21,626
4	4,222	2,520	1,820	3,926	68,588	91,430			91,430
149[Back to contents]

1.6 Simplified statement of cash flows on telecommunication and Orange Bank activities

(in millions of euros)	2017
	Telecom activities	Orange Bank	Eliminations telecom activities/ Orange Bank	Orange consolidated financial statements
Operating activities
Consolidated net income	2,237	(94)	-	2,143
Non-monetary items and reclassified items for presentation	11,517	25	-	11,542
Changes in working capital
Decrease (increase) in inventories, gross	(14)	-	-	(14)
Decrease (increase) in trade receivables, gross	(271)	-	9	(262)
Increase (decrease) in trade payables	372	46	(9)	409
Changes in other assets and liabilities	(151)	283	-	132
Other net cash out
Operating taxes and levies paid	(1,931)	(3)	-	(1,934)
Dividends received	55	-	-	55
Interest paid and interest rates effects on derivatives, net	(1,328)	14	-	(1,314)
Income tax paid	(584)	1	-	(583)
Net cash provided by operating activities (a)	9,902	272	-	10,174
Investing activities
Purchases (sales) of property, plant and equipment and intangible assets	(7,311)	(67)	-	(7,378)
Cash paid for investment securities, net of cash acquired	(34)	-	-	(34)
Investments in associates and joint ventures	-	-	-	-
Others purchases of assets available for sale	(43)	-	-	(43)
Purchases of equity securities measured at fair value	(7)	-	-	(7)
Proceeds from sales of investment securities, net of cash transferred	515	-	-	515
Decrease (increase) in securities and other financial assets	(1,082)	(63)	151	(994)
Net cash used in investing activities (b)	(7,962)	(130)	151	(7,941)
Financing activities
Cash flows from financing activities
Medium and long-term debt issuances	2,450	-	-	2,450
Medium and long-term debt redemptions and repayments	(2,728)	-	-	(2,728)
Increase (decrease) of bank overdrafts and short-term borrowings	964	136	(151)	949
Decrease (increase) of cash collateral deposits	(1,138)	11	-	(1,127)
Exchange rates effects on derivatives, net	(66)	-	-	(66)
Other cash flows
Coupon on subordinated notes	(282)	-	-	(282)
Proceeds (purchases) from treasury shares	(4)	-	-	(4)
Capital increase (decrease) - owners of the parent company	-	-	-	-
Capital increase (decrease) - non-controlling interests	(66)	100 (1)	-	34
Changes in ownership interests with no gain/loss of control	1	-	-	1
Dividends paid to owners of the parent company	(1,729)	-	-	(1,729)
Dividends paid to non-controlling interests	(236)	-	-	(236)
Net cash used in financing activities (c)	(2,834)	247	(151)	(2,738)
Cash and cash equivalents in the opening balance	6,267	88	-	6,355
Cash change in cash and cash equivalents (a) + (b) + (c)	(894)	389	-	(505)
Exchange rates changes on cash and cash equivalents and other non-monetary effects	(40)	-	-	(40)
Cash and cash equivalents in the closing balance	5,333	477	-	5,810

(1)  Of which 65 million euros invested by Orange.

150[Back to contents]

(in millions of euros)	2016
	Telecom activities	Orange Bank	Eliminations telecom activities/ Orange Bank	Orange consolidated financial statements
Operating activities
Consolidated net income	3,177	86	-	3,263
Non-monetary items and reclassified items for presentation	10,123	(104)	-	10,019
Changes in working capital
Decrease (increase) in inventories, gross	(62)	-	-	(62)
Decrease (increase) in trade receivables, gross	113	-	-	113
Increase (decrease) in trade payables	83	2	-	85
Changes in other assets and liabilities	(562)	(205)	-	(767)
Other net cash out
Operating taxes and levies paid	(1,896)	(1)	-	(1,897)
Dividends received	236	-	-	236
Interest paid and interest rates effects on derivatives, net	(1,345)	11	-	(1,334)
Income tax paid	(906)	(0)	-	(906)
Net cash provided by operating activities (a)	8,961	(211)	-	8,750
Investing activities
Purchases (sales) of property, plant and equipment and intangible assets	(8,306)	(9)	-	(8,315)
Cash paid for investment securities, net of cash acquired	(1,244)	55 (1)	-	(1,189)
Investments in associates and joint ventures	(17)	-	-	(17)
Others purchases of assets available for sale	(12)	-	-	(12)
Purchases of equity securities measured at fair value	(1)	-	-	(1)
Proceeds from sales of investment securities, net of cash transferred	4,588	-	-	4,588
Decrease (increase) in securities and other financial assets	(65)	105	27	67
Net cash used in investing activities (b)	(5,057)	151	27	(4,879)
Financing activities
Cash flows from financing activities
Medium and long-term debt issuances	3,411	27	(27)	3,411
Medium and long-term debt redemptions and repayments	(2,667)	(27)	-	(2,694)
Increase (decrease) of bank overdrafts and short-term borrowings	90	44	-	134
Decrease (increase) of cash collateral deposits	(888)	4	-	(884)
Exchange rates effects on derivatives, net	201	-	-	201
Other cash flows
Coupon on subordinated notes	(291)	-	-	(291)
Proceeds (purchases) from treasury shares	2	-	-	2
Capital increase (decrease) - owners of the parent company	113	-	-	113
Capital increase (decrease) - non-controlling interests	(104)	100 (2)	-	(4)
Changes in ownership interests with no gain/loss of control	(16)	-	-	(16)
Dividends paid to owners of the parent company	(1,596)	-	-	(1,596)
Dividends paid to non-controlling interests	(259)	-	-	(259)
Net cash used in financing activities (c)	(2,004)	148	(27)	(1,883)
Cash and cash equivalents in the opening balance	4,469	-	-	4,469
Cash change in cash and cash equivalents (a) + (b) + (c)	1,900	88	-	1,988
Exchange rates changes on cash and cash equivalents and other non-monetary effects	(102)	-	-	(102)
Cash and cash equivalents in the closing balance	6,267	88	-	6,355
(1) Corresponded to Orange Bank cash acquired.

(2)  Of which 65 million euros invested by Orange.

151[Back to contents]

1.7 Transition from adjusted EBITDA to reported EBITDA

In 2017, the significant litigation-related expenses correspond to the reassessment of the risk related to various disputes. The significant litigation-related expenses in 2015 notably included a fine of 350 million euros relating to a dispute concerning competition in the Enterprise market.

The specific labor expenses predominantly reflect the impact of changes in assumptions and experience adjustments of the various “part-time for seniors plans” (TPS) in France. In 2015, these mainly related to the one-year extension of the 2012 TPS plan (see Note 6.2).

The review of the investments and business portfolio in 2016 included the gains on disposal of Fime in the amount of 49 million euros. In 2015, the review of the investments and business portfolio primarily included the gains on disposal of Dailymotion in the amount of 170 million euros (see Note 3.2) and the impact of the restructuring of the asset portfolio.

The restructuring and integration costs are presented in Note 5.3.

The other specific items in 2016 included the costs of the non-completed Bouygues transaction.

Change in the presentation of segment information in 2017

Change in operating segments in Africa and the Middle East

With effect from 2017, decisions regarding the allocation of resources and the assessment of the performance of the various components of Orange will be made by the Chairman and Chief Executive Officer (main operational decision-maker) at the following levels in Africa and the Middle East: sub-group Sonatel (combining the Sonatel entities in Senegal, Orange Mali, Orange Bissau, Orange in Guinea and Orange in Sierra Leone), sub-group Côte d’Ivoire (combining the entities Orange Côte d’Ivoire, Orange in Burkina Faso and Orange in Liberia) and each of the other countries in Africa and the Middle East, which shall henceforth constitute operating segments. The segment information presented in the consolidated financial statements of the Group remained unchanged. This change has no impact with regard to goodwill testing.

Management of the Enterprise market in France

The presentation of segment information has been changed to better reflect the management of the Enterprise market in France. The operating income and expenses of mobile services and mobile equipment sales to businesses employing more than 50 people, until now included in the France operating segment, have been integrated within the activities of the Enterprise segment. This change had no impact on the Group’s income statement. Only the presentation of the revenues and operating expenses of the France and Enterprise segments has been amended, with an adjustment to the intragroup eliminations. At December 31, 2016, the impact of this transfer on revenues was (1,024) million euros for the France segment and 955 million euros for the Enterprise segment. At December 31, 2015, the impact of this transfer on revenues was (1,037) million euros for the France segment and 974 million euros for the Enterprise segment. This impact resulted in an increase in operating income of the Enterprise segment of 328 million euros in 2016 and 337 million euros in 2015.

This change also affected the composition of the France and Enterprise Cash Generating Units (CGUs). For instance, the goodwill originally assigned to the France CGU was partially reassigned to the Enterprise CGU and estimated at 1 billion euros based on the future expected cash flows of the transferred activity.

The presentation of previously presented 2016 and 2015 segment data has been amended to reflect these changes.

Accounting policies

Segment information

Decisions on the allocation of resources and the performance assessment of Orange component parts (hereinafter referred to as “the Group”) are made by the Chairman and Chief Executive Officer (main operational decision-maker) at operating segment level, mainly consisting of the geographical locations. Thus, the operating segments are:

-  France (excluding Enterprise);

-  Spain, Poland, Belgium, Luxembourg, and each Central European country (with a subtotal combining the countries in that zone);

-  the sub-group Sonatel (combining the Sonatel entities in Senegal, Orange Mali, Orange Bissau, Orange in Guinea and Orange in Sierra Leone), the sub-group Côte d’Ivoire (combining the entities Orange Côte d’Ivoire, Orange in Burkina Faso and Orange in Liberia) and each of the other countries in Africa and the Middle East (with a sub-total combining the countries in that zone);

-  Enterprise;

-  activities of International Carriers and Shared Services (IC&SS), which comprise certain resources, mainly in the areas of networks and information systems, research and development and other shared competencies, as well as the Orange brand;

-  Orange Bank.

The use of shared resources, mainly provided by IC&SS, is taken into account in segment results based either on the terms of contractual agreements between legal entities, or external benchmarks, or by allocating costs among all the segments. The supply of shared resources is included in other revenues of the service provider, and the use of the resources is included in expenses taken into account for the calculation of the service user’s EBITDA. The cost of shared resources may be affected by changes in contractual relationships or organization and may therefore impact the segment results disclosed from one year to another.

Adjusted EBITDA and reported EBITDA are operating performance indicators used by the Group:

-  to manage and assess its operating and segment results; and

-          to implement its investment and resource allocation strategy.

The Group’s management believes that the presentation of these indicators is pertinent as it provides readers with the same management indicators as those used internally.

Reported EBITDA corresponds to operating income before depreciation and amortization, effects associated with takeovers the reversal of translation reserves of liquidated entities, impairment of goodwill and fixed assets and share of profits (losses) of associates and joint ventures.

Adjusted EBITDA corresponds to reported EBITDA, adjusted for significant litigation, specific labor expenses, review of the investments and business portfolio, restructuring and integration costs and, where appropriate, other specific elements.

This measurement indicator allows for the effects of certain specific factors to be isolated from reported EBITDA, irrespective of their recurrence and the type of income or expense, when they are linked to:

-  significant litigation:

Associated procedures are based on third-party decisions (regulatory authority, court, etc.) and occurring over a different period to the activities at the source of the litigation. By their very nature, costs are difficult to predict in terms of their source, amount and period;

-  specific labor expenses:

Independently of the departure plans included under restructuring costs, certain changes in the working hours of employees may have a negative impact on the period during which they are agreed and implemented. This primarily relates to the various “part-time for seniors plans” (TPS) in France;

-  review of the investments and business portfolio:

The Group regularly reviews its investments and business portfolio: as part of this review, decisions to dispose of assets are implemented, which by their very nature have an impact on the period during which the disposal takes place. The corresponding gains (losses) on disposal affect either reported EBITDA or the net income from discontinued operations;

-  restructuring and integration costs:

The adjustment of Group activities in line with changes in the business environment may also incur other types of transformation costs. These actions may have a negative effect on the period during which they are announced or implemented; for instance but not limited to, some of the transformation plans approved by the internal governance bodies;

-  where applicable, other specific elements that are systematically specified in relation to income and/or expenses.

Adjusted EBITDA and reported EBITDA are not financial aggregates as defined by IFRS and are not comparable to similarly titled indicators used by other groups. They are provided as additional information only and should not be considered as a substitute for operating income or cash flow provided by operating activities.

CAPEX relate to the acquisition of tangible and intangible assets excluding telecommunication licenses and investments financed through finance leases and are used internally as an indicator to allocate resources. CAPEX are not a financial aggregate defined by IFRS and may not be comparable to similarly-titled indicators used by other companies.

Inter-segment assets and liabilities are reported in each operating segment.

Non-allocated assets and liabilities for the telecommunications business, mainly include external financial debt, external cash and cash equivalents, current and deferred tax assets and liabilities, as well as equity. Financial debt and investments between these segments are presented as non-allocated elements.

For Orange Bank, the line “Other” includes the assets and liabilities listed above, as well as the loans and receivables and debts related to the Bank’s activity.

The other accounting policies are presented within each note to which they refer.

152[Back to contents]

Note 2   Description of business and basis of preparation
of the consolidated financial statements

2.1 Description of business

Orange provides consumers, businesses and other telecom-munications operators with a wide range of services including fixed telephony and mobile telecommunications, data transmission and other value-added services, mainly in Europe, Africa and the Middle East. The Group is also developing its activity in the mobile financial services (Orange Money in Africa, Orange Finanse in Poland, Orange Cash in France and Spain, and Orange Bank in France).

Telecommunications operator activities are regulated and dependent upon the granting of licenses, just as mobile financial service activities have their own regulations.

2.2 Basis of preparation of the 2017 consolidated financial statements

The consolidated financial statements were approved by the Board of Directors’ Meeting on February 20, 2018 and will be submitted for approval at the Shareholders’ Meeting on May 4, 2018.

In accordance with European regulation n° 1606/2002 dated July 19, 2002, the 2017 consolidated financial statements have been prepared in accordance with the International Financial Reporting Standards (IFRSs) as endorsed by the European Union (available on the website http://ec.europa.eu/internal-market/accounting/ias/index-en.htm). Comparative figures are presented for 2016 and 2015 using the same basis of preparation.

153[Back to contents]

For the reported periods, the accounting standards and interpretations endorsed by the European Union are similar to the compulsory standards and interpretations published by the International Accounting Standards Board (IASB) with the exception of the carve-out of IAS 39 together with the standards and interpretations currently being endorsed, that have no effect on the Group accounts. Consequently, the Group financial statements are prepared in accordance with the IFRS standards and interpretations, as published by the IASB.

The principles applied to prepare financial data relating to the 2017 financial year are based on:

-              all the standards and interpretations endorsed by the European Union compulsory as of December 31, 2017;

- the recognition and measurement alternatives allowed by the IFRSs:

Standard		Alternative used
IAS 1	Accretion expense on operating liabilities (employee benefits, environmental liabilities)	Classification as financial expenses
IAS 2	Inventories	Measurement of inventories determined by the weighted average unit cost method
IAS 7	Interest paid and received dividends	Classification as net operating cash flows
IAS 16	Property, Plant and Equipment	Measurement at amortized historical cost
IAS 38	Intangible Assets	Measurement at amortized historical cost
IFRS 3R	Non-controlling interests	At the acquisition date, measurement either at fair value or at the portion of the net identifiable asset of the acquired entity

- accounting positions adopted by the Group in accordance with paragraphs 10 to 12 of IAS 8:

Topic	Note
Presentation of consolidated financial statements	Financial statements and segment information
Operating taxes and levies	9.1
Income taxes	9.2
Non-controlling interests - Change in ownership interest in a subsidiary - Commitments to purchase non-controlling interests	3 and 13.6

In the absence of any accounting standard or interpretation, management uses its judgment to define and apply an accounting policy that will result in relevant and reliable information, such that the financial statements:

- fairly present the Group’s financial position, financial performance and cash flows;

- reflect the economic substance of transactions;

- are neutral;

- are prepared on a prudent basis; and

- are complete in all material respects.

2.3 Standards and interpretations compulsory after December 31, 2017 with no early application elected by the Group

Among these standards and interpretations, the following might affect the Group’s future consolidated financial statements are IFRS 9, IFRS 15 and IFRS 16 which are subject to dedicated project within the Group:

154[Back to contents]

Standard/Interpretation (application date for the Group)	Consequences for the Group
IFRS 9 Financial instruments January 1, 2018

IFRS 9 modifies the recognition criteria for hedging transactions and main financial assets and liabilities categories: given the nature of the Group’s transactions, no major change is expected either for the telecom activities and Orange Bank activities.

IFRS 9 also modifies the recognition of credit risk related to financial assets, moving from the incurred loss approach to an expected loss approach: this means that impairment will be recognized on trade receivables not yet due for the telecom activities and upon credit agreement for Orange Bank. The first application of this method will not affect materially the Group equity on January 1, 2018.

IFRS 15 Revenue from Contracts with Customers (January 1, 2018)

IFRS 15 implementation has been subject to a dedicated project within the Group. Work completion confirms the expected effects of IFRS 15 first application. The effects on Group’s accounts primarily relate to the mobile phone market in France and in Europe and notably to:

- the accounting for arrangements which bundle the sale of a handset sold with a discounted price and with customer subscription to a communication service for a defined period of time: the cumulative revenue will not change but the allocation between the handset sold and the communication service will change (higher equipment revenues, with the exact same decrease in service revenues);

- the accelerated recognition of revenues, when the equipment is sold, offset from the supply of the service during the enforceable period, will lead to the recognition of a contract asset in the statement of financial position which will be settled against an asset receivable as the communication service is provided;

- the accounting treatment of non-monetary transactions between telecom operators;

- some incremental subscriber acquisition and retention costs (i.e. payments to retailers directly attributable to the contract, excluding subsidies) will be recognized over the duration of the contractual relationship.

The Group also paid particular attention to the concepts specified or introduced by IFRS 15 which will not change the principles currently applied:

- gross or net revenue recognition depending on whether the Group acts as principal or as agent;

- the accounting treatment of material rights granted to customers under contracts in which the Group provides the customer additional optional goods or services;

- the timing of revenue recognition related to services of which the Group operates in the build and run of IT platforms.

The Group will retrospectively apply IFRS 15 on January 1, 2018, which means the restatement of 2016 and 2017 reported comparative periods. Based on evaluations carried out arrangement by arrangement, IFRS 15 first application will increase the net equity as of January 1, 2016 by approximately 0.8 billion euros which mainly results from the recognition of contract assets.

IFRS 16 Leases January 1, 2019

This standard introduces provisions that significantly affect the financial reporting of the leases as well as the financial measures of the lessees.

At the delivery date of the right of use granted by the lessor, the lessees will account for all of their leases, as an asset against a financial liability as for a financial lease under IAS 17. In addition to the effect on the statement of financial position, the income statement (depreciation and interest expense instead of operating expense) and the statement of cash flows (interest expense will continue to affect the operating cash flows, investment cash flows will not be impacted, financing cash flows will be impacted by the repayment of the debt) will also be affected.

The financial reporting will be sensitive to:

- the judgment required in applying the new qualification criteria for a lease;

- the choice of whether to recognize certain capacity arrangements as intangible assets;

- the legislation and practices applicable to each jurisdiction or line of business with regard to the non-cancellable lease term granted by lessors and the combination of fixed and variable contractual payments;

- the policy used by each lessee when assessing the reasonably certain lease term;

- the simplified alternatives elected for a retrospective application.

The application of this standard will also affect the scope and the amount of the unrecognised commitments disclosed Note 14 under IAS 17.

Furthermore, the differences between IFRS (IFRS 16) and US GAAP (ASU 2016-02) would result in different financial measures.

The Group will apply IFRS 16 with a retrospective application on January 1, 2019, but with no restatement of comparative periods.

155[Back to contents]

2.4 Use of estimates and judgment

In addition to the alternatives or accounting positions abovementioned, Management exercises judgment in order to define the accounting policies for certain transactions:

Topic		Nature of accounting judgment
Note 3	Control

Requiring judgment in certain circumstances with respect to the control and continuous control assessment which can affect the perimeter of consolidation, as for instance when a shareholders’ agreement is revised or terminated, or when protective rights turn into substantive rights

Note 4	Revenue

Identifying separable components of a bundled offer

Requiring judgment with respect to complex arrangements: single or separate transactions, assessment of the parameters when arrangements affect several reporting periods

Notes 5, 9 and 16	Purchases and other expenses

Litigations and tax: measurement of technical merits of the interpretations and legislative positions and qualification of the facts and circumstances

Onerous supplier contracts: trigger event, nature of unavoidable costs

Notes 5 and 11	Purchases and other expenses, financial assets and liabilities, net finance costs	Reverse factoring; distinguishing operating debt and financial debt
Note 8	Property, plant and equipment, intangible assets other than goodwill

Qualifying network, sites or equipment sharing among operators as joint operations

TowerCos arrangements: electing the unit of account (tower or used space) and analyzing the arrangements in order to determine whether they contain a lease

Notes 11 and 13	Financial assets and liabilities, net finance costs Equity	Distinguishing equity and debt: assessing specific contractual clauses
Notes 12 and 15	Fair value of financial assets and liabilities	Models, selection of parameters, fair value hierarchy, non-performance risk assessment, unit of account relating to investments accounted for under the equity method

In preparing the Group’s consolidated financial statements, Orange’s management makes estimates, insofar as many elements included in the financial statements cannot be measured precisely. The management revises these estimates if the underlying circumstances evolve or in light of new information or more experience. Consequently, the estimates made at December 31, 2017 may be changed subsequently.

Topic		Key sources of estimates on future income and/or cash flows
Notes 5, 9 and 15	Risk of resources outflow linked to claims and litigation and to tax legislation Onerous contracts	Underlying assumptions of the assessment of legal and tax positions Identifying and releasing of uncertain legal and tax positions Underlying assumptions of the assessment
Notes 7.3, 7.4, 8.2, 8.3, 8.4 and 10	Measurement of the recoverable values for the impairment tests (goodwill, tangible and intangible assets, investments accounted for under the equity method)

Sensitivity to discount rates, perpetual growth rate and business plans’ assumptions which affect the expected cash flows (revenue, EBITDA and CAPEX)

Assessing the competitive, economic and financial environment of the countries where the Group operates

Note 9	Measurement of the recoverable value of deferred tax assets	Assessment of the deferred tax assets’ recovery timeline when a tax entity reverts to profitability or when the tax legislation limits the use of tax loss carryforward
Note 8	Property, plant and equipment, intangible assets other than goodwill

Assessing assets’ useful life according to the change in the technological, regulatory or economic environment (notably the migration from the copper local loop into fiber and other greater bandwidth technologies, radio technology migration)

Provision for dismantling and restoring sites: dismantling timeframe, discount rate, expected cost

Note 6.2	Employee benefits	Sensitivity to discount rates Sensitivity to participation rate of senior staff to the specific plans Date of signature and scope of social arrangements
Note 11	Financial assets and liabilities and net finance costs	Sensitivity to BT’s share price evolution and GBP/EUR parity

Furthermore, aside from the elements linked to the level of activity, income and future cash flows are sensitive to changes in financial market risks, notably interest rate and foreign exchange risks (see Section 2.4 Risk factors of the Registration Document).

156[Back to contents]

Note 3   Gains and losses on disposal
and main changes in scope of consolidation

3.1 Gains (losses) on disposal of securities and businesses

Gains (losses) on disposal of securities and businesses in 2017 amount to (5) million euros, compared to 59 million euros in 2016 (mainly related to the disposal of Fime for 49 million euros) and 178 million euros in 2015 (primarily linked to the disposal of Dailymotion for 170 million euros).

The gain on disposal associated with EE securities in 2016 is presented under “Net income from discontinued operations (EE)”.

The loss on disposal associated with BT securities in 2017 is presented under “Effects resulting from BT stake” and detailed in Note 11.7.

3.2 Main changes in the scope of consolidation

Ongoing transaction at December 31, 2017

Acquisition of Business & Decision

On October 25, 2017, Orange signed an agreement with the majority shareholders of Business & Decision to acquire a first controlling block.

The finalization of this transaction remains subject to the waiver of the conditions precedent of the contract.

If the transaction is completed, Orange will launch a takeover bid to acquire the entire share capital of Business & Decision. The acquisition of 100% of the share capital is valued at approximately 63 million euros.

Changes in the scope of consolidation during 2017

No significant change in consolidation scope occurred during 2017.

Changes in the scope of consolidation during 2016

Disposal of EE

On January 29, 2016, Orange sold its entire stake in EE to BT Group Plc (BT) in exchange for 3,438 million pounds sterling (4,500 million euros) in cash and a 4% stake in the BT entity valued at 1,877 million pounds sterling (2,462 million euros) at the opening share price of January 29, 2016. After final price adjustments, the proceeds, net of transaction costs, stand at 4,481 million euros.

The Group set up hedging policies to cover the foreign exchange risk to which it was exposed through its stake in EE, denominated in pounds sterling (see Note 11.8). The net tax impact of this hedging was immaterial on the gain on disposal.

(in millions of euros)
EE’s net disposal value (1) (a)	7,138
EE’s net book value (b)	(5,725)
Other comprehensive income reclassified in profit or loss (2) (c)	840
Consolidated net income after tax of discontinued operations in 2016 (a) + (b) + (c)	2,253
Indemnity received from BT (3)	29
Total Consolidated net income after tax of discontinued operations in 2016 and 2017	2,282

(1) Included transaction costs and 173 million euros of dividends paid by EE before the disposal in January 2016.

(2) Mainly included 836 million euros of cumulative translation adjustment reclassified in profit or loss.

(3)  Mainly includes the indemnity received from BT for 50 million euros, offset by tax effect.

The warranties given to BT Group Plc within the context of the EE disposal are described in Note 14.2.

Entities acquired in Africa

The Group has acquired several mobile operators in various African countries:

-              on April 5, 2016, Cellcom Telecommunications Inc. in Liberia, controlled by Orange Côte d’Ivoire;

-              on April 20, 2016, Oasis SA in the Democratic Republic of the Congo (operator Tigo in the DRC) from the Millicom Group;

-              on June 22, 2016, Airtel in Burkina Faso from the Bharti Group, controlled by Orange Côte d’Ivoire;

- on July 19, 2016, Airtel in Sierra Leone from the Bharti Group, controlled by the Sonatel Group.

2016 (in millions of euros)	Liberia	DRC	Burkina Faso	Sierra Leone
Acquisition cost (1)	104	160	521	226
Loan reimbursement to former shareholders	16	-	-	79
Cash acquired net of transaction costs	2	18	(6)	-
Cash paid for investment securities, net of cash acquired	122	178	515	305

(1)  The price paid for the acquisitions in Burkina Faso and Sierra Leone is an estimated price and will be subject to adjustments mainly related to net debt, working capital and capital expenditures during the first half of 2018.

In accordance with IFRS 3R - Business Combinations, the fair value measurement of identifiable assets acquired and liabilities assumed, was finalized during the 2017 fiscal year. The adjustments recognized compared to the amounts published in 2016 are not significant and have no impact on the income of the period.

157[Back to contents]

At acquisition date (in millions of euros)	Liberia	DRC	Burkina Faso	Sierra Leone
Acquisition cost (a)	104	160	521	226
Net book value acquired	5	67	50	(16)
Effects of fair value measurement:
Customer base (1)	10	-	31	6
Trademark (2) (3)	6	1	1	0
Net deferred tax	(4)	(0)	(9)	(2)
Net asset remeasured at fair value (b)	17	68	73	(12)
Goodwill (a)-(b)	87	92	448	238

(1) Depreciation over 5 years in Liberia, 4 years in Burkina Faso and Sierra Leone.

(2) Depreciation over 15 years in Liberia.

(3)  Depreciation over 1 year in DRC, Burkina Faso and Sierra Leone (rights of use granted by sellers for 1 year and rebranding expected in 2017 by the Group).

Fair value has been measured using the relief from royalty method for the brand and the excess earnings method for the customer base.

Goodwill primarily corresponded to the launch of Orange in new African countries and also the expected synergies in the DRC at the acquisition date between Orange RDC and Oasis SA (these two entities merged on September 30, 2016). The reassessment of the business outlook in the DRC resulted in a goodwill impairment loss (see Note 7.1).

The impact on revenues related to the acquisition of these entities in 2016 amounted to 222 million euros.

Acquisition of Groupama Banque (renamed Orange Bank)

On October 4, 2016, the Group acquired a 65% stake in Groupama Banque. This take-over was carried out through a share exchange between Orange and Groupama for a total amount of 170 million euros, with an impact on consolidated equity. The Group received general and specific warranties.

Goodwill reflects the low return on equity, the level of which is set by regulation at a high level to allow for this type of activity. On the acquisition date, no shortfall in the profitability of operations can give rise to the recognition of a liability in the purchase price allocation. This situation also reflects the current characteristics of the banking market: recent acquisitions in the segment have generally been carried out at a price lower than the carrying value of the target entity’s equity.

Significant litigations concerning Orange Bank are disclosed in Note 16.4.

In 2017, following the completion of work to assess the fair value of identifiable assets acquired and liabilities assumed, the badwill, which resulted in a gain in income in 2016 of 97 million euros, fell by (27) million euros, implying the recognition of a loss in income for the period, presented under “Effects resulting from business combinations”.

The final allocation of the acquisition cost is as follows:

(in millions of euros)	At acquisition date
Acquisition cost (a)	170
Net book value acquired	214
Effects of fair value measurement (1):
Assets
Credit portfolio	37
Investment portfolio	70
Hedging instruments	(15)
Other	4
Liabilities
Transactions with customers	(66)
Debt securities	(3)
Net deferred tax	(1)
Net asset remeasured at fair value (b)	240
Badwill (a)-(b)	(70)

(1)  The effect of the bank’s financial assets and liabilities remeasurement as of the acquisition date will be reversed over future years in profit or loss (net banking profit classified in “Other operating income”) according to the maturity of underlying instruments.

The put option, relating to 20% of the share capital of Orange Bank, granted by Orange to Groupama and exercisable in 2023, was recorded as a financial liability on the acquisition date and the call option granted by Groupama on its remaining stake (15%) is an unrecognized contractual commitment (see Note 14.2).

Disposal of Telkom Kenya

In accordance with the agreement signed on November 6, 2015 with Helios Investment Partners, and after obtaining the required authorizations, the Group sold its entire stake in Telkom Kenya on June 10, 2016. This disposal had no material impact on income in 2016.

Changes in the scope of consolidation during 2015

Egypt

On February 22, 2015, the Group exercised its option to acquire the remaining shares held by OTMT in ECMS for a consideration of 210 million euros (including 164 million euros for the 5% ownership interest held by OTMT in ECMS and 46 million euros for the 28.75% voting rights held by OTMT in MT Telecom). This transaction extinguished the financial debt related to the commitment to buy out non-controlling interests.

158[Back to contents]

Disposal of Dailymotion

Orange sold the majority of its interests in Dailymotion to Vivendi: on June 30, 2015, Orange disposed of an 80% interest for 217 million euros, and a further 10% stake in July 2015 for 29 million euros (238 million euros in total, net of disposal costs and cash transferred). The Group granted some warranties, which are usual in such transactions (see Note 14.2).

This transaction resulted in:

- a gain on disposal of 139 million euros; and

- a gain of 31 million euros relating to the measurement at fair value of the residual investment.

In 2017, Orange sold the remainder of its stake to Vivendi for 26 million euros, without any effect on the income of the period.

Acquisition of Jazztel

During the third quarter of 2015, the Group acquired 100% of the shares in Jazztel Plc, including the shares resulting from the exercise of options held by Jazztel employees. The price paid was 3,306 million euros, net of cash acquired (92 million euros) in 2015.

As part of the takeover bid and in order to guarantee its commitments according to the offer, the Group pledged, in 2014, 2.9 billion euros in monetary financial securities, of which 1.4 billion euros in current financial assets and 1.5 billion euros in cash and cash equivalents reclassified as non-current financial assets. In 2015, at the end of the public tender, the pledge was released. One impact of this operation on the cash flow statement is a non-cash change in cash and cash equivalents of 1.5 billion euros, related to the cancelling of the cash and cash equivalent transfer, initially pledged into non-current financial assets.

Goodwill was recognized in the amount of 2.1 billion euros, after allocation of the purchase price to identifiable assets acquired and liabilities assumed. The goodwill mainly included the amount of future synergies linked to the merger of Orange Espagne and Jazztel. These are mainly attributable to the optimization of network costs, the distribution of Jazztel offers through Orange stores, the cross-selling of services and the reduction in the use of Telefónica’s fiber network.

(in millions of euros)	At acquisition date
Purchase price	3,355
The costs of Jazztel shares purchase price to release options held by its employees	43
Acquisition cost (a)	3,398
Net book value as of June 30, 2015	486
Effects of fair value measurement:
Customer base (1)	672
Trademark (2)	106
Net deferred tax	39
Net asset remeasured at fair value (b)	1,303
Goodwill (a)-(b)	2,095

(1) Depreciation over 7.5 years.

(2)  Depreciation over 15 years.

The impact on revenues of the acquisition of Jazztel in 2015 amounted to 552 million euros.

Médi Telecom’s consolidation

The Group exercised its call option to acquire 9% of Médi Telecom’s capital in July 2015 for a total consideration of 80 million euros, and now holds respectively 49% and 50.1% of the company’s capital and voting rights.

The consolidation of Médi Telecom in the Group’s financial statements resulted in the recognition of goodwill of 237 million euros, after allocating the purchase price to the identifiable assets acquired and liabilities assumed. The remeasurement of previously held interests had no impact on the income statement.

(in millions of euros)	At acquisition date
Purchase price	80
Remeasurement of previously held interests at fair value	335
Acquisition cost (a)	415
Net book value as of June 30, 2015	260
Effects of fair value measurement:
Customer base (1)	100
Trademark (2)	26
Licenses (3)	21
Net deferred tax	(44)
Net asset remeasured at fair value (b)	363
Proportionate share of assets and liabilities attributable to non-controlling interests (c)	(185)
Goodwill (a)-(b)-(c)	237

(1) Depreciation over 5 to 8 years.

(2) Depreciation over 1.5 year.

(3)  Depreciation over 17 to 21 years.

159[Back to contents]

Accounting policies

Change of consolidation scope

Entities are fully consolidated if the Group has the following:

-  power over the investee; and

-  exposure, or rights, to variable returns from its involvement with the investee; and

-  the ability to use its power over the investee to affect the amount of the investor’s returns.

When assessing control, IFRS 10 requires judgment and continuous assessment.

Clarifications of when the ownership interest does not imply a de facto presumption are provided in Note 18 (which lists the main consolidated entities).

Joint ventures and companies over which the Group exercises significant influence (generally corresponding to an ownership interest of 20% to 50%) are accounted for using the equity method.

When assessing the level of control or significant influence exercised over a subsidiary or associate, the existence and effect of any exercisable or convertible potential voting rights at the closing date is taken into account.

Material intragroup transactions and balances are eliminated.

Takeovers (business combinations)

Business combinations are accounted for using the acquisition method:

-  the acquisition cost is measured at the fair value of the consideration transferred, including all contingent consideration, at the acquisition date. Subsequent changes in the fair value of contingent consideration are accounted for either through profit or loss or through other comprehensive income, in accordance with the applicable standards;

-  goodwill is the difference between the consideration transferred and the fair value of the identifiable assets and liabilities assumed at the acquisition date, and is recognized as an asset in the statement of financial position. Considering the Group’s activity, the fair values of the identifiable assets relate mainly to licenses, to customer bases and to brands (which cannot be recognized as assets when internally developed), generating induced deferred taxes. The fair value of these assets, which cannot be observed, is established using commonly adopted methods, such as those based on revenues or costs (e.g.: the “Greenfield” method for the valuation of licenses, the “relief from royalty” method for the valuation of brands and the “excess earnings” method for customer bases).

For each business combination with an ownership interest below 100%, non-controlling interest is measured:

-  either at its fair value: in which case, goodwill is recognized for the portion relating to non-controlling interests;

-  or proportionate to its share of the acquiree’s identifiable net assets: in which case, goodwill is only recognized for the share acquired.

Acquisition-related costs are directly recognized in operating income in the period in which they are incurred.

When a business combination is achieved in stages, the previously held equity interest is re-measured at fair value at the acquisition date through operating income. The related other comprehensive income, if any, is fully reclassified to profit or loss.

Internal transfer of consolidated shares

IFRS do not address the accounting treatment for the transfer of consolidated shares within the Group resulting in changes in ownership interest. The Group applies the following accounting policy:

-  the transferred shares are carried at historical cost and the gain or loss on the transfer is fully eliminated in the acquirer’s accounts;

-  the non-controlling interests are adjusted to reflect the change in their share in the equity against Group retained earnings, with no impact on profit and loss and equity.

Assets held for sale

The Group qualifies an asset or group of assets as “held for sale” when:

-  the management is committed to a plan to sell;

-  the asset is available for immediate sale in its current state (subject to any conditions precedent that are usual in such disposals); and

-  the sale is highly probable, within 12 months.

Thus, when the Group is committed to a plan to sell involving the loss of control or significant influence over one of its assets, it classifies all assets and liabilities of the entities concerned under a separate line in the statement of financial position: “Assets/Liabilities held for sale”, at a value equal to the lower of the net carrying value and the fair value net of disposal costs.

In addition, when the asset or group of assets held for sale represents a major line of business, its contribution to the income statement is presented separately (below “consolidated net income of continuing operations”); its cash flow contribution is presented in the statement of cash flows.

160[Back to contents]

Note 4   Sales

4.1 Revenues

Revenue is presented in the segment information (see Note 1.1). It combines the following product lines (excluding Enterprise and International Carriers and Shared Services):

- mobile services: revenues generated by incoming and outgoing calls (voice, SMS and data) network access fees, value-added services, Machine to Machine, roaming revenues from customers of other networks (national and international), revenues from Mobile Virtual Network Operators (MVNO) and from network sharing;

- mobile equipment sales: sales of subsidized and unsubsidized mobile equipment, excluding sales of accessories;

- fixed-line services: revenues from traditional fixed-line telephony, fixed broadband services, business solutions and networks (except the France operating segment, for which business solutions and networks are carried by the Enterprise operating segment), and revenues from carrier services (national and international inter-connections, unbundling and wholesale sales of telephone lines);

- other revenues: revenues from the sale and rental of fixed-line equipment, sales of mobile accessories and other miscellaneous revenues.

Enterprise operating segment revenues are presented for the following product lines:

- voice services: voice services include historical voice services (PSTN access), Voice over Internet Protocol (VoIP) products, audio conference services, as well as incoming traffic for call centers;

- data services: data services include data on a historical basis still offered by Orange Business Services (Frame Relay, Transrel, leased lines, narrow-band), those having reached a certain maturity such as IP-VPN, and broadband infrastructure products such as satellite or fiber optic access. Data services also include broadcasting and Business Everywhere roaming offers;

- IT & integration services: the IT & integration services include the unified communication and collaboration services (LAN and telephony, advising, integration, project management), hosting and infrastructure services (including Cloud Computing), applications services (customer relations management and other applications services), security services, video conferencing offers as well as sales of equipment related to the above products and services;

- mobile services and equipment: mobile services (see above) and mobile equipment sales (see above) including sales of accessories.

Revenues from the International Carriers & Shared Services operating segment cover:

- the roll-out of the international and long-distance network, installation and maintenance of submarine cables, and sales and services to international carriers;

- shared services including support and cross-divisional functions spanning the entire Group, Sofrecom and its subsidiaries, the operations in Content and Audience and the Orange brand. For the most part, shared services are rebilled to other operating segments through brand royalties, Group services fees and special case-by-case rebilling.

161[Back to contents]

Accounting policies

Revenues from the Group’s activities are recognized and presented as follows.

Separable components of bundled offers and related offers: many service offers available on the Group’s main markets are comprised of two components: an equipment component (e.g. a mobile handset) and a service component (e.g. a talk plan).

Hence, for bundled offers including a handset sold at a discounted price and a telecommunication service, revenues recognized for the handset sale are limited to the amount of the arrangement that is not contingent upon the rendering of telecommunication services, i.e. the amount paid by the customer for the terminal: this amount is usually the amount paid at the delivery, or the discounted amounts paid over a 12 or 24-month period with respect to the offers paid by installments.

For offers that cannot be separated into identifiable components, revenues are recognized in full over the life of the contract. The main case for which this method is used is connection to the service: this is not a separately identifiable transaction from subscription and communications, and first connection fees are therefore recognized over the average expected life of the contractual relationship.

Where separable, revenues from equipment sales are recognized when the significant risks and rewards of ownership are transferred to the buyer. The provision of an Internet box does not constitute either a separable component of the Internet access service offer nor a rental because Orange maintains control of the box and its usage.

When equipment - associated with the subscription of telecommunication services - is sold by a third-party retailer who purchases it from the Group and receives compensation for signing up the customer, the related revenues are:

-  recognized when the equipment is sold to the end-customer;

-  assessed by the Group taking into account the best estimate of the retail price to the end-customer and any subsidies granted to the retailer at the time of the sale and passed on to the end-customer in the form of a rebate on the equipment.

Equipment for which a right of use is granted is analyzed in accordance with IFRIC 4 “Determining Whether an Arrangement Contains a Lease” in order to determine whether IAS 17 “Leases” is applicable. Equipment lease revenues are recognized on a straight-line basis over the life of the lease agreement, except in the case of finance leases, which are accounted for as sales on credit.

Services: with regards to the mass market and the corporate market, revenues from telephone subscriptions and Internet access are recognized on a straight-line basis over the subscription period and revenues from charges for incoming and outgoing telephone communications, international roaming and data exchange invoiced to customers are recognized when the service is rendered. The Group offers customized solutions to its Enterprise customers: management of the telecommunication network, access, voice and data transmission and migration. The contingent commercial discounts granted under these arrangements are recorded as a deduction from revenues based on the specific terms of each arrangement. Migration costs incurred by the Group under these arrangements are expensed when incurred except when the arrangements include an early termination penalty clause.

With regards to the operators, wholesale connection subscriptions are recognized on a prorata basis as this represents the best estimate of the consumption of the service, while wholesale voice or data transfers (termination on the Orange network, international traffic) are recognized when the service is rendered. Between the major transit carriers (“International Carriers”), transfers of minutes are invoiced and recorded gross (and often settled on a net basis) and transfers of data are not charged (“free peering”). Over-The-Top service providers (OTT) (like Google, Apple, Microsoft, etc.) are not charged for the data they send (“free peering” and “net neutrality”) and hence no revenues are recognized.

Revenues from the sale of transmission capacity on terrestrial and submarine cables, as well as from offers providing access to the local loop, are recognized on a straight-line basis over the life of the contract.

The gross or net accounting for revenue sharing arrangements and supply of content depends on the analysis of the facts and circumstances surrounding each transaction. Thus, revenues are recognized on a net basis when the provider is responsible for supplying the content provided to the end-customer and for setting the price. This principle is notably applied for revenues and cost-sharing arrangements (special rate numbers, etc.), as well as for revenues from the sale or supply of content (audio, video, games, etc.) through the Group’s various communication systems (mobile, PC, TV, fixed-line telephony, etc.).

The Group’s commercial arrangements incorporate service level commitments (delivery time, service reinstatement time). These service level agreements cover commitments provided by the Group under the order, delivery, and after sales services process. If the Group fails to comply with one of these commitments, then it pays compensation to the end-customer, which is usually a tariff reduction deducted from revenues. Such penalties are recorded when it is likely that they will be paid.

Revenues are stated net of discounts. With respect to certain commercial offers where customers sign up for a fixed period, the Group offers a free service or temporary price reduction. When these free services are conditional upon a commitment for a certain period of time, the total revenues generated under the contract may be spread over the total period of the contractual agreement.

Loyalty points awarded to customers are considered as a separable component to be delivered in the transaction that triggered the acquisition of these points. Part of the invoiced revenues are allocated to these points based on their fair value taking into account an estimated utilization rate, and deferred until the date on which the points are definitively converted into benefits. Fair value is defined as the excess in value of the benefit granted to the loyal customer over the sales incentive that would be granted to any new customer. This principle is applied for both types of loyalty programs that exist within the Group, those with and those without a contractual renewal obligation.

The public-private service concession agreements are accounted for in accordance with IFRIC 12 “Service Concession Arrangements”. Revenues are recognized under the percentage of completion method in accordance with IAS 11 during the construction period, and in accordance with IAS 18 during the operating and maintenance period.

The Group has a right to receive a consideration from either the public entity or the users of the public service in exchange for its operator’s activities. This right is accounted for as:

-  an intangible asset, if the Group has a right to charge users of the public service. This asset is measured at the infrastructure fair value and depreciated over the agreement period;

- a financial receivable, if the Group has an unconditional right to receive payments from the public entity. This asset is measured at the infrastructure fair value and accounted for at amortized cost.

4.2 Other operating income

(in millions of euros)	2017	2016	2015
Income from universal service	8	10	18
Late-payment fees on trade receivables	32	58	45
Brand & management fees (1)	14	24	93
Tax credits and subsidies	40	70	39
Proceeds from the disposal of fixed assets	88	126	58
Net banking income	76	21	-
Other income	443	430	389
Total	701	739	642

(1)  Invoiced to certain unconsolidated entities.

Net banking income (NBI) represents the net income and expenses of Orange Bank’s banking operations. It is prepared in accordance with accounting practices that are commonly used in France in the banking sector.

Other income is predominantly comprised of income on impaired trade receivables, income relating to line damages, penalties and customer reimbursements.

162[Back to contents]

4.3 Trade receivables

(in millions of euros)	2017	2016	2015
Net book value of trade receivables in the opening balance	4,964	4,876	4,612
Business related variations	267	(87)	59
Changes in the scope of consolidation	6	78	189
Translation adjustment	(33)	(122)	21
Reclassifications and other items (1)	(29)	219	(5)
Reclassification to assets held for sale	-	-	-
Net book value of trade receivables in the closing balance	5,175	4,964	4,876

(1)  In 2016, included foremost receivables resulting from financial lease offers on firm’s equipments proposed by Orange Lease, which have been reclassified in “trade receivables” to uniform the treatment of the offers resulting from deferred payment (see accounting policies).

Following the commercialization to its clients of sales offers to buy mobile telephones with payment by installments over 24 months, in 2015 Orange Espagne implemented a sale without recourse program for the related receivables. Those receivables are derecognized from the balance sheet. The receivables sold as at December 31, 2017 generated an early receipt of approximately 84 million euros (approximately 185 million euros at December 31, 2016 and 100 million euros at December 31, 2015).

(in millions of euros)	December 31, 2017	December 31, 2016	December 31, 2015
Trade receivables depreciated according to their age	1,078	905	920
Trade receivables depreciated according to other criteria	443	568	466
Net trade receivables past due	1,521	1,473	1,386
Not past due	3,655	3,491	3,490
Net trade receivables	5,175	4,964	4,876
o/w short-term trade receivables	4,851	4,683	4,773
o/w long-term trade receivables (1)	324	281	103
o/w net trade receivables from telecoms activities	5,175	4,964	4,876
o/w net trade receivables from Orange Bank	-	-	-

(1)  Includes receivables from sales of handset with payment on instalments that are payable in more than 12 months and receivables from financial lease offers on firm’s equipment (see accounting policies).

The following table provides an aging balance at closure of the net trade receivables which are past due and impaired according to their age:

(in millions of euros)	December 31, 2017	December 31, 2016	December 31, 2015
Past due - under 180 days	723	569	585
Past due - 180 to 360 days (1)	140	143	169
Past due - over 360 days (1)	215	193	166
Total net trade receivables past due and depreciated according to their age	1,078	905	920

(1)  Mainly includes receivables from government departments, local authorities and telecommunications operators.

The table below provides an analysis of the change in impairment for trade receivables in the statement of financial position:

(in millions of euros)	2017	2016	2015
Allowances on trade receivables in the opening balance	(774)	(820)	(661)
Net addition with impact on income statement	(251)	(275)	(279)
Losses on trade receivables	257	315	390
Changes in the scope of consolidation	(1)	(3)	(233)
Translation adjustment	7	18	(5)
Reclassifications and other items	2	(9)	(32)
Reclassification to assets held for sale	-	-	-
Allowances on trade receivables in the closing balance	(760)	(774)	(820)
163[Back to contents]

Accounting policies

The trade receivables are mainly short-term with no stated interest rate and are measured at original invoice amount. Those receivables which include deferred payment terms over 12 or 24 months for the benefit of customers are discounted and classified as current items. Receivables from financial lease offers on firms’ equipment are recognized as current operating receivables because they are acquired in the normal course of business.

Impairment of trade receivables is based on two methods:

-  a collective statistical method: this is based on historical losses and leads to a separate impairment rate for each aging balance category. This analysis is performed over a homogenous group of receivables with similar credit characteristics because they belong to a customer category (mass-market, small offices and home offices);

-  a stand-alone method: the assessment of impairment probability and its amount are based on a set of relevant qualitative factors (ageing of late payment, other balances with the counterpart, rating from independent agencies, geographical area). This method is used for carriers and operators (national and international), local, regional and national authorities and for large accounts of Enterprise Communication Services.

Impairment losses identified for a group of receivables represent the step preceding impairment identification for individual receivables. When information is available (clients in bankruptcy or subject to equivalent judicial proceedings), these receivables are then excluded from the statistical impairment database and individually impaired.

The trade receivables may be part of securitization programs. When they are sold to consolidated special purpose entities, they are still recognized in the statement of financial position. Other sales to financial institutions may lead to receivables de-recognition.

4.4 Deferred income

(in millions of euros)	December 31, 2017	December 31, 2016	December 31, 2015
Prepaid cards	241	266	310
Service access fees	722	704	664
Loyalty programs	43	58	76
Other deferred revenue (1)	999	1,021	987
Other deferred operating income	76	85	99
Total	2,081	2,134	2,136

(1)  Mainly includes subscription fees.

(in millions of euros)	2017	2016	2015
Deferred income in the opening balance	2,134	2,136	1,956
Business related variations	(46)	(33)	97
Changes in the scope of consolidation	1	77	55
Translation adjustment	(18)	(56)	16
Reclassifications and other items	10	10	12
Reclassification to assets held for sale	-	-	-
Deferred income in the closing balance	2,081	2,134	2,136

4.5 Other assets

(in millions of euros)	December 31, 2017	December 31, 2016	December 31, 2015
Advances and downpayments	92	99	85
Submarine cable consortiums (1)	157	235	410
Security deposits paid	79	78	57
Orange Money - isolation of electronic money (1)	408	319	-
Others	475	448	516
Total	1,211	1,179	1,068

(1)  These receivables are offset by the liabilities of the same amount (see accounting policies and Note 5.7).

164[Back to contents]

(in millions of euros)	2017	2016	2015
Other assets in the opening balance	1,179	1,068	753
Business related variations	49	24	304
Changes in the scope of consolidation	(6)	98	12
Translation adjustment	(13)	(16)	4
Reclassifications and other items	2	5	(5)
Reclassification to assets held for sale	-	-	-
Other assets in the closing balance	1,211	1,179	1,068
o/w other non-current assets	110	106	85
o/w other current assets	1,101	1,073	983

Accounting policies

Other assets relating to “Submarine cable consortiums” are receivables from submarine cable consortium members when Orange is in charge of centralizing the payments to the equipment suppliers that build and manage these cables. These receivables are offset by the liabilities of the same amount (see Note 5.7).

Orange Money is a money transfer, payment and financial services solution provided via an electronic money (“e-money”) account linked to an Orange mobile number.

Since 2016, the Orange group has become an Electronic Money Issuer (“EMI”) in some of the countries in which it operates, via dedicated, approved, internal subsidiaries. Regulations state that EMIs, as last-resort guarantors for the reimbursement of e-money holders, are obliged to restrict the funds collected in exchange for the issue of e-money (obligation to protect holders). The e-money distribution model relies on Orange’s subsidiaries and third-party distributors. EMIs issue e-money (or units of value “UV”) at the request of these distributors in exchange for funds collected therefrom. The distributors then transfer the e-money to end holders.

Within the Orange group, this restriction includes the protection of third-party holders (distributors and customers).

These transactions have no impact on the Group’s net financial debt and are listed under the following headings:

-  assets restricted to an amount equal to the e-money in circulation outside of the Orange group (or UV in circulation);

-  UV in circulation under liabilities, representing the obligation to reimburse the third-party holders (customers and third-party distributors).

These two headings are presented under “other assets” and “other liabilities” and under operating activities as “change in working capital requirement”.

4.6 Related party transactions

The French State, either directly or through Bpifrance Participations, is one of the main shareholders of Orange SA. The communication services provided to the French State are done so as part of a competitive process held for each service according to the nature of the service. They have no material impact on consolidated revenues.

Transactions with associates and joint ventures are presented in Note 10.

Accounting policies

Orange group’s related parties are listed below:

-  the Group’s key management personnel and their families (see Note 6);

-  the French State, and its departments in Bpifrance Participations and central State departments (see Notes 9 and 13);

-  associates, joint ventures and companies in which the Group owns a material shareholding (see Note 10).

165[Back to contents]

Note 5   Purchases and other expenses

5.1 External purchases

(in millions of euros)	2017	2016	2015
Commercial expenses and content rights	(7,087)	(6,800)	(6,549)
o/w costs of terminals and other equipment sold	(4,110)	(3,970)	(3,920)
o/w advertising, promotional, sponsoring and rebranding costs	(845)	(894)	(850)
Service fees and inter-operator costs	(5,252)	(5,459)	(5,228)
Other network expenses, IT expenses	(3,074)	(2,999)	(2,871)
Other external purchases	(3,062)	(3,023)	(3,049)
o/w rental expenses	(1,148)	(1,156)	(1,163)
Total	(18,475)	(18,281)	(17,697)

Accounting policies

Firm purchase commitments are disclosed as unrecognized contractual commitments.

Subscriber acquisition and retention costs, other than loyalty programs costs, are recognized as an expense in the period in which they are incurred, that is to say on acquisition or renewal. In some cases, contractual clauses with distributors provide for incentives based on revenues generated and received: these incentives are recorded as expenses upon recognition of these revenues.

Advertising, promotion, sponsoring, communication and brand marketing costs are recorded as expenses during the period in which they are incurred.

Onerous contracts: during the course of a contract, when the circumstances that prevailed at inception change, some commitments towards suppliers may become onerous, i.e. the unavoidable costs of meeting the contractual obligations exceed the economic benefits expected to be received under it: this may be the case with leases that include surplus space following the release of space due to technological or staffing changes. The onerous criteria are accounted for when the entity implements a detailed plan to reduce its commitments.

5.2 Other operating expenses

(in millions of euros)	2017	2016	2015
Expense from universal service	(43)	(47)	(30)
Allowances and losses on trade receivables - telecom activities	(251)	(275)	(279)
Litigations	(278)	(86)	(506)
Cost of bank credit risk	(6)	(2)	-
Other expense	(152)	(133)	(254)
Total	(730)	(543)	(1,069)

Impairment and losses on trade receivables of telecom activities are detailed in Note 4.3.

The cost of credit risk exclusively applies to Orange Bank and includes impairment charges and reversals on fixed-income securities, loans and receivables to customers as well as impairment charges and reversals relating to guarantee commitments given, losses on receivables and recovery of amortized debts.

Litigation-related expenses that were the subject of provisions or immediate payments in 2017 mainly include the reassessment of the risk related to various disputes and in 2015 corresponded mainly to the fine of 350 million euros relating to a dispute concerning competition on the Enterprise market, as well as the effects of the asset portfolio restructuring.

166[Back to contents]

(in millions of euros)	2017	2016	2015
Provision for litigations in the opening balance	537	528	491
Additions with impact on income statement	354	24	478
Reversals with impact on income statement	(34)	(7)	(56)
Discounting with impact on income statement	2	4	4
Utilizations without impact on income statement (1)	(37)	(13)	(402)
Changes in consolidation scope	-	(6)	1
Translation adjustment	7	(5)	-
Reclassifications and other items	(50)	12	12
Reclassification to assets held for sale	-	-	-
Provision for litigations in the closing balance	779	537	528
o/w non-current provision	53	69	85
o/w current provision	726	468	443

(1)  Included, in 2015, amend for the Enterprise Market litigation for 350 million euros reclassified in debts to be paid, and paid in 2016.

Payments related to some litigation are directly recorded in other operating expenses.

The Group’s significant litigations are described in Note 16.

Accounting policies

Litigation

In the ordinary course of business, the Group is involved in a number of legal and arbitration proceedings and administrative actions described in Note 16.

The costs which may result from these proceedings are accrued at the reporting date when the Group has a present obligation towards a third party resulting from a past event and it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and the amount of that liability can be quantified or estimated within a reasonable range. The amount of provision recorded is based on a case-by-case assessment of the risk level, and events arising during the course of legal proceedings may require a reassessment of this risk. Where appropriate, litigation cases may be analyzed as contingent liabilities, which correspond to:

-  probable obligations arising from past events that are not recognized because their existence will be confirmed only by the occurrence or non-occurrence of one or more uncertain future events not wholly within the Company’s control; or

-  present obligations arising from past events that are not recognized because it is not probable that an outflow of resources embodying economic benefits will be required to settle the obligation or because the amount of the obligation cannot be measured with sufficient reliability.

5.3 Restructuring and integration costs

(in millions of euros)	2017	2016	2015
Restructuring costs	(164)	(428)	(151)
Departure plans (1)	(67)	(128)	(80)
Lease property restructuring (2)	(58)	(74)	36
Distribution channels (3)	(4)	(181)	(98)
Impairment of assets related to onerous contracts	(6)	(25)	-
Other	(29)	(20)	(9)
Integration costs	(3)	(71)	(21)
Jazztel (4)	-	(43)	(21)
Acquisition costs of investments	(3)	(23)	-
Other	-	(5)	-
Total	(167)	(499)	(172)

(1) Mainly voluntary departure plans of Orange Espagne in 2016 (approximately 500 people) and Orange Polska in 2017 (approximately 2,700 people).

(2) Essentially related to vacant leases in France.

(3) Concerns the end of the relationship with some indirect distributors.

(4)  In 2016, mainly related to termination of operational contracts as part of the integration of the activities of Jazztel (principally linked to IRUs and leased lines).

167[Back to contents]

Some restructuring and integration costs are directly recorded in operating income and are not included in the following movements of provisions:

(in millions of euros)	2017	2016	2015
Restructuring and integration provision in the opening balance	375	414	498
Additions with impact on income statement	150	234	122
Reversals releases with impact on income statement	(34)	(19)	(60)
Utilizations without impact on income statement	(133)	(205)	(147)
Translation adjustment	(1)	(1)	2
Reclassifications and other items	20	(48)	(1)
Reclassification to assets held for sale	-	-	-
Restructuring and integration provision in the closing balance	377	375	414
o/w non-current provision	251	185	225
o/w current provision	126	190	189

Accounting policies

The adjustment of Group activities in line with changes in the business environment may also incur other types of transformation costs. These actions may have a negative effect on the period during which they are announced or implemented; for instance but not limited to, some of the transformation plans approved by internal governance bodies and integration expenses of activities within 12 months of their acquisition.

Provisions are recognized only when the restructuring has been announced and the Group has drawn up or started to implement a detailed formal plan prior to the end of the reporting period.

The types of costs approved by the Group as restructuring costs primarily consist of:

-  employee departure plans;

-  indemnities paid to suppliers to terminate a contract (distribution networks, content operations, etc.);

-  cost of vacant buildings;

-  transformation plans for communication network infrastructures.

Integration costs are a specific type of restructuring costs. These costs are incurred at the time of acquisition of legal entities (costs linked to the acquisition of the entity, consultancy fees, training costs for new staff, migration costs associated with customer offers, labor expenses associated with the transition). They are incurred over a maximum period of 12 months following the acquisition date.

5.4 Broadcasting rights and equipment inventories

(in millions of euros)	December 31, 2017	December 31, 2016	December 31, 2015
Handset inventories	583	594	554
Other products/services sold	32	29	26
Available broadcasting rights	68	45	50
Others supplies	198	205	185
Gross value	881	873	815
Depreciation	(54)	(54)	(52)
Net book value	827	819	763

(in millions of euros)	2017	2016	2015
Inventories in the opening balance	819	763	709
Business related variations	14	62	42
Changes in the scope of consolidation	0	3	(1)
Translation adjustment	(3)	(9)	1
Reclassifications and other items	(4)	(0)	12
Reclassification to assets held for sale	-	-	-
Inventories in the closing balance	827	819	763
168[Back to contents]

Accounting policies

Network maintenance equipment and equipment intended for sale to customers are measured at the lower of cost or likely realizable value. For equipment intended for sale to customers, this takes into account expected revenues from the sale of subscriptions comprising an equipment sale. The cost corresponds to the purchase or production cost determined by the weighted average cost method.

Handset inventories include inventories treated as consignment with distributors when these are qualified, for accounting purposes, as agents in the sales of handsets bought from the Group (55 million euros in 2017, 48 million euros in 2016 and 70 million euros in 2015).

Film or sports broadcasting rights are recognized in the statement of financial position when they are available for exhibition and expensed when broadcast.

5.5 Prepaid expenses

(in millions of euros)	December 31, 2017	December 31, 2016	December 31, 2015
Prepaid rentals and external purchases	547	512	463
Other prepaid operating expenses	47	28	32
Total	594	540	495

(in millions of euros)	2017	2016	2015
Prepaid expenses in the opening balance	540	495	392
Business related variations	71	35	87
Changes in the scope of consolidation	0	17	6
Translation adjustment	(17)	(18)	9
Reclassifications and other items	0	10	1
Reclassification to assets held for sale	-	-	-
Prepaid expenses in the closing balance	594	540	495

5.6 Trade payables

(in millions of euros)	2017	2016	2015
Trade payables in the opening balance	6,211	6,227	5,775
Business related variations	410	80	86
Changes in the scope of consolidation	(9)	134	272
Translation adjustment	(56)	(116)	29
Reclassifications and other items	(34)	(114)	65
Reclassification to assets held for sale	-	-	-
Trade payables in the closing balance	6,522	6,211	6,227
o/w trade payables from telecoms activities	6,440	6,165	6,227
o/w trade payables from Orange Bank	82	46	-

Supplier payment terms are mutually agreed between the suppliers and Orange in accordance with the rules in force. Certain key suppliers and Orange have agreed to a flexible payment schedule which, for certain invoices, can be extended up to six months.

Trade payables and fixed asset payables that were subject to a payment extension, and had an impact on the change in working capital requirements at the end of the period, amounting to approximately 300 million euros at December 31, 2017, approximately 320 million euros at the end of 2016 and approximately 370 million euros at the end of 2015.

169[Back to contents]

Accounting policies

Trade payables resulting from trade transactions and settled in the normal operating cycle are classified as current items. They include those that have been financed by the supplier (with or without notification of transfer to financial institutions) under direct or reverse factoring, and those for which the supplier proposed an extended payment period to Orange and for which Orange confirmed the payment arrangement under the agreed terms. Orange considers these financial liabilities to carry the characteristics of trade payables, in particular due to the ongoing trade relationship, the payment schedules ultimately consistent with the operational cycle of a telecommunications operator in particular for the purchase of primary infrastructures, the supplier’s autonomy in the anticipated relationship and a financial cost borne by Orange that corresponds to the compensation of the supplier for the extended payment schedule agreed.

For payables without specified interest rates, they are measured at nominal value if the interest component is negligible. For interest bearing payables, the measurement is at amortized cost.

5.7 Other liabilities

(in millions of euros)	December 31, 2017	December 31, 2016	December 31, 2015
Provisions for litigations (1)	779	537	528
Cable network access fees (URI) (2)	194	240	285
Submarine cable consortium (3)	157	235	410
Security deposit received	182	198	232
Orange Money - units in circulation (3)	408	319	-
Others (4)	738	610	1,032
Total	2,456	2,138	2,487
o/w other non-current liabilities	521	608	792
o/w other current liabilities	1,935	1,530	1,695

(1) See Note 5.2.

(2) See accounting policies Note 8.3.

(3) These liabilities are offset by the receivables of the same amount (see accounting policies and Note 4.5).

(4)  Included the amend for the Enterprise Market litigation for 350 million euros booked in 2015 and paid in 2016.

(in millions of euros)	2017	2016	2015
Other liabilities in the opening balance	2,138	2,487	1,971
Business related variations (1)	267	(432)	477
Changes in the scope of consolidation	18	75	5
Translation adjustment	(7)	(19)	9
Reclassifications and other items	40	27	25
Reclassification to assets held for sale	-	-	-
Other liabilities in the closing balance	2,456	2,138	2,487

(1)  Included the amend for the Enterprise Market litigation for 350 million euros booked in 2015 and paid in 2016.

5.8 Related party transactions

Orange does not purchase goods or services from the French State (either directly or via Bpifrance Participations), except the use of spectrum resources. These resources are allocated after a competitive process.

170[Back to contents]

Note 6   Employee benefits

6.1 Labor expenses

(in millions of euros)	Note	2017	2016	2015
Average number of employees (full-time equivalents) (1)		138,038	141,257	144,499
Wages and employee benefit expenses		(8,400)	(8,625)	(8,852)
o/w wages and salaries		(5,984)	(6,074)	(6,164)
o/w social security charges (2)		(2,121)	(2,104)	(2,191)
o/w French part-time for seniors plans	6.2	(310)	(432)	(455)
o/w capitalized costs (3)		839	809	792
o/w other labor expenses (4)		(824)	(824)	(834)
Employee profit sharing		(183)	(180)	(197)
Share-based compensation	6.3	11	(61)	(9)
Total		(8,572)	(8,866)	(9,058)
Net interest on the net defined liability		(21)	(28)	(29)
Actuarial (gains)/losses generated during the year		16	(80)	53

(1) Of whom 45% were Orange SA’s French civil servants (50% at December 31, 2016 and 56% at December 31, 2015).

(2) Net of approximately 102 million euros for competitiveness and employment tax credit for 2017 in France (98 million euros as at December 31, 2016 and 104 million euros as at December 31, 2015).

(3) Capitalized costs correspond to labor expenses included in the cost of assets produced by the Group. (See Note 8.3 and 8.4).

(4)  Other labor expenses comprise other short-term allowances and benefits, payroll taxes, post-employment benefits and other long term benefits (except French part-time for seniors plans).

6.2 Employee benefits

(in millions of euros)	December 31, 2017	December 31, 2016	December 31, 2015
Post-employment benefits (1)	1,005	998	936
Other long-term benefits	2,313	2,616	2,693
o/w French part-time for seniors plans	1,644	1,956	2,056
Provision for employment termination benefits	4	7	1
Other employee-related payables and payroll taxes due	1,710	1,631	1,668
Provision for social risks and litigations	90	43	58
Total	5,122	5,295	5,356
o/w non-current employee benefits	2,674	3,029	3,142
o/w current employee benefits	2,448	2,266	2,214

(1)  Does not include defined contribution plans.

The payments to be made in respect of post-employment benefits and other long-term benefits are presented below. These are estimated based on Group headcounts as at December 31, 2017, including rights acquired and not acquired at December 31, 2017, but for which it is assumed the rights will be acquired by the year 2040 approximately:

(in millions of euros)	Schedule of benefits to be paid, undiscounted
	2018	2019	2020	2021	2022	2023 and beyond
Post-employment benefits	48	46	48	52	55	2,404
Other long-term benefits (1)	671	583	433	229	84	93
o/w French part-time for seniors plans	612	518	345	150	16	5
Total	719	629	481	281	139	2,497

(1)  Provisions for time saving account and long-term leave and long-term sick leave not included.

171[Back to contents]

Types of post-employment benefits and other long-term benefits

In accordance with the laws and practices in force in the countries where it operates, the Group has obligations in terms of employee benefits:

- with regard to retirement, the majority of employees are covered by defined contribution plans required by law or under national agreements. In France, civil servants employed by Orange SA are covered by the French government sponsored civil and military pension plan. Orange SA’s obligation under the plan is limited to the payment of annual contributions (French law No. 96-660 dated July 26, 1996). Consequently, Orange SA has no further obligation to fund future deficits of the pension plans covering its own civil servant employees or any other civil service plans. Expenses recognized under the terms of defined contribution pension plans amounted to 924 million euros in 2017 (863 million euros in 2016 and 980 million euros in 2015);

- the Group has committed to a limited number of annuity-based defined-benefit plans: notably the Equant plans in the United Kingdom for 305 million euros and a plan for senior management staff in France for 206 million euros. Plan assets were transferred to these plans in the United Kingdom and in France. A few years ago, these plans were closed to new subscribers and also closed in the United Kingdom with regard to the acquisition of rights;

- the Group has also committed to capital-based defined benefit plans where, in accordance with the law or contractual agreements, employees are entitled to certain lump-sum payments or bonuses either on retirement or subsequent to retirement, depending on their years of service and end of career salary; this essentially relates to bonuses due upon retirement in France, particularly for employees under private-law contracts (602 million euros for Orange SA, equal to 72% of the capital-based plans) and for civil servants (55 million euros, equal to 7% of capital-based plans);

- other post-employment benefits are also granted to retired employees: these are benefits other than defined-benefit and defined-contribution plans;

- other long-term benefits may also be granted such as seniority awards, long-term compensated absences and French part-time for seniors plans (TPS).

As part of renegotiations of intergenerational plans, the 2012 part-time for seniors plans was extended for duration of one year. The part-time for seniors plans (2009, 2012 and 2015) are accessible to civil servants and employees under private contract from the French entities who are eligible for full retirement benefits within 3 to 5 years and who have at least 15 years’ service within the Group. Eligible employees are those who will retire by 2021.

These plans give employees the opportunity to work 50% or 60% of a full-time job whilst receiving:

-  a base salary amounting to 80% of full-time employment,

-  the retirement entitlement benefits of full-time employment during the period in question (both the Company’s and the employee’s contributions),

-  a minimum salary level.

These plans last for a period of at least 18 months and no longer than 5 years.

The beneficiaries may decide to invest part of their base compensation (5%, 10% or 15%) in a Time Savings Account (CET), with an additional Group contribution. The CET allows for a reduction in the amount of time worked.

The number of employees who are or will be participating in the French part-time for seniors plans and thus included in the provision, is estimated approximately at 16,000 employees at December 31, 2017.

Key assumptions used to calculate the amount of obligations

The assessment of post-employment benefits and other long-term benefits is based on retirement age calculated in accordance with the provisions applicable to each plan and the necessary conditions to ensure entitlement to a full pension, both of which are often subject to legislative changes.

The valuation of the obligation of the French part-time for seniors plans is sensitive to estimates of the potentially eligible population and to the sign-up rate for the plans (estimated at 72% on average), and the trade-offs that the beneficiaries will ultimately make between the different schemes proposed.

The discount rates used for the euro zone (which accounts for 89% of Orange’s pension and other long-term employee benefit obligations) are as follows:

	December 31, 2017	December 31, 2016	December 31, 2015
More than 10 years	1.55% to 1.65%	1.45% to 1.85%	2.05% to 2.25%
Less than 10 years	-0.25% to -1.65% (1)	-0.10% to 1.45%	0.10% to 1.05%

(1)  A -0.25% rate has been used to value the obligation regarding the French part-time for seniors plans (versus -0.10% as at December 31, 2016).

The discount rates used for the euro zone are based on corporate bonds rated AA, with a duration equivalent to the duration of the obligations.

The increase in annuities of the Equant plans in the United Kingdom is based on inflation (3.40% used) up to 5%. In France, the revaluation of the annuity-based plan for senior management is based on the INSEE consumer price index (2% used).

The main capital-based defined benefit plan (retirement bonuses for employees under private-law contracts in France) is principally sensitive to employment policy assumptions (Orange has historically had high numbers of staff at retirement age). The estimated increase in the capital of this plan is based on a long-term inflation assumption of 2% associated with the effect of a higher Wage drift - Seniority - Job-skills (GVT). GVT corresponds to the annual change in total payroll costs independent of general or categorical increases in wages and salaries, due to in-grade promotions, out-of- grade promotions and the aging of existing staff.

172[Back to contents]

The impacts on pension benefit obligations of changes in key assumptions would be as follows:

(in millions of euros)	Rate increase by 50 points	Rate decrease by 50 points
Discount rates (1)	(102)	110
	Rate decrease by 5%	Rate increase by 5%
Sign-up rates for French part-time for seniors plans (2)	(22)	22

(1) Includes 13 million euros for the French part-time for seniors plans (short term duration).

(2)  Sensitivity is performed on future entries in French part-time for seniors plans (TPS). Given the advanced state of the plan, the sensitivity effect is reduced as at December 31, 2017.

Commitments and plan assets

(in millions of euros)	Post-employment benefits			Long-term benefits		2017	2016	2015
	Annuity- based plans	Capital- based plans	Other	French part-time for seniors plans (TPS)	Others
Total benefit obligations in the opening balance	547	766	74	1,956	666	4,009	4,009	3,896
Service cost	2	47	1	35	69	154	173	455
Net interest on the defined benefit liability	10	17	1	(1)	2	29	37	38
Actuarial losses/(gains) arising from changes of assumptions	5	13	(3)	52	-	67	190	19
o/w arising from change in discount rate	12	23	(3)	5	-	37	115	(16)
Actuarial losses/(gains) arising from experience	(15)	4	-	223	0	212	292	74
Benefits paid	(19)	(27)	(3)	(621)	(68)	(738)	(640)	(493)
Other	(12)	6	(0)	-	0	(6)	(52)	20
Total benefit obligations in the closing balance (a)	518	826	70	1,644	669	3,727	4,009	4,009
o/w benefit obligations in respect of employee benefit plans that are wholly or partly funded	518	5	-	-	-	523	559	541
o/w benefit obligations in respect of employee benefit plans that are wholly unfunded	-	821	70	1,644	669	3,204	3,450	3,468
Weighted average duration of the plans (in years)	16	12	16	2	7	6	6	6

Funded annuity-based plans represent 14% of Group social commitments.

(in millions of euros)	Post-employment benefits			Long-term benefits		2017	2016	2015
	Annuity- based plans	Capital- based plans	Other	French part-time for seniors plans (TPS)	Other
Fair value of plan assets in the opening balance	389	(0)	-	-	6	395	380	345
Net interest on the defined benefit liability	7	(0)	-	-	-	7	9	9
(Gains)/Losses arising from experience	20	(0)	-	-	-	20	28	4
Employer contributions	18	-	-	-	-	18	37	26
Benefits paid by the fund	(16)	-	-	-	(6)	(22)	(24)	(18)
Other	(9)	-	-	-	-	(9)	(35)	14
Fair value of plan assets in the closing balance (b)	409	(0)	-	-	-	409	395	380
173[Back to contents]

The funded annuity-based plans are primarily located in the United Kingdom (62%) and France (36%) and their assets are broken down as follows:

Plan assets	December 31, 2017	December 31, 2016	December 31, 2015
Equities	44.1%	40.9%	39.6%
Debt securities	47.7%	49.8%	48.8%
Money market assets	3.6%	2.7%	2.5%
Other	4.6%	6.6%	9.1%
Total	100%	100%	100%

Employee benefits in the statement of financial position correspond to commitments less plan assets. These have not been subject to asset ceiling adjustment for the periods presented.

(in millions of euros)	Post-employment benefits			Long-term benefits		2017	2016	2015
	Annuity- based plans	Capital- based plans	Other	French part-time for seniors plans (TPS)	Other
Employee benefits in the opening balance	158	766	74	1,956	660	3,614	3,629	3,551
Net expense for the period	5	64	2	309	72	452	576	625
Employer contributions	(18)	-	-	-	-	(18)	(30)	(22)
Benefits directly paid by the employer	(3)	(27)	(3)	(621)	(62)	(716)	(623)	(477)
Actuarial (gains)/losses generated during the year	(30)	17	(3)	-	-	(16)	80	(53)
Other	(3)	6	-	-	(1)	2	(18)	5
Employee benefits in the closing balance	109	826	70	1,644	669	3,318	3,614	3,629
o/w non-current	94	796	67	1,032	611	2,600	2,933	3,075
o/w current	15	30	3	612	58	718	681	554

The following table discloses the net expense:

(in millions of euros)	Post-employment benefits			Long-term benefits		2017	2016	2015
	Annuity- based plans	Capital- based plans	Other	French part-time for seniors plans (TPS)	Other
Service cost	(2)	(47)	(1)	(35)	(69)	(154)	(173)	(455)
Net interest on the net defined benefit liability	(3)	(17)	(1)	1	(1)	(21)	(28)	(29)
Actuarial gains/(losses)	-	-	-	(275)	(2)	(277)	(375)	(141)
Total	(5)	(64)	(2)	(309)	(72)	(452)	(576)	(625)
o/w expenses in operating income	(2)	(47)	(1)	(310)	(71)	(431)	(548)	(596)
o/w expenses in finance costs	(3)	(17)	(1)	1	(1)	(21)	(28)	(29)
174[Back to contents]

Accounting policies

Post-employment benefits are granted through:

-  defined contribution plans: the contributions, paid to independent institutions which are in charge of the administrative and financial management thereof, are recognized in the fiscal year during which the services are rendered;

-  defined-benefit plans: the sum of future obligations under these plans are based on actuarial assumptions using the projected unit credit method:

- their calculation is based on demographic (employee turnover, mortality, etc.) and financial assumptions (salary increases, rate of inflation, etc.) defined at the level of each entity concerned,

- the discount rate is defined by country or geographical area and by reference to market yields on high quality corporate bonds (or government bonds where no active market exists). Its computation is based on external indices commonly used as reference for the eurozone,

- actuarial gains and losses on post-employment benefits are fully recorded in other comprehensive income,

- the Group’s defined benefit plans are generally not financed. In the rare cases where they are, hedging plan assets are set up by employer and employee contributions which are managed by separate legal entities whose investments are subject to fluctuations in the financial markets. These entities are generally administrated by joint committees comprising representatives of the Group and of the beneficiaries. Each committee adopts its own investment strategy which is designed to strike the optimum strategies to match assets and liabilities, based on specific studies performed by external experts. It is generally carried out by fund managers selected by the committees and depends on the market opportunities. Assets are measured at fair value, determined by reference to quoted prices, since they are mostly invested in listed securities (primarily shares and bonds) and the use of other asset categories is limited.

Other long-term benefits may be granted such as seniority awards, long-term compensated absences and French part-time for seniors plan (TPS) agreements. The calculation of the related commitments is based on actuarial assumptions (including demographic, financial and discounting assumptions) similar to those relating to post-employment benefits. The relevant actuarial gains and losses are recognized in profit or loss when they arise.

Termination benefits are subject to provisions (up to the related obligation). For all commitments where termination of employment contracts would trigger payment of an indemnity, actuarial gains and losses are recognized in profit or loss for the period when modifications take place.

6.3 Share-based payment

Orange Vision 2020 free share award plan

On October 25, 2017, the Board of Directors approved the implementation of free share award plan reserved for employees involving 9.2 million free share units, of which an estimated maximum of 9.1 million will be issued in the form of shares. This plan is open to approximately 144,000 employees present in 87 countries. In countries where regulatory, tax or social conditions do not allow the free awarding of shares, beneficiaries of the plan will receive a cash amount determined on the basis of the market price of Orange shares at March 31, 2020.

The acquisition of rights will take place on December 31, 2019, and subject to:

-  a condition of attendance from September 1, 2017 to December 31, 2019;

-  performance conditions, namely adjusted EBITDA including banking activities (50%) and organic cash flow excluding banking activities (50%). Each of these indicators will be compared to the budget as it is approved by the Board of Directors for each of the three years. In the event that the performance conditions are not met, each employee, provided that the attendance condition is met, will be awarded half of the shares originally due.

Performance will be assessed for the years 2017, 2018 and 2019 and in relation to the budget for each of these three years, as approved in advance by the Board of Directors. As such, the satisfaction of each of the performance conditions will be recorded year on year and entitlement to final allocation will be a percentage based on the sum of performances assessed over the course of the vesting period. The definitive number of shares allocated will be announced on March 31, 2020, following the confirmation by the Board of Directors of the achievement or non-achievement of the performance conditions.

In addition to the free share award plan, the Board of Directors Meeting on July 26, 2017 approved the introduction of a free share award plan (Long Term Incentive Plan (LTIP)) reserved for Corporate Officers, members of the Executive Committee, executives and leaders. This plan is open to approximately 1,200 employees. In countries where regulatory, tax or social conditions do not allow the free awarding of shares, beneficiaries of the plan will receive a cash amount determined on the basis of the market price of Orange shares at March 31, 2020.

The acquisition of rights will take place on December 31, 2019, and subject to:

-  a condition of attendance from January 1, 2017 for Directors and Officers and members of the Executive Committee, and from July 15 for senior management, until December 31, 2019;

-  performance conditions, namely the organic cash flow (50%), assessed annually in comparison with the budget, and the total shareholder return (TSR) (50%). TSR performance is assessed by comparing, between January 1, 2017 and December 31, 2019, the evolution of Orange’s TSR based on its total shareholder return performance over the three fiscal years, and the evolution of its TSR based on the average values of the “Stoxx Europe 600 Telecommunications” index or any other similar index that may replace it during the lifetime of the Plan.

175[Back to contents]

	Free share award Plan	Long Term Incentive Plan
Measurement date	October 26, 2017	July 26, 2017
Vesting date	December 31, 2019	December 31, 2019
Prince of underlying instrument at measurement date	13.74 euros	14.33 euros
Prince of underlying instrument at closing date	14.44 euros	14.44 euros
Expected dividends	4.5%	4.5%
Risk free yield	-0.45%	-0.32%
Fair value per share of benefit granted to employees	12.45 euros	9.55 euros

For the portion of the free share award plan issued in the form of shares, fair value has been determined based on the market price of Orange shares on the date of allocation and the expected dividends discounted until December 31, 2019. For the portion of the LTIP plan issued in the form of shares, fair value also takes into account the likelihood of achievement of the market performance conditions, determined using the Monte Carlo method. For the portion of the plan issued in cash, as at December 31, 2017, fair value has been determined based on the market price of Orange shares on the closing date.

An expense of 14 million euros (including social security contributions) was recorded at December 31, 2017 in respect of the Orange Vision 2020 plan, against equity (11 million euros) and labor expenses (3 million euros). The social security contributions for the French entities will be due upon delivery of the shares in 2020.

Other plans

All stock option plans granted by the various Group entities reached maturity in 2017. No options were exercised in 2017, 2016 or 2015.

Accounting policies

Employee share-based compensation: the fair value of stock options and bonus shares is determined by reference to the exercise price, the life of the option, the current price of the underlying shares at the grant date, the expected share price volatility, expected dividends, and the risk-free interest rate over the option’s life. Vesting conditions other than market conditions are not part of the fair value assessment, but are part of the grant assumptions (employee turnover, probability of achieving performance criteria).

The determined amount is recognized in labor expenses on a straight-line basis over the vesting period, with as counterparty:

-  employee benefit liabilities for cash-settled plans, re-measured against profit or loss at each year-end; and

-  equity for equity-settled plans.

6.4 Executive compensation

The following table shows the compensation by Orange SA and its controlled companies to persons who were members of Orange SA’s Board of Directors or Executive Committee at any time during the year or at the end of the year.

(in millions of euros)	December 31, 2017	December 31, 2016	December 31, 2015
Short-term benefits excluding employer social security contributions (1)	(12.9)	(10.7)	(10.2)
Short-term benefits: employer’s social security contributions	(4.1)	(3.4)	(3.2)
Post-employment benefits (2)	(1.2)	(1.2)	(1.7)
Share-based compensation (3)	-	(0.0)	-

(1) Includes all compensation: gross salaries including the variable component, bonuses, attendance fees and benefits in kind, incentive scheme and profit-sharing, cash settled Long Term Incentive Plan 2015-2017.

(2) Service cost.

(3)  Includes employee shareholding plans.

The total amount of retirement benefits (contractual retirement bonuses and defined-benefit supplementary pension plan) provided as at December 31, 2017, in respect of persons who were members of the Board of Directors or Executive Committee at the end of the year was 19.6 million euros (19.7 million euros in 2016 and 17.3 million euros in 2015).

Executive Committee members’ contracts include a clause providing for a contractual termination settlement not exceeding 15 months of their total gross annual compensation (including the contractual termination benefit). Stéphane Richard, Chairman and Chief Executive Officer, has no employment contract, and the employment contracts of Deputy CEOs were suspended on the date of their appointment as corporate officers. These employment contracts may be reinstated at the end of their terms of office, with recovery of rights.

Orange has not acquired any other goods or services from persons who are or were at any time during the year or at the end of the year, members of the Board of Directors or Executive Committee of Orange SA (or any parties related thereto).

176[Back to contents]

Note 7   Goodwill

7.1 Impairment loss

(in millions of euros)	2017	2016	2015
Luxembourg	(19)	-	-
Poland	-	(507)	-
Democratic Republic of the Congo	(1)	(95)	-
Cameroon	-	(90)	-
Egypt	-	(80)	-
Total of impairment of goodwill	(20)	(772)	-

The impairment tests on Cash Generating Units (CGUs) may result in impairment losses on goodwill and on the fixed assets (see Note 8.2).

At December 31, 2017

In the Democratic Republic of the Congo, the impairment in the amount of 120 million euros (of which 1 million euros for goodwill and 119 million euros for fixed assets (see Note 8.2)), reflects an ongoing uncertain political and economic climate, a proven decrease in purchasing power with its effects on the consumption of telecommunications products and services and a continuous regulatory pressure. The net carrying value of assets tested was brought down to the value in use of long-term assets and working capital at 100% at December 31, 2017 (0.1 billion euros).

In Luxembourg, the goodwill impairment in the amount of 19 million euros primarily reflects strong competitive pressure. The net carrying value of assets tested was brought down to the value in use of long-term assets and working capital at 100% at December 31, 2017 (0.1 billion euros).

In Niger, the impairment of fixed assets in the amount of 52 million euros reflects an uncertain political and economic climate and the effects resulting from strong tax and regulatory pressure. The net carrying value of assets tested was brought down to the value in use of long-term assets and working capital at 100% at December 31, 2017 (0.1 billion euros).

At December 31, 2016

In Poland, the goodwill impairment of 507 million euros primarily reflected a decrease in competitiveness on the ADSL market, a downward adjustment of the revenue estimates for the mobile market and an increase in the post-tax discount rate due to a decline in the country’s sovereign rating by the rating agencies. The net carrying value of assets tested was brought down to the value in use of long-term assets and working capital at 100% at December 31, 2016 (3.8 billion euros).

In Egypt, the impairment in the amount of 232 million euros (of which 80 million euros for goodwill and 152 million euros for fixed assets (see Note 8.2)), reflected the impact of the financing terms of the 4G license granted in 2016, the strong devaluation of the Egyptian Pound and an increasingly uncertain political and economic climate. The net carrying value of assets tested was brought down to the value in use of long-term assets and working capital at 100% at December 31, 2016 (0.8 billion euros).

In the Democratic Republic of the Congo, the impairment in the amount of 109 million euros (of which 95 million euros for goodwill and 14 million euros for fixed assets (see Note 8.2)), reflected an uncertain political and economic climate, a decrease in purchasing power and its effects on the consumption of telecommunications products and services and added regulatory pressure (relating in particular to the implementation of customer identification). The net carrying value of assets tested was brought down to the value in use of long-term assets and working capital at 100% at December 31, 2016 (0.2 billion euros).

In Cameroon, the goodwill impairment in the amount of 90 million euros reflected the fall in voice revenues associated with the growth in messaging and voice over IP services of Over-The-Top (OTT) providers and with an increasingly competitive mobile market. The net carrying value of assets tested was brought down to the value in use of long-term assets and working capital at 100% at December 31, 2016 (0.3 billion euros).

At December 31, 2015

At December 31, 2015, impairment tests had not led the Group to recognize any impairment.

177[Back to contents]

7.2 Goodwill

(in millions of euros)	December 31, 2017			December 31, 2016	December 31, 2015
	Gross value	Accumulated impairment losses	Net book value	2016 Net book value	2015 Net book value
France	14,377	(13)	14,364	14,364	14,364
Europe	13,591	(3,999)	9,591	9,572	10,108
Spain	6,933	(114)	6,818	6,818	6,818
Poland	2,883	(2,639)	245	232	769
Belgium	1,011	(713)	298	293	293
Romania	1,806	(515)	1,291	1,291	1,291
Slovakia	806	-	806	806	806
Moldova	83	-	83	63	62
Luxembourg	68	(19)	50	68	68
Africa & Middle-East	2,549	(920)	1,629	1,709	1,117
Egypt	521	(521)	-	-	92
Burkina Faso	448	-	448	439	-
Côte d’Ivoire	417	(42)	375	375	375
Jordan	261	(52)	210	239	232
Morocco	246	-	246	258	240
Sierra Leone	181	-	181	220	-
Democratic Republic of the Congo	187	(187)	-	-	-
Cameroon	134	(90)	44	44	134
Other	154	(28)	125	134	44
Enterprise	2,140	(648)	1,493	1,497	1,468
International Carriers & Shared Services	30	(12)	18	15	15
Goodwill	32,687	(5,592)	27,095	27,156	27,071

(in millions of euros)	Note	2017	2016	2015
Gross Value in the opening balance		32,689	32,606	30,271
Acquisitions	3	38	904	2,333
Disposals	3	-	(6)	(69)
Translation adjustment		(40)	(815)	73
Reclassifications and other items		-	(0)	(2)
Reclassification to assets held for sale		-	-	-
Gross Value in the closing balance		32,687	32,689	32,606
Accumulated impairment losses in the opening balance		(5,533)	(5,535)	(5,487)
Impairment	7.1	(20)	(772)	-
Disposals		-	-	-
Translation adjustment		(39)	774	(48)
Reclassifications and other items		-	-	-
Reclassification to assets held for sale		-	-	-
Accumulated impairment losses in the closing balance		(5,592)	(5,533)	(5,535)
Net book value of goodwill		27,095	27,156	27,071

7.3 Key assumptions used to determine recoverable amounts

The key operational assumptions, described in the accounting policies, reflect past experience and expected trends: unforeseen changes have in the past affected, and could continue to significantly affect, these expectations. In this respect, the review of expectations could affect the margin of recoverable amounts over the carrying value tested (see Note 7.4) and results in impairment losses on goodwill and fixed assets.

- Discount rates and growth rates to perpetuity used to determine the values in use were revised as follows in 2017:

-  discount rates recorded a marginal decline, except in certain geographical areas in which they increased. The continued decrease in interest rates has contributed to a drop in discount rates in France, Poland, Spain and Enterprise. This effect has been neutralized in Spain by the integration of a specific premium, reflecting a risk assessment for the implementation of the business plan,

178[Back to contents]

-  growth rates to perpetuity were maintained, on the whole, as in the assessment carried out at the end of 2017, the economic situation is not expected to lead to any change in the long-term outlook of the industry of services offered by the Group.

- As at December 31, 2017, the specific random factors were as follows:

-  in Europe:

- changes in the political situations of various countries in the European Union following the Brexit vote in the United Kingdom have been a factor in market volatility and economic activity, likely to have an effect on the future of European businesses: interest rates in particular, and consequently discount rates, could be affected by market reactions and by European Central Bank policy. Customer demand for telecommunication products and services may also find itself affected by state and European policies for the recovery of fiscal balances,

- the tradeoffs to be made by regulatory and competition authorities between reducing prices to consumers and stimulating business investment, or in terms of market concentration,

- the Group’s ability to adjust costs and capital expenditures to potential changes in revenues;

-  in the Middle East and Maghreb (Jordan, Egypt, Iraq, Tunisia) and some of the African countries (Mali, Niger, Democratic Republic of the Congo, Central African Republic):

- changes in political situation and security with their resulting economic impacts. In the specific case of Egypt and the Democratic Republic of the Congo, this has had an adverse effect on the overall business climate and is predominantly reflected by a strong decline in the Egyptian Pound and the Congolese Franc.

The parameters used for the determination of recoverable amount of the main consolidated operations are set forth below:

December 31, 2017	France	Spain	Poland	Belgium	Romania	Egypt	Enterprise
Basis of recoverable amount	Value in use
Source used	Internal plan
Methodology	Discounted cash flow
Perpetuity growth rate	0.8%	1.5%	1.0%	0.5%	2.3%	4.0%	0.3%
Post-tax discount rate	5.5% (1)	8.6%	8.3%	6.8%	8.8%	17.0% - 13.50%	7.5%
Pre-tax discount rate	7.4%	10.8%	9.7%	9.0%	9.9%	19.5% - 16.0%	10.7%
December 31, 2016
Basis of recoverable amount	Value in use
Source used	Internal plan
Methodology	Discounted cash flow
Perpetuity growth rate	0.8%	1.5%	1.0%	0.5%	2.3%	4.0%	0.3%
Post-tax discount rate	6.3% (2)	7.8%	9.3%	6.8%	9.3%	16.5% - 13.0%	7.8%
Pre-tax discount rate	9.1%	9.7%	10.3%	9.6%	10.5%	18.3% - 14.8%	12.1%
December 31, 2015
Basis of recoverable amount	Value in use
Source used	Internal plan
Methodology	Discounted cash flow
Perpetuity growth rate	0.8%	1.5%	1.0%	0.5%	2.3%	4.0%	0.3%
Post-tax discount rate	6.5%	8.0%	8.5%	7.0%	9.0%	16.5% - 13.0%	7.8%
Pre-tax discount rate	9.5%	10.0%	9.9%	10.4%	10.2%	18.6% - 15.1%	12.0%

(1) The after-tax discount rate for France includes a corporate tax reduction of 28.92% by 2020 but it does not include the corporate tax reduction of 25% by 2022 voted in the 2018 Finance law at the end of December 2017.

(2)  The after-tax discount rate for France does not include the corporate tax reduction of 28.92% by 2020 voted in the 2017 Finance law at the end of December 2016.

The Group’s listed subsidiaries are Orange Polska (Warsaw Stock Exchange), Orange Belgium (Brussels Stock Exchange), Jordan Telecom (Amman Stock Exchange), Orange Egypt for Telecom-munications (Cairo Stock Exchange) and Sonatel (Regional Stock Exchange (BRVM)). The aggregated share of these subsidiaries, which publish their own regulated information, is less than or equal to 20% of the consolidated revenues, operating income and net income.

179[Back to contents]

7.4 Sensitivity of recoverable amounts

Because of the correlation between operating cash flow and investment capacity, sensitivity of net cash flow is used. Cash flow for the terminal year forming a significant part of the recoverable amount, of which a change of plus or minus 10% is presented in the sensitivity analysis.

December 31, 2017 (in billions of euros)	France	Spain	Poland	Belgium	Romania	Egypt	Enterprise
100% margin of the recoverable amount over the carrying value tested	27.5 (1)	3.9	0.9	0.8	0.1	0.1	5.5 (2)
100% effect on the recoverable amount of:
a variation of 10% in cash flow of terminal year	5.5	1.2	0.5	0.2	0.2	0.1	0.6
a decrease by 1% in perpetuity growth rate	10.4	1.6	0.6	0.3	0.3	0.1	0.8
An increase by 1% in post-tax discount rate	11.4	2.0	0.6	0.3	0.3	0.1	1.0
December 31, 2016 (in billions of euros)	France	Spain	Poland	Belgium	Romania	Egypt	Enterprise
100% margin of the recoverable amount over the carrying value tested	16.2	3.8	0.0	0.8	0.0	0.0	3.5
100% effect on the recoverable amount of:
a variation of 10% in cash flow of terminal year	4.1	1.2	0.4	0.2	0.2	0.1	0.3
a decrease by 1% in perpetuity growth rate	7.0	1.9	0.3	0.3	0.2	0.1	0.4
An increase by 1% in post-tax discount rate	7.9	2.2	0.4	0.3	0.3	0.1	0.5
December 31, 2015 (in billions of euros)	France	Spain	Poland	Belgium	Romania	Egypt	Enterprise
100% margin of the recoverable amount over the carrying value tested	16.1	2.3	0.0	0.4	0.1	0.2	3.5
100% effect on the recoverable amount of:
a variation of 10% in cash flow of terminal year	3.9	1.1	0.5	0.2	0.2	0.2	0.3
a decrease by 1% in perpetuity growth rate	6.4	1.7	0.4	0.2	0.3	0.2	0.4
An increase by 1% in post-tax discount rate	7.2	2.0	0.6	0.3	0.3	0.2	0.5

(1) In 2017, the increased margin of France recoverable amount mainly results from the decrease of the post-tax discount rate and the corporate tax reduction of 28.92% by 2020 voted in the 2017 Finance law at the end of December 2016.

(2)  In 2017, the increased margin of Enterprise recoverable amount includes the transfer of Enterprise in France activity. The margins of 2016 and 2015 have not been restated.

Cash flow is cash provided by operating activities (excluding interest expense and including tax at a standard rate), net of acquisitions of property, plant and equipment and intangible assets.

The level of sensitivity presented allows readers of the financial statements to estimate the impact in their own assessment. Variations higher that the levels presented have been observed in the past on cash flow, perpetuity growth rates and discount rates.

The other entities not listed above, with the exception of the Orange brand presented in Note 8.2, each account for a less than 3% share of the aggregated recoverable amount of the consolidated entities.

180[Back to contents]

Accounting policies

Goodwill recognized as an asset in the statement of financial position comprises the excess calculated:

-  either on the basis of the equity interest acquired (and for business combinations after January 1, 2010, no subsequent changes for any additional purchases of non-controlling interests); or

-  on a 100% basis, leading to the recognition of goodwill relating to the non-controlling interests (for Orange Egypt in particular).

Goodwill is not amortized. It is tested for impairment at least annually and more frequently when there is an indication that it may be impaired. Thus, the evolution of general economic and financial trends, the different levels of resilience of the telecommunication operators with respect to the decline of local economic environments, the changes in the market capitalization values of telecommunication companies, as well as actual economic performance compared to market expectations represent external indicators that are analyzed by the Group, together with internal performance indicators, in order to assess whether an impairment test should be performed more than once a year.

These tests are performed at the level of each Cash Generating Unit (CGU) (or group of CGUs). These generally correspond to operating segments or to each country in Africa and the Middle East. This is reviewed if the Group changes the level at which it monitors return on investment for goodwill testing purposes.

To determine whether an impairment loss should be recognized, the carrying value of the assets and liabilities of the CGUs or groups of CGUs is compared to recoverable amount, for which Orange uses mostly the value in use.

Value in use is the present value of the future expected cash flows. Cash flow projections are based on economic and regulatory assumptions, license renewal assumptions and forecast trading and investment activity drawn up by the Group’s management, as follows:

-  cash flow projections are based on three to five-year business plans and include a tax cash flow calculated as EBIT (operating income) multiplied by the statutory tax rate (excluding deferred tax and unrecognized tax loss carry forward impacts at the date of valuation); In the case of recent acquisitions, longer term business plans may be used;

-  post-tax cash flow projections beyond that timeframe may be extrapolated by applying a declining or flat growth rate for the next year, and then by a growth rate to perpetuity reflecting the expected long-term growth in the market;

-  post-tax cash flows are subject to a post-tax discount rate, using rates which incorporate a relevant premium reflecting a risk assessment for the implementation of certain business plans or country risks. The value in use derived from these calculations is identical to the one that would derive from discounting pre-tax cash flows at pre-tax discount rates.

The key operating assumptions used to determine the value in use are common across Group’s business segments. These assumptions include:

-  key revenue assumptions, which reflect market level, penetration rate of the offerings and market share, positioning of the competition’s offerings and their potential impact on market price levels and their transposition to the Group’s offerings bases, regulatory authority decisions on pricing of services to customers and on access and pricing of inter-operator services, technology migration of networks (e.g. extinction of copper local loops), decisions of competition authorities in terms of concentration or regulation of adjacent sectors such as cable;

-  key cost assumptions, on the level of marketing expenses required to renew product lines and keep up with competition, the ability to adjust costs to potential changes in revenues or the effects of natural attrition and committed employee departure plans;

-  key assumptions on the level of capital expenditure, which may be affected by the roll-out of new technologies, by decisions of regulatory authorities relating to licenses and spectrum allocation, deployment of fiber networks, mobile network coverage, sharing of network elements or obligations to open up networks to competitors.

Tested net carrying values include goodwill, land, and assets with finite useful life (property, plant and equipment, intangible assets and net working capital requirements including intragroup balances). The Orange brand, an asset with an indefinite useful life, is subject to a specific test, see Note 8.2.

If an entity partially owned by the Group includes goodwill attributable to non-controlling interests, the impairment loss is allocated between the shareholders of Orange SA and the non-controlling interests on the same basis as that on which profit or loss is allocated (i.e. ownership interest).

Impairment loss for goodwill is recorded definitively in operating income.

Note 8   Fixed assets

8.1 Depreciation and amortization

In 2017, depreciation and amortization of intangible assets amounted to 2,138 million euros as compared to 2,195 million euros in 2016 and 2,062 million euros in 2015 (see Note 8.3) and depreciation and amortization of property, plant and equipment amounted to 4,708 million euros as compared to 4,533 million euros in 2016 and 4,403 million euros in 2015 (see Note 8.4). The 118 million euros increase in depreciation and amortization in 2017 was mainly due to the effect of the increase in investment on very high-speed broadband networks (4G and fiber optic) in France, Spain and Poland. In 2016, the 263 million euros increase in depreciation and amortization was largely due to the effect of the acquisitions of Jazztel and Médi Telecom in July 2015 for 124 million euros and 65 million euros respectively.

181[Back to contents]

Accounting policies

Assets are depreciated to expense their cost (generally with no residual value deducted) on a basis that reflects the pattern in which their future economic benefits are expected to be consumed. The straight-line basis is usually applied. The useful lives are reviewed annually and are adjusted if current estimated useful lives differ from previous estimates. This may be the case for outlooks on the implementation of new technologies (for example, the replacement of copper local loop by fiber optic). These changes in accounting estimates are recognized prospectively.

Main assets	Depreciation period (average)
Brands acquired	Up to 15 years, except for the Orange brand with an indefinite useful life
Customer bases acquired	Expected life of the commercial relationship: 3 to 8 years
Mobile network licenses	Grant period from the date when the network is technically ready and the service can be marketed
Indefeasible Rights of cables	Shorter of the expected period of use and the contractual period, generally less than 20 years
Patents	20 years maximum
Software	5 years maximum
Development costs	3 to 5 years
Buildings	10 to 30 years
Transmission and other network equipment	5 to 10 years
Copper cables, fiber optics and civil works	10 to 30 years
Computer hardware	3 to 5 years

8.2 Impairment of fixed assets

(in millions of euros)	2017	2016	2015
Democratic Republic of the Congo	(119)	(14)	-
Niger	(52)	(26)	-
Egypt	2	(152)	-
Armenia	-	-	(27)
Other	(21)	(15)	(11)
Total of impairment of fixed assets	(190)	(207)	(38)

The impairment of fixed assets results from the impairment tests on Cash-Generating Units (CGUs) described in Note 7.

Key assumptions and sensitivity of the recoverable amount of the Orange brand

Key assumptions and sources of sensitivity used in the assessment of recoverable amount of the Orange brand are similar to those used for the goodwill of consolidated operations (see Note 7.3), which affect the sales base and potentially the level of brand fees.

Other assumptions that affect the assessment of the recoverable amount are as follows:

	December 31, 2017	December 31, 2016	December 31, 2015
Basis of recoverable amount	Value in use	Value in use	Value in use
Source used	Internal plan	Internal plan	Internal plan
Methodology	Discounted	Discounted	Discounted
	net fees	net fees	net fees
Perpetuity growth rate	1.1%	1.3%	1.0%
Post-tax discount rate	7.6%	7.8%	7.5%
Pre-tax discount rate	8.9%	9.2%	9.0%

(in billions of euros)	December 31, 2017	December 31, 2016	December 31, 2015
Excess at 100% of the recoverable amount over the carrying value tested	2.2	2.1	2.0
Effect at 100% on the recoverable amount of:
a variation of 10% in cash flows of terminal year	0.4	0.4	0.4
a decrease by 1% in perpetuity growth rate	0.6	0.6	0.5
An increase by 1% in post-tax discount rate	0.7	0.7	0.7
182[Back to contents]

Accounting policies

Given the nature of its assets and businesses, most of the Group’s individual assets do not generate cash flow independent of the cash flows generated by Cash-Generating Units. The recoverable amount is therefore determined on the level of CGU (or CGU group) to which belong the assets, according to a method similar to the one for goodwill.

The Orange brand has an indefinite useful life and is not amortized but is tested for impairment at least annually. Its recoverable amount is assessed based on the expected contractual royalties (and included in the business plan) discounted in perpetuity, less the costs attributable to the brand’s owner.

8.3 Other intangible assets

(in millions of euros)	December 31, 2017				December 31, 2016	December 31, 2015
	Gross value	Accumulated depreciation and amortization	Accumulated impairment	Net book value	2016 Net book value	2015 Net book value
Telecommunications licenses	10,557	(4,168)	(156)	6,233	6,440	5,842
Orange brand	3,133	-	-	3,133	3,133	3,133
Other brands	1,093	(94)	(911)	88	102	137
Customer bases	4,990	(4,425)	(10)	555	703	729
Software	11,868	(7,890)	(32)	3,946	3,781	3,815
Other intangible assets	1,743	(1,170)	(189)	384	443	671
Total	33,384	(17,747)	(1,298)	14,339	14,602	14,327

(in millions of euros)	2017	2016	2015
Net book value of other intangible assets in the opening balance	14,602	14,327	11,811
Acquisitions of other intangible assets	1,893	3,007	2,771
o/w telecommunications licenses (1)	318	1,521	1,285
Impact of changes in the scope of consolidation	(13)	144	1,805
Disposals	(7)	(3)	(9)
Depreciation and amortization	(2,138)	(2,195)	(2,062)
Impairment (2)	(55)	(183)	(20)
Translation adjustment	(74)	(363)	46
Reclassifications and other items	131	(132)	(15)
Reclassifications to assets held for sale	-	-	-
Net book value of other intangible assets in the closing balance	14,339	14,602	14,327

(1) Relates to the acquisition in 2017 of licenses for 152 million euros in Mali. In 2016, related to the acquisitions of licenses for 719 million euros in Poland, for 377 million euros in Egypt, for 146 million euros in Côte d’Ivoire and for 142 million euros in Jordan. In 2015, related to the acquisition in France of two 700 MHz spectrum blocks for 954 million euros (including frequency spectrum re-farming fees) and the acquisitions of licenses for 114 million euros in Cameroon and for 91 million euros in Jordan.

(2)  Includes impairment detailed in Note 7.1.

183[Back to contents]

Information on telecommunication licenses at December 31, 2017

Orange’s principal commitments under licenses awarded are disclosed in Note 14.

(in millions of euros)	Gross value	Net book value	Residual useful life (1)
LTE (4 licenses) (2)	2,183	1,882	13.8 to 18.9
UMTS (2 licenses)	914	310	3.7 and 12.4
GSM	266	52	3.5
France	3,363	2,244
LTE (3 licenses)	535	433	12 to 13.4
UMTS	639	57	2.3
GSM (2 licenses)	336	213	5.7 and 13
Spain	1,510	703
LTE (3 licenses)	813	703	10 and 13.1
UMTS (2 licenses)	404	116	0.6 and 5
GSM (2 licenses)	143	67	9.6 and 11.5
Poland	1,360	886
LTE	380	373	14.0
UMTS	128	53	14.0
GSM (2 licenses)	361	43	14.0
Egypt	869	469
LTE	40	34	17.2
UMTS	27	13	14.5
GSM	722	211	13.3
Maroc	789	258
LTE	184	138	11.3
UMTS	61	31	11.3
GSM	292	163	11.3
Romania	537	332
LTE	84	70	12.4
UMTS (3 licenses)	135	101	7.2 to 15.0
GSM	180	120	11.3
Jordan	399	291
LTE (2 licenses)	140	113	9.4 and 15.9
UMTS	149	30	3.3
GSM	76	46	3.2
Belgium	365	189
Other	1,365	861
Total	10,557	6,233

(1) In number of years, at December 31, 2017.

(2)  Comprises the 700 MHz license of which the spectrum will be technology neutral.

Internal costs capitalized as intangible assets

(in millions of euros)	2017	2016	2015
Labor expenses	373	392	391
Total	373	392	391
184[Back to contents]

Accounting policies

Intangible assets consist mainly of acquired brands, acquired customer bases, telecommunication licenses and software, as well as operating rights granted under certain concession agreement and rights of use of transmission cables.

Intangible assets are initially recognized at acquisition or production cost. The payments indexed to revenue, especially for some telecommunication licenses, are expensed in the relevant periods.

Indefeasible Rights of Use (IRUs) acquired by the Group correspond to the rights to use transmission cable or capacity (mainly submarine cables) granted for a fixed period. IRUs are recognized as assets when the Group has the right to use identified optical fibers or dedicated wavelength bandwidth, and the right duration represents a major part of the economic life of the underlying asset.

The operating rights granted under certain concession arrangements give right to charge users of the public service (see Note 4.1).

8.4 Property, plant and equipment

(in millions of euros)	December 31, 2017				December 31, 2016	December 31, 2015
	Gross value	Accumulated depreciation and amortization	Accumulated impairment	Net book value	2016 Net book value	2015 Net book value
Land and buildings	7,777	(4,982)	(260)	2,535	2,661	2,733
Networks and terminals	83,771	(60,608)	(283)	22,880	21,984	21,194
IT equipment	3,949	(3,134)	(13)	802	784	787
Other property, plant and equipment	1,595	(1,136)	(11)	448	483	409
Total	97,092	(69,860)	(567)	26,665	25,912	25,123

(in millions of euros)	2017	2016	2015
Net book value of property, plant and equipment in the opening balance	25,912	25,123	23,314
Acquisitions of property, plant and equipment	5,677	5,576	5,043
o/w finance leases	43	91	43
Impact of changes in the scope of consolidation (1)	0	242	1,071
Disposals and retirements	(35)	(25)	(39)
Depreciation and amortization	(4,708)	(4,533)	(4,403)
Impairment (2)	(135)	(48)	(18)
Translation adjustment	(44)	(607)	63
Reclassifications and other items	(2)	184	92
Reclassifications to assets held for sale	-	-	-
Net book value of property, plant and equipment in the closing balance	26,665	25,912	25,123

(1) In 2016, mainly related to the acquisitions of entities in Africa (Liberia, Congo (DRC), Burkina Faso and Sierra Leone). In 2015, mainly related to Jazztel and Médi Telecom.

(2)  Includes impairment detailed in note 7.1.

185[Back to contents]

Accounting policies

Property, plant and equipment mainly comprise network facilities and equipment.

The gross value of property, plants and equipment is made up of their acquisition or production cost, which includes study and construction fees as well as enhancement costs that increase the capacity of equipment and facilities. Maintenance and repair costs are expensed as incurred, except where they serve to increase the asset’s productivity or prolong its useful life.

The cost of property, plant and equipment also includes the estimated cost of dismantling, removing and restoring the site occupied due to the obligation incurred by the Group.

The roll-out of assets by stage, especially for network assets, in the Group’s assessment, does not generally require a substantial period of preparation for the Group. As a consequence, the Group does not generally capitalize the interest expense incurred during the construction and acquisition phase for its property, plant and equipment and intangible assets.

The assets acquired in form of finance lease do not affect the cash flow on acquisition. However, the subsequent rental payments during the leasing period represent interest payments (cash flow on operating activities) and capital repayments (cash flow on financing activities).

The majority of the assets held under finance lease are network buildings. The land and buildings hosting radio sites may belong to the Group, or be held through a finance lease, or be available under an operating lease or be simply made available.

The lease agreements of office buildings and points of sale are generally qualified as operating leases and the future lease payments are disclosed as unrecognized contractual commitments in Note 14.

Simultaneously the equipment, very often generic, of which the risks and rewards of ownership have been transferred from the Group to third parties via a lease, is considered as sold.

In France, the regulatory framework governing the fiber optic network roll-out (Fiber To The Home - FTTH) organizes the access by commercial operators to the last mile of networks rolled-out by another operator on a co-funding basis (ab initio or a posteriori) or through a line access. The sharing of rights and obligations between the various operators co-financing the terminal section of networks is classified as a joint operation in accordance with IFRS 11 “Partnerships”: Orange only recognizes as an asset its share of the network assets self-built or purchased to other co-financing operators.

The Group has entered into network sharing arrangements with other mobile operators on a reciprocal basis, which may cover passive infrastructure, active equipment or even spectrum. Accordingly, in Poland, the arrangements with Deutsche Telekom have been qualified as a joint operation: the access network infrastructures and related equipment are recognized as fixed assets for the Group’s share of assets installed by the Group or Deutsche Telekom in their own geographical area.

In some African countries, the Group has also entered into sharing arrangements with TowerCos (companies operating telecom towers). These TowerCos enable mobile operators, including Orange, to share sites, passive infrastructure and related services (by managing the mobile operators’ sites and/or acquiring or building sites). The unit of account and the specific features of each arrangement lead the Group to generally qualify these transactions as a service. The long-term commitments resulting from these arrangements are presented as unrecognized contractual commitments (see Note 14).

Property, plant and equipment held under finance leases

(in millions of euros)	December 31, 2017	December 31, 2016	December 31, 2015
	Net book value	Net book value	Net book value
Land and buildings	454	484	457
Networks and terminals	53	47	67
IT Equipment and other	21	21	22
Total	528	552	546

Internal costs capitalized as property, plant and equipment

(in millions of euros)	2017	2016	2015
Labor expenses	466	417	401
Total	466	417	401

8.5 Fixed assets payables

(in millions of euros)	2017	2016	2015
Fixed assets payables in the opening balance	3,707	3,732	2,355
Business related variations (1)	55	(20)	1,304
Changes in the scope of consolidation	0	17	75
Translation adjustment	(32)	(90)	10
Reclassifications and other items	(74)	68	(12)
Reclassification to assets held for sale	-	-	-
Fixed assets payables in the closing balance	3,656	3,707	3,732
o/w long-term fixed assets payables	610	907	1,004
o/w short-term fixed assets payables	3,046	2,800	2,728

(1)  In 2015, mainly related to the 700 MHz license debt in France to settle from 2016 to 2018.

186[Back to contents]

Accounting policies

These payables are generated from trading activities. The payment terms can be over several years in the case of infrastructure roll-out and license acquisition. The payables due in more than 12 months are presented in non-current items. For payables without specified interest rates, they are measured at nominal value if the interest component is negligible. For interest bearing payables, the measurement is at amortized cost.

Trade payables also include those that the supplier may have sold with or without notifying financial institutions in a direct or reverse factoring arrangement (see Note 5.6).

Firm purchase commitments are disclosed as unrecognized contractual commitments net of any prepayment, which are recognized as prepayment on fixed assets.

8.6 Dismantling provision

The asset dismantling obligations mainly relate to restoration of mobile telephony antenna sites, dismantling of telephone poles, treatment of electrical and electronic equipment waste and dismantling of telephone booths.

(in millions of euros)	2017	2016	2015
Dismantling provision in the opening balance	737	733	733
Provision releases with impact on income statement	(0)	-	(2)
Discounting with impact on income statement	11	10	12
Utilizations without impact on income statement	(20)	(23)	(27)
Additions with impact on assets	57	19	11
Changes in the scope of consolidation	-	-	(2)
Translation adjustment	4	(2)	(0)
Reclassifications and other items	-	-	8
Reclassification to assets held for sale	-	-	-
Dismantling provision in the closing balance	789	737	733
o/w non-current provision	774	716	715
o/w current provision	15	21	18

Accounting policies

The Group is required to dismantle technical equipment and restore technical sites.

The provision is based on dismantling costs (on a per-unit basis for telephone poles, terminals and telephone booths, and on a per-site basis for mobile antennas) incurred by the Group to meet its environmental commitments over the asset dismantling and site restoration planning. The provision is assessed on the basis of the identified costs for the current year, extrapolated for future years using the best estimate of the commitment settlement. This estimate is revised annually and adjusted where appropriate against the asset to which it relates. The provision is present-discounted at a rate set by geographical area and equal to the average rate of risk-free investments in 15-year State bonds.

187[Back to contents]

Note 9   Taxes

9.1 Operating taxes and levies

9.1.1 Operating taxes and levies recognized in the income statement

(in millions of euros)	2017	2016	2015
Territorial Economic Contribution, IFER and similar taxes	(817)	(729)	(841)
Spectrum fees	(304)	(294)	(278)
Levies on telecommunication services	(296)	(319)	(259)
Other operating taxes and levies	(429)	(466)	(405)
Total	(1,846)	(1,808)	(1,783)

Although comprising a directly identifiable counterpart, the periodic spectrum fees are presented within the operating taxes and levies as they are set by and paid to the States and Local Authorities.

9.1.2 Operating taxes and levies in the statement of financial position

(in millions of euros)	December 31, 2017	December 31, 2016	December 31, 2015
Value added tax	958	874	824
Other operating taxes and levies	87	44	69
Operating taxes and levies - receivables	1,045	918	893
Territorial Economic Contribution, IFER and similar taxes	(100)	(115)	(214)
Spectrum fees	(40)	(44)	(60)
Levies on telecommunication services	(97)	(100)	(99)
Value added tax	(616)	(560)	(545)
Other operating taxes and levies	(409)	(422)	(400)
Operating taxes and levies - payables	(1,262)	(1,241)	(1,318)
Operating taxes and levies - net	(217)	(323)	(425)

Developments in tax disputes and audits

In the same way as other telecom operators, the Group regularly deals with disagreements concerning the taxation of its network in various countries.

In 2017, Orange Espagne received notification of a tax adjustment of approximately 55 million euros relating to the Business Activity Tax (BAT) for fiscal years 2013 to 2015. The disagreement concerns the characterization of antennas whose number is taken into account in the calculation basis of the tax amount. Orange Espagne contests the adjustment and considers having strong arguments to justify its assessment. Consequently, this disagreement is treated as a contingent liability.

In addition, Orange Espagne is involved in various tax disputes related to local taxes on mobile services. In May 2016, the Supreme Court of Spain amended its previous ruling and considered admissible some terms and conditions of taxation over mobile telecom operators using the infrastructures located on the local public domain. Since then, some municipalities sent out tax bills in accordance with the ruling of the Supreme Court. At December 31, 2017, the tax bills received amounted to 32 million euros. Orange Espagne has appealed these decisions and considers having valid arguments to justify its position. Accordingly, this dispute is analyzed as a contingent liability.

As a reminder, on December 22, 2016, the main Belgian telecom operators and the Walloon government signed an agreement to settle the dispute on the pylon tax which had begun several years before. The agreement stated that the Walloon government would no longer levy any taxes on telecom infrastructure and would also implement a legislative, regulatory and administrative framework designed to facilitate the deployment of those infrastructure. All parties agreed to settle the dispute, which originally began in 2014. The main operators agreed to pay the Walloon government a combined settlement fee of 45 million euros (of which 16 million euros to be paid by Orange Belgium) and also agreed to invest a combined amount of 60 million euros over the following three years on top of their Walloon region investment plans (of which 20 million euros from Orange Belgium).

Changes in operating taxes and levies

(in millions of euros)	2017	2016	2015
Net operating taxes and levies (payables) in the opening balance	(323)	(425)	(398)
Operating taxes and levies recognized in profit or loss	(1,846)	(1,808)	(1,783)
Operating taxes and levies paid	1,934	1,897	1,749
Changes in the scope of consolidation	-	(68)	28
Translation adjustment	21	78	3
Reclassifications and other items	(3)	3	(24)
Reclassifications to assets held for sale	-	-	-
Net operating taxes and levies (payables) in the closing balance	(217)	(323)	(425)
188[Back to contents]

Accounting policies

VAT (Value Added Tax) receivables and payables correspond to the VAT collected or deductible from the various states. Collections and repayments to states have no impact on the income statement.

In the normal course of business, the Group regularly deals with differences of interpretation of tax law with the tax authorities, which can lead to tax reassessments or tax disputes.

Operating taxes and levies are measured by the Group at the amount expected to be paid or recovered from the tax authorities of each country, based on its interpretation with regard to the application of tax legislation. The Group calculates the tax assets, liabilities and accruals recognized in the statement of financial position based on the technical merits of the positions it defends versus that of the tax authorities.

9.2 Income tax

9.2.1 Income tax

(in millions of euros)	2017	2016	2015
France tax group	(574)	(464)	(360)
- Current tax	(391)	(318)	10
- Deferred tax	(183)	(146)	(370)
United Kingdom	(57)	(20)	(4)
- Current tax	(57)	(44)	(66)
- Deferred tax	0	24	62
Spain	(57)	(291)	30
- Current tax	(46)	(23)	18
- Deferred tax	(11)	(268)	12
Poland	3	(11)	(8)
- Current tax	(2)	3	(19)
- Deferred tax	5	(14)	11
Other subsidiaries	(403)	(184)	(307)
- Current tax	(363)	(362)	(404)
- Deferred tax	(40)	178	97
Total Income tax	(1,088)	(970)	(649)
- Current tax	(859)	(744)	(461)
- Deferred tax	(229)	(226)	(188)

France tax group

As part of the 2017 Amended French Finance Act, the Government has introduced an exceptional surtax of 30% on the corporate tax rate. This exceptional surtax applies only to the 2017 fiscal year and increases the corporate tax rate in France from 34.43% to 44.43%, representing an additional tax expense of (78) million euros.

The corporate tax rate applicable for the 2015 fiscal year was 38% because of the implementation of a temporary exceptional contri-bution on income tax. In 2016, the tax rate was 34.43% due to the removal of this exceptional contribution.

Current tax expense

For the reporting periods shown, the current income tax expense reflects the requirement to pay a minimum level of income tax calculated on the basis of 50% of taxable income due to the restriction on the utilization of available tax loss carry forwards.

In 2015, the current tax was reflected a gain resulting from the reassessment of an income tax expense recorded in periods prior to those presented.

Deferred tax charge

The deferred tax expense mainly arises from the use of tax loss carry forwards.

Deferred taxes are recorded at the tax rate expected at the time of their reversal.

The 2018 French Finance Act, that passed in late December 2017, reinforces the gradual reduction in the corporate tax rate already introduced by the 2017 French Finance Act, with an expected tax rate of 25% from 2022 for the Group. This gradual rate reduction results in a (75) million euros decrease in net deferred tax assets recorded on the balance sheet for entities of the France tax group (of which (44) million euros recorded in income statement and (31) million euros in other comprehensive income).

The 2017 French Finance Act, passed in late December 2016, included a corporate tax rate reduced to 28.92% by 2020 for the Group. This rate reduction had no material impact on the net deferred tax position appearing on the balance sheet (tax income of 12 million euros was recognized in 2016).

189[Back to contents]

Developments in tax disputes and audits in France

Tax audits

Orange SA underwent tax audits of fiscal years 2010 to 2014, for which the outcome had no material impact on the Group’s financial statements.

Dispute over the 3% tax on dividends

The Constitutional Court, in its decision of October 6, 2017, recognized as unconstitutional the 3% tax on dividends, confirming the CJEU decision rendered on May 17, 2017. In December 2017, all claims made by Orange SA had been reimbursed by the French tax authority, resulting in a tax income of 304 million euros for the year (of which 270 million euros in principal and 34 million euros in late interests).

Dispute over share of expenses and charges

Orange had filed appeals as to the assigned share of expenses and charges of 5% on dividends received from at least 95% owned EU companies for fiscal years 2008 to 2014.

In 2016, the favorable rulings from the Court of Montreuil relating to fiscal years 2008 to 2014 led to the recognition of a tax income of 190 million euros.

All of the proceedings related to this dispute have now been closed.

Disputes in progress concerning fiscal years 2000-2005

In the context of the absorption of Cogecom by Orange SA and pursuant to an adverse ruling by the Court of Montreuil on July 4, 2013 which triggered the payment of the amounts claimed by the Tax authority, Orange SA had to pay in 2013 the remaining balance on principal and late payment interest claimed for a total amount of 2,146 million euros.

The main developments during 2016 in terms of legal proceedings brought before the Versailles Administrative Court of Appeal were the following:

- concerning fiscal year 2005:

-  in a ruling of February 18, 2016, the Administrative Court of Appeal of Versailles upheld the judgment of July 4, 2013, despite the contrary conclusions of the appointed Rapporteur. The Group then appealed to the Conseil d’État on April 18, 2016 to rule on the substance of the case,

-  in a ruling dated December 5, 2016, the Conseil d’État annulled the February 18, 2016 ruling by the Administrative Court of Appeal of Versailles and remanded the dispute to the same Court, on the grounds argued by the Group, i.e., the principle of intangibility of the opening balance sheet of the earliest fiscal year still subject to audit.

A favorable outcome to this dispute would result in a current tax income of 2,146 million euros, before late interests. While awaiting the new decision from the Administrative Court of Appeal of Versailles, this amount is treated as a contingent asset.

- concerning fiscal years 2000-2004:

-  litigation is still in process, and is not likely to have negative consequences on the financial statements in the event of a decision that is unfavorable for the Group.

There are no new developments in 2017 about these disputes which are likely to change the accounting position of the Group.

United Kingdom

Current tax expense

The current income tax charge primarily reflects the taxation of activities related to Orange’s brand activities. The corporate tax rate was set to 20% as of April 1, 2015, then 19% as of April 1, 2017.

Deferred tax charge

The 2016 Finance Act adopted on September 15, 2016, included a reduction in the tax rate to 17% starting April 1, 2020. In 2016, deferred tax income of 31 million euros was therefore recognized in order to adjust the deferred tax liability on the Orange brand.

In 2015, the tax rate went down to 19% as of April 1, 2017 and 18% as of April 1, 2020. As a result of this reduction in the tax rate, the deferred tax income reflected the adjustment of the deferred tax liability relating to the Orange brand in the amount of 62 million euros in 2015.

Spain

Current tax expense

For all the reporting periods shown, current income tax expense represents mainly the obligation to pay a minimum level of tax calculated on the basis of 75% of taxable income due to the 25% restriction on the utilization of tax loss carry forwards.

The corporate tax rate applicable is 25% in 2017, 25% in 2016 and 28% in 2015.

Deferred tax charge

A deferred tax charge of 256 million euros was recognized in 2016 to reflect the impact on the recoverable amount of deferred tax assets recognized through the continuation of the limitation of tax loss carry forwards utilization at 25% for financial years beginning in 2016, unlike the previously approved measures which had set the restriction of tax loss carry forwards utilization at 70% of taxable income from 2017.

Other subsidiaries

In 2016, a deferred tax income of 68 million euros was recorded in respect of the recognition of deferred tax assets on the tax loss carry forwards of the Equant entities.

190[Back to contents]

Group tax proof

(in millions of euros)	Note	2017	2016	2015
Profit before tax of continuing operations		3,202	1,980	3,159
Statutory tax rate in France		34.43%	34.43%	38%
Theoretical income tax		(1,102)	(682)	(1,200)
Reconciling items:
Exceptional surtax (1)		(78)	-	-
Impairment of goodwill (2)	7.1	(7)	(266)	-
Impairment of BT shares	11.7	(156)	(256)	-
Share of profits (losses) of associates and joint ventures		2	(16)	(15)
Adjustment of prior-year taxes		37	23	75
Reassessment of deferred tax assets		(26)	(91)	44
Difference in tax rates (3)		108	119	178
Change in applicable tax rates		(54)	43	87
Other reconciling items (4)		188	156	182
Effective income tax on continuing operations		(1,088)	(970)	(649)
Effective tax rate		33.97%	49.00%	20.54%

(1) Effect of the exceptional surtax of 30% in France which increases the corporate tax rate from 34.43% to 44.43%.

(2) Reconciliation item calculated based on the tax rate applicable to the parent company of the Group. The difference between the tax rate of the parent company and the local tax rate of subsidiaries is presented below in “Difference in tax rates”.

(3) The Group is present in jurisdictions in which tax rates are different from the French tax rate. This mainly includes the United Kingdom (tax rate of 19% in 2017, 20% in 2016 and 2015), Spain (tax rate of 25% in 2017 and 2016 and 28% in 2015) and Poland (tax rate of 19%).

(4)  Notably includes in 2017 the tax income of 304 million euros resulting from the dispute over the 3% tax on dividends, in 2016 the tax income of 190 million euros resulting from the dispute over the 5% share of expenses and charges on dividends, and the non-deductible interests in France (respectively an income tax expense of 80, 97 and 108 million euros in 2017, 2016 and 2015).

9.2.2 Corporate income tax on other comprehensive income

(in millions of euros)	2017		2016		2015
	Gross amount	Deferred tax	Gross amount	Deferred tax	Gross amount	Deferred tax
Actuarial gains and losses on post-employment benefits (1)	16	(23)	(80)	20	53	(15)
Assets available for sale	23	-	(4)	-	15	-
Cash flow hedges	49	(20)	(364)	123	538	(187)
Net investment hedges	-	-	65	(22)	-	-
Translation adjustment	(180)	26	(1,063)	-	77	-
Other comprehensive income of associates and joint ventures	(9)	-	43	-	(2)	-
Total presented in other comprehensive income	(101)	(17)	(1,403)	121	681	(202)

(1)  In 2017, the deferred tax includes the remeasurement of the deferred tax in France.

191[Back to contents]

9.2.3 Tax position in the statement of financial position

(in millions of euros)	December 31, 2017			December 31, 2016			December 31, 2015
	Assets	Liabi- lities	Net	Assets	Liabi- lities	Net	Assets	Liabi- lities	Net
France tax group
- Current tax	-	288	(288)	21	-	21	-	21	(21)
- Deferred tax (1)	1,235	-	1,235	1,477	-	1,477	1,566	-	1,566
United Kingdom
- Current tax	-	22	(22)	-	22	(22)	-	36	(36)
- Deferred tax (2)	-	531	(531)	-	531	(531)	-	555	(555)
Spain
- Current tax	53	-	53	56	-	56	39	13	26
- Deferred tax	174	-	174	185	-	185	531	77	454
Poland
- Current tax	0	5	(5)	1	6	(5)	-	14	(14)
- Deferred tax	227	-	227	209	-	209	231	-	231
Other subsidiaries
- Current tax	79	281	(202)	92	310	(218)	124	350	(226)
- Deferred tax	189	80	109	245	127	118	102	247	(145)
Total
- Current tax	132	596	(464)	170	338	(168)	163	434	(271)
- Deferred tax	1,825	611	1,214	2,116	658	1,458	2,430	879	1,551

(1) Mainly include deferred tax assets on employee benefits.

(2)  Mainly deferred tax liabilities on the Orange brand.

Change in net current tax

(in millions of euros)	2017	2016	2015
Net current tax assets/(liabilities) in the opening balance	(168)	(271)	(552)
Cash tax payments (1)	583	906	727
Change in income statement (2)	(859)	(772)	(449)
Change in other comprehensive income	-	-	-
Change in retained earnings (3)	(11)	(38)	14
Changes in the scope of consolidation	0	-	(4)
Translation adjustment	5	6	(7)
Reclassification and other items	(14)	1	-
Reclassification to assets held for sale	-	-	-
Net current tax assets/(liabilities) in the closing balance	(464)	(168)	(271)

(1) Includes in 2017 the reimbursement of 304 million euros due to the dispute of the 3% tax on dividends.

(2) In 2016, the current tax expense in the income statement was reported for (744) million euros in Income Tax and for (28) million euros in Consolidated net income of discontinued operations. In 2015, the current tax expense in the income statement was reported for (461) million euros in Income Tax and for 12 million euros in Consolidated net income of discontinued operations. In 2017 there is no current tax expense in Consolidated net income of discontinued operations.

(3)  Mainly correspond to the tax effect relating to the remeasurement of the portion of subordinated notes denominated in foreign currency.

Change in net deferred tax

(in millions of euros)	2017	2016	2015
Net deferred tax assets in the opening balance	1,458	1,551	1,860
Change in income statement (1)	(246)	(232)	(176)
Change in other comprehensive income	(17)	121	(202)
Change in retained earnings (2)	(8)	(38)	14
Change in the scope of consolidation	0	(18)	62
Translation adjustment	13	73	(4)
Reclassification and other items	14	1	(3)
Reclassification to assets held for sale	-	-	-
Net deferred tax assets in the closing balance	1,214	1,458	1,551

(1) In 2017, the deferred tax expense in the income statement was reported for (229) million euros in Income Tax and for (17) million euros in Consolidated net income of discontinued operations. In 2016, the deferred tax expense in the income statement was reported for (226) million euros in Income Tax and for (6) million euros in Consolidated net income of discontinued operations. In 2015, the deferred tax expense in the income statement was reported for (188) million euros in Income Tax and for 12 million euros in Consolidated net income of discontinued operations.

(2)  Mainly correspond to the tax effect relating to the remeasurement of the portion of subordinated notes denominated in foreign currency.

192[Back to contents]

Deferred tax assets and liabilities by type

(in millions of euros)	December 31, 2017			December 31, 2016			December 31, 2015
	Assets	Liabi- lities	Income state- ment	Assets	Liabi- lities	Income state- ment	Assets	Liabi- lities	Income state- ment
Provisions for employee benefit obligations	842	-	(132)	995	-	(69)	1,046	-	26
Fixed assets	790	1,139	(38)	821	1,157	95	759	1,248	93
Tax losses carryforward	4,011	-	(456)	4,436	-	(231)	4,666	-	(289)
Other temporary differences	1,538	1,116	(71)	1,600	1,084	22	1,504	1,098	(55)
Deferred tax	7,181	2,255	(697)	7,852	2,241	(183)	7,975	2,346	(225)
Unrecognized deferred tax assets	(3,712)	-	451	(4,153)	-	(49)	(4,078)	-	49
Netting	(1,644)	(1,644)	-	(1,583)	(1,583)	-	(1,467)	(1,467)	-
Total	1,825	611	(246)	2,116	658	(232)	2,430	879	(176)

In France, nearly all of the tax loss carry forwards were used as at December 31, 2017. Remaining tax losses are expected to be fully utilized in 2018, unless affected by changes in tax rules and changes in business projections.

At December 31, 2017, the tax loss carry forwards mainly relate to Spain and Belgium.

At December 31, 2017, the unrecognized deferred tax assets mainly relate to Spain for 2.0 billion euros and Belgium (Belgian subsidiaries other than Orange Belgium) for 0.8 billion euros, and mostly include tax losses that can be carried forward indefinitely. In Spain, tax loss carry forwards for which a deferred tax asset has been recognized are expected to be fully utilized by 2022, unless affected by changes in tax rules and changes in business projections.

Most of the other tax loss carry forwards for which no deferred tax assets were recognized will expire beyond 2022.

Accounting policies

Current income tax and deferred tax are measured by the Group at the amount expected to be paid or recovered from the tax authorities of each country, based on its interpretation with regard to the application of tax legislation. The Group calculates the tax assets, liabilities and accruals recognized in the statement of financial position based on the technical merits of the positions it defends versus that of the tax authorities.

Deferred taxes are recognized for all temporary differences between the carrying values of assets and liabilities and their tax basis, as well as for unused tax losses, using the liability method. Deferred tax assets are recognized only when their recovery is considered probable.

A deferred tax liability is recognized for all taxable temporary differences associated with investments in subsidiaries, interests in joint ventures and associates, except to the extent that both of the following conditions are satisfied:

-  the Group is able to control the timing of the reversal of the temporary difference (e.g. the payment of dividends); and

-  it is probable that the temporary difference will not reverse in the foreseeable future.

Accordingly, for fully consolidated companies, a deferred tax liability is only recognized in the amount of the taxes payable on planned dividend distributions by the Group.

Deferred tax assets and liabilities are not discounted.

At each period end, the Group reviews the recoverable amount of the deferred tax assets carried by certain tax entities with significant tax loss carry forwards. The recoverability of the deferred tax assets is assessed in the light of the business plans used for impairment testing. This plan may be adjusted for any tax specificities.

Deferred tax assets arising on these tax losses are not recognized under certain circumstances specific to each company/tax consolidation group concerned, and particularly where:

-  entities cannot assess the probability of the tax loss carry forwards being set off against future taxable profits, due to the horizon for forecasts based on business plans used for impairment testing and uncertainties as to the economic environment;

-  entities have not yet begun to use the tax loss carry forwards;

-  entities do not expect to use the losses within the timeframe allowed by tax regulations;

-  it is estimated that tax losses are uncertain to be used due to risks of differing interpretations with regard to the application of tax legislation.

193[Back to contents]

Note 10 Interests in associates and joint ventures

At December 31, 2017, 2016 and 2015, the interests in associates and joint ventures included the activities of Orange as an operator in various African and Middle Eastern countries, including in particular Tunisia and Mauritius.

(in millions of euros)	2017	2016	2015
Interests in associates in the opening balance	130	162	603
Dividends	-	-	(17)
Share of profits (losses)	6	20	26
Impairment	-	(66)	(64)
Change in components of other comprehensive income	(9)	(0)	(2)
Change of consolidation scope	(3)	(2)	(407)
o/w acquisitions of shares	-	1	2
o/w takeovers (1)	-	-	(409)
o/w disposals of investments	(3)	(3)	-
Translation adjustment	(2)	3	3
Reclassifications and other items	(45)	13	20
Classification as held for sale	-	-	0
Interests in associates in the closing balance	77	130	162

(1)  Including Médi Telecom for (342) million euros (see Note 3) and Clouwatt for (66) million euros in 2015.

Changes in other comprehensive income of associates and joint ventures (excluding “assets held-for-sale”) are presented below:

(en millions d’euros)	2017	2016	2015
Profit (loss) recognized in other comprehensive income during the period	(9)	-	(2)
Reclassification to net income for the period	-	-	-
Other comprehensive income of associates and joint venture - continuing operations	(9)	-	(2)

The unrecognized contractual commitments entered into by the Group relating to the interests in associates and joint ventures are described in Note 14.

The operations performed between the Group and the interests in associates and joint ventures are reflected as follow in Orange’s consolidated statement of financial position and income statement:

(in millions of euros)	December 31, 2017	December 31, 2016	December 31, 2015
Assets
Non-current financial assets	2	-	-
Trade receivables	45	55	79
Current financial assets (1)	(2)	(1)	237
Other current assets	0	-	13
Liabilities
Current liabilities (2)	4	7	226
Trade payables	10	15	14
Other current liabilities	1	1	1
Deferred income	45	45	2
Income statement
Revenues	15	19	41
Other operating income	18	35	99
External purchases and other operating expenses	(57)	(67)	(87)
Finance cost, net	0	1	0

(1) Disposal of Telkom Kenya in 2016: extinction of the current-account with Orange East Africa.

(2)  Disposal of EE in 2016: extinction of the current-account with Orange East Africa.

194[Back to contents]

Accounting policies

The carrying amount accounted for under the equity method corresponds to the initial acquisition cost increased to recognize the share of the profit or loss in the period. If an associate incurs losses and the carrying amount of the investment is reduced to zero, the Group ceases to recognize the additional share of losses since it has no commitment beyond its investment.

An impairment test is performed at least annually and when there is objective evidence of impairment, for instance a decrease in the quoted price when the investee is listed, significant financial difficulty of the entity, observable data indicating that there is a measurable decrease in the estimated future cash flows, or information about significant changes having an adverse effect on the entity.

An impairment loss is recorded when the recoverable amount is lower than the carrying amount, the recoverable amount being the higher of the value in use and the fair value less costs to sell. The unit of account is the whole investment. Any impairment is recognized as “Share of profits (losses) of associates and joint ventures”. Impairment losses shall be reversed once the recoverable amount exceeds the carrying amount.

Note 11 Financial assets, liabilities and financial results (excluding Orange Bank)

11.1 Financial assets and liabilities of telecom activities

In order to improve the readiness of financial statements and to be able to distinguish the performance of telecom activities from the performance of Orange Bank, the notes related to financial assets and liabilities as well as financial income or expenses are split to respect these two business areas.

Note 11 presents the assets, liabilities and related gains and losses specific to telecom activities and Note 15 concerns the activities of Orange Bank with regard to its assets and liabilities, with net financial income being not material.

The following table reconciles (i) the assets and liabilities for each of these two areas (intra-group transactions between telecom activities and Orange Bank are not eliminated) with (ii) the consolidated statement of financial position at December 31, 2017.

(in millions of euros)	Orange consolidated financial statements	o/w telecom activities	Note	o/w Orange Bank	Note	o/w eliminations telecom activities/ bank
Non-current financial assets	3,711	2,274	11.7	1,464	15.1.2	(27) (1)
Non-current derivatives, assets	213	200	11.8	13	15.1.4	-
Current loans and receivables of Orange Bank	3,096	-		3,096	15.1.1	-
Current financial assets	2,865	2,686	11.7	331	15.1.2	(152) (2)
Current derivatives, assets	34	34	11.8	-		-
Cash and cash equivalents	5,810	5,333		477		-
Non-current financial liabilities	26,293	26,293	11.3	27		(27) (1)
Non-current derivatives, liabilities	1,002	929	11.8	73	15.1.4	-
Current debts related to Orange Bank operations	4,660	-		4,660	15.1.3	-
Current financial liabilities	6,311	6,182	11.3	281	15.2.1	(152) (2)
Current derivatives, liabilities	34	34	11.8	-		-

(1) Loan granted by Orange SA to Orange Bank.

(2)  Loan granted by Orange Bank to Orange SA within the framework of the Repurchase agreement of OATs (Obligations assimilables au Trésor) securities between Orange SA and Orange Bank.

11.2 Profits and losses related to financial assets and liabilities (excluding Orange Bank)

The cost of net financial debt consists of profits and losses related to the components of net financial debt (described in Note 11.3) during the period.

Foreign exchange gains and losses related to the components of net financial debt correspond mainly to the revaluation in euros of bonds denominated in foreign currencies (Note 11.5) as well as to the symmetrical revaluation of related hedges. In 2017, the net foreign exchange financial loss mostly reflect the effect of remeasuring the economic hedges of foreign exchange risk on notional amounts of subordinated notes denominated in pounds sterling and recognized in equity at their historical value (see Note 13.4).

Other financial expenses principally reflect mainly the impact of the Group’s investment in BT shares for (372) million euros corresponding to the impairment loss, net of the foreign exchange hedge and of the 2017 income related to BT dividends, compared to (533) million euros in 2016 (see Note 11.7).

Finally, other comprehensive income includes the revaluation of assets available for sale (Note 11.7) and instruments designated as cash flow and net investment hedges (Note 11.8.4).

Other gains and losses related to financial assets and liabilities are recognized in the operating income (foreign exchange gains and losses on receivables, supplier payables and the associated derivative hedges) for (13) million euros in 2017, versus (35) million euros in 2016 and (19) million euros in 2015.

195[Back to contents]

(in millions of euros)	Finance costs, net						Other compre- hensive income
	Cost of gross financial debt	Gains (losses) on assets contributing to net financial debt	Cost of net financial debt	Foreign exchange gains (losses)	Other net financial expenses (1)	Finance costs, net	Reserves
2017
Financial assets	-	11	11	(54)	(346)		20
Financial liabilities	(1,357)	-	(1,357)	1,217	-		-
Derivatives	83	-	83	(1,226)	-		49
Discounting expense	-	-	-	-	(43)		-
Total	(1,274)	11	(1,263)	(63)	(389)	(1,715)	69
2016
Financial assets	-	23	23	(334)	(509)		(4)
Financial liabilities	(1,468)	-	(1,468)	130	-		61 (2)
Derivatives	61	-	61	55	-		(361)
Discounting expense	-	-	-	-	(55)		-
Total	(1,407)	23	(1,384)	(149)	(564)	(2,097)	(304)
2015
Financial assets	-	39	39	19	34		15
Financial liabilities	(1,715)	-	(1,715)	(1,233)	-		-
Derivatives	118	-	118	1,215	-		538
Discounting expense	-	-	-	-	(60)		-
Total	(1,597)	39	(1,558)	1	(26)	(1,583)	553

(1) Include effects related to the investment in BT for (372) million euros in 2017 and (533) million of euros in 2016.

(2)  Bonds designated as net investment hedge.

11.3 Net financial debt

Net financial debt is one of the indicators of financial position used by the Group. This aggregate, not defined by IFRS, may not be comparable to similarly entitled indicators used by other companies. It is provided as additional information only and should not be considered as a substitute for an analysis of all the Group’s assets and liabilities.

Net financial debt as defined and used by Orange does not include Orange Bank activities, for which this concept is not relevant.

It consists of (a) financial liabilities excluding operating payables (translated into euros at the year-end closing rate) including derivative instruments (assets and liabilities), less (b) cash collateral paid, cash, cash equivalents and financial assets at fair value.

Financial instruments designated as cash flow hedges and net investment hedges included in net financial debt are set up to hedge, among other, items that are not (future cash flows, net investment in foreign currencies). Effects on the hedge of these items are carried in other comprehensive income. As a consequence, these components related to unmatured hedging instruments are added to gross financial debt to offset this temporary difference.

196[Back to contents]

(in millions of euros)	Note	December 31, 2017	December 31, 2016	December 31, 2015
TDIRA	11.4	1,234	1,212	1,198
Bonds	11.5	25,703	27,370	26,826
Bank loans and from development organizations and multilateral lending institutions	11.6	2,961	2,710	2,690
Finance lease liabilities		571	622	592
Cash collateral received	12.5	21	541	1,447
Neu Commercial Papers (1)		1,358	542	725
Bank overdrafts		193	278	209
Other financial liabilities		434	250	377
Current and non-current financial liabilities (excluding derivatives) included in the calculation of net financial debt		32,475	33,525	34,064
Derivatives (liabilities) current and non-current	11.1	963	561	384
Derivatives (assets) current and non-current	11.1	(234)	(960)	(1,684)
Other comprehensive income components related to unmatured hedging instruments		(686)	(763)	(418)
Gross financial debt after derivatives (a)		32,518	32,363	32,346
Cash collateral paid (2)	11.7	(695)	(77)	(94)
Investments at fair value (3)	11.7	(2,647)	(1,576)	(1,231)
Cash equivalents	11.1	(3,166)	(3,942)	(2,281)
Cash	11.1	(2,167) (4)	(2,324)	(2,188)
Assets included in the calculation of net financial debt (b)		(8,675)	(7,919)	(5,794)
Net financial debt (a) + (b)		23,843	24,444	26,552

(1) Negotiable European Commercial Papers (formerly called “commercial papers”).

(2) Only cash collateral paid, included in non-current financial assets of the consolidated statement of financial position, are deducted from gross financial debt.

(3) Only investments at fair value, included in current financial assets of the consolidated statement of financial position, are deducted from gross financial debt (Note 11.7).

(4)  As at December 31, 2017, the amount does not take into account the effect of the escrowed amount of approximatively 346 million euros in February 2018 related to the Digicel litigation (see Note 16.1).

Debt maturity schedules are presented in Note 12.3.

Changes in financial assets or financial liabilities whose cash flows are disclosed in financing activities in the cash-flow statement (see Note 1.6)

(in millions of euros)	December 31, 2016		Other changes with no impact on cash flows from financing activities			December 31, 2017
		Cash flows	Acquisition	Foreign exchange movement	Other
TDIRA	1,212	-	-	-	22	1,234
Bonds	27,370	(460)	-	(1,104)	(103) (1)	25,703
Bank loans and from development organizations and multilateral lending institutions	2,710	294	-	(54)	11	2,961
Finance lease liabilities	622	(96)	-	-	45	571
Cash collateral received	541	(520)	-	-	-	21
Neu Commercial Papers	542	818	-	(2)	-	1,358
Bank overdrafts	278	(66)	-	(19)	-	193
Other financial liabilities	250	196	-	(21)	9	434
Current and non-current financial liabilities (excluding derivatives) included in the calculation of net financial debt	33,525	166	-	(1,200)	(16)	32,475
Net derivatives	(399)	(66)	-	1,183	11	729
Cash collateral paid	(77)	(618)	-	-	-	(695)
Cash flows from financing activities		(518)

(1)  Mainly accrued interests.

197[Back to contents]

Net financial debt by currency

The net financial debt by currency is presented in the table below, after foreign exchange effects of hedging derivatives (excluding instruments set up to hedge operational items).

(equivalent value in millions of euros at year-end closing rate)	EUR	USD	GBP	PLN	EGP	MAD	Other	Total
Gross financial debt after derivatives	20,445	7,201	2,766	43	266	616	1,181	32,518
Financial assets included in the calculation of net financial debt	(7,523)	(64)	(0)	(117)	(10)	(227)	(734)	(8,675)
Net debt by currency before effect of foreign exchange derivatives (1)	12,922	7,137	2,766	(74)	256	389	447	23,843
Effect of foreign exchange derivatives	9,416	(7,130)	(3,603)	1,624	-	-	(307)	-
Net financial debt by currency after effect of foreign exchange derivatives	22,338	7	(837)	1,550	256	389	140	23,843

(1)  Including the market value of derivatives in local currency.

Analysis of external net financial debt by entity

(in millions of euros)	December 31, 2017	December 31, 2016	December 31, 2015
Orange SA	22,501	23,154	24,617
FT IMMO H	482	536	496
Médi Telecom	390	423	436
Orange Espagne	113	169	511
Orange Egypt	107	309	862
Other	250	(147)	(370)
Net financial debt	23,843	24,444	26,552

Accounting policies

Cash and cash equivalents

The Group classifies investments as cash equivalent in the statement of financial position and statement of cash flows when they comply with the conditions of IAS 7 (see cash management detailed in Note 12.3 and 12.5):

-  held in order to face short-term cash commitments; and

-  short term and highly liquid assets at acquisition date, readily convertible into known amount of cash and not exposed to any material risk of change in value.

Bonds, bank loans and loans from multilateral lending institutions

Among financial liabilities, only the bond of 25 million euros maturing in 2020 and any commitments to redeem non-controlling interests are recognized at fair value in profit or loss.

Borrowings are recognized upon origination at the present value of the sums to be paid and subsequently measured at amortized cost using the effective interest rate method. Transaction costs that are directly attributable to the acquisition or issue of the financial liability are deducted from the liability’s carrying value. The costs are subsequently amortized over the life of the debt, using the effective interest rate method.

Some financial liabilities at amortized cost, mainly borrowings, are subject to hedging. This relates mostly to borrowings hedged against the exposure of their future cash flows to foreign exchange risk (cash flow hedge).

11.4 TDIRA

The perpetual bonds redeemable for shares (TDIRAs) with a par value of 14,100 euros are listed on Euronext Paris. Their issue was described in a securities note approved by the Commission des Opérations de Bourse (French Securities Regulator, renamed Autorité des marchés financiers (French Financial Markets Authority)) on February 24, 2003. Taking into account redemptions made since their issue, only 89,398 TDIRAs remain outstanding for a total par value of 1,261 million euros.

The TDIRAs are redeemable in new Orange SA shares, at any time at the holders’ request or, under certain conditions as described in the appropriate prospectus, at Orange SA’s initiative based on a ratio of 582.5561 shares to one TDIRA (i.e., conversion price of 24.204 euros), as the initial ratio of 300 shares to one TDIRA has been adjusted several times to protect bondholders’ rights, and may be further adjusted under the terms and conditions set out in the information memorandum.

Since January 1, 2010, the interest rate on the TDIRAs has been the three-month Euribor +2.5%.

In the consolidated statement of financial position, the TDIRAs are subject to a split accounting between equity and liabilities with the following breakdown at December 31, 2017:

-              a liability component of 1,234 million euros;

- an equity component, before deferred taxes, of 303 million euros.

The difference between the total nominal amount of the TDIRAs and the sum of the “liability” and “equity” components therefore equals the amortized cost adjustment on the liability component recognized since inception.

198[Back to contents]

(in millions of euros)	December 31, 2017	December 31, 2016	December 31, 2015
Number	89,398	89,398	89,398
Equity component before deferred taxes	303	303	303
Original debt component (a)	958	958	958
TDIRA nominal amount	1,261	1,261	1,261
Amortized cost adjustment excluding accrued interests (b)	269	247	232
Accrued interests (c)	7	7	8
Total debt amount in statement of financial position (a) + (b) + (c)	1,234	1,212	1,198
Paid interest	27	30	35

Accounting policies

Some Group financial instruments include both a liability component and an equity component. This relates to perpetual bonds redeemable for shares (TDIRA). On initial recognition, the liability component is measured at its market value, corresponding to the value of the contractually determined future cash flows discounted at the interest rate applied at the date of issue to comparable instruments providing substantially the same conditions, but without the option to convert or redeem in shares. This liability component is subsequently recognized at amortized cost.

The carrying amount of the equity component is determined at inception by deducting the fair value of the financial liability from the notional value of the instrument. This does not change throughout the life of the instrument.

11.5 Bonds

Unmatured bonds at December 31, 2017 were all issued by Orange SA, with the exception of two commitments denominated in Moroccan dirhams and held by Médi Telecom.

As at December 31, 2017 bonds issued by the Group were redeemable at maturity, and no specific guarantee had been given in relation to their issuance. Some bonds may be redeemed in advance, at the request of the issuer.

Bonds or new tranches issued during fiscal year 2017 are shown in bold.

Notional currency	Initial nominal amount (in millions of currency units)	Maturity	Interest rate (%)	Oustanding amount (in millions of euros)
				December 31, 2017	December 31, 2016	December 31, 2015
Bonds matured before December 31, 2017			2,315	4,296
MAD (1)	1,200	January 31, 2018	4.87	107	112	111
EUR	1,550	May 22, 2018	5.625	1,550	1,550	1,550
EUR	465	July 25, 2018	EUR HICP + 3.00 (2)	465	465	465
EUR	850	September 3, 2018	1.875	843	843	850
EUR	50	September 26, 2018	3M Euribor + 0.57	50	50	50
MAD (1)	1,300	December 23, 2018	5.12	116	122	121
EUR	750	January 23, 2019	4.125	750	750	750
JPY	7,500	January 24, 2019	1.41625	56	61	57
USD	750	February 6, 2019	2.75	625	712	689
USD	1,250	July 8, 2019	5.375	1,042	1,186	1,148
EUR	750	October 2, 2019	1.875	750	750	750
USD	1,250	November 3, 2019	1.625	1,042	1,186	-

(1) Bonds issued by Médi Telecom.

(2)  EUR HICP: Harmonized index of Consumer Prices, an indicator of inflation and price stability calculated by the European Central Bank.

199[Back to contents]

Notional currency	Initial nominal amount (in millions of currency units)	Maturity	Interest rate (%)	Oustanding amount (in millions of euros)
				December 31, 2017	December 31, 2016	December 31, 2015
EUR	25	February 10, 2020	4.2	25	25	25
EUR (1)	25	February 10, 2020	10Y CMS + 0.80	25	25	25
EUR	1,000	April 9, 2020	3.875	1,000	1,000	1,000
GBP	450	November 10, 2020	7.25	268	278	324
EUR	1,250	January 14, 2021	3.875	1,250	1,250	1,250
GBP (2)	517	June 27, 2021	0.375	583	-	-
USD	1,000	September 14, 2021	4.125	834	949	919
EUR	255	October 13, 2021	10Y CMS + 0.69	255	255	255
EUR	272	December 21, 2021	10Y TEC + 0.50	272	272	272
EUR	1,000	June 15, 2022	3.000	1,000	1,000	1,000
EUR	500	September 16, 2022	3.375	500	500	500
EUR	500	March 1, 2023	2.5	500	500	500
EUR	750	September 11, 2023	0.75	750	-	-
HKD	700	October 6, 2023	3.23	75	86	83
HKD	410	December 22, 2023	3.55	44	50	49
EUR	650	January 9, 2024	3.125	650	650	650
NOK	500	September 17, 2025	3.35	51	55	52
EUR	750	May 12, 2025	1.000	750	750	-
GBP	350	December 5, 2025	5.25	296	306	358
EUR	75	November 30, 2026	4.125	75	75	75
EUR	750	February 3, 2027	0.875	750	750	-
EUR	500	September 9, 2027	1.5	500	-	-
EUR	50	April 11, 2028	3.22	50	50	50
GBP	500	November 20, 2028	8.125	564	584	681
EUR	150	April 11, 2029	3.3	150	150	150
EUR	105	September 17, 2030	2.6	105	105	105
EUR	100	November 6, 2030	1.418 (3)	100	100	100
USD	2,500	March 1, 2031	9.000 (4)	2,052	2,335	2,261
EUR	50	December 5, 2031	4.300 (zero coupon)	64	61	59
EUR	50	December 8, 2031	4.350 (zero coupon)	65	62	59
EUR	50	January 5, 2032	4.450 (zero coupon)	62	59	57
EUR	1,500	January 28, 2033	8.125	1,500	1,500	1,500
EUR	55	September 30, 2033	3.75	55	55	55
GBP	500	January 23, 2034	5.625	564	584	681
EUR	50	April 16, 2038	3.5	50	50	50
USD	900	January 13, 2042	5.375	750	855	827
USD	850	February 6, 2044	5.5	709	807	781
GBP	500	November 22, 2050	5.375	564	585	681
Outstanding amount of bonds				25,253	26,820	26,271
Accrued interest				550	640	650
Amortized cost				(100)	(90)	(95)
Total				25,703	27,370	26,826
(1) Bond measured at fair value through profit or loss.

(2) Exchangeable bonds in BT shares (see below).

(3) Bond bearing interests at a fixe rate of 2% until 2017 and then at CMS 10 years x 166% (1.418% until November 2018). The variable rate is floored at 0% and capped at 4% until 2023 and at 5% beyond.

(4)  Bond with a Step-up clause (clause that triggers a change in interest payments of Orange’s credit rating from the rating agencies changes). See Note 12.3.

On June 27, 2017 the Group issued bonds exchangeable into BT shares for a notional amount of 517 million pounds sterling (585 million euros at the ECB daily reference rate), bearing a coupon of 0.375% and having an underlying 133 million of BT shares based of a reference price of 2.88 pounds sterling by per share. The Bonds will mature in June 2021 and have been redeemable on demand by investors since August 7, 2017 in cash, in BT shares or in a combination of the two, at the choice of Orange. The amount redeemed will correspond to the notional value plus any improvement in BT stock beyond 3.89 pounds sterling per share (135% of the reference price).

200[Back to contents]

11.6 Loans from development organizations and multilateral lending institutions

(in millions of euros)	December 31, 2017	December 31, 2016	December 31, 2015
Orange Egypt	183	302 (1)	744
Médi Telecom	385	177	206
Sonatel	289	176	1
Orange Côte d’Ivoire	275	118	-
Orange Cameroun	101	112	183
Other	240	162	152
Bank loans	1,473	1,047	1,286
Orange SA	1,388	1,530 (2)	799
Orange Espagne	100	133	467
Other	-	-	138
Loans from development organizations and multilateral lending institutions (3)	1,488	1,663	1,404
Total	2,961	2,710	2,690

(1) The change in 2016 of Orange Egypt bank loans is mainly due to the devaluation of the Egyptian pound, currency in which the loans are denominated.

(2) Orange SA negotiated in August 2016 a loan with the European Investment bank for a notional of 750 million euros maturing in 2023.

(3)  Primarily the European Investment Bank.

11.7 Financial assets (excluding Orange Bank)

(in millions of euros)	December 31, 2017			December 31, 2016	December 31, 2015
	Non-current	Current	Total	Total	Total
Assets available for sale
Equity securities	1,067	-	1,067	1,878	144
Financial assets at fair value
Investments at fair value	-	2,647	2,647	1,576	1,231
o/w negotiable debt securities	-	2,498	2,498	1,576	1,127
o/w others	-	149 (1)	149	-	104 (2)
Equity securities measured at fair value	146	-	146	80	77
Cash collateral paid	695	-	695	77	94
Other financial assets
Receivables related to investments	42 (3)	4	46	47	29
Other	324	35	359	344	543
Total	2,274	2,686	4,960	4,002	2,118

(1) OAT bonds (repurchase agreement with Orange Bank).

(2) Short-term bonds.

(3)  Including loan from Orange SA to Orange Bank (27 million of euros).

Assets available for sale

(in millions of euros)	2017	2016	2015
Assets available for sale in the opening balance	1,878	144	91
BT shares received as remuneration for the disposal of EE	-	2,462	-
Sale of one third of BT shares	(570)	-	-
Impairment of BT shares maintained excluding effect of FX risk hedge (1)	(325)	(753)	-
Changes in fair value	20	1	15
Other movements	64	24	38
Assets available for sale in the closing balance	1,067	1,878	144

(1)  At December 31, 2017, the Group maintained 266 million of BT shares, whose fair value amounts to 814 million euros against 1,139 million euros at December 31, 2016. The fair value of the total of BT shares held amounted to 1,709 million euros at December 31, 2016.

201[Back to contents]

BT shares

On January 29, 2016, following the disposal of EE, Orange received 4% of the equity in BT Group Plc (BT), or about 399 million shares for the equivalent of 2,462 million euros (converted at the ECB fixing of pound sterling against euro on January 28, therefore 0.76228).

The BT shares are classified as assets available for sale. In the event of impairment, any subsequent change (calculated on the share price on the last trading day) and converted into euros at the ECB fixing rate as of the end of the period) reflecting an unrealized impairment loss as compared to the impairment date, is recognized in profit and loss.

At December 31, 2016, the Group’s investment in BT was impaired in the amount of (602) million euros, net of a foreign exchange hedge of 151 million euros.

On June 19, 2017, Orange sold a third of its investment or 133 million shares for a net amount of 433 million euros (converted at the ECB reference rate of June 22, 2017, the settlement/delivery date, of 0,88168). At December 31, 2016, the fair value of these shares amounted to 570 million euros. The related effect of these shares on profit and loss was (126) million euros, including 11 million euros from the foreign exchange hedge.

At December 31, 2017, Orange maintained 2.67% of the share capital of BT, whose fair value amounts to 814 million euros (last quoted price on December 29, 2017 or 2.717 pounds per share converted at the ECB daily reference rate of 0.88723), as compared to 1,139 million euros at the end of 2016. The Group’s investment in BT was impaired by (293) million euros, net of a foreign exchange hedge of 32 million euros.

The effect of the investment in BT on consolidated net finance costs is given below:

(in millions of euros)	2017	2016
Impairment on BT shares before hedging of FX risk	(325)	(753)
Foreign exchange hedging effect	32	151
Sale of one third of BT shares effect	(126)	-
Dividends received	47	69
Effect in the consolidated financial net income of the investment in BT	(372)	(533)

Other comprehensive income relating to other assets available for sale of telecom activities

(in millions of euros)	2017	2016	2015
Profit (loss) recognized in other comprehensive income during the period	20	(601)	15
Reclassification in net income during the period (1)	-	602	-
Other comprehensive income relating to telecom activities	20	1	15

(1)  In 2016, related to impairment on BT shares after foreign exchange hedging effect.

Accounting policies

Assets available for sale

The Group’s assets available for sale mainly consist of investment securities, which are not consolidated and not accounted for using the equity method, and marketable securities that do not fulfill the criteria for classification in any of the other categories of financial assets. They are recognized at fair value at inception and subsequently.

Temporary changes in value are recorded as “Gains (losses) on assets available for sale” within other comprehensive income.

When there is an objective evidence of impairment on available-for-sale assets or a decrease in fair value by at least one-third or over 2 consecutive semesters, the cumulative impairment loss included in other comprehensive income is definitely reclassified from equity to profit or loss within net financial expenses.

Financial assets at fair value through profit or loss

The Group can designate at fair value at inception financial investments such as negotiable debt securities, deposits and mutual funds (UCITS), that are compliant with the Group’s risk management policy or investment strategy (see Note 12.3). They are recognized at fair value at inception and subsequently. All changes in fair value are recorded in net financial expenses.

Other financial assets

This category mainly includes loans and receivables. These instruments are recognized at fair value at inception and are subsequently measured at amortized cost using the effective interest method. If there is any objective evidence of impairment of these assets, the value of the asset is reviewed at the end of each reporting period. An impairment loss is recognized in the income statement when impairment tests demonstrate that the financial asset carrying amount is higher than its recoverable amount.

202[Back to contents]

11.8 Derivatives instruments (excluding Orange Bank)

11.8.1 Market value of derivatives

(in millions of euros)	December 31, 2017	December 31, 2016	December 31, 2015
	Net	Net	Net
Cash flow hedge derivatives	(447)	553	1,111
Fair value hedge derivatives	(0)	(26)	91
Net investment hedge derivatives	-	-	-
Hedging derivatives	(447)	527	1,202
Derivatives held for trading (1)	(282)	(128)	98
Net derivatives (2)	(729)	399	1,300

(1) Mainly due to the foreign exchange effects of the economic hedges against the revaluation of subordinated notes denominated in pounds sterling (equity instruments recognized at their historical value - see Note 13.4) for (203) million euros in 2017, (152) million euros in 2016 and 82 million euros in 2015.

(2)  o/w foreign exchange effects of the cross currency swaps (classified as hedging or held for trading) hedging foreign exchange risk on gross debt notional for 125 million euros in December 31, 2017, 1,254 million euros in 2016 and 1,527 million euros in 2015. The foreign exchange effects of the cross currency swaps is the difference between the notional converted at the closing rate and its notional converted at the opening rate (or at the trading day spot rate in case of new instrument).

These derivatives are negotiated under cash-collateral agreements, which effects are described in Note 12.5.

203[Back to contents]

Accounting policies

Derivative instruments are measured at fair value in the statement of financial position and presented according to their maturity date, regardless of whether they qualify for hedge accounting under IAS 39 (hedging instruments versus trading instruments).

Derivatives are classified as a separate line item in the statement of financial position.

Trading derivatives are non-qualified economic hedges. Changes in the value of these instruments are recognized directly in profit and loss.

Hedge accounting is applicable when:

-  at the inception of the hedge, there is a formal designation and documentation of the hedging relationship;

-  the effectiveness of the hedge is demonstrated at inception and it is expected to continue in subsequent periods: i.e. at inception and throughout its duration, the company expects changes in the fair value of the hedged element to be almost fully offset by changes in the fair value of the hedged instrument, and if actual results are within a range of 80-125%.

There are three types of hedge accounting:

-  the fair value hedge is a hedge of the exposure to changes in fair value of a recognized asset or liability (or an identified portion of the asset or liability) that are attributable to a particular interest rate and/or currency risk and which could affect profit or loss.

The hedged portion of these items is re-measured at fair value in the statement of financial position. Change in this fair value is booked in the income statement and offset by symmetrical changes in the fair value hedging of financial hedging instruments up to the limit of the hedge effectiveness;

-  the cash flow hedge is a hedge of the exposure to variability in cash flows that is attributable to a particular interest rate and/or currency risk associated with a recognized asset or liability or a highly probable forecast transaction (such as a future purchase or sale) and which could affect profit or loss.

As the hedged item is not recognized in the statement of financial position, the effective portion of change in fair value of the hedging instrument is booked in other comprehensive income. It is reclassified in profit or loss when the hedged item (financial asset or liability) affects the profit or loss or in the initial cost of the hedged item when it relates to the hedge of a non-financial asset acquisition cost;

-  the net investment hedge is a hedge of the exposure to changes in values attributable to exchange risk of a net investment in a foreign operation, and could affect profit or loss on the disposal of the foreign operation.

The effective portion of the net investment hedge is recorded in other comprehensive income. It is reclassified in profit or loss upon the disposal of the net investment.

For transactions qualified as fair value hedges and economic hedges, the foreign exchange impact of changes in the fair value of derivatives is booked in operating income when the underlying hedged item results from operational transactions and in net finance costs when the underlying hedged item is a financial asset or liability.

Hedge accounting can be terminated when the hedged item is no longer recognized, i.e. when the Group voluntarily revokes the designation of the hedging relationship or when the hedging instrument is terminated or exercised. The accounting consequences are as follows:

-  fair value hedge: at the hedge accounting termination date, the adjustment of the fair value of the liability is amortized using an effective interest rate recalculated at this date;

-  cash flow hedge: amounts recorded in other comprehensive income are immediately reclassified in profit or loss when the hedged item is no longer recognized. In all other cases, amounts are reclassified in profit or loss, on a straight basis, throughout the remaining life of the original hedging relationship.

In both cases, subsequent changes in the value of the hedging instrument are recorded in profit or loss.

11.8.2 Cash flow hedges

The Group’s cash flow hedges aim mainly at neutralizing foreign exchange risk on future cash flows (notional, coupons) or switch floating-rate debt to fixed-rate debt. The principal hedges unexpired at December 31, 2017 are shown in the table below. This refers to transactions Orange SA negotiated to hedge its loans.

Hedging instruments	Notional amounts of hedging instruments per maturity (in millions of hedged currency units)
	2018	2019	2020	2021	2022 and beyond
Cross currency swaps (1)
Hedged currency
GBP	-	-	238	517	1,137 (3)
HKD	-	-	-	-	1,110 (4)
JPY	-	7,500	-	-	-
NOK	-	-	-	-	500 (5)
USD	-	3,250	70	1,000	4,200 (6)
Interest rate swaps (2)
EUR	50	-	-	255	100 (7)

(1) Hedging of interest rate risk and foreign exchange risk on Orange SA bonds.

(2) Hedging of interest rate risk on Orange SA bonds.

(3) 262 MGBP with a maturity 2025, 500 MGBP with a maturity 2028, 250 MGBP with a maturity 2034 and 125 MGBP with a maturity 2050.

(4) 1,110 MHKD with a maturity 2023.

(5) 500 MNOK with a maturity 2025.

(6) 2,450 MUSD with a maturity 2031, 900 MUSD with a maturity 2042 and 850 MUSD with a maturity 2044.

(7)  100 MEUR with a maturity 2030.

For each hedging relationship, the hedging item affects the income statement along with the hedged item:

-              each year on interest payment dates;

- each year on recognition of unrealized foreign exchange gains or losses upon remeasurement of the notional amount up to the maturity date of the hedged item.

In order to hedge the exposure of some of their operating cash flows in foreign currencies, some Group entities of the Group’s entities have set up risk hedging policies. The main hedging strategies are detailed hereafter:

-              Orange Polska, whose functional currency is the zloty, has put in place forward sales with a maturity in 2018 and a notional of 105 million euros, mainly to hedge foreign exchange risks on handset purchases;

- Orange SA put in place forward sales with a maturity in 2018 and a notional of 118 million US dollars mainly to hedge foreign exchange risk on equipment purchases.

For these hedging relationships, the hedging item affects:

-              the operating income statement each year until the hedging relationship matures along with the remeasurement for foreign exchange risks on the hedged item;

- the initial carrying amount of the hedged item.

The change in the cash flow hedge reserve is analyzed as follows:

(in millions of euros)	2017	2016	2015
Gain (loss) recognized in other comprehensive income during the period (1)	51	(288)	649
Reclassification in financial result for the period	(10)	(79)	(112)
Reclassification in operating income for the period	(3)	(1)	1
Reclassification in initial carrying amount of hedged item	11	4	0
Other comprehensive income	49	(364)	538

(1)  Mainly includes hedge of future interests on debts denominated in foreign currencies via cross currency swaps.

The ineffective portion of cash flow hedges recognized in net income is not significant during the periods presented.

204[Back to contents]

11.8.3 Fair value hedges

On January 29, 2016, in the context of EE disposal, the Group received 4% of the capitalization of BT. In June 2017, Orange sold a third of its investment and therefore at December 31, 2017 retained only 2.67% of the equity in (see Note 11.7). These shares denominated in pounds sterling were hedged against foreign exchange risk by currency swaps for a notional of 608 million pounds sterling. These instruments were designated as fair value hedges.

Fair value hedges affected net finance expenses as follows:

(in millions of euros)	2017	2016	2015
Effective portion of hedging derivatives	43	314	(63)
Gain (loss) recognized on hedged items	(43)	(314)	63
Costs of hedge (swap points)	(6)	(12)	(18)
Total effect on financial expenses	(6)	(12)	(18)

11.8.4 Hedging instruments reserves

(in millions of euros)	December 31, 2017	December 31, 2016	December 31, 2015
Other comprehensive income related to unmatured hedging instruments	(686) (1)	(763)	(420)
o/w Orange SA	(666)	(738)	(377)
o/w other entities	(20)	(25)	(43)
Reserve to be amortized for discontinued hedges	486	514	470
Other comprehensive income related to hedging instruments	(200)	(249)	50

(1)  See Note 11.3.

Note 12 Information on market risk and fair value of financial assets and liabilities (excluding Orange Bank)

The Group uses financial position or performance indicators that are not specifically defined by IFRS, such as adjusted EBITDA (see Note 1.7) and net financial debt (see Note 11.3).

Market risks are monitored by Orange’s Treasury and Financing Committee, which reports to the Executive Committee. The Committee is chaired by the Group’s Executive Committee Member in charge of Finance and Strategy and meets on a quarterly basis.

It sets the guidelines for managing the Group’s debt, especially in respect of its interest rate, foreign exchange, liquidity and counterparty risk exposure for the coming months, and reviews past management (transactions realized, financial results).

12.1 Interest rate risk management

Management of fixed-rate/variable-rate debt

Orange seeks to manage its fixed-rate/variable-rate exposure in euros in order to minimize interest costs by using firm and conditional interest rate derivatives such as swaps, futures, caps and floors.

The fixed-rate component of gross financial debt, excluding cash collateral received and agreements to buy back non-controlling interests, was estimated at 83% at December 31, 2017, 84% in 2016 and 91% in 2015.

Sensitivity analysis of the Group’s position to changes in interest rates

The sensitivity of the Group’s financial assets and liabilities to interest rate risk is only analyzed for the components of net financial debt that are interest-bearing and therefore exposed to interest rate risk.

Sensitivity of financial expenses

Based on a constant amount of debt and a constant management policy, a 1% rise in interest rates would result in a 143 million euro decrease in the annual gross financial debt and a 1% fall in interest rates would result in a 161 million euro increase.

Sensitivity of cash flow hedge reserves

A 1% rise in euro interest rates would increase the market value of derivatives designated as cash flow hedges and the associated cash flow hedge reserves by approximately 1,016 million euros. A 1% fall in euro interest rates would lead to a decrease in their market value and in the cash flow hedge reserves of approximately 1,190 million euros.

12.2 Foreign exchange risk management

Operational foreign exchange risk

The Group’s foreign operations are carried out by entities that operate in their own country and mainly in their own currency. Their operational exposure to foreign exchange risk is therefore limited to some of their operating cash flows: purchases of equipment or network capacity, purchases of terminals and equipment sold or leased to customers, purchases from or sales to international operators.

Whenever possible, the entities of the Orange group have put in place policies to hedge this exposure (see Note 11.8.2).

205[Back to contents]

Financial foreign exchange risk

Financial foreign exchange risk mainly relates to:

-              dividends paid to the parent company: usually, the Group’s policy is to economically hedge this risk as from the date of the relevant subsidiary’s Shareholders’ Meeting;

-              financing of the subsidiaries: except in special cases, the subsidiaries are required to cover their funding needs in their functional currency;

- Group financing: most of the Group’s bonds, after derivatives, are denominated in euros. From time to time, Orange SA issues bonds in markets other than euro markets (primarily the US dollar, pound sterling, Canadian dollar, Swiss franc and yen). If Orange SA does not have assets in these currencies, in most cases, the issues are translated into euros through cross currency swaps. The debt allocation by currency also depends on the level of interest rates and particularly on the interest rate differential relative to the euro.

Lastly, the Group economically hedges foreign exchange risk on its subordinated notes denominated in pounds sterling that are recorded in equity at their historical value (see Note 13.4), with cross currency swaps, for a notional amount of 1,250 million pounds sterling.

The table below shows the main exposures to foreign exchange fluctuations of the net financial debt in foreign currencies of Orange SA, excluding the hedging effects of the subordinated notes described above. Orange SA is the entity bearing the major foreign exchange risk, including internal operations which generate a net foreign exchange gain or loss in the consolidated accounts. It also shows the sensitivity of the entity to a 10% change in the foreign exchange rates of the currencies to which it is exposed.

(in millions of currency units)	Exposure in currency units (1)					Sensitivity analysis
	USD	GBP	PLN	CHF	Total translated	10% gain in euro	10% loss in euro
Orange SA	14	(2)	6	(1)	13	(1)	1
Total (euros)	12	(2)	1	(1)	11

(1)  Excluding FX hedge of subordinated notes denominated in pounds sterling.

Foreign exchange risk to assets

Due to its international presence, the Orange group’s statement of financial position is exposed to foreign exchange fluctuations, as these affect the translation of subsidiaries’ assets and equity interests denominated in foreign currencies. The currencies concerned are mainly the pound sterling, the zloty, the Egyptian pound, the US dollar and the Moroccan dirham.

To hedge its largest foreign asset exposures, Orange has issued debt in the relevant currencies.

(in millions of euros)	Contribution to consolidated net assets								Sensitivity analysis
	EUR	USD	GBP	PLN	EGP	MAD	Other curren- cies	Total	10% gain in euro	10% loss in euro
Assets excluding net debt (a) (1)	47,509	167	(20) (3)	3,661	852	915	3,701	56,785	(843)	1,031
Net debt by currency including derivatives (b) (2)	(22,338)	(7)	837 (4)	(1,550)	(256)	(389)	(140)	(23,843)	137	(167)
Net assets by currency (a) + (b)	25,171	160	817	2,111 (5)	596	526	3,561	32,942	(706)	863

(1) Net assets excluding net debt by currency do not include components of net financial debt.

(2) The net financial debt as defined by Orange group does not include Orange Bank activities for which this concept is not relevant (see Note 11.3).

(3) Of which BT shares for 814 million euros.

(4) Of which economic hedge of subordinated note denominated in pounds sterling for 1,250 million pounds sterling (equivalent 1,409 million euros).

(5)  Share of net assets attributable to owners of the parent company in zlotys amounts to 1,070 million euros.

Due to its international presence, the Orange group income statement is also exposed to risk arising from changes in foreign exchange rates due to the conversion, in the consolidated financial statements, of its foreign subsidiaries’ financial statements.

(in millions of euros)	Contribution to consolidated financial income statement								Sensitivity analysis
	EUR	USD	GBP	PLN	EGP	MAD	Other curren- cies	Total	10% gain in euro	10% loss in euro
Revenues	31,744	1,187	165	2,642	632	508	4,219	41,096	(850)	1,039
Reported EBITDA	9,828	(56)	(11)	666	182	159	1,234	12,002	(198)	242
Operating income	4,732	(222)	(8)	59	60	27	269	4,917	(17)	21
206[Back to contents]

12.3 Liquidity risk management

Diversification of sources of funding

Orange has diversified sources of funding:

- regular issues in the bond markets;

- occasional financing through loans from multilateral or development lending institutions;

- issues in the short-term securities markets under the NEU Commercial Paper program;

- on December 21, 2016, Orange entered into a 6 billion euro syndicated loan with 24 international banks in order to refinance the previous syndicated loan maturing in January 2018. The new loan, with an initial maturity in December 2021, includes two one-year extension options, exercisable by Orange and subject to the banks’ approval. In November 2017, Orange exercised the first option allowing it, after agreement of the lenders, to extend the initial maturity until December 2022.

Liquidity of investments

Orange invests its cash surplus in near-cash or in short-term fair value investments (negotiable debt securities, mutual funds or UCITS and term deposits). These investments give priority to minimizing the risk of loss on capital over performance.

Cash and cash equivalents were held mainly in France and other countries of the European Union that are not subject to restrictions on convertibility or exchange control.

Smoothing debt maturities

The policy followed by Orange is to apportion the maturities of debt evenly over the years to come.

The following table shows undiscounted future cash flows for each financial liability shown on the statement of financial position. The key assumptions used in this schedule are:

- amounts in foreign currencies are translated into euro at the year-end closing rate;

- future variable-rate interest is based on the last fixed coupon, unless a better estimate is available;

- TDIRA being necessarily redeemable in new shares, no redemption is taken into account in the maturity analysis. In addition, interest payable on the bonds is due over an undetermined period of time (see Note 11.4) therefore, only interest payable for the first period is included, since including interest payments for the other periods would not provide relevant information;

- the maturity dates of revolving credit facilities are the contractual maturity dates;

- the “Other items” (undated and non-cash items) reconcile, for financial liabilities not accounted for at fair value, the future cash flows and the balance in the statement of financial position.

(in millions of euros)	Note	December 31, 2017	2018	2019	2020	2021	2022	2023 and beyond	Other items (4)
TDIRA	11.4	1,234	7	-	-	-	-	-	1,227
Bonds	11.5	25,703	3,681	4,266	1,321	3,194	1,499	11,842	(100)
Bank loans and from development organizations and multilateral lending institutions	11.6	2,961	529	407	661	349	122	907	(14)
Finance lease liabilities	11.3	571	117	137	84	68	54	111	-
Cash collateral received	11.3	21	21	-	-	-	-	-	-
Neu Commercial Papers (1)	11.3	1,358	1,358	-	-	-	-	-	-
Bank overdrafts	11.3	193	193	-	-	-	-	-	-
Other financial liabilities	11.3	434	247	34	26	17	15	95	-
Derivatives (liabilities)	11.3	963	8	211	9	22	146	39	-
Derivatives (assets)	11.3	(234)	(2)	(73)	(2)	(139)	-	(83)	-
Other Comprehensive Income related to unmatured hedging instruments	11.3	(685)	-	-	-	-	-	-	-
Gross financial debt after derivatives		32,518	6,159	4,982	2,099	3,511	1,836	12,911	1,113
Trade payables		10,095	9,482	152	70	54	54	281	-
Total financial liabilities (including derivatives assets)		42,613	15,641 (3)	5,134	2,169	3,565	1,890	13,192	1,113
Future interests on financial liabilities (2)			2,115	1,081	921	777	621	6,298	-

(1) Negotiable European Commercial Papers (formerly called “commercial papers”).

(2) Mainly future interests on bonds for 10,721 million euros, on derivatives instruments for (1,053) million euros and on bank loans for 435 million euros.

(3) Amounts presented for 2018 correspond to notionals and accrued interests for 574 million euros.

(4)  Undated items: TDIRA notional. Non-cash items: amortized cost on TDIRA, bonds and bank loans, and discounting effect on long term trade payables.

The liquidity position is one of the indicators of financial position used by the Group. This aggregate, not defined by IFRS, may not be comparable to similarly entitled indicators used by other groups.

At December 31, 2017, the liquidity position of Orange’s telecom activities exceeded the repayment obligations of its gross financial debt in 2018.

207[Back to contents]

(in millions of euros)	Note	December 31, 2017
Cash	11.3	2,167 (1)
Cash equivalents	11.3	3,166
Investments at fair value	11.7	2,647
Available undrawn amount of credit facilities		6,085
Liquidity position		14,065

(1)  As at December 31, 2017, the amount does not take into account the effect of the escrowed amount of approximatively 346 million of euros in February 2018 related to the Digicel litigation (see Note 16.1).

At December 31, 2017, Orange telecom activities had access to credit facilities in the form of bilateral credit lines and syndicated credit lines. Most of these lines bear interest at floating rates.

(in millions of euros)	December 31, 2017
Orange SA	6,000
Orange Espagne	60
Orange Egypt	23
Other	2
Available undrawn amount of credit facilities	6,085

Any specific contingent commitments in respect of compliance with financial ratios are presented in Note 12.4.

Orange’s credit ratings

Orange’s credit rating is an additional performance indicator used to assess the Group’s financial policy and risk management policy and, in particular, its solvency and liquidity risk, and is not a substitute for an analysis carried out by investors. Rating agencies revise the ratings they assign on a regular basis. Any change in the rating could produce an impact on the cost of future financing or restrict access to liquidity.

In addition, a change in Orange’s credit rating will, for certain outstanding financing, affect the compensation paid to investors:

- one Orange SA bond (see Note 11.5) with an outstanding amount of 2.5 billion dollars maturing in 2031 (equivalent to 2.1 billion euros at December 31, 2016) is subject to a Step-up clause in the event that Orange’s rating changes. This clause was triggered in 2013 and early 2014: the coupon due in March 2014 was thus computed at a rate of 8.75% and since then, the bond bears interest at the rate of 9%;

- the margin of the syndicated credit line of 6 billion euros signed on December 21, 2016 might be modified in light of changes to Orange’s credit rating, upwards or downwards. As at December 31, 2017, the credit facility was not drawn.

Regarding the changes in Orange’s credit ratings in 2017, Japan Credit Rating revised the outlook on Orange’s long-term debt from Stable to Positive and maintained its long-term debt rating at A- on June 16, 2017.

Orange’s credit rating at December 31, 2017 was as follows:

	Standard & Poor’s	Moody’s	Fitch Ratings	Japan Credit Rating
Long-term debt	BBB+	Baa1	BBB+	A-
Outlook	Stable	Stable	Stable	Positive
Short-term debt	A2	P2	F2	Not applicable

12.4 Financial ratios

Main commitments with regard to financial ratios

Orange SA does not have any credit line or loan subject to specific covenant with regard to financial ratios.

Certain subsidiaries of Orange SA are committed to complying with certain financial ratios related to indicators defined in the contracts with the banks. The breach of these ratios constitutes an event of default that can lead to early repayment of the line of credit or loan concerned.

The main obligations are as follows:

- Orange Egypt: in respect of its 2011, 2012 and 2014 bank financing contracts, of which the total nominal amount as at December 31, 2017 is 3,839 million Egyptian pounds (180 million euros), Orange Egypt must comply with a “net senior debt to EBITDA” ratio;

- Médi Telecom: in respect of its 2012, 2014 and 2015 bank financing contracts, of which the total nominal amount as at December 31, 2017 is 4,320 million Moroccan Dirham (385 million euros), Médi Telecom must comply with the covenants relating to its “net financial debt” and “net equity”;

- Orange Côte d’Ivoire: in respect of its bank financing contracts signed in 2016 and 2017, of which the total notional amount at December 31, 2017 was 113 billion CFA francs and 101 million euros (for a total of 273 million euros), Orange Côte d’Ivoire must comply with a “net senior debt to EBITDA” ratio;

These ratios were complied with at December 31, 2017.

208[Back to contents]

Clauses related to instances of default or material adverse changes

Most of Orange’s financing agreements, including in particular the 6 billion euros syndicated credit facility set up on December 21, 2016, as well as bond issues, are not subject to early redemption obligations in the event of a material adverse change, or cross default provisions. Most of these contracts include cross acceleration provisions. Thus, the mere occurrence of events of default in other financing agreements would not automatically trigger an accelerated repayment under such contracts.

12.5 Credit risk and counterparty risk management

Financial instruments that could potentially expose Orange to concentration of counterparty risk consist primarily of trade receivables, cash and cash equivalents, investments and derivative financial instruments.

Orange considers that it has limited concentration in credit risk with respect to trade receivables due to its large and diverse customer base (residential, professional and large business customers) operating in numerous industries and located in many French regions and foreign countries. In addition, the maximum value of the counterparty risk on these financial assets is equal to their recognized net carrying value. An analysis of net trade receivables past due is provided in Note 4.3. For loans and other receivables, amounts past due but not provisioned are not material.

Orange is exposed to bank counterparty risk through its investments and derivatives. Therefore, it performs a strict selection based on the credit rating of public, financial or industrial institutions in which it invests or with which it enters into derivatives agreements:

-              for each counterparty selected, limits are based on each financial institution’s rating and equity, as well as on periodic analyses carried out by the Treasury Department. The maximum commitment is then determined (i) for investments, based on maximum limits, and (ii) for derivatives, based on the nominal amounts of interest rate and foreign exchange contracts outstanding, to which coefficients are applied that take into account the remaining duration of the operation and the type of transaction involved. Consumption limits are monitored and reported on a daily basis to the Group treasurer and the head of the trading room. These limits are adjusted regularly depending on credit events;

-              counterparties’ ratings are monitored;

- lastly, for derivatives, master agreements relating to financial instruments (French Banking Federation or International Swaps and Derivatives Association) are signed with all counterparties and provide for a net settlement of debts and receivables, in case of failure of one of the parties, as well as the calculation of a final balance to be received or paid. These agreements include a CSA (Credit Support Annex) cash collateral clause that can lead to either a deposit (collateral paid) or collection (collateral received), on a monthly, weekly or daily basis. These payment amounts correspond to the change in market value of all derivative instruments (or, for a few counterparties, derivatives with a maturity greater than three months). Therefore, regarding Orange SA, the non-performance risk exposure corresponds to a succession of exposures over a maximum of a one-month period until the derivatives term. This concerns the risk of an increase in the value of the portfolio, which can be modeled by a range of options such as the purchase of a one-month cap, in accordance with the portfolio characteristics (net nominal by counterparty, volatility, sensitivity). The non-performance risk is therefore this exposure multiplied by the probability of default until the derivative maturity and by the loss given default (by convention, 0.6 is the market position).

In addition, investments are negotiated with high-grade banks. Exceptionally, subsidiaries occasionally deal with counterparties with the highest ratings available locally.

Effect of mechanisms to offset exposure to credit risk
and counterparty risk of the derivatives

(in millions of euros)	December 31, 2017	December 31, 2016	December 31, 2015
Fair value of derivatives assets	234	960	1,684
Fair value of derivatives liabilities	(963)	(561)	(384)
Netting via Master Agreements (a)	(729)	399	1,300
Amount of cash collateral paid	695	77	94
Amount of cash collateral received	(21)	(541)	(1,447)
Netting via cash collateral (b)	674	(464)	(1,353)
Residual exposure to counterparty risk (a) + (b)	(55)	(65)	(53)

Changes in net cash collateral between 2016 and 2017 stem mainly from the weakening of the american dollar and the pound sterling against the euro.

The residual exposure to counterparty risk is mainly due to a time difference between the valuation of derivatives at the closing date and the date on which the cash collateral exchanges were made.

209[Back to contents]

Sensitivity analysis of cash collateral deposits to changes in market interest rates and exchange rates

A change in market rates (mainly euro) of +/-1% would affect the fair value of interest rate hedging derivatives as follows:

(in millions of euros)	Rate decrease of 1%	Rate increase of 1%
Change of fair value of derivatives	(1 407)	1 215
	Rate decrease of 1%	Rate increase of 1%
Amount of cash collateral received (paid)	1,407	(1 215)

A change in the euro exchange rate of 10% against currencies of hedged financing (mainly the pound sterling and the US dollar) would impact the fair value of foreign exchange derivatives as follows:

(in millions of euros)	10% loss in euro	10% gain in euro
Change of fair value of derivatives	1 778	(1 455)
	10% loss in euro	10% gain in euro
Amount of cash collateral received (paid)	(1 778)	1 455

12.6 Equity market risk

Orange SA had no options to purchase its own shares, no forward purchase of shares and at December 31, 2017 held 497,625 treasury shares. Orange SA owns subsidiaries listed on equity markets whose share value may be affected by general trends in these markets. In particular, the market value of these listed subsidiaries’ shares is one of the measurement variables used in impairment testing.

The mutual funds (UCITS) in which Orange invests for cash management purposes contain no equities.

Orange is also exposed to equity risk through certain retirement plan assets (see Note 6.2).

As at December 31, 2017, the Group’s only other material exposure to market risk on stock in publicly traded companies involved its ownership of 2.67% of the equity in BT (see Note 11.7).

12.7 Capital management

Orange SA is not subject to regulatory requirements related to equity (other than the usual standards applicable to any commercial company).

Like any company, Orange manages its financial resources (both equity and net financial debt) as part of a balanced financial policy, aiming to ensure flexible access to capital markets, including for the purpose of selectively investing in development projects, and to provide a return to shareholders.

In terms of net financial debt (see Note 11.3), this policy translates into liquidity management as described in Note 12.3 and a specific attention to credit ratings assigned by rating agencies.

This policy is also reflected, in some markets, by the presence of minority shareholders in the capital of subsidiaries controlled by Orange. This serves to limit the Group’s debt while providing a benefit from the presence of local shareholders.

210[Back to contents]

12.8 Fair value of financial assets and liabilities (excluding Orange Bank)

(in millions of euros)	Note	Classification under IAS 39 (1)	December 31, 2017
			Book value	Estimated fair value	Level 1 and cash	Level 2	Level 3
Trade receivables		L&R	5,184	5,184	-	5,184	-
Financial assets	11.7		4,960	4,960	1,014	3,744	202
Assets available for sale		AFS	1,067	1,067	865	-	202
Equity securities measured at fair value		FVR	146	146	-	146	-
Cash collateral paid		L&R	695	695	-	695	-
Investments at fair value		FVR	2,647	2,647	149	2,498	-
Other		L&R	405	405	-	405	-
Cash and cash equivalents	11.3		5,333	5,333	5,333	-	-
Cash equivalents		FVR	3,166	3,166	3,166	-	-
Cash		L&R	2,167	2,167	2,167	-	-
Trade payables		LAC	10,095	10,132	-	10,132	-
Financial liabilities	11.3		32,475	37,327	28,332	8,859	136
Financial debt		LAC	32,311	37,163	28,332	8,831	-
Bonds at fair value through profit or loss		FVR	28	28	-	28	-
Other		FVR	136	136	-	-	136
Derivatives, net amount (2)	11.8		729	729	-	729	-

(1) “AFS “ stands for “available for sale”, “L&R” stands for “loans and receivables”, “FVR” stands for “fair value through P&L”, “LAC” stands for “liabilities at amortized costs”.

(2)  IAS 39 classification for derivatives instruments depends on their hedging qualification.

The market value of the net financial debt carried by Orange was estimated at 28.7 billion euros as at December 31, 2017, for a carrying amount of 23.8 billion euros.

The table below provides an analysis of the change in level 3 market values for financial assets and liabilities measured at fair value in the statement of financial position.

(in millions of euros)	Assets available for sale	Assets at fair value through profit or loss, excluding derivatives	Financial liabilities at fair value through profit or loss, excluding derivatives	Net derivatives
Level 3 fair values at December 31, 2016	105	-	126	-
Gains (losses) taken to profit or loss	(2)	-	10	-
Gains (losses) taken to other comprehensive income	8	-	-	-
Acquisition (sale) of securities	51	-	-	-
Other	40	-	-	-
Level 3 fair values at December 31, 2017	202	-	136	-
211[Back to contents]

(in millions of euros)	Note	Classification under IAS 39	December 31, 2016
			Book value	Estimated fair value	Level 1 and cash	Level 2	Level 3
Trade receivables		L&R	4,964	4,964	-	4,964	-
Financial assets	11.7		4,002	4,002	1,748	2,149	105
Assets available for sale		AFS	1,878	1,878	1,748	25	105
Equity securities measured at fair value		FVR	80	80	-	80	-
Cash collateral paid		L&R	77	77	-	77	-
Investments at fair value		FVR	1,576	1,576	-	1,576	-
Other		L&R	391	391	-	391	-
Cash and cash equivalents	11.3		6,266	6,266	6,266	-	-
Cash equivalents		FVR	3,942	3,942	3,942	-	-
Cash		L&R	2,324	2,324	2,324	-	-
Trade payables		LAC	9,865	9,889	-	9,889	-
Financial liabilities	11.3		33,525	38,501	30,283	8,092	126
Financial debt		LAC	33,370	38,346	30,283	8,063	-
Bonds at fair value through profit or loss		FVR	29	29	-	29	-
Others		FVR	126	126	-	-	126
Derivatives, net amount	11.8		(399)	(399)	-	(399)	-

The market value of the net financial debt carried by Orange was estimated at 29.4 billion euros as at December 31, 2016, for a carrying amount of 24.4 billion euros.

(in millions of euros)	Note	Classification under IAS 39	December 31, 2015
			Book value	Estimated fair value	Level 1 and cash	Level 2	Level 3
Trade receivables		L&R	4,876	4,876	-	4,876	-
Financial assets	11.7		2,118	2,118	149	1,896	73
Assets available for sale		AFS	144	144	45	26	73
Equity securities measured at fair value		FVR	77	77	-	77	-
Cash collateral paid		L&R	94	94	-	94	-
Investments at fair value		FVR	1,231	1,231	104	1,127	-
Other		L&R	572	572	-	572	-
Cash and cash equivalents	11.3		4,469	4,469	4,469	-	-
Cash equivalents		FVR	2,281	2,281	2,281	-	-
Cash		L&R	2,188	2,188	2,188	-	-
Trade payables		LAC	9,959	10,002	-	10,002	-
Financial liabilities	11.3		34,064	37,735	28,973	8,741	21
Financial debt			34,014	37,685	28,973	8,712	-
Bonds at fair value through profit or loss		FVR	29	29	-	29	-
Others		FVR	21	21	-	-	21
Derivatives, net amount	11.8		(1,300)	(1,300)	-	(1,300)	-

The market value of the net financial debt carried by Orange was estimated at 30.2 billion euros as at December 31, 2015, for a carrying amount of 26.6 billion euros.

212[Back to contents]

Accounting policies

The financial assets and liabilities measured at fair value in the statement of financial position have been classified based on the three hierarchy levels:

-  level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can access at the measurement date;

-  level 2: inputs that are observable for the asset or liability, either directly or indirectly;

-  level 3: unobservable inputs for the asset or liability.

The fair value of assets available for sale (AFS) is the quoted price at year-end for listed securities and, for non-listed securities, uses a valuation technique determined according to the most appropriate financial criteria in each case (comparable transactions, multiples for comparable companies, shareholders’ agreement, discounted present value of future cash flows).

Concerning loans and receivables (L&R), the Group considers that the carrying amount of cash, trade receivables and various deposits provide a reasonable approximation of fair value, due to the high liquidity of these elements.

Among financial assets at fair value through profit or loss (FVR), with respect to very short-term investments such as deposits, certificates of deposit, commercial paper or negotiable debt securities, the Group considers that the nominal value of the investment and any related accrued interest represent a reasonable approximation of fair value. The fair value of mutual funds (UCITS) is the latest net asset value.

For financial liabilities at amortized cost (LAC), the fair value of financial liabilities is determined using:

-  the quoted price for listed instruments (a detailed analysis is performed in the case of a material decrease in liquidity to evidence whether the observed price corresponds to the fair value; otherwise the quoted price is adjusted);

-  the present value of estimated future cash flows, discounted using rates observed by the Group at the end of the period for other instruments. The results calculated using the internal valuation model are systematically benchmarked with the values provided by Bloomberg.

The Group considers the carrying value of trade payables and deposits received from customers to be a reasonable approximation of fair value, due to the high liquidity of these elements.

The fair value of long-term trade payables is the value of future cash flows discounted at the interest rates observed by the Group at the end of the period.

Financial liabilities at fair value through profit or loss (FVR) mainly concern firm or contingent commitments to purchase non-controlling interests. Their fair value is measured in accordance with the provisions of the contractual agreements. When the commitment is based on a fixed price, a discounted value is retained.

The fair value of derivatives, mostly traded over-the-counter, is determined using the present value of estimated future cash flows, discounted using the interest rates observed by the Group at the end of the period. The results calculated using the internal valuation model are consistently benchmarked with the values provided by bank counterparties and Bloomberg.

When there are no reliable market data which identify the probability of default, the CVA (Credit Value Adjustment) and the DVA (Debit Value Adjustment) are measured based on historical default charts and CDS (Credit Default Swap) trends. Counterparty credit risk and the Group’s own specific default risk are also continuously monitored based on the monitoring of debt security credit spreads on the secondary market and other market information. Given the implementation of collateralization, and based on counterparty policies and the management of indebtedness and liquidity risk described in Note 12, CVA and DVA estimates are not material compared to the measurement of the related financial instruments.

213[Back to contents]

Note 13 Shareholders’ equity

At December 31, 2017, Orange SA’s share capital, based on the number of issued shares at this date, amounted to 10,640,226,396 euros, divided into 2,660,056,599 ordinary shares with a par value of 4 euros each.

At December 31, 2017, the French State owned 22.95% of Orange SA’s share capital and 29.18% of voting rights either directly or indirectly in concert with Bpifrance Participations. At that same date, under their Group savings plan or in registered form, the Group’s employees owned 5.39% of the share capital and 8.80% of voting rights.

13.1 Changes in share capital

No new shares were issued during the 2017 year.

13.2 Treasury shares

As authorized by the Shareholders’ Meeting of June 1, 2017, the Board of Directors instituted a new share Buyback program (the 2017 Buyback Program) and canceled the 2016 Buyback Program, with immediate effect. The 2017 Buyback Program is described in the Registration Document filed with the French Financial Markets Authority (Autorité des marchés financiers - AMF) on April 6, 2017.

The only shares bought back by Orange during the year were part of the liquidity contract.

At December 31, 2017, the Company held 497,625 treasury shares (including 476,000 shares in connection with the liquidity contract), compared with 22,423 at December 31, 2016 (including no shares in connection with the liquidity contract) and 27,663 at December 31, 2015 (including no shares in connection with the liquidity contract).

Accounting policies

Treasury shares are recorded as a deduction from equity, at acquisition cost. Gains and losses arising from the sale of treasury shares are recognized in consolidated reserves, net of tax.

13.3 Dividends

Full Year	Approved by	Description	Dividend per share (in euro)	Payout date	How paid	Total (in millions of euros)
2017	Board of Directors Meeting on July 26, 2017	2017 interim dividend	0.25	December 7, 2017	Cash	665
	Shareholders’ Meeting on June 1, 2017	Balance for 2016	0.40	June 14, 2017	Cash	1,064
Total dividends paid in 2017 1,729
2016	Board of Directors Meeting on July 25, 2016	2016 interim dividend	0.20	December 7, 2016	Cash	532
	Shareholders’ Meeting on June 7, 2016	Balance for 2015	0.40	June 23, 2016	Cash	1,064
Total dividends paid in 2016 1,596
2015	Board of Directors Meeting on July 27, 2015	2015 interim dividend	0.20	December 9, 2015	Cash	530
	Shareholders’ Meeting on May 27, 2015	Balance for 2014	0.40	June 10, 2015	Cash	1,059
Total dividends paid in 2015 1,589
2014	Board of Directors Meeting on July 28, 2014	2014 interim dividend	0.20	December 9, 2014	Cash	529
	Shareholders’ Meeting on May 27, 2014	Balance for 2013	0.50	June 5, 2014	Cash	1,317
Total dividends paid in 2014 1,846

The amount available to provide a return to shareholders in the form of dividends, is calculated on the basis of the total net income and retained earnings, under French GAAP, of the entity Orange SA, the parent company.

214[Back to contents]

13.4 Subordinated notes

On February 7, 2014, as part of its EMTN program, Orange SA issued the equivalent of 2.8 billion euros of deeply subordinated notes denominated in euros and pounds sterling in three tranches: 1 billion euros with a fixed-rate coupon of 4.25%, 1 billion euros with a fixed-rate coupon of 5.25% and 650 million pounds with a fixed-rate coupon of 5.875%. A reset of interest rates at market conditions is provided for contractually on each call option exercise date.

Orange has a call option on each of these tranches respectively after February 7, 2020, February 7, 2024, and February 7, 2022 and upon the occurrence of certain contractually defined events.

Step-up clauses involve coupon adjustments of 0.25% in 2025 and an additional 0.75% in 2040 for the first tranche; of 0.25% in 2024 and an additional 0.75% in 2044 for the second tranche and of 0.25% in 2027 and an additional 0.75% in 2042 for the third tranche.

On October 1, 2014, under its EMTN program, Orange SA issued the equivalent of 3 billion euros of deeply subordinated notes denominated in euros and pounds sterling in three tranches: 1 billion euros with a fixed-rate coupon of 4%, 1.25 billion euros with a fixed-rate coupon of 5% and 600 million pounds with a fixed-rate coupon of 5.75%. A reset of interest rates at market conditions is provided for contractually on each call option exercise date.

Both issues were the subject of a prospectus certified by the AMF under visas no. 14-036 and 14-525.

Orange has a call option on each of these tranches respectively after October 1, 2021, October 1, 2026, and April 1, 2023 and upon the occurrence of certain contractually defined events.

Step-up clauses involve coupon adjustments of 0.25% in 2026 and an additional 0.75% in 2041 for the first tranche; of 0.25% in 2026 and an additional 0.75% in 2046 for the second tranche and of 0.25% in 2028 and an additional 0.75% in 2043 for the third tranche.

These notes, listed on Euronext Paris, are lowest ranking subordinated notes (senior compared to ordinary shares): the holders will only be remunerated (whether for the nominal, interest or any other amount) after all other creditors, including holders of participating loans and securities, simply subordinated or not, representing a claim on Orange.

At each interest payment date, settlement may be either paid or deferred, at the option of the issuer. Deferred coupons are capitalized and become due and payable in full under certain circumstances defined contractually and under the control of Orange.

Under the Group understanding, some rating agencies assign an “equity” component from 0 to 50% to these instruments.

Under IFRS, these instruments are recognized at their historical value. The tranches denominated in pounds sterling were recognized at the ECB fix rate on the issue date (0.8314 for the issue of February 7, 2014 and 0.7782 for the issue of October 1, 2014) and will not be re-measured through the life of the note. Coupons impact equity five working days before the annual date of payment (February 7 for the three tranches of the first issue, October 1 for the two euro tranches of the second issue and April 1 for the pound sterling tranche of the second issue), unless Orange exercises its right to defer their payment.

Since their issuance (including early February 2018), Orange has not exercised its right to defer the coupons related to the subordinated notes.

The note holders received the payments shown in the following table:

	Paid coupons (in millions of currency)	Paid coupons (in millions of euros)
1,000 MEUR issued as of February 1, 2014 with a fixed-rate coupon of 4.25%	42	42
1,000 MEUR issued as of February 1, 2014 with a fixed-rate coupon of 5.25%	52	52
650 MGBP issued as of February 1, 2014 with a fixed-rate coupon of 5.875%	38	45
1,000 MEUR issued as of October 1, 2014 with a fixed-rate coupon of 4%	40	40
1,250 MEUR issued as of October 1, 2014 with a fixed-rate coupon of 5%	63	63
600 MGBP issued as of October 1, 2014 with a fixed-rate coupon of 5.75% (1)	35	40
Total coupons paid to the holders in 2017		282
1,000 MEUR issued as of February 1, 2014 with a fixed-rate coupon of 4.25%	42	42
1,000 MEUR issued as of February 1, 2014 with a fixed-rate coupon of 5.25%	52	52
650 MGBP issued as of February 1, 2014 with a fixed-rate coupon of 5.875%	38	50
1,000 MEUR issued as of October 1, 2014 with a fixed-rate coupon of 4%	40	40
1,250 MEUR issued as of October 1, 2014 with a fixed-rate coupon of 5%	63	63
600 MGBP issued as of October 1, 2014 with a fixed-rate coupon of 5.75% (1)	35	44
Total coupons paid to the holders in 2016		291
1,000 MEUR issued as of February 1, 2014 with a fixed-rate coupon of 4.25%	42	42
1,000 MEUR issued as of February 1, 2014 with a fixed-rate coupon of 5.25%	53	53
650 MGBP issued as of February 1, 2014 with a fixed-rate coupon of 5.875%	38	51
1,000 MEUR issued as of October 1, 2014 with a fixed-rate coupon of 4%	40	40
1,250 MEUR issued as of October 1, 2014 with a fixed-rate coupon of 5%	63	63
600 MGBP issued as of October 1, 2014 with a fixed-rate coupon of 5.75% (1)	17	23
Total coupons paid to the holders in 2015		272

(1)  Coupons payment date as of April 1.

The tax effect of the conversion of subordinated notes whose face value is denominated in pounds sterling was (23) million euros for the period. This effect is shown at “Other movements” in the consolidated statements changes in shareholders’ equity.

215[Back to contents]

Accounting policies

Subordinated notes

The Group issued subordinated notes in several tranches.

These instruments have no maturity and the coupon’s settlement could be deferred at the option of the issuer. They are booked in equity.

As equity instruments are recognized at historical value, the tranche denominated in foreign currency is never re-measured. Where appropriate, a translation adjustment impact will be booked in equity at the exercise date of any purchase option.

The holders’ payment is directly booked in equity at the date of the decision to pay the coupons.

The tax effect relating to the payment is accounted for as net income and the one relating to the remeasurement of the foreign exchange portion is accounted for as equity.

Equity component of perpetual bonds redeemable for shares (TDIRA) (see Note 11.4)

The equity component is determined as the difference between the fair value of the instrument taken as a whole and the fair value of the debt component. Thus, the equity component determined and recognized at inception is not subsequently re-measured and remains in equity, even when the instrument is extinguished.

13.5 Translation adjustment

(in millions of euros)	2017	2016	2015
Gain (loss) recognized in other comprehensive income during the period	(188)	(214)	77
Reclassification to net income for the period	8	(13)	(0)
Total translation adjustment for continuing operations	(180)	(227)	77
Reclassification to the net income for the period (1)	-	(836)	-
Total translation adjustment for discontinued operations	-	(836)	-

(1)  Related to EE.

(in millions of euros)	December 31, 2017	December 31, 2016	December 31, 2015
Polish zloty	846	737	827
Egyptian pound	(545)	(509)	(334)
Slovak koruna	220	220	220
Pound sterling	15	9	850
Moldovan leu	(70)	(75)	(79)
Sierra leonean leone	(78)	(39)	-
Other	(130)	95	17
Total translation adjustment	258	438	1,501
o/w share attributable to the owners of the parent company	28	163	1,212
o/w share attributable to non-controlling interests	230	275	289

The translation adjustment of EE is presented in the line pound sterling for 836 million euros at the end of 2015. This translation adjustment was reclassified in net income upon the actual disposal of EE in 2016.

216[Back to contents]

Accounting policies

The functional currency of foreign operations located outside the euro area is usually the local currency, unless the major cash flows are made with reference to another currency (such as the Orange entities in Romania - euros and in the Democratic Republic of the Congo - US dollars).

The financial statements of foreign operations whose functional currency is neither the euro nor the currency of a hyper-inflationary economy are translated into euros (the Group’s presentation currency) as follows:

-  assets and liabilities are translated at the year-end rate;

-  items in the income statement are translated at the average rate for the year;

-  the translation adjustment resulting from the use of these different rates is included in other comprehensive income.

The translation adjustments are reclassified to profit or loss when the entity disposes or partially disposes (loss of control, loss of joint control, loss of significant influence) of its interest in a foreign operation through the sale, liquidation, repayment of capital or abandon of all, or part of, that activity. The reduction in the carrying amount of a foreign operation, either because of its own losses or because of the recognition of an impairment loss, does not lead to a reclassification to profit or loss of the accumulated translation adjustment.

Recycling of translation adjustment is presented in the consolidated income statement within:

-  consolidated net income of discontinued operations, when a line of business or major geographical area is disposed of;

-  gains (losses) on disposal of investments and activities, when other businesses are disposed of;

-  reclassification of translation adjustment from liquidated entities, in the event of the liquidation or abandonment of an activity without disposal.

13.6 Non-controlling interests

(in millions of euros)	2017	2016	2015
Credit part of net income attributable to non-controlling interests (a)	280	335	317
o/w Sonatel group	203	217	212
o/w Orange Belgium group	20	35	35
o/w Côte d’Ivoire subgroup	28	20	20
o/w Jordan Telecom group	15	9	6
o/w Orange Bank	-	30	-
o/w Orange Polska group	-	11	34
Debit part of net income attributable to non-controlling interests (b)	(43)	(7)	(11)
o/w Orange Bank	(33)	-	-
o/w Orange Polska group	(5)	-	-
Total part of net income attributable to non-controlling interests (a) + (b)	237	328	306
Credit part of comprehensive income attributable to non-controlling interests (a)	246	319	354
o/w Sonatel group	180	200	222
o/w Orange Belgium group	19	35	35
o/w Côte d’Ivoire subgroup	24	21	20
o/w Orange Bank	-	28	-
o/w Jordan Telecom group	-	14	30
o/w Orange Polska group	17	-	29
Debit part of comprehensive income attributable to non-controlling interests (b)	(56)	(7)	(21)
o/w Orange Bank	(32)	-	-
o/w Jordan Telecom group	(7)	-	-
o/w Orange Polska group	-	(3)	-
Total part of comprehensive income attributable to non-controlling interests (a) + (b)	190	312	333
(in millions of euros)	2017	2016	2015
Dividends paid to minority shareholders	234	259	304
o/w Sonatel group	185	186	176
o/w Orange Belgium group	14	-	-
o/w Médi Telecom	16	15	-
o/w Orange Polska group	-	37	79
o/w Jordan Telecom group	11	10	26
217[Back to contents]

(in millions of euros)	December 31, 2017	December 31, 2016	December 31, 2015
Credit part of equity attributable to non-controlling interests (a)	2,459	2,491	2,375
o/w Orange Polska group	923	906	941
o/w Sonatel group	731	735	649
o/w Orange Belgium group	252	247	212
o/w Jordan Telecom group	156	175	210
o/w Médi Telecom	143	157	183
Debit part of equity attributable to non-controlling interests (b)	(5)	(5)	(15)
Total equity attributable to non-controlling interests (a) + (b)	2,454	2,486	2,360

Accounting policies

Commitments to purchase non-controlling interests (put options)

When the Group grants firm or contingent commitments to purchase non-controlling interests, the carrying amount of non-controlling interests is reclassified to financial debt.

When the amount of the commitment exceeds the amount of the non-controlling interests, the difference is recorded as a reduction in equity attributable to the owners of the parent company. Financial debt is re-measured at the end of each reporting period in accordance with the contractual arrangement (at fair value or at present value if fixed price) and, in the absence of any guidance provided by IFRS, against finance income or expense.

Non-controlling interests that are debtors

Total comprehensive income of a subsidiary is attributed to the owners of the parent company and to the non-controlling interests. In accordance with IFRS 10, this can result in the non-controlling interests having a deficit balance.

Transactions with owners

Each transaction with non-controlling interests of an entity controlled by the Group, when not resulting in a loss of control, is accounted for as an equity transaction with no effect on the total comprehensive income.

13.7 Earnings per share

(in millions of euros)	2017	2016	2015
Net income of continuing operations	2,114	1,010	2,510
Effect of subordinated notes	(267)	(287)	(292)
Non-controlling interests	(237)	(328)	(306)
Net income of continuing operations used for calculating basic earnings per share (a)	1,610	395	1,912
Impact of dilutive instruments:
TDIRA	33	-	33
Net income of continuing operations used for calculating diluted earnings per share (b)	1,643	395	1,945
Net income of continuing operations
- basic	0.61	0.15	0.72
- diluted	0.61	0.15	0.72

(in millions of euros)	2017	2016	2015
Net income of discontinued operations used for calculating basic and diluted earnings per share (c)	29	2,253	448
Net income of discontinued operations
- basic	0.01	0.85	0.17
- diluted	0.01	0.85	0.17

218[Back to contents]

(in millions of euros)	2017	2016	2015
Net income used for calculating basic earnings per share (a) + (c)	1,639	2,648	2,360
Net income used for calculating diluted earnings per share (b) + (c)	1,672	2,648	2,393
Net income
- basic	0.62	1.00	0.89
- diluted	0.62	1.00	0.89

(number of shares)	December 31, 2017	December 31, 2016	December 31, 2015
Weighted average number of ordinary shares outstanding - basic	2,659,421,767	2,654,045,007	2,648,620,953
Impact of dilutive instruments:
TDIRA	52,079,350	-	52,079,350
Weighted average number of shares outstanding - diluted	2,711,501,117	2,654,045,007	2,700,700,303

The TDIRAs were not included in the calculation of net diluted earnings per share as at December 31, 2016 since they were not dilutive.

The stock option plans granted to employees are expired at December 31, 2017 (Note 6.3).

At December 31, 2016 and 2015, stock options were not included in the calculation of diluted earnings per share, as they were out of the money.

Accounting policies

Earnings per share

The Group discloses both basic earnings per share and diluted earnings per share for continuing operations and discontinued operations:

-  basic earnings per share are calculated by dividing net income for the year attributable to the equity holders of the Group, after deduction of the interests of subordinated notes net of tax, by the weighted average number of ordinary shares outstanding during the period;

-  diluted earnings per share are calculated based on the same net income, adjusted for the finance cost of dilutive debt instruments, net of the related tax effect. The number of shares used to calculate diluted earnings per share takes into account the conversion into ordinary shares of potentially dilutive instruments outstanding during the period. These instruments are considered to be dilutive when they have the effect of reducing earnings per share of continuing operations.

When basic earnings per share are negative, diluted earnings per share are identical to basic earnings per share. In the event of an issuance of shares at a price lower than the market price, and in order to ensure comparability of the reporting period shown, the weighted average numbers of shares outstanding from current and previous periods are adjusted. Treasury shares owned, which deducted from the consolidated equity, do not enter into the calculation of earnings per share.

219[Back to contents]

Note 14 Unrecognized contractual commitments
(excluding Orange Bank)

At December 31, 2017, Orange is not aware of having entered into any commitment involving entities controlled by the Group, that may have a material effect on its current or future financial position, other than the commitments described in this Note.

14.1 Operating activities commitments

(in millions of euros)	Total	Less than one year	From one to five years	More than five years
Operating activities commitments	17,358	4,953	7,763	4,642
Operating leases commitments	6,047	952	2,521	2,574
Handsets purchase commitments	2,889	1,526	1,363	-
Transmission capacity purchase commitments	911	284	441	186
Other goods and services purchase commitments	3,445	1,161	1,767	517
Investment commitments	794	566	169	59
Public initiative networks commitments	2,101	193	1,026	882
Guarantees granted to third parties in the ordinary course of business	1,171	271	476	424

Operating leases

Information about commitments related to operational activities, in particular regarding operating leases, is provided pursuant to currently applicable standards and interpretations. The first application of IFRS 16 as of January 1, 2019 might cause the Group to provide different information, both about the applicability of lease commitments and about their measurement (see Note 2.3).

Operating lease commitments mainly include property lease commitments. The other leases are leases relating to general expenses (equipment, vehicles and other assets). Future finance lease payments are shown in Note 12.3.

(in millions of euros)	Discounted value of future lease payments	Minimum future lease payments
Property lease commitments	4,697	5,920
o/w technical activities	2,963	3,797
o/w shops/offices activities	1,734	2,123

Maturities are set forth below:

(in millions of euros)	Minimum future lease payments	Less than one year	1-2 years	2-3 years	3-4 years	4-5 years	More than five years
Property lease commitments	5,920	890	750	646	572	489	2,573

The Group may choose whether or not to renew these leases upon expiration or replace them by other leases with renegotiated terms and conditions. For some of them, a provision for onerous contracts has been booked (see Note 5.3).

The operating lease commitments correspond to the outstanding minimum future lease payments until the normal date of renewal of the leases or the earliest possible notice date. After periodic revaluation of the leases, these amounts are discounted. The discount rate corresponds to the weighted average cost of the Group bond debt.

Operating lease commitments in regard to open-ended leases are not material at the Group level.

The property lease commitments in France and Spain represent respectively 59% and 10% of the total property lease commitments.

Handset purchase commitments

Following the signing of new handset purchase contracts during the first half of 2017, total handset purchase commitments amounted to 2,889 million euros at December 31, 2017 and are spread over two years.

Transmission capacity purchase commitments

Transmission capacity purchase commitments as at December 31, 2017 represented 911 million euros. These included 341 million euros for the provision of satellite transmission capacity (comprising contracts with different commitment maturities up to 2023).

Other goods and services purchase commitments

The Group’s other goods and services purchase commitments are primarily related to the network and the purchase of content.

At December 31, 2017, these commitments included:

-              “Tower Co” (site management) contracts in Africa: these commitments amounted to 517 million euros;

-the network maintenance for 301 million euros;

-              the maintenance of submarine cables for which Orange has joint ownership or user rights, for an overall amount of 190 million euros;

- the purchase of broadcasting rights for 1,232 million euros, including 331 million euros related to the broadcasting rights of the Spanish professional football league.

220[Back to contents]

Investment commitments

At the end of December 2017, investment commitments amounted to 794 million euros.

In addition to these commitments, which are expressed in monetary terms, the Group made certain commitments to various administrative authorities such as ensuring certain coverage of the population by its network and a certain service quality level. These commitments, which have been undertaken primarily as part of license award processes, will require investment expenditure in future years to roll out and enhance the networks. They are not shown in the table above if they have not been expressed in monetary terms, which is usually the case. The Group has accordingly agreed to meet the following conditions:

- on January 14, 2018, the Orange group and other French telecom operators reached an agreement with the French government aimed at ensuring the French people had access to “high-speed broadband” (higher than 8 Mbit/s), providing the network’s whole territory with “very high-speed broadband” by 2022 (higher than 30 Mbit/s), and fully expanding “quality” mobile coverage by 2020. In parallel, the Government agreed to early deliver new spectrum usage authorizations for the period 2021-2030 and to exempt operators for five years of the one-time tax on network businesses (French acronym: IFER) for radio stations installed before December 31, 2022. In return, the French telecom operators jointly agreed to speed up their capital improvements:

-  on the mobile network, Orange set a goal of “good” coverage at 99.6% of the population by 2024,

-  on the fixed network, the Group has agreed to offer access to fiber in all moderately dense areas that it covers by 2021.

These new commitments do not mitigate the results of impairment tests performed by the Group as at December 31, 2017;

- in 2015, in France, when the frequencies in the 700 MHz band were allocated:

-  coverage obligations in “priority deployment areas” (40% of the country within 5 years, 92% within 12 years and 97.7% within 15 years) and in areas not yet covered by a broadband network (100% within 12 years), at the level of priority main roads (100% within 15 years) and at the level of the national rail network (60% within 7 years, 80% within 12 years and 90% within 15 years);

- in 2011, in France, when the frequencies in the 2.6 GHz and 800 MHz bands were allocated:

-  an optional commitment to host Mobile Virtual Network Operators (MVNOs) on certain technical and pricing terms under Full MVNO schemes,

-  an obligation to provide mobile coverage with theoretical maximum download speeds of at least 60 Mbps per user (25% of the country within 4 years and 75% within 12 years for the 2.6 GHz band, 98% of the country within 12 years and 99.6% within 15 years for the 800 MHz band), which can be met by using both the allocated frequencies and other frequencies,

-  for the 800 MHz band, specifically: a coverage obligation in priority areas (40% of the country within 5 years, 90% within 10 years) with no obligation to provide roaming services, a coverage obligation in each department (90% within 12 years, 95% within 15 years) and an obligation to pool resources in communities covered by the “white area” program;

- in 2012, in Romania, when the frequencies in the bands from 800 MHz to 2.6 GHz were allocated:

-  an obligation to provide mobile coverage of at least 95% of the population within 225 of 732 localities with mobile communication services in UMTS or LTE technologies, for the 800 MHz and 900 MHz bands,

-  an obligation to provide voice services coverage of at least 98% of the population of lightly inhabited areas, for 900 MHz and 1.8 GHz bands,

-  an obligation to provide IP service coverage in at least 60% of lightly inhabited areas,

-  an obligation to provide mobile IP access coverage to 30% of the population by April 5, 2019,f or 1.8 GHz and 2.6 GHz bands;

- in 2016, in Senegal, when the 4G license was awarded and the license for mobile 2G and 3G was renewed:

-  a coverage obligation of 90% of the population in 3 years,

-  an obligation to cover in 5 years all territory in the inhabited border areas of Senegal whose number of inhabitants is equal to or greater than 200,

-  a coverage obligation on national roads and highways in 2 years;

- in 2016, in Egypt, when the 4G license was granted:

-  an obligation to provide 4G coverage of 11% of the population in one year, 42.5% in four years, 69.5% in six years and 70% within ten years.

Non-compliance with these obligations could result in fines and other sanctions ultimately including the withdrawal of licenses awarded. Management believes that the Group has the ability to fulfill these commitments towards government authorities.

Public Initiative Networks commitments

As part of the deployment of the high and very high speed network in France, the Group entered into contracts via Public Initiative Networks (mainly public service delegation and public-private partnerships contracts). The commitments under these network construction, concession and operation contracts amounted to 2,101 million euros at December 31, 2017 (including 1,235 million euros in new contracts entered into during the period). These have staggered durations until 2043 and will gradually, as they are carried out, account for 1,683 million euros in intangible assets and 418 million euros in financial receivables.

Guarantees granted to third parties in the ordinary course of business

Commitments made by the Group to third parties in the ordinary course of business represented 1,171 million euros as at December 31, 2017. They included performance guarantees amounting to 499 million euros granted to certain Enterprise customers, in particular as part of the securing of networks and remote access.

The amount of guarantees granted by the Group to third parties (financial institutions, partners, customers and government agencies) to cover the performance of the contractual obligations of non-consolidated entities is not significant. Guarantees granted by the Group to cover the performance of the contractual obligations of the consolidated subsidiaries are not considered as unrecognized contractual commitments, as they would not increase the Group’s commitments in comparison to the underlying obligations of the consolidated subsidiaries.

14.2 Consolidation scope commitments

Asset and liability warranties granted in relation to disposals

Under the terms of agreements between certain Group companies and the acquirers of certain assets, the Group is subject to warranty clauses relating to assets and liabilities. Nearly all material sale agreements provide for ceilings on these warranties.

221[Back to contents]

At December 31, 2017 the main warranties in effect were the following:

- non-limited warranties granted to the EE joint venture at the time of the transfer of the United Kingdom operations, related to the restructuring of interests and assets carried out prior to the asset transfer and expiring in 2022.

Moreover, as part of the merger of Orange and Deutsche Telekom operations in the United Kingdom, Orange counter-guaranteed up to 50% of the guarantee, capped at 750 million pounds sterling (845 million euros at December 31, 2017), granted by Deutsche Telekom to Hutchison 3G (H3G) in December 2007 to cover investment commitments made by its subsidiary T-Mobile UK towards the joint venture created with H3G as part of a 3G network sharing agreement (meaning a guarantee capped at 375 million pounds sterling, or 423 million euros for Orange). As a result of the sale of EE to BT Group Plc (BT), BT is meant to replace Deutsche Telekom in respect of the main guarantee granted to H3G, in which case Orange will be released from its obligations under its counter-guarantee. Meanwhile, BT has counter-guaranteed the commitments granted by Deutsche Telekom to H3G, and Deutsche Telekom has committed to call the Orange counter-guarantee only in the event of non-payment by BT under its counter-guarantee.

- a warranty given to BT as part of the EE sale, backed 50/50 by Orange group and Deutsche Telekom as tax and operating warranties, except for events ascribable solely to one or the other, and capped at the contractually fixed sale price of 5.1 billion pounds sterling (5.8 billion euros converted at the exchange rate on December 31, 2017) as Orange’s share, which will expire in 2023. Information on the final terms of EE’s disposal is presented in Note 3.2;

- tax-related warranties, capped at 400 million euros, granted to Deutsche Telekom as part of the disposal of the Group’s mobile and Internet operations in the Netherlands in 2007. This warranty will expire at the end of the statutory limitation period, in 2019;

- standard warranties capped at 142 million dollars (119 million euros) granted by the Group as part of the Orange Dominicana disposal in 2014, which will expire in 2018;

- standard warranties granted to Vivendi as part of the disposal of its 90% stake in Dailymotion in 2015 and the remaining 10% in 2017. These warranties will expire at the end of the statutory limitation period;

- miscellaneous standard warranties granted to buyers of real estate sold by the Group.

Orange believes that the risk of these warranties being enforced is remote and that the potential consequences of their being called are not material with respect to the Group’s results and financial position.

Commitments relating to securities

Under the terms of agreements with third parties, Orange can make or receive commitments to purchase or to sell securities. The on-going commitments at December 31, 2017 are not likely to have material impacts on the Group’s financial position.

Orange Tunisie

Under the terms of the shareholders’ agreement with Investec dated May 20, 2009, Orange has a call option giving it the right to purchase at market value 1% of the share capital of Orange Tunisie plus one share, subject to regulatory authorizations. If this option was exercised, Orange would take control of Orange Tunisie. Investec would then have the right to sell to Orange 15% of the share capital of Orange Tunisie at market value.

Korek Telecom

In November 2014, in accordance with the terms of the shareholders’ agreement dated March 10, 2011, the joint venture formed between Agility and Orange (which own respectively 54% and 46% of its capital) notified to its Iraqi co-shareholder the exercise of a call option to acquire 7% of the equity of the Iraqi operator Korek Telecom, which would result in an increase of its interest from 44% to 51%. Orange must finance a percentage of this acquisition equal to its share in the joint venture. However, the Iraqi co-shareholder notified its objection to the exercise of the call option, which is subject to a dispute resolution procedure. In the event of the effective transfer of the shares, Orange will still hold an indirect minority interest in Korek Telecom.

In addition, on July 2, 2014, the Iraqi regulatory agency (CMC) required Korek Telecom to cancel the partnership of Marche 2011 between Korek and Orange/Agility and that Korek re-establish the shareholder structure existing before the execution of the partner--ship agreements. On January 25, 2016, the Administrative Court dismissed for lack of jurisdiction the appeal made by Korek against the CMC’s decision. On February 21, 2016, Korek filed an appeal with the Administrative Court of Appeal of Baghdad.

Orange Bank

In accordance with the shareholders’ agreement signed on October 4, 2016:

- Orange gave a put option to Groupama on 20% of the equity in Orange Bank, recognized as a financial liability and exercisable at fair value within three months of October 4, 2023 and thereafter in three-month periods every other year;

- Groupama gave a call option to Orange on the remainder of its equity interest in Orange Bank, exercisable at fair value after the exercise of its put option.

14.3 Financing commitments

The Group’s main commitments related to borrowings are set out in Note 12.

Orange has pledged certain investment securities and other assets to financial institutions or used them as collateral to cover bank borrowings and credit lines.

Guarantees granted to some lending institutions to finance consolidated subsidiaries are not set out below.

222[Back to contents]

Assets covered by commitments

The items presented below do not include the impact of the regulation on the transferability of the assets or the possibility of contractual restrictions in network asset sharing agreements.

At December 31, 2017 Orange has no material pledge on its subsidiaries’ securities.

(in millions of euros)	December 31, 2017	December 31, 2016	December 31, 2015
Assets held under finance leases	528	552	545
Non-current pledged or mortgaged assets (1)	107	121	259
Collateralized current assets	19	27	46
Total	654	700	850

(1)  Non-current pledged or mortgaged assets are shown excluding cash collateral deposits, which are presented in Note 11.7.

Non-current pledged or mortgaged assets comprise the following assets given as guarantees:

(in millions of euros)	December 31, 2017
	Total in statement of financial position (a)	Amount of asset pledged or mortgaged (b)	Percentage (a)/(b)
Intangibles assets, net (excluding goodwill)	14,339	107	1%
Property, plant and equipment, net	26,665	-	-
Non-current financial assets	3,711	-	-
Other (1)	29,320	-	-
Total	74,035	107	0%

(1)  This item mainly includes net goodwill, interests in associates, net deferred tax assets and non-current derivatives assets.

Note 15 Activities of Orange Bank

15.1 Financial assets and liabilities of Orange Bank

The financial statements of Orange Bank were put into the format of Orange group’s consolidated financial statements and differ from a presentation that complies with the banking format.

In order to improve the readiness of financial statements and to be able to distinguish the performance of telecom activities from the performance of Orange Bank, the notes related to financial assets and liabilities as well as financial income or expenses are split to respect these two business areas.

Note 11 presents the assets, liabilities and related gains and losses specific to telecom activities and Note 15 concerns the activities of Orange Bank with regard to its assets and liabilities, with net financial income being not material.

The following table reconciles (i) the assets and liabilities for each of these two areas (intra-group transactions between telecom activities and Orange Bank are not eliminated) with (ii) the consolidated statement of financial position at December 31, 2017.

(in millions of euros)	Orange consolidated financial statements	o/w telecom activities	Note	o/w Orange Bank	Note	o/w eliminations telecom activities/ bank
Non-current financial assets	3,711	2,274	11.7	1,464	15.1.2	(27) (1)
Non-current derivatives, assets	213	200	11.8	13	15.1.4	-
Current loans and receivables of Orange Bank	3,096	-		3,096	15.1.1	-
Current financial assets	2,865	2,686	11.7	331	15.1.2	(152) (2)
Current derivatives, assets	34	34	11.8	-		-
Cash and cash equivalents	5,810	5,333		477		-
Non-current financial liabilities	26,293	26,293	11.3	27		(27) (1)
Non-current derivatives, liabilities	1,002	929	11.8	73	15.1.4	-
Current debts related to Orange Bank operations	4,660	-		4,660	15.1.3	-
Current financial liabilities	6,311	6,182	11.3	281	15.2.1	(152) (2)
Current derivatives, liabilities	34	34	11.8	-		-

(1) Loan granted by Orange SA to Orange Bank.

(2)  Loan granted by Orange Bank to Orange SA within the framework of the Repurchase agreement of OATs securities between Orange SA and Orange Bank.

223[Back to contents]

Accounting policies

Classification of the bank’s balance sheet items as current and non-current was done to match the Group’s financial statements in 2016.

Since the concept of current or non-current is non-existent in bank accounting, financial assets and liabilities related to loans and borrowings to customers or credit institutions (the ordinary activities of a bank) were all classified in 2017 as current for all periods presented.

With regard to other financial assets and liabilities, classification as current and non-current was made in light of both the original intention of management and the nature of the assets and liabilities in question. For instance, with regard to Orange Bank’s other financial assets, since investments are managed by portfolio, financial assets maturing in less than one year but that will be rolled over are classified as non-current. This classification remains unchanged in 2017.

15.1.1 Loans and receivables of Orange Bank

Loans and advances of Orange Bank are composed of loans and advances to customers and credit institutions.

In the context of adapting the bank’s accounts into the Group’s financial statements, the following have been considered as loan and advances to customers: clearing accounts and other amounts due, as well as amounts related to securities transactions on behalf of customers.

	December 31, 2017	December 31, 2016
Overdrafts	1,000	1,084
Housing loans	765	719
Investment loans	246	264
Current accounts	31	70
Other	111	80
Total loans and receivables to customers (a)	2,153	2,217
Overnight deposits and loans	830	790
Loans and receivables (1)	55	53
Other	58	31
Total loans and receivables to credit institutions (b)	943	874
Total loans and receivables of Orange Bank (a) + (b)	3,096	3,091

(1)  Centralization at the Caisse des dépôts et Consignation of A passbooks accounts and sustainable development passbook accounts.

Accounting policies

Loans and receivables of Orange Bank

Assets related to Orange bank activities are classified in the IAS 39 category of “loans and receivables”. They are initially recorded at fair value or its equivalent, which is, as a general rule, the net amount originally issued, and which should include the origination costs directly related to the transaction as well as the commissions received or paid, analyzed as an adjustment to the effective return on the loan.

The loans and receivables are subsequently valued at amortized cost, and interests, as well as transactions costs and commissions included in the initial value of the credits contributes to the net income for these transactions over the term of the credit, calculated on the basis of effective interest rate.

In accordance with IAS 39, loans and receivables are impaired when one or more evidences of depreciation have occurred after the recognition of these receivables. The receivables thus identified are then impaired on an individual basis or on a collective basis. Expected losses are accounted for as impairments, equal to the difference between the carrying amount of the loans (amortized cost) and the total of estimated future cash flows, discounted with the initial effective interest rate, or in the form of discounts for restructured loans due to default from customers.

Impairment is measured as the difference between the carrying value prior to impairment and the discounted value, at the initial rate of the receivable, of the components deemed to be recoverable (principal, interest, guarantees, etc.). The changes in the value of the loans impaired are recorded in the income statement under “Cost of risk” included in other operating expenses. When these changes in value are positive, reflecting a subsequent improvement, they are reversed in the income statement, within the same account.

The “Cost of risk” account dedicated to Orange Bank and part of the “other operating expenses”, corresponds to provisions and reversals related to banking risks (in particular, counterparty risks and operational risks).

224[Back to contents]

15.1.2 Orange Bank financial assets

(in millions of euros)	December 31, 2017			December 31, 2016
	Non-current	Current	Total	Total
Assets held to maturity	611	4	615	713
Assets available for sale	791	4	795 (1)	745
Financial assets at fair value	-	171	171 (2)	237
Other financial assets	62	152	214 (3)	74
Total	1,464	331	1,795	1,769

(1) Debt securities only.

(2) Current investments at fair value for 171 million euros.

(3)  Loan granted by Orange Bank to Orange SA within the framework of the Repurchase agreement of OATs securities between Orange SA and Orange Bank for 152 million of euros and cash collateral paid for 62 million euros.

(in millions of euros)	2017	2016
Assets available for sale in the opening balance	745	-
First integration of Orange Bank	15	1,018
Acquisitions	325	-
Repayments and disposals	(301)	(268)
Change in fair value recognized in other comprehensive income during the period	3	(5)
Reclassifications and other items	8	-
Assets available for sale in the closing balance	795	745

(in millions of euros)	2017	2016
Profit (loss) recognized in other comprehensive income during the period	3	(5)
Reclassification in net income during the period	-	-
Other comprehensive income related to Orange Bank	3	(5)

Accounting policies

Assets available for sale

The assets available for sale include fixed income securities or variable income securities that do not fall within the definition of other categories of financial assets. They are recognized at fair value at inception and subsequently.

Temporary changes in value are recorded as “Gains (losses) on assets available for sale” within other comprehensive income.

The long term impairments associated with the assets available for sale are recorded under “Cost of risk” (within other operating expenses) when the assets are fixed rate securities, but they are recorded in “Net Gains (Loss) on financial assets available for sale” when the assets are floating-rate securities.

Assets held to maturity

This category includes fixed-rate securities that the bank intends to hold until their maturity. They must not be disposed of prior to maturity and they are accounted for at amortized cost.

Impairment is recognized on these securities as soon as there is an objective evidence of the existence of an event subsequent to the acquisition of the security that is likely to generate a measurable loss as a result of counterparty risk. Impairment is measured as the difference between the carrying value prior to impairment and the discounted value, with the initial rate, of the components deemed to be recoverable (principal, interest, guarantees, etc.). The changes in value thus impaired are recorded in the Income statement, under the “Cost of risk” account (within other operating expenses). When these changes in value are positive, reflecting a subsequent improvement, they are reversed in the income statement under “Cost of risk” within other operating expenses.

225[Back to contents]

15.1.3 Debts related to Orange Bank operations

Debts related to Orange Bank operations are composed of payables to customers and debts with financial institutions.

(in millions of euros)	December 31, 2017	December 31, 2016
Current accounts	2,800	3,087
Passbooks and special savings accounts	716	672
Other	169	151
Customers borrowings and deposits (a)	3,685	3,910
Term borrowings and advances	466	454
Other	509	-
Total debts with financial institution (b)	975	454
Total debts related to Orange Bank operations (a) + (b)	4,660	4,364

15.1.4 Derivatives of Orange Bank

Hedging derivatives

Orange Bank derivatives designated as hedges under IFRS at year-end 2017 involved the following interest rate swaps that qualify as fair value hedges:

- 70 million euros of notional hedging a portion of housing loans portfolio. These swaps mature in August 2018 (20 million euros), September 2018 (40 million euros) and October 2021 (10 million euros). Their fair value as at December 31, 2017 is (3) million euros;

- 210 million euros of notional hedging a portfolio of inflation-indexed fungible Treasury bonds (Obligation Assimilable du Trésor or OATi), with the same amount and the same maturity in 2023. The fair value of those swaps as at December 31, 2017 is (58) million euros.

The ineffective portion related to those hedging strategies recognized in 2017 income statement is not material.

Trading Derivatives

- Orange Bank put into place a swap with a notional amount of 39 million euros maturing in 2019 to naturally hedge the issuance of a fixed-rate medium term negotiable bond (Bon à Moyen Terme Négociable, or BMTN). The hedging derivative reproduces the performance of the BMTN with a credit institution remunerated at a floating rate. The fair value of this derivative instrument at the end of 2017 is 13 million euros. The net effects of this hedging strategy on the 2017 income statement are not material;

- Orange Bank put into place interest rate swaps, as economic hedges (not designated as hedges under IFRS) of fungible Treasury bonds (Obligation Assimilable du Trésor or OAT) for a total notional total amount of 143 million euros, maturing from 2019 to 2023 and with a total fair value as at December 31, 2017 of (7) million euros. The net effects of this hedging strategy on the 2017 income statement are not material;

- Orange Bank put into place interest rate swaps, as an economic hedge of assets available for sale with a total notional amount of 9 million euros and a total fair value as at December 31, 2017 of nearly zero. The net effects of this hedging strategy on the 2017 income statement are not material.

15.2 Information on market risk management with respect to Orange Bank operations

“Orange Bank” operating segment has its own risk management system, in accordance with the French banking regulation. In terms of banking regulation, Orange Bank is under the supervision of the French Prudential Supervision and Resolution Authority (Autorité de contrôle prudentiel et de résolution, or ACPR) and must at all times comply with capital requirements in order to withstand the risks associated with its activities.

Orange Bank’s activities expose it to all of the risks defined by the order of November 3, 2014, relating to the internal control of companies in the sectors of banking, payment services and investment services subject to the control of the ACPR:

- credit risk: risk of loss incurred in the event of default of a counter party or counter parties considered as the same beneficiary;

- market risk: risk of loss due to movements in market prices;

- operational risk: risk resulting from an inadequacy or a failure due to procedures, staff, IT systems or to outside events, including events that are unlikely to occur but that would imply a risk of material loss. Operational risk includes risks of internal and external fraud;

- interest rate risk: risk related to changes in interest rates on the on-balance sheet and off-balance sheet transactions, excluding, as applicable, transactions exposed to market risks;

- liquidity risk that the company would not be able to meet its commitments or not be able to unwind or offset a position due to the market situation;

- inter-mediation risk on investment service providers: risk of default by a customer or counterparty in the context of a financial instrument transaction in which the company provides a performance guarantee.

The size of the bank and its moderate risk profile led to a choice of standard methods regarding the application of Regulation No. 575/2013 of the European Parliament and Council on June 26, 2013.

Orange Bank does not intervene on complex products. For market operations, the strategy defines, on one hand, the limits implemented and controlled and, on the other hand, the quality of the authorized signatories. In addition, the Bank has defined and regularly tests its business continuity system. The Bank has also undertaken, as completely as possible, the identification and assessment of its operational risks, for which it also follows occurrences.

With regard to regulations, and in particular Titles IV and V of the Order of November 3, 2014, the Bank’s Executive Committee has set, upon recommendation of the Risk Management Division, a risk policy in particular regarding customers and risks, modalities and rules for offering credits and for delegations of authority.

In addition, the Risk Management Department analyzes and monitors risks, carries out the necessary controls and produces reports in several committees: the Credit Committee (management of counterparty risk), Risks and Audit Committee (management of operational risks), ALM Committee (management of market risk and liquidity risk) and the Executive Committee.

226[Back to contents]

15.2.1 Remaining term to maturity

The following table details the remaining term of Orange Bank’s financial assets and liabilities, calculated on the base of the contractual maturity dates:

- maturity-by-maturity for amortizable transactions;

- for roll-over loans, since renewals cannot be presumed, the renewal dates are taken to be the final maturity date;

- since derivatives are interest rate swaps, they are not subject to any exchange of notional and therefore are not distributed by maturity.

(in millions of euros)	Note	December 31, 2017	2018	2019 to 2022	2023and beyond
Loans and receivables to customers	15.1.1	2,153	545	1,180	428
Loans and receivables to credit institutions	15.1.1	943	939	3	1
Investments held to maturity	15.1.2	615	46	359	210
Assets available for sale	15.1.2	795	114	337	344
Investments at fair value	15.1.2	171	164	7	-
Other financial assets and derivatives		227 (1)	214	13	-
Total financial assets		4,904	2,022	1,899	983
Customers borrowings and deposits	15.1.3	3,685	3,677	5	3
Debts with credit institutions	15.1.3	975	529	443	3
Commercial papers		281	86	195	-
Other financial liabilities and derivatives		100 (2)	-	-	100
Total financial liabilities		5,041	4,292	643	106

(1) Including the Loan granted by Orange Bank to Orange SA within the framework of the Repurchase agreement of OATs securities between Orange SA and Orange Bank for 152 million euros, the bank cash collateral paid for 62 million euros and derivatives assets for 13 million euros.

(2)  Including derivatives liabilities for 73 million euros and loan from Orange group to Orange Bank for 27 million euros.

15.2.2 Fair value of financial assets and liabilities of Orange Bank

(in millions of euros)	Note	December 31, 2017
		Classification under IAS 39 (1)	Book value	Estimated fair value	Level 1 and cash	Level 2	Level 3
Loans and receivables	15.1.1	L&R	3,096	3,096	-	3,096	-
Financial assets, excluding derivatives	15.1.2		1,795	1,785	1,482	303	-
Assets held to maturity		HTM	615	605	581	24	-
Assets available for sale		AFS	795	795	730	65	-
Investments at fair value		FVR	171	171	171	-	-
Other		L&R	214	214	-	214	-
Cash and cash equivalent			477	477	477	-	-
Trade payables		LAC	93	93	-	93	-
Debts related to Orange Bank operations	15.1.3	LAC	4,660	4,660	-	4,660	-
Financial liabilities, excluding derivatives		LAC	308	308	-	252	56
Derivatives, net amount (2)	15.1.4		60	60	-	73	(13)

(1) “HTM” stands for “held to maturity”, “AFS “ stands for “available for sale”, “L&R” stands for “loans and receivables”, “FVR” stands for “fair value through P&L”, “LAC” stands for “liabilities at amortized costs”.

(2)  IAS 39 classification for derivatives instruments depends on their hedging qualification.

227[Back to contents]

(in millions of euros)	Note	Classification under IAS 39 (1)	December 31, 2016
			Book value	Estimated fair value	Level 1 and cash	Level 2	Level 3
Loans and receivables	15.1.1	L&R	3,091	3,091	-	3,091	-
Financial assets, excluding derivatives	15.1.2		1,769	1,713	1,251	389	74
Assets held to maturity		HTM	713	658	592	66	-
Assets available for sale		AFS	745	745	659	86	-
Investments at fair value		FVR	237	237	-	237	-
Other		L&R	74	74	-	-	74
Cash and cash equivalent			88	88	88	-	-
Trade payables		LAC	52	52	-	52	-
Debts related to Orange Bank operations	15.1.3	LAC	4,364	4,364	-	4,364	-
Financial liabilities, excluding derivatives		LAC	170	170	-	170	-
Derivatives, net amount (2)	15.1.4		55	55	-	-	55

(1) “HTM” stands for “held to maturity”, “AFS “ stands for “available for sale”, “L&R” stands for “loans and receivables”, “FVR” stands for “fair value through P&L”, “LAC” stands for “liabilities at amortized costs”.

(2)  IAS 39 classification for derivatives instruments depends on their hedging qualification.

15.3 Orange Bank’s unrecognized contractual commitments

As at December 31, 2017, Orange Bank was not aware of having entered into any commitment that may have a material effect on its current or future financial position, other than the commitments mentioned below.

Commitments given

(in millions of euros)	December 31, 2017
Financing commitments	465
Given to customers (1)	465
Guarantee commitments	17
Property lease commitments	31
Total	513

(1)  Includes 145 million euros of documentary credits and 320 million euros of confirmed credit lines.

Commitments received

(in millions of euros)	December 31, 2017
Guarantee commitments	778
Received from banks (1)	577
Received from customers	201
Total	778

(1)  Relates to guarantees received in order to counter-guarantee the distributed loans.

Assets covered by commitments

(in millions of euros)	December 31, 2017	December 31, 2016
Assets pledged as security to lending financial institutions as guarantees for bank loans	838	1,365
Total	838	1,365
228[Back to contents]

Note 16 Litigation

This note presents all of the significant disputes in which the Group is involved with the exception of liabilities relating to disputes between Orange and the tax or social administrations in relation to operational or income taxes or social contributions. These disputes are described, respectively, in Notes 9.2 and 6.2.

As at December 31, 2017, the provisions for risks recorded by the Group for all the disputes (except those presented in Notes 9.2 and 6.2) amounted to 779 million euros (versus 537 million euros at December 31, 2016 and 528 million euros at December 31, 2015). As a rule, Orange believes that any disclosure on a case-by-case basis could seriously harm the Group’s position, but provides details of the provisions recorded by categories of litigation as reflected below. The balance and overall movements on provisions are presented in Note 5.2.

(in millions of euros)	Note	December 31, 2017	December 31, 2016	December 31, 2015
France Litigations (1)	16.1	555	301	299 (2)
Spain Litigations	16.2	26	34	45
Poland Litigations	16.2	167	165	158
Other entities Litigations		31	37	26
Total		779	537	528

(1) Includes provisions affecting France, Enterprise and International Carriers & Shared Services.

(2)  Not inclusive 350 million euros corresponding to the penalty pronounced by the French Competition Authority on December 17, 2015 in the Enterprise Market which were reclassified on December 31, 2015 in debt to be paid, and were paid on 2016.

A number of claims have been made against Orange by competitors for alleged anti-competitive behavior, for which the claimants generally seek a cease order and a sanction. If the claims are upheld, Orange may also be ordered to pay fines that in theory can reach up to 10% of the Group’s revenues. Competitors may also claim damages in civil or commercial proceedings for the harm they consider they have suffered because of these practices.

The proceedings that could significantly impact Orange’s financial position are described below.

16.1 Litigation in France

Litigations related to competition law

Mobile services

- In parallel with the judicial inquiry for which on December 17, 2015 a final verdict was reached by the French Competition Authority fining Orange 350 million euros for having implemented four anti-competitive practices in the Enterprise market and imposing injunctions to immediately restore competition in the market, SFR brought an action on June 18, 2015, for damages suffered because of Orange’s practices. After at first provisionally estimating its damages at 512 million euros, SFR raised its claim in April 2016 to 2.4 billion euros. Given the decision of December 17, 2015, the Group believes this claim represents a risk, provided that any right for SFR to be indemnified remains subject to SFR proving that it suffered actual damage as a result of the sanctioned practices. In the wake of this decision, Verizon, BT Group and Nerim also brought actions against Orange before the Paris Commercial Court for damages. They claim respectively 215 million euros, 170 million euros and 24 million euros. These cases are in the early stage of being examined by the judge before trial. Verizon, BT Group and Nerim have offered no justification for the size of these claims, in particular in view of their actual business activities in France. Orange has re-evaluated the risk in light of the course of the proceedings.

- On May 19, 2016, the Paris Court of Appeal upheld the scope of the practices addressed by the December 13, 2012 decision by the French Competition Authority, which had imposed a fine of 117 million euros against Orange SA and 66 million euros against SFR for having implemented, as part of their abundance offers launched in 2005, excessive price discrimination between calls made within their own networks and calls made to competitor networks, but reduced the fines by 20% on the grounds that the practice had never been previously identified by the Authority. The French Competition Authority reimbursed Orange 23 million euros in June 2016. Since the parameters sanctioning the practice were not called into question by the Court of Appeal, Orange filed an appeal with the French Supreme Court.

Following the decision of the French Competition Authority on this case, in June 2013 Oméa Telecom (Virgin Mobile and Tele2 Mobile), Euro-Information Telecom (NRJ Mobile) and Outremer Telecom each brought an action against Orange before the Paris Commercial Court for losses allegedly suffered because of the sanctioned practices. On November 3, 2016, the Commercial Court officially acknowledged the withdrawal of Oméa Telecom. Euro-Information Telecom and Outremer Telecom provisionally claim 39 million euros in total. Nevertheless, their claims remain completely unsupported by any demonstration of a causal link. At this stage, Orange is not in a position to assess the risks relating to these proceedings.

- Concurrently to their complaints filed with the French Competition Authority, regarding practices of Orange in the mobile and fixed-to-mobile markets in the French Caribbean and in French Guyana, for which Orange was definitively ordered to pay a fine of 60 million euros, Digicel and Outremer Telecom initiated before the Paris Commercial Court respectively in March 2009 and October 2010, legal actions for alleged damages stemming from these practices, in an amount which Digicel assessed at 494 million euros and Outremer at 75 million euros. On March 16, 2015, the Paris Commercial Court ordered Orange to pay 8 million euros to Outremer Telecom. Orange paid this amount and appealed the decision. On May 10, 2017, the Paris Court of Appeal reduced to 3 million euros the amount of the penalty, noting inter alia that the damages should be capitalized at the statutory rate of interest. On December 18, 2017 the Commercial Court of Paris ordered Orange to pay to Digicel the sum of 180 million euros, capitalized from March 2009 until the date of payment at a rate of interest higher than that adopted by the Paris Court of Appeal in the Outremer Telecom litigation, ie a total of approximately 346 million euros. Orange filed an appeal and, at the same time, obtained from the Paris Court of Appeal on February 6, 2018, the right to escrow the amount of the penalty until the court ruled on the merits of the case. Orange has re-evaluated the risk in light of the course of the proceedings.

229[Back to contents]

Fixed-line services

- In 2010, the Numericable group initiated proceedings before the Paris Commercial Court and before the Court of Arbitration of the International Chamber of Commerce of Paris (ICC), aimed at compensating damage that would amount to nearly 3.1 billion euros, caused by an alleged de facto termination of the agreements signed with Orange at the time of the sale of its cable networks, for the use of Orange’s civil engineering installations. On February 25, 2013, the ICC definitively rejected all claims amounting to 542 million euros with respect to the 2004 use agreements; and on June 20, 2014, the Paris Court of Appeal upheld the judgment dismissing all Numericable’s claims amounting to 2,583 million euros with respect to the 1999 and 2001 use agreements. Furthermore, the Court acknowledged the abusive nature of Numericable’s action. However, on February 2, 2016, the French Supreme Court canceled the Court of Appeal’s decision for having considered that the ICC’s award in favor of Orange could be invoked against Numericable when the case submitted to the Court of Appeal involved different agreements. Numericable has filed an appeal before the Paris Court of Appeal. In a judgment of June 16, 2017, the Paris Court of Appeal confirmed its rejection of Numericable’s claims. Numericable has brought its case to the French Supreme Court.

- On February 3, 2010, SFR, then, on November 10, 2010, Verizon, summoned Orange SA to appear before the Paris Commercial Court demanding the reimbursement of alleged overpayments on interconnection services provided by Orange, the price of which allegedly did not reflect their cost. On June 18 and 25, 2013, the Paris Commercial Court dismissed their claims but ordered Orange to pay Verizon 0.5 million euros with respect to services provided in 2008. Orange paid this amount in 2013. SFR and Verizon filed appeals against these decisions and claim respectively 49 million euros for interconnection services in 2006 and 2007 and 41 million euros for wholesale access or interconnection services from 2006 to 2008. On December 4, 2015, the Paris Court of Appeal dismissed all of SFR’s claims and confirmed the first instance court’s decision and on September 27, 2017 the French Supreme Court rejected SFR’s appeal. In addition, on April 28, 2017, the Paris Court of Appeal dismissed Verizon completely and reversed the compensation of 0.5 million euros for work done in 2008. Verizon lodged an appeal before the French Supreme Court.

In June 2013, Colt, British Telecom France (BT) and Completel brought actions against Orange SA before the Paris Commercial Court on the same grounds as Verizon. Following the stay of proceedings requested by BT in 2014, BT did not put the case to the docket in the required time. The matter is closed. In December 2017, Orange and Colt jointly withdrew from the proceedings under way. Completel’s claims have still not been quantified.

- On April 24, 2012, SFR brought an action against Orange SA before the Paris Commercial Court denouncing its retail offers for the secondary residences market and claiming 257 million euros for the loss allegedly suffered. On February 12, 2014, the Court held that Orange SA had abused its dominant position and ordered it to pay 51 million euros in damages to SFR. On October 8, 2014 the Paris Court of Appeal nullified this decision, ruling inter alia that SFR had not established the existence of a relevant market limited to secondary residences; but in a ruling of April 12, 2016 the French Supreme Court reversed the ruling of the Court of Appeal, on the grounds that the court had not sufficiently defined the markets. Following that decision, Orange had to pay 53 million euros to SFR pursuant to the first instance court’s judgment. The Paris Court of Appeal is due to review the matter.

- In October 2014, Colt lodged a complaint with the French Competition Authority objecting to abusive pricing practices by Orange on the fixed-line B-to-B market in France. The French Competition Authority did not join this complaint with the SFR proceedings on which it ruled on December 17, 2015. In parallel, Colt brought an action against Orange SA before the Paris Commercial Court on December 18, 2014 for damages allegedly suffered since 2007. In December 2017 Colt withdrew from the proceedings pending before the French Competition Authority.

Other proceedings

- Lectiel has for many years demanded recognition of an injury to it which would have resulted from the refusal of Orange to put at its disposal free of charge its directories database and the daily update of same. Before the Paris Court of Appeal, Lectiel increased its claim to 4.7 billion euros. On May 27, 2015, the Court ruled that Orange’s practices justified compensation and appointed an expert with the limited mission of assessing the amount of damages possibly suffered by Lectiel solely on the direct marketing segment of the market and only during the period from 1991 to 1998. The Supreme Court dismissed Orange’s appeal of this decision. On June 7, 2017, the expert submitted his report and assessed the damages to Lectiel at 6 million euros. Lectiel is contesting this report in court, whose decision is expected sometime in 2018. Orange believes it does not incur a significant risk in connection with this procedure.

16.2 Litigation in Europe

Spain

- On December 20, 2012, following the conclusion of a sanction procedure against Telefónica, Vodafone and Orange Espagne, the Spanish Market and Competition Commission (CNMC) ordered the three operators to pay a fine of 120 million euros, including 30 million euros for Orange Espagne, for abuse of their dominant position in the call origination and termination market between 2000 and 2009 by setting abnormally high rates for text messaging. On May 24, 2013 Orange obtained a stay of this decision. On September 1, 2017 the Madrid Court of Appeal voided the fines imposed on the operators. The Spanish Competition Commission (CNMC) filed an action before the Spanish Supreme Court.

- On March 11, 2014, at the conclusion of the judicial investigation of the complaint brought by British Telecom against the practices of Orange, Telefónica and Vodafone in the wholesale markets of the Spanish mobile phone segment, the CNMC considered that the MVNOs were able to replicate the retail offers of these operators and rejected the complaint. British Telecom lodged an appeal against the decision.

Poland

- On December 17, 2015, the General Court of the European Union upheld in its entirety the decision of the European Commission of June 22, 2011 that imposed a fine of 128 million euros on Orange Polska for abusing its dominant position in the wholesale market for broadband Internet access in Poland by employing practices intended to prevent effective access to the market by alternative operators. Orange Polska has filed an appeal with the Court of Justice of the European Union, whose ruling may be issued in 2018.

- In 2011, the Polish Competition Authority (UOKiK) sanctioned the four major Polish mobile operators, including Orange Polska, for collusion to delay the development of new services in the mobile television market. This sanction was nullified by the Court for the protection of competition and consumers. In 2017, the Court of Appeal dismissed the appeal of the UOKiK, who has appealed to the Supreme Court. On November 26, 2016, the company Magna Polonia brought suit jointly and severally against the operators in the Warsaw Commercial Court and claimed 618 million zlotys (148 million euros) for the damages it allegedly sustained due to these practices.

230[Back to contents]

- In 2013, the UOKiK opened an investigation on the country’s three main mobile operators, including Orange Polska, for abuse of a dominant position in relation with the retail rates imposed by these three operators on the calls made to the network of P4. On January 2, 2018, UOKIK suspended the proceeding against the three operators as there were no longer anti-competitive grounds. In addition, in 2015 P4 issued two claims for damages for a total amount of 574 million zlotys (137 million euros) against the three operators jointly, with the aim of indemnifying the loss allegedly suffered in relation to the contested pricing practices.

Romania

- On February 15, 2011, the Romanian Competition Council imposed a fine of 35 million euros on Orange Romania for abuse of a dominant position in refusing to conclude an interconnection agreement with Netmaster. In compliance with local rules, 30% of the amount of the fine was deposited into an escrow account. On June 11, 2013, the Bucharest Court of Appeal upheld Orange Romania’s claims and canceled the fine; however, on June 3, 2014, the Romanian High Court of Justice reversed the Court of Appeal’s decision for not having conducted a proper analysis of the facts characterizing an abuse of a dominant position. The case was referred to the Court of Appeal of Bucharest, which ruled that the arguments of Orange Romania were not valid and dismissed the case. Orange Romania has appealed to the Supreme Court. The decision of the High Court of Justice is expected in 2018.

- On March 29, 2016, investigators from the Romanian Competition Council made an investigation at the headquarters of Orange Romania, which they suspected of discriminatory practices in the mobile payment and advertising markets. At this stage, Orange is not in a position to assess the risks relating to this investigation.

16.3 Litigation in the Middle East and Africa

- In September 2008 and December 2009, the Egyptian Telecoms Regulatory Authority (NTRA), following a complaint filed by Telecom Egypt (TE), issued two decrees imposing interconnection rates different from those set in the bilateral agreements between TE and Orange Egypt. In June 2010, the administrative courts granted Orange Egypt a stay of execution of these decrees until the issuance of a decision on the merits of the case. However, on June 21, 2016, the Administrative Court of Cairo ruled that the decrees from NTRA were valid. In August 2016, Orange Egypt filed an appeal with the Administrative Court of the Egyptian State Council. This appeal is not suspensive. The hearing date is March 5, 2018.

16.4 Litigation related to banking activities

- Orange Bank is the object of two historic lawsuits whereby the plaintiffs claim in total about 480 million euros in financial damages that they allege to have suffered. As Orange Bank believes these claims to be without merit and is contesting them strongly, the Group has recognized no financial liability with the exception of a provision covering Orange bank legal expenses for defense.

16.5 Other Group litigation

Other than proceedings that may be initiated in respect of tax audits (see Note 9.2), there are no other administrative, legal or arbitration proceedings, including any proceedings that are pending, suspended or threatened, of which Orange is aware of, which may have or have had in the last 12 months a material impact on the Company’s and/or Group’s financial position or profitability.

231[Back to contents]

Note 17 Subsequent events

Bond issue

On January 9, 2018, Orange issued a 1 billion euro bond maturing in January 2030 and carrying interest of 1.375%.

Investment commitments made to the French government by the Group

On January 14, 2018, the Orange group and other French telecom operators reached an agreement with the French government for the access of French people to high-speed broadband across the country. These items are described in Note 14.1.

Competitive litigation (mobile services) in France

On February 6, 2018, in the litigation with Digicel, Orange obtained from the Court of Appeal of Paris the escrow of approximately 346 million euros related to a December 2017 verdict which Orange has appealed. The litigation is described in Note 16.1.

Note 18 Main consolidated entities

At December 31, 2017, the scope of consolidation consisted of 372 entities.

The main changes in the scope of consolidation in 2017 are set out in Note 3.

As regards subsidiaries with minority interests:

- Orange Polska’s financial data are presented in Note 1; and since Orange Polska is a publicly traded company, its financial statements are reported to the Warsaw Stock Exchange;

- financial statements for the Sonatel Group, Jordan Telecom Group, Orange Belgium and Orange Egypt for Telecommunications are respectively published with the Regional Stock Exchange (BRVM), Amman Stock Exchange, Brussels Stock Exchange and Cairo Stock Exchange, those companies being quoted;

- the others subsidiaries are not significant compared to Orange’s financial data. Consequently, financial information is not presented for these subsidiaries in the notes to Orange’s consolidated financial statements.

Pursuant to ANC Regulation No. 2016-09 of December 2, 2016 the complete list of the companies included in the scope of consolidation, the companies left out of the scope of consolidation and the non-consolidated equity investments, is available on the Group’s website (www.orange.com section Investors/Regulated information).

The list of the principal operating entities shown below was primarily determined based on their contributions to the following financial indicators: revenue and reported EBITDA.

232[Back to contents]

Company		Country
Orange SA	Parent company	France
Main consolidated entities
France	% Interest	Country
Orange SA - Business Unit France	100.00	France
Orange Caraïbe	100.00	France
Générale de Téléphone	100.00	France
Spain	% Interest	Country
Orange Espagne and its subsidiaries	100.00	Spain
Poland	% Interest	Country
Orange Polska and its subsidiaries	50.67	Poland
Belgium and Luxembourg	% Interest	Country
Orange Belgium	52.91	Belgium
Orange Communications Luxembourg	52.91	Luxembourg
Central European countries	% Interest	Country
Orange Moldova	94.42	Moldova
Orange Romania	99.20	Romania
Orange Slovensko	100.00	Slovakia
Africa & Middle-East	% Interest	Country
Airtel Burkina Faso	86.44	Burkina Faso
Jordan Telecom et ses filiales	51.00	Jordan
Médi Telecom	49.00	Morocco
Orange Bissau (1)	38.10	Guinea-Bissau
Orange Cameroon	94.40	Cameroon
Orange Côte d’Ivoire	72.87	Côte d’Ivoire
Orange Egypt for Telecommunications and its subsidiaries	98.92	Egypt
Orange Guinée (1)	38.17	Guinea
Orange Mali (1)	29.65	Mali
Orange RDC	100.00	Democratic Republic of the Congo
Sonatel (1)	42.33	Senegal
Sonatel Mobiles (1)	42.33	Senegal
Enterprise	% Interest	Country
Orange SA - Business Unit Entreprise	100.00	France
GlobeCast Holding and its subsidiaries	100.00	France
Network Related Services and its subsidiaries	100.00	France
Orange Business Services Participations and its subsidiaries	100.00	United Kingdom
International Carriers & Shared Services	% Interest	Country
Orange SA - Business Unit OI&SP	100.00	France
FT IMMO H and its subsidiaries	100.00	France
Orange Marine and its subsidiaries	100.00	France
Orange Studio and its subsidiaries	100.00	France
OCS	66.67	France
Orange Brand Services	100.00	United Kingdom
Orange Bank	% Interest	Country
Orange Bank	65.00	France

(1)  Orange SA controls Sonatel and its subsidiaries, which are fully consolidated, under the terms of the shareholders’ agreement as supplemented by the Strategic Committee Charter dated July 13, 2005. Orange SA owns and controls 100% of Orange MEA, which owns and controls 42.33% of Sonatel Group.

233[Back to contents]

Note 19 Auditors’ fees

As required by Decree no. 2008-1487 of December 30, 2008, the following table shows the amount of fees of the auditors of the parent company and their partner firms in respect of the fully consolidated subsidiaries.

(in millions of euros)		Audit and related services					Other services rendered by auditors’ networks to fully- consolidated	Total
		Statutory audit fees, certification, auditing of the accounts		Services required by the law		Sub-total
		o/w issuer		o/w issuer
EY
2017		11.6	7.1	0.0	0.0	11.6	0.6	12.2
	%	95%	58%	0%	0%	95%	5%	100%
2016		9.2	4.9	0.1	0.0	9.3	0.6	9.9
	%	93%	49%	1%	0%	94%	6%	100%
KPMG
2017		11.4	6.9	0.3	0.2	11.7	0.1	11.8
	%	97%	58%	3%	2%	99%	1%	100%
2016		9.2	5.4	0.5	0.2	9.7	0.1	9.8
	%	94%	55%	5%	2%	99%	1%	100%

The services provided in 2017 and 2016 by the statutory auditors were authorized pursuant to the following rules:

- prior to the date that the European regulation on audit reform went into effect: rules adopted by the Audit Committee in 2003, updated in October 2013 and in force till October 2016;

- since the European regulation on audit reform went into effect: rules adopted by the Audit Committee in 2003 and updated each year since October 2016.

(in millions of euros)		Audit					Other services rendered by auditors’ networks to fully- consolidated	Total
		Statutory audit fees, certification, auditing of the accounts		Ancillary assignments and services directly linked to the statutory auditors’ mission		Sub-total
		o/w issuer		o/w issuer
EY
2015	9.3	4.9	0.5	0.1	9.8	0.5	10.3
	%	91%	48%	5%	1%	95%	5%	100%
KPMG
2015	8.7	5.4	0.4	0.2	9.1	0.0	9.1
	%	96%	59%	5%	2%	100%	0%	100%

The services provided by the statutory auditors in 2015 were approved, in accordance with approval rules adopted by the Audit Committee in 2003 and updated in October 2013.

During the years 2017, 2016 and 2015, no tax services were rendered to the Group by the networks of the statutory auditors of the parent company.

234[Back to contents]

3.5  Dividend distribution policy

Orange paid a dividend of 0.60 euros per share in respect of the 2016 fiscal year.

A dividend of 0.65 euros per share in respect of the 2017 fiscal year will be proposed to the Shareholders’ Meeting of May 4, 2018. In view of the payment on December 7, 2017 of an interim dividend of 0.25 euros, the balance of the dividend will be, subject to approval by the Shareholders’ Meeting, 0.40 euros per share and will be paid in cash on June 7, 2018. The ex-dividend date will be June 5, 2018 and the record date will be June 6, 2018.

In respect of the 2018 fiscal year, the Board of Directors will propose to the 2019 Shareholders’ Meeting paying a dividend of 0.70 euros per share. This 5 euro cents increase in dividends reflects the Board of Directors’ confidence in the Group’s momentum and the robustness of its financial structure and is in keeping with the constant search for the right balance between funding the investment necessary for the development of the Group’s operations, sharing value with employees and providing returns to shareholders.

The increase in dividends will be reflected in the interim dividend (0.30 euros per share) planned to be distributed in December 2018.

278[Back to contents]

4.1  Composition of management and supervisory bodies

4.1.1    Board of Directors

As of February 20, 2018, the date on which the Board of Directors approved the Chairman’s Report on Corporate Governance and Internal Control, the Board comprised 15 members: the Chairman, seven independent directors, three directors representing the public sector, three directors elected by the employees and one director representing employee shareholders.

Chairman and CEO

Date first appointed		Term ending
Stéphane Richard	June 9, 2010 (1)	Following the 2018 Shareholders’ Meeting

(1)  Term of office renewed at the Shareholders’ Meeting of May 27, 2014.

Stéphane Richard, born in 1961, has been Chairman and Chief Executive Officer of Orange SA since March 1, 2011. He joined the Orange group in September 2009 and has successively occupied the positions of Deputy Managing Director in charge of French Operations, CEO Delegate and, starting on March 1, 2011, CEO. Between 1992 and 2003, Stéphane Richard was successively deputy to the CFO of Compagnie générale des eaux, CEO of Compagnie Immobilière Phénix and Chairman of CGIS (Compagnie générale d’immobilier et de services), now Nexity. From 2003 to 2007, he was Deputy Managing Director of Veolia Environnement and CEO of Veolia Transport, as well as being a director of Orange SA. From 2007 to 2009, Stéphane Richard was Chief of Staff to the French Minister for the Economy, Industry and Employment. He is a graduate of École des hautes études commerciales (HEC) and École nationale d’administration (ENA). He is a Knight of the French Legion of Honor. He is a French national.

Independent directors

Date first appointed			Term ending
Alexandre Bompard	Member of the Innovation and Technology Committee	December 7, 2016 (1)	Following the 2019 Shareholders’ Meeting
Charles-Henri Filippi	Member of the GCSER	February 5, 2008 (2)	Following the 2020 Shareholders’ Meeting
Christel Heydemann	Member of the Audit Committee	July 26, 2017 (2)	Following the 2020 Shareholders’ Meeting
Helle Kristoffersen	Chairman of the Innovation and Technology Committee	June 7, 2011 (3)	Following the 2019 Shareholders’ Meeting
Bernard Ramanantsoa	Chairman of the Audit Committee	June 7, 2016	Following the 2020 Shareholders’ Meeting
Mouna Sepehri	Chairman of the GCSER Committee	October 22, 2014 (4)	Following the 2019 Shareholders’ Meeting
Jean-Michel Severino	Member of the Audit Committee	June 7, 2011 (3)	Following the 2019 Shareholders’ Meeting

(1) Co-opted by the Board of Directors on December 7, 2016 to replace Bernard Dufau.

(2) Co-opted by the Board of Directors on July 26, 2017 to replace José-Luis Durán.

(3) Term of office renewed at the Shareholders’ Meeting of May 27, 2015.

(4)  Co-opted by the Board of Directors on October 22, 2014 to replace Muriel Pénicaud. Term of office renewed at the Shareholders’ Meeting of May 27, 2015.

Alexandre Bompard, born in 1972 in Saint-Étienne, is the Chairman and Chief Executive Officer of Carrefour since July 18, 2017. After graduating from the École nationale d’administration (ENA), Alexandre Bompard was posted at the Inspectorate General of Finance (1999-2002). Thereafter he became Technical Advisor to François Fillon, then Minister of Social Affairs, Labor and Solidarity (April to December 2003). From 2004 to 2008, Alexandre Bompard worked in several capacities within the Canal+ Group. He was Chief of Staff to Chairman Bertrand Méheut (2004-2005), then Director for Sports and Public affairs for the Canal+ Group (June 2005 - June 2008). In June 2008, he was appointed Chairman and Chief Executive Officer of Europe 1 and Europe 1 Sport. In January 2011, he joined the Fnac Group as Chairman and Chief Executive Officer. He then undertook an ambitious transformation plan of the Group, called “Fnac 2015”, to meet the challenge of the digital revolution and changes in customer expectations. On June 20, 2013, Alexandre Bompard also led Fnac’s initial public offering. In Autumn 2015, Fnac launched a takeover bid on the Darty Group. Alexandre Bompard became, on July 20, 2016, Chairman and Chief Executive Officer of the new entity made up of Fnac and Darty. He is a graduate of the Institut d’études politiques of Paris and holds a master’s degree in Public Law, a Master of Advanced Studies (DEA) in Economics and is also a graduate of the École nationale d’administration (ENA). Alexandre Bompard is a Knight of the French Order of Arts and Letters. He is a French national.

Charles-Henri Filippi, born in 1952, is Managing Partner of Lazard. He was Chairman of Citigroup France from 2011 to 2017. He joined Crédit Commercial de France (CCF) in 1987 after several years in French administration and in ministerial offices. He was appointed Chief Executive Officer of CCF France in 1998, and was then appointed to the Senior Management of HSBC in 2001, in charge of the group’s Global Customers activities. He became Chairman and Chief Executive Officer of HSBC France in March 2004, then Non-Executive Chairman from August 2007 to December 31, 2008. He was also Senior Advisor at CVC Capital Partners France until December 31, 2010 and a Partner at Weinberg Capital Partners until December 31, 2011. He is also founder of the Octagones and Alfina asset management companies, and was their Chairman from 2008 to 2012. Charles-Henri Filippi is a French national.

Christel Heydemann, born in 1974, is Chairwoman and Chief Executive Officer of Schneider Electric France and member of the Schneider Electric’s Executive Committee since April 2017. Christel Heydemann started her career in 1997 at the Boston Consulting Group. In 1999, she joined Alcatel where she held various senior positions, notably during the merger of Alcatel and Lucent. In 2004, she joined the sales division at Alcatel-Lucent where she was key account manager for SFR and Orange. In 2008, she was appointed Sales Director France and Member of the Executive Committee of Alcatel-Lucent France. In 2009, she negotiated a strategic alliance

280[Back to contents]

with HP in the United States and was then promoted in 2011 to the position of Executive Vice President Human Resources & Transformation and Member of the Executive Committee. Christel moved to Schneider Electric in 2014 as Senior Vice President Global Strategic Alliances where she was tasked with accelerating the launch of IoT solutions by developing a partnership ecosystem, and was then appointed as Senior Vice President Corporate Strategy, Alliances & Development in 2016. Christel Heydemann is a graduate of the École polytechnique and the École Nationale des Ponts et Chaussées. She is a French national.

Helle Kristoffersen, born in 1964, is the Senior Vice-President, Strategy & General Secretariat of the Gas, Renewables & Power branch of the Total group. Before that, she was Head of Strategy and Economic Intelligence of the Total group from January 2012 to September 2016 and Deputy Director of Strategy from 2011 to 2012. From 1994 onwards, she mainly worked for the Alcatel group, became Alcatel-Lucent, and now Nokia. After holding a number of positions within this group, she was Vice-President Group Strategy between 2005 and 2008, and Senior Vice-President Vertical Markets, between January 2009 and December 2010. Helle Kristoffersen is a graduate of the École normale supérieure and École nationale de la statistique et de l’administration économique (ENSAE). She is a Knight of the French Legion of Honor. Born in Denmark, she is a French and Danish national.

Bernard Ramanantsoa, born in 1948, acts as Director of several companies as well as of universities and Grandes Écoles. Bernard Ramanantsoa started, during his military service, as Lecturer at the École Nationale Supérieure de l’Aéronautique et de l’Espace in 1971 and 1972, before joining the SNCF where he became head of the Grandes Lignes Marketing Division in 1978. In 1979, he joined the HEC faculty as professor of Business Strategy and Policy, specializing in the link between strategy and corporate culture. After being appointed as the Head of Faculty and Research, he became the Managing Director of HEC Paris from 1995 to 2015. He gave the institution a decidedly international dimension. Bernard Ramanantsoa is the author of numerous communications and publications in the field of business management. He received the Harvard L’Expansion Prize in 1989 for Technologie et Stratégie d’entreprise and the Prize from the Académie des Sciences Commerciales in 1983 for Stratégie de l’Entreprise et Diversification. He wrote Apprendre et Oser (“Learn and Dare”), published by Albin Michel, and L’enseignement supérieur français par-delà les frontières: l’urgence d’une stratégie published by France Stratégie. Bernard Ramanantsoa holds an Engineering degree from the École Supérieure d’Aéronautique et de l’Espace (Sup’Aéro) and has a MBA from the École des Hautes Études Commerciales (HEC), a post-graduate degree in Sociology from Paris Diderot University, a Ph.D. in Management Sciences from Paris-Dauphine University and a further post-graduate degree in the History of Philosophy from Paris-1 University. He is a Knight of the French Legion of Honor and an Officer of the French Order of Merit, Knight of the Palmes Académiques and Officer of the National Malgache Order. He is a French and Malagasy national.

Mouna Sepehri, born in 1963, has been a member of the Executive Committee of the Renault Group since April 2011. She is Senior Vice-President of Renault and oversees the General Management functions including: Legal, Public Affairs, Communications, Corporate Social Responsibility, Real Estate and General Services, Protection and Risk Prevention department, Cross Functional Teams, G&A Economic Efficiency Program Management. She began her career in 1990 as a lawyer in Paris before moving to New York where she specialized in mergers and acquisitions as well as in international business law. She joined Renault in 1996 as Deputy General Counsel and participated in all the main international development projects of the Group. In 2007, she joined the Office of the CEO and was put in charge of the management of the cross functional teams. Mouna Sepehri holds a degree in Law. She is a Knight of the French Legion of Honor. Born in Iran, she is a French and an Iranian national.

Jean-Michel Severino, born in 1957, is Manager of Investisseurs et Partenaires, an asset management company specializing in investment in SMEs in sub-Saharan Africa. He is also a member of the Académie des Technologies. Until April 2010, he was CEO of the French International Development Agency (AFD), and was previously Vice-President of the World Bank for Asia. Jean-Michel Severino is Financial inspector, a graduate of the École nationale d’administration (ENA), ESCP, Institut d’études politiques of Paris and holds a Master of Advanced Studies (DEA) in economics and a law degree. He is a French national.

Directors representing the public sector

Date first appointed			Term ending
Bpifrance Participations (1) represented by Nicolas Dufourcq	Member of the Innovation and Technology Committee	May 28, 2013	Following the 2021 Shareholders’ Meeting
Anne Lange (2)	Member of the GCSER	May 27, 2015	Following the 2019 Shareholders’ Meeting
Lucie Muniesa (3)	Member of the Audit Committee	February 4, 2016	February 3, 2020

(1) Public financing and investment group for companies, resulting from the merger of OSEO, CDC Entreprises, FSI and FSI Régions, appointed by the Shareholders’ Meeting.

(2) Appointed by the Shareholders’ Meeting on the basis of a proposal by the French government and the Board of Directors.

(3)  Appointed by government decree.

Nicolas Dufourcq, born in 1963, has been the Chief Executive Officer of Bpifrance, the public investment bank, since February 2013. Every year, Bpifrance makes 16 billion euros in loans, 1.3 billion euros in innovation loans and 2 billion euros in equity investments in start-ups, SMEs, medium-sized companies and large groups. Among the thousand holdings in Bpifrance’s portfolio are 10% of Orange SA, 12% of PSA, 13% of ST Microelectronics and 26% of Eutelsat. Bpifrance is also the largest European investment fund in the area of private equity, with more than 1 billion euros invested in 2017. Finally, since January 1, 2017, Bpifrance manages public guarantees for export on behalf of the French government. Nicolas Dufourcq began his career at the Ministry of Economy and Finance and then joined the Ministry of Health and Social Affairs in 1992. In 1994, he joined France Télécom, where he created the Multimedia Division, before acting as Chairman of Wanadoo, a France Télécom subsidiary for the Internet and Pages Jaunes. In 2003, he joined Capgemini where he became head of the Central Europe & Southern Europe region, helping lead its recovery plan to success. In September 2004, he was appointed Chief Financial Officer of the Group and member of the Executive Committee. In 2005, he became Deputy Managing Director in charge of Finance, Risk Management, Information Systems, Delivery and Purchasing and, from 2007, the Monitoring of the Group’s Key Accounts. Nicolas Dufourcq is a graduate of École des hautes études commerciales (HEC) and École nationale d’administration (ENA). He is a French national.

281[Back to contents]

Anne Lange, born in 1968, is co-founder of Mentis and was Chief Executive Officer of Mentis until 2017. Mentis is a software start-up in the field of the Internet of Things, which advises major groups on mobility and management solutions for urban space. Anne Lange began her career in 1994 working in the Prime Minister’s office where she headed the government department for the State control on public broadcasting. In 1998, she joined Thomson as head of strategic planning, then in 2000 the Europe e-business department. In April 2003, Anne Lange was appointed as General Secretary for the Internet rights forum, an agency of the Prime Minister’s office. From 2004 to 2014, she successively worked as Vice-President for Europe public sector, Senior Executive Vice-President of global public sector & media operations (based in the US) and Senior Executive Vice-President for innovation in the public sector for the Internet Business Solutions Group at Cisco. Anne Lange is a graduate of the Institut d’études politiques of Paris and the École nationale d’administration (ENA). She is a French national.

Lucie Muniesa, born in 1975, has been Deputy Chief Executive Officer of the French government Shareholding Agency (APE) since February 4, 2016. She began her career at the French National Institute of Statistics and Economic Studies (INSEE) before being appointed deputy to the Head of the Merger and State Aids office at the French Directorate General for Competition Policy, Consumer Affairs and Fraud Control in 2002. She joined the APE in 2004 as deputy to the Heads of the “Energy, Chemistry and other holdings” and “La Poste - France Télécom” sectoral offices, before being appointed General Secretary of the APE in 2007. In 2010, Lucie Muniesa joined Radio France, initially as Chief Financial Officer and later Deputy CEO in charge of finance, purchasing, legal and development of own resources. In 2014, she became General Manager and Deputy General Secretary of the French Ministry of Culture and Communication. Lucie Muniesa is a graduate of the École normale supérieure and the École nationale de la statistique et de l’administration économique (ENSAE). She is a French national.

Directors elected by the employees

Date first appointed			Term ending
Sébastien Crozier	Member of the Audit Committee	December 3, 2017	December 2, 2021
Fabrice Jolys	Member of the GCSER	December 3, 2017	December 2, 2021
René Ollier	Member of the Innovation and Technology Committee	December 3, 2017	December 2, 2021

Sébastien Crozier, born in 1968, is the President of CFE-CGC Orange. He is also honorary President of ADEAS (Association for the protection of savings and employee shareholding). He began his career in 1990 in the telematic activities for the Alten group, before taking over the General Management of a subsidiary as it spun off from the group. He joined France Télécom Multimédia in 1994 to prepare the launch of online services and as such participated in the launch of Wanadoo. In 1997, he was the producer of one of the biggest concerts in Paris that year, attracting 40,000 people to the Pelouse de Reuilly grounds for more than 24 hours. In 1998, he founded several start-ups in the area of online advertising and Internet access provision as a telecom operator, with more than 1.3 million customers under the Fnac, M6 and Société Générale brands. Following their acquisition in 2001 by France Télécom (which became Orange), he returned to the Group and became head of the strategy and innovation management of part of the Enterprise Division in 2003. He managed several subsidiaries in France and abroad on behalf of the Orange group, in Africa and Latin America, in the areas of innovation and international development. He represents Orange on the Board of Directors of GIE Atout France. During the 2001-2002 presidential campaign, he acted as Jean-Pierre Chevènement’s permanent advisor on logistics and new technologies. He is a sponsor member of the AROP. Sébastien Crozier studied at the École Supérieure d’Ingénieurs en Electrotechnique et Electronique (ESIEE) and at Universität Karlsruhe in the field of artificial intelligence. He is a French national.

Fabrice Jolys, born in 1973, is currently a sales associate at Orange. He began his career in 1997 at La Poste as a financial advisor until 2000. He joined the Orange Group in 2001 and began working in labor relations in 2004. Fabrice Jolys was first representative of the staff in the regional management of Brittany, then joined the Central Committee of the Orange Works Council (CCUES) and the economic commission he chaired. Before joining the Orange SA’s Board of Directors, he served for three years as Deputy Central Representative. He is a French national.

René Ollier, born in 1960, is currently an operator at UAT (Unité d’Assistance Technique) in Rouen, for Orange’s customer calls to “3900”. He has spent his entire career at the internal call center. He joined Orange in 1984 at the telephone information service (the “12” at that time). He was deputy central delegate mandated by the SUD trade union federation until December 2017 and, as such, union representative for the Central Committee of the Orange Works Council (CCUES) from 2011 to 2017. He continues to be a member of the secretariat of this federation. He is a French national.

Director appointed by the Shareholders’ Meeting and representing employee shareholders

Date first appointed			Term ending
Hélène Marcy	Member of the Innovation and Technology Committee	July 25, 2016 (1)	Following the 2018 Shareholders’ Meeting

(1)  Appointed to replace Jean-Luc Burgain, who resigned during his term of office which was renewed at the Shareholders’ Meeting of May 27, 2014.

Hélène Marcy, born in 1959, is currently a member of the Supervisory Board of Orange Actions, the Group savings plan’s mutual fund and Vice-Chairwoman of ADEAS (Association for the protection of savings and employee shareholding) within the Orange group which she helped to set up. This association provides regular educational information on issues relating to employee shareholding to Orange employees. She joined Orange in 1997. In the last 20 years, Hélène Marcy has occupied several commercial and marketing positions in the Orange group, before managing the communication of a trade union organization. Prior to that, she was a marketing and communication consultant, and for ten years supported Orange in the commercial launch of innovative products and services. She is a French national.

282[Back to contents]

A member of the Central Committee of the Orange Works Council (CCUES) and a representative of the Worldwide Works Council participate in the meetings of the Board of Directors.

Changes in the composition of the Board of Directors

The Board of Directors was informed of the appointment, as permanent representative of Bpifrance Participations, of Nicolas Dufourcq to replace Jean-Yves Gilet. This appointment became effective on January 19, 2017.

In February 2017, The Board appointed Alexandre Bompard and Nicolas Dufourcq as members of the Innovation and Technology Committee.

The Shareholders’ Meeting of June 1, 2017 ratified the co-option of Alexandre Bompard and renewed the term of office of Bpifrance Participations for a period of four years expiring at the end of the Shareholders’ Meeting approving the financial statements for the fiscal year ended on December 31, 2020.

At its meeting on July 26, 2017, the Board of Directors, after having acknowledged José-Luis Durán’s resignation, appointed Christel Heydemann as a director.

In addition, following the elections held in November 2017, Sébastien Crozier, Fabrice Jolys and René Ollier were elected directors representing Orange’s employees.

Finally, in December 2017, the Board appointed Sébastien Crozier member of the Audit Committee to replace Ghislaine Coinaud, Fabrice Jolys member of the GCSER Committee to replace Daniel Guillot and René Ollier member of the Innovation and Technology Committee to replace Daniel Bertho.

4.1.2    Corporate Officers

Chairman and CEO

On February 23, 2011, Stéphane Richard was appointed by the Board of Directors as Chairman and Chief Executive Officer with effect from March 1, 2011. His term of office as Director was renewed during the Shareholders’ Meeting of May 27, 2014 and on the same date, he was reappointed as Chairman and CEO by the Board of Directors. The Board of Directors’ Meeting of February 20, 2018 decided to propose to the Shareholders’ Meeting the renewal of its term of office for a period of four years.

The biography of Stéphane Richard can be found in Section 4.1.1 Board of Directors.

CEO Delegates

On October 22, 2014, the Board of Directors renewed the term of office of Gervais Pellissier as CEO Delegate for the same period as the term of the Chairman and CEO. Gervais Pellissier retained his responsibilities as Senior Executive Vice-President in charge of the Europe region.

On December 2, 2015, the Board of Directors appointed Ramon Fernandez and Pierre Louette as CEO Delegates starting on January 1, 2016, for a duration equal to the term of of office of the Chairman and CEO. Ramon Fernandez and Pierre Louette retained their respective responsibilities as the Group’s Chief Financial and Strategy Officer and General Secretary, of Orange Wholesale France and of Group Purchases. Pierre Louette resigned from his position as CEO Delegate with effect from December 31, 2017.

Ramon Fernandez, born in 1967, has been CEO Delegate of Orange SA since January 1, 2016. He is also the Group’s Chief Financial and Strategy Officer. He joined the Orange group on September 1, 2014, as Deputy Managing Director in charge of the Group’s finance and strategy. Ramon Fernandez began his career at the French Treasury before joining the International Monetary Fund in Washington from 1997 to 1999. He then returned to the French Treasury and held a number of senior management positions: Head of the Energy, Telecommunications and Raw Materials Department until 2001; Head of the Savings and Financial Markets Department from 2001 to 2002; Deputy Director of International Financial Affairs and Development, and Vice-Chairman of the Club de Paris between 2003 and 2007. He was also Special Advisor to the Minister of the Economy, Finance and Industry (2002-2003) and to the President of the French Republic (2007-2008). In 2008, he was appointed Chief of Staff to the Minister of Labor, Social Relations, Family and Solidarity (2008-2009). Since March 2009, he was the Chief Executive Officer of the French Treasury, Chairman of the France Trésor Agency and Chairman of the Club de Paris. As the Alternate Governor of the World Bank for France and Governor of the African Development Bank before joining Orange, he represented the French government at the Board of Directors of GDF Suez and CNP Assurances as well as at the Supervisory Board of the Caisse des dépôts. Ramon Fernandez is a graduate of the Institut d’études politiques of Paris and the École nationale d’administration (ENA). He is a Knight of the French Legion of Honor. He is a French national.

Gervais Pellissier, born in 1959, has been CEO Delegate of Orange SA since November 1, 2011. Since September 1, 2014, he has been in charge of Operations in Europe (excl. France). He joined the Orange group in October 2005 to supervise the integration of its business units in Spain and advise on geographical integration within the Group. In January 2006, he was appointed as a member of the Group’s General Management Committee, in charge of Finance and Operations in Spain, and in March 2009, he became Deputy Managing Director of Orange SA, with responsibility for Finance and Information Systems. After the Group’s new Executive Committee was formed in early April 2010, Gervais Pellissier continued in his role as Deputy Managing Director of Orange SA, with responsibility for Finance and Information Systems. He has been in charge of Operations in Europe since September 1, 2014. Gervais Pellissier joined Bull in 1983, and held a range of responsibilities in the areas of finance and management control, in France, Africa, South America, and Eastern Europe. In 1994 he was in turn appointed Chief Financial Officer of the Services and Systems Integration Division, then of the Managed Services Division, then Director of the Controlling department of Bull, and in 1998, Chief Financial Officer of Bull. Between April 2004 and February 2005, Gervais Pellissier was Deputy Chairman of the Board of Directors and Deputy CEO of Bull. From February 2005 to mid-2008, he was the Vice-President of the Board of Directors of Bull. Since June 2015, he has been a member of the Supervisory Board and a member of the Audit Committee of Wendel. Gervais Pellissier is a graduate of École des Hautes Études Commerciales (HEC), Berkeley, and the University of Cologne. He is a Knight of the French Legion of Honor and an Officer of the French Order of Merit. He is a French national.

283[Back to contents]

4.1.3    Executive Committee

As of the date of this document, the Executive Committee consists of 11 members, including Stéphane Richard.

Christine Albanel	Senior Executive Vice-President,
Corporate Social Responsibility, Diversity, Partnerships and Inclusiveness
Jérôme Barré	Senior Executive Vice-President, Human Resources
Thierry Bonhomme	Deputy CEO, Orange Business Services
Fabienne Dulac	Senior Executive Vice-President, Orange France
Ramon Fernandez	CEO Delegate, Finance and Strategy
Mari-Noëlle Jégo-Laveissière	Senior Executive Vice-President, Innovation, Marketing and Technology
Béatrice Mandine	Senior Executive Vice-President, Communication and Branding
Bruno Mettling	Deputy CEO, Africa & Middle East (MEA)
Gervais Pellissier	CEO Delegate, Europe (excl. France)
Marc Rennard	Deputy CEO, Customer Experience and Mobile Financial Services

Pierre Louette, CEO Delegate in charge of General Secretariat for the Group, Orange Wholesale France, and Purchasing, resigned from his position with effect from December 31, 2017 (see Section 4.1.2 Corporate Officers) and left the Group (see the new organization announced on March 5, 2018 below).

The biographies of Stéphane Richard, Ramon Fernandez and Gervais Pellissier can be found in Sections 4.1.1 Board of Directors and 4.1.2 Corporate Officers.

Christine Albanel, born in 1955, is Senior Executive Vice-President in charge of Corporate Social Responsibility, Events, Partnerships and Inclusiveness. She is also Deputy Chairwoman of the Orange Foundation and Chair of Orange Studio. Christine Albanel was Advisor to the French President on Education and Culture, Chair of the Établissement Public de Versailles from 2003 to 2007, and was appointed Minister of Culture and Education from 2007 to 2009. She was the speechwriter for Jacques Chirac for many years, including authoring the famous Vel d’Hiv’ speech. Christine Albanel is a member of the French Council of State. She has a degree in modern literature.

Jérôme Barré, born in 1962, is Senior Executive Vice-President in charge of Human Resources since March 1, 2016. He joined the Orange group in 1985, where he worked on the quality and development of the network in Île-de-France and then in Brittany. In 1991 he was named French National Director of Local Authorities. From 1996 to 2010, Jérôme Barré alternated between his national responsibilities and his operational management tasks. From 1996 to 2000, he joined the Consumer Services Department as Director of Service and Quality for the Professional Customer Division, and then as Director of Customer Service at the Retail and Customer Service Division. From 2000 to 2006, he worked as the Regional Director in Burgundy and then in Franche-Comté, and from 2006 to 2010 as the Territorial Director in the North-West Center (Lower Normandy, Upper Normandy, Central Region). In 2010, after having coordinated the negotiations on workplace stress alongside the Group’s Human Resources Director after a labor dispute, Jérôme Barré was appointed Head of Customer Relationship Management and Customer Service for the Consumer market at Orange France, where he specifically worked on creating the Orange operational directions. In April 2011, he was appointed Head of Orange Île-de-France, tasked with developing Orange’s business in the Île-de-France area. Jérôme Barré is a graduate of the École polytechnique and the École nationale supérieure des télécommunications (ENST).

Thierry Bonhomme, born in 1956, has been Deputy CEO responsible for Orange Business Services since May 1, 2013. His previous positions in the Group include serving as Head of Technical Operations for Paris North, Regional Head in Grenoble, then in Marseille, before becoming Head of the France Enterprise Market, then Head of Research and Development, and in 2010 Head of the Orange Labs Networks and Carriers Division. He was also Head of IDATE from 1988 to 1990. Thierry Bonhomme is a graduate of the École polytechnique and the École nationale supérieure des télécommunications (ENST).

Fabienne Dulac, born in 1967, has been Senior Executive Vice-President in charge of Orange France since August 22, 2014. After having started a doctoral thesis, Fabienne Dulac began her career at the French Interior Ministry, before joining the business community in 1993 with VTCOM, a company which developed multimedia services at the time of the emergence of the Internet and the appearance of a new business sector, where she was Head of Communications and Marketing. Fabienne Dulac joined France Télécom in 1997 within the newly created Multimedia Division. Her responsibilities, as the Head of External Communication, extended to include all of France Télécom’s multimedia activities within its range of subsidiaries such as Wanadoo, Voila and Mappy. For a decade, she held various positions within marketing, business development, and customer relations, and witnessed the transformation of the market and the Company, as well as the development of new commercial territories and customer experience at the heart of the operator’s strategy. In 2008, she became Head of Sales and Online Customer Relations at Orange France; she brings innovation to the field and drives the Company’s digital transformation in terms of sales and customer relations. In 2011, Fabienne Dulac became Head of the Orange North France division, where she was responsible for managing an operational entity with over 5,500 employees. In September 2013, she was appointed Senior Vice-President in charge of Communication of Orange France. Fabienne Dulac holds a Master of Advanced Studies (DEA) in Political Sociology from the Institut d’études politiques of Paris, a master’s degree in history and a bachelor’s degree in modern literature.

Mari-Noëlle Jégo-Laveissière, born in 1968, has been Senior Executive Vice-President in charge of the Innovation, Marketing and Technology (IMT) Division since March 1, 2014. Since joining the Orange group in 1996, Mari-Noëlle Jégo-Laveissière has held a series of project and management positions: Head of International & Backbone Network Factory, merger between France Télécom and Orange France SA, Head of Group Research & Development, Head of the Consumer Marketing Department of Orange France and Regional Manager where she was responsible for technical and commercial services for consumers and business customers. Mari-Noëlle Jégo-Laveissière is a graduate of the École des Mines of Paris and of the École normale supérieure. She also holds a Doctorate in Quantum Chemistry from the University of Paris XI - Waterloo.

Béatrice Mandine, born in 1968, has been Senior Executive Vice-President in charge of Communication and the Brand since May 1, 2013. She joined Orange in May 2007 as Director of the Group’s Press Office. Béatrice Mandine was appointed Delegate Director of External Communication in November 2010, then Deputy Director of Communication responsible for External Communication alongside Xavier Couture, Senior Executive Vice-President for Communication and the Brand in July 2012. Béatrice Mandine began her career in 1988 as a journalist at Le Figaro, Marie-Claire and the television channel La Cinq. At the end of 1990 she joined Alcatel as Head of Internal Communication. In 1992, she became Press Officer for Alcatel Radio Space & Defense and joined the press office at

284[Back to contents]

Alcatel Alsthom the following year. In 1998, she was appointed Media Director of Alcatel’s Consumer Division, and in 2000 she was appointed Head of Press and Public Relations for Alcatel’s Mobile Telephony Division. In the middle of 2004, Béatrice Mandine joined the Faurecia group as Head of Press Relations and corporate image. She is a graduate of the École supérieure de journalisme (ESJ) and the Institut des hautes études internationales (IHEI).

Bruno Mettling, born in 1958, has been Deputy CEO responsible for Africa & Middle East (MEA) since March 1, 2016. He joined Orange in April 2010 as Senior Executive Vice-President with special mandate to the CEO, in charge of Labor, Skills and Orange Campus, before being appointed Director of Human Resources and Internal Communication for the Group in October 2010. Since September 2014, Bruno Mettling has ensured the monitoring of the Group’s simplification and digitalization program. The Executive Committee has also tasked him with monitoring the “Orange Healthcare” division. Bruno Mettling began his career at the Budget Department of the Ministry of Finance. He then held a succession of financial posts at the Ministry of Labor, Social Affairs and Employment in 1988; Deputy Vice-President at the Ministry of Infrastructure, Housing, Transport and the Sea from 1988 to 1990; and Deputy Director of the office of the Minister of Urbanization from 1990 to 1991. After working at the Finance Inspectorate in 1991, he joined the Ministry of the Economy and Finance. Bruno Mettling was then appointed Financial Controller and Deputy Vice-President Finance for La Poste Group. In October 1999 he joined the Caisse Nationale des Caisses d’Épargne, where he reformed its Human Resources Department, before being given responsibility for sales development and then the Company’s strategic plan. He was then invited to join, in 2004, the Banque Populaire Group as Executive Vice-President, Banque Fédérale des Banques Populaires. In July 2006, he was promoted to CEO Delegate. Bruno Mettling is a graduate of the Institut d’études politiques and of the Aix-en-Provence law school. He is a Knight of the French Legion of Honor and an Officer of the French Order of Merit.

Marc Rennard, born in 1957, has been Deputy CEO in charge of Customer Experience and Mobile Banking since March 1, 2016. He joined the Orange group in 2003 as Chairman and Chief Executive Officer of one of its subsidiaries in Madrid (Spain). In 2004 he became Director of International Operations before being appointed International Executive Vice-President in charge of Africa, Middle East and Asia in 2006. He was head of a consulting company before spending several years as director of Société des Montagnes de l’Arc (Groupe Caisse des dépôts) and then joining TDF as Deputy Managing Director until 2003. Marc Rennard is a graduate of the École de management in Lyon. He is a Knight of the French Legion of Honor.

From May 2, 2018, the following changes will take place in the composition of the Executive Committee and the responsibilities of its members:

The Group Executive Committee will gain 7 new members:

- Laurent Paillassot, in charge of Orange Spain, Deputy CEO of the Group;

- Hugues Foulon, in charge of Strategy and Cybersecurity activities;

- Nicolas Guérin, in charge of General Secretariat (from March 1, 2018);

- Valérie Le Boulanger, in charge of Human Resources;

- Alioune Ndiaye, in charge of the Africa and Middle East (MEA) zone;

- Helmut Reisinger, in charge of Orange Business Services;

- an experienced professional from the banking and financial sector will be appointed in the coming weeks who will be in charge of development of the Orange Bank and Orange Money activities.

To these new arrivals can be added the following changes in responsibilities for certain members of the Executive Committee:

- Ramon Fernandez, CEO Delegate, General Manager of Finance and Performance. He also will be in charge of supervising operational activities in Europe, excluding France and Spain;

- Gervais Pellissier, CEO Delegate in charge of Group Transformation. He will also be appointed as Chairman of Orange Business Services;

- Fabienne Dulac, in charge of Orange France, Deputy CEO;

- Mari-Noëlle Jégo-Laveissière, in charge of Technology and Global Innovation, Deputy CEO and Chief Technology and Innovation Officer;

- Jérôme Barré, in charge of the Orange Wholesale and International Networks division, which brings together the Wholesale France and international and roaming activities;

- Béatrice Mandine, in charge of Internal and External Communication for the Group and the Brand;

Christine Albanel maintains her positions as Senior Executive Vice-President of Corporate Social Responsibility, Diversity, Partnerships and Inclusiveness, and Deputy Chair of the Orange Foundation.

The Executive Committee will therefore be composed, other than the Chairman and Chief Executive Officer, of 14 Executive Directors, including 2 CEO Delegates, Ramon Fernandez and Gervais Pellissier, and 2 Deputy CEOs, Fabienne Dulac and Mari-Noëlle Jégo-Laveissière.

4.1.4    Information on Directors, Officers and senior management

4.1.4.1   Positions held by Directors and Officers

Stéphane Richard

Positions currently held

- Director, Chairman and Chief Executive Officer of Orange

- Director of the Opéra national de Paris

- Director of France Industrie

- Manager of EURL Rieutord Capital

- Managing Partner of SCI du 18 rue Philippe-Hecht

- Manager of SCI Carré Gabriel

- Manager of SARL Carré Gabriel

- Manager of EURL Ginger

International

- Permanent representative of Atlas Countries Services in Médi Telecom (1)

Other positions and offices held over the past five years

- Manager of Rieutord LLC (until September 2016)

- Chairman and Chief Executive Officer of Orange France (1)

- Director of the Cinémathèque Française

- Director of the Fondation du Collège de France

(1) Company in which Orange holds an interest.

285[Back to contents]

Ramon Fernandez

Positions currently held

- CEO Delegate of Orange

- Chairman of the Board of Directors and Director of Orange Bank (formerly Groupama Banque) (1) (since October 2016)

- Director of Compagnie Financière d’Orange Bank (1) (since September 2016)

- Director of Orange Middle East and Africa (1)

- Member of the Supervisory Board of Iris Capital Management (1)

- Member of the Steering Committee of Institut Orange (1) (since June 2016)

-  Member of the Supervisory Board and Member of the Appointments and Remuneration Committee of Euler Hermes Group (2) (since May 2016)

International

- Member of the Supervisory Board of Orange Polska (1) (2)

- Director of Médi Telecom (1)

-  Member of the Supervisory Board of Euronext NV (2)

Other positions and offices held over the past five years

- Director of Orange Spain (1) (until September 2016)

- Representative of the Government on the Board of Directors of GDF Suez

- Representative of the Government on the Board of Directors of CNP Assurances

- Representative of the Government on the Supervisory Board of Caisse des dépôts

- Alternate Governor of the World Bank for France

-  Governor of the African Development Bank

(1) Company in which Orange holds an interest.

(2) Position in a listed company.

Gervais Pellissier

Positions currently held

- CEO Delegate of Orange

- Director of Orange Horizons (1)

- Member of the Supervisory Board of Wendel (2)

-  Founder and Director of the Fondation des Amis de Médecins du Monde

International

- Vice-Chairman of the Supervisory Board and Chairman of the Strategic Committee of Orange Polska (1) (2)

- Chairman (since March 2016) and Director of Orange Spain (1)

- Director and Member of the Strategic Committee of Orange Belgium (1) (2)

-  Chairman of Fundación Orange

Other positions and offices held over the past five years

- Chairman of the Board of Directors of Orange Spain Plc (until March 1, 2016) (1)

- Director of EE (until January 2016)

- Director of Médi Télécom (1)

- Director of Dailymotion (1)

- Director of Sonae.com (2)

- Director of Orange Studio (1)

-  Member of the Supervisory Board of Voyages FRAM

(1) Company in which Orange holds an interest.

(2) Position in a listed company.

Alexandre Bompard

Positions currently held

- Director of Orange, member of the Innovation and Technology Committee

- Chairman and Chief Executive Officer of Carrefour

- Member of the Supervisory Board of Banijay Group (since April 7, 2016)

- Director of the Fondation Carrefour

- Member of Le Siècle

Other positions and offices held over the past five years

- Director of Éditions Indépendantes

- Chairman and Chief Executive Officer of Fnac Darty (2)

- Chairman and Chief Executive Officer of Fnac Darty Participations et Services (until July 17, 2017)

- Director of Darty Ltd (until July 17, 2017)

Sébastien Crozier

Positions currently held

- Director of Orange, member of the Audit Committee

- Member of the Supervisory Board of the FCPE Orange Actions

- Honorary Chairman of ADEAS

- Chairman of CFE-CGC Orange

- Treasurer of Manifeste pour l’Industrie

- Member of the Board of Directors of GIE Atout France

International

- Co-manager of Atadist

Other positions and offices held over the past five years

- Chairman of Orange Digital Horizons SAS (1)

- Chief Executive Officer of Orange Horizons SAS (1)

- Chairman of Orange Horizons South Africa Ltd (1)

-  Legal representative of Orange Horizons Latina (1)

(1) Company in which Orange holds an interest.

Nicolas Dufourcq

Positions currently held

- Permanent representative of Bpifrance Participations to the Board of Orange, member of the Innovation and Technology Committee

- Chairman and Chief Executive Officer of Bpifrance Participations

- Director and Chief Executive Officer of Bpifrance S.A.

- Chairman and Chief Executive Officer of Bpifrance Financement

- President of Bpifrance Investissement

- President of Bpifrance Assurance Export

- Chairman and Chief Executive Officer of FT1CI

- Member of the Supervisory Board of Euler Hermes (2)

- Director of Digital New Deal

-  Director of En Temps Réel

International

- Non-executive Chairman of the Supervisory Board of STMicroelectronics

Other positions and offices held over the past five years

- None

(2) Position in a listed company.

286[Back to contents]

Charles-Henri Filippi

Positions currently held

- Lead Director of Orange and member of GCSER Committee

- Managing Partner of Lazard

- Director of Nexity (2), Chairman of the Remunerations and Nominations Committee

- Director of Piasa

- Member of the international advisory board of Abertis

- Director of ADIE (Association pour le Droit à l’Initiative Économique)

-  Chairman of the Association des Amis de l’Opéra Comique

Other positions and offices held over the past five years

- Chairman of Citigroup France

- Director of L’Oréal, Chairman of the Human Resources and Remunerations Committee, and Member of the Audit Committee and the Nominations and Governance Committee

- Member of the Supervisory Board of Femu Qui

- Partner at Weinberg Capital Partners

- Chairman of Octagones SAS

- Chairman of Alfina SAS

- Director of the Centre National d’Art et de Culture Georges Pompidou

- Member of the Supervisory Board of EURIS

- Member of the Supervisory Board of Viveris REIM

-  Non-voting director of Nexity

(2) Position in a listed company.

Christel Heydemann

Positions currently held

- Director of Orange, member of the Audit Committee

- Chairman and Chief Executive Officer of Schneider Electric France

- Member of the Executive Committee of Schneider Electric

- Director of Association AX

-  Director of France Industrie

Other positions and offices held over the past five years

- Director of the Fondation des Ponts et Chaussées

-  Director of the Human Ressources of Alcatel-Lucent

Fabrice Jolys Positions currently held - Director of Orange and member of GCSER Committee Other positions and offices held over the past five years - None

(1) Company in which Orange holds an interest.

Helle Kristoffersen

Positions currently held

- Director of Orange, Chairwoman of the Innovation and Technology Committee

- Director of Strategy & General Secretariat of the Gas, Renewables & Power Branch of the Total Group

- Member of the Supervisory Board of Peugeot (2) (since April 2016)

-  Member of the Board of Directors of Sunpower (2)

Other positions and offices held over the past five years

- Director of Strategy and Economic Intelligence at the Total Group (until September 2016)

- Senior Vice-President, Vertical Markets of the Alcatel-Lucent Group

- Director of Valeo (2)

-  Member of the Board of Directors of PSL ComUE

(2) Position in a listed company.

Anne Lange

Positions currently held

- Director of Orange, member of the GCSER Committee

- Director of Imprimerie Nationale

- Director of Pernod Ricard (2) (since July 2016)

- Director of Econocom (2) (since November 2016)

-  Managing partner of ADARA

Other positions and offices held over the past five years

- Founder and CEO of MENTIS

(2) Position in a listed company.

Hélène Marcy

Positions currently held

- Director of Orange, member of the Innovation and Technology Committee

- Member of the Board of Directors of CFE-CGC Orange

- Member of the Board of Directors of ADEAS

-  Member of the Supervisory Board of the FCPE Orange Actions

Other positions and offices held over the past five years

- None

Lucie Muniesa

Positions currently held

- Director of Orange, member of the Audit Committee (since February 2016)

- Director of Safran (2) (since February 2016)

- Director of ENGIE (2) (since February 2016)

- Director of Consortium de réalisation (since June 2016)

- Director of Palais de Tokyo (SAS)

International

- Director of Dexia (2) (since May 2016)

Other positions and offices held over the past five years

- Director of La Française des jeux

- Director of Palais de Tokyo

- Member of the Board of Directors of the Établissement public du parc et de la grande halle de la Villette

- Member of the Board of Directors of the École nationale supérieure des beaux-arts

- Alternate member of the Board of Directors of the Centre national de la chanson, des variétés et du jazz

- Alternate member of the Board of Directors of Opéra national de Paris (until February 2016)

- Alternate member of the Board of Directors of the Établissement public de la cité de la musique - Philharmonie de Paris (until 2016)

-  Director of the Établissement public la Monnaie de Paris

(2) Position in a listed company.

René Ollier Positions currently held - Director of Orange, member of the Innovation and Technology Committee Other positions and offices held over the past five years - None

Bernard Ramanantsoa

Positions currently held

- Director of Orange, Chairman of the Audit Committee

- Member of the Supervisory Board of Oddo et Cie

- Director of the Château de Versailles (EPA)

- Director of the Institut Catholique de Paris

- Member of the Strategy Board of Groupe ESC Troyes

- Director of Teach for France

- Director of Aspen France

- Director of ANVIE

- Chairman of Silverchair (SASU)

- Director of the Institut Français des Administrateurs

- Member of the Supervisory Board of ALBARELLE

International

- Director of Banque Franco-Lao

- Director of Bred Bank Cambodia

- Member of the Advisory Board of ESADE (Barcelona)

- Member of the Advisory Board of Saint-Gall University (Switzerland)

- Member of the Advisory Board of the Getúlio Vargas Foundation (Brazil)

- Member of the Advisory Board of the School of Management at Zhejiang University (China)

- Member of the Advisory Board of ISCAM (Madagascar)

-  CEIBS (China): member of the Academic Council

Other positions and offices held over the past five years

- Managing Director of HEC

- Director of the Fondation HEC

- Chairman of the CEMS (Community of European Management Schools)

- Vice-Chairman of the EFMD (European Foundation for Management Development)

- Chairman of the Société Française de Management

- Member of the Conseil des Affaires Étrangères

- Member of the bureau of the Conférence des grandes écoles

- Member of the Cercle de l’Entreprise

- Member of the Evaluation Committee of Management Programs and Degrees for the French Ministry of Education

- Member of the Advisory Board of EQUIS (European accreditation body)

Mouna Sepehri

Positions currently held

- Director of Orange, Chairwoman of the GCSER Committee

- Senior Vice President of the Renault Group, member of the Executive Committee

- Member of the Executive Board of the Renault-Nissan Alliance

- Director of Danone (2)

- Member of the Supervisory Board of M6 Métropole Télévision (2)

-  Director of Fondation Renault

Other positions and offices held over the past five years

- Director of Nexans (2) (until May 2015)

(2) Position in a listed company.

Jean-Michel Severino

Positions currently held

- Director of Orange, member of the Audit Committee

- Director and Chairman of the Audit Committee of Danone (2)

- Manager of I&P Conseil

- Manager of I&P SARL (Investisseurs et Partenaires)

- Manager of Émergence Développement

- Chairman of the Board of Directors of EBI SA (Ecobank International)

- Director of Phitrust Impact Investors

- Director of Convergences

- Director of the Fondation Grameen Crédit Agricole

- Director of the Fondation Alstom

- Director of the Fondation Carrefour

- Director of the Fondation avril

- Director of the Fondation Tunisie Développement (since October 2016)

- Director of FERDI (Public interest foundation)

International

- Director of Adenia Partners

- Director of I&P Développement

- Director of I&P Gestion

-  Chairman of the Board of Directors of I&P Afrique Entrepreneurs

Other positions and offices held over the past five years

- Director of ACET Ghana

- Director of Africa Capacity Building Initiative

- Director of Conservation International

- Chairman of Critical Ecosystem Partnership Fund (CEPF)

- Director of the Fondation Sanofi Espoir

(2) Position in a listed company.

The business address of all Directors and Officers, in relation to their positions, is that of Orange SA’s registered office (see Section 7.3.4 Registered office, legal form and applicable law).

Positions and offices held in 2017 by directors whose terms of office have ended since January 1, 2017

Daniel Bertho (director until December 2, 2017) - Director of Orange, member of the Innovation and Technology Committee

Ghislaine Coinaud (director until December 2, 2017) - Director of Orange, member of the Audit Committee

José-Luis Durán (director until July 26, 2017) - Director of Orange, member of the Audit Committee - Director of Inditex (2) - Chief Executive Officer of Value Retail Management (since November 2016)

 (2) Position in a listed company.

Pierre Louette (CEO Delegate until December 31, 2017)

- CEO Delegate of Orange (until December 31, 2017)

- Chairman of Orange Digital Ventures (until December 31, 2017) (1)

- Director of Orange Middle East and Africa (until December 29, 2017) (1)

- Chairman of the Board of Directors and Director of Orange Digital Investment (until December 31, 2017) (1)

- Chairman of Dailymotion (until September 16, 2017) (1)

- Member of the Supervisory Board of Iris Capital Management (until December 31, 2017) (1)

- Permanent representative of Orange Participations on the Board of Directors of Deezer (until December 29, 2017) (1)

- Director of RMN Grand Palais

- Director of the Fédération Française des Télécoms

- Director of Buyin SA (1)

- Director of Orange Spain (until December 29, 2017) (1)

- Director of Orange Silicon Valley (until December 29, 2017) (1)

-  Member of the Supervisory Board of Rocket Internet

(1) Company in which Orange holds an interest.

288[Back to contents]

Jean-Yves Gilet (director until January 19, 2017)

- President of Gilet Trust Invest (since June 20, 2016)

- Permanent representative of Bpifrance Participations on the Board of Directors of Orange, member of the Innovation and Technology Committee

- Director of Eiffage (2)

- Director of Eramet (2)

- Executive Vice-President of Stainless Steel Worldwide at ArcelorMittal

-  Member of the Management Board of Caisse des dépôts Group

(2) Position in a listed company.

Daniel Guillot (director until December 2, 2017) - Director of relationships with local authorities in the Ain department for Orange - Director of Orange and member of GCSER Committee

4.1.4.2   Information on Company Shares Held by Directors and Officers

Number of Shares held by Directors and Officers

According to the terms of Article 13 of the Bylaws, each director appointed by the Shareholders’ Meeting must hold a minimum number of 1,000 shares of the Company, except the director representing employee shareholders and the directors representing the public sector, who are exempt in accordance with the law. In the same way, directors elected by employees are not concerned by this obligation.

In addition, the Board of Directors has decided that each of the Corporate Officers shall also hold at least 1,000 registered shares.

The following information is provided as of the date of this Registration Document and to the Company’s knowledge:

Number of shares
Chairman and CEO	Stéphane Richard	31,340
Independent directors	Alexandre Bompard	1,000
	Charles-Henri Filippi	10,001
	Christel Heydemann	1,000
	Helle Kristoffersen	1,747
	Bernard Ramanantsoa	1,000
	Mouna Sepehri	1,000
	Jean-Michel Severino	1,000
Directors representing the public sector	Bpifrance Participations	254,219,602
	Anne Lange	0
	Lucie Muniesa	0
Directors elected by the employees	Sébastien Crozier	2,870
	Fabrice Jolys	65
	René Ollier	0
Director representing employee shareholders	Hélène Marcy	4,516
CEO Delegates	Ramon Fernandez	1,548
	Gervais Pellissier	34,449

Transactions by Directors and Officers on Company securities

The following table details the transactions (reported to the French Financial Markets Authority - AMF) performed on Orange securities during the 2017 fiscal year and between January 1, 2018 and the date of this Registration Document by the persons referred to in Article L. 621-18-2 of the French Monetary and Financial Code.

Name	Financial instrument	Type of transaction	Date of transaction	Number of shares	Average unit price (in euros)	Amount of the transaction (in euros)
José-Luis Durán	Equities	Acquisition	March 17, 2017	1,000	14.72	14,725
José-Luis Durán	Equities	Disposals	March 17, 2017	1,000	14.72	14,889

To the Company’s knowledge, no other transactions having to be reported to the AMF have taken place.

Restrictions regarding the disposal of shares by Directors and Officers

Directors and Officers holding shares under the Orange group’s savings plan through mutual funds that are invested in shares of the Company are subject to the lock-up rules applicable to investments in the savings plan under the provisions governing Company savings plans.

Moreover, Article 16 of the Board of Directors’ Internal Guidelines prevents members from engaging in any transactions relating to the securities of the listed companies of the Group in the periods preceding the publication of results, and more generally, if they have knowledge of privileged information, as well as from directly or indirectly engaging in short sales with respect to such securities.

289[Back to contents]

To the Company’s knowledge, none of the Company’s Directors or Officers has agreed any other restriction to his or her freedom to dispose without delay of his or her holding in the Company.

4.1.4.3   Other information

Court rulings and bankruptcy

To the Company’s knowledge, in the past five years:

- no Director or Officer has been found guilty of fraud;

- no Director or Officer has been involved in bankruptcy, receivership or liquidation proceedings;

- in December 2017, following the charges filed against Stéphane Richard in June 2013 in relation with the CDR-Tapie affair, the investigating judges ordered the case to be brought before the criminal court. No other charge or public sanction for an offense has been pronounced against a Director or Officer by a statutory or regulatory authority;

- no Director or Officer has been barred by a court from serving as a member of a management or supervisory body of a listed company or from being involved in the management or business operations of a listed company.

Family ties

To the Company’s knowledge, there are no family ties among Company Directors and Officers, or between the Directors and Officers and the Executive Committee members.

Conflicts of interest

Under Article 16 of the Internal Guidelines of the Board of Directors, which may be consulted on the Group’s website at www.orange.com, under the heading Group/Governance (see Section 4.2.1.4 Internal Guidelines), each director must notify the Chairman of the Board and the Lead Director of any situation concerning them liable to give rise to a conflict of interest with a Group company.

In particular, Article 10 of the Internal Guidelines of the Board of Directors entrusts the Lead Director with a specific prevention role regarding conflicts of interest which could occur, primarily by carrying out awareness initiatives. The Lead Director informs the Governance and Corporate Social and Environmental Responsibility Committee (GCSER), and the Board of Directors, should he deem it appropriate, of any potential or actual conflicts of interest affecting corporate officers and the other members of the Board of Directors. He/she may make recommendations to the GCSER Committee and the Board of Directors on how to manage potential conflicts of interest of which he/she becomes aware of or which are reported to him/her (see Section 4.2.1.7 Lead Director).

In addition, Article 16.3 of these Internal Guidelines stipulates that for any situation concerning a director that may create a conflict of interest, the director concerned shall refrain from participating in the vote on the corresponding resolution.

Moreover, a declaration relating to the existence or non-existence of a situation of conflict or divergence of interests (even potential) is requested annually from the Company’s Directors and Officers as part of the preparation of the Registration Document as well as when taking office and any renewals of office. Thus, an analysis was made prior to the co-option of Christel Heydemann by the Board of Directors on July 26, 2017. In its meeting of January 25, 2018, the GCSER Committee also took note of the annual declarations of the Directors and Officers (see Section 4.2.1.2 Independent directors). In this context, it examined in more detail the situation of Charles-Henri Filippi because of his appointment to the investment bank Lazard, and confirmed that this appointment did not hinder his independence.

To the Company’s knowledge and as of the date of this Registration Document, there is no potential conflict of interest between the duties of Directors or Corporate Officers with regard to Orange and their private interests or other duties.

To the Company’s knowledge, there is no arrangement or agreement with a major shareholder, customer, supplier or any other third party under which any member of the Board of Directors or Corporate Officer was appointed to the Board of Directors or Company’s General Management (respectively).

4.1.4.4   Shares and stock options held by members of the Executive Committee

As of the date of this document, to the Company’s knowledge, the members of Orange’s Executive Committee, including Stéphane Richard, Ramon Fernandez, and Gervais Pellissier, owned a total of 83,570 Orange shares, representing 0.005% of the capital.

As of the date of this document, the members of the Executive Committee do not hold any stock-options, as the plan granted in May 2007 expired in May 2017 (see Section 4.4.1 History of stock-option grants).

4.2  Functioning of the management and supervisory bodies

4.2.1    Operation of the Board of Directors

The Board of Directors presides over all decisions relating to the Group’s major strategic, economic, employment, financial or technological policies and monitors the implementation of these policies by the General Management.

4.2.1.1   Legal and statutory rules relating to the composition of the Board of Directors

In accordance with Article 13 of the Bylaws, the Board of Directors consists of 12 members minimum and 22 members maximum, including three directors representing the employees, and one director elected by the Shareholders’ Meeting on proposal of the employee shareholders. The term of office for directors is four years.

Since the Board of Directors implemented the provisions of Government Order No. 2014-948 of August 20, 2014 in relation to the governance and transactions in the capital of companies with public shareholding, the public sector has three representatives on

290[Back to contents]

the Board of Directors: one representative appointed by Ministerial Decree and two directors appointed by the Shareholders’ Meeting on the proposal of the French State.

4.2.1.2   Independent directors

The annual assessment of directors’ independence was carried out by the Board of Directors on February 20, 2018, on the basis of a proposal by the GCSER Committee. In assessing directors’ independence, the Board took into account all of the Afep-Medef Code criteria on Corporate Governance. These criteria state that a director, to be considered independent, must not:

- be nor have been within the last five years:

-  an employee or executive Corporate Officer of the Company,

-  an employee, executive Corporate Officer or director of a consolidated subsidiary of the Company,

-  an employee, executive Corporate Officer or director of the parent company or a consolidated subsidiary of the Company;

- be an executive Corporate Officer of a company in which Orange, directly or indirectly, holds a position on the Board of Directors or in which an employee appointed as such, or a person who is currently or was at any time in the previous five years an executive Corporate Officer of Orange, is a director;

- be a customer, supplier, commercial banker, investment banker:

-  that is material to the Company or its Group,

-  nor for which the Company or its Group represents a significant share of business. The assessment of the potential significance of the relationship with the Company or its Group must be debated by the Board, and the qualitative and/or quantitative criteria used in this assessment (continuity, economic dependence, exclusivity, etc.) must be explicitly stated in the Registration Document;

- have close family ties with a director or officer;

- have been a Statutory Auditor of the Company within the last five years;

- have been a director of the Company for more than twelve years. Under this criterion, loss of the status of independent director status occurs on the date at which this period of twelve years is reached.

The Board of Directors, as it does every year, discussed on February 20, 2018 the assessment of the potential significance of the ties between directors and the Company or Group.

Following the discussions, Christel Heydemann, Helle Kristoffersen, Mouna Sepehri, Alexandre Bompard, Bernard Ramanantsoa, Charles-Henri Filippi and Jean-Michel Severino were deemed to be independent according to the criteria of the Afep-Medef Code, representing seven of the Board’s fifteen members. As for José-Luis Durán, for the 2017 period during which he sat on the Board of Directors of the Company, he was also qualified as independent under the Afep-Medef Code.

The Board of Directors progressively reviewed the situation of several independent directors:

- the situation of Charles-Henri Filippi, because of the business relationship between the Orange group and Citibank; and more recently, in March 2018, when Charles-Henri Filippi joined Lazard as a managing partner in the Lazard financial advisory bank, because of the business relationship between that bank and the Orange group;

- the situation of Christel Heydemann, before her co-option by the Company’s Board of Directors in July, because of the business relationships that exist between the Orange Group and the Schneider Electric Group;

- the situation of Alexandre Bompard as part of his appointment as Chairman and Chief Executive Officer of Carrefour on July 18, 2017;

- the situation of Jean-Michel Severino, because of the business relationships that exist between the Orange group and the investment funds of the company I&P, of which he is manager.

The Board of Directors considered, given the nature and volume of the business relationships in question and the declaration of independence made by each of the aforementioned directors, that these relationships are insignificant for both the Orange group and for each of the groups or entities to which the directors concerned belong. The Board of Directors concluded that these relationships are therefore not likely to call into question their independence.

The three directors representing the public sector and the four directors representing employees and employee shareholders cannot, by definition, be deemed independent under the Afep-Medef Code. Stéphane Richard, the Chairman and CEO, is not considered an independent director because of the executive functions he holds within the Group.

Excluding the directors representing employees and employee shareholders who are not taken into account under the Afep-Medef Code for the purposes of calculating the proportion of independent directors, the Board thus has seven independent directors out of eleven, i.e. close to two-thirds of the Board, a proportion which is well within the recommendations of the Afep-Medef Code.

4.2.1.3   Applying the Principle of Balanced Representation between women and men

As of the date of this document, the Board of Directors has a total of six women among its fifteen members. Excluding the directors elected by the employees, who are not taken into account by the French law of January 27, 2011 on the balanced representation of women and men on Boards of Directors and Supervisory Boards and gender equality at work, the Company’s Board has six women out of twelve members, a proportion of 50% of women.

Moreover, of the three Board Committees - all of which are chaired by independent directors - two (GCSER and Innovation and Technology Committees) are chaired by women.

4.2.1.4   Internal Guidelines

In 2003, the Board of Directors adopted Internal Guidelines which define the guiding principles and procedures for its operations and those of its committees. They are available on the website www.orange.com, under the heading Group/Governance.

The Internal Guidelines have been updated on a number of occasions by the Board of Directors to reflect changes in the Company’s governance. The last update took place on October 25, 2017, to take into account in particular the participation, without voting rights, of the Worldwide Works Council in the Board meetings, to better specify the composition of the Joint Committee bringing together the three Board Committees (see Section 4.2.1.6 Board of Directors Committees), and to decide that the Chairman of the Audit Committee will chair it.

The Internal Guidelines specify, among other details, the respective responsibilities of the Board of Directors, the Chairman and the Chief Executive Officer, stipulating limits to the latter’s powers; they also define the rules governing the composition, powers and operating procedures of each Board committee.

The Internal Guidelines also specify the rules governing the information provided to directors and the meetings of the Board.

291[Back to contents]

4.2.1.5   Chairman of the Board of Directors

Article 1 of the Internal Guidelines of the Board of Directors specifies the role and duties of the Chairman.

The Chairman represents the Board of Directors and, except in unusual circumstances, is the only person authorized to act and speak in the Board’s name. He organizes and steers the work of the Board of Directors and ensures the efficient running of corporate bodies in line with the principles of good governance. He serves as a liaison between the Board of Directors and the Company’s shareholders, in coordination with the General Management; he monitors the quality of the Company’s financial information. When the roles of Chairman of the Board of Directors and Chief Executive Officer are split, he may, in close coordination with the General Management, represent the Company in its upper-level relations with the public authorities, the Group’s major partners and its major customers, both within France and internationally. In this case, he is briefed regularly by the Chief Executive Officer on the significant events and situations relating to Group operations, and he may seek any information from the CEO needed to inform the Board of Directors and its committees. The Chairman may meet with the Statutory Auditors in order to prepare the work of the Board of Directors and the Audit Committee. He may attend meetings of Board Committees under the conditions provided for in the Internal Guidelines.

In accordance with Articles 29-1 and 29-2 of French Law No. 90-568 of July 2, 1990, the Chairman of the Board of Directors also has the power to appoint and manage the civil servants employed by the Company.

Pursuant to the Company’s Bylaws, the Chairman of the Board of Directors can hold his position until the age of 70.

4.2.1.6   Committees of the Board of Directors

The Board of Directors is supported by expertise from three specialized committees. Their role is to provide informed input for the Board’s discussions and assist in preparing its decisions. These committees meet as often as is necessary. Their powers and operating procedures are set out in the Internal Guidelines of the Board of Directors. In line with the Afep-Medef Corporate Governance Code, significant responsibilities are given to independent directors. Orange also believes that it is useful that each committee benefits from the presence of at least one member who represents the public sector and at least one member representing employees or employee shareholders.

Composition of the Board Committees as of the date of this document

	Year Created	Chairman	Members
Audit Committee	1997	Bernard Ramanantsoa (1)	Sébastien Crozier
			Christel Heydemann (1)
			Lucie Muniesa
			Jean-Michel Severino (1) (2)
Governance and Corporate Social and Environmental Responsibility Committee (GCSER Committee)	2003	Mouna Sepehri (1)	Charles-Henri Filippi (1)
			Fabrice Jolys
			Anne Lange
Innovation and Technology Committee	2014	Helle Kristoffersen (1)	Alexandre Bompard (1)
			Hélène Marcy
			René Ollier
			Bpifrance Participations (Nicolas Dufourcq)

(1) Independent director.

(2)  Committee’s financial expert.

Audit Committee

In accordance with the Internal Guidelines of the Board of Directors, the Audit Committee has at least three members appointed by the Board. At least two-thirds of members must be independent (excluding directors representing employees or employee shareholders, who are not taken into account). The Chairman of the Audit Committee is chosen from among the independent directors.

The composition of the Audit Committee complies with the recommendations of the Afep-Medef Code, with three-quarters of its directors, excluding directors representing employees or employee shareholders, being independent, and with no Corporate Officer on the Committee. The composition of the Audit Committee also complies with the provisions of Article 14 of the Government Order No. 2008-1278 of December 8, 2008 relating to setting up a specialized committee to follow-up questions relating to the preparation and control of accounting and financial information.

The characteristics and responsibilities of the Committee also comply with the recommendations of the working group set up by the AMF, as detailed in its final report on audit committees published in July 2010. In this context, the Committee ensures that the internal control and risk management systems exist and that their effectiveness is monitored. It also examines the financial statements and management reports and monitors the preparation of the financial information in order to ensure that the information delivered to shareholders is both reliable and clear. The Committee also examines all investment or divestment projects in terms of consolidation scope, and monitors the conditions under which the Statutory Auditors carry out their tasks.

The responsibilities of the Audit Committee are detailed in Article 7 of the Internal Guidelines of the Board of Directors.

Financial Expertise within the Audit Committee

Members of the Audit Committee are required to have or to gain financial or accounting expertise. The Audit Committee must also have at least one member who is considered a financial expert.

Following the resignation of José-Luis Durán from the Board of Directors, Jean-Michel Severino was appointed financial expert of the Audit Committee because of his role as Financial Inspector, his past function as CEO of the Agence française de développement (AFD, French international development agency) and Vice-President of the World Bank for Asia, and of his current position as manager of the fund management company I&P.

292[Back to contents]

Governance and Corporate Social and Environmental Responsibility Committee

In accordance with the Internal Guidelines of the Board of Directors, the Governance and Corporate Social and Environmental Responsibility (GCSER) Committee has at least three members appointed by the Board.

Its composition is in line with the recommendations of the Afep-Medef Code, the ratio of independent directors being two to three (excluding Daniel Guillot and Fabrice Jolys, directors representing employees, who have successively served on the GCSER, and who are not included in this calculation).

The Committee has three major areas of responsibility, namely appointments and compensation, corporate social and environmental responsibility, and governance. It notably exercises the powers of the specialized committees responsible for the appointment and compensation of the Corporate Officers, the establishment of which is recommended in the Afep-Medef Code. In these areas, it is tasked in particular with making proposals to the Board of Directors, as well as to the Chairman and, as necessary, the CEO. It also considered the question of the renewal of Stéphane Richard’s term of office. Moreover, it is kept informed by the CEO of appointments to the Group’s Executive Committee and may, at the CEO’s request, issue an opinion on the methods used to determine their compensation. The Committee also ensures that a replacement plan for Corporate Officers is established.

The Committee also examines, in line with the Group’s strategy, the main thrust of the human resources and corporate social and environmental responsibility policies drawn up, based on discussions with the Group’s stakeholders. Once a year, it reviews the Ethics Committee’s report on the Group-wide actions to implement the ethical practices program, and is informed about the roll-out of the Group’s compliance programs.

Article 8 of the Internal Guidelines of the Board of Directors details the responsibilities of the Committee.

Innovation and Technology Committee

In accordance with the Internal Guidelines of the Board of Directors, the Innovation and Technology Committee has at least three members appointed by the Board.

The Committee notably reviews the major multi-annual investment programs and the major technology partnerships entered into by the Group, the Group’s strategic policies in terms of innovation and technology, and its performance in this respect.

Article 9 of the Internal Guidelines of the Board of Directors details the responsibilities of the Committee.

Joint Committee of Board Committees

In accordance with Article 11 of the Internal Guidelines of the Board of Directors - and without constituting a specialized committee of the Board itself - the Audit Committee, the Governance and Corporate Social and Environmental Responsibility Committee and the Innovation and Technology Committee meet in a joint forum once a year under the chairmanship of the Chairman of the Audit Committee or by the oldest member present. This Joint Committee is responsible for preparing the work of the Board of Directors relative to internal control and risk management systems. It met on September 19, 2017.

Ad hoc committees

Article 5 of the Internal Guidelines of the Board of Directors provides that the Board may decide, for certain technical issues relating to the Company’s operations and/or issues that may involve conflicts of interest and on which the Board of Directors is expected to give its view or make a decision, to establish an ad hoc committee consisting of independent directors to review these matters in consultation with the Company’s General Management.

4.2.1.7   Lead Director

The Internal Guidelines of the Board of Directors allow the Board to appoint a Lead Director from among the independent directors at the proposal of the GCSER Committee. A Lead Director must be appointed if the same person is both Chairman of the Board of Directors and Chief Executive Officer.

The Board of Directors meeting of December 7, 2016 appointed Charles-Henri Filippi as Lead Director. He remains a member of the GCSER. His duties and powers as Lead Director were defined by the Board of Directors, and in accordance with the Article 10 of the Internal Guidelines, based on the following:

- duties of the Lead Director:

the main mission of the Lead Director is to ensure smooth relations between the Board of Directors and the Company’s General Management. To this end, he/she is responsible for:

-  management of conflicts of interest: the Lead Director informs the GCSER Committee and, where appropriate, the Board of Directors, of any potential or actual conflicts of interest affecting the directors and officers of which he/she becomes aware or which are reported to him/her. Where necessary, he/she makes recommendations on how to manage such conflicts,

-  crisis situations: at the request of the Board of Directors, the Lead Director ensures that Corporate Governance enables the Company to cope with any exceptional crisis situations which it might confront,

-  assessment of the Board of Directors: the Lead Director may be called on to comment during the GCSER Committee’s assessment of the work of the Board of Directors and its committees,

-  report on activity: the Lead Director reports on the performance of his/her duties annually to the Board of Directors. At Shareholders’ Meetings, the Chairman of the Board of Directors may invite him/her to report on his/her work;

- powers of the Lead Director:

the powers of the Lead Director are subject to the limits on those of the Board of Directors and its committees:

-  convening the Board of Directors/Agenda: the Lead Director may ask the Chairman of the Board of Directors to call a Board meeting on a given agenda or propose additional agenda items to the Chairman of the Board of Directors. The Lead Director may convene the Board of Directors if the Chairman is unable to do so and may chair Board meetings when the Chairman is absent,

-  information for directors: the Lead Director ensures that the directors are able to carry out their duties in the best possible conditions, and in particular that they have all necessary information ahead of Board meetings,

-  committees of the Board of Directors: the Lead Director is not barred from serving as Chairman of any Board committee. He/she may, on proposal of the committee’s Chairman, contribute to the work of the committees related to his/her duties,

-  resources: the Lead Director has access through Orange’s Management to all documents and information required to carry out his/her duties,

-  compensation: the Board of Directors determines, when the Lead Director is appointed, the amount of compensation he/she receives for this role. In addition, the Lead Director can be reimbursed, against receipts, for any expenses incurred in the execution of his/her duties, notably travel costs.

293[Back to contents]

4.2.1.8   Board and committee activities during the fiscal year

Board activities

The Board of Directors met eight times in 2017. These meetings had an attendance rate of 92%. Additional information on the method for allocating and the payment of attendance fees is available in Section 4.4.2.1 Attendance Fees, which breaks down this information individually. The typical Board meeting lasts around four hours.

Each meeting is generally preceded by a meeting of one or more of the Board’s committees with a view to preparing its work and deliberations. The issues discussed by the committees are reported on to the Board of Directors.

In addition to the regular events in the course of the Company’s operations (review of operational performance, quarterly results, half-year and annual financial statements, review of budget, of risk factors, approval of Directors’ and Officers’ compensation, etc.), the Board reviewed the financial transaction involving the sale of a portion of the shares of BT Group Plc. held by Orange (see Note 11.7 to the consolidated financial statements), the financing needs of subsidiaries, and the FTTH investment plan in Spain. The Board of Directors, at its meeting on July 26, 2017, co-opted Christel Heydemann to replace José-Luis Durán (see Section 6.4 Report of the Board of Directors on the resolutions submitted to the Combined Ordinary and Extraordinary Shareholders’ Meeting of May 4, 2018). The Board reported on the modifications of its composition (see Section 4.1.1 Changes in the composition of the Board of Directors). The Council also reviewed the modification of its Internal Guidelines on October 25, 2017.

The Board of Directors monitored the implementation of the Essentials2020 strategic plan and consulted in the first half of 2017 with the CCUES (Central Committee of the Orange Works Council) on the strategic orientations. This annual consultation of the CCUES took place during the Board meeting on March 22, 2017 and will be renewed in 2018.

For the 2017-2019 period, the Board extended the long-term incentive plan (LTIP) for Directors and Officers. The Board of Director’s review of points related to the appointment, compensation and evaluation of Corporate Officers is done in the absence of the interested parties.

In accordance with the provisions of the Internal Guidelines, a meeting of the Board of Directors studied the existence and monitoring of the effectiveness of internal control and financial and non-financial risk management systems. This meeting was prepared by a joint meeting of the three committees of the Board of Directors.

The Board of Directors was presented with the Group’s 2016 CSR Assessment, together with the comprehensive CSR Report. It also approved the information on the corporate social and environmental issues of the Group included in the Report of the Board of Directors to the Shareholders’ Meeting.

In the annual review of its operations and that of its committees, the Board implemented the recommendations arising out of the formal assessment conducted in 2016 by the GCSER. The Board also decided to launch a self-assessment of its operations after the Shareholders’ Meeting of May 4, 2018 in order to be able to take into account the changes to the Board with the arrival of new members. (see Section 4.2.1.9 Periodic review of the work of the Board of Directors and its committees).

At the Board meeting on March 22, 2017, Charles-Henri Filippi reported on the performance of his duties as Lead Director in 2016. The main topics covered in this report were taken up in the 2016 Registration Document.

For 2017, the Lead Director’s report was presented to the Board of Directors on February 20, 2018 after being reviewed by the GCSER Committee at its meeting on February 7, 2018. The main topics covered in this report are:

- his special mission regarding the Chairman of the Board, which has not revealed any significant events likely to alter the confidence in him already expressed and renewed by the Board;

- monitoring, in cooperation with the GCSER Committee, the regular review of independence and any potential cases of conflicts of interest;

- confirmation that there are no exceptional situations that might threaten the Company’s Corporate Governance;

- the will to continue to promote a good dialog, in particular among directors and shareholders.

The Lead Director also regularly reported on subjects relating to his mission at the Board meetings.

Committee activities

Audit Committee

The Audit Committee met seven times in 2017. These meetings had an attendance rate of 90.9%.

It met regularly with Orange’s senior management and the main managers of the Group’s Finance Department, as well as with the Head of the Group Audit, Control and Risk Management Department and the Statutory Auditors in order to review with them their respective action plans and a follow-up on these plans.

Financial Reporting

In 2017, the Committee analyzed the statutory and consolidated financial statements for the 2016 fiscal year and the first half of 2017, together with the first and third quarter results for 2017. In its meeting on February 20, 2018, it reviewed the results of the fourth quarter of 2017, as well as the statutory and consolidated financial statements for the 2017 fiscal year. It verified that the processes for producing accounting and financial information complied with regulatory and legal requirements, especially in terms of internal control. In this respect, the Committee reviewed the draft Management Reports and heard the Statutory Auditors’ Reports. It also examined the budget for the fiscal year and its update, the 2018 budget, significant risks and off-balance sheet commitments and their accounting impact, as well as the results of the asset impairment tests.

In addition, the Committee reviewed all financial communications before their publication.

Internal Control and Risk Management, Ethics

Before approving each set of financial statements, the Committee undertook a review of the significant litigation in which the Group is involved.

Moreover, the Committee examined the results of the annual evaluation of the internal financial control system, which were presented to it by the Group Internal Control Department, and concluded that the system was effective (see Section 2.2.3 Summary of works on Internal Control implemented under Section 404 of the Sarbanes-Oxley Act).

The Committee also examined the major risks with which the Group could be faced. It also ensured that the recommendations formulated by the Audit, Control and Risk Management Department after the internal audit assignments were correctly implemented. The findings of the audit assignments as well as the agenda of the upcoming audit assignments were presented. The description of the main risks is presented in Section 2.1 Risk factors.

294[Back to contents]

Finally, the Committee was presented with the reform of the external audit and the external audit plan, and examined the Group’s tax situation.

Management of Debt and Cash

The Committee regularly examined the Group’s policy on debt refinancing and cash management.

Expansion Plans and Strategic Plan

The Committee was informed of the situation of the Group’s holdings in Iraq and Tunisia. It was also presented a review of operations in Africa.

Furthermore, the Committee reviewed the follow-up of the Essentials2020 strategic plan.

Statutory Auditors

The Committee reviewed the fees for the Statutory Auditors for 2017 and the financial terms of their work during the year.

Governance and Corporate Social and Environmental Responsibility Committee (GCSER Committee)

The GCSER Committee met six times in 2017. These meetings had an attendance rate of 92%.

Compensation of Directors and Officers

In the beginning of 2017, the Committee determined the target proposals and calculation methods for the variable portion of the compensation of the Chairman and CEO and the CEO Delegates for 2017. The calculation of the variable portion of Corporate Officer compensation is based on a weighted average of four indicators that focus on the Group’s growth, profitability, quality of service, and CSR performance. The indicators and their relative weighting are described in Section 4.3.1 Compensation of Directors and Officers.

In February 2018, the Committee determined the target proposals for Corporate Officers in 2018.

In addition, the Committee monitored the implementation of the long-term incentive plan (LTIP) for Corporate Officers and members of the Executive Committee for the 2015-2017 and 2016-2018 periods. In February 2017, on the Committee’s proposal, the LTIP mechanism changed for the 2017-2019 period to encourage Corporate Officers’ loyalty and to better align their interests with those of the Company and the shareholders (see Section 4.4.1 Report of the Board of Directors on compensation and benefits paid to Corporate Officers). At the start of 2018, on Committee proposal, the terms of the LTIP 2017-2019 were renewed for the 2018-2020 period. The terms, procedures and conditions of these LTIPs are described in Section 4.4.1. Lastly, the Committee prepared the breakdown of attendance fees for directors in respect of 2017 and defined the allocation mechanism for 2018 (see Section 4.4.1 Report of the Board of Directors on compensation and benefits paid to Corporate Officers).

Governance and operation of the Board

The Committee considered the Chairman’s Report on Corporate Governance and Internal Control.

It also reviewed, like every year, each of the independent directors’ positions in terms of the independence criteria set out in the Afep-Medef Code. This review allowed it to propose to the Board that it qualify seven directors as independent according to the Afep-Medef Code (see Section 4.2.1.2 Independent directors).

The Committee also considered the annual activity report of the Lead Director.

Finally, the Committee decided to undertake the self-assessment of the operating procedures of the Board and its committees, including the measurement of the effective contribution of the directors, after the 2018 Shareholders’ Meeting, scheduled for May 4 (see Section 4.2.1.9 Periodic review of the work of the Board of Directors and its committees).

Nomination

In February 2017, the Committee proposed the appointment of Alexandre Bompard and the renewal of Bpifrance Participations as members of the Innovation and Technology Committee (ITC).

In July 2017, the Committee discussed the composition of the Board of Directors and proposed to the Board to co-opt Christel Heydemann to replace José-Luis Durán, who resigned.

In October 2017, it proposed the nomination of Christel Heydemann, whose co-option ratification was proposed to the Shareholders’ Meeting, as a member of the Audit Committee.

In November 2017, the Committee was informed of the nomination of three directors elected by the employees: Sébastien Crozier, Fabrice Jolys and René Ollier, to replace Daniel Bertho, Ghislaine Coinaud and Daniel Guillot, whose terms of office expired on December 2, 2017. The Committee was also informed of the proposed allocation of seats by the three new directors elected at the level of the Board’s specialized committees. Following the decision of the Board of Directors on December 6, 2017, Sébastien Crozier, Fabrice Jolys and René Ollier sit respectively on the Audit Committee, replacing Ghislaine Coinaud, on the GCSER Committee replacing Daniel Guillot and, finally, on the Innovation and Technology Committee replacing Daniel Bertho.

CSER, ethics, compliance

The Committee reviewed the strategy and important issues related to the Group’s corporate social and environmental responsibility policies. It examined the major achievements and the 2016 summary of this work. The Committee reported to the Board of Directors on its work on this subject.

The progress of the roll-out within the Group of the program to prevent corruption, in particular within the framework of the implementation of the measures resulting from French Law No. 2016-1691 of December 9, 2016 on transparency, the fight against corruption and the modernization of the economy, was presented to the committee and a statement was made to the Board of Directors.

The Committee also examined the annual report on ethics and compliance and studied the Group-wide actions to implement the ethical practices and compliance program (see Section 5 Corporate social and environmental responsibility - Ethics Committee).

The Board of Directors had formulated recommendations at its meeting on July 25, 2016 as part of the periodic review of its work, among which featured the development and monitoring of replacement plans for the Corporate Officers. These replacement plans, which were not reviewed by the Board in 2017, are discussed periodically by the Committee - notably at its meeting on January 25, 2018 - particularly in view of the end of Stéphane Richard’s term of office.

Labor

The Committee monitored changes in the half-year indicators of the employee satisfaction survey. The Annual Report on equal pay and gender equality in the workplace was presented in detail and the Committee prepared the corresponding Board’s resolution.

Innovation and Technology Committee (ITC)

The ITC met four times in 2017. These meetings had an attendance rate of 95%.

As part of its work, two years after its first meeting, the Committee was presented its major innovation and research projects, a review of innovation value creation and the contribution associated with the Essentials2020 strategic plan, the Internet of Things, the Cloud, patents, and the intellectual property strategy and the importance of artificial intelligence for the Group.

295[Back to contents]

Joint Committee

At a Joint Committee meeting in September 2017, the members of the Audit Committee, the GCSER and the Innovation and Technology Committees studied the effectiveness of the risk management system, with a review of 2016 and the first half of 2017 and a focus on the Group’s major risks. Fraud prevention and detection mechanisms were also examined.

Strategic seminar

Pursuant to its Internal Guidelines, the Board of Directors met with all its members for two strategic seminars in July 2017, then with the members of the Executive Committee in November 2017. These meetings allowed members to view presentations on and discuss the Group’s financial, strategic, social and regulatory positions, as well as the results of actions undertaken in France and around the world. The directors also conducted a mid-term review of the highlights of the Essentials2020 plan.

4.2.1.9   Periodic review of the work of the Board of Directors and its committees

The GCSER, followed by the Board, took note of and discussed the work of an experienced consultant with in-depth knowledge on the governance of CAC40 companies at their June and July 2016 meetings. During the Board of Directors’ discussion at its meeting of July 25, 2016, the following items were identified:

- the directors were very positive overall in their general assessment of the quality of governance. The Board was unanimously recognized as efficient and compliant with the rules and best practices recommended by the Afep-Medef Code.

The Board noted that a large part of the recommendations had been implemented. It noted in particular the improvements concerning the higher level of involvement of the Board in the Group’s strategy, diversity in the Board’s composition (with a strengthening of women and new academic and digital expertise) and the quality of information and dialogue;

- concerning the 2016-2017 period, the Board of Directors had formulated the following recommendations:

-  reinforce an environment conducive to group brainstorming, in particular:

- by developing dialogue outside of Board meetings and by dedicating more time to long-term issues related to the Group’s competitive environment,

- by strengthening Board’s involvement in the development and monitoring of the strategic plan,

- by formalizing an induction program for new directors based on their profiles and the needs they express;

-  examine the development and monitoring of replacement plans with the GCSER, in particular:

- by formalizing an appointment process for a transition manager in the event of an unforeseen vacancy of the Chairman and Chief Executive Officer,

- by continuing dialogue between the GCSER and the Group Human Resources Department on the implementation and monitoring of replacement plans for Corporate Officers and senior executives of the Company, as well as on the individual and collective development programs for high potential managers;

-  continue the internationalization and the development of sectoral and, in particular, digital expertise and diversity within the Board of Directors;

-  examine the various measures aimed at improving how the Board of Directors and its Committees operate, in particular measures enabling them to have more visibility or measures for the prioritization of risks and ensure a post-mortem monitoring of certain acquisitions.

The implementation of these recommendations was continued in 2017. Then, taking into account the recommendations made in the Afep-Medef Code, the GCSER Committee proposed to the Board of Directors at its meeting of December 6, 2017 that a self-assessment of the Board be conducted in 2018.

4.2.2    Operation of the General Management

4.2.2.1   Form of exercise of General Management

On February 23, 2011, the Board of Directors decided to combine the roles of Chairman and Chief Executive Officer and to appoint Stéphane Richard as Chairman of the Board of Directors with responsibility for the General Management of the Company. It considered this management structure to be the most appropriate for the Company’s organization and operation, because it allows the General Management to benefit from his business knowledge and experience in order to bring forward and defend the Company’s strategy, offering greater transparency between General Management and the Board of Directors, while optimizing coordination of operations within the Group and facilitating agile decision-making.

In this context, the presence of CEO Delegates with defined areas of competence alongside the Chairman and Chief Executive Officer, and seven independent directors on the Board, as well as a statutory Lead Director with significant roles and powers, and the frequent meetings of the Board of Directors (8 sessions in 2017) and its committees, ensure robust governance that focuses on efficiency and performance while ensuring a balance of power. In addition, each of the three committees of the Board of Directors (Audit Committee, GCSER Committee and Innovation and Technology Committee) is chaired by an independent director. As in previous assessments, all directors were consulted during the assessment process in the first half of 2016, and combining the roles of Chairman and Chief Executive Officer was considered to be the most appropriate given the Company’s situation. The same outcome was noted in 2012 and 2014. This topic will be on the agenda of the Board’s self-assessment in 2018.

4.2.2.2   Limits set on the Chairman and Chief Executive Officer’s authority

The Chairman and Chief Executive Officer is invested with extensive powers to act in the Company’s name. He exercises his powers within the limits of the Company purpose and subject to those limits that the law and Internal Guidelines of the Board of Directors expressly reserve for the latter. He is supported in this task by the Chief Executive Officer Delegates and the Executive Committee.

Article 2 of the Internal Guidelines of the Board of Directors provides that the Chairman and CEO must obtain the Board’s prior authorization before committing the Company to:

296[Back to contents]

- investments or divestments exceeding 200 million euros per transaction falling within the consolidation scope, and when the total consolidated exposure exceeds the Board’s prior authorization for such an investment; or

- any new investment (excluding acquisitions of telecom spectrum) under the Group’s major multi-annual technology programs in its main territories (such as FTTH, 4G, etc.) in an average amount per annum exceeding 2.5% of the Group’s investments budgeted during the year in question.

In addition, acquisitions of telecom spectrum by the Group in the territories representing at least 10% of the consolidated revenues must be subject to prior presentation to the Board of Directors, with the latter setting a maximum auction price.

Investments or divestments remain, as the case may be, subject to independent review by the governing bodies of the subsidiaries in question.

Furthermore, any investment or divestment that falls outside the scope of the Company’s strategy and involves a transaction in excess of 20 million euros must first be approved by the Board of Directors. Where relevant, the Board of Directors must be kept informed of any significant new developments regarding such transactions.

The Chief Executive Officer must also obtain annual authorization from the Board of Directors, within ceilings determined by it, to allow the Company to issue bonds or equivalent securities or arrange syndicated bank facilities.

4.2.2.3   Executive Committee and Group governance committees

The Executive Committee, under the authority of the Chairman and CEO, is responsible for managing the Group and coordinating the implementation of its strategy. It oversees the achievement of operational, labor relations and technical objectives, as well as of those relating to the allocation of financial resources. Its meetings are held weekly. Its composition is specified in Section 4.1.3.

Stéphane Richard has delegated a series of powers and signing authority to each member of the Executive Committee, each of whom has applied them in their respective area of expertise.

Several specialized committees reporting to the Executive Committee were created to apply or oversee the implementation of its directives throughout the Group. The main committees that support Group governance are the Group Investment Committee, the Treasury and Financing Committee, the Tax Committee, the Claims and Commitments Committee, the Risks Committee, the Employment and Skills Committee and the Disclosure Committee. Each committee has adopted Internal Guidelines or a charter defining their operating and deliberation procedures. These committees are also responsible for monitoring risk management with regard to financial liabilities, thereby helping to limit the Group’s overall exposure.

The Group Investment Committee, which operates under the authority of the Chairman and CEO, is chaired by the CEO Delegate in charge of Finance and Strategy and includes four other permanent members: the CEO Delegate in charge of Europe, the General Secretariat, the Senior Executive Vice-President in charge of Innovation, Marketing and Technology and the Deputy CEO in charge of Customer Experience and Mobile Financial Services. Its role is to review projects implying financial commitments, off-balance sheet commitments and extra-financial implications for the Group. The Committee has decision-making authority on investment projects in IT and service platforms as well as bids in response to tender offers on the Enterprise market exceeding 10 million euros, and on other investment projects exceeding 30 million euros (including in both cases implied operational expenses). It also has a recommendation-making power on mergers and acquisitions and on agreements with MVNOs or public-to-private service concessions (the final decision being made by the Executive Committee). This Committee meets as often as it deems necessary and in general once a week, as requested by one of the members of the Executive Committee.

The Treasury and Financing Committee, chaired by the CEO Delegate in charge of Finance and Strategy, sets the guidelines for managing the Group’s debt quarterly, especially in respect of its liquidity, interest rate, exchange rate and counterparty risks. The financial monitoring of the subsidiaries is also presented to the Committee. The Committee also reviews past management (key debt figures, completed transactions, financial results, etc.).

The Tax Committee is chaired by the CEO Delegate in charge of the Group’s Finance and Strategy. Its role is to review the major tax issues in order to determine their accounting consequences, if any. The materiality threshold for tax matters that must be submitted to the Tax Committee is 10 million euros. This Committee meets twice a year. However, the Committee may convene special meetings to assess and approve the tax options to be taken on issues that are particularly important for the Group. The Tax Committee met three times in 2017.

The Claims and Commitments Committee, which is chaired by the General Secretariat, examines the Group’s significant litigation and contractual commitments, in order to ensure, in particular, that the related risks are as necessary taken into consideration as accounting provisions. The Committee’s mandate also includes approving the information in the notes to the financial statements on significant litigation. The Committee met seven times in 2017.

The Risks Committee, which operates under the authority of the Chairman and Chief Executive Officer, is chaired by the CEO Delegate in charge of Group Finance and Strategy. It is made up of members of the Executive Committee, nine of whom are permanent members. The Committee’s role is to review the Group’s principal risks and to propose to the Executive Committee all decisions regarding risk management and the quality of internal control, as well as to assist General Management in its risk management reporting to the Audit Committee and Board of Directors. In this respect, the Committee validates the risk mapping, validates and monitors the execution of the annual internal audit program and ensures the monitoring of the implementation of audit recommendations and corrective action plans. It monitors the fraud prevention and corruption prevention programs. It is also informed of the main work on internal control, and ensures the consistency of the internal control and internal audit plans with the risk management objectives. In 2017, the Committee met five times.

The Employment and Skills Committee, which operates under the authority of the Chairman and CEO, is chaired, by delegation, by the Senior Executive Vice-President in charge of Human Resources. It is made up of members of the Executive Committee or, by delegation, of their representatives. The Committee plays a key role in implementing the Group’s employment policy. The Employment and Skills Committee examines restructuring projects that may have a significant impact on jobs and the job outlook in the Group’s business lines, divisions and countries. It also looks at all plans for external hires in France. In this context, it issues recommendations on each candidate presented. The Committee meets several times a month.

297[Back to contents]

The Disclosure Committee operates under the authority of the CEO Delegate in charge of the Group’s Finance and Strategy. It is chaired, by delegation, by the Group Chief Accounting Officer, and includes the relevant Department heads within the accounting, legal, internal audit, controlling, investor relations and communications fields. It ensures integrity, accuracy, and compliance with applicable laws and regulations and recognized practices, and ensures the consistency and quality of the Group’s financial information. It carries out this mission within the procedural framework for the preparation and validation of financial information as defined by the Group. Accordingly, it examines all financial disclosures made by the Company: the consolidated financial statements, the annual and half-yearly financial reports, the Registration Document filed with the AMF, the US Annual Report (Form 20-F) filed with the SEC, and any press releases containing financial information and presentations to institutional investors. In addition, the Committee looks at financial communication distributed by the principal listed subsidiaries. It met 14 times in 2017.

4.3  Reference to a Code of Corporate Governance

Orange refers to the Afep-Medef Corporate Governance Code for listed companies revised in November 2016, which may be consulted on the Orange, Afep and Medef websites.

Under the Comply or Explain rule provided for in Article L. 225-37 of the French Commercial Code, the Company states its compliance with the recommendations of the Afep-Medef Code as of the date of this document.

Main differences with the rules of the New York Stock Exchange

Orange has endeavored to take the New York Stock Exchange (NYSE) Corporate Governance standards into account. However, since the Company is not a US company, most of these rules do not apply to it, and the Company is allowed to follow the rules applicable in France instead. Accordingly, Orange has elected to refer to the Afep-Medef Code, where the recommendations differ in some respects from the NYSE governance rules applicable to US companies listed on the NYSE.

The main differences between Orange’s practices and the rules applicable to US companies are described in Orange’s annual report (Form 20-F) filed with the Securities and Exchange Commission of the United States.

4.4  Compensation and benefits paid to Directors, Officers and Senior Management

4.4.1    Report of the Board of Directors on compensation and benefits paid to Corporate Officers

The Company refers to the Afep-Medef Corporate Governance Code for listed companies as a general baseline, in particular for compensation matters.

The compensation policy for Directors and Officers, which is the subject of this Report of the Board of Directors, will be subject to the approval of the shareholders pursuant to Article L. 225-37-2 of the French Commercial Code introduced by the so-called “Sapin II Law” of December 9, 2016 on transparency, the fight against corruption, and modernization of the economy.

This report also presents the itemized total compensation and benefits of any kind paid during the fiscal year ended December 31, 2017 to Directors and Officers, which are submitted to an advisory vote by the shareholders pursuant to Article 26 of the Afep-Medef Code as amended in November 2016.

This report was prepared under the aegis of the Governance and Corporate Social and Environmental Responsibility Committee (GCSER Committee).

298[Back to contents]

4.4.1.1   Amount of compensation paid to Corporate Officers

The tables below follow the standard presentation recommended in the Afep-Medef Code[2].

Summary of the compensation, stock options and shares allocated to each Corporate Officer (table No. 1 of the Afep-Medef Code)

(in euros)	2017	2016
Stéphane Richard
Gross compensation in respect of fiscal year (detailed in table 2)	1,744,999	1,546,267
Valuation of options allocated throughout the year	-	-
Valuation of performance shares allocated throughout the year		-
Total	1,744,999	1,546,267
Ramon Fernandez
Gross compensation in respect of fiscal year (detailed in table 2)	1,066,198	915,922
Valuation of options allocated throughout the year	-	-
Valuation of performance shares allocated throughout the year		-
Total	1,066,198	915,922
Pierre Louette
Gross compensation in respect of fiscal year (detailed in table 2)	1,095,474	924,146
Valuation of options allocated throughout the year	-	-
Valuation of performance shares allocated throughout the year		-
Total	1,095,474	924,146
Gervais Pellissier
Gross compensation in respect of fiscal year (detailed in table 2)	1,173,305	1,043,241
Valuation of options allocated throughout the year	-	-
Valuation of performance shares allocated throughout the year		-
Total	1,173,305	1,043,241
299[Back to contents]

Summary of the compensation paid to each Corporate Officer (table No. 2 of the Afep-Medef Code)

Gross amounts (in euros)	2017		2016
	Amounts due in respect of fiscal year	Amounts paid in respect of the fiscal year	Amounts paid in respect of fiscal year	Amounts paid in respect of the fiscal year
Stéphane Richard
Fixed compensation	900,000	900,000	900,000	900,000
Variable compensation	533,250	640,906	640,906	540,000
Multi-year variable compensation	300,000	-	-	-
Exceptional compensation	-	-	-	-
Attendance fees (1)	-	-	-	-
Benefits in kind	11,749	11,749	5,361	5,361
Total	1,744,999	1,552,655	1,546,267	1,445,361
Ramon Fernandez
Fixed compensation	600,000	600,000	600,000	600,000
Variable compensation	296,250	300,000	300,000	N/A
Multi-year variable compensation	160,000	-	-	-
Exceptional compensation	-	-	-	-
Attendance fees	N/A	N/A	N/A	N/A
Benefits in kind	9,948	9,948	15,922	15,922
Total	1,066,198	909,948	915,922	615,922
Pierre Louette
Fixed compensation	600,000	600,000	600,000	600,000
Variable compensation	296,250	300,000	300,000	N/A
Multi-year variable compensation	166,667	-	-	-
Exceptional compensation	-	-	-	-
Attendance fees	N/A	N/A	N/A	N/A
Benefits in kind	32,557	32,557	24,146	24,146
Total	1,095,474	932,557	924,146	624,146
Gervais Pellissier
Fixed compensation	600,000	600,000	600,000	600,000
Variable compensation	355,500	427,271	427,271	454,789
Multi-year variable compensation	200,000	-	-	-
Exceptional compensation	-	-	-	-
Attendance fees	N/A	N/A	N/A	N/A
Benefits in kind	17,805	17,805	15,970	15,970
Total	1,173,305	1,045,076	1,043,241	1,070,759

(1) Stéphane Richard has waived his right to receive attendance fees.

N/A: not applicable.

Calculation of annual variable compensation

In 2017, Stéphane Richard and Gervais Pellissier were entitled to a variable portion, on an achieved targets basis, capped at 60% of their annual fixed compensation.

In 2017, Ramon Fernandez and Pierre Louette were entitled to a variable portion, on an achieved targets basis, capped at 50% of their annual fixed compensation.

Targets and results achieved

In 2017, the structure of the annual variable compensation of the Corporate Officers was based on the weighted average of four indicators emphasizing the Group’s growth, its profitability, the customer experience, and CSR performance (see Section 4.4.1.2 Compensation principles and criteria for Corporate Officers in 2017).

Growth in revenues (for 20%)

The Revenue growth target (on a comparable basis) set for Corporate Officers in 2017 was in line with the Group budget, i.e. 0.83%.

Growth of +1.24% triggered the indicator, and, on the basis of the elasticity curve (whose trigger point is 0.33%), the end result is 1.

Adjusted EBITDA (for 30%)

The adjusted EBITDA target set for Corporate Officers for 2017 was in line with the Group’s budget, i.e. 12,724 million euros. With adjusted EBITDA of 12,819 million euros, the objective was exceeded and the application of the elasticity curve put the result at 1.

Customer Experience (for 17%)

The customer experience indicator is divided in two sub-indicators: a mass market customer experience indicator (B2C customer survey) which accounts for 75% of the result, and a global B2B customer experience indicator (B2B customer survey) for 25%.

The B2C indicator is the mean recommendation score (MRS), given by customers expressed out of 100. As for B2B, two indicators are used alternatively depending on the country: either the Customer Loyalty Index (CLI), or the MRS customer indicator.

300[Back to contents]

These surveys are conducted in several countries: in France, in the Europe region as well as the MEA region, and with the Enterprise customers of Orange Business Services.

In 2017, the target for the B2C indicator was 78.2; the final figure was 77.8 versus 77 in 2016 and 77.2 in 2015.

For the B2B indicator, the target was set at 100% and the final figure was 100.1%, compared to 101.6% in 2016 and 102.1% in 2015.

The elasticity curve applied to this indicator gives a valuation of 0.925.

CSR performance (for 33%)

The target was to achieve overall progress in the six indicator components:

- three are related to the result of the salary survey, which is conducted on an annual basis by an external agency. Results are reviewed based on the employees’ perceptions in connection with three topics: skills, collective agility, commitment;

- three components correspond to the changes occurring in five human resources indicators: the percentage of managers trained in collaborative methods, the satisfaction of employees active on the Plazza internal social network, and the percentage of women in the management networks.

Changes in each of these indicators are measured annually. The 2017 result was +6. The elasticity curve applied to this indicator gives a valuation of 1.

Calculation of the variable portion

The combination of the four indicators applied to the variable target results, after weighting, in a coefficient of 0.988 for Directors and Officers.

The application of these results to the Corporate Officers’ respective variable targets yields the following results:

- for Stéphane Richard: the calculated variable compensation is 533,250 euros gross, or 59.25% of his fixed compensation;

- for Gervais Pellissier: the calculated variable compensation is 355,500 euros gross, or 59.25% of his fixed compensation;

- for Ramon Fernandez and Pierre Louette: the calculated variable compensation is 296,250 euros gross each, or 49.38% of their fixed compensation.

Calculation of the 2015-2017 long-term incentive plan (LTIP)

Stéphane Richard and Gervais Pellissier receive, for their services, the results of the 2015-2017 LTIP, making up 40% of their annual fixed cash compensation at January 1, 2015.

Ramon Fernandez and Pierre Louette receive, as members of the Executive Committee at January 1, 2015, the results of the 2015-2017 LTIP, making up 40% of their annual fixed cash compensation at January 1, 2015.

2015-2017 LTIP criteria

The performance conditions of this plan are measured using the following two criteria:

- Total Shareholder Return (TSR) for 50%: comparative change between the Orange TSR and the TSR of the Stoxx Europe 600 Telecommunications index over the duration of the plan;

- change in value market share for 50%: year-on-year growth in the Group’s market share in a list of countries where the Group operates compared to other telecom operators in these same areas.

The result is modulated on the following criteria that are intended to enlighten the Board of Directors about implementation of the Essentials2020 strategic plan and to define, with a modulation of +/-15%, the amount that will be paid in cash:

- restated EBITDA;

- diversification revenue;

- average mobile fixed data speed;

- brand power.

TSR

The TSR criterion is maintained for the 2015-2017 period. The Orange 2017 index at 17.27, increased by 29% compared to the 2014 value, whereas the Stoxx Europe 600 Telecommunications index rose by 6% to 339.87 compared to 321.21. This yielded a valuation of 50%.

Value market share

The value market share was recorded for the years 2016 and 2017. Given that it was not recorded in 2015, it yields a valuation of 33.33%.

Modulation criteria

Two modulation indicators were maintained (EBITDA and average mobile fixed data speed). Two were not maintained (diversification revenue and brand power). In this context, no modulation was applied.

Calculation of the LTIP amount

The addition of the results on the two criteria without modulation yields a result of 83.33%.

The application of this result to the LTIP stakes of the Directors and Officers yields:

- for Stéphane Richard: 300,000 euros gross;

- for Gervais Pellissier: 200,000 euros gross;

- for Pierre Louette: 166,667 euros gross;

- for Ramon Fernandez: 160,000 euros gross.

Stock options allocated to each Corporate Officer during the fiscal year (table No. 4 of the Afep-Medef Code)

During the 2017 fiscal year, neither Orange SA nor any other of the Group’s companies granted any stock options to Corporate Officers.

Stock options exercised by each Corporate Officer during the fiscal year (table No. 5 of the Afep-Medef Code)

Stéphane Richard has no Company stock options.

Gervais Pellissier, the only Corporate Officer to have received options, did not exercise any of them during the 2017 fiscal year (see below - History of stock-option grants).

As of December 31, 2017, no more options are granted.

301[Back to contents]

Performance shares allocated during the fiscal year to each Corporate Officer (table No. 6 of the Afep-Medef Code)

On July 27, 2017, Orange SA’s Board of Directors awarded, as part of the 2017-2019 LTIP plan, 25,000 shares to CEO Stéphane Richard and 17,000 shares to the CEO Delegates Gervais Pellissier, Pierre Louette and Ramon Fernandez.

Performance shares vested to each Corporate Officer during the fiscal year (table No. 7 of the Afep-Medef Code)

None.

History of stock-option grants (table No. 8 of the Afep-Medef Code)

Stock options granted by Orange SA	Plan May 2007	Total
Date of Shareholders’ Meeting authorizing the plan	9/1/2004
Date of Board Meeting granting the options	5/21/2007
Number of beneficiaries	1,152
Total number of options granted	10,093,300	10,093,300
o/w options granted to Orange SA Directors and Officers:
- Gervais Pellissier	53,000	53,000
o/w options granted to top ten beneficiary employees	605,000	605,000
First possible vesting date	5/21/2010
Expiration date	5/21/2017
Stock option exercise price	€21.61
Number of options exercised during the 2017 fiscal year	0	0
Total number of options exercised at 12/31/2017	43,500	43,500
Total number of canceled options at 12/31/2017	2,048,800	2,048,800
Total number of options outstanding at 12/31/2017	0	0

The last stock option plan still in effect expired on May 21, 2017 (see Note 6.3 of the consolidated financial statements, Section 3.3). Gervais Pellissier, the only Officer to have received options from this last plan has not exercised any of them.

History of performance share grants (table No. 9 of the Afep-Medef Code)

In addition to the 2017-2019 long-term incentive plan (see below), the Orange Board of Directors decided on October 25, 2017 to launch a free share award plan with performance conditions: Orange Vision 2020 The Corporate Officers were not awarded shares under the Orange Vision 2020 plan.

Summary of the multi-year variable compensation paid to each Corporate Officer (table No. 10 of the Afep-Medef Code)

The Board of Directors implemented three Long-Term Incentive Plans (LTIP) in cash for Corporate Officers for 2015-2017 and 2016-2018, and in shares for 2017-2019.

Other benefits granted to Corporate Officers (table No. 11 of the Afep-Medef Code)

Corporate Officers	Employment Contract	Supplemental retirement plan	Compensation or benefits due or likely to be due upon termination or change of office	Compensation payable under a non-competition clause
Stéphane Richard	No	No	No	No
Ramon Fernandez	No	No	No	No
Pierre Louette	No	No	No	No
Gervais Pellissier	No	No	No	No
302[Back to contents]

4.4.1.2   Compensation principles and criteria for Corporate Officers in 2018

The compensation policy for Corporate Officers is set by the Board of Directors and revised yearly based on the recommendations of the GCSER Committee.

This compensation policy is based on the following deciding principles:

Completeness

All compensation and benefits are analyzed by item, then comprehensively, to obtain the appropriate balance among fixed and variable, individual and group, and short and long-term compensation.

Compliance

The compensation policy was established following the recommendations of the Afep-Medef Code as revised in November 2016.

Alignment of interests

The compensation policy is both a management tool for attracting, motivating, and retaining the talent the Company needs, and a way to meet the expectations of shareholders and other stakeholders in terms of transparency and performance linking.

Comparability

Surveys are regularly used to ensure that compensation levels and structures are competitive with a panel of companies comparable in terms of size and international scope, both among the major industrial groups in France and among international companies in the Telecom sector.

The Board of Directors has decided that for each of the Corporate Officers, any changes to their compensation (in particular their fixed compensation) will be based on the comparative analyses of these two sets of companies.

These principles are strictly applied by the GCSER in its work, both in preparing and developing the compensation policy for Corporate Officers submitted to the Board of Directors, and in proposing their respective compensation amounts.

Compensation structure for Corporate Officers

The compensation structure for each of the Corporate Officers consists mainly of cash compensation in the form of yearly fixed compensation and variable compensation, and multi-year variable compensation in the form of performance shares, if approved by the Shareholders’ Meeting on May 4, 2018. Each of these items is more fully detailed below.

Fixed compensation

Fixed compensation of Corporate Officers is based on:

- the level and complexity of their responsibilities;

- the experience and path of those holding these positions;

- and market analysis for comparable positions.

The fixed compensation of Directors and Officers remains unchanged for current terms of office. For the new terms of office, the Board of Directors decided:

- to increase the annual fixed compensation of the Chairman and Chief Executive Officer to 950,000 euros;

- to maintain the annual fixed compensation of the CEO Delegates at 600,000 euros.

In accordance with the provisions of Article L. 225-37-2 of the French Commercial Code, this point is the subject of a resolution to validate these fixed compensation levels for corporate officers (ex-ante “say on pay”) and the vote will be submitted for the approval of the Shareholders’ Meeting on May 4, 2018 (see Section 6.3 Draft resolutions).

Variable compensation

The purpose of variable compensation is to inspire Corporate Officers to achieve the annual performance targets set for them by the Board of Directors, consistent with the Company’s strategy. Pursuant to the Afep-Medef Code, the potential amount of variable compensation is expressed as a percentage of fixed compensation.

To be precise, this variable share depends on performance levels applied to financial and non-financial parameters that represent expected overall performance.

Performance levels

Appropriately to each parameter, the Board of Directors determines:

- the threshold below which no compensation is paid;

- the target level when the target is achieved.

At the beginning of each fiscal year, these levels are defined by the Board of Directors based on the recommendations of the GCSER Committee.

At the end of each fiscal year, the result achieved for each of the criteria, compared with the expected target, will be announced.

Performance indicators

Annual variable compensation of the Corporate Officers is uniformly and jointly based on the weighted average of four key financial and non-financial indicators, and aligned with the Group’s strategic focus areas, as follows:

- organic growth;

- operating profitability;

- quality of service to customers;

- CSR performance and diversity in human resource management.

In atypical fashion compared with market practices, the entire variable portion is determined by precise targets, most importantly a quantitative performance measurement, including for non-financial indicators.

Targets for the two financial indicators are set precisely, based on the budget previously approved by the Board of Directors for each of the indicators below:

- growth in revenues on a comparable basis;

- operating cash flow (see Section 8.2 Financial glossary appendix).

Targets for the two non-financial indicators are also set precisely, based on the expected increase in each of these indicators:

- a composite indicator linked to the quality of service delivered to the Group’s retail and business customers:

-  the mass market customer experience for the Retail market,

-  and the global B2B customer experience for the Enterprise market;

- a composite CSR performance indicator, based on observed progress compared with:

-  three management indicators related to human resources,

-  three indicators measured by surveys of the Group’s employees.

Every year, the GCSER Committee reviews and then approves the number, type, target, and respective weight of each indicator.

303[Back to contents]

Variable compensation structure

The Board of Directors has decided that the procedures for calculating the variable compensation of the Corporate Officers would be based on the following:

- target amount of variable compensation on an achieved targets basis: unchanged for current terms of office and 80% of fixed compensation for the Chairman and Chief Executive Officer and 60% of fixed compensation for CEO Delegates for new terms of office;

- no outperformance paid if the targets for the current terms of office are exceeded; outperformance of up to 100% for the Chairman and Chief Executive Officer and no outperformance payment for the CEO Delegates if the targets for new terms of office are exceeded;

- financial indicators representing 50% of annual variable compensation, of which:

-  growth in revenues for 20%,

-  operating cash flow for 30%;

- non-financial indicators representing 50% of annual variable compensation, of which:

-  customer experience for 17%:

- mass market customer experience for the Retail market (weight 75%),

- and global B2B customer experience for the Enterprise market (weight 25%);

-  CSR performance for 33%.

Hiring

If a person outside the Company is appointed Chief Executive Officer, these same principles will apply, it being specified that if he/she arrives during the fiscal year, the amount owed will be pro-rated to the time in office.

Termination of service

Should he or she leave the Group, the variable share for that Corporate Officer will be pro-rated to his or her time in office.

Multi-year variable compensation

In 2017, the Board of Directors decided to modify the LTIP system for the 2017-2019 period in order to retain Corporate Officers and to better align their interests with the interests of the Company and the shareholders. In line with very widespread market practices, the new scheme is based on a performance share allocation plan and on criteria that recognize the officers’ direct contribution to the Company’s long-term overall performance. This scheme will also benefit employees holding key positions within the Orange group.

The Board of Directors has decided to put in place a new LTIP plan for 2018-2020 in line with the previous plan. A resolution on this share-based LTIP will be submitted for approval by the Shareholders’ Meeting on May 4, 2018, to authorize the Board of Directors to award free shares to Corporate Officers and to certain management employees holding key positions within the Group (see Section 4.5.4.5 Draft Resolutions to be submitted to the Combined Ordinary and Extraordinary Shareholders’ Meeting of May 4, 2018).

The use of a long-term cash incentive scheme may once again be considered in the future, if regulatory changes or any other circumstance were to make it difficult or impossible for the Company to use a performance share-based scheme. Likewise, if the Shareholders’ Meeting of May 4, 2018 does not approve the resolution authorizing the free award of shares, the Board of Directors may decide to pay cash for the 2018-2020 LTIP.

Performance indicators

The Board of Directors has applied the following two criteria, each counting for 50% of the stakes of the new LTIP, which still has a fixed term of three years:

- first, a market criterion, Total Shareholder Return (TSR)[3], based on the relative performance of total yield for the shareholder over three fiscal years, compared to the Stoxx Europe 600 Telecommunications benchmark index;

- second, an internal financial criterion, organic cash flow[4], measured over three fiscal years and compared annually to the budget forecast.

The Board of Directors selected these criteria based on:

- their consistency with the Group’s strategic targets;

- their complementarity with variable compensation parameters;

- the balance between operating criteria and wealth creation criteria for the shareholder;

- the cross/complementary appraisal between external/relative and internal/absolute performance.

Performance conditions

- Organic cash flow:

-  organic cash flow will be appraised annually in comparison to the budget approved by the Board of Directors, and may result in the allocation of 50%, 33%, 17% or 0% of the target at the end of the plan, based on whether or not the target has been achieved for each year of the LTIP under consideration,

-  a 3% tolerance will be left to the Board of Directors’ discretion to avoid the “ratchet” effect of the hit-or-miss principle:

- if the result is below target - tolerance (3% of target): no award,

- if the result is at or above target - tolerance: the result will be submitted to the Board of Directors for approval,

- if the result is at or above target: 100% award;

-  if the target is achieved but with organic cash flow down from the previous year, the result will be submitted for prior approval by the Board of Directors;

- TSR:

-  if the Orange TSR is greater than or equal to the change in the Stoxx Europe 600 Telecommunications reference index over the plan period: 100% award. However, if the change in Orange TSR is negative, the result will be submitted to the approval of the Board of Directors,

-  if the change in Orange TSR is below the benchmark: no award.

304[Back to contents]

Modulation criteria

The following criteria are intended to enlighten the Board of Directors about implementation of the Essentials2020 strategic plan and to define, with a modulation of +/-15%, the number of shares that will ultimately be vested:

- diversification revenues; mobile and fixed data rates and brand power, which will be appraised at the end of the LTIP;

- adjusted EBITDA, which will be appraised annually with regard to the budget, thereby recognizing changes in the IFRS, which will affect calculation of EBITDA starting in 2018;

- the Net Promoter Score (NPS) from the customer recommendation surveys, which will be appraised at the end of the plan.

To improve transparency, the Board of Directors decided to modulate the results as follows:

- each criterion weighs 3%;

- if the objective is maintained the criterion will be valued +3%, otherwise -3%, according to the “Hit or Miss” principle.

Attendance condition

Acquisition of shares is conditional on the Corporate Officers still holding office at the end of the acquisition period.

However, in certain cases where the beneficiary’s service is terminated before the expiration of a three-year LTIP period, achievement of performance conditions will be appraised in the following exceptional conditions:

- if the beneficiary’s services are terminated due to death or disability, the TSR and organic cash flow targets will be considered achieved over the three-year period;

- if the beneficiary’s services are terminated due to the non-renewal of his or her office:

-  performance of TSR and of organic cash flow will be appraised taking into account the results approved for each year over the period preceding the termination of services,

-  and the allocation of shares will be pro-rated to his or her time with the Company as a Corporate Officer.

It is also stipulated that if the beneficiary is no longer a Director or Officer while remaining in the Group during the Plan period, he or she shall retain his or her right to the allocated shares under the Plan.

Maximum award

The number of performance shares that could be allocated to Corporate Officers on an achieved-target basis is 35,000 shares for the Chairman and CEO and 18,000 shares for the other Corporate Officers.

Lock-up period

The Board of Directors has decided that the Corporate Officers shall hold, in registered form, at least 50% of the shares they will receive, until the end of their office. Moreover, Corporate Officers have formally made the commitment not to hedge these shares through derivative instruments until the end of their office.

Exceptional compensation

The Board of Directors has applied the principle by which Corporate Officers may be paid exceptional compensation in certain circumstances that shall be disclosed in detail and supported with evidence, it being specified that payment of such compensation can only be made with the shareholders’ approval, per Article L. 225-37-2 of the French Commercial Code.

Attendance fees

Corporate Officers do not receive attendance fees for the duties and offices carried out in the Group’s companies.

Plans related to termination of service

There is no compensation or benefit owed or likely to be owed because of the termination or change of office of Corporate Officers, nor any commitment to pay any compensation in consideration for a non-competition clause.

However, if a Corporate Officer is appointed via external hiring, the Board of Directors reserves the right to apply such provisions in keeping with the law and in compliance with the Afep-Medef Code.

Supplemental retirement plan

Corporate Officers do not benefit from any supplemental retirement plan for their services in excess of the mandatory base and supplemental plans.

If, before the Officer took office, he or she was eligible for the defined benefit retirement plan set up for employees classified as “off the matrix” (a plan which was canceled for people recruited from 2011), that plan’s coverage is suspended, and no rights are generated during the term of office. Furthermore, upon termination of service, the period during which the Director held office will not be taken into account, in terms of either seniority or compensation, in the calculation of pension.

Benefits in kind

Corporate Officers may have, if they desire, a company car with chauffeur; consulting firm services for personal legal assistance relating to their roles, capped at 100 hours a year for the Chairman and CEO, and 20 hours for the other Corporate Officers; a telephone line with unlimited calls; plus the equipment, particularly computers, needed to perform their duties.

Miscellaneous

The Chairman and CEO as well as the CEO Delegates are enrolled in the Orange group’s death and disability and supplemental health insurance plans, which are applicable to Corporate Officers (see Section 7.5 Regulated agreements and related party transactions).

305[Back to contents]

4.4.2    Compensation of non-executive Directors
4.4.2.1   Attendance fees

Attendance fees granted in 2017

The Board of Directors’ Meeting of February 20, 2018 laid down the conditions for calculating attendance fees and decided to allocate attendance fees for the 2017 fiscal year.

Attendance fees paid to directors representing the French State are paid to the State’s budget. In addition, the directors elected by the employees have requested that their attendance fees be paid to their trade union organization.

Attendance fees

(in euros)	Amounts paid in 2018 (in respect of the 2017 fiscal year)	Amounts paid in 2017 (in respect of the 2016 fiscal year)	Amounts paid in 2016 (in respect of the 2015 fiscal year)
Directors
Alexandre Bompard	32,000	656	N/A
Bpifrance Participations	30,000	40,000	40,000
Sébastien Crozier (1)	2,778	N/A	N/A
Charles-Henri Filippi	57,000	48,986	50,000
Christel Heydemann	14,306	N/A	N/A
Fabrice Jolys (1)	2,778	N/A	N/A
Helle Kristoffersen	38,000	42,000	42,000
Anne Lange (2)	40,000	44,000	27,944
Hélène Marcy (1)	38,000	10,344	N/A
Lucie Muniesa (3)	42,000	43,071	N/A
René Ollier (1)	4,778	N/A	N/A
Bernard Ramanantsoa	52,000	17,656	N/A
Mouna Sepehri	48,000	49,000	60,000
Jean-Michel Severino	44,000	50,000	40,000
Former directors
Daniel Bertho (1)	33,194	42,000	42,000
Jean-Luc Burgain (1)	N/A	35,656	48,000
Ghislaine Coinaud (1)	39,194	48,000	52,000
Bernard Dufau	N/A	69,358	75,000
José-Luis Durán	15,694	34,000	44,000
Daniel Guillot (1)	37,194	48,000	52,000
Claudie Haigneré	N/A	18,344	44,000
Antoine Saintoyant (3)	N/A	2,929	52,000
Henri Serres (3)	N/A	N/A	24,056
Total	570,916	644,000	693,000

(1) Directors having requested that their attendance fees be paid directly to their trade union.

(2) Director proposed by the French State, 15% of whose attendance fees are paid to the State’s budget.

(3) Directors representing the French State, whose attendance fees are paid to the State’s budget.

N/A: not applicable.

Principles for setting and distributing attendance fees

In accordance with the law, the maximum amount of attendance fees that can be paid annually to directors is set by the Shareholders’ Meeting. The resolution approved remains valid until a new decision is made by the Shareholders’ Meeting. The Shareholders’ Meeting of May 27, 2014 set this amount at 750,000 euros, due in particular to the increased work of the Board’s Committees.

Within the limit decided by the Shareholders’ Meeting, and on a proposal from the GCSER Committee, the Board of Directors decides at the start of each year on the amount of attendance fees that it will allot to its members for the past year and their allocation rules, as well as the procedures for calculating the attendance fees for the current fiscal year. At its meeting of February 20, 2018, the Board of Directors decided to continue for 2018 the rules for allocating and the procedures for calculating the attendance fees set for 2017, namely:

- a fixed amount of 10,000 euros per director and per year pro-rated to the term of office, if applicable;

- an amount directly related to the attendance rate and to the participation in the work of the Board and its committees, namely:

-  2,000 euros per meeting of the Board of Directors and the Strategic Seminar,

-  2,000 euros per meeting of the Audit Committee, the GCSER Committee and the Innovation and Technology Committee,

-  1,000 additional euros per Committee meeting for the Chairmen of the aforesaid Committees;

- a fixed amount of 15,000 euros per year for the Lead Director for his assignment.

306[Back to contents]

4.4.2.2   Other compensation

The table below shows the compensation paid to the directors elected by the employees and to the director elected by the Shareholders’ Meeting to represent the employee shareholders, excluding attendance fees (already mentioned above).

Gross amounts (in euros)	Amounts paid in 2017	Amounts paid in 2016
Daniel Bertho (1)	40,233	41,024
Ghislaine Coinaud (1)	39,123	43,354
Daniel Guillot (1)	79,924	84,810
Sébastien Crozier (2)	11,719	N/A
Fabrice Jolys (2)	2,979	N/A
René Ollier (2)	2,543	N/A
Hélène Marcy	69,821	27,639

(1) Until December 2, 2017.

(2)  Starting on December 3, 2017.

With the exception of this compensation, non-executive Directors and Officers receive no compensation other than attendance fees.

Furthermore, there are no contracts linking any member of the Board of Directors to Orange SA or any of its subsidiaries that provide for the granting of any benefits to this director at the end of his or her term.

4.4.3    Compensation of members of the Executive Committee

The total gross amount of compensation, excluding employer social security contributions, owed in respect of the 2017 fiscal year (on a pro rata basis in the event of departures and appointments during the course of the year) by Orange SA and its controlled companies to all of the Orange Executive Committee members, was 10,904,238 euros.

This amount includes all compensation paid in respect of the 2017 fiscal year: gross salaries, bonuses (including variable compensation), benefits in kind, LTIP, profit-sharing and incentives (excluding any matching contribution regarding the last two items).

The employment contracts of the members of the Executive Committee, signed from January 1, 2015, include a clause providing for contractual severance pay up to a maximum of 15 months’ salary based on total annual gross compensation (including any termination pay provided for by contractual agreements).

The members of the Executive Committee do not receive attendance fees for their positions as Directors or Officers of Orange group’s subsidiaries. During the 2017 fiscal year, they received no stock options or performance shares from Orange SA, or from any other company within the Group.

The Board of Directors implemented two Long-Term Incentive Plans (LTIP) in cash for the periods 2015-2017 and 2016-2018, as well as a 2017-2019 share plan, which apply to members of the Executive Committee per the same terms as for Corporate Officers (see Section 4.4.1.1 Amount of compensation paid to Corporate Officers above). The amount of the LTIP in cash, on an achieved targets basis, makes up 40% of the fixed annual compensation for Deputy Managing Directors and 30% of the fixed annual compensation for Senior Executive Vice-Presidents. In both cases, it is capped at the same level. The 2017-2019 LTIP foresees 14,000 shares for the Deputy Managing Directors and 10,000 shares for the Senior Executive Vice-Presidents.

Stock options granted to the top 10 employees that are not Corporate Officers and options exercised by them

During the 2017 fiscal year, neither Orange SA nor any other of the Group’s companies granted any stock options to employees.

During the 2017 fiscal year, no options were exercised by employee beneficiaries (see above History of stock-option grants). As of December 31, 2017, no more options are granted to employees.

[REDACTED SECTION: CERTAIN TEXT THAT FOLLOWS HAS BEEN REDACTED.]

5.2  Employee information

Employee information is essentially taken from the Orange Group’s HR reporting system which sorts information by gender and social-professional category. These data are complemented by those taken from the Group’s financial reporting tool.

5.2.1    Employment

General changes in the number of Group employees

Launched in 2016, Orange’s promise to be a “digital and caring employer” provides a new footing for the relationship between the Group and its employees. It is a fundamental element of the Essentials2020 strategic plan. Thus Orange confirms that social quality is a necessary lever of economic performance and proposes an approach to be followed by the Group as a whole.

In this context, the Group’s internal workforce amounts to 138,038 full-time equivalent (FTE) staff at the end of 2017. This represents an overall decrease of around 3,800 FTE staff on a comparable basis (i.e. -2.7%: -4.2% in France and -0.5% internationally), down from 2016 (-5,000 FTE), which allows the Group to adapt to the development of its activities.

In France, with the exception of the integration of the Squadeo company (six employees on permanent contracts) into the Innovation, Marketing and Technology Division, the Group’s consolidation scope remains unchanged. Permanent employees in France continued to decline (-3,454 permanent employees, or -3.6% on a historical and comparable basis). These employees account for 61.6% of the Group’s permanent employees at the end of 2017.

In the Europe region, in 2017, the number of permanent employees declined (-560 permanent employees, or -1.9% on a comparable basis), due essentially to staffing changes by Orange Polska, which continued to decline (-931 departures on a historical and comparable basis, or -6.0%). This trend was partly offset by the growth seen in Romania (+177 permanent employees, or +6.0% on a comparable basis), Moldova (+87 permanent employees or +8.2% on a comparable basis) and the Benelux countries (+113 permanent employees, or + 6.8% on a comparable basis), whose development was mainly due to the acquisition of A&S Partners, A3COM, Walcom Business Solutions and Walcom Liège SA.

The MEA (Middle East & Africa) zone also showed a decline in permanent employees between 2016 and 2017 (-149 permanent employees or -1.0% on a comparable basis), mainly as a result of the decline in Egypt (-6.7%) and Jordan (-4.0%), which was partially offset by the increase in permanent employees in Congo (+22% mainly as a result of the integration of previous sub-contractors into the network activities) and in Mali (+9%). The situation remains globally stable in the other countries in the zone.

Finally, for OBS International, permanent employees continue to increase (+724 permanent employees, or +3.5%), mainly in emerging countries (Egypt, India, Mauritius).

316[Back to contents]

Number of employees - active employees at end of period	2017	2016	2016 data on a comparable basis	2015
Orange SA	84,246	88,092	88,092	90,468
French subsidiaries	8,513	8,126	8,126	6,952
France total (1)	92,759	96,218	96,218	97,420
International subsidiaries (1)	58,797	58,984	58,984	58,771
Group total	✔✔ 151,556	155,202	155,202	156,191

(1)  Scope of financial consolidation: a company is assigned to the scope over which its revenues are consolidated.

[REDACTED SECTION: CERTAIN TEXT THAT FOLLOWS HAS BEEN REDACTED.]

Employees by contract type	2017	2016	2016 data on a comparable basis	2015
Permanent contracts	148,122	151,491	151,491	152,879
Temporary contracts	3,434	3,711	3,711	3,312
Group total	✔✔ 151,556	155,202	155,202	156,191

[REDACTED SECTION: CERTAIN TEXT THAT FOLLOWS HAS BEEN REDACTED.]

Employees by business line	2017	2016	2015
Customers	49.4%	48.9%	46.7%
Innovation	2.4%	2.3%	2.3%
Support functions	13.6%	13.1%	13.0%
Content & multimedia	0.4%	0.4%	0.5%
Information systems	9.4%	9.1%	8.7%
Network	23.4%	23.9%	23.9%
Other	1.4%	2.3%	4.9%
Group total (1)	100.0%	100.0%	100.0%

(1)  The Group reporting scope comprises all entities consolidated in the Group’s financial statements.

Employees by gender	2017	2016	2015
Women	36.1%	36.1%	36.0%
Men	63.9%	63.9%	64.0%
Group total (1)	✔✔ 100%	100%	100%

(1)  The Group reporting scope comprises all entities consolidated in the Group’s financial statements.

[REDACTED SECTION: CERTAIN TEXT THAT FOLLOWS HAS BEEN REDACTED.]

Employees by age	2017	2016	2015
Under 30	12.4%	12.5%	11.5%
Between 30 and 50	52.5%	51.2%	51.2%
Over 50	35.1%	36.3%	37.3%
Group total (1)	✔✔ 100%	100%	100%

(1) The Group reporting scope comprises all entities consolidated in the Group’s financial statements.

[REDACTED SECTION: CERTAIN TEXT THAT FOLLOWS HAS BEEN REDACTED.]

Employees by geographical area	2017	2016	2015
France	61.2%	61.6%	62.0%
Spain	4.7%	4.7%	4.5%
Poland	9.9%	10.3%	10.9%
Middle-East, Africa	10.0%	9.9%	9.5%
Europe	5.0%	4.6%	4.4%
Orange Business Services	7.9%	7.4%	7.2%
Rest of the World	1.3%	1.5%	1.5%
Group total (1)	✔✔ 100.0%	100.0%	100.0%

(1) The Group reporting scope comprises all entities consolidated in the Group’s financial statements.

[REDACTED SECTION: CERTAIN TEXT THAT FOLLOWS HAS BEEN REDACTED.]

317[Back to contents]

The change from 2016 to 2017 in temporary contracts showed a decline of 7.5% on a comparable basis at Group level (-277 temporary employees), exclusively found internationally, mainly in Europe (in customer services) and Orange MEA.

Of the 3,434 employees on temporary contracts at the end of December 2017, 1,564 worked in France (more than 45%), of which 1,166 for the Orange SA parent, where 2,103 contracts were signed and 2,180 completed during the year.

The use of temporary employees occurs in France for two specific reasons: to face a temporary increase in activity or to replace an absent employee. Thus, change in temporary contracts has a pronounced seasonal profile, with an increase during the summer and end-of-year holidays.

For the year as a whole, this additional labor represented 3,397 FTE at the Group level, or 2.5% of the internal work force. This breaks down into 1,557 FTE over the France consolidation scope and 1,840 FTE internationally, that is 1.9% and 3.2%, respectively, of the internal workforce of this consolidation scope.

Recruitments and departures

Number of permanent external hires	2017	2016	2015
Orange SA	1,542	2,084	1,650
French subsidiaries	1,197	903	708
France total (1)	2,739	2,987	2,358
International subsidiaries (1)	7,176	7,214	5,593
Group total	✔✔ 9,915	10,201	7,951

(1)  Scope of financial consolidation: a company is assigned to the scope over which its revenues are consolidated.

[REDACTED SECTION: CERTAIN TEXT THAT FOLLOWS HAS BEEN REDACTED.]

Between 2016 and 2017, permanent external hires decreased slightly (down 3%), but still remained high.

This decrease was mainly reported in France (on a “financial consolidation” basis), where the decline in permanent external hires (-248 or -8% compared to 2016) is in line with the predictions of the 2016-2018 three-year plan. However, the 2017 result (2,739 permanent external hires) was still higher than the latest commitments (2,500). This high level of recruitment is necessary to anticipate the impact of retirement, to continue with the very high-speed broadband program and to build on the skills required to implement our new strategic priorities, in particular Orange Bank and Orange Cyberdéfense (significant increase in hires in the French subsidiaries).

Internationally, hiring, which amounts to 7,176 in 2017 compared to 7,214 in 2016 (-38 or -0.5%) remained stable thanks to two opposite trends:

- for OBS internationally (Equant), the intake remained substantial (more than 25% of the Group’s total internationally), up 12% over 2016 (mostly in Egypt and Russia). Sofrecom internationally also reported an increase in external hires, focused in Morocco and the development of a services center in Casablanca, a key player in the digital transformation of the African countries;

- in the Europe and MEA (Middle East & Africa) regions, the increase in hires was bolstered by Romania (linked to the acceleration of activity) and Orange Congo (integration of previous subcontractors in the networks activities). Inversely, the reduction in turn-over in the call-center business in Colombia resulted in a significant reduction in hires in this country (more than 1,250 compared to 1,900 in 2016), and this offset the main increases.

Management of these new hires helps adapt resources to changing business conditions by focusing them on customer services, but also to support the digital transformation of the Group by acquiring the necessary skills.

Number of permanent employee resignations	2017	2016	2015
Orange SA	137	126	129
French subsidiaries	375	297	284
France total (1)	512	423	413
International subsidiaries (1)	4,107	3,729	3,329
Group total	✔✔ 4,619	4,152	3,742

(1)  Scope of financial consolidation: a company is assigned to the scope over which its revenues are consolidated.

[REDACTED SECTION: CERTAIN TEXT THAT FOLLOWS HAS BEEN REDACTED.]

Number of permanent employee dismissals	2017	2016	2015
Orange SA	39	38	38
French subsidiaries	51	40	38
France total (1)	90	78	76
International subsidiaries (1)	1,908	2,349	2,388
Group total	✔✔ 1,998	2,427	2,464

(1) Scope of financial consolidation: a company is assigned to the scope over which its revenues are consolidated.

[REDACTED SECTION: CERTAIN TEXT THAT FOLLOWS HAS BEEN REDACTED.]

318[Back to contents]

For this year, final departures of permanent employees of the Group remains stable overall, increasing from 13,343 in 2016 to 13,420 in 2017, or +0.6% [REDACTED SECTION: CERTAIN TEXT THAT FOLLOWS HAS BEEN REDACTED.]) in 2017. The increase in departures in France was almost offset by the reduction internationally.

In France, the 6,255 departures in 2017 represent 800 additional departures compared to 2016 (5,431 in 2016, or +15.2%); these are mainly linked to the higher number of retirements (more than 80% of departures) as a result of the demographic structure of the eligible populations (5,138 retirements in 2017 versus 4,518 in 2016, or an increase of almost 14% - in line with forecasts).

The international consolidation scope showed a decrease of 747 final departures (or -9.4%) on a historical basis compared with 2016 (7,165 departures in 2017 vs. 7,912 in 2016). This trend, seen in all divisions, was observed in particular in Orange MEA, in particular in Congo and Niger and in the Europe zone, particularly in Spain, where voluntary redundancy plans were implemented in 2016.

Professional integration of young people

Professional integration - Group in France (1)	2017 (4)	2016	2015
Number of new intern students received during the year (2)	2,691	2,614	2,615
Number of work-based learning contracts signed during the year (3)	3,516	3,690	3,639

(1) Orange SA and its subsidiaries with workforces in France.

(2) Applies to students who have signed their internship agreement during the year.

(3) Apprenticeship and professional-track contracts.

(4)  Numbers given for 2017 are provisional.

Signed on December 23, 2015 with the trade unions, the 2016-2018 intergenerational agreement especially confirms and strengthens the Orange group’s commitment to the professional integration of young people. It thus provides for having at least 4,300 employees on average on work-study contracts within the Group in France, and at least 2,150 employees on work-study contracts as well as 2,500 interns each year throughout the period.

As in 2016, these commitments were met in full in 2017: 4,863 employees on work-study contracts were present at December 31, with more than 3,500 of them having joined the Group in 2017. More than 2,700 interns were also welcomed during the year. Representing 5.3% of permanent contracts at end-December, our professional integration rate in France remains high above our commitments to the trade unions and our legal obligations (5%).

The Group’s commitment is also made clear in its drive to bring these young people on work-study contracts or in internships into its midst over the long term. More than 2,000 permanent hires made within the Group in France since 2016 were also from this population, including almost 900 in 2017.

External workforce

Interim employees - Group France (1)	2017 (3)	2016	2015
Amount of payments made to external companies for employee placement (in millions of euros)	35.57	29.70	31.91
Average monthly number of interim employees (2)	756.1	669.7	722.0

(1) Scope of financial consolidation: excludes companies with employees in France but whose revenues are consolidated under the “international” business consolidation scope.

(2) Calculation of interim employee expenses posted in France Group’s results.

(3)  Numbers given for 2017 are provisional.

Temporary work is used during temporary increases in activity, particularly the launch of new products and services, as well as sales campaigns and promotional offers.

The use of temporary staff is presented in full-time equivalents (FTE) and as a monthly average over the year. In 2017, it is used mainly in commercial areas, particularly for retail customers and, to a lesser extent, for sales and services to business customers. Less important on network activities, it accounted for only a small volume on information systems. It increased compared to 2016 on a historical (+4.1%) or comparable (+4.0%) basis, bolstered by Business customer services.

The Group recommends using interim employees rather than workers on temporary contracts for assignments shorter than two months. This external labor represents 0.67% of the Group’s total workforce.

Outsourcing

Outsourcing - Group France (1)	2017 (2)	2016 (3)	2015
Amount of subcontractors (in millions of euros)	2,382.9	2,150.0	2,009.4
Full-time equivalent workforce (monthly average) (4)	32,163	29,384	27,178

(1) Scope of financial consolidation: excludes companies with employees in France but whose revenues are consolidated under the “international” business consolidation scope.

(2) 2017 values are provisional.

(3) 2016 values were updated.

(4)  Calculation of outsourcing expenses posted in the statutory financial statements of companies in the Group France consolidation scope.

319[Back to contents]

The use of employees belonging to external companies takes the form of service contracts.

In France, it is used mainly in the networks in relation to technical work (on networks and on customers’ premises), studies, engineering, architecture as well as in customer relations and customer services (essentially Retail Services and to a lesser degree Enterprise Services). It is also present in the information systems area, regarding design, development and integration.

The use of outsourcing represented 32,163 full-time equivalent employees (as a monthly average over the year) at the end of December 2017, compared with 31,463 FTE in 2016 on a comparable basis, an increase of 2.2%. This external labor accounted for 28.4% of the total Group France workforce (Orange SA and Group subsidiaries active in France). This upward trend is a result of the efforts deployed by the Group to pursue the development of fiber (very high-speed network production and customer connection). This trend is also seen in maintenance activities and, to a lesser extent, in Business customer services, tied to the change in business volume.

5.2.2    Compensation

Compensation policy

Compensation policy is a fundamental component of management, designed to meet the Orange group’s strategic objectives and consistent with the other HR policies (recruitment, career development, training and working conditions).

Its particular aim is to recognize the individual and group contributions to customer satisfaction and to sharing value in all of the countries. It encourages the balance between economic performance and social quality. This policy aims to allow the Group to achieve its goal of being a benchmark employer, in order to attract the new skills it needs.

Group guidelines in this area closely mirror local conditions so as to encourage employees to endeavor individually and collectively to achieve operational objectives, through their individual commitment and team spirit ([5]).

Thus, compensation and recognition can take many forms, both monetary and non-monetary, including social benefits, with a view to offering employees a motivating overall package. It is based primarily on:

- the fixed compensation, which recognizes the skills and responsibilities of the employee in his professional activity, and his contribution to the Group;

- the variable portion, which rewards individual and group performance, through the achievement of both quantitative and qualitative targets in the service of sustainable customer satisfaction;

- collective compensation plans, including incentive bonuses and profit-sharing in France, which reward collective success and ensure that the value created by the Company is shared with its employees;

- benefits programs, covering health, death and disability insurance, savings and retirement, in addition to non-monetary items, which are intended to meet employees’ specific needs and are socially responsible solutions that also develop a sense of belonging to the Company. Employee shareholding programs are another part of this purpose, and help to increase employees’ share in the Group’s capital.

The cost of the compensation policy must be funded by each business unit taking into account anticipated growth in revenues, and the policy’s foreseeable consequences on reported EBITDA.

The compensation policy of the Group’s various business units is measured and monitored closely with the Finance Department, and must take account of local conditions, notably legal obligations, the macroeconomic environment, employee turnover, and compensation policies observed elsewhere in the market.

In France, studies carried out by the Internal Compensation Survey showed consistency in the compensation practices across all of the Group’s companies, and compensation practices in line with the rest of the market.

- managers, who play a major role in mobilizing their teams, and supervisory staff benefit from variable half-yearly individual variable compensation based on achieving the targets of the Group’s major programs and their own personal targets;

- all employees receive additional compensation related to performance criteria or results through corporate incentive agreements and the Group’s profit-sharing agreement in France.

Compensation - Orange SA	2017 (1)	2016	2015
Gross average monthly compensation (in euros)	4,083	3,977	3,873
Men	4,196	4,093	3,993
Women	3,885	3,771	3,660

(1)  2017 values are provisional.

320[Back to contents]

Incentives and profit-sharing agreements

Incentives

Incentive agreements are signed in the Group’s companies in France. They give the Company’s employees a collective stake in its results. In 2017, 26 of the Group’s French companies were covered by an incentive agreement. These agreements are based mostly on a financial indicator and operating priorities, including the quality of service provided to customers. When targets are achieved, the percentage of payroll paid out as the incentive bonus is usually around 4%.

Under the terms of the new agreement signed in June 2015 with Orange SA for the years 2015 to 2017, 70% of the incentive bonus is based on the achievement of an Operating Performance Indicator (growth in revenues, control of operating expenses and optimization of investments on all markets - OPI), and 30% on a Customer Service Quality Indicator (measures customer satisfaction across the businesses and on all markets).

Incentive bonuses representing 4.5% of wages were paid in respect of 2016 in May 2017. For an average yearly salary of 47,700 euros, the individual incentive bonus came to 2,180 euros.

For 2017, a provision valuing the overtaking of Operating Performance and Quality of Service indicators was recognized at December 31, 2017.

(in millions of euros)	2017	2016	2015
Orange SA incentives	200 (1)	190 (2)	175
Additional Orange SA incentives			34

(1) Amount funded at December 31, 2017.

(2)  Updated 2016 amount.

Profit-sharing

An employee profit-sharing agreement was signed with the trade unions in June 2013 in France, replacing the previous agreement signed in 1997. This agreement applies to the employees of Orange SA and its majority-owned French subsidiaries. As a Corporate Officer, the Chairman does not benefit from profit-sharing.

Using a dispensatory calculation formula, the special profit-sharing reserve of each company is equal to 4% of its operating income (French standard), and the Group’s profit-sharing reserve amounts to the sum of the positive special profit-sharing reserves of the companies that are party to the agreement.

The Group’s special profit-sharing reserve is distributed to eligible employees, 20% based on hours worked and 80% in proportion to their annual gross salary. Employees may choose whether their individual amounts are paid to them directly or deposited in the Group Savings Plans.

The following table shows the amount of profit-sharing distributed over the last three years under the Group profit-sharing agreement.

(in millions of euros)	2017	2016	2015
Special profit-sharing reserve of the Group	150 (1)	154 (2)	160

(1) Amount funded at December 31, 2017; including 145 million euros funded in the Orange SA accounts.

(2)  Updated 2016 amount.

The Orange Vision 2020 free share award plan

The Orange Board of Directors decided on October 25, 2017 to launch a free share award plan with performance conditions: Orange Vision 2020. This plan is intended to recognize the contribution of employees to the success of the Essentials2020 strategic plan. It also aims to increase the Group’s employee shareholding.

A total of 9.1 million shares were awarded to 141,000 employees in 49 countries as well as the monetary equivalent of 1.7 million shares to 3,000 employees in 38 countries. Final vesting of the shares, or monetary equivalent depending on the case, is subject to the employee being present in the workforce from September 1, 2017 to December 31, 2019 and on the fulfillment of two financial indicators:

- 50% linked to organic cash flow;

- 50% to adjusted EBITDA.

Performance will be measured each year compared to the budgets for the 2017, 2018 and 2019 fiscal years.

At least 50% of the award is guaranteed, regardless of the results, in recognition of the commitment of the employees.

321[Back to contents]

5.2.4    Social dialogue

Organization of social dialogue

In France

In 2017, the CCUES met 11 times over 20 days (compared to 13 times in 2016 over 20.5 days). During the year, this employee representative body addressed 67 subjects, in addition to examining the resolutions adopted in respect of the management of Social and Cultural Activities (SCA).

67 items were presented to employee representatives, 30 of which were simply reported, and 37 of which were the subject of an information and consultation session. Of these 37 items, 20 related to annual reports and assessments provided by agreement or under the French Labor Code and 17 related to proposed organizational or process changes.

Lastly, 23 agreements and amendments to existing agreements were signed in 2017 within the Group, including six for Orange SA, 12 for the Works Council, and five for the Group France. With respect to the Works Council, eight agreements were signed in light of union elections; one of the agreements signed within the Group concerned the election of employee representatives to the Orange SA Board of Directors.

It should also be noted that the French Works Council, the body covering the Group’s French subsidiaries, met three times in 2017 to discuss nine topics relating to business, the financial position, and changes in employment and the Group’s structure.

In Europe

The European Works Council is a forum for discussion and dialogue on broad economic, financial and social issues that go beyond the borders of any single country (industrial and innovation strategy, major investment policies, acquisitions, employment, etc.). It has 28 employee representatives from 19 countries and it met three times in 2017.

Members of the European Works Council have received training (1/2 day) “the essentials of goodwill” and training (1/2 day) on Directive 2009/38/EC of the European Parliament and the Council of May 6, 2009 on the establishment of a European Works Council.

Worldwide

The Worldwide Works Council was created under an agreement signed on June 23, 2010 with the goal of developing the social dialogue with all employees, providing representation and a common body of information across the Group, including details of the overall business strategy and transnational projects beyond Europe.

The Worldwide Works Council is comprised of 31 members representing 21 countries across the world with more than 400 employees each. It meets once a year at the initiative of the Group’s CEO, or of his representative, the Group’s Human Resources Director.

The employee representatives are trade union representatives, representatives appointed by elected employee forums, and employee representatives appointed through a democratic process in accordance with rules determined locally.

Collective agreements

In 2017, 23 agreements were negotiated and signed at national level in France.

The high number of agreements is linked to the organization of union elections: eight agreements relating to the elections of members of the Works Councils and employee representatives within the Orange Works Council and one agreement relating to the implementation of electronic voting within the Group in light of the 2017 elections of employee representatives to the Orange SA Board of Directors.

The implementation of the Rebsamen Law was the object of two agreements, one relating to the frequency of mandatory negociations and one with respect to the functioning of the employee representation bodies within the Orange Works Council.

Three agreements and amendments relate to the resources allocated to the employee representation bodies: resources for the trade union for the Orange Works Council, amendment no. 1 to the first group agreement on the functioning of the employee representative bodies of March 6, 2010 and resources for the Orange SA employee representative bodies.

Of the five agreements or amendments relating to compensation, three of them are annual agreements or amendments: the 2017 wage agreement, the company pensions plan contract and amendment no. 2 to the 2015-2016-2017 incentive agreement; and two agreements represent a supplementary benefit for the employees concerned:

- the agreement of June 30, 2017 relating to the 2017-2019 free share award plan;

- the agreement of October 9, 2017 establishing a reimbursement plan for health expenses for civil servants and public officials.

A majority agreement, for which the negotiations began in 2015, relating to the recognition of skills and qualifications was signed on February 20, 2017.

A unanimous three-year plan for the employment of workers with disabilities and the fight against discrimination was signed on June 28, 2017.

Two amendments were also signed for existing agreements on teleworking and equality in the workplace.

At the global level, the Group continued to roll out the health and safety agreement, especially by completing the training of members of the Health and Safety Committees in the Africa and Middle-East region launched in 2016, with seven sessions organized.

A meeting was also held between the Human Resources Department and the Union Network International (UNI) - Orange Global Alliance in Douala on April 5, 2017. This meeting was attended by the African Trade Unions affiliated to the UNI, the HR departments of the countries concerned and representatives of the UNI global union and UNI Africa. This meeting reviewed the health offering and the deployment of the Group’s health and safety agreement signed in 2014 in each country.

[REDACTED SECTION: CERTAIN TEXT THAT FOLLOWS HAS BEEN REDACTED.]

323[Back to contents]

5.3  Environmental information

Orange adopts a proactive approach to managing risks and impact to help protect the environment against an explosion of digital usage.

The COP21, which was held in Paris at the end of 2015, gave Orange, an official partner for the event, the opportunity to reaffirm its commitment and set two priorities:

- to reduce its CO2 emissions per customer use by 50% by 2020 (compared to 2006), and

- promote the integration of circular economy principles within its organization and its processes.

Orange renewed its commitment to the climate in December 2017 by confirming that it had signed the French Business Climate Pledge during the One Planet Summit, which was launched to implement solutions and innovations by 2020, aimed at developping a low-carbon society.

As a member of the ITU, in 2017 Orange helped prepare a sectoral methodology to measure the contribution of ICTs with respect to the objective of maintaining the rise in temperatures below 2 degrees compared with the pre-industrial era, which was set during the COP 21.

Orange on the road to the circular economy

Orange’s objective of limiting the impact of its activities and those of its customers on resources and raw materials means optimizing its processes.

The Group therefore set up an internal steering committee for the Circular Economy to define all of the actions to be deployed within its businesses, with the appointment of project leaders and a deployment plan for 2017-2020 to incorporate the principles of the circular economy into all of its processes by 2020. This covers several areas: eco-design, limiting its consumption of critical resources, optimizing waste management, and recycling electronic and electric waste.

As a member of the Ellen MacArthur Foundation, Orange is a member of the “100 circular economy companies”. In 2017, it led the report on the advantages of introducing modularity into technical equipment and networks, in particular home Internet connection boxes.

5.3.1    A structured approach

An annually updated environmental roadmap sets out formal action plans in order to meet the objective of significant savings, while responding to the explosion in traffic and uses. The policy is monitored by the Group’s Executive Committee on the basis of quarterly targets.

Environmental Management System

In order to achieve its targets for reducing environmental impacts and risks the Group has been progressively rolling out ISO 14001 compliant Environmental Management Systems (EMS) in its main countries of operation. The ISO 14001 standard describes how companies should organize themselves to manage the environmental impact of their activities. The 2015 version of this standard includes new requirements, which the Group takes gradually into account.

At the end of 2017, the certified scope based on the standard updated in 2015 encompasses two thirds of Orange's activities. Orange France became one of the 100% certified subsidiaries. In 2017 all of the Group’s ISO 14001 certified organizations successfully passed their renewal or monitoring audits. The indicator measuring the size of the certified scope with respect to all activities grew by one-third over 2015.

	2017	2016	2015
Proportion of scope certified	✔✔ 66.6%	66.8%	50%

[REDACTED SECTION: CERTAIN TEXT THAT FOLLOWS HAS BEEN REDACTED.]

ISO 14001 certified entities at end-2017

Subsidiary	Scope
Orange Polska	All mobile activities
Orange Spain	All activities
Orange Slovensko	All activities
Orange Egypt	All activities
Orange Marine	All installations and vessels
Orange France	All activities
Group’s headquarters	All site
Orange Moldova	All non-network activities (11% of scope)
Orange Mali	All activities
Orange Business Services	Cesson-Sévigné site, Cairo, and its main Parisian site, Orange Stadium
Orange Romania	All activities
Orange Senegal	47% of scope
328[Back to contents]

Awareness-raising and training for people involved

Training and information is given to employees at several levels by the Group Environmental Department for local correspondents and by internal communications for other employees.

Initiatives for awareness raising and discussion thus encourage each employee to include the objectives of responsible growth in their daily activities. Particular emphasis is placed on raising the awareness of management, which play a key role as intermediaries to their teams. Dedicated training courses are delivered regularly.

Besides, an Orange Expert Community bringing together all Group experts on environmental issues provides a forum for dialogue and sharing best practices, and to develop professional skills on environmental challenges.

Environmental risk prevention

The Orange group believes that its activities as a telecommunications operator do not pose a serious threat to the environment. The Group’s activities do not entail production processes with a severe impact on scarce or non-renewable resources, natural resources (water, air) or to biodiversity and, generally, do not pose lethal risks.

The Orange group uses certain facilities, products and substances that may present environmental risks (even minor), some of which are subject to specific regulations. This is the case for facilities classified for the protection of the environment (ICPE) in France.

These facilities are the subject of ongoing in-depth analyses by the Orange group and have led to the adoption of action plans and preventive maintenance programs, as well as periodic inspections as required under French regulations. The rollout of the Environmental Management System and ISO 14001 certification audits also ensures compliance with related regulations and audits.

In order to prevent health-related risks (legionellosis) and reduce water consumption, a program to replace cooling towers with dry cooler systems has been ongoing in France since 2006. In 2017, the increase in the number of water cooling towers in France is only due to the restructuration of a technical site.

Indicators	2017	2016	2015
Number of sites including Classified Facilities (ICPE A, D, DC and E) in France	262	269	275
Number of water cooling towers in France	29	27	28

Hazardous substances

Some facilities use regulated products or substances. These are chlorofluorocarbon (also named CFC gases) or other refrigerants (more specifically HCFCs or HFCs) contained in air-conditioning installations - see above.

Orange complies with the European REACH Regulation (Registration - Evaluation - Authorization and Restriction of Chemicals) and has undertaken to inform its customers of the presence of hazardous substances as defined by regulations.

Orange also respects the European Directive RoHS II, by which the Group must comply with the obligations of the producer or those of the distributor to limit the use of certain hazardous substances in electric and electronic equipment. The Group contractually requests its suppliers to apply the RoHS directive to all products that are subject to it, regardless of the country of destination of the product.

Provisions for environmental risk

Consistent with the explanation of environmental risks above, no provision for environmental risk has been made.

However, a provision is recognized to cover the Group’s obligation to dismantle technical equipment and restore technical sites.

The provision is set on the basis of:

- dismantling costs (on a per-unit basis for telephone poles, terminals and public phones, and per site for cell phone antennae) borne by the Group to meet its environmental obligations;

- annual scheduled asset returns and departures from sites.

In the Group’s financial statements for the year ended December 31, 2017, the provision totaled 789 million euros, of which 452 million euros for Orange SA. It consists predominantly of the cost of restoring sites of mobile telephony antennae to their former state, reprocessing of telephone poles, managing electrical and electronic waste, and dismantling public phones.

5.3.2    Fighting climate change

At the COP21 conference in December 2015, Orange reiterated its commitment to the environment, with two priorities, of which to bring its CO2 emissions down to 50%, by customer use, by 2020 (compared to 2006).

This objective was defined on the basis of a sample of ten countries plus Orange Business Services, representing 90% of the Group’s CO2 emissions.

The “customer usages” identified are fixed voice or mobile, TV, Internet access or data transfer. Thus an Open pack includes four or five usages depending on the range: fixed Internet access, fixed-line telephony, Orange TV, mobile voice and possibly mobile data. To ensure maximum transparency, this methodology was prepared by an independent external provider and audited by an external auditor.

This is a priority for all of the Group’s business lines. Efforts with respect to CO2 emissions cover three areas: networks and datacenters, transport and buildings.

At the end of 2017, these efforts allowed Orange to achieve the target set for 2020 to reduce CO2 emissions per customer use by 50% compared to 2006, with a rate of 50.03%.

329[Back to contents]

Network energy consumption

A massive energy action plan, Green ITN 2020, was undertaken in 2008 to reduce energy consumption related to the operation of networks and information systems, which account for 82.2% of the Group’s total consumption and 81.0% of CO2 emissions (including network equipment in buildings). This action plan is deployed in majority of countries in which the Group operates and prioritizes the areas listed below.

Thanks to this program, between 2010 and 2017, at least 4.5 TWh of electricity and 260 million liters of fuel were already saved within the Group’s network and information systems scope, which represent 82.2% of Orange’s total energy consumption. These savings prevented the release of at least 2.3 million metric tons of CO2 over the period. More precise figures will be provided in the online CSR Reporting.

These results were made possible by the introduction of a number of measures, specifically:

- a ramping-up of cooperation with our equipment suppliers with a view to developing and obtaining highly energy-efficient telecommunication equipment by 2020. Orange Labs consulted frequently with the other suppliers’ of research centers as they worked together on liquid cooling and high voltage power systems, and the energy efficiency of radio equipment. For example, the Mosaic program launched in 2017 allows the latest generation of Nokia equipment on the Orange mobile network to achieve consumption savings estimated at 30% compared to existing consumption;

- energy audits conducted on 13 major technical sites in France. As a result of these audits, optimization measures taken on five pilot sites reduced electricity use and the associated CO2 by several hundred MWh. Under this action plan, the actions to be taken were also classified according to effectiveness and spread to all of the major technical sites in France (140);

- in July 2017, Orange France achieved ISO 50001 certification for its energy management system for all of its activities, thus becoming one of the first French companies to obtain this certification on a large scale. This extends to more than 30,000 technical sites and facilitates a 6% reduction in electricity consumption at the largest sites (between end-2015 and end-2017), an improvement in electricity performance per customer use of 36% (between end-2006 and mid-2017);

- in Africa and the Middle-East, the continued roll-out of solar energy on the zone’s radio sites, with more than 2,800 sites operational in 2017;

- solar farm projects are in progress in Jordan, Egypt, Mali, Morocco, Niger and Senegal; the aim is to achieve 100% renewable energies for those subsidiaries;

- Orange also intends to deploy the ESCO (Energy Services Company) project to the entire MEA zone. The aim is to outsource investment, installation, modernization and operational management of the electrical generation infrastructures with a view to optimizing electricity consumption, supply reliability, its environmental impact and energy expenses;

- in 2017, two leading partnerships with independent renewable energy producers were signed in Africa to implement the energy transition of Orange’s network of telecommunications towers in the Democratic Republic of the Congo and Niger.

Reducing emissions from buildings

Tertiary buildings account for 11.6% of the Group’s energy consumption and 11.8% of CO2 emissions.

In France, the Energy Action Plan covers all aspects of buildings: heating, ventilation, air conditioning, lighting, etc. The installation of meters that measures multi-fluid use continued to expand, and now covers 140 of the largest service and mixed sites. Audits and inspections of service providers continued, in order to identify opportunities to optimize the energy management of a building. Orange came first in the CUBE2020 energy performance competition, with a savings of 6.5% for all of the buildings entered. It also obtained the HQE and BREEAM environmental certifications, with energy accreditation for all new leases in 2017.

In all European countries, the deployment of tools for measuring the energy consumption of computer and office equipment was finalized. Since optimization policies were established in 2015, several countries have reduced this equipment’s energy use by 30%-50% due to better control of the equipment, in particular outside working hours.

Reducing transport emissions

Business travel accounts for 6.2% of the Group’s energy consumption and 7.2% of CO2 emissions. Using electric vehicles, limiting business travel, and promoting cooperative and responsible modes of transport: Orange is exploring innovative technological and people-oriented solutions to reduce its emissions.

The Group has a large fleet of company vehicles in Europe and Africa. The objective is to optimize this fleet, and reduce the average level of CO2 emissions, while improving its accessibility, through the integration of sustainable mobility tools. The size of its fleet is constantly declining (-4% per year for the last three years) and was under 19,000 vehicles in 2017.

Launched in 2013 with around 100 vehicles, the fleet had 1,700 shared cars at the end of 2017 (650 at the end of 2016). Orange owns the biggest car-sharing fleet in France and in Europe.

Another innovative focus is the development of a fleet of electric vehicles. In 2017, Orange used more than 305 electric vehicles (+22% compared to 2016) and more than 325 hybrid vehicles (+35% compared to 2016). More than 900 charging points were deployed (+80% compared to 2016).

Several Group entities have introduced plans to limit the use of private cars (company travel plans, carpooling, car-sharing, eco-driving training courses, etc.).

Employees moreover have solutions allowing them to reduce business travel (videoconferencing, teleconferencing, tools for remote collaborative work, etc.). Orange has around 260 video conference rooms in France and close to 100 in the rest of the world. The usage rate for these rooms is globally around 15%.

Adapting to climate change

As a telecommunications operator, Orange faces no specific issues associated with climate change impacts, other than changes related to risks such as severe weather risks (floods, etc.). These risks are taken into account in the management or crises prevention processes, which are updated regularly.

To fulfill the recommendations of the TCFD (Task Force on Climate-related Financial Disclosures) published on June 29, 2017, Orange began discussions and its program to comply with these recommendations; the results of this work will be published in 2018.

330[Back to contents]

5.3.3    Waste prevention and management

Orange’s waste prevention and management policy, both for itself and its customers, is based on extending the life of products and equipment, notably through their re-use and optimizing their end-of-life treatment, with:

- a target to collect 30% of used mobile phones by 2020;

- by developing the sales of used or refurbished handsets;

- by promoting the dissemination of circular economy principles in the cooperation with Group suppliers.

In 2017, 55,702 metric tons of waste were disposed of by the Group (-9.5% compared to 2016), which represents a recovery rate of 82%.

Optimizing the life cycle and end-of-life equipment

The Group acts in several complementary ways:

- optimizing the management of waste and end-of-life equipment generated internally, by implementing processing suited to each category of waste and ensuring that they are traceable;

- collecting and processing used electronic equipment from customers through approved external partners or collective sectors (where they exist).

If, in the European countries, the implementation of adaptive systems has already begun by and large, the emergence of new circular economy models will pass by the development of recycling, with adapted systems in the countries where there is no structured industry for the processing of wastes.

The Group has already helped to create five collection workshops in Africa, with more than 2 million mobiles collected, and at the end of consultations, service providers for the collection and treatment of WEEE should be selected in Mali and Madagascar in Q1 2018; consultation is in progress in Guinea.

Giving equipment a second life

To reduce the impact of electronic waste on the environment, Orange strives to ensure obsolete devices are re-used or are dismantled for recycling, in accordance with environmental standards in force.

In 2017, Orange exclusively distributed the Fairphone2 mobile handset on the French market. This handset is of a modular design to extend its life and facilitate repairs.

Orange has also committed to collecting 30% of used mobile phones from its customers in Europe by 2020. In France, the “Orange Reprise” program allows users to return with benefit their old phone after an assessment since 2013.

In 2017, the collection rate remained stable at 15.2% compared to 2016 (collection rate of 15.3%). Positive growth in France, with a collection rate of 22.2% in 2017 (compared to 19.3% in 2016), which for the first time exceeded one million mobiles collected, did not offset the decline in collection rates in Poland, due to the suspension of the Buyback collection and a change in service provider in Spain and Romania.

1,675,000 mobile phones were collected in 2017, a total of 11.7 million since 2010.

Since 2010, Orange has teamed up with Emma✔s International and Ateliers du Bocage, a company in the social and solidarity employment sector, to open mobile waste collection workshops in Africa. In the absence of efficient local recycling structures, the collected waste is amassed in France and then recycled per European environmental standards. These workshops have opened in five countries (Burkina Faso, Benin, Niger, Cameroon, and Ivory Coast), created 30 local jobs, and collected and recycled more than 2 million mobiles.

5.3.4    Sustainable use of resources

Eco-design of products and services

Orange is working to reduce the environmental impact of the products and services marketed to its customers, throughout their life cycle. This means developing eco-design processes for its products and services.

Orange has applied this principle to the new Livebox 4: a more compact design; packaging in cardboard, taken from sustainably managed forests, and making up less than one-third of the product’s weight, to limit packaging materials and optimize transport; and soy ink. For this project, Orange was recognized at the Mariannes d’Or sustainable development awards ceremony.

Use of rare and critical resources

Since 2011, Orange has applied a process aimed at taking into account issues associated with the rare and critical resources used in the Group’s products.

- A database, updated regularly and containing data sheets on each material, serves as the basis for carrying out risk analyses and seeking alternative resources. Discussions are held with suppliers to encourage them to limit the use of these resources and favor alternative and recycled resources.

- The Group has opened discussions with industrial operators in various sectors and public authorities to support the development of efficient channels to exploit the vast reserves of scarce resources contained within WEEE - veritable “urban mines” that may contain up to 40 times more recoverable minerals than there are underground.

331[Back to contents]

5.3.5    Other impacts on the environment

Impact on fauna and flora

In 2013, Orange undertook a risk assessment in relation to its core businesses (networks, service activities, transport) and opportunities associated with the use of information and communication technologies (ICT), in order to assess its impacts on biodiversity. This study was conducted in accordance with methodology of the WBCSD (World Business Council for Sustainable Development), and showed that the Group’s impacts are generally low. The main impact is related to CO2 emissions, which are responsible for climate change, a major cause of loss of biodiversity.

Orange thus participates in biodiversity studies, particularly:

- within its partnership with CREA (Alpine ecosystems research center), in which Orange offers CREA access to its antennas located in mountain areas and equips them with sensors to gather information on temperatures in the Mont Blanc region. Orange contributes to the processing and presentation of data to the scientific community and the general public, and volunteer employees ensure the maintenance of the dedicated equipment and participate in observations of the fauna and flora of the Alps. This initiative was recognized by the United Nations during the COP23, CREA Mont-Blanc and Orange were the 2017 recipients of the Momentum for Change prize;

- in another area, in partnership with ARGO (an international consortium launched in 2000 by the Intergovernmental Oceanographic Commission of UNESCO and the World Meteorological Organization), Orange Marine helped develop and maintain a global network of profiling floats, measuring the temperature and salinity of the oceans in real time.

Soil use

The Group does not extend its control to the soil, except for the buildings in which it operates (offices and Data centers).

Incorporation of nuisance specific to the activities of a telecommunications operator

Radio mobile antennas can sometimes be visually challenging. In some countries (France and Egypt, among others), the Group has undertaken to blend a number of antennae into the environment and landscape by adapting them to the local style and context (painting, incorporation in buildings, etc.).

The Group’s activity does not generate noise pollution.

Paper consumption

For several years Orange has implemented programs to reduce paper consumption and to use FSC and/or recycled paper.

Thus in France, more than 70% of printing is on recycled paper and the digitization of Orange France pay statements (a volunteer scheme) was launched in 2017.

Water consumption

The main sources of water consumption in the Orange group are water fountains, toilets, canteens and the humidification systems of Data centers.

Releases into the air, soil and water

The only other substances released into the environment, with the exception of CO2 emissions, are HCFCs used in cooling systems. Whenever possible, HCFCs are replaced with HFCs and systems such as optimized ventilation and free cooling are used to reduce consumption of air conditioners.

Food waste

In view of the Orange group’s activities, this topic does not seem relevant. Nevertheless, Orange is looking into whether there is a reason to integrate this into its actions, and how to go about it.

332[Back to contents]

5.3.6    Key figures on the impact of the Group’s activities

Environmental performance (energy)	Units	2017			2016	2015
		France (1)	Rest of the World	Group Values	Group Values	Group Values
Facilities presenting a risk
Fuel tank units	units	1,855	2,373	4,228	5,150	5,615
Energy consumption - Scope 1
Fuel oil (all buildings and all uses)	m³	15,714	56,449	72,163	68,219	69,348
Gas	m³	14,090,510	3,794,362	17,884,871	20,237,227	17,456,425
Coal	metric tons	N/A	71	71	52	81
Gasoline-LPG for company cars	liters	230,639	3,177,937	3,408,576	3,963,869	2,921,972
Diesel for company vehicles	liters	21,064,114	10,781,286	31,845,400	32,569,408	36,967,936
Total Energy Scope 1	GWh	543	831	✔✔ 1,373	1,365	1,384
CO2 emissions from fuel oil, gas and coal	metric tons CO2	70,566	158,783	229,349	223,045	220,595
CO2 emissions from vehicles	metric tons CO2	58,475	37,212	95,687	99,000	108,616
Scope 1 CO2 emissions (energy only)	metric tons CO2	129,042	195,995	325,036	322,045	329,211
CO2 emissions from greenhouse gases (refrigerants)	metric tons CO2e	697	6,026	6,723	5,516	12,895
CO2 not emitted due to carbon offset	metric tons CO2e	-	(2,154)	(2,154)	(2,185)	(2,145)
Scope 1 CO2 emissions	metric tons CO2	129,739	199,867	✔✔ 329,606	325,376	339,961
Energy consumption - Scope 2
Electricity	GWh	2,223	2,076	✔✔ 4,299	4,523	4,452
Incl. green energy	GWh	-	493	493	451	404
Scope 2 CO2 emissions	metric tons CO2	91,146	910,754	✔✔ 1,001,900	1,094,090	1,078,491
Total CO2 emissions (Scope 1 + Scope 2)	metric tons CO2	220,885	1,110,621	1,331,506	1,419,466	1,418,453
Energy consumption - Scope 3
Flight distance for business trips	km	161,821,373	88,944,420	250,765,793	253,654,993	230,926,102
Train distance for business trips	km	80,502,396	13,594,967	94,097,363	106,460,338	102,515,949
Scope 3 CO2 emissions	metric tons CO2	29,893	17,149	✔✔ 47,041	47,517	43,289
Total CO2 emissions (Scope 1 + Scope 2)	metric tons CO2	250,778	1,127,770	✔✔ 1,378,547	1,466,983	1,461,742
Environmental performance (waste)
Consumed water	m³	910,932	369,170	1,280,102	1,526,652	2,002,402
Paper and cardboard: internal usage (office) and external usage (marketing, invoicing, packaging, etc.)	metric tons	5,805	2,089	7,895	9,126	10,607
Internal evacuated waste
Internal WEEE (network and services)	metric tons	2,203	602	2,805	2,210	1,713
Recovery rate	%	77.3%	96.9%	81.5%	85%	73%
Metal poles	metric tons	1,075	182	1,257	1,251	1,303
Recovery rate	%	100.0%	99.8%	100.0%	100%	100%
Wooden poles	metric tons	17,881	191	18,072	17,687	15,875
Recovery rate	%	100.0%	100.0%	100.0%	100%	100%
Cables	metric tons	18,993	489	19,482	24,519	23,034
Recovery rate	%	72.7%	98.7%	73.4%	86%	85%
Batteries	metric tons	861	738	1,599	1,781	2,288
Recovery rate	%	74.0%	86.4%	79.7%	84%	81%
Paper and cardboard	metric tons	2,705	319	3,024	3,157	3,296
Recovery rate	%	100.0%	68.8%	96.7%	99%	100%
Other hazardous waste (PCB - printer cartridges - fluorescent tubes included)	metric tons	164	11	176	254	422
Recovery rate	%	91.4%	88.8%	91.2%	90%	96%
Other non-hazardous waste	metric tons	7,865	1,423	9,288	10,664	10,270
Recovery rate	%	54.4%	81.3%	58.5%	60%	56%
Total internal evacuated waste	metric tons	51,748	3,954	55,702	61,523	58,201
Recovery rate	%	81.6%	87.5%	82.0%	87%	85%
Customer WEEE collected (incl. batteries and rechargeable cells)	metric tons	1,264	107	1,371	2,038	1,495
Recovery rate	%	87.0%	33.9%	82.9%	81%	82%

N/A: not applicable.

Since the values are rounded up, the Group values may not be the sum of the France and Rest of World values.

(1)  The France scope covers Orange France, the Group’s headquarters, Orange Marine and the entities of Orange Business Services operating in the region.

[REDACTED SECTION: CERTAIN TEXT THAT FOLLOWS HAS BEEN REDACTED.]

333[Back to contents]

Note on methodology

Each year since 2002, the Group publishes an annual report on sustainable development and Corporate Social Responsibility (CSR).

More detailed information on the Group’s corporate, social and environmental commitments, impacts and performance is available on the orange.com website under Human Inside/CSR Report. All quantitative indicators are also presented in that report.

Reporting period

The 2017 CSR Report covers the period from January 1 to December 31, 2017.

Reporting scope

Indicators were collected, calculated, and consolidated with the support of dedicated IT tools. The data shown cover all of the Group’s activities and location countries, save any duly mentioned exception.

CSR reporting includes the consolidated subsidiaries (see details on the subsidiaries covered in the database on orange.com, under Human Inside/CSR Report.

The 2017 reporting scope was changed compared to 2016 to take into account the Orange Bank activities over a reporting period of 14 months, from 11/01/2016 to 12/31/2017.

On average, the 2017 reporting scope covers 99.6% of the Group’s revenues; the coverage rate, which is estimated as a percentage of revenues for the entities included in the reporting scope, is defined for each indicator in the environmental data table and in the social data table.

Reporting methodology

The content of the report was prepared based on the indicators selected to take into account the main economic, social, societal and environmental impacts of the Group’s activities. The selection of these indicators took into account the recommendations of international standardization bodies such as standard AA1000 APS (2008), the Global Reporting Initiative (GRI), the United Nations Global Compact, the guiding principles of the OECD and the ISO 26000 standard on Corporate Social Responsibility.

Application of the principles of the AA1000 standard

The process for preparing the 2017 CSR Report respects, in its fundamental aspects, the three principles of inclusion, materiality and responsiveness as defined in the AA1000 APS (2008), the reference for Corporate Social Responsibility that focuses on taking stakeholders’ requirements into account.

Inclusion

Identifying the expectations of our stakeholders is a determining factor in our process of identifying sustainable development challenges. For more information, see the list of the Group’s main stakeholders on the orange.com website, under the heading Human Inside/Corporate responsibility/Our commitment.

Materiality

The selection of the most significant sustainable development challenges given the Group’s activities takes into account the expectations of stakeholders and an internal hierarchy of risks which is re-evaluated on a regular basis. (see orange.com, under the heading Human Inside/Corporate responsibility/Our commitment).

Responsiveness

The identification of sustainable development challenges that are significant for the activities of the Orange Group results in action plans which are re-evaluated annually, and which are presented on orange.com, under the heading Human Inside/CSR Report.

[REDACTED SECTION: CERTAIN TEXT THAT FOLLOWS HAS BEEN REDACTED.]

Statutory data

The labor reporting in this document is generally based on an HR employment data reporting system. For the Annual Report and Registration Document, these data are joined by data from a financial reporting system. Only the HR reporting system sorts by gender and social-professional category.

Breakdown of men-women among supervisory staff (permanent employees at the end of the period)

The rule for calculating the “supervisory staff” indicator is based on the active workforce with permanent contracts.

The “supervisory staff” indicator accounts for employees in the “senior management” category, which corresponds to the consolidation of Levels E, F and G of the French collective agreement on telecommunications (CCNT).

Entities outside France rely on a document describing each level of the CCNT to match each of their employees to the relevant CCNT level.

Percentage of women in the Leaders network

The Leaders network is a management network comprising 1,191 managers at the end of 2017. These managers hold highly responsible positions in the Orange Group.

Number of departures

The “number of resignations”, “number of dismissals” and “number of departures by type” indicators only take into account the departure of employees in active employment under a permanent contract. Thus, the resignation of employees that are temporarily not working (inactive employees: long-term medical leave, extended leave, unpaid leave, etc.) are not included in these indicators.

334[Back to contents]

Training hours

Reporting with respect to international activities is in a phase of stabilization. It now covers more than 96% of the workforce.

Health and safety indicators

The coverage rate for these indicators is more than 96% of employees at the end of 2017. Accidents reported by the countries comply with local regulations.

Definitions

TFRAC: The frequency rate of occupational accidents corresponds to the number of occupational accidents with lost time per million theoretical working hours per year.

TGRAC: The severity rate of occupational accidents corresponds to the number of days of sick leave for occupational accidents per thousand theoretical working hours per year.

The number of theoretical working hours over the year fluctuates by country. It is calculated based on the number of employees on duty (full-time equivalent), the number of annual theoretical working days, and the number of theoretical working hours per day in each country where the Group operates (source: ILO for the last two items).

Environmental data

The environmental reporting in this document is based on the Indicia extra-financial reporting tool. Only those countries consolidated according to the financial consolidation rules in the Annual Report are included in the CSR reporting.

The key indicators are subject to quarterly reporting and indicators of lesser materiality for the Group are reported on every six months or even annually. Values corresponding to the 4th quarter may be estimated. (note that data from the Group’s 11 major countries make up 96.4% of revenues). Orange France’s environmental reporting scope covers the entities under framework agreement with service providers and under contract with environmental agencies, accounting for a huge majority of its impacts.

The data shown cover all of the Group’s activities and location countries, save any duly mentioned exception.

Orange Business Services International:

- Orange Business Services international reporting is limited to 11 countries (or 105 sites) out of the 81 countries in which it operates. These countries represent 80% of the OBS International workforce and 60% of the occupied surface area of its buildings (in sq.m). These countries are Australia, Brazil, Switzerland, Egypt, Germany, India, Mauritius, Russia, Singapore, the United States and the United Kingdom;

- electricity consumption is reported on 364 sites in 44 countries, representing 82% of the occupied surface area of its buildings (in sq.m) outside France;

- the fuel consumption of company cars is reported for seven countries representing 68% of the total number of diesel vehicles and 54% of gas-powered vehicles, and extrapolated to cover a total of 23 countries.

Energy

The energy consumption of the Data centers and networks shared with other operators, are recorded in whole or in part, according to the size and the availability of the information. The consumption of mixed equipment in France (fixed network and mobile) is completely assigned to the indicator covering the consumption of networks excluding mobile activity.

Energy consumption of office space, in particular the shops, that is not invoiced directly to the Orange group is not reported. The consumption of energy from urban heating plants is not recognized due to the difficulty of estimating the associated CO2 emissions.

The electricity consumption of Poland is calculated using a statistical sampling of invoices received during the year.

In the same manner, the consumption of energy of the Orange France network is partly based on an estimate. Energy use by the Orange Spain network is extrapolated based on invoices supplied by the electricity supply companies. The energy used by Data centers, buildings, and shops is calculated using the online control tool that measures and controls in real time all of the buildings’ systems, including IT, air conditioning, UPS, etc.

The “fuel oil consumption (all buildings and all uses)” indicator comprises consumption (excluding vehicles) of domestic fuel oil, diesel and gasoline, as well as marine heavy fuel oil and diesel for Orange Marine’s fleet.

Transport

The data on train and air travel are provided by the data from the countries traveled to by employees.

The CO2 emissions from “short haul” air travel of the GHG Protocol (180 g CO2/km passenger) were used for all flights (short-, medium- and long-haul).

The CO2 emission factor for train travel was determined using the “Bilan Carbone™” method when it is available for the country in question. In the other countries, a standard factor of 100 g CO2/km passenger is used.

Greenhouse gas emissions

For emissions linked to electricity consumption, the emission factors of the IEA (International Energy Agency), in its updated version of January 2017, have been used for all countries, with no restatement of previous data. The decline in GHG emissions is partly due to the change to the electricity emission factors.

The coefficients used for the other fuels (natural gas, fuel oil, coal, gasoline, diesel fuel and LPG) come from the GHG Protocol.

Emissions from refrigerants

Reporting of refrigerant emissions, which are included in Scope 1 emissions, is not yet exhaustive; even though this emissions item is negligible (Carbon 4 study on Bilan Carbone™), the Group is working to improve monitoring of these emissions.

Mobile phones collected

Calculation of the rate of mobile phones collected takes into consideration five collection streams: responsible citizen collection, collection of mobile phone waste in Africa, Retail redemption offers, Enterprise redemption offers, and commercial returns.

The rate is calculated by dividing the number of mobile handsets collected by the number of mobile handsets sold by Orange through controlled channels.

Electronic waste collected (e-waste) from customers

The WEEE (Waste Electrical and Electronic Equipment) collected from retail customers are WEEE (mobile handsets, fixed handsets and multimedia) returned to sales points, sent by mail or collected by service providers on behalf of Orange.

This indicator includes the mobile telephones of the Group’s employees. This includes batteries and rechargeable cells that are part of equipment when it is returned by customers, and the other types of batteries and rechargeable cells collected separately at the various collection points.

In France, WEEE from Business customers (OBS France) are not recognized in this indicator but in the internal WEEE indicator (network).

335[Back to contents]

Evacuated waste and recovered waste

Reporting on waste incorporates the concept of Evacuated waste (i.e. waste that is no longer stored in the Group’s sites or under its direct control, but which has been disposed of to a service provider or an external body, with or without a related financial transaction), and Recovered waste (i.e. waste that has been recovered through re-use, recycling, material recovery or energy recovery). These concepts apply for the European countries.

For the non-European countries, and taking into consideration the gradual set-up of structures, the amounts of recycled waste concern, more broadly, all amounts of waste evacuated and that have been sold.

The reporting of waste indicators is not complete for the following reasons: first, the ongoing efforts to identify and secure waste collection and treatment channels in the MEA region; second, the difficulties in collecting data from network outsourcing contracts in certain European countries.

Non-hazardous waste has not been recorded since 2012, except in 2015 in France for which some non-hazardous waste (that was added pursuant to certain framework contracts) was included in other non-hazardous waste reporting.

Fluorescent bulbs, PCB (polychlorinated biphenyls), and printer cartridge waste has been accounted for under “Other hazardous waste.”

For OBS, reused WEEE waste is recognized as recovered, and action plans are being implemented to increase reporting coverage.

In France, the waste from dismantling phone booths is recognized in the following indicators:

- “other non-hazardous waste”: for aluminum, stainless steel, steel and glass;

- “network WEEE” for that which concerns WEEE.

Likewise, for tertiary and network waste not including customer WEEE, only waste handled by a service provider that has signed a framework agreement with the Orange group is added to the reporting, except for cables and other hazardous waste (including oily water and sludge) of Orange Marine and a limited number of Orange Marine wastes.

Different specific service providers are involved according to the type of waste concerned (copper cables, paper, network equipment, batteries, wooden poles, etc.). Special attention is given to wooden poles in order to prohibit their reuse, taking into consideration regulatory restrictions, and to ensure their adequate elimination.

For leased sites, household or similar waste is not reported as it is managed by the lessors.

Water

The main sources of water consumption in the Orange group are water fountains, toilets, canteens and the humidification systems of Data centers. Canteens are the purview of the Works Council alone, and are not included in the Orange group’s consolidation scope, under threat of interference.

Following an evaluation, the Group believes that the volumes involved are not significant enough to warrant setting up a restrictive and verifiable process of collecting and consolidating data on water consumption.

The decrease observed in 2017 compared to previous years came from incomplete reporting in some countries.

Environmental Management System

The Key Performance Indicator (KPI) “Group ISO 14001 certification rate” is the ratio of electrical energy consumed within the ISO 14001 certified scope over the total electrical energy consumed by the Group.

It is calculated on the scope of the entities consolidated by the Group. For France, which is certified ISO 50001, the total electrical energy consumed in France (excluding Orange Marine) is obtained in proportion of the employees working in the scope certified.

This equivalent electrical energy value is aggregated with that of Orange Marine (fully certified) then with that of the other certified scopes in the other organizations of the Group; the total is then divided by the total electrical energy consumption of the Group to provide the KPI.

CET (Customer Experience Tracker)

The published indicator corresponds to the average of the score given by Orange customers who were asked the following question “[…] Would you recommend Orange Mobile/Broadband to your family and friends?”

The people questioned gave a score of 0 to 10. An average was taken and multiplied by 10 to obtain a score out of 100.

336[Back to contents]

 [REDACTED SECTION: CERTAIN TEXT THAT FOLLOWS HAS BEEN REDACTED.]

6.1.4    Treasury shares - Share Buyback program

The Shareholders’ Meeting of June 1, 2017 renewed the share Buyback program for 18 months with a limit of 10% of the share capital outstanding at the time of the Meeting. The Board of Directors, at its February 20, 2018 meeting, decided to ask the Shareholders’ Meeting of May 4, 2018 to renew this authorization under the same conditions.

A description of the program for 2018 appears in the Report of the Board of Directors on the sixteenth resolution submitted to the Shareholders’ Meeting of May 4, 2018 (see Section 6.4 Report of the Board of Directors on the resolutions).

Moreover, the share liquidity contract entered into by Orange with an investment services provider on May 9, 2007, remained in force in 2016. The initial resources allocated to the liquidity account amounted to 100 million euros. At December 31, 2017 this totaled 111.7 million euros (as of the execution date).

342[Back to contents]

Summary of purchases and sales of treasury shares during the 2017 fiscal year

Objective of the purchases	Number of shares held at 12/31/2016	Number of shares purchased	Gross weighted average price (in euros)	Number of shares sold	Gross weighted average price (in euros)	Number of shares held at December 31, 2017	% capital
Shares allocated to employees	22,423	0	0	798 (1)	0	21,625	0.0002%
Liquidity contract	0	59,830,060	14.38	59,354,060	14.43	476,000 (2)	-
Total	22,423	59,830,060		59,354,858		497,625	0.0002%

(1) Grants of free shares in accordance with Article L. 225-197-3 of the French Commercial Code to the heirs and assignees of beneficiaries of the 2011 “Let’s share” free share award plan who died before the end of the plan’s vesting period (July 26, 2015).

(2)  Position as at December 27, 2017 in order to take account of the transfer of title deadline at D+2 (business days).

6.2  Major shareholders

6.2.1    Distribution of capital and voting rights

Holder	December 31, 2017			December 31, 2016			December 31, 2015
	Number of shares	% of capital	% of voting rights	Number of shares	% of capital	% of voting rights	Number of shares	% of capital	% of voting rights
Bpifrance Participations (1)	254,219,602	9.56%	8.26%	254,219,602	9.56%	8.29%	254,219,602	9.60%	9.60%
French State	356,194,433	13.39%	20.92%	356,194,433	13.39%	21.00%	356,194,433	13.45%	13.45%
Total Public Sector	610,414,035	22.95%	29.18%	610,414,035	22.95%	29.29%	610,414,035	23.04%	23.04%
Group Employees (2)	143,353,298	5.39%	8.80%	142,857,760	5.37%	8.43%	132,266,948	4.99%	4.99%
Treasury shares	497,625	0.02%	0.00%	22,423	0.00%	0.00%	27,663	0.00%	0.00%
Float	1,905,791,641	71.64%	62.02%	1,906,762,381	71.68%	62.28%	1,906,176,737	71.96%	71.96%
Total	2,660,056,599	100%	100%	2,660,056,599	100%	100%	2,648,885,383	100%	100%

 (1)                                    Public financing and investment group for companies, resulting from the merger of OSEO, CDC Entreprises, FSI and FSI Régions.

(2)  Includes shares held as part of the Group’s savings plan, in particular via Orange Actions and Orange Ambition International mutual funds, or in registered form (including those in the 2007 “Next Reward” free share award plan. Does not include bearer shares.

As at the date of this document, no shareholder other than the French State, Bpifrance Participations and Group Employees (in particular via the Orange Actions mutual fund (formerly called Cap’Orange) which held 5.34% of the share capital and 8.76% of the voting rights), held, to Orange’s knowledge, directly or indirectly, more than 5% of the capital or voting rights.

The public sector (the French State and Bpifrance Participations) and the Orange Actions mutual fund have double voting rights for their shares held in registered form for over two years (see Section 7.3.6 Rights, preferences and restrictions attached to shares).

6.2.1.1   Changes in the distribution of capital over the last three fiscal years

In the last three fiscal years, the Company has bought and sold treasury shares and notably in July 2014 sold 16 million shares to employees under the Cap’Orange plan (see Section 6.1.4 Treasury shares - share buyback program).

Besides, the Group’s employees subscribed, in May 2016, to 11.2 million of Orange new shares within the framework of the Orange Ambition 2016 employee shareholding plan for Group employees.

To Orange’s knowledge, there has been no major change in the distribution of the capital and voting rights since December 31, 2017.

6.2.1.2   Information on shareholders’ agreements

On February 23, 2016, the AMF was notified of the execution, on February 18, 2016, of a new shareholders’ agreement between the French Republic and Bpifrance Participations. This agreement replaces the previous shareholders’ agreement signed between the same parties on December 24, 2012, formalizing the existing joint action between them with respect to their shareholding in Orange.

The shareholders’ agreement has been established for a period of two years (renewable), and stipulates that the parties will:

- consult each other on the vote of Shareholders’ Meeting resolutions: commit to exchange their respective views and seek a common position on the resolutions, without being under obligation to reach a common position;

- consult each other on the form (within the meaning of Article L. 228-1 of the French Commercial Code) of their Orange securities.

343[Back to contents]

6.2.1.3   Additional information on the distribution of the float

Orange regularly identifies its shareholders via the “Identifiable Bearer Shares” (IBS) service. At December 31, 2017, institutional investors held 65% of the capital and individual investors 7%, almost the same as the previous year.

Geographical distribution of institutional investors at December 31, 2017

France	29%
United Kingdom	20%
Other European countries	19%
Europe Total	68%
North America	27%
Rest of the World	5%
Total	100%

Source: TPI survey and Nasdaq OMX analysis.

6.2.2    Direct or indirect control of Orange SA

As of the date of this document, the public sector (French State and Bpifrance Participations) has three representatives out of a total of 15 members of the Board of Directors of Orange (see Section 4.1.1 Board of Directors).

As at December 31, 2017, the French State, in concert with Bpifrance Participations, held 22.95% of the share capital and 29.18% of the voting rights of Orange (see Sections 6.2.1 and 6.2.1.2 above). In practice, given the low turnout at Shareholders’ Meetings and in the absence of other major shareholder groups, the public sector could therefore determine the outcome of shareholder votes on issues requiring a simple majority.

In light of the recommendations of the Afep-Medef Code, revised in November 2016, Orange has put in place Corporate Governance rules to ensure the proper operation of the Board of Directors and its specialist committees in respecting the interests of all shareholders. The Board of Directors comprises seven independent directors including one Lead Director (See Section 4.2 Corporate Governance). Orange therefore feels there is no risk that the French State’s control will be abused.

Excluding the French State and Bpifrance Participations, no physical person or legal entity, directly or indirectly, alone, jointly or in concert, exercises or could exercise control over Orange.

To Orange’s knowledge, there is no agreement which, if implemented, could, at a later date, entail a change in its control.

344[Back to contents]

7.3  Statutory information

7.3.1    Company name

Orange

7.3.2    Place of registration and registration number

Paris trade and companies register (Registre du commerce et des sociétés - RCS)

Number: 380 129 866

APE (principal activity) code: 642 C

7.3.3    Date of incorporation and term

Orange was incorporated as a French société anonyme on December 31, 1996 for a 99-year term. Barring early liquidation or extension, the Company will expire on December 31, 2095.

7.3.4    Registered office, branches, legal form and applicable law

Registered office: 78, rue Olivier de Serres, Paris (15th arrondissement), France

Telephone: +33 (0)1 44 44 22 22

Branch: Orange SA has a branch in Poland: Oddzial w Polsce, Al. Jerozolimskie 160, 02-326 Warsaw.

Orange is governed by French corporate law subject to specific laws governing the Company, notably Act 90-568 of July 2, 1990 on the organization of public postal services and France Télécom, as amended.

The regulations applicable to Orange as a telecommunications operator are described in Section 2.2 Regulation.

7.3.5    Company purpose

The Company’s corporate purpose, in France and abroad, specifically pursuant to the French Postal & Telecommunications Code, shall be:

- to provide all electronic communication services in internal and international relations;

- to carry out activities related to public service and, in particular, to provide, where applicable, a universal telecommunications service and other mandatory services;

- to establish, develop and operate all electronic communications networks open to the public necessary for providing said services and to interconnect the same with other French and foreign networks open to the public;

- to provide all other services, facilities, handset equipment, electronic communications networks, and to establish and operate all networks distributing audiovisual services, and especially radio, television and multimedia broadcasting services;

- to set up, acquire, rent or manage all real estate or other assets and businesses, to lease, install and operate all structures, businesses, factories and workshops related to any of the purposes defined above;

- to obtain, acquire, operate or transfer all processes and patents related to any of the purposes defined above;

- to participate directly or indirectly in all transactions that may be related to any of the purposes defined above, through the creation of new companies or enterprises, the contribution, subscription or purchase of securities or corporate rights, acquisitions of interests, mergers, partnerships, or any other means; and

- more generally, all industrial, commercial, Company and financial transactions, or transactions involving movable or fixed assets, that may be related directly or indirectly, in whole or in part, to any of the aforementioned corporate purposes, or to any similar or related purposes, or to any and all purposes that may enhance or develop the Company’s business.

7.3.6    Rights, preferences and restrictions attached to shares

Orange has only issued ordinary shares. Each share shall entitle its holder to a portion of the corporate profits and assets proportional to the amount of capital represented thereby. Furthermore, each share shall entitle its holder to vote and be represented in the Shareholders’ Meetings in accordance with provisions of the law and of the Bylaws. Ownership of one share implies, ipso jure, adherence to the Bylaws and the decisions of the Shareholders’ Meeting.

There is no clause in the Bylaws providing for double or multiple voting rights for shareholders. However, the law of March 29, 2014 aiming to regain the real economy (Florange Law) provides for double voting rights for all shares held in registered form by the same holder for at least two years.

The shareholders shall only be liable for losses within the limits of their contributions to the Company’s capital.

363[Back to contents]

Payment of dividends

The terms and conditions for the payment of the dividends approved by the Shareholders’ Meeting are determined by the Shareholders’ Meeting, or in lieu, by the Board of Directors. However, cash dividends must be paid within a maximum of nine months after the close of the fiscal year, unless extended by court order. The Ordinary Shareholders’ Meeting may grant each shareholder, for all or part of the dividends to be distributed, an option between payment of the dividends in cash or in shares, subject to legal requirements.

Interim dividends may be distributed before the approval of the financial statements for the fiscal year when the balance sheet established during or at the end of a fiscal year and certified by a Statutory Auditor shows that the Company has made a profit since the close of the last fiscal year, after recognizing the necessary depreciation, amortization and provisions and after deducting prior losses, if any, and the sums to be allocated to reserves, as required by law or the Bylaws, and including any retained earnings. The amount of such interim dividends may not exceed the amount of the profit so defined.

Dividends not claimed within five years after the payment date shall be deemed to expire and revert to the French state.

Disposal and transfer of shares

Shares are freely negotiable, subject to applicable legal and regulatory provisions. They shall be registered in a share account and are transferred by means of a transfer order from account to account.

7.3.7    Actions necessary to modify shareholders’ rights

Shareholders’ rights may be modified as allowed by law. Only the Extraordinary Shareholders’ Meeting is authorized to amend any and all provisions of the Bylaws. The Meeting may not, however, increase shareholder commitments, except for properly executed transactions resulting from a share consolidation.

7.3.8    Rules to participate in and call Shareholders’ Meetings

Access to, participation in and voting rights at Shareholders’ Meetings

Shareholders’ Meetings are composed of all shareholders whose shares are paid up and for whom a right to attend Shareholders’ Meetings has been established by registration of the shares in an account in the name either of the shareholder or of the intermediary holding their account where the shareholder is not resident in France, by midnight (Paris time) on the third business day preceding the Meeting.

The shares must be registered within the time limit specified in the preceding paragraph either in an account in their own name maintained by the Company, or in the bearer share accounts maintained by the authorized intermediary.

If it sees fit to do so, the Board of Directors may distribute personalized admission cards to shareholders and require them to produce these cards at the Meeting.

Shareholders participating via video-conferencing or other means of telecommunications which meet legal and regulatory conditions and allow identification shall be deemed present for the calculation of quorum and majority at Shareholders’ Meetings. The Board of Directors organizes, in accordance with legal and regulatory requirements, the participation and vote of these shareholders at the Shareholders’ Meeting, assuring, in particular, the effectiveness of the means of identification.

Any shareholder may, in accordance with legal and regulatory requirements, vote without attending the Meeting or grant a proxy to any other physical person or legal entity of his or her choice. Shareholders may, in accordance with legal and regulatory requirements, send their vote or proxy, either by hard copy or via electronic means of telecommunication, until 3pm (Paris time) the day before the Shareholders’ Meeting. Transmission methods are set forth by the Board of Directors in the notice of Meeting and the notice to attend.

Shareholders sending in their vote within the time limit specified under this section, by means of the form provided by the Company to shareholders, are deemed present or represented at the Meeting.

The forms for sending in a vote or a proxy, as well as the certificate of attendance, can be completed in electronic format duly signed under the conditions specified by the applicable laws and regulations. For this purpose, the recording of the electronic signature on the certificate can be made directly on the Internet site established by the organizer of the Meeting.

Shareholders who are not resident in France may be represented at a Shareholders’ Meeting by a registered intermediary who may participate subject to legal requirements.

Notice of Shareholders’ Meetings

Shareholders’ Meetings are convened by the Board of Directors, or, failing that, by the Statutory Auditors, or by any person empowered for this purpose. Meetings are held at the registered office or at any other location indicated in the notice to convene. Subject to exceptions provided by law, notice must be given at least 15 days before the date of the Shareholders’ Meeting. When the Shareholders’ Meeting cannot deliberate due to the lack of the required quorum, the second Meeting and, if applicable, the second postponed Meeting, must be called at least ten days in advance in the same manner as used for the first notice.

Ordinary Shareholders’ Meeting

Ordinary Shareholders’ Meetings are those Meetings called to make any and all decisions that do not amend the Bylaws. An Ordinary Meeting shall be convened at least once a year within six months of the end of each fiscal year in order to approve the annual and consolidated financial statements for the fiscal year in question or, in case of postponement, within the period established by court order. On the first convocation, the Meeting may validly deliberate only if the shareholders present or represented by proxy or voting by mail represent at least one-fifth of the shares entitled to vote. Upon the second convocation, no quorum is required. Decisions are made by a majority of votes held by the shareholders present, represented by proxy, or voting by mail.

Extraordinary Shareholders’ Meeting

Only the Extraordinary Shareholders’ Meeting is authorized to amend any and all provisions of the Bylaws. Subject to the legal provisions governing capital increases from reserves, profits or share premiums, the resolutions of the Extraordinary Meeting shall be valid only if the shareholders present, represented by proxy or voting by mail represent at least one-fourth of all shares entitled to vote when convened for the first time, or one-fifth when convened for the second time. If the latter quorum is not reached, the second Meeting may be postponed to a date no later than two months after the date for which it was called. Subject to the same condition, the second Meeting shall make decisions by a two-thirds majority of the shareholders present, represented by proxy, or voting by mail.

364[Back to contents]

7.3.9    Provisions having the effect of delaying, deferring or preventing a change of control of the Company

There are no statutory provisions having the effect of delaying, deferring or preventing a change of control of the Company. Factors likely to have an impact in the event of a tender offer or public exchange offer, as set out in Article L. 225-37-5 of the French Commercial Code, are described in Section 7.4.

7.3.10  Declarations of threshold crossing

In addition to the legal obligation to inform the Company and the French Financial Markets Authority (Autorité des marchés financiers - AMF) when thresholds of 5%, 10%, 15%, 20%, 25%, 30%, 33 1/3%, 50%, 66 2/3%, 90% and 95% of the capital and voting rights are crossed, any individual or legal entity, acting alone or jointly with others, who acquires directly or indirectly, as defined by Articles L. 233-7 et seq. of the French Commercial Code, a number of shares, voting rights or securities representing shares equal to 0.5% of the capital or voting rights in Orange is required, within five trading days from the date of registration of the securities that result in reaching or crossing such threshold, to report to Orange by registered letter with return receipt, the total number of shares, voting rights and securities giving access to the capital that such individual or entity holds.

This declaration must be repeated in accordance with the conditions indicated above each time a new 0.5% threshold is reached or crossed, whether crossing above or below, for any reason whatsoever, including beyond the 5% threshold.

In the event of failure to comply with any of the provisions set forth above, the shareholder or shareholders in question shall be deprived of the voting rights attached to any shares or securities in excess of the thresholds, subject to legal provisions and limits, if one or more shareholders holding at least 0.5% of the capital or voting rights so requests at a Shareholders’ Meeting.

7.4  Factors that may have an impact in the event of a public offer

Pursuant to Article L. 225-37-5 of the French Commercial Code, this section describes the factors that may, to the Company’s knowledge, have an impact on the Orange shares in the event of a tender offer or public exchange offer:

Structure of the Company’s capital

The French State and Bpifrance Participations jointly hold 22.95% of the capital and 29.18% of the voting rights at Shareholders’ Meetings due to the double voting rights for their shares held in registered form. See Section 6.2.1 Distribution of capital and voting rights.

Control mechanisms provided for in any employee shareholding plan, when rights of control are not exercised by employees

The regulations governing the mutual funds of the Group’s savings plan, which are invested in Orange shares, state that voting rights attached to shares held as fund assets are exercised by the Supervisory Boards of these funds. In the absence of an express reference in the regulations to the cases where the Supervisory Boards must gather the prior opinions of unit holders, the Supervisory Boards decide on the tender of shares held as fund assets to the public purchase or exchange offers, in accordance with Article L. 214-164 of the French Monetary and Financial Code. As at December 31, 2017 the mutual funds represented 5.01% of the Company’s capital and 8.16% of the voting rights at Shareholders’ Meetings.

Agreements among shareholders that the Company is aware of and which may cause restrictions on the transfer of shares and the exercising of voting rights

On February 18, 2016, the French State and Bpifrance Participations entered into a new shareholders’ agreement to act jointly, notice of which was given to the Company and the French Financial Markets Authority (Autorité des marchés financiers - AMF). See Section 6.2.1.2 Information on shareholders’ agreements.

Rules applicable to the appointment and replacement of members of the Board of Directors

See Section 4.1.2.1 Legal and statutory rules relating to the composition of the Board of Directors.

365[Back to contents]

[REDACTED SECTION: CERTAIN TEXT THAT FOLLOWS HAS BEEN REDACTED.]

7.6  Material contracts

On December 21, 2016, Orange agreed a six billion euro syndicated loan with 24 international banks maturing in December 2021 to refinance the preceding six billion euro credit line arranged on January 27, 2011. See Note 12.3 Liquidity risk management to the consolidated financial statements.

In addition, Orange has made some significant acquisitions and disposals in the last few fiscal years. See Note 3.2 Main changes in the scope of consolidation to the consolidated financial statements.

These aside, Orange has made no significant agreements other than those made in the normal course of its business.

366[Back to contents]

8.1  Glossary of technical terms

3G/3G+: see UMTS (3G) and HSDPA (3G+).

4G: fourth generation of mobile telephony standards, successor to the 3G and 2G standards. Provides “very high-speed mobile broadband” connections (theoretical speeds of above 100 Mbits/s) and uses Voice over IP.

4G+: development of the 4G standard. Deployment will ensure increased coverage in high density town centers with maximum theoretical connection speeds of up to 223 Mbits/s.

5G: future standard that has not yet been standardized to succeed 4G and 4G+, characterized by higher speed and lower energy consumption.

ADSL (Asymmetrical Digital Subscriber Line): broadband data transmission technology on the traditional telephone network. It enables broadband data transmission (first and foremost Internet access) via twisted paired copper cable (the most common type of telephone line found in buildings).

API (Application Programming Interface): computer programming interface which enables programs to interact with one another, in a similar manner to a human-machine interface.

Arcep: Autorité de régulation des communications électroniques et des postes - French Postal and Electronic Communications Regulatory Authority.

Asynchronous Transfer Mode (ATM): broadband transmission technique for multiplexing data flows in the form of packets (ATM standard packets) in connected mode with guaranteed quality of service.

ATM (Asynchronous Transfer Mode): see Asynchronous Transfer Mode.

B2B or Business to Business: all of a company’s activities (commercial dealings or transactions) aimed at corporate customers.

B2C or Business to Consumer: all of a company’s activities (commercial dealings or transactions) aimed at retail customers.

Backbone: fiber optic backbone transmission network for long distance and very high capacity. See DWDM and SDH.

BAS (Broadband Access Server): see Broadband Access Server.

Bit: abbreviation for BInary digiT. Elementary information unit with binary coding (0 or 1) used by digital systems.

Bitstream: wholesale offer enabling alternative operators to rent broadband access which has been activated by the incumbent operator. In this way they can offer retail broadband services in areas where they do not offer unbundled access.

Broadband Access Server (BAS): broadband access hub that collects incoming and outgoing traffic to DSLAM, ensuring the interconnection with the operator’s IP network. This hub equipment handles the management of user sessions (authentication, traffic control, etc.) and the concentration of Internet traffic.

Broadband: data transmission technology where modulation is used for the simultaneous passage of several independent channels on a single physical medium. Term used to designate broadband networks (speeds of at least several Mbits/s). ADSL is also included under the term broadband access (individual connection providing at least 128 Kbits/s downstream, from the switch to the user).

Call termination (interconnection or termination rate): amount per minute paid by one telephone operator to another to transmit a telephone conversation over the network of the second operator to its destination. These rates are regulated.

Capacity services: services involving an operator providing transmission capacity dedicated to a user, ensuring transparency in relation to applications supported (example: leased line service).

CDMA (Code Division Multiple Access): process used in particular in mobile telephony, allowing several digital signals to be transmitted simultaneously on the same carrier frequency. It allows operators to offer their subscribers broadband Internet access services on their mobiles.

Centrex: service enabling one or more businesses to use a public automatic switch while benefiting from all the services available on a PABX (Private Automatic Branch eXchange).

Cloud Computing: concept that involves using remote servers for the storage and processing of electronic data, traditionally located on local servers or the user’s workstation.

Docsis (Data Over Cable Service Interface Specification): standard defining conditions for a communication interface for a high-speed data transfer system to an existing cable television system. DOCSIS uses the TDMA (Time Division Multiple Access)/SCDMA (Synchronous Code Division Multiple Access) method.

DSL (Digital Subscriber Line): technologies enabling the use of copper cables connecting subscribers of “Switched Telephone Networks” (STN) to enable broadband transfers of digital packets. See ADSL.

DSLAM (Digital Subscriber Line Access Multiplexer): DSL equipment for the demodulation of subscriber ADSL modems and the first level of aggregation for data transport on the IP network. The equipment is also used to filter voice and data. Installed close to local distribution frames, they generally manage between 100 and 2,000 subscribers.

DWDM (Dense Wavelength Division Multiplexing): digital transmission technology based on multiplexing wavelengths over fiber optic, enabling very high-speed broadband (up to 10 Gigabits per second) information transfers over long distance networks.

Edge (Enhanced Data rates for GSM Evolution): radio technology representing the intermediary stage between GPRS and UMTS, which is based on using existing GSM radio frequencies to offer Internet and multimedia services, with theoretical rates of up to 380 Kbits/s and effective rates up to four times faster than GPRS.

Efficient operator: concept used in relation to the regulation of prices for wholesale and retail services sold by an operator when the regulatory authority requires the operator to orient its prices towards the costs borne. If the actual costs of this operator turn out to be higher than they should be because of its inefficiency, the corresponding excess cost is excluded from the price base used to determine prices.

Ethernet: technology for local network connections originally developed by Xerox, with computers connected by a combination of network interface cards installed on each PC and by coaxial cables linking the workstations at a rate of 10 Mbits/s. In an Ethernet network, each workstation may initiate a transmission at any time.

FDD (Frequency Division Duplexing): method of allocating UMTS frequencies that consists of assigning a frequency band for each uplink (from the terminal to the base station) and downlink (from the base station to the terminal).

Frame Relay: data transmission protocol, which only uses the first two layers of the model for the international OSI (Open System Interconnection) standard designed to standardize and facilitate network interconnection. It enables the simultaneous connection, through statistical multiplexing, of several communications using a single access at high speeds.

368[Back to contents]

FTTH (Fiber To The Home): connection by fiber optic directly to the subscriber’s home ensuring very high-speed transmissions compatible with triple play packages.

FTTx (Fiber to the X): generic name for different forms of optical connections.

Full MVNO: MVNO that operates its own core network components and its own applications platforms, while renting radio capacities to host operators. See MVNO.

Gateway equipment: enabling communication between two different networks.

Gateway: equipment enabling communication between two different networks. Some gateways are bi-directional, others unidirectional.

Gbit/s or Gigabit per second: one billion bits (109) transferred per second on a transmission network. See Bit.

Go or Gigaoctet: a unit of measurement used in computing to indicate memory capacity. Each unit corresponds to a billion octets (octet is a computer coding unit consisting of 8 bits).

GPON (Gigabit Passive Optical Network): passive FTTH optical network architecture, not to be confused with the competing point to point FTTH architecture; it is used for on-demand broadcasting such as video over IP (IPTV).

GSM (Global System for Mobile Communications): European standard for second-generation mobile telephony networks which operates within the 900-1,800 MHz frequency bands.

HSDPA (High Speed Downlink Package Access): improvement on the third generation (3G) UMTS mobile telephony standard, also known as 3.5G or 3G+. Through software developments, it offers performance ten times greater than 3G technology (UMTS). It supports broadband in packet mode downstream.

ICT (Information and Communication Technologies): techniques used to process and transmit information, mainly computing, audiovisual, multimedia, Internet and telecommunications.

Integrated Service Digital Network (ISDN): digital network for the transmission of integrated information: data, voice and video. Orange trade name: Numéris.

Internet Protocol (IP): one of the two main communication protocols between networks (the other being ATM), used in particular on Internet and Intranet networks. IP is an Internet-specific transfer protocol based on the principle of packet switching.

IP (Internet Protocol): see Internet Protocol.

IP telephony: see Voice over Internet Protocol.

IPTV (Internet Protocol Television): television and/or video distribution systems using broadband connections over IP.

IPVPN: see Virtual Private Network.

IPX (IP eXchange): interconnection service ensuring interoperability between the different technologies and thus allowing the secure exchange of IP-based traffic between customers of the different mobile, fixed-line telephony and Internet operators.

ISDN: Integrated Service Digital Network.

ISP (Internet Service Provider): company providing Internet access to private users, professionals and businesses.

Kbit/s or kilobit per second: one thousand bits (103) transferred per second on a transmission network. See Bit.

LAN (Local Area Network): network enabling workstations or PCs of the same entity on the same site to be interconnected with other local networks on other sites and be linked to the public network.

Livebox: terminal marketed by Orange that offers broadband modem, router and WiFi, and Bluetooth wireless access point functions, as well as providing Internet connection, television and Voice over IP via ADSL.

Local loop: part of the telephone network that connects the local telephone switch to subscribers’ individual households.

LoRa: long-range technology that allows connected objects to exchange small amounts of data in narrowband, reducing the energy used by the objects.

LTE (Long Term Evolution): name given to a project developed within 3GPP and whose objective is to produce technical specifications for future fourth generation mobile network standards (4G). By extension, LTE also refers to so-called fourth generation mobile systems developed through this project.

M2M or Machine to Machine: exchanges of information between machines that are established between the central control system (server) and any type of equipment, through one or several communication networks.

Managed services: service contract agreed between a company and an operator and consisting of entrusting the latter with the management of its requirements in terms of telecommunications or IT.

Mbit/s or Megabit per second: one million bits (106) transferred per second on a transmission network. See Bit.

MHz: frequency measurement corresponding to one million cycles per second for an electric current (radio frequency), or a clock speed for microprocessors (computer).

MMS (Multimedia Messaging Service): multimedia messaging that is an extension of SMS and allows the routing of images and sound on GPRS and UMTS mobile telephony networks and terminals.

MPLS (Multi-Protocol Label Switching): a standard proposed by the Internet Engineering Task Force (IETF), an international community open to operators and network designers, whose goal is to coordinate the development of, and resolve architectural and protocol issues relating to the Internet. MPLS improves network speed and efficiency, allowing routers to transfer information along pre-defined paths depending on the level of quality required.

Multiplexing: technique to simultaneously transfer several communications on a single transmission channel.

MVNO (Mobile Virtual Network Operator): mobile operators that use third-party network infrastructures to provide their own mobile telephony services.

NAS (Network Access Server): see Network Access Server.

Network Access Server (NAS): sideline IP network equipment for the concentration of STN telephone modem access and connection thereof to the IP network.

NFC (Near Field Communication): technology for short-range and high-frequency wireless communications, allowing the exchange of information between devices up to a distance of about 10 cm.

NGN (New Generation Network or Next Generation Network): generic concept referring to IP-based voice and data networks, making it possible to switch from a simple connectivity approach to a new approach to developing services for customers. See IP Protocol.

NRA: subscriber connection nodes or switches towards which subscriber telephone lines are directed.

On-net (call): communication between two customers on the same network.

Off-net (call): communication between two customers on competing networks.

369[Back to contents]

OTT (Over-The-Top): refers to a broadcaster that provides services, for example on-demand video services on the Internet, using the infrastructures of a telecoms network operator, when the network operator does not offer this service itself.

Outsourcing: see Managed services.

Pay TV: refers to pay-TV, access to which is subject to payment by contract or on a one-off basis.

Quadruple play: offer combining Internet, television, mobile telephony and fixed-line telephony access.

RBCI: Backbone and IP Collection Network.

Refarming: process consisting of using a frequency band dedicated to a certain technology to deploy another technology.

Roaming: use of a mobile telephony service on the network of an operator other than that with whom the contract is taken out. The typical example is the use of a mobile abroad on the network of another operator.

SDH (Synchronous Digital Hierarchy): see Synchronous Digital Hierarchy.

Signaling System 7 (SS7): information exchanges required for the management of a telephone communication (establishment and termination, maintenance and supervision, invoicing) and transferred in digital form by a network separate from that used for the communication itself.

Smartphone: mobile handset with PDA features. Data is keyed in via a touch screen or keyboard. It provides basic functionality such as: diary, calendar, web browsing, e-mail, instant messaging and GPS.

SMS (Short Message Service): communication service based on short written messages on mobile telephony handsets and networks.

SoHo (Small Office, Home Office): refers to the computing market for very small companies (less than ten employees).

SS7: see Signaling System 7.

STN (Switched Telephone Network): “traditional circuit” switched telephone network for voice communications.

STP (Signal Transfer Point): signaling network router that transmits signals between switching points.

Streaming: technology enabling the broadcasting of video images on the Internet and continuous viewing in real time.

Switched Telephone Network (STN): voice transport network comprised of terminals, subscriber lines, circuits and exchanges/ switches. It is also used to access certain data services.

Synchronous Digital Hierarchy (SDH): transmission standard over very high bandwidth fiber optic that allows data flows of different speeds to be transmitted securely, and facilitates their management.

Tbit/s or Terabit per second: one trillion bits (1012) transferred per second on a transmission network. See Bit.

TDSL (Turbo Digital Subscriber Line): business-oriented ADSL offer.

Triple play: broadband contract package including Internet access, telephony and a package of television channels.

UMTS (Universal Mobile Telecommunications System): third-generation (3G) mobile telephony standard allowing broadband communication (up to 2 Mbits/s at theoretical symmetrical speed) over the 1.9 to 2.2 GHz frequency band.

Unbundling: obligation placed upon a local loop owner-operator to provide a third-party operator with bare copper pairs. The third-party operator remunerates the owner-operator for this usage and it installs its own transmission equipment at the end of the local loop in order to connect subscribers to its own network. An equipment collocation service is also offered to third-party operators in addition to unbundling. Partial unbundling and full unbundling are distinguished. Partial unbundling allows the third-party operator to offer a broadband service on the upper frequency band of the line, whilst the owner-operator continues to provide the contract and the telephone service on the lower band. Full unbundling allows the third-party operator to connect the whole of a line to its own equipment and therefore to provide telephony as well as broadband services.

Universal service: one of the three components of public service in telecommunications, with the mandatory provision of electronic communications and tasks in the public interest. It is the only component to be financed by a sector fund. This breaks down into three parts: telephony services, universal directory and universal information service.

vDSL (Very high bit-rate DSL): technique based on the same technique as xDSL. vDSL signals are sent over a pair of copper wires, simultaneously and without interfering with voice telephony. This allows for very high speeds.

Virtual Private Network (VPN): group of resources on a public network exclusively used by a business customer.

Voice over Internet Protocol - VoIP: transport of voice services using IP technologies.

VoIP: see Voice over Internet Protocol.

VPN: Virtual Private Network.

VSAT (Very Small Aperture Terminal): satellite communications technology that uses two-way satellite dishes with a diameter of less than 3 m and requires few ground resources. VSAT is used to connect a small site to communication networks, either for telephony or Internet access.

WDM (Wavelength Division Multiplexing): see Dense Wavelength Division Multiplexing.

WiFi (Wireless-Fidelity): technology enabling the connection of wireless equipment using radio waves in the 2.4 GHz wavelength, at speeds of 11 Mbits/s (802.11b standard) or 54 Mbits/s (802.11g standard). By extending the Ethernet protocol to cover radio services, WiFi offers businesses and individuals the ability to wirelessly connect several computers or shared devices in a network over distances that may reach several dozen meters.

Wimax: wireless broadband transmission standard operating at 70 Mbits/s (802.16 standard), which enables several WiFi access points to connect to a fiber optic network and therefore increases the range of WiFi networks. With a nominal range of 50 kilometers, it should eventually enable the development of citywide networks (MAN) based on a single access point.

xDSL: see DSL.

XoIP: refers to any form of data transmission using the IP protocol.

370[Back to contents]

8.2  Financial glossary

Adjusted EBITDA - CAPEX: indicator of adjusted EBITDA (see definition of this term) minus CAPEX (see definition of this term). Adjusted EBITDA - CAPEX is not a financial indicator defined by IFRS and may not be comparable to similarly titled indicators used by other companies (see Section 3.1.5 Financial indicators not defined by IFRS).

Adjusted EBITDA: reported EBITDA (see definition of this term) adjusted for the effects of significant litigations, specific labor expenses, review of investments and the business portfolio, restructuring and integration costs and, where appropriate, other specific items that are systematically specified (see Note 1 to the consolidated financial statements). Adjusted EBITDA is not a financial indicator defined by IFRS and may not be comparable to similarly titled indicators used by other companies (see Section 3.1.5 Financial indicators not defined by IFRS).

Average number of employees (full-time equivalents): average number of active employees over the reporting period, prorated for their work time, including both permanent contracts and fixed-term contracts.

CAPEX: investments in property, plant and equipment and intangible assets excluding telecommunication licenses and excluding investments financed through finance leases (see Note 1.3 to the consolidated financial statements). CAPEX is not a financial indicator defined by IFRS and may not be comparable to similarly titled indicators used by other companies (see Section 3.1.5 Financial indicators not defined by IFRS).

Capital expenditure on property, plant and equipment and intangible assets: see CAPEX.

Change in working capital requirement: the change in working capital requirement includes:

- the Change in working capital requirement for operations, which is made up of (i) the changes in gross inventories, (ii) the change in gross trade receivables, and (iii) the change in trade payables for other goods and services;

- and the Change in working capital requirement excluding operations, which comprises the change in other assets and liabilities (excluding receivables and payables related to operating taxes and levies).

Commercial expenses and content costs: see External purchases.

Data on a comparable basis: data on a comparable basis: data with comparable methods, scope of consolidation and exchange rates are presented for the preceding period (see Section 3.1.5.1 Data on a comparable basis). The transition from data on a historical basis to data on a comparable basis consists of keeping the results for the year ended and restating the previous year in order to present financial data with comparable methods, scope of consolidation and exchange rates over comparable periods. The method used is to apply to the data of the corresponding period of the preceding year the methods and the scope of consolidation for the period ended, as well as the average exchange rates used for the consolidated income statement for the period ended. Changes in data on a comparable basis reflect organic business changes. Data on a comparable basis is not a financial indicator defined by IFRS and may not be comparable to similarly titled indicators used by other companies (see Section 3.1.5 Financial indicators not defined by IFRS).

Data on a historical basis: data for past periods as published in the consolidated financial statements for the current period.

Data services (Enterprise): see Revenues.

External data: data after elimination of internal flows between the consolidation scopes taken into consideration.

External purchases: external purchases include:

- Commercial expenses and content costs: purchases of handsets and other products sold, retail fees and commissions, advertising, promotional, sponsoring and rebranding expenses, and content costs;

- Service fees and inter-operator costs: network expenses and interconnection costs;

- Other network expenses and IT expenses: outsourcing expenses for operations and technical maintenance, IT expenses;

- and Other external purchases: overheads, real estate fees, purchases of other services and service fees, purchases of equipment and other supplies held in inventory, call center outsourcing expenses and other external services, net of capitalized goods and services produced.

Financial investments: acquisitions of investment securities (net of cash acquired) and changes in ownership interests with no gain of control in subsidiaries.

Fixed broadband ARPU: the average revenues per retail broadband access (xDSL, FTTx, 4G fixe, Cable, Satellite and Wimax) for the period are calculated by dividing the revenues for retail broadband services generated over the period in question by the weighted average number of accesses over the same period. The weighted average number of accesses is the average of monthly averages over the period in question. The monthly average is the arithmetic average of the number of accesses at the beginning and end of the month. The fixed broadband ARPU is expressed as the monthly revenues per access.

Fixed services: see Revenues.

IT & integration services (Enterprise): see Revenues.

Labor expenses: wages and employee benefit expenses (net of capitalized costs), employee profit-sharing expenses, and expenses relating to share-based compensation.

Mobile ARPU: the average revenues per mobile customer (Average Revenues Per User, ARPU) for the period are calculated by dividing (i) revenues for incoming and outgoing calls (voice, SMS and data), network access fees, value-added services and international roaming generated for the period in question, by (ii) the weighted average number of customers (excluding Machine to Machine - M2M customers) over the same period. The weighted average number of customers is the average of monthly averages over the period in question. The monthly average is the arithmetic average of the number of customers at the beginning and end of the month. Mobile ARPU is expressed in monthly revenues per customer.

Mobile equipment sales: see Revenues.

Mobile services: see Revenues.

Net financial debt: net financial debt as defined and used by Orange does not incorporate the Orange Bank activities for which this concept is not relevant. It consists of (a) financial liabilities excluding receivables from operations (translated at the closing rates) including derivatives (assets and liabilities), less (b) cash collateral paid, cash and cash equivalents and investments at fair value. In addition, financial instruments qualifying as cash flow hedges and net investment hedges are included in net financial debt but some of the items they hedge are not (future cash flows, net investment in a foreign currency operation). Effects on the hedge of these items are carried in other comprehensive income. As a consequence, the “equity components related to unmatured hedging instruments” are added to gross financial debt to offset this temporary difference (see Note 11.3 to the consolidated financial statements). Financial debt is not a financial indicator defined by IFRS and may not be comparable to similarly titled indicators used by other companies (see Section 3.1.5 Financial indicators not defined by IFRS).

372[Back to contents]

Number of employees (active employees at end of period): number of employees working on the last day of the reporting period, including both permanent contracts and fixed-term contracts.

Operating taxes and levies: taxes and levies including the Territorial Economic Contribution (CET) and the Flat-rate Tax on Network Enterprises (IFER) in France, fees for the use of frequencies and levies on telecommunication services.

Other external purchases: see External purchases.

Other network expenses and IT expenses: see External purchases.

Other operating expenses: see Other operating income and expenses.

Other operating income and expenses: other operating income net of other operating expenses. Other operating income and expenses include:

- Other operating income: mainly including income from universal service, late-payment interest on trade receivables, brand royalties and management fees invoiced to certain unconsolidated entities, tax credits and government grants, gains on real estate disposals, impaired proceeds from trade receivables, income relating to line damages, penalties and reimbursements from customers, and the Net Banking Income (NBI) of Orange Bank (net balance of income and expenses from banking operations prepared in accordance with generally accepted accounting principles in France in the banking sector);

- and Other operating expenses: mainly universal service expenses, impairment and losses on trade receivables of telecoms activities, litigation, and Orange Bank’s cost of banking credit risk.

Other operating income: see Other operating income and expenses.

Other revenues: see Revenues.

Reported EBITDA: operating income before depreciation and amortization, before effects resulting from business combinations, before reclassification of translation adjustment from liquidated entities, before impairment of goodwill and fixed assets, and before share of profits (losses) of associates and joint ventures (see Note 1 to the consolidated financial statements). Reported EBITDA is not a financial indicator defined by IFRS and may not be comparable to similarly titled indicators used by other companies (see Section 3.1.5 Financial indicators not defined by IFRS).

Revenues: revenues (see Note 1.1 to the consolidated financial statements) include by product lines:

- excluding Enterprise and International Carriers & Shared Services operating segments:

-  Mobile services: mobile services revenues include revenues from incoming and outgoing calls (voice, SMS and data) network access fees, value-added services, Machine-to-Machine (M2M), roaming revenues from customers of other networks (national and international roaming), revenues from Mobile Virtual Network Operators (MVNO) and from network sharing,

-  Mobile equipment sales: sales of subsidized and unsubsidized mobile devices and equipment, excluding sales of accessories,

-  Fixed services: fixed services revenues are made up of revenues from conventional fixed telephony, fixed broadband services, business solutions and networks (except the France operating segment, for which most business solutions and networks are carried by the Enterprise operating segment), and revenues from wholesale services (in particular national and international interconnections, unbundling and wholesale of telephone lines),

-  and Other revenues: sales and rentals of fixed equipment, sales of mobile accessories and other miscellaneous revenues;

- for the Enterprise operating segment:

- Voice services: include legacy voice offerings (PSTN access), Voice over Internet Protocol (VoIP) products, audio conference services, as well as incoming traffic for call centers,

- Data services: data services include the legacy data solutions still offered by Orange Business Services (Frame Relay, Transrel, leased lines, narrowband), and those having reached a certain maturity such as IP-VPN, and broadband infrastructure products such as satellite or fiber optic access. Data services also include satellite broadcasting services and Business Everywhere roaming offers,

- IT & integration services: include the unified communication and collaboration services (LAN and telephony, advising, integration, project management), hosting and infrastructure services (including Cloud Computing), applications services (customer relations management and other applications services), security services, video conferencing offers, as well as sales of equipment related to the above products and services,

- and Services and mobile equipment: they include mobile services (see above) and mobile equipment sales (see above) including sales of accessories;

- and for the International Carriers & Shared Services operating segment:

- the roll-out of the international and long-distance network, installation and maintenance of submarine cables, and sales and services to international carriers,

- and shared services, including support and cross-divisional functions spanning the entire Group, Sofrecom and its subsidiaries, the operations in Content and Audience, and the Orange brand. For the most part, shared services are rebilled to other operating segments through brand royalties, Group services fees and special case-by-case rebilling.

Service fees and inter-operator costs: see External purchases.

Services and mobile equipment (Enterprise): see Revenues.

Statutory data: data before elimination of internal flows between the consolidation scopes taken into consideration.

Voice services (Enterprise): see Revenues.

Wages and employee benefit expenses: see Labor expenses.

373[Back to contents]

[1] Step-up: a clause that triggers an increase in interest payments in the event of a downgrading of Orange’s long-term credit rating by the rating agencies, according to contractually defined rules. This clause may also stipulate a downward revision of the coupon interest rate in the event of an improvement in the rating, as long as the interest rate does not drop below the initial interest rate on the loan.

[2] Annex 3 of the Code. Table 8 on attendance fees is presented in Section 4.4.2.1 Attendance fees.

[3] Change in the stock market price, adjusted for actual dividend payments.

[4] The Organic cash flow means the cash generated by sales transactions once all costs and investments (excluding disbursements due to the acquisitions of licenses or spectrum) necessary for the business are paid. This indicator thus shows Orange’s capacity to generate cash to meet its financial obligations, pay dividends and provide for its financial capital expenditure.

[5] In light of the diversity of macroeconomic environments and legal frameworks in the countries where the Group operates, each business unit develops a compensation policy appropriate for its specific context; the compensation indicator is not relevant for the scope of the Group as a whole.